   As filed with the Securities and Exchange Commission on December 1, 2003


                                                    Registration No. 333-110615

================================================================================
                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                               -----------------

                            AMENDMENT NO. 1 TO THE

                                   FORM F-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                               -----------------

                          [NAME IN CHINESE CHARACTERS]


            (Exact name of Registrant as specified in its charter)

                     China Life Insurance Company Limited
                 (Translation of Registrant's name in English)

 The People's Republic of            6311                      None
          China
     (State or other          (Primary Standard          (I.R.S. Employer
     jurisdiction of              Industrial          Identification Number)
     incorporation or        Classification Code
      organization)                Number)

                               16 Chaowai Avenue
                               Chaoyang District
                             Beijing 100020, China
                               (86-10) 8565-9999
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)
                             CT Corporation System
                        111 Eighth Avenue, 13/th/ Floor
                           New York, New York 10011
                                (212) 894-8940
  (Address, including zip code, and telephone number, including area code, of
                              Agent for Service)
                               -----------------
                                With copies to:
              Wolcott B. Dunham, Jr.,      Gregory Miao, Esq.
                        Esq.            Susan J. Sutherland, Esq.
              James C. Scoville, Esq.    Skadden, Arps, Slate,
                Debevoise & Plimpton       Meagher & Flom LLP
                 2202 Jin Mao Tower     East Wing Office, Level 4
                88 Century Boulevard    China World Trade Center
               Shanghai 200121, China    No. 1 Jian Guo Men Wai
                 (86-21) 5047-1800               Avenue
                                         Beijing 100004, China
                                           (86-10) 6505-5511
                               -----------------
Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. [_]
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [_]
                               -----------------
                        CALCULATION OF REGISTRATION FEE
================================================================================

                                                                       Proposed
                                                                        Maximum         Proposed       Amount of
                                                      Amount to be     Offering     Maximum Aggregate Registration
 Title of Each Class of Securities to Be Registered   Registered(1) Price Per Share Offering Price(2)    Fee(3)
------------------------------------------------------------------------------------------------------------------
Overseas listed foreign-invested shares, or H shares, 7,441,175,000
 par value RMB 1.00 per share (4)                       H shares         $0.47       $3,497,352,250     $282,936

================================================================================
(1) The amount of shares registered includes any shares initially offered or sold outside the U.S. that are thereafter sold or resold in the U.S. Offers and sales of shares outside the U.S. are being made pursuant to Regulation
    S under the Securities Act of 1933 and are not covered by this Registration Statement.
(2) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933.

(3) Of which $202,250 has already been paid.


(4) American Depositary Shares issuable on deposit of the H shares registered hereby will be registered under a separate registration statement on Form F-6. Each American Depositary Share represents 40 H shares.




The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.



PROSPECTUS (Subject to Completion)


Issued December 1, 2003

[LOGO]

                     China Life Insurance Company Limited
                          [NAME IN CHINESE CHARACTERS]




                    153,676,475 AMERICAN DEPOSITARY SHARES


                      REPRESENTING 6,147,059,000 H SHARES


                               -----------------


China Life Insurance Company Limited is offering American depositary shares, or ADSs, representing its overseas listed foreign-invested shares, or H shares. Each ADS represents 40 H shares. We are selling 139,705,875 ADSs, representing 5,588,235,000 H shares. China Life Insurance (Group) Company, or CLIC, which is our controlling shareholder, also is selling 13,970,600 ADSs, representing 558,824,000 H shares. This is our initial public offering. We currently estimate that the initial public offering price per ADS will be between US$15.35 and US$18.80, equivalent to between HK$2.98 and HK$3.65 per H share at the exchange rate of HK$7.7660 to US$1.00, the noon buying rate on November 28, 2003.



This offering of ADSs is part of a global offering of an aggregate of 6,470,588,000 H shares, including a Hong Kong public offering of 323,529,000 H shares.


The ADSs have been approved for listing on the New York Stock Exchange, subject to official notification of issuance, under the symbol "LFC". We have applied for the listing of the H shares on the Hong Kong Stock Exchange under the stock code "2628".

                               -----------------

Investing in the ADSs involves risks. See "Risk Factors" beginning on page 22.

                               -----------------


                              Underwriting
                               Discounts               Proceeds to
                     Price to     and      Proceeds to the Selling
                      Public  Commissions      Us      Shareholder
                     -------- ------------ ----------- -----------
             Per ADS   US$        US$          US$         US$
             Total..   US$        US$          US$         US$
                       ===        ===          ===         ===


The information in the above table excludes H shares offered in the Hong Kong
public offering, with aggregate proceeds to us of HK$      . We and the selling
shareholder have granted to the underwriters an option to purchase up to an aggregate of 24,264,675 additional ADSs to cover over-allotments.


The United States Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the ADSs to purchasers in New York on
      , 2003. The ADSs are expected to commence trading on the New York Stock
Exchange on       , 2003. You may not be able to sell or otherwise deal in
these securities prior to the commencement of trading.

                            (in alphabetical order)

  China International       Citigroup               Credit Suisse First Boston Deutsche Bank Securities
  Capital Corporation

                       Financial Advisers to China Life
             China International Capital Corporation             Lehman Brothers

          , 2003

                               TABLE OF CONTENTS


                                                           Page
                                                           ----
                Prospectus Summary........................   1
                Risk Factors..............................  22
                Forward-Looking Statements................  38
                Exchange Rate Information.................  39
                Use of Proceeds...........................  41
                Dividend Policy...........................  42
                Capitalization............................  44
                Dilution..................................  45
                Selected Historical Consolidated Financial
                  Data....................................  46
                Unaudited Pro Forma Consolidated Financial
                  Data....................................  49
                Operating and Financial Review and
                  Prospects...............................  57
                Prospective Financial Information......... 110
                Embedded Value............................ 112
                Life Insurance Industry in China.......... 114
                Business.................................. 120
                Regulation................................ 157



                                                            Page
                                                            ----
                Management................................. 167
                Principal and Selling Shareholder.......... 173
                The Restructuring.......................... 174
                Relationship with CLIC..................... 184
                Description of Share Capital............... 193
                Description of American Depositary Receipts 207
                Shares Eligible for Future Sale............ 216
                Taxation................................... 217
                Enforceability of Civil Liabilities........ 224
                Underwriters............................... 226
                Legal Matters.............................. 237
                Experts.................................... 238
                Expenses Relating to this Offering......... 239
                Where You Can Find More Information........ 240
                Glossary................................... G-1
                Index to Consolidated Financial Statements. F-1
                Annex A--Actuarial Consultants' Report of
                  Tillinghast-Towers Perrin................ A-1
                Annex B--Valuation Report of Sallmanns (Far
                  East) Ltd................................ B-1


--------

   You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell these securities and seeking offers to buy these securities only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of the securities offered by this prospectus.

   Until       , 2003, all dealers that buy, sell or trade H shares or ADSs, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                                  CONVENTIONS

References

   References in this prospectus to "we", "us", "our" or "China Life" mean China Life Insurance Company Limited and, as the context may require, its subsidiaries. References to "CLIC" mean, prior to the restructuring described below, China Life Insurance Company and, as the context may require, its subsidiaries, and subsequent to the restructuring, China Life Insurance (Group) Company and, as the context may require, its subsidiaries, other than China Life.

   The statistical and market share information contained in this prospectus has been derived from government sources, including the China Insurance Yearbook 1999, the China Insurance Yearbook 2000, the China Insurance Yearbook 2001, the China Insurance Yearbook 2002, the China Insurance Yearbook 2003, the National Bureau of Statistics of China and other public sources. The information has not been verified by us independently. Unless otherwise indicated, market share information set forth in this prospectus is based on premium information as reported by the CIRC. The reported information includes premium information that is not determined in accordance with H.K. GAAP or U.S. GAAP. Our market share information set forth in this prospectus is estimated by computing the market share of our predecessor company, CLIC, and adjusting it to give effect to our restructuring, based on premiums determined in accordance with PRC GAAP. Under PRC GAAP, premiums include premiums and deposits.

   References to "China" or "PRC" mean the People's Republic of China, excluding, for purposes of this prospectus, Hong Kong, Macau and Taiwan. References to the "central government" mean the government of the PRC. References to "State Council" mean the State Council of the PRC. References to the "CIRC" mean the China Insurance Regulatory Commission. References to "MOF" or "Ministry of Finance" mean the Ministry of Finance of the PRC. References to "Ministry of Commerce" mean the Ministry of Commerce of the PRC, which assumed the regulatory functions of the former Ministry of Foreign Trade and Economic Cooperation of the PRC, or "MOFTEC".

   References to "HKSE" or "Hong Kong Stock Exchange" mean The Stock Exchange of Hong Kong Limited. References to "NYSE" or "New York Stock Exchange" mean New York Stock Exchange, Inc.

   References to an "affiliate" of a company mean any entity of, over or in which the company, alone or acting with others in concert, holds at least 30% of the issued share capital or exercises or controls the exercise of at least 30% of the voting power or has the power to elect a majority of the board of directors or otherwise exercises control.

   References to "effective date" mean June 30, 2003, the effective date of the restructuring under the restructuring agreement between CLIC and us.


   References to "Renminbi" or "RMB" in this prospectus mean the currency of the PRC, references to "U.S. dollars" or "US$" mean the currency of the United States of America, and references to "Hong Kong dollars", "H.K. dollars" or "HK$" mean the currency of the Hong Kong Special Administrative Region of the PRC.


   References to "U.S. GAAP" mean the generally accepted accounting principles in the United States, references to "H.K. GAAP" mean the generally accepted accounting principles in Hong Kong, and references to "PRC GAAP" mean the PRC Accounting Rules and Regulations for Business Enterprises. Unless otherwise indicated, our financial information presented in this prospectus has been prepared in accordance with H.K. GAAP.

   The glossary beginning on page G-1 of this prospectus sets forth the meaning of various insurance-related terms used in this prospectus, which are highlighted in bold where they first appear.


   Unless otherwise indicated, translations of RMB amounts into U.S. dollars in this prospectus have been made at the rate of US$1.00 to RMB 8.2776, the noon buying rate in The City of New York for cable transfers payable in foreign currencies as certified for customs purposes by the Federal Reserve Bank of New York on June 30, 2003. The noon buying rate on November 28, 2003 on this basis was RMB 8.2770 to US$1.00. No representation is made that Renminbi amounts could have been, or could be, converted into U.S. dollars at that rate on June 30, 2003 or at all.


   Any discrepancies in any table between totals and sums of the amounts listed are due to rounding.

   In connection with the offering of the ADSs and the H shares, the underwriters, for a limited period after the commencement of the offering of the ADSs offered hereby, may over-allot or effect transactions with a view to supporting market prices of the ADSs or H shares at levels higher than those which might otherwise prevail. However, the underwriters are not under any obligation to do this. Any stabilizing will be effected by one of the joint global coordinators, acting as stabilizing manager, or its agents. Such stabilizing, if commenced, may be discontinued at any time, and must be brought to an end after a limited period. For a description of these activities, see "Underwriters".

                              PROSPECTUS SUMMARY

   This summary highlights key information contained elsewhere in this prospectus. It may not contain all of the information that is important to you. You should read the entire prospectus, including "Risk Factors" and our consolidated financial statements and notes to those statements included in this prospectus, before making an investment decision. Our consolidated balance sheet data as of December 31, 2000, 2001 and 2002 and June 30, 2002 and 2003, and the profit and loss accounts data for the years ended December 31, 2000, 2001 and 2002 and for the six-month periods ended June 30, 2002 and 2003 present the financial results of our predecessor company, CLIC. The policies, contracts and assets retained by CLIC are not ours and will not be available to generate revenues for us in current or future periods. Therefore, to reflect our business more accurately as it will be operated following the restructuring, other than the data described in "Summary Historical Consolidated Financial Data", "Selected Historical Consolidated Financial Data" and "Operating and Financial Review and Prospects", or unless we otherwise state, all company data provided in this prospectus relate only to the policies and assets transferred to us in the restructuring. The glossary beginning on page G-1 of this prospectus sets forth the meaning of various insurance-related terms used in this prospectus, which are highlighted in bold where they first appear.

                                  China Life

   We are the leading life insurance company in China. We sell our products through the most extensive distribution network of exclusive agents, direct sales representatives and dedicated and non-dedicated agencies throughout China. We had more than 44 million individual and group life insurance policies, annuity contracts and long-term health insurance policies in force as of June 30, 2003. We also offer accident and short-term health insurance policies to individuals and groups.

   We are ranked number one in life insurance in China, with a market share of 45% in 2002, determined on a pro forma basis after giving effect to CLIC's restructuring described below. We are:

  . The leading provider of individual life insurance and annuity products, with a market share of 51% in 2002, nearly three times that of our nearest competitor.

  . A leading provider of group life insurance and annuity products, with a market share of 18% in 2002. We insure the employees of many of China's largest companies and institutions, including many of the Fortune Global 500 companies operating in China.

  . The leading accident insurance provider, with a market share of 69% in 2002, and a leading health insurance provider, with a market share of 34% in 2002 in this fast-growing market.

  . One of the largest asset managers and institutional investors, with investment assets of RMB 212,452 million (US$25,666 million), after giving effect to the restructuring, and, together with CLIC's investment assets, of RMB 335,840 million (US$40,572 million) as of June 30, 2003. Through an asset management joint venture established by us and CLIC, following the restructuring we are managing our investment assets and substantially all of those of CLIC. These assets under management accounted for more than one-half of all assets under management held by Chinese life insurance companies in 2002.

   We have been able to generate significant revenue growth and, on a pro forma basis after giving effect to the restructuring, we earned significant net profit in 2002 and in the six months ended June 30, 2003. Our total gross premiums and policy fees from the policies transferred to us in the restructuring grew from RMB 23,304 million (US$2,815 million) for the six months ended June 30, 2002 to RMB 25,403 million (US$3,069 million) for the six months ended June 30, 2003, representing an increase of 9.0%. Total deposits from the transferred policies grew from RMB 40,626 million (US$4,908 million) for the six months ended June 30, 2002 to RMB 58,417 million (US$7,057 million) for the six months ended June 30, 2003, representing an increase of 43.8%. Total gross premiums and policy fees from the transferred policies grew from RMB 21,107 million for the year ended December 31, 2000 to RMB 47,077 million (US$5,687 million) for the year ended December 31, 2002, representing a compound annual growth rate of 49.3%. Total deposits from the transferred policies grew from RMB 15,220 million for the year ended December 31, 2000 to RMB 58,572 million (US$7,076 million) for the year ended December 31, 2002, representing a compound annual growth rate of 96.2%. On a pro forma basis after giving effect to the restructuring, we had a net profit of RMB 3,128 million (US$378 million) for the six months ended June 30, 2003 and a net profit of RMB 4,524 million (US$547 million) for the year ended December 31, 2002.

   As the leading life insurance company in China, we believe we are well positioned to capitalize on the growing demand for life, annuity, accident and health insurance products in China. We believe several trends are increasing the demand for life insurance products in China. These include:

  . The rapid growth of China's economy in recent years, resulting in rising income per capita.

  . The continued growth of China's middle class and the ageing of its population.

  . The rapid change in China's social welfare system, shifting the provision of social welfare benefits from the state to a mix of private and public providers.

  . Increasing demand for sophisticated insurance and investment products, including participating products.

   Although the life insurance industry has grown significantly in recent years, the development of the life insurance market in China remains in its early stages. According to CIRC data, from 1999 through 2002, total life insurance premiums grew at a compound annual growth rate of 37.7%. Despite this growth, however, China's "life insurance depth" (the proportion of premiums to gross domestic product) was only 2.2% as of the end of 2002, and "life insurance density" (life insurance premiums per capita) was only RMB 177.04 (US$21.38) in 2002.

   We provide the following products and services:


   Individual Life Insurance. Our individual life insurance business offers life insurance and annuity products to individuals, primarily through a distribution force comprised of approximately 650,000 exclusive agents operating in approximately 8,000 field offices throughout China. We also sell individual life insurance and annuity products through non-dedicated agencies located in approximately 78,000 outlets of commercial banks, post offices and savings cooperatives throughout China. Our individual life insurance gross written premiums and policy fees from the transferred policies totaled RMB 20,370 million (US$2,461 million) for the six months ended June 30, 2003 and RMB 37,662 million (US$4,550 million) for the year ended December 31, 2002, constituting 80.2% and 80.0% of our total gross written premiums and policy fees for those periods. Our individual life insurance deposits from the transferred policies totaled RMB 53,271 million (US$6,436 million) for the six months ended June 30, 2003 and RMB 52,340 million (US$6,323 million) for the year ended December 31, 2002, constituting 91.2% and 89.4% of our total deposits for those periods. In connection with the restructuring, CLIC has transferred its entire exclusive agency sales force to us.



   Group Life Insurance. Our group life insurance business offers life insurance and annuity products to companies and institutions, primarily through approximately 10,000 direct sales representatives operating in more than 4,000 branch offices. We also sell our group life products through dedicated insurance agencies and insurance brokerage companies. Our group life insurance gross written premiums and policy fees from the transferred policies totaled RMB 267 million (US$32 million) for the six months ended June 30, 2003 and RMB 477 million (US$58 million) for the year ended December 31, 2002, constituting 1.1% and 1.0% of our total gross written premiums and policy fees for those periods. Our group life insurance deposits from the transferred policies totaled RMB 5,146 million (US$622 million) for the six months ended June 30, 2003 and RMB 6,232 million (US$753 million) for the year ended December 31, 2002, constituting 8.8% and 10.6% of our total deposits for those periods.

   Accident and Health Insurance. Our accident and health insurance business offers accident and health insurance products to individuals and groups, either as primary products, as riders or as supplementary products packaged with our life insurance and annuity products. We sell accident and health insurance products primarily through the same distribution channels that we use to sell our life insurance and annuity products. Our accident insurance gross written premiums from the transferred policies totaled RMB 2,359 million (US$285 million) for the six months ended June 30, 2003 and RMB 5,174 million (US$625 million) for the year ended December 31, 2002, constituting 9.3% and 11.0% of our total gross written premiums and policy fees for those periods. Our health insurance gross written premiums from the transferred policies totaled RMB 2,407 million (US$291 million) for the six months ended June 30, 2003 and RMB 3,764 million (US$455 million) for the year ended December 31, 2002, constituting 9.5% and 8.0% of our total gross written premiums and policy fees for those periods.

   Asset Management.   An asset management joint venture established by us and
CLIC manages our investment assets and, separately, substantially all of those of CLIC. Through this joint venture, we expect to be able to offer asset management products and services to other insurance companies. See "Business--Asset Management Business". We own 60% of the joint venture, with CLIC owning the remaining 40%.

Competitive Strengths

   As the leading provider of life insurance, annuity, accident insurance and health insurance products in China, we believe that our competitive strengths will enable us to benefit from the increasing demand for these products. Our competitive strengths include:

  . Leading position in the life insurance market in China. We are the leading life insurance company in China, with a market share of 45% in 2002. Among China's 31 provinces, autonomous regions and municipalities nationwide, we were the market leader in 29 in 2002.

  . Largest customer base nationwide. We are the only life insurance company in China with both a nationwide business license and a nationwide distribution network. We believe we have the largest customer base among all life insurance companies in China.

  . Most recognized life insurance brand name. We believe our history as the oldest and largest life insurance business in China, our leading market share and our nationwide customer base have given us the highest brand recognition of any life insurance company in China.


  . Largest, multi-channel distribution network. We believe we have the largest distribution force with the most extensive geographic reach as compared to any of our competitors. Throughout China, we have approximately 650,000 exclusive agents operating in approximately 8,000 field offices for our individual products and approximately 10,000 direct sales representatives in more than 4,000 branch offices for our group products.

  . Nationwide customer support. We believe we have the most extensive customer service network in the Chinese life insurance industry, with approximately 3,000 customer service units operating in our branch and field offices throughout China.

  . Leading asset manager. Assets under our management accounted for more than one-half of all investment assets under management by Chinese life insurance companies in 2002 based on CIRC data, making us one of the largest institutional investors in China in terms of assets under management.

  . Strong financial position. As of June 30, 2003, on a pro forma basis after giving effect to the restructuring, we had total net assets of RMB 36,182 million (US$4,371 million) and our solvency level was more than
      2.8 times the minimum regulatory requirement. On a pro forma basis after giving effect to the restructuring, we had a net profit of RMB 3,128 million (US$378 million) for the six months ended June 30, 2003 and a net profit of RMB 4,524 million (US$547 million) in 2002.

  . Experienced management team. Our management team has in-depth industry knowledge and extensive managerial experience in life insurance, finance and asset management.

Business Strategy

   Our goal is to build on our position as China's leading life insurance company and become one of the top life insurance companies worldwide. Our objectives are to achieve sustainable growth of our businesses and to create long-term shareholder value. To achieve these objectives, we intend to capitalize on our leading position in China's life insurance market.

   We intend to pursue the following business strategies:

  . Capitalize on our market leading position and capture the high growth opportunities in the Chinese life insurance market. We intend to capitalize on our market leading position in the Chinese life insurance market by pursuing the following growth strategies in our individual, group and accident and health insurance segments:

       -- Build on our leading market position in the mass market and focus on the emerging mass affluent market.

       -- Capture opportunities in the fast growing group pension and annuity businesses.

       -- Strengthen leadership in accident insurance and improve the financial performance of health insurance.

  . Capitalize on our existing customer base and provide products and services tailored to specific customer groups. As the leading provider in China's life insurance market, we have a broader customer base than any of our competitors. We intend to capitalize on the relationship with our existing customers by offering value-added products and services that meet their specific requirements and providing the highest level of customer support in China.

  . Enhance the productivity of our core distribution channels and expand our multi-channel distribution network. We intend to implement the following measures to further enhance the productivity of our core distribution channels and broaden the reach of our multi-channel distribution network:

       -- We believe we have the largest exclusive agency distribution system in China, and will seek to enhance this competitive advantage by improving our agent recruitment, training, performance evaluation process and compensation scheme.

       -- We will continue to enhance the skills and professional expertise of our direct sales force for group insurance.

       -- We will continue to dedicate substantial resources to develop our bancassurance business.

       -- We are exploring opportunities to develop the distribution of products through other channels, including dedicated insurance agencies, insurance brokerage companies and the Internet.

  . Build on our widely recognized brand name. We will continue to build on China Life's reputation as a provider of comprehensive and competitive products and solutions and of reliable and convenient services.

  .   Build on our competitive product design capabilities to meet changing
      customer needs.   We will seek to develop products and services which
      meet the requirements of specific customer groups and generate attractive margins.

  . Build on our asset management strength. We will seek to improve our technological and managerial skills and enhance our ability to match the duration of our assets and liabilities with a view to reducing risk and improving profitability.

  . Strengthen risk management. We plan to devote significant resources to enhance our risk management policies and procedures in light of our rapidly developing business.

  . Continue to enhance efficiency through active cost control management. To enhance our efficiency further, we are consolidating functions and management layers in our organizational structure at both the headquarters and local branch levels.

  . Implement advanced information technology systems. Relying on advanced information technology, we intend to build on our capacity to respond to market feedback and various contingencies.

  . Enhance performance-oriented corporate structure and compensation systems. We are dedicated to improving the performance orientation of our organizational structure and our compensation systems.

  . Continue to enhance training and development. We seek to attract and retain the most talented individuals in the industry and improve their skills, productivity and career development opportunities.

   For more information on our business strategies, see "Business--Business Strategy".

Risks Relating to Our Business

   As part of your evaluation of our company, you should take into account the risks we face in our business and not solely our competitive strengths and strategies. These risks include:

  . Our ability to attract and retain productive agents and maintain their qualifications and registrations.

  .   Our ability to develop other distribution channels for our products.

  .   The effect of any agent or employee misconduct.

  . Our ability to attract and retain key personnel, including senior management, underwriting personnel, actuaries, information technology specialists, investment managers and other professionals.

  . The effect of interest rate changes, and constraints on our ability to match the duration of our assets and liabilities, which makes us more exposed to interest rate changes.

  .   Risks relating to our investments.

  . Differences in future actual claims results from the assumptions used in pricing and establishing reserves for our insurance and annuity products.

  .   Competition in the Chinese insurance industry.

  .   Risks relating to the restructuring.

   For more information about these and other risks, see "Risk Factors" beginning on page 22. You should consider these risk factors carefully together with all the other information included in this prospectus.

Our Restructuring

   The following charts set out our corporate structure before the restructuring, after the restructuring but before the global offering, and after the global offering.

     Before the restructuring:

                                  [ORGANIZATIONAL CHART]





     After the restructuring, but before the global offering:


     LOGO

   After the global offering:

                             [ORGANIZATIONAL CHART]


--------
(1) Assuming the over-allotment option is not exercised.

   We were formed on June 30, 2003 as a joint stock company in connection with CLIC's restructuring. In connection with the restructuring, CLIC transferred to us (1) all long-term insurance policies (policies having a term of more than one year from the date of issuance) issued on or after June 10, 1999, having policy terms approved by or filed with the CIRC on or after June 10, 1999 and either (i) recorded as a long-term insurance policy as of June 30, 2003 in a database attached to the restructuring agreement as an annex or (ii) having policy terms for group supplemental medical insurance (fund type), (2) stand-alone short-term policies (policies having a term of one year or less from the date of issuance) issued on or after June 10, 1999 and (3) all riders supplemental to the policies described in clauses (1) and (2) above, together with the reinsurance contracts specified in an annex to the restructuring agreement. We refer to these policies in this prospectus as the "transferred policies". All other insurance policies were retained by CLIC. We refer to these policies as the "non-transferred policies". We assumed all obligations and liabilities of CLIC under the transferred policies. CLIC continues to be responsible for its liabilities and obligations under the non-transferred policies. See "The Restructuring".

   The business constituted by the policies and assets transferred to us and the obligations and liabilities assumed by us and the business constituted by the policies, assets, obligations and liabilities retained by CLIC were, prior to the restructuring, under common management from a number of significant aspects. The restructuring was effected through a restructuring agreement entered into with CLIC on September 30, 2003, with retroactive effect to June 30, 2003. Pursuant to PRC law and the restructuring agreement, the transferred policies were transferred to us as of June 30, 2003; however, for accounting purposes the restructuring is treated as having occurred on September 30, 2003. Therefore, our consolidated balance sheet data as of December 31, 2000, 2001 and 2002 and June 30, 2002 and 2003, and the profit and loss accounts data for the years ended December 31, 2000, 2001 and 2002 and for the six-month periods ended June 30, 2002 and 2003, present the financial results of our predecessor company, CLIC.

   The policies, contracts and assets retained by CLIC are not ours and will not be available to generate revenues for us in the current or future periods. Therefore, to reflect our business more accurately as it will be operated following the restructuring, other than the data described in "Selected Historical Consolidated Financial Data" and "Operating and Financial Review and Prospects", or unless we otherwise state, all company data provided in this prospectus, including data concerning premiums, deposits, policy fees, insurance policies, annuity contracts, agents, personnel, offices, distribution channels and investment assets, do not include the data of any of the policies, contracts and investment assets that are included in our historical consolidated financial statements but were retained by CLIC in connection with the restructuring.

   We have agreed to provide policy management and other services to CLIC, and CLIC will remain our majority shareholder. In connection with the restructuring, CLIC changed its name from China Life Insurance Company to China Life Insurance (Group) Company. CLIC is a state-owned enterprise. Accordingly, the PRC government has the power, through CLIC, so long as CLIC holds the majority of our shares, subject to our articles of association and applicable laws, to control the composition of our board of directors and, through the board, to exercise significant influence over the company's management and policies. In exercising this power, CLIC is subject to PRC laws and regulations, as well as the applicable laws, regulations and listing rules of the jurisdictions or exchanges in or on which our securities are sold or traded.

   CLIC's restructuring was approved by the State Council and the CIRC.

   Our principal executive and registered offices are located at 16 Chaowai Avenue, Chaoyang District, Beijing 100020, China. Our telephone number is (86-10) 8565-9999.

                              THE GLOBAL OFFERING

   Unless otherwise indicated, information in this prospectus assumes that the underwriters will not exercise the over-allotment option to purchase additional ADSs. See "Underwriters".


Offering by us..............  147,058,825 ADSs representing 5,882,353,000 H shares (including 323,529,000 H shares offered to the public in Hong Kong).



Offering by the selling
  shareholder...............  CLIC is selling 14,705,875 ADSs, representing
                              588,235,000 H shares, in the global offering. As a result of the global offering, CLIC's ownership interest in China Life will be reduced from 100.0% to 75.0%, or 72.2% if the underwriters' over-allotment option is exercised in full.


Global offering.............  The global offering consists of this U.S.
                              offering, the international offering and the Hong Kong public offering.


    U.S. offering...........  3,073,530,000 H shares in the form of H shares or
                              ADSs in a public offering in the United States and on a private placement basis in Canada.



    International offering..  3,073,529,000 H shares in the form of H shares or
                              ADSs offered outside the United States and Canada, including to professional and institutional investors in Hong Kong.



    Hong Kong public offering 323,529,000 H shares offered for public subscription in Hong Kong. The Hong Kong public offering is conditional upon the listing committee of the Hong Kong Stock Exchange granting the listing of and permission to trade in the H shares offered in the global offering. If the number of H shares validly applied for in the Hong Kong public offering represents a multiple of: (1) 15 times or more but less than 50 times, (2) 50 times or more but less than 100 times, or (3) 100 times or more than 100 times, the number of H shares initially available in such offering, then an additional 161,765,000 H shares, 323,530,000 H shares or 970,589,000 H shares, respectively, will be reallocated to the Hong Kong public offering, such that the additional H shares, when aggregated with the H shares initially available in the Hong Kong public offering, will represent approximately 7.5% in the case of (1) above, 10% in the case of
                              (2) above and 20% in the case of (3) above, of the total number of H shares initially available under the global offering, without giving effect to the underwriters' over-allotment option. In such case, the number of ADSs allocated to the U.S. offering and/or the international offering will be reduced correspondingly, in such manner as the joint global coordinators deem appropriate. Any unsold H shares in the Hong Kong public offering may be reallocated to the U.S. offering and the international offering. The joint global coordinators also have discretion to reallocate additional H shares to the Hong Kong public offering from the U.S. offering and/or the international offering.

Over-allotment option.......  We and the selling shareholder have granted an option to the underwriters to purchase an aggregate of 24,264,675 additional ADSs representing 970,587,000 H shares, at the initial public offering price, exercisable in whole or in part by the underwriters.


Lock-ups....................  We and CLIC have agreed with the underwriters to a lock-up of shares for a period of 180 days. See "Underwriters".


Price per ADS or H share in
  the U.S. and international
  offerings.................  The initial public offering price per ADS will be between US$15.35 and US$18.80, equivalent to between HK$2.98 and HK$3.65 per H share at the exchange rate of HK$7.7660 to US$1.00, the noon buying rate on November 28, 2003. The initial public offering price for ADSs under the U.S. and international offerings is payable in U.S. dollars and the initial public offering price for H shares under the Hong Kong public offering, the U.S. offering and the international offering is payable in Hong Kong dollars. The price per ADS and price per H share will include any brokerage fees, Hong Kong Securities and Futures Commission transaction levies, investor compensation levies and Hong Kong Stock Exchange trading fees payable in connection with the initial sale and purchase of the ADSs and H shares. These fees and levies will be paid to the relevant authorities or brokers by us and the selling shareholder.



Price per H share in the
  Hong Kong public offering.  The initial public offering price per H share in the Hong Kong public offering, when increased by a 1.0% brokerage fee, a 0.005% Hong Kong Securities and Futures Commission transaction levy, a 0.002% investor compensation levy and a 0.005% Hong Kong Stock Exchange trading fee payable by purchasers, is effectively equivalent to the initial public offering price per ADS in the U.S. and international offerings, based on an exchange rate of HK$7.7660 to US$1.00, the noon buying rate on November 28, 2003, and adjusted for the ratio of 40 H shares per ADS.



ADSs........................  Each ADS represents 40 H shares. The ADSs will be evidenced by American Depositary Receipts, or ADRs. To understand the terms of the related ADRs, you should carefully read the section in this prospectus entitled "Description of American Depositary Receipts". We also encourage you to read the deposit agreement, which is filed as an exhibit to the registration statement of which this prospectus forms a part.



H shares to be outstanding
  immediately after this
  global offering...........  6,470,588,000 H shares, or 7,441,175,000 H shares if the underwriters' over-allotment option is exercised in full.

Timing of global offering...  The following is a tentative timetable of key events in the global offering:


             Hong Kong public offering commences  Business day 1
                                                  (Hong Kong time)

             Hong Kong public offering closes     Business day 4
                                                  (Hong Kong time)

             Pricing of global offering           Business day 4
                                                  (New York time)

             Final allocation of H shares         Business day 8
                                                  (Hong Kong time)

             Trading of ADSs commences on the New Business day 8
             York Stock Exchange                  (New York time)

             Trading of H shares commences on the Business day 9
             Hong Kong Stock Exchange             (Hong Kong time)



Gap between pricing and
  trading of H shares.......  The H shares offered in the global offering will not commence trading on the Hong Kong Stock
                              Exchange until all of the conditions contained in the underwriting agreement for the Hong Kong public offering have been satisfied, which is expected to be five Hong Kong business days after the date of pricing of the H shares. The ADSs offered in the global offering are expected to commence trading on the New York Stock Exchange on the business day in New York immediately preceding the day when trading of the H shares commences on the Hong Kong Stock Exchange. You will not be able to sell or otherwise deal in the H shares or ADSs prior to the commencement of their trading on the Hong Kong Stock Exchange or the New York Stock Exchange.


Payment and delivery........  The underwriters expect to deliver the ADSs in
                              New York, New York to purchasers on       , 2003.


Use of proceeds.............  We estimate that the net proceeds received by us from the offering will be approximately US$2,374 million, after deducting the underwriting discounts and expenses payable by us in the global offering and assuming an initial public offering price of US$17.08 per ADS, the midpoint of the range set forth on the cover page of this prospectus. We expect to use the net proceeds from this offering for general corporate purposes and to strengthen our capital base.



                              We estimate that the net proceeds received by CLIC from the offering will be approximately US$237 million, after deducting the underwriting discount and estimated offering expenses payable by CLIC. We will not receive any of the proceeds from the sale of shares by CLIC. In accordance with PRC regulations, CLIC will be required to contribute the net proceeds it receives from this offering to the Chinese National Social Security Fund.

Dividend policy.............  We intend to declare and pay annual cash dividends to shareholders. Our decision to pay any dividend will depend on our results of operations and cash flows, our financial position, solvency requirements, our shareholders' interests, general business conditions, our future prospects, statutory and regulatory restrictions on the payment of dividends by us and other factors that our board of directors deems relevant. We are required to make allocations to statutory funds from our after-tax income. The payment of any dividend by us must be approved by our shareholders. Subject to these considerations and constraints, we expect to begin paying dividends in 2005. See "Dividend Policy".

Listings....................  Our ADSs have been approved for listing on the
                              New York Stock Exchange, subject to official notification of issuance, under the symbol "LFC". We have applied to list our H shares on the Hong Kong Stock Exchange under the stock code "2628".

                SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA

   The following tables set forth our summary consolidated financial information. We have derived the summary consolidated financial information as of and for the years ended December 31, 2000, 2001 and 2002 and as of and for the six-month periods ended June 30, 2002 and 2003 from our audited consolidated financial statements included elsewhere in this prospectus. As described below, these financial statements present the financial results of our predecessor company, CLIC. The financial statements are prepared and presented in accordance with H.K. GAAP. For a reconciliation of our net profit and owners' equity to U.S. GAAP, see Note 26 of the notes to the financial statements included elsewhere in this prospectus.

   We were formed on June 30, 2003 in connection with CLIC's restructuring. In connection with the restructuring, CLIC transferred to us (1) all long-term insurance policies (policies having a term of more than one year from the date of issuance) issued on or after June 10, 1999, having policy terms approved by or filed with the CIRC on or after June 10, 1999 and either (i) recorded as a long-term insurance policy as of June 30, 2003 in a database attached to the restructuring agreement as an annex or (ii) having policy terms for group supplemental medical insurance (fund type), (2) stand-alone short-term policies (policies having a term of one year or less from the date of issuance) issued on or after June 10, 1999, and (3) all insurance policies supplemental to the policies described in clauses (1) and (2) above, together with the reinsurance contracts specified in an annex to the restructuring agreement. All other insurance policies were retained by CLIC. We assumed all obligations and liabilities of CLIC under the transferred policies. CLIC continues to be responsible for its liabilities and obligations under the non-transferred policies following the restructuring. The restructuring was effected through a restructuring agreement entered into with CLIC on September 30, 2003, with retroactive effect to June 30, 2003. Pursuant to PRC law and the restructuring agreement, the transferred policies were transferred to us as of June 30, 2003; however, for accounting purposes the restructuring is treated as having occurred on September 30, 2003. The business constituted by the policies and assets transferred to us and the obligations and liabilities assumed by us and the business constituted by the policies, assets, obligations and liabilities retained by CLIC were, prior to the restructuring, under common management from a number of significant aspects. Therefore, our consolidated balance sheet data as of December 31, 2000, 2001 and 2002 and June 30, 2002 and 2003, and the profit and loss accounts data for the years ended December 31, 2000, 2001 and 2002 and for the six-month periods ended June 30, 2002 and 2003, present the financial results of our predecessor company, CLIC, and they will not necessarily be indicative of our future earnings, cash flows or financial position as a stand-alone company.

   You should read this information in conjunction with the rest of the prospectus, including our audited consolidated financial statements and the accompanying notes and "Operating and Financial Review and Prospects" included elsewhere in this prospectus.

                                                                                       For the six months ended
                                                     For the year ended December 31,           June 30,
                                                    ---------------------------------  ------------------------
                                                      2000     2001     2002    2002     2002     2003    2003
                                                    -------  -------  -------  ------  -------  -------  ------
                                                      RMB      RMB      RMB     US$      RMB      RMB     US$
                                                                (in millions, except per share data)
Consolidated Profit and Loss Accounts Data
H.K. GAAP

Revenues
Gross written premiums and policy fees.............  44,714   56,869   68,769   8,308   34,164   36,091   4,360
Less: premiums ceded to reinsurers.................  (1,501)  (1,655)  (1,869)   (226)    (765)    (690)    (83)
                                                    -------  -------  -------  ------  -------  -------  ------
Net written premiums and policy fees...............  43,213   55,214   66,900   8,082   33,399   35,401   4,277
Net change in unearned premium reserves............    (314)    (248)    (476)    (58)     306       17       2
                                                    -------  -------  -------  ------  -------  -------  ------
Net premiums earned and policy fees................  42,899   54,966   66,424   8,025   33,705   35,418   4,279
                                                    -------  -------  -------  ------  -------  -------  ------
Net investment income..............................   4,374    6,276    8,347   1,008    3,991    5,070     612
Net realized gains/(losses) on investments.........     (23)      (6)     266      32      684      691      83
Net unrealized gains/(losses) on investments.......     298     (322)  (1,067)   (129)     (75)     280      34
Other income.......................................     827      293      338      41      121      122      15
                                                    -------  -------  -------  ------  -------  -------  ------
Total revenues.....................................  48,375   61,207   74,308   8,977   38,426   41,581   5,023
                                                    -------  -------  -------  ------  -------  -------  ------
Benefits, claims and expenses
Insurance benefits and claims
  Life insurance death and other benefits..........  (8,467) (10,099)  (7,010)   (847)  (3,869)  (4,580)   (553)
  Accident and health claims and claim adjustment
   expenses........................................  (2,767)  (3,829)  (4,053)   (490)  (1,959)  (2,455)   (297)
  Increase in future life policyholder benefits.... (27,738) (33,121) (45,374) (5,482) (22,793) (23,192) (2,802)
Policyholder dividends and participation in profits      (7)    (177)    (641)    (77)    (310)    (862)   (104)
Amortization of deferred policy acquisition costs..  (1,745)  (3,024)  (3,832)   (463)  (2,102)  (2,648)   (320)
Underwriting and policy acquisition costs..........  (3,073)  (2,176)  (1,661)   (201)    (822)    (708)    (86)
Administrative expenses............................  (4,318)  (5,100)  (6,162)   (744)  (2,916)  (3,005)   (363)
Other operating expenses...........................  (2,602)  (1,110)    (634)    (77)    (316)    (704)    (85)
Interest expense on bank borrowings................     (29)      (5)      (7)     (1)      (4)      (5)     (1)
Interest credited to policyholder contract deposits  (4,505)  (5,799)  (7,095)   (857)  (3,209)  (4,109)   (496)
Statutory insurance levy...........................     (59)     (64)     (73)     (9)     (30)     (38)     (5)
                                                    -------  -------  -------  ------  -------  -------  ------
Total benefits, claims and expenses................ (55,310) (64,504) (76,542) (9,247) (38,330) (42,306) (5,111)
                                                    -------  -------  -------  ------  -------  -------  ------
Profit/(loss) before income tax expense and
 minority interests................................  (6,935)  (3,297)  (2,234)   (270)      96     (725)    (88)
Income tax expense.................................     (14)      (4)     (14)     (2)      (3)      (8)     (1)
                                                    -------  -------  -------  ------  -------  -------  ------
Profit/(loss) before minority interests............  (6,949)  (3,301)  (2,248)   (272)      93     (733)    (89)
Minority interests.................................     (41)       6       (2)     (0)      (2)      19       2
                                                    -------  -------  -------  ------  -------  -------  ------
Net profit/(loss)..................................  (6,990)  (3,295)  (2,250)   (272)      91     (714)    (86)
                                                    =======  =======  =======  ======  =======  =======  ======
U.S. GAAP
  Revenues.........................................  48,375   61,207   74,308   8,977   38,426   41,581   5,023
  Net profit/(loss)................................  (7,026)  (3,336)  (2,317)   (280)      61    (556)    (67)
  Net profit/(loss) per share/(1)/.................   (0.35)   (0.17)   (0.12)  (0.01)    0.00   (0.03)  (0.00)
  Net profit/(loss) per ADS/(1)/...................  (14.05)   (6.67)   (4.63)  (0.56)    0.12    (1.11)  (0.13)

--------

(1) The 20,000,000,000 shares issued to CLIC in the restructuring have been given retroactive treatment for purposes of computing per share and per ADS amounts. Each ADS represents 40 H shares. Any discrepancies in the table between the amounts per share and the amounts per ADS are due to rounding.

                                                               As of December 31,                  As of June 30,
                                                     -------------------------------------  ---------------------------
                                                       2000      2001      2002      2002     2002      2003      2003
                                                     --------  --------  --------  -------  --------  --------  -------
                                                       RMB       RMB       RMB       US$      RMB       RMB       US$
                                                                                (in millions)
Consolidated Balance Sheet Data
H.K. GAAP

Assets

Investments
  Fixed maturity securities.........................   37,684    53,284    76,337    9,222    61,449    82,017    9,908
  Equity securities.................................    6,794     7,698    12,171    1,470     7,084    14,797    1,788
  Term deposits.....................................   39,653    76,083   123,675   14,941    97,798   142,043   17,160
  Statutory deposits--restricted....................       40       990       991      120       991       992      120
  Investments in associated companies...............    2,031     2,036     2,035      246     2,027     1,993      241
  Policy loans......................................      109       107       106       13       105       136       16
  Securities purchased under agreements to resell...   19,840    30,480    36,388    4,396    46,247    70,061    8,464
  Other.............................................      572       336       231       28       299       209       25
  Cash and cash equivalents.........................   23,275    17,855    14,529    1,755    17,575    23,592    2,850
                                                     --------  --------  --------  -------  --------  --------  -------
Total investments...................................  129,998   188,869   266,463   32,191   233,575   335,840   40,572
                                                     --------  --------  --------  -------  --------  --------  -------
Other assets
  Accrued investment income.........................    3,033     3,527     4,198      507     4,003     4,277      517
  Premiums receivable...............................    1,388     1,844     1,757      212     2,878     3,282      396
  Reinsurance assets................................      970     1,100     1,224      148     1,091       971      117
  Deferred policy acquisition costs.................    5,996    10,893    18,084    2,185    14,185    21,282    2,571
  Property, plant and equipment, net of accumulated
   depreciation.....................................   15,617    18,347    18,457    2,230    18,237    18,610    2,249
  Other.............................................    5,375     3,528     3,587      433     4,176     3,676      444
                                                     --------  --------  --------  -------  --------  --------  -------
Total other assets..................................   32,379    39,239    47,307    5,715    44,570    52,098    6,294
                                                     --------  --------  --------  -------  --------  --------  -------
Total assets........................................  162,377   228,108   313,770   37,906   278,145   387,938   46,866
                                                     ========  ========  ========  =======  ========  ========  =======
Liabilities and equity

Liabilities
  Future life policyholder benefits.................  226,868   259,989   305,363   36,890   282,782   328,555   39,692
  Policyholder contract deposits and other funds....   89,373   105,609   156,273   18,879   139,575   210,975   25,487
  Unearned premium reserves.........................    4,131     4,441     5,036      608     4,058     4,719      570
  Reserves for claims and claim adjustment
   expenses.........................................      716       867       879      106     1,010       910      110
  Annuity and other insurance balances payable......    4,029     6,362     8,057      973     8,257     7,987      965
  Premiums received in advance......................      735     1,481     1,767      213     1,231     1,860      225
  Policyholder deposits.............................      694       629       592       72       609       570       69
  Policyholder dividends payable....................        2       177       688       83       390     1,599      193
  Securities sold under agreements to repurchase....       90    14,608     3,602      435     4,501        --       --
  Bank borrowings...................................      921       379       313       38       325       311       38
  Provision.........................................       73       330       445       54       388       460       56
  Other liabilities.................................    3,489     4,206     4,716      570     4,967     4,800      580
  Statutory insurance fund..........................    1,132     1,215     1,337      162     1,269     1,399      169
                                                     --------  --------  --------  -------  --------  --------  -------
Total liabilities...................................  332,253   400,293   489,068   59,083   449,362   564,145   68,153
                                                     --------  --------  --------  -------  --------  --------  -------
Commitments and contingencies.......................       --        --        --       --        --        --       --
Minority interests..................................      169       163       165       20       164       146       18
Owners' equity...................................... (170,045) (172,348) (175,463) (21,197) (171,381) (176,353) (21,305)
                                                     --------  --------  --------  -------  --------  --------  -------
Total liabilities and equity........................  162,377   228,108   313,770   37,906   278,145   387,938   46,866
                                                     ========  ========  ========  =======  ========  ========  =======
U.S. GAAP
  Total assets......................................  162,307   227,997   313,592   37,884   278,004   387,918   46,864
  Total liabilities.................................  332,253   400,293   489,068   59,083   449,362   564,145   68,153
  Owners' equity.................................... (170,115) (172,459) (175,641) (21,219) (171,522) (176,373) (21,307)

            SUMMARY UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA

   The summary unaudited pro forma consolidated financial information for the year ended December 31, 2002, for the six-month periods ended June 30, 2002 and 2003 and as of June 30, 2003 has been prepared in accordance with H.K. GAAP and gives effect to the restructuring as if it had occurred at the start of the year ended December 31, 2002 or at the start of the six-month periods ended June 30, 2002 or 2003, respectively, for purposes of the pro forma consolidated profit and loss accounts data and on June 30, 2003 for purposes of the pro forma consolidated balance sheet data.

   Although we believe it reflects all significant adjustments necessary to give effect to the restructuring as set forth above, the summary unaudited pro forma consolidated financial information is provided for illustrative purposes only and does not necessarily represent what our consolidated financial results actually would have been if the transactions had in fact occurred on those dates and is not necessarily representative of our financial results for any future periods. The notes to the pro forma consolidated financial data contain a more detailed discussion of how the adjustments described above are presented. For an explanation of the pro forma adjustments set forth below, see "Unaudited Pro Forma Consolidated Financial Data" and the historical consolidated financial statements and accompanying notes of China Life included elsewhere in this prospectus.

                                                            For the six months ended June 30, 2003
                                                          -----------------------------------------
                                                          Historical Adjustments Pro Forma Pro Forma
                                                          ---------- ----------- --------- ---------
                                                             RMB         RMB        RMB       US$
                                                                        (in millions)
Pro Forma Consolidated Profit and Loss Accounts Data
H.K. GAAP

Revenues
Gross written premiums and policy fees...................   36,091     (10,688)    25,403    3,069
Less: premiums ceded to reinsurers.......................     (690)         --       (690)     (83)
                                                           -------     -------    -------   ------
Net written premiums and policy fees.....................   35,401     (10,688)    24,713    2,986
Net change in unearned premium reserves..................       17          --         17        2
                                                           -------     -------    -------   ------
Net premiums earned and policy fees......................   35,418     (10,688)    24,730    2,988
                                                           -------     -------    -------   ------
Net investment income....................................    5,070      (2,032)     3,038      367
Net realized gains/(losses) on investments...............      691        (271)       420       51
Net unrealized gains/(losses) on investments.............      280        (110)       170       21
Other income.............................................      122         842        964      116
                                                           -------     -------    -------   ------
Total revenues...........................................   41,581     (12,259)    29,322    3,542
                                                           -------     -------    -------   ------
Benefits, claims and expenses
Insurance benefits and claims
 Life insurance death and other benefits.................   (4,580)      2,946     (1,634)    (197)
 Accident and health claims and claim adjustment expenses   (2,455)         --     (2,455)    (297)
 Increase in future life policyholder benefits...........  (23,192)     10,638    (12,554)  (1,517)
Policyholder dividends and participation in profits......     (862)         --       (862)    (104)
Amortization of deferred policy acquisition costs........   (2,648)         --     (2,648)    (320)
Underwriting and policy acquisition costs................     (708)        442       (266)     (32)
Administrative expenses..................................   (3,005)        175     (2,830)    (342)
Other operating expenses.................................     (704)        505       (199)     (24)
Interest expense on bank borrowings......................       (5)          5         --       --
Interest credited to policyholder contract deposits......   (4,109)      2,832     (1,277)    (154)
Statutory insurance levy.................................      (38)         --        (38)      (5)
                                                           -------     -------    -------   ------
Total benefits, claims and expenses......................  (42,306)     17,543    (24,763)  (2,992)
                                                           -------     -------    -------   ------
Profit/(loss) before income tax expense and minority
  interests..............................................     (725)      5,284      4,559      551
Income tax expense.......................................       (8)     (1,406)    (1,414)    (171)
                                                           -------     -------    -------   ------
Profit/(loss) before minority interests..................     (733)      3,878      3,145      380
Minority interests.......................................       19         (36)       (17)      (2)
                                                           -------     -------    -------   ------
Net profit/(loss)........................................     (714)      3,842      3,128      378
                                                           -------     -------    -------   ------
U.S. GAAP
 Net profit..............................................                           3,128      378

                                                                   For the six months ended
                                                                        June 30, 2002
                                                               -------------------------------
                                                               Historical Adjustments Pro Forma
                                                               ---------- ----------- ---------
                                                                      (RMB in millions)
H.K. GAAP
Revenues
Gross written premiums and policy fees........................   34,164     (10,860)    23,304
Less: premiums ceded to reinsurers............................     (765)         --       (765)
                                                                -------     -------    -------
Net written premiums and policy fees..........................   33,399     (10,860)    22,539
Net change in unearned premium reserves.......................      306          --        306
                                                                -------     -------    -------
Net premiums earned and policy fees...........................   33,705     (10,860)    22,845
                                                                -------     -------    -------
Net investment income.........................................    3,991      (1,977)     2,014
Net realized gains/(losses) on investments....................      684        (337)       347
Net unrealized gains/(losses) on investments..................      (75)         37        (38)
Other income..................................................      121         851        972
                                                                -------     -------    -------
Total revenues................................................   38,426     (12,286)    26,140
                                                                -------     -------    -------
Benefits, claims and expenses
Insurance benefits and claims
 Life insurance death and other benefits......................   (3,869)      2,753     (1,116)
 Accident and health claims and claim adjustment expenses.....   (1,959)         --     (1,959)
 Increase in future life policyholder benefits................  (22,793)      9,527    (13,266)
Policyholder dividends and participation in profits...........     (310)          2       (308)
Amortization of deferred policy acquisition costs.............   (2,102)         --     (2,102)
Underwriting and policy acquisition costs.....................     (822)        644       (178)
Administrative expenses.......................................   (2,916)        156     (2,760)
Other operating expenses......................................     (316)        160       (156)
Interest expense on bank borrowings...........................       (4)          4         --
Interest credited to policyholder contract deposits...........   (3,209)      2,524       (685)
Statutory insurance levy......................................      (30)         --        (30)
                                                                -------     -------    -------
Total benefits, claims and expenses...........................  (38,330)     15,770    (22,560)
                                                                -------     -------    -------
Profit/(loss) before income tax expense and minority interests       96       3,484      3,580
Income tax expense............................................       (3)     (1,003)    (1,006)
                                                                -------     -------    -------
Profit/(loss) before minority interests.......................       93       2,481      2,574
Minority interests............................................       (2)         (9)       (11)
                                                                -------     -------    -------
Net profit/(loss).............................................       91       2,472      2,563
                                                                =======     =======    =======
U.S. GAAP
 Net profit...................................................                           2,563

                                                             For the year ended December 31, 2002
                                                          -----------------------------------------
                                                          Historical Adjustments Pro Forma Pro Forma
                                                          ---------- ----------- --------- ---------
                                                             RMB         RMB        RMB       US$
                                                                        (in millions)
H.K. GAAP
Revenues
Gross written premiums and policy fees...................   68,769     (21,692)    47,077    5,687
Less: premiums ceded to reinsurers.......................   (1,869)          4     (1,865)    (225)
                                                           -------     -------    -------   ------
Net written premiums and policy fees.....................   66,900     (21,688)    45,212    5,462
Net change in unearned premium reserves..................     (476)         12       (464)     (56)
                                                           -------     -------    -------   ------
Net premiums earned and policy fees......................   66,424     (21,676)    44,748    5,406
                                                           -------     -------    -------   ------
Net investment income....................................    8,347      (4,001)     4,346      525
Net realized gains/(losses) on investments...............      266        (126)       140       17
Net unrealized gains/(losses) on investments.............   (1,067)        507       (560)     (68)
Other income.............................................      338       1,728      2,066      250
                                                           -------     -------    -------   ------
Total revenues...........................................   74,308     (23,568)    50,740    6,130
                                                           -------     -------    -------   ------

Benefits, claims and expenses
Insurance benefits and claims
 Life insurance death and other benefits.................   (7,010)      4,702     (2,308)    (279)
 Accident and health claims and claim adjustment expenses   (4,053)         --     (4,053)    (490)
 Increase in future life policyholder benefits...........  (45,374)     20,455    (24,919)  (3,010)
Policyholder dividends and participation in profits......     (641)          3       (638)     (77)
Amortization of deferred policy acquisition costs........  (3,832)          --     (3,832)    (463)
Underwriting and policy acquisition costs................   (1,661)      1,106       (555)     (67)
Administrative expenses..................................   (6,162)        256     (5,906)    (713)
Other operating expenses.................................     (634)        204       (430)     (52)
Interest expense on bank borrowings......................       (7)          7         --       --
Interest credited to policyholder contract deposits......   (7,095)      5,527     (1,568)    (189)
Statutory insurance levy.................................      (73)         --        (73)      (9)
                                                           -------     -------    -------   ------
Total benefits, claims and expenses......................  (76,542)     32,260    (44,282)  (5,350)
                                                           -------     -------    -------   ------
Profit/(loss) before income tax expense and minority
  interests..............................................   (2,234)      8,692      6,458      780
Income tax expense.......................................      (14)     (1,890)    (1,904)    (230)
                                                           -------     -------    -------   ------
Profit/(loss) before minority interests..................   (2,248)      6,802      4,554      550
Minority interests.......................................       (2)        (28)       (30)      (4)
                                                           -------     -------    -------   ------
Net profit/(loss)........................................   (2,250)      6,774      4,524      546
                                                           =======     =======    =======   ======
U.S. GAAP
 Net profit..............................................                           4,524      546

                                                              As of June 30, 2003
                                                   ------------------------------------------
                                                   Historical Adjustments Pro Forma Pro Forma
                                                   ---------- ----------- --------- ---------
                                                      RMB         RMB        RMB       US$
                                                                 (in millions)
Pro Forma Consolidated Balance Sheet Data
H.K. GAAP

Assets

Investments
 Fixed maturity securities........................    82,017    (36,927)    45,090     5,447
 Equity securities................................    14,797     (6,066)     8,731     1,055
 Term deposits....................................   142,043    (44,480)    97,563    11,786
 Statutory deposits--restricted...................       992      3,008      4,000       483
 Investments in associated companies..............     1,993     (1,993)        --        --
 Policy loans.....................................       136        (87)        49         6
 Securities purchased under agreements to resell..    70,061    (23,724)    46,337     5,598
 Other............................................       209       (209)        --        --
 Cash and cash equivalents........................    23,592    (12,590)    11,002     1,329
                                                    --------   --------    -------  --------
Total investments.................................   335,840   (123,068)   212,772    25,705
                                                    --------   --------    -------  --------
Other assets
 Accrued investment income........................     4,277     (1,559)     2,718       328
 Premiums receivable..............................     3,282       (540)     2,742       331
 Reinsurance assets...............................       971         --        971       117
 Deferred policy acquisition costs................    21,282         --     21,282     2,571
 Property, plant and equipment, net of accumulated
   depreciation...................................    18,610     (6,971)    11,639     1,406
 Other............................................     3,676     (3,041)       635        77
                                                    --------   --------    -------  --------
Total other assets................................    52,098    (12,111)    39,987     4,831
                                                    --------   --------    -------  --------
Total assets......................................   387,938   (135,179)   252,759    30,535
                                                    ========   ========    =======  ========
Liabilities and equity
 Future life policyholder benefits................   328,555   (260,113)    68,442     8,268
 Policyholder contract deposits and other funds...   210,975    (80,551)   130,424    15,756
 Unearned premium reserves........................     4,719         --      4,719       570
 Reserves for claims and claim adjustment expenses       910         --        910       110
 Other liabilities................................    18,986    (10,463)     8,523     1,030
 Deferred tax.....................................        --      3,239      3,239       391
 Commitments and contingencies....................        --         --         --        --
 Minority interests...............................       146        174        320        39
 Owners' equity...................................  (176,353)   212,535     36,182     4,371
                                                    --------   --------    -------  --------
Total liabilities and equity......................   387,938   (135,179)   252,759    30,535
                                                    ========   ========    =======  ========
U.S. GAAP
 Total investments................................                         212,772    25,705
 Total assets.....................................                         252,759    30,535
 Total liabilities and equity.....................                         252,759    30,535

                                 RISK FACTORS

   You should consider the risks described below carefully before making an investment decision. You should pay particular attention to the fact that we are a Chinese company and are governed by a legal and regulatory environment that in some respects differs from that which prevails in other countries. Our business, financial condition or results of operations could be affected materially and adversely by any of these risks. The trading price of our H shares and ADSs could decline due to any of these risks, and you may lose all or part of your investment.

   This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of many factors, including the risks faced by us described below and elsewhere in this prospectus.

Risks Relating to Our Business

Our growth is dependent on our ability to attract and retain productive agents.

   A substantial portion of our business is conducted through our individual agents. Because of differences in productivity, a relatively small percentage of our sales agents is responsible for a disproportionately high percentage of our sales of individual products. If we are unable to retain and build on this core group of highly productive agents, our business could be materially and adversely affected. Competition for agents from insurance companies and other business institutions may also force us to increase the compensation of our agents and sales representatives, which would increase operating costs and reduce our profitability. Although we have not had difficulty in attracting and retaining productive agents in the recent past, and do not anticipate any difficulties in the future, we cannot guarantee that this will continue to be the case.

If we are unable to develop other distribution channels for our products, our growth may be materially and adversely affected.

   Banks and post offices are rapidly emerging as some of the fastest growing distribution channels in China. We do not have exclusive arrangements with any of the banks and post offices through which we sell insurance and annuity products, and thus our sales may be materially and adversely affected if one or more banks or post offices choose to favor our competitors' products over our own. We have established a dedicated business unit to enter into strategic alliances with partner banks. If we are unable to continue to develop our alternative distribution channels, our growth may be materially and adversely affected.

Agent and employee misconduct is difficult to detect and deter and could harm our reputation or lead to regulatory sanctions or litigation costs.

   Agent or employee misconduct could result in violations of law by us, regulatory sanctions, litigation or serious reputational or financial harm. Misconduct could include:

  . engaging in misrepresentation or fraudulent activities when marketing or selling insurance policies or annuity contracts to customers;

  . hiding unauthorized or unsuccessful activities, resulting in unknown and unmanaged risks or losses; or

  .   otherwise not complying with laws or our control policies or procedures.

   We cannot always deter agent or employee misconduct, and the precautions we take to prevent and detect these activities may not be effective in all cases. We cannot assure you that agent or employee misconduct will not lead to a material adverse effect on our business, results of operations or financial condition.

Our business is dependent on our ability to attract and retain key personnel, including senior management, underwriting personnel, actuaries, information technology specialists, investment managers and other professionals.

   The success of our business is dependent to a large extent on our ability to attract and retain key personnel who have in-depth knowledge and understanding of the life insurance market in China, including members of our senior management, qualified underwriting personnel, actuaries, information technology specialists and experienced investment managers. We do not carry key personnel insurance for any of these personnel. We compete to attract and retain these key personnel with other life insurance companies and financial institutions, some of which may offer better compensation arrangements. The number of new domestic and foreign-invested insurers is increasing at a significant pace, existing insurers are expanding their operations and the number of other financial institutions is growing. As the insurance and investment businesses continue to expand in China, we expect that competition for these personnel will increase in the future. Although we have not had difficulty in attracting and retaining qualified key personnel in the past, and while to our knowledge no member of our senior management has plans to retire or leave our company in the near future, we cannot guarantee that this will continue to be the case. If we were unable to continue to attract and retain key personnel, our financial performance could be materially and adversely affected.

We are exposed to changes in interest rates.

   Changes in interest rates may affect our profitability.

   Our profitability is affected by changes in interest rates. We currently are experiencing the lowest interest rate environment in several years. If interest rates were to increase in the future, surrenders and withdrawals of insurance and annuity policies and contracts may increase as policyholders seek other investments with higher perceived returns. This process may result in cash outflows requiring that we sell investment assets at a time when the prices of those assets are adversely affected by the increase in market interest rates, which may result in realized investment losses. If interest rates were to decline, the income we realize from our investments may decline, affecting our profitability. In addition, as instruments in our investment portfolio mature, we might have to reinvest the funds we receive in investments bearing lower interest rates.

   For many of our long-term life insurance and annuity products, we are obligated to pay a minimum interest or crediting rate to our policyholders or annuitants, which is established when the product is priced. These products expose us to the risk that changes in interest rates may reduce our "spread", or the difference between the rates that we are required to pay under the policies and the rate of return we are able to earn on our investments intended to support our insurance obligations. Our historical results and financial position included in this prospectus, which present the historical results of CLIC, reflect the continuing performance of policies that were issued prior to June 10, 1999. Many of these policies paid guaranteed fixed rates of return that, due to declining interest rates, came to be significantly higher than the rates of return on investment assets. From 1996 through 1999, the People's Bank of China made a series of reductions in the interest rates Chinese commercial banks could pay on their deposits. The interest rate on one-year term deposits, a key benchmark rate, was reduced seven times, from 10.98% in April 1996 to 2.25% in June 1999. As a result, CLIC experienced a significant negative spread on its guaranteed rate policies and CLIC's results of operations continue to be adversely impacted by the effect of those interest rate cuts.

   On June 10, 1999, the CIRC reduced to 2.50% the maximum guaranteed rate which life insurance companies could commit to pay on new policies and in response, CLIC adopted new pricing policies which reduced the guaranteed rates on its products to a range of between 2.00% and 2.50%. We also have shifted our mix of products to emphasize products that lessen the impact from interest rate changes, including traditional policies that are not as sensitive to interest rates and participating policies under which our customers receive a portion of our distributable earnings from participating products, as well as products having shorter terms to better match the duration of our investment portfolio. Furthermore, we have made use of the relaxation of investment restrictions applicable to us to diversify our investments. We and CLIC have not incurred negative spread on policies issued since June 10, 1999, as the average investment returns we and CLIC have been able to generate have been higher than their guaranteed rates. However, if the rates of return on our investments fall below the minimum rates we guarantee, our profitability would be materially and adversely affected.

   Because of the general lack of long-term fixed income securities in the Chinese capital markets and the restrictions on the types of investments we may make, we are unable to match closely the duration of our assets and liabilities, which increases our exposure to interest rate risk.

   Like other insurance companies, we seek to manage interest rate risk through managing, to the extent possible, the average duration of our investment assets and the insurance policy liabilities they support. Matching the duration of our assets to their related liabilities reduces our exposure to changes in interest rates, because the effect of the changes largely will be offset against each other. However, restrictions under the PRC insurance law on the asset classes in which we may invest, as well as the limited availability of long-duration investment assets in the markets in which we invest, has resulted in the duration of our assets being shorter than that of our liabilities. Furthermore, the financial markets currently do not provide an effective means for us to hedge our interest rate risk through financial derivative products. We believe that, with the gradual easing of the investment restrictions imposed on insurance companies in China, our ability to match the duration of our assets to that of our liabilities will improve. We also seek to manage the risk of duration mismatch by focusing on product offerings whose maturity profiles are in line with the duration of investments available to us in the prevailing investment environment. However, if we are unable to match more closely the duration of our assets and liabilities, we will continue to be exposed to interest rate changes, which may materially and adversely affect our earnings.

Our investments are subject to risks.

   We are exposed to potential investment losses if there is an economic downturn in China.

   Under the current PRC insurance law, we may invest the premiums, deposits and other income we receive only in China. In particular, on a pro forma basis after giving effect to the restructuring, 45.9% of our total investment assets as of June 30, 2003 consisted of term deposits with Chinese banks, and of these deposits, 43.9% were placed with the four largest state-owned commercial banks. A serious downturn in the Chinese economy may lead to investment losses, which would reduce our earnings.

   Defaults on our fixed maturity investments may materially and adversely affect our profitability.

   On a pro forma basis after giving effect to the restructuring, 21.2% of our investment assets as of June 30, 2003 were comprised of fixed maturity securities. The issuers whose fixed maturity securities we hold may fail to pay or otherwise default on their obligations due to bankruptcy, a lack of liquidity, a downturn in the economy, operational failures or other reasons. Losses due to these defaults could reduce our profitability.

   Unless we are permitted to invest in a broader range of asset classes, our ability to improve our rate of investment return will be limited.

   Our premiums and deposits have grown rapidly during the last three years. As a Chinese life insurance company we are subject to significant restrictions under current PRC insurance law and regulations on the asset classes in which we are permitted to invest. Chinese life insurance companies may invest their funds only in Chinese bank deposits, government bonds, domestic corporate bonds and securities investment funds. See "Regulation--Insurance Company Regulation--Regulation of investments". These asset classes historically have yielded a comparatively low return on investment. If the asset classes in which we are permitted to invest do not expand in the future, we will be limited in our ability to improve our rate of return, which may materially and adversely impact our profitability.

   The PRC securities markets are still emerging markets, which may expose us to risks of loss from our investments there.

   On a pro forma basis after giving effect to the restructuring, we had RMB 8,731 million (US$1,055 million) invested in securities investment funds as of June 30, 2003. These securities investment funds are primarily invested in equity securities that are issued by Chinese companies and traded on China's securities exchanges. Many of our investments in securities investment funds are publicly traded, but we also invest in non-publicly traded securities investment funds. The PRC securities markets are characterized by companies with relatively small market capitalizations and low trading volumes, and by evolving regulatory, accounting and disclosure requirements. This may from time to time result in significant price volatility, unexpected losses, lack of liquidity or difficulties in the settlement of transactions. These factors could cause us to incur losses on our publicly traded investments. In addition, as one of the largest institutional investors in China, we hold significant positions in many securities in which we invest, and any decision to sell or any perception in the market that we are a major seller of a security could adversely affect the liquidity and market price of that security.

Differences in future actual claims results from the assumptions used in pricing and establishing reserves for our insurance and annuity products may materially and adversely affect our earnings.

   Our earnings depend significantly upon the extent to which our actual claims results are consistent with the assumptions used in setting the prices for our products and establishing the liabilities in our financial statements for our obligations for future policy benefits and claims. Our assumptions include those for investment returns, mortality, morbidity, expenses and persistency, as well as macro-economic factors such as inflation. To the extent that trends in actual claims results are less favorable than our underlying assumptions used in establishing these liabilities, and these trends are expected to continue in the future, we could be required to increase our liabilities. Any such increase could have a material adverse effect on our profitability and, if significant, our financial condition. Any material impairment in our solvency level could change our customers' or our business associates' perception of our financial health, which in turn could adversely affect our sales, earnings and operations.

   We establish the liabilities for obligations for future policy benefits and claims based on the expected payout of benefits, calculated through the use of assumptions for investment returns, mortality, morbidity, expenses and persistency, as well as certain macroeconomic factors such as inflation. These assumptions are based on judgments made by management. These assumptions may deviate from our actual experience, and, as a result, we cannot determine precisely the amounts which we will ultimately pay to settle these liabilities or when these payments will need to be made. These amounts may vary from the estimated amounts, particularly when those payments may not occur until well into the future. We evaluate our liabilities periodically, based on changes in the assumptions used to establish the liabilities, as well as on our actual policy benefits and claims results. We record changes in our liabilities to expenses in the period the liabilities are established or re-estimated. If the liabilities originally established for future policy benefits prove inadequate, we must increase our liabilities established for future policy benefits, which may have a material adverse effect on our earnings and our financial condition.

   We have data available for a shorter period of time than do insurance companies operating in some other countries and, as a result, less claims experience on which to base some of the assumptions used in establishing our reserves. In particular, we based our assumptions for mortality on the "CL" series of life tables issued by the People's Bank of China, adjusted based on the results of an analysis of actual death claims incurred by us in 2001 and 2002. Likewise, we based our surrender and morbidity experience on an analysis of lapses and morbidity incurred by us in 2001 and 2002. Given the limited nature of this experience, it is possible that our actual claims could vary significantly from the assumptions used.

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

Our risk management and internal reporting systems, policies and procedures may leave us exposed to unidentified or unanticipated risks, which could materially and adversely affect our businesses or result in losses.

   Our policies and procedures to identify, monitor and manage risks may not be fully effective. Many of our methods of managing risk and exposures are based upon our use of observed historical market behavior or statistics based on historical models. As a result, these methods may not predict future exposures, which could be significantly greater than what the historical measures indicate. Other risk management methods depend upon the evaluation of information regarding markets, customers or other matters that is publicly available or otherwise accessible to us, which may not always be accurate, complete, up-to-date or properly evaluated. In addition, a significant portion of business information needs to be centralized from our many branch offices. Management of operational, legal and regulatory risks requires, among other things, policies and procedures to record properly and verify a large number of transactions and events, and these policies and procedures may not be fully effective. Failure or the ineffectiveness of these systems could materially and adversely affect our business or result in losses.

   We are likely to offer a broader and more diverse range of insurance and investment products in the future as the insurance market in China continues to develop. At the same time, we anticipate that the relaxing of regulatory restraints will result in our being able to invest in a significantly broader range of asset classes. The combination of these factors will require us to continue to enhance our risk management capabilities and is likely to increase the importance of our risk management policies and procedures to our results of operations and financial condition. If we fail to adapt our risk management policies and procedures to our changing business, our business, results of operations and financial condition could be materially and adversely affected.

Catastrophes could materially reduce our earnings and cash flow.

   We could in the future experience catastrophic losses that may have an adverse impact on the business, results of operations and financial condition of our insurance business. Catastrophes can be caused by various events, including terrorist attacks, earthquakes, hurricanes, floods, fires and epidemics, such as severe acute respiratory syndrome, or SARS.

   We establish liabilities for claims arising from a catastrophe only after assessing the exposure and damages arising from the event. We cannot be certain that the liabilities we establish after the assessment will be adequate to cover actual claims. We do not currently carry reinsurance to reduce our catastrophe exposure. Such an event could have a material adverse effect on us.

We are involved in litigation involving our insurance operations on an ongoing basis, which could result in financial losses or harm our businesses.

   We are involved in litigation involving our insurance operations on an ongoing basis. In addition, the CIRC from time to time makes inquiries and conducts examinations or investigations concerning our compliance with insurance laws. While we cannot predict the outcome of any pending or future litigation, examination or investigation, we do not believe that any pending legal matter will have a material adverse effect on our business, financial condition or results of operations. However, given the inherent unpredictability of litigation, it is possible that an adverse outcome could have a material adverse effect on our operating results or cash flows. See "Business--Legal Proceedings".

The embedded value information we present in this prospectus is based on several assumptions and may vary significantly as those assumptions are changed.

   In order to provide investors with an additional tool to understand our economic value and business results, we have disclosed information regarding our embedded value, as discussed in the section entitled, "Embedded

Value". These measures are based on a discounted cash flow valuation determined using commonly applied actuarial methodologies. Standards with respect to the calculation of embedded value are still evolving, however, and there is no single adopted standard for either the form, determination or presentation of the embedded value of an insurance company. Moreover, because of the technical complexity involved in embedded value calculations and the fact that embedded value estimates vary materially as key assumptions are changed, you should read the discussion under the section entitled "Embedded Value", as well as "Annex A--Actuarial Consultants' Report of Tillinghast-Towers Perrin", in their entirety. You should use special care when interpreting embedded value results and should not place undue reliance on them. See also "Forward-Looking Statements".

We do not possess the title certificates in respect of some of the properties owned by us.

   We own 3,443 properties, including our headquarters in Beijing, China. CLIC holds land use right certificates and building ownership certificates for all but a small number of these properties and is in the process of applying for certificates that it does not yet hold. As part of the restructuring, CLIC has undertaken to have the land use right certificates and building ownership certificates in respect of all the properties and land it owns to be registered in our name as soon as possible and to indemnify us against all losses, claims, charges or expenses arising from any failure to obtain these certificates. Due to the large number of properties acquired by us as a result of the restructuring and the fact that we were only incorporated on June 30, 2003, not all of the properties or parcels of land have been registered in our name. Our PRC legal counsel, King & Wood, has advised us that it is not aware of any material legal impediment to the transfer from CLIC to us of the land use right certificates and building ownership certificates. Upon completion of the transfer of all such land use right certificates and building ownership certificates to us, we will have lawful rights to occupy, let, transfer and mortgage all of these parcels of land and properties. If we and/or CLIC cannot obtain the relevant land use right certificates and/or building ownership certificates, our management believes that there will be no material financial impact on us as CLIC has undertaken to indemnify us against all losses or expenses arising out of or in connection with a failure to obtain the relevant land use right certificates and/or building ownership certificates. However, we cannot predict with certainty how our rights as owner of these properties, and our operations carried out on or from these properties, may be adversely affected as a result of the absence of the certificates as described above.

Risk Relating to the PRC Life Insurance Industry

We expect competition in the Chinese insurance industry to increase, which may materially and adversely affect the growth of our business.

   We face competitive pressures from both domestic and foreign-invested life insurance companies operating in China, as well as from property and casualty insurance companies, which may compete with our accident and short-term health insurance businesses, and other financial institutions that sell other financial investment products in competition with ours. If we are not able to adapt to these increasingly competitive pressures in the future, our growth rate may decline, which could materially and adversely affect our earnings.

   Competition among domestic life insurance companies is increasing.

   Our nearest competitors are Ping An Insurance Company of China, Ltd., or Ping An, and China Pacific Life Insurance Co. Ltd., or China Pacific. Together, Ping An, China Pacific and our predecessor accounted for more than 90% of the individual and group life insurance premiums in China in 2002. Each of Ping An and China Pacific has operated in the Chinese insurance market for more than ten years, and each has a recognized brand name. Ping An had a greater market share than CLIC did in Beijing and Shanghai in 2002. We also face competition from smaller insurance companies, which may develop strong positions in various regions in which we operate, and new entrants to the health insurance industry, following adoption by the Chinese government of policies that encourage the development of health insurance and improved health care in China. See "Life Insurance Industry in China".

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

   Competition from foreign-invested life insurance companies is likely to increase in the future, as restrictions on their operations in China are relaxed.

   Foreign-invested life insurance companies are insurance companies in which foreign entities hold at least a 25.0% interest. Under current Chinese law, foreign-invested life insurance companies are permitted to operate only in specified cities and may not offer group life insurance, health insurance and annuities or other pension-like products. As a result of these and other restrictions on foreign-invested life insurance companies operating in China, foreign-invested insurers only accounted for less than 2% of the nationwide market share of life insurance products in 2002, although some already have gained significant market shares in the life insurance market in some areas in China. In Shanghai, Guangzhou and Shenzhen, where foreign-invested insurers have been allowed to operate since 1992, 1995 and 1999, they had respective life insurance market shares of approximately 14%, 13% and 5% in 2002. These barriers to foreign insurers' entry into the Chinese insurance market are being phased out as a result of China's accession to the World Trade Organization, or WTO, in December 2001, which will allow foreign insurers to sell health, annuity and group life insurance products nationwide by December 2004. We believe that the relaxation of the restrictions on foreign-invested insurers will increase the competitive pressures we will face in the future. Foreign-invested life insurance companies, through their shareholders, may have access to greater financial, technological or other resources than we do.

   We are likely to face increasing competition from property and casualty insurance companies and other companies offering products that compete with our own.

   In addition to competition from life insurance companies, we face competition from other companies that may offer products that compete with our own, including:

  . Property and casualty companies. As a result of recent changes in the insurance law, beginning on January 1, 2003, property and casualty insurance companies were permitted to sell short-term accident and health insurance products, but only with regulatory approval. There were 23 property and casualty insurers as of December 31, 2002. We believe property and casualty insurers have the competitive advantage of being able to bundle, or cross-sell, accident and health products with the other non-life insurance products that they are currently selling to their existing and potential customers. We believe this will lead to greater competition in the accident and health insurance sectors, especially for the short-term group accident and health insurance products we offer.

  . Mutual fund companies and other financial services providers. We face potential competition from other financial services providers, primarily licensed mutual fund companies, trust companies and securities brokerage firms licensed to manage separate accounts. Recent changes in Chinese investment regulations relaxing rules on the formation of mutual funds and sales of securities have led to greater availability and variety of financial investment products. These products may prove to be attractive to the public and thereby adversely affect the sale of some products we offer, including participating life insurance policies and annuities.

All of our agents are required to be qualified and to be registered as business entities. If these qualification and registration requirements are enforced, our business may be materially and adversely affected.

   Life insurance agents are required to obtain a qualification certificate from the CIRC in order to conduct insurance agency business. See "Regulation--Regulation of Insurance Agencies, Insurance Brokers and Other Intermediaries". Approximately 37% of our individual agents had not obtained such a certificate as of June 30, 2003. To date, we do not believe the CIRC has taken any action against an insurance company or its agents for failing to be so qualified. However, if the CIRC were to enforce this regulation in the future, and if a substantial number of our agents do not become licensed, our business may be materially and adversely affected.

   Under the PRC insurance law, life insurance agents are required to be registered with and obtain business licenses from the local administrative bureaus of industry and commerce. Historically, this requirement has not

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

been generally enforced, and it is our understanding that the State Administration of Industry and Commerce, or SAIC, does not have procedures in place to effect the registration and licensing of individual insurance agents. Consequently, as we believe it is also the case with other insurance companies operating in China, substantially all of our individual agents are not in compliance with this requirement. To date, this noncompliance has not had a material adverse effect on CLIC or ourselves. We do not know whether the local bureaus of the SAIC will enforce this requirement in the future. If it were to be enforced in the future, our agents would be required to register and obtain business licenses. We cannot assure you that all of our agents would obtain such licenses, and the enforcement of this requirement could adversely affect the composition and effectiveness of our individual agent distribution system, which could have a material adverse effect on our business.

The further development of regulations in China may impose additional costs and restrictions on our activities.

   We operate in a highly regulated industry. The CIRC supervises and administers the insurance industry in China. In exercising its authority, it is given wide discretion to administer the law. China's insurance regulatory regime is undergoing significant changes toward a more transparent regulatory process and a convergent movement toward international standards. Some of these changes may result in additional costs or restrictions on our activities. Among other things, recent changes to determinations of statutory reserves and solvency requirements have affected adversely our income under PRC GAAP and the amount of capital we are required to maintain. In addition, because the terms of our products are subject to regulations, changes in regulations may affect our profitability on the policies and contracts we issue. For instance, under guidelines issued by the CIRC, the dividends on our participating products must be no less than 70% of the distributable earnings from participating products in accordance with CIRC requirements. If this level were to be increased in the future, our profitability could be materially and adversely affected.

Our ability to comply with minimum solvency requirements is affected by a number of factors, and our compliance may force us to raise additional capital, which could be dilutive to you, or to reduce our growth.

   We are required by CIRC regulation to maintain our solvency at a level in excess of minimum solvency levels. Our minimum solvency is affected primarily by the policy reserves we are required to maintain which, in turn, are affected by the volume of policies and contracts we sell and by regulations on the determination of statutory reserves. Our solvency also is affected by a number of other factors, including the profit margin of our products, returns on our investments, underwriting and acquisition costs and policyholder and shareholder dividends. If we continue to grow rapidly in the future, or if the required solvency level is raised in the future, we may need to raise additional capital to meet our solvency requirement, including through additional issuances of shares, which would be dilutive to you. If we are not able to raise additional capital, we may be forced to reduce the growth of our business.

Risks Relating to the Restructuring

CLIC has incurred substantial losses on the policies retained by it in the restructuring. If CLIC is unable to meet its obligations to its policyholders, it may seek to increase the level of dividends we pay, sell the China Life shares it owns or take other actions which may have a material adverse effect on the value of the shares you own.

   In connection with the restructuring, CLIC transferred to us (1) all long-term insurance policies (policies having a term of more than one year from the date of issuance) issued on or after June 10, 1999, having policy terms approved by or filed with the CIRC on or after June 10, 1999 and either (i) recorded as a long-term insurance policy as of June 30, 2003 in a database attached to the restructuring agreement as an annex or (ii) having policy terms for group supplemental medical insurance (fund type), (2) stand-alone short-term policies (policies having a term of one year or less from the date of issuance) issued on or after June 10, 1999 and (3) all riders supplemental to the policies described in clauses (1) and (2) above, together with the reinsurance contracts specified in an annex to the restructuring agreement. All other insurance policies were retained by CLIC. See "The Restructuring". CLIC has incurred substantial losses on these non-transferred policies, primarily because the guaranteed rates it had committed to pay on these policies are higher than the investment return it was able to generate on its investment assets. This negative spread on non-transferred policies created substantial losses for CLIC and a resulting negative net worth. As of June 30, 2003, CLIC's owners' equity was a deficit of RMB 176,353 million (US$21,305 million) and as of December 31, 2002, CLIC's owners' equity was a deficit of RMB 175,463 million (US$21,197 million). The net losses incurred by CLIC were RMB 714 million (US$86 million) for the six months ended June 30, 2003 and RMB 6,990 million (US$844 million), RMB 3,295 million (US$398 million) and RMB 2,250 million (US$272 million) for 2000, 2001 and 2002, respectively. These losses were attributable to losses incurred by CLIC on policies retained by CLIC in the restructuring, which has offset the profitability of the policies transferred to us. On a pro forma basis after giving effect to the restructuring, our net profit was RMB 3,128 million (US$378 million) for the six months ended June 30, 2003 and RMB 4,524 million (US$547 million) in 2002.

   In connection with the restructuring, CLIC has established, together with the MOF, a special purpose fund for the purpose of paying claims under the non-transferred policies. The special purpose fund will be funded by investment assets retained by CLIC; renewal premiums paid on the non-transferred policies over time; a portion of the tax payments made by China Life under the tax rebate mechanism expected to be approved by the MOF and the State Tax Administration; profits from the investments of the special purpose fund; shareholder dividends paid in cash to CLIC by China Life; proceeds from the disposition of China Life shares by CLIC over time; and funds injected by the MOF in the event of a deficiency in the special purpose fund, as described below. The fund will be co-administered by CLIC and the MOF. The special purpose fund will be available to satisfy CLIC's operating expenses, including the payment of benefits and claims obligations arising from the non-transferred policies, as well as expenses incurred in operating the special purpose fund, including third-party management fees and professional fees, and such other purposes as the management committee of the fund may agree. The special purpose fund will be dissolved when all claims and benefits under the non-transferred policies have been paid, or sooner if the management committee so agrees.

   The MOF's approval of the special purpose fund issued to CLIC provides that in the event there is any deficiency in the special purpose fund for so long as the fund is in existence, as described above, to meet any payment obligation arising out of the non-transferred policies, the MOF will provide support through the injection of funds to ensure the payments of benefits and claims to the policyholders of the non-transferred policies. See "The Restructuring--Transfer of Insurance Policies and Related Assets--Insurance policies retained by CLIC". We have been advised by our PRC legal counsel, King & Wood, that (1) the MOF has the authority to issue this approval regarding the special purpose fund, (2) the approval is valid and effective and (3) it has no reason to believe that the MOF will revoke the approval. We cannot assure you, however, that a court would decide in a manner consistent with King & Wood's conclusions.

   We cannot predict the amount of funds that will be available to the special purpose fund from CLIC's own operations to satisfy its obligations to its policyholders as they become due. CLIC's cash requirements and available cash resources will be affected by several factors which are subject to uncertainty, including prevailing interest rates and the returns on investment generated by CLIC's assets as well as the claims, expenses and persistency experience with respect to CLIC's insurance policies. The cash resources available to CLIC will also depend in part on our profitability, which will affect the amount of our tax payments and hence the amount of refund contributed to the fund, the timing and amount of our dividend payments and the market prices of our shares and ADSs, which will affect the proceeds to CLIC from dispositions of our shares. If it is unable to satisfy its obligations to its policyholders from other sources, CLIC may seek, subject to our articles of association and applicable laws, to increase the amount of dividends we pay in order to satisfy its cash flow requirements. Any such increase in our dividend payments would reduce the funds available for reinvestment in our business. In addition, if we are unable to pay dividends in amounts sufficient to satisfy these requirements, CLIC may seek to sell its shareholdings in us or take other actions in order to satisfy these needs. The sale of these holdings or even the market perception of such a sale may materially and adversely affect the price of our shares.

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

   CLIC does not meet the minimum solvency requirements under CIRC solvency regulations. The CIRC has broad powers under these regulations and the insurance law in the event an insurance company fails to meet its minimum solvency requirements. These may include ordering the sale of the assets or transfer of the insurance business of a company to a third party and appointing a receiver to take over the management of the insurance company. We believe that, in light of the MOF's approval described above, it is unlikely that the CIRC will take these actions. However, we cannot assure you that the CIRC will not take actions against CLIC, which could have a material adverse effect on us.

The transfer of policies to us by CLIC and/or the separation of assets between CLIC and us may be subject to challenge.

   We have been advised by our PRC legal counsel, King & Wood, that (1) the transferred policies have been legally and validly transferred to China Life and (2) following the restructuring, we will not have any continuing obligations to holders of the non-transferred policies who remain policyholders of CLIC and that there is no legal basis on which holders of the non-transferred policies can make a claim against China Life. We also have been advised by King & Wood that, although there is no specific law applicable to restructurings, these conclusions are supported by, among other things, the approval of the restructuring and various related matters by the State Council, the MOF and the CIRC; the support provided by the MOF with respect to the non-transferred policies as described above; and contract and other law. We cannot assure you that policyholders of CLIC, holders of transferred policies or other parties will not seek to challenge the transfer of the transferred policies or the separation of assets occurring as a consequence of the restructuring, or that a court would decide in a manner consistent with King & Wood's conclusions. If the transfer of policies to us or the separation of assets were challenged successfully, our financial condition and results of operations would likely be materially and adversely affected.

We do not hold exclusive rights to the trademarks in the "China Life" name and "ball" logo, and CLIC, which retained these trademarks, may take actions that would impair the benefits we derive from their use.

   We conduct our business under the "China Life" brand name and "ball" logo. CLIC retained these trademarks and has registered the "ball" logo trademark in the PRC. CLIC has filed an application to register the trademark in the "China Life" name with the Trademark Office of the State Administration for Industry and Commerce, or the SAIC. CLIC has entered into a trademark license agreement with us, under which CLIC has agreed to grant us and our branches a royalty-free license to use these trademarks.

   Although CLIC has undertaken in a non-competition agreement with us not to compete with us in China in any life, accident and health insurance and any other businesses in China which may compete with our insurance business, CLIC, its subsidiaries and affiliates are permitted to use the brand name and logo in their own businesses, including life insurance business outside China and any other businesses they may enter into in the future within China, including property and casualty (other than businesses that compete with our accident and health businesses) and asset management businesses. In addition, they are not precluded from taking actions that may impair the value of the brand name, which could harm our business. See "Relationship with CLIC--Trademark License Agreement" and "Relationship with CLIC--Non-Competition Agreement". The China Life brand name and our reputation could be materially harmed if CLIC failed to make payments when due on outstanding policies retained by CLIC in the restructuring or new policies written by CLIC after the restructuring, if CLIC reduces the rates of return payable on policies retained by CLIC or if CLIC is placed into receivership.

As our controlling shareholder, CLIC will be able to exert influence on our affairs and could cause us to make decisions or enter into transactions that may not be in your best interests.


   We are controlled by CLIC, whose interests may conflict with those of our other shareholders. Upon completion of the global offering, CLIC will hold 75.0% of our share capital, or approximately 72.2% if the


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

underwriters' over-allotment option is exercised in full. In addition, our president and chairman of the board of directors is also the president of CLIC. As a result of these factors, CLIC, which is wholly-owned by the PRC government, will, so long as it holds the majority of our shares, effectively be able to control the composition of our board of directors and, through the board, exercise a significant influence over the company's management and policies. In addition, subject to our articles of association and applicable laws, CLIC will, so long as it holds the majority of our shares, effectively be able to determine the timing and amount of our dividend payments and approve increases or decreases of our share capital, the issuance of new securities, amendments of our articles of association, mergers and acquisitions and other major corporate transactions. CLIC may also be able to prevent us effectively from taking actions to enforce or exercise our rights under agreements to which we are a party, including the agreements we entered into with CLIC in connection with the restructuring. See "Relationship with CLIC". As majority shareholder, CLIC may be able to take these actions without your approval. In addition, CLIC's control could have the effect of deterring hostile takeovers or delaying or preventing changes in control or changes in management that might be desirable to other shareholders.

CLIC may direct business opportunities elsewhere.

   CLIC has other business interests, including the run-off of the insurance policies retained by it in the restructuring. Notwithstanding a general undertaking pursuant to a non-competition agreement with us not to compete with us in our principal areas of business in China, CLIC is permitted to sell riders to these retained policies and enter into other businesses, including life insurance businesses outside of China and property and casualty (other than businesses that compete with our accident and health businesses) and asset management businesses, both inside and outside of China. CLIC also is engaged in the life insurance business in Shanghai through its joint venture with Colonial Mutual Group, an Australian financial services company, of which CLIC owns 51.0% and which CLIC has agreed to dispose of within three years. It also may engage in insurance business in other regions outside China in the future. Although it is required under the non-competition agreement to give us a right of first refusal over any business opportunities it develops in these areas, we may not be in a position to take advantage of these opportunities at that time, which could harm our business. See "Relationship with CLIC--Non-Competition Agreement".

   In addition, while we provide policy administration and other services to CLIC for the policies retained by CLIC in the restructuring, and provide investment management services to CLIC through our asset management subsidiary, these agreements can be terminated with notice or upon expiration in a limited number of years. If CLIC were to terminate its policy administration and asset management arrangements with us, our loss of fees could materially and adversely affect us.

Our historical financial information includes the results of the businesses retained by CLIC, and thus is not indicative of our future results.

   Our consolidated financial statements present the results of the insurance polices and assets transferred to us in the restructuring, as well as the assets, liabilities and operations retained by CLIC. See "Operating and Financial Review and Prospects--Overview--Restructuring" and "--Consolidated Results of Operations". As a result, they will not necessarily be indicative of our future earnings, cash flows or financial position as an independent company. Historical performance is not necessarily representative of our financial results for any future periods.

As a newly established independent entity, we face additional uncertainties in our management, business and operations.

   Prior to our restructuring, the insurance policies and assets transferred to us were owned and operated by CLIC, a state-owned enterprise. Most of our current directors and executive officers are former officers and employees of CLIC who have no prior experience in operating an independent, publicly traded company or in carrying out the arrangements under our restructuring and related agreements. Our newly established

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

management structure and management information systems may need further adjustments and development to meet the challenges of a public company.

Risks Relating to the People's Republic of China

China's economic, political and social conditions, as well as government policies, could affect our business.

   Substantially all of our assets are located in China and substantially all of our revenues are derived from our operations in China. Accordingly, our results of operations and prospects are subject, to a significant degree, to economic, political and legal developments in China. The economy of China differs from the economies of most developed countries in many respects, including:

  .   the extent of government involvement;

  .   its level of development;

  .   its growth rate; and

  .   its control of foreign exchange.

   The economy of China has been transitioning from a planned economy to a more market-oriented economy. Although in recent years the Chinese government has implemented measures emphasizing the utilization of market forces for economic reform, the reduction of state ownership of productive assets and the establishment of sound corporate governance in business enterprises, a substantial portion of productive assets in China is still owned by the Chinese government. In addition, the Chinese government continues to play a significant role in regulating industrial development. It also exercises significant control over China's economic growth through the allocation of resources, controlling payment of foreign currency-denominated obligations, setting monetary policy and providing preferential treatment to particular industries or companies.

   While China's economy has experienced significant growth in the past twenty years, growth has been uneven across both geographic regions and the various sectors of the economy. The Chinese government has implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures benefit the overall economy of China but may have a negative effect on us. For example, our operating results and financial condition could be materially and adversely affected by government monetary policies, changes in interest rate polices, tax regulations or policies and regulations affecting the securities markets and asset management industry.

The PRC legal system has inherent uncertainties that could limit the legal protections available to you.

   We are organized under the laws of China and are governed by our articles of association. The Chinese legal system is based on written statutes. Prior court decisions may be cited for reference but are not binding on subsequent cases and have limited precedential value. Since 1979, the Chinese legislative bodies have promulgated laws and regulations dealing with such economic matters as foreign investment, corporate organization and governance, commerce, taxation and trade. However, because these laws and regulations are relatively new, and because of the limited volume of published decisions and their non-binding nature, the interpretation and enforcement of these laws and regulations involve uncertainties.

Holders of H shares and ADSs generally are required to resolve disputes with us, our senior management and holders of our domestic shares only through arbitration in Hong Kong or China.

   In accordance with the rules applicable to Chinese overseas listed companies, our articles of association provide that, with certain limited exceptions, all disputes or claims based on our articles of association, PRC company law or other relevant laws or administrative rules, and concerning matters between holders of H shares and holders of domestic shares, us, or our directors, supervisors, president, vice presidents or other senior officers, must be submitted for arbitration at either the China International Economic and Trade Arbitration Commission or the Hong Kong International Arbitration Centre. If an applicant chooses to have the dispute arbitrated at the Hong Kong International Arbitration Centre, either party may request that the venue be changed to Shenzhen, a city in China near Hong Kong. The governing law for any such disputes or claims is Chinese law, unless Chinese law itself provides otherwise. Pursuant to an arrangement of mutual enforcement of arbitration awards between the PRC courts and the Hong Kong courts, Hong Kong arbitration awards are enforceable in China. However, to our knowledge, no action has been brought in China by any holder of shares issued by a Chinese company to enforce an arbitral award. As a result, we are uncertain as to the outcome of any action brought in China to enforce an arbitral award made in favor of holders of H shares.

The laws in China differ from the laws in the United States and may afford less protection to our minority shareholders.

   Unlike laws in the United States, the applicable laws of China do not specifically allow shareholders to sue the directors, supervisors, officers or other shareholders on behalf of the company to enforce a claim against these parties that the company has failed to enforce itself, and class action lawsuits are generally not available in China. In addition, PRC company law imposes few obligations on a controlling shareholder with respect to protection of minority shareholders, although overseas listed joint stock companies, such as ourselves, are required to adopt certain provisions in their articles of association that are designed to protect minority shareholder rights. These mandatory provisions provide, among other things, that the rights of any class of shares, including H shares, may not be varied without a resolution approved by holders of shares in the affected class holding not less than two-thirds of the shares of the affected class entitled to vote, and provide that in connection with a merger or division involving our company, a dissenting shareholder may require us or the consenting shareholders to purchase the dissenters' shares at a fair price. Disputes arising from these protective provisions would likely have to be resolved by arbitration. See "--Holders of H shares and ADSs are generally required to resolve disputes with us, our senior management and holders of our domestic shares only through arbitration in Hong Kong or China".

You may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing original actions in the PRC based on U.S. or other foreign law against us, our management and some of the underwriters and experts named in the prospectus.

   We are a company incorporated under the laws of China, and substantially all of our assets are located in China. In addition, our directors, supervisors, executive officers and some of the underwriters and experts named in the prospectus reside within China, and substantially all of the assets of these persons are located within China. As a result, it may not be possible to effect service of process within the United States or elsewhere outside China upon our directors, supervisors or executive officers or some of the underwriters and experts named in the prospectus, including with respect to matters arising under U.S. federal securities laws or applicable state securities laws. Moreover, our Chinese counsel, King & Wood, has advised us that China does not have treaties providing for the reciprocal recognition and enforcement of judgments of courts with the United States, the United Kingdom, Japan or many other countries. Our Hong Kong legal adviser, Allen & Overy, has also advised us that Hong Kong has no arrangement for the reciprocal enforcement of judgments with the United States. As a result, recognition and enforcement in China or Hong Kong of judgments of a court in the United States and any of the other jurisdictions mentioned above in relation to any matter may be difficult or impossible. Furthermore, an original action may be brought in the PRC against us, our directors, supervisors, executive officers or the underwriters and experts named in this prospectus only if the actions are not required to be arbitrated by PRC law and our articles of association, and only if the facts alleged in the complaint give rise to a cause of action under PRC law. In connection with any such original action, a PRC court may award civil liability, including monetary damages. See "Enforceability of Civil Liabilities".

Holders of H shares may be subject to PRC taxation.

   Under the PRC's current tax laws, regulations and rulings, dividends paid by us to holders of H shares outside the PRC currently are exempted from PRC income tax. In addition, gains realized by individuals or enterprises upon the sale or other disposition of H shares currently are exempted from PRC income tax. If the exemptions are withdrawn in the future, holders of H shares may be required to pay withholding taxes on dividends, which are currently imposed at the rate of 20%, or capital gains tax, which currently may be imposed upon individuals at the rate of 20%. See "Taxation--The People's Republic of China".

Government control of currency conversion and the fluctuation of the Renminbi may materially and adversely affect our operations and financial results.

   We receive substantially all of our revenues in Renminbi, which currently is not a freely convertible currency. A portion of these revenues must be converted into other currencies to allow us to make payments on declared dividends, if any, on our H shares.

   Under China's existing foreign exchange regulations, following the completion of the global offering, we will be able to pay dividends in foreign currencies without prior approval from the State Administration of Foreign Exchange by complying with various procedural requirements. The Chinese government, however, may, at its discretion, restrict access in the future to foreign currencies for current account transactions. If this were to occur, we may not be able to pay dividends in foreign currencies to our shareholders, including holders of our ADSs.

   The value of the Renminbi against the U.S. dollar and other currencies fluctuates and is affected by, among other things, changes in China's political and economic conditions. Since 1994, the conversion of Renminbi into foreign currencies, including Hong Kong and U.S. dollars, has been based on rates set by the People's Bank of China, which are set daily based on the previous day's interbank foreign exchange market rates and current exchange rates on the world financial markets. Since 1994, the official exchange rate for the conversion of Renminbi to U.S. dollars generally has been stable. Any devaluation of the Renminbi, however, may materially and adversely affect the value of, and any dividends payable on, our H shares in foreign currency terms, since we will receive substantially all of our revenues, and express our profits, in Renminbi. Our financial condition and results of operations also may be affected by changes in the value of certain currencies other than the Renminbi.

Payment of dividends is subject to restrictions under Chinese law.

   Under Chinese law, dividends may be paid only out of distributable profits. Distributable profits means our after-tax profits as determined under PRC GAAP or H.K. GAAP, whichever is lower, less any recovery of accumulated losses and allocations to statutory funds that we are required to make. Any distributable profits that are not distributed in a given year are retained and available for distribution in subsequent years. However, ordinarily we will not pay any dividends in a year in which we do not have any distributable profits.

   The calculation of distributable profits for an insurance company under PRC GAAP differs in many respects from the calculation under H.K. GAAP. As a result, we may not be able to pay any dividend in a given year if we do not have distributable profits as determined under PRC GAAP, even if we have profits for that year as determined under H.K. GAAP. A prospective strengthening in the statutory reserve requirements applicable to life insurance companies operating in China, which will come into effect on December 31, 2003, will lead to a one-time adjustment to our PRC GAAP earnings in 2003. We do not expect to declare dividends in respect of 2003, and our ability to pay dividends in respect of 2004 is likely to be constrained. Payment of dividends by us is also regulated by the PRC insurance law. See "Dividend Policy".

Risks Relating to the Global Offering

Our actual financial performance could vary materially from the prospective financial information contained in this prospectus.

   The financial projections contained in the section entitled "Prospective Financial Information" are included for the purpose of listing our H shares on the Hong Kong Stock Exchange. They represent our estimate of our results of operations for the year ending December 31, 2003. These projections are based upon a number of assumptions, some of which may not materialize or may change. In addition, unanticipated events could adversely affect the actual results that we achieve in 2003. As a result, our actual results may vary materially from these projections. You should not unduly rely on these projections. Although we will become a reporting company after the global offering and will have ongoing disclosure obligations under U.S. federal securities laws, we do not intend to update or otherwise revise the projections in this prospectus to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

   We have prepared the projections in accordance with customary practice in securities offerings in Hong Kong, but not in compliance with the published guidelines of the United States Securities and Exchange Commission and the American Institute of Certified Public Accountants, which contain more detailed requirements. The rules of the Hong Kong Stock Exchange relating to financial projections only require us to disclose the principal assumptions on which we base the projections.

An active trading market for our H shares or ADSs may not develop, and their trading prices may fluctuate significantly.

   Prior to the global offering, no public market for our H shares or ADSs has existed. We cannot assure you that a liquid public market for either our H shares or our ADSs will develop or be sustained after the global offering. If an active public market for our H shares or ADSs does not develop after the global offering, the market price and liquidity of our H shares or ADSs may be materially and adversely affected.

Because the initial public offering price is higher than the net tangible book value per share, you will incur immediate dilution.


   The initial public offering price of our H shares is higher than the net tangible book value per share of the outstanding shares issued to CLIC. Therefore, purchasers of our H shares or ADSs in this offering will experience an immediate dilution in net tangible book value of HK$1.81 per H share or US$9.32 per ADS, and CLIC will receive an increase in the net tangible book value per share of its shares.



Since there will be a gap of several days between pricing and trading of our H shares and ADSs offered in this offering, holders of our H shares and holders of our ADSs are subject to the risk that the trading prices of our H shares and ADSs could fall during the period before trading of our H shares and ADSs begins.



   The initial prices to the public of our H shares and ADSs sold in the global offering will be determined on the date of pricing. However, our H shares will not commence trading on the HKSE until they are delivered, which is expected to be five Hong Kong business days after the pricing date. Trading of our ADSs on the NYSE will not commence until the business day immediately preceding the commencement of trading of our H shares on the HKSE. As a result, investors may not be able to sell or otherwise deal in our H shares or ADSs during that period. Accordingly, holders of our H shares and holders of our ADSs are subject to the risk that the trading prices of our H shares and ADSs could fall before trading begins as a result of adverse market conditions or other adverse developments that could occur between the time of sale and the time trading begins.

Your investment in our shares is subject to exchange rate risk between U.S. dollars and Hong Kong dollars.

   Our H shares will be quoted and traded in Hong Kong dollars on the Hong Kong Stock Exchange. However, our ADSs will be quoted and traded in U.S. dollars on the New York Stock Exchange, and accordingly the value of your investment in the ADSs is subject to the effect of changes in exchange rates between U.S. dollars and Hong Kong dollars. Since October 1983, the exchange rate of the Hong Kong dollar has been linked to the U.S. dollar. See "Exchange Rate Information". If, however, the Hong Kong dollar depreciates against the U.S. dollar in the future, the value of your investment in U.S. dollar terms could decline even if the quoted or trading price of our H shares on the Hong Kong Stock Exchange were to remain unchanged or appreciate.

                          FORWARD-LOOKING STATEMENTS

   We have included in this prospectus forward-looking statements that state our intentions, beliefs, expectations or predictions for the future, in particular under "Operating and Financial Review and Prospects", "Prospective Financial Information", "Business" and "Annex A--Actuarial Consultants' Report of Tillinghast-Towers Perrin".

   The forward-looking statements include, without limitation, statements relating to:

  .   future developments in the insurance industry in China;

  . the industry regulatory environment as well as the industry outlook generally;

  . the amount and nature of, and potential for, future development of our business;

  .   our business strategy and plan of operation;

  .   the prospective financial information regarding our business;

  .   our dividend policy; and

  .   information regarding our embedded value.

   In some cases, we use words such as "believe", "intend", "anticipate", "estimate", "project", "forecast", "plan", "potential", "will", "may", "should" and "expect" and similar expressions to identify forward-looking statements. All statements other than statements of historical facts included in this prospectus, including statements regarding our future financial position, strategy, projected costs and plans and objectives of management for future operations, are forward-looking statements. Although we believe that the expectations reflected in those forward-looking statements are reasonable, we can give no assurance that those expectations will prove to have been correct, and you are cautioned not to place undue reliance on such statements. Important factors that could cause actual results to differ materially from our expectations are disclosed under "Risk Factors" and elsewhere in this prospectus, including in conjunction with the forward-looking statements included in this prospectus. We undertake no obligation to publicly update or revise any forward-looking statements contained in this prospectus, whether as a result of new information, future events or otherwise, except as required by law. All forward-looking statements contained in this prospectus are qualified by reference to this cautionary statement.

                           EXCHANGE RATE INFORMATION

   We prepare our financial statements in Renminbi. This prospectus contains translations of Renminbi amounts into U.S. dollars, and U.S. dollars into Renminbi, at RMB 8.2776 to US$1.00, the noon buying rate on June 30, 2003 in the City of New York for cable transfers as certified for customs purposes by the Federal Reserve Bank of New York. You should not assume that Renminbi amounts could actually be converted into U.S. dollars at these rates or at all.

   The People's Bank of China sets and publishes daily a base exchange rate with reference primarily to the supply and demand of Renminbi against the U.S. dollar in the market during the prior day. The People's Bank of China also takes into account other factors, such as the general conditions existing in the international foreign exchange markets. Since 1994, the conversion of Renminbi into foreign currencies, including Hong Kong and U.S. dollars, has been based on rates set by the People's Bank of China, which are set daily based on the previous day's interbank foreign exchange market rates and current exchange rates on the world financial markets. Since 1994, the official exchange rate for the conversion of Renminbi to U.S. dollars generally has been stable. Although Chinese governmental policies were introduced in 1996 to reduce restrictions on the convertibility of Renminbi into foreign currency for current account items, conversion of Renminbi into foreign exchange for capital items, such as foreign direct investment, loans or security, requires the approval of the State Administration for Foreign Exchange and other relevant authorities.

   The Hong Kong dollar is freely convertible into other currencies, including the U.S. dollar. Since October 17, 1983, the Hong Kong dollar has been linked to the U.S. dollar at the rate of HK$7.80 to US$1.00. The central element in the arrangements which give effect to the link is that by agreement between the Hong Kong government and the three Hong Kong banknote issuing banks, The Hongkong and Shanghai Banking Corporation Limited, Standard Chartered Bank and the Bank of China, certificates of indebtedness, which are issued by the Hong Kong Government Exchange Fund to the banknote issuing banks to be held as cover for their banknote issues, are issued and redeemed only against payment in U.S. dollars, at the fixed exchange rate of HK$7.80 to U.S.$1.00. When the banknotes are withdrawn from circulation, the banknote issuing banks surrender the certificates of indebtedness to the Hong Kong Government Exchange Fund and are paid the equivalent U.S. dollars at the fixed rate.

   The market exchange rate of the Hong Kong dollar against the U.S. dollar continues to be determined by the forces of supply and demand in the foreign exchange market. However, against the background of the fixed rate which applies to the issue of the Hong Kong currency in the form of banknotes, as described above, the market exchange rate has not deviated materially from the level of HK$7.80 to US$1.00 since the link was first established. The Hong Kong government has stated its intention to maintain the link at that rate, and it, acting through the Hong Kong Monetary Authority, has a number of means by which it may act to maintain exchange rate stability. Exchange rates between the Hong Kong dollar and other currencies are influenced by the linked rate between the U.S. dollar and the Hong Kong dollar.

   The following table sets forth the high and low noon buying rates between Renminbi and U.S. dollars and between Hong Kong dollars and U.S. dollars for each of the periods shown:


                                                 Noon buying rate
                                            ---------------------------
                                             RMB per US$   HK$ per US$
                                            ------------- -------------
                                             High   Low    High   Low
                                            ------ ------ ------ ------
        January 2003....................... 8.2800 8.2766 7.8001 7.7988
        February 2003...................... 8.2800 8.2768 7.8000 7.7989
        March 2003......................... 8.2776 8.2770 7.7995 7.7987
        April 2003......................... 8.2774 8.2769 7.7998 7.7991
        May 2003........................... 8.2771 8.2768 7.7995 7.7985
        June 2003.......................... 8.2776 8.2768 7.7993 7.7980
        July 2003.......................... 8.2776 8.2768 7.7998 7.7950
        August 2003........................ 8.2775 8.2766 7.7998 7.7920
        September 2003..................... 8.2775 8.2768 7.7999 7.7444
        October 2003....................... 8.2776 8.2765 7.7684 7.7085
        November 2003 (through November 28) 8.2772 8.2766 7.7692 7.7475



   The following table sets forth the period-end noon buying rates and the average noon buying rates between Renminbi and U.S. dollars and between Hong Kong dollars and U.S. dollars for each of 1998, 1999, 2000, 2001, 2002 and 2003 (through November 28) (calculated by averaging the noon buying rates on the last day of each month of the periods shown):



                                        Period-end noon Average noon
                                         buying rate     buying rate
                                        --------------- -------------
                                         RMB     HK$     RMB    HK$
                                         per     per     per    per
                                         US$     US$     US$    US$
                                        ------  ------  ------ ------
             1998...................... 8.2789  7.7476  8.2969 7.7465
             1999...................... 8.2795  7.7740  8.2785 7.7599
             2000...................... 8.2774  7.7999  8.2784 7.7936
             2001...................... 8.2766  7.7980  8.2772 7.7996
             2002...................... 8.2800  7.7988  8.2772 7.7996
             2003 (through November 28) 8.2770  7.7660  8.2771 7.7884

                                USE OF PROCEEDS


   We estimate that the net proceeds to us from this offering will be approximately US$2,374 million (RMB 19,648 million) before exercise of the over-allotment option, assuming an offering price of US$17.08 (RMB 141.38) per ADS, the midpoint of the range set forth on the cover page of this prospectus, after deducting the underwriting discount and estimated offering expenses.



   If the over-allotment option is exercised in full, we estimate that the net proceeds to us from the offering of these additional shares will be approximately US$356 million (RMB 2,947 million), assuming an offer price of US$17.08 per ADS, the midpoint of the range set forth on the cover page of this prospectus, after deducting the underwriting discount and our estimated offering expenses.


   We expect to use the net proceeds from this offering, including the net proceeds of the offering of any additional shares if the over-allotment option is exercised, for general corporate purposes and to strengthen our capital base.

   All of the net proceeds we receive from the global offering will be applied to increase our level of paid-in capital and further strengthen our solvency level. All these proceeds will be invested in accordance with the regulations of the relevant regulatory authorities and our investment policy.


   We estimate that the net proceeds received by CLIC from this offering will be approximately US$237 million (RMB 1,965 million), or US$273 million (RMB 2,260 million) if the underwriters exercise in full their option to purchase additional shares, assuming an offering price of US$17.08 (RMB 141.38) per ADS, the midpoint of the range set forth on the cover page of this prospectus, after deducting the underwriting discount and estimated offering expenses payable by CLIC. We will not receive any of the proceeds from the sale of shares by CLIC. In accordance with PRC regulations, CLIC will be required to contribute the net proceeds it receives from this offering to the Chinese National Social Security Fund.

                                DIVIDEND POLICY

   The payment of any dividend by us must be approved by shareholders in a shareholders' meeting. Our board of directors intends to recommend the declaration of cash dividends to the shareholders in general meeting. The decision to make a recommendation for the payment of any dividend and the amount of the dividend will depend on:

  .   our results of operations and cash flows;

  .   our financial position;

  . statutory solvency requirements as determined under PRC GAAP with reference to CIRC rules;

  .   our shareholders' interests;

  .   general business conditions;

  .   our future prospects;

  .   statutory and regulatory restrictions on the payment of dividends by us;
      and

  .   other factors that our board of directors deems relevant.

   We will pay dividends out of our after-tax profits only after we have made the following allowances and allocations:

  .   recovery of accumulated losses, if any;

  . allocations to the statutory common reserve fund equivalent to 10% of our after-tax income, as determined under PRC GAAP;

  . allocations to the statutory common welfare fund equivalent to between 5% and 10% of our after-tax income, as determined under PRC GAAP; and

  . allocations to a discretionary common reserve fund as approved by the shareholders in a shareholders' meeting.

   The minimum and maximum allocations to the statutory funds are 15% and 20% of our after-tax income, as determined under PRC GAAP. When the statutory common reserve fund reaches and is maintained at or above 50% of our registered capital, no further allocations to this fund will be required.

   Under Chinese law, dividends may be paid only out of distributable profits. Distributable profits means our after-tax profits as determined under PRC GAAP or H.K. GAAP, whichever is lower, less any recovery of accumulated losses and allocations to statutory funds that we are required to make. Any distributable profits that are not distributed in a given year are retained and available for distribution in subsequent years. However, ordinarily we will not pay any dividends in a year in which we do not have any distributable profits.

   Payment of dividends by us is also regulated by the PRC insurance law. If we do not meet the minimum solvency level required by the CIRC, we may be prohibited from paying dividends. See "Description of Share Capital--Dividends" and "Regulation--Insurance Company Regulation--Solvency requirements".

   Our predecessor, CLIC, did not pay any dividends in any of the three financial years ended December 31, 2002. A prospective strengthening in the statutory reserve requirements applicable to life insurance companies operating in China, which will come into effect on December 31, 2003, will lead to a one-time adjustment to our PRC GAAP earnings in 2003. We do not expect to declare dividends in respect of 2003, and our ability to pay dividends in respect of 2004 is likely to be constrained. Subject to the considerations and constraints described above, we expect to begin paying dividends in 2005, at a payout range of between 10% and 20% of our after-tax profits, as determined under H.K. GAAP. We expect to continue to pay dividends in line with our earnings performance thereafter. We will declare dividends, if any, in Renminbi with respect to the H shares on a per share basis and will pay such dividends in Hong Kong dollars.

                                CAPITALIZATION

   The following table presents:

  .   the actual consolidated capitalization of CLIC as of June 30, 2003;

  . the actual consolidated capitalization of CLIC as of June 30, 2003, as adjusted to reflect the restructuring as if it had occurred on that date; and


  . our pro forma consolidated capitalization as of June 30, 2003, as if our offering of 5,882,353,000 H shares at an offering price of US$17.08 per ADS, or HK$3.32 per H share, the midpoint of the range set forth on the cover page of this prospectus, had occurred on that date.


   You should read this table in conjunction with "Operating and Financial Review and Prospects" and the consolidated financial statements and the accompanying notes included elsewhere in this prospectus.


                                                               As of June 30, 2003
                                                   --------------------------------------------
                                                                      Adjusted for  Pro forma as
                                                         Actual       restructuring   adjusted
                                                   -----------------  ------------  ------------
                                                      RMB      US$     RMB     US$   RMB    US$
                                                   --------  -------  ------  ----- ------ -----
                                                                  (in millions)
Bank borrowings...................................      311       38      --     --     --    --
 (of which RMB 140 million is secured and RMB 171
   million is unsecured, actual)
Equity
 Ordinary shares, par value RMB 1.00 per share; no
   shares issued and outstanding, actual;
   20,000,000,000 shares issued and outstanding,
   adjusted for restructuring; and 25,882,353,000
   shares issued and outstanding, pro forma.......    4,600      556  20,000  2,416 25,882 3,127
 Additional paid-in capital.......................      113       14  16,182  1,955 29,969 3,620
 Retained earnings and accumulated other
   comprehensive income........................... (181,066) (21,874)     --     --   --    --

 Total equity..................................... (176,353) (21,304) 36,182  4,371 55,851 6,747
     Total capitalization......................... (176,042) (21,266) 36,182  4,371 55,851 6,747

                                   DILUTION


   Our net tangible book value as of June 30, 2003, determined on a pro forma basis after giving effect to the restructuring as if it had occurred on June 30, 2003, was RMB 21,923 million (US$2,649 million), which equates to a pro forma net tangible book value of US$5.30 per ADS. Net tangible book value per ADS represents:


  . the amount of our tangible assets, meaning total assets less net intangible assets;

  .   reduced by our total liabilities and minority interests; and

  .   divided by the ADS equivalent of the total number of H shares outstanding.

   Dilution in pro forma net tangible book value per ADS represents the difference between the amount per ADS paid by purchasers of our ADSs and H shares in this offering and the pro forma net tangible book value per share immediately following this offering.


   After giving effect to 161,764,700 ADSs which we and CLIC are selling in this offering, based on the midpoint of the price range set forth on the cover page of this prospectus, and after deducting our underwriting discount and estimated offering expenses and giving effect to our intended use of proceeds, our pro forma adjusted net tangible book value as of June 30, 2003 would have been approximately US$5,018 million, or US$7.76 per ADS, or US$8.04 per ADS, if the underwriters exercise the over-allotment option in full. This represents an immediate increase in pro forma net tangible book value of US$2.46 per ADS to CLIC, our existing shareholder, and an immediate dilution of pro forma net tangible book value of US$9.32 per ADS to new investors purchasing shares in this offering. This dilution will be US$9.04 per ADS if the underwriters exercise the over-allotment option in full.


   Assuming this offering had occurred on June 30, 2003, the following table illustrates the dilution per share on the basis that the underwriters do not exercise the over-allotment option and that they exercise the over-allotment option in full:


                                                                              Over-allotment Over-allotment
                                                                                option not    option fully
                                                                                exercised      exercised
                                                                              -------------- --------------
                                                                                          (US$)
Initial public offering price per ADS........................................     17.08          17.08
Pro forma net tangible book value per ADS before this offering...............      5.30           5.30
Increase per ADS attributable to investors in this offering..................      2.46           2.75
Pro forma net tangible book value as adjusted to give effect to this offering      7.76           8.04
Dilution per ADS to investors in this offering...............................      9.32           9.04



   Assuming this offering had occurred on June 30, 2003, the following table summarizes the differences between the total consideration paid and the average price per share paid by CLIC (based on the pro forma net tangible book value of RMB 21,923 million (US$2,649 million) for the net assets transferred to us as of June 30, 2003, as determined under H.K. GAAP) and the investors in this offering with respect to the number of ADSs purchased from us:



                                                          Total
                               ADSs/(1)/ purchased    consideration   Average
                              ----------------      -----------------  price
                               Number    Percent     Amount   Percent per ADS
                              --------- -------     --------- ------- -------
                                 (in                 (US$ in
                              millions)             millions)          (US$)
   CLIC......................    500     77.3%/(2)/   2,649    51.3%    5.30
   Investors in this offering    147     22.7%        2,511    48.7%   17.08
                                 ---     -----        -----    -----   -----
   Total.....................    647      100%        5,160     100%    7.98
                                 ===     =====        =====    =====   =====

--------

(1) Each ADS represents 40 H shares.


(2) CLIC is offering an additional 9.1% of the shares to be sold in the global offering. Upon completion of the global offering, CLIC will own 75.0% of our total shares or 72.2% if the underwriters' over-allotment option is exercised in full.

                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

   The following tables set forth our selected consolidated financial information. We have derived the consolidated financial information as of and for the years ended December 31, 2000, 2001 and 2002 and as of and for the six-month periods ended June 30, 2002 and 2003 from our audited consolidated financial statements included elsewhere in this prospectus. As described below, these financial statements present the financial results of our predecessor company, CLIC. The financial statements are prepared and presented in accordance with H.K. GAAP. For a reconciliation of our net profit and owners' equity to U.S. GAAP, see Note 26 of the notes to the financial statements included elsewhere in this prospectus.

   We were formed on June 30, 2003 in connection with CLIC's restructuring. In connection with the restructuring, CLIC transferred to us (1) all long-term insurance policies (policies having a term of more than one year from the date of issuance) issued on or after June 10, 1999, having policy terms approved by or filed with the CIRC on or after June 10, 1999 and either (i) recorded as a long-term insurance policy as of June 30, 2003 in a database attached to the restructuring agreement as an annex or (ii) having policy terms for group supplemental medical insurance (fund type), (2) stand-alone short-term policies (policies having a term of one year or less from the date of issuance) issued on or after June 10, 1999 and (3) all riders supplemental to the policies described in clauses (1) and (2) above, together with the reinsurance contracts specified in an annex to the restructuring agreement. See "The Restructuring". All other insurance policies were retained by CLIC. We assumed all obligations and liabilities of CLIC under the transferred policies. CLIC continues to be responsible for its liabilities and obligations under the non-transferred policies following the restructuring. The restructuring was effected through a restructuring agreement entered into with CLIC on September 30, 2003, with retroactive effect to June 30, 2003. Pursuant to PRC law and the restructuring agreement, the transferred policies were transferred to us as of June 30, 2003; however, for accounting proposes, the restructuring is treated as having occurred on September 30, 2003. The business constituted by the policies and assets transferred to us and the obligations and liabilities assumed by us and the business constituted by the policies, assets, obligations and liabilities retained by CLIC were, prior to the restructuring, under common management from a number of significant aspects. Therefore, our consolidated balance sheet data as of December 31, 2000, 2001 and 2002 and June 30, 2002 and 2003, and the profit and loss accounts data for the years ended December 31, 2000, 2001 and 2002 and for the six-month periods ended June 30, 2002 and 2003, present the financial results of our predecessor company, CLIC, and they will not necessarily be indicative of our future earnings, cash flows or financial position as a stand-alone company.

   You should read this information in conjunction with the rest of the prospectus, including our audited consolidated financial statements and the accompanying notes and "Operating and Financial Review and Prospects" included elsewhere in this prospectus.

   The selected historical consolidated financial information below omits data related to 1998 and 1999. CLIC developed new systems during 1997, 1998 and 1999 for capturing individual policy details. These systems were completed during 1999. As a result, we are unable to prepare reliable financial information without unreasonable effort or expense for the years ended December 31, 1998 and 1999 in accordance with H.K. GAAP or U.S. GAAP because we do not have complete information for policies in force at December 31, 1998 or prior years. Due to the fact that as of December 31, 1999, a premium deficiency was determined to exist under both H.K. GAAP and U.S. GAAP relating to certain insurance contracts that were written prior to such date, all assumptions were reset at such date. Under H.K. GAAP and U.S. GAAP, these revised assumptions are used for periods subsequent to December 31, 1999.

                                                                                     For the six months
                                                For the year ended December 31,        ended June 30,
                                               ---------------------------------  ------------------------
                                                 2000     2001     2002    2002     2002     2003    2003
                                               -------  -------  -------  ------  -------  -------  ------
                                                 RMB      RMB      RMB     US$      RMB      RMB     US$
                                                           (in millions, except per share data)
Consolidated Profit and Loss Accounts Data
H.K. GAAP

Revenues
Gross written premiums and policy fees........  44,714   56,869   68,769   8,308   34,164   36,091   4,360
Less: premiums ceded to reinsurers............  (1,501)  (1,655)  (1,869)   (226)    (765)    (690)    (83)
                                               -------  -------  -------  ------  -------  -------  ------
Net written premiums and policy fees..........  43,213   55,214   66,900   8,082   33,399   35,401   4,277
Net change in unearned premium reserves.......    (314)    (248)    (476)    (58)     306       17       2
                                               -------  -------  -------  ------  -------  -------  ------
Net premiums earned and policy fees...........  42,899   54,966   66,424   8,025   33,705   35,418   4,279
                                               -------  -------  -------  ------  -------  -------  ------
Net investment income.........................   4,374    6,276    8,347   1,008    3,991    5,070     612
Net realized gains/(losses) on investments....     (23)      (6)     266      32      684      691      83
Net unrealized gains/(losses) on investments..     298     (322)  (1,067)   (129)     (75)     280      34
Other income..................................     827      293      338      41      121      122      15
                                               -------  -------  -------  ------  -------  -------  ------
Total revenues................................  48,375   61,207   74,308   8,977   38,426   41,581   5,023
                                               -------  -------  -------  ------  -------  -------  ------
Benefits, claims and expenses
Insurance benefits and claims
 Life insurance death and other benefits......  (8,467) (10,099)  (7,010)   (847)  (3,869)  (4,580)   (553)
 Accident and health claims and claim
   adjustment expenses........................  (2,767)  (3,829)  (4,053)   (490)  (1,959)  (2,455)   (297)
 Increase in future life policyholder benefits (27,738) (33,121) (45,374) (5,482) (22,793) (23,192) (2,802)
Policyholder dividends and participation in
  profits.....................................      (7)    (177)    (641)    (77)    (310)    (862)   (104)
Amortization of deferred policy acquisition
  costs.......................................  (1,745)  (3,024)  (3,832)   (463)  (2,102)  (2,648)   (320)
Underwriting and policy acquisition costs.....  (3,073)  (2,176)  (1,661)   (201)    (822)    (708)    (86)
Administrative expenses.......................  (4,318)  (5,100)  (6,162)   (744)  (2,916)  (3,005)   (363)
Other operating expenses......................  (2,602)  (1,110)    (634)    (77)    (316)    (704)    (85)
Interest expense on bank borrowings...........     (29)      (5)      (7)     (1)      (4)      (5)     (1)
Interest credited to policyholder contract
  deposits....................................  (4,505)  (5,799)  (7,095)   (857)  (3,209)  (4,109)   (496)
Statutory insurance levy......................     (59)     (64)     (73)     (9)     (30)     (38)     (5)
                                               -------  -------  -------  ------  -------  -------  ------
Total benefits, claims and expenses........... (55,310) (64,504) (76,542) (9,247) (38,330) (42,306) (5,111)
                                               -------  -------  -------  ------  -------  -------  ------
Profit/(loss) before income tax expense and
  minority interests..........................  (6,935)  (3,297)  (2,234)   (270)      96     (725)    (88)
Income tax expense............................     (14)      (4)     (14)     (2)      (3)      (8)     (1)
                                               -------  -------  -------  ------  -------  -------  ------
Profit/(loss) before minority interests.......  (6,949)  (3,301)  (2,248)   (272)      93     (733)    (89)
Minority interests............................     (41)       6       (2)     (0)      (2)      19       2
                                               -------  -------  -------  ------  -------  -------  ------
Net profit/(loss).............................  (6,990)  (3,295)  (2,250)   (272)      91     (714)    (86)
                                               =======  =======  =======  ======  =======  =======  ======
U.S. GAAP
 Revenues.....................................  48,375   61,207   74,308   8,977   38,426   41,581   5,023
 Net profit/(loss)............................  (7,026)  (3,336)  (2,317)   (280)      61     (556)    (67)
 Net profit/(loss) per share/(1)/.............   (0.35)   (0.17)   (0.12)  (0.01)    0.00    (0.03)  (0.00)
 Net profit/(loss) per ADS/(1)/...............  (14.05)   (6.67)   (4.63)  (0.56)    0.12    (1.11)  (0.13)

--------

(1) The 20,000,000,000 shares issued to CLIC in the restructuring have been given retroactive treatment for purposes of computing per share and per ADS amounts. Each ADS represents 40 H shares. Any discrepancies in the table between the amounts per share and the amounts per ADS are due to rounding.

                                                               As of December 31,                  As of June 30,
                                                     -------------------------------------  ---------------------------
                                                       2000      2001      2002      2002     2002      2003      2003
                                                     --------  --------  --------  -------  --------  --------  -------
                                                       RMB       RMB       RMB       US$      RMB       RMB       US$
                                                                                (in millions)
Consolidated Balance Sheet Data
H.K. GAAP

Assets

Investments
  Fixed maturity securities.........................   37,684    53,284    76,337    9,222    61,449    82,017    9,908
  Equity securities.................................    6,794     7,698    12,171    1,470     7,084    14,797    1,788
  Term deposits.....................................   39,653    76,083   123,675   14,941    97,798   142,043   17,160
  Statutory deposits--restricted....................       40       990       991      120       991       992      120
  Investments in associated companies...............    2,031     2,036     2,035      246     2,027     1,993      241
  Policy loans......................................      109       107       106       13       105       136       16
  Securities purchased under agreements to resell...   19,840    30,480    36,388    4,396    46,247    70,061    8,464
  Other.............................................      572       336       231       28       299       209       25
  Cash and cash equivalents.........................   23,275    17,855    14,529    1,755    17,575    23,592    2,850
                                                     --------  --------  --------  -------  --------  --------  -------
Total investments...................................  129,998   188,869   266,463   32,191   233,575   335,840   40,572
                                                     --------  --------  --------  -------  --------  --------  -------
Other assets
  Accrued investment income.........................    3,033     3,527     4,198      507     4,003     4,277      517
  Premiums receivable...............................    1,388     1,844     1,757      212     2,878     3,282      396
  Reinsurance assets................................      970     1,100     1,224      148     1,091       971      117
  Deferred policy acquisition costs.................    5,996    10,893    18,084    2,185    14,185    21,282    2,571
  Property, plant and equipment, net of accumulated
   depreciation.....................................   15,617    18,347    18,457    2,230    18,237    18,610    2,249
  Other.............................................    5,375     3,528     3,587      433     4,176     3,676      444
                                                     --------  --------  --------  -------  --------  --------  -------
Total other assets..................................   32,379    39,239    47,307    5,715    44,570    52,098    6,294
                                                     --------  --------  --------  -------  --------  --------  -------
Total assets........................................  162,377   228,108   313,770   37,906   278,145   387,938   46,866
                                                     ========  ========  ========  =======  ========  ========  =======
Liabilities and equity

Liabilities
  Future life policyholder benefits.................  226,868   259,989   305,363   36,890   282,782   328,555   39,692
  Policyholder contract deposits and other funds....   89,373   105,609   156,273   18,879   139,575   210,975   25,487
  Unearned premium reserves.........................    4,131     4,441     5,036      608     4,058     4,719      570
  Reserves for claims and claim adjustment
   expenses.........................................      716       867       879      106     1,010       910      110
  Annuity and other insurance balances payable......    4,029     6,362     8,057      973     8,257     7,987      965
  Premiums received in advance......................      735     1,481     1,767      213     1,231     1,860      225
  Policyholder deposits.............................      694       629       592       72       609       570       69
  Policyholder dividends payable....................        2       177       688       83       390     1,599      193
  Securities sold under agreements to repurchase....       90    14,608     3,602      435     4,501        --       --
  Bank borrowings...................................      921       379       313       38       325       311       38
  Provision.........................................       73       330       445       54       388       460       55
  Other liabilities.................................    3,489     4,206     4,716      570     4,967     4,800      580
  Statutory insurance fund..........................    1,132     1,215     1,337      162     1,269     1,399      169
                                                     --------  --------  --------  -------  --------  --------  -------
Total liabilities...................................  332,253   400,293   489,068   59,083   449,362   564,145   68,153
                                                     --------  --------  --------  -------  --------  --------  -------
Commitments and contingencies.......................       --        --        --       --        --        --       --
Minority interests..................................      169       163       165       20       164       146       18
Owners' equity...................................... (170,045) (172,348) (175,463) (21,197) (171,381) (176,353) (21,305)
                                                     --------  --------  --------  -------  --------  --------  -------
Total liabilities and equity........................  162,377   228,108   313,770   37,906   278,145   387,938   46,866
                                                     ========  ========  ========  =======  ========  ========  =======
U.S. GAAP
  Total assets......................................  162,307   227,997   313,592   37,884   278,004   387,918   46,864
  Total liabilities.................................  332,253   400,293   489,068   59,083   449,362   564,145   68,153
  Owners' equity.................................... (170,115) (172,459) (175,641) (21,219) (171,522) (176,373) (21,307)

                UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA

   The unaudited pro forma consolidated financial information for the year ended December 31, 2002, for the six-month periods ended June 30, 2002 and 2003 and as of June 30, 2003 has been prepared in accordance with H.K. GAAP and gives effect to the restructuring, as if it had occurred at the start of the year ended December 31, 2002 or at the start of the six-month periods ended
June 30, 2002 or 2003, for purposes of the pro forma profit and loss data, and on June 30, 2003, for purposes of the pro forma consolidated balance sheet data.

   The unaudited pro forma consolidated financial information is provided for illustrative purposes only and does not necessarily represent what our consolidated financial results actually would have been if the transactions had in fact occurred on those dates and is not necessarily representative of our financial results for any future periods. The notes to the pro forma consolidated financial data contain a more detailed discussion of how the adjustments described above are presented. The unaudited pro forma consolidated financial information should be read in connection with "Operating and Financial Review and Prospects" and the historical consolidated financial statements and accompanying notes of China Life included elsewhere in this prospectus.

   Upon the approval of the State Council and the CIRC, we were formed on June 30, 2003 in connection with the restructuring by CLIC. The restructuring was effected through a plan of restructuring, which was approved by the CIRC on August 21, 2003, and a restructuring agreement we entered into with CLIC on September 30, 2003, with retroactive effect to June 30, 2003. Pursuant to PRC law and the restructuring agreement, the transferred policies were transferred to us as of June 30, 2003; however, for accounting purposes the restructuring is treated as having occurred on September 30, 2003.

   Under PRC law and the restructuring agreement, the restructuring was effective as of June 30, 2003, which we refer to in this prospectus as the effective date. In connection with the restructuring:

  . CLIC transferred to us (1) all long-term insurance policies (policies having a term of more than one year from the date of issuance) issued on or after June 10, 1999, having policy terms approved by or filed with the CIRC on or after June 10, 1999 and either (i) recorded as a long-term insurance policy as of June 30, 2003 in a database attached to the restructuring agreement as an annex or (ii) having policy terms for group supplemental medical insurance (fund type), (2) stand-alone short-term policies (policies having a term of one year or less from the date of issuance) issued on or after June 10, 1999 and (3) all riders supplemental to the policies described in clauses (1) and (2) above, together with the reinsurance contracts specified in an annex to the restructuring agreement. We refer to these policies in this prospectus as the "transferred policies". See "The Restructuring". All other insurance policies were retained by CLIC. We refer to these policies as the "non-transferred policies". We assumed all obligations and liabilities of CLIC under the transferred policies. CLIC continues to be responsible for its liabilities and obligations under the non-transferred policies following the effective date. See "The Restructuring--Transfer of Insurance Policies and Related Assets".

  . CLIC's assets as of June 30, 2003 were divided between China Life and CLIC in accordance with the restructuring agreement entered into between CLIC and ourselves in connection with the restructuring. Premiums receivable were allocated to the transferred and non-transferred policies based on the specific policies to which they relate. Property, plant and equipment and other operating assets were allocated based on the terms of the restructuring agreement. Investments in respect of participating policies were allocated to the transferred policies, since all participating business has been transferred. Unlisted equity securities and investment properties were allocated to CLIC. The remaining investment assets, including term deposits, fixed maturity securities, equity securities, repurchase agreements and cash and cash equivalents, were allocated so as to ensure that the book value of China Life as of June 30, 2003 was RMB 29,608 million, as determined under PRC valuation regulations. This was equivalent to RMB 36,182 million as determined under H.K. GAAP, due to differences between PRC GAAP and H.K. GAAP. The proportions of each of these classes of assets allocated to CLIC and ourselves were similar.

  . CLIC agreed not to, directly or indirectly through its subsidiaries and affiliates, participate, operate or engage in life, accident or health insurance businesses and any other business in China which may compete with our insurance business. CLIC also undertook (1) to refer to us any corporate business opportunity that falls within our business scope and which may directly or indirectly compete with our business and (2) to grant us a right of first refusal, on the same terms and conditions, to purchase any new business developed by CLIC. See "Relationship with CLIC--Non-Competition Agreement".

  . Substantially all of the management personnel and employees who were employed by CLIC in connection with the transferred assets and businesses were transferred to us. Some management and personnel remained with CLIC. See "The Restructuring--Transfer of Insurance Policies and Related Assets".

  . CLIC retained the trademarks used in our business, including the "China Life" name and "ball" logo and granted us and our branches a royalty-free license to use these trademarks. CLIC and its subsidiaries and affiliates will be entitled to use these trademarks, but CLIC may not license or transfer these trademarks to other third parties. See "Relationship with CLIC--Trademark License Agreement".

  . CLIC's contracts with its agents and other intermediaries were transferred to us. See "The Restructuring--Transfer of Insurance Policies and Related Assets".

  . We entered into various agreements under which we provide policy administration services to CLIC for the non-transferred policies, manage CLIC's investment assets and lease office space from CLIC for our branch and field offices. See "Relationship with CLIC".

   As a result of the transfer of assets and liabilities to us pursuant to the restructuring, we would have had a pro forma owners' equity as of June 30, 2003 of RMB 36,182 million (US$4,371 million), as determined under H.K. GAAP. In consideration of this transfer, we issued 20,000,000,000 domestic state-owned shares to CLIC as of the effective date.

                                                              For the six months ended June 30, 2003
                                                          ----------------------------------------------
                                                          Historical Adjustments Note Pro Forma Pro Forma
                                                          ---------- ----------- ---- --------- ---------
                                                             RMB         RMB             RMB       US$
                                                                           (in millions)
Pro Forma Consolidated Profit and Loss Accounts Data
H.K. GAAP

Revenues
Gross written premiums and policy fees...................   36,091     (10,688)   (a)   25,403    3,069
Less: premiums ceded to reinsurers.......................     (690)         --    (a)     (690)     (83)
                                                           -------     -------         -------   ------
Net written premiums and policy fees.....................   35,401     (10,688)   (a)   24,713    2,986
Net change in unearned premium reserves..................       17          --    (a)       17        2
                                                           -------     -------         -------   ------
Net premiums earned and policy fees......................   35,418     (10,688)   (a)   24,730    2,988
                                                           -------     -------         -------   ------
Net investment income....................................    5,070      (2,032)   (b)    3,038      367
Net realized gains/(losses) on investments...............      691        (271)   (b)      420       51
Net unrealized gains/(losses) on investments.............      280        (110)   (b)      170       21
Other income.............................................      122         842             964      116
                                                                           (49)   (l)
                                                                           869    (c)
                                                                            22    (d)
                                                           -------     -------         -------   ------
Total revenues...........................................   41,581     (12,259)         29,322    3,542
                                                           -------     -------         -------   ------
Benefits, claims and expenses
Insurance benefits and claims
 Life insurance death and other benefits.................   (4,580)      2,946    (e)   (1,634)    (197)
 Accident and health claims and claim adjustment expenses   (2,455)         --    (e)   (2,455)    (297)
 Increase in future life policyholder benefits...........  (23,192)     10,638    (f)  (12,554)  (1,517)
Policyholder dividends and participation in profits......     (862)         --    (e)     (862)    (104)
Amortization of deferred policy acquisition costs........   (2,648)         --          (2,648)    (320)
Underwriting and policy acquisition costs................     (708)        442    (g)     (266)     (32)
Administrative expenses..................................   (3,005)        175          (2,830)    (342)
                                                                            17    (k)
                                                                            17    (i)
                                                                           205    (h)
                                                                           (64)   (j)
Other operating expenses.................................     (704)        505    (k)     (199)     (24)
Interest expense on bank borrowings......................       (5)          5    (k)       --       --
Interest credited to policyholder contract deposits......   (4,109)      2,832    (e)   (1,277)    (154)
Statutory insurance levy.................................      (38)         --             (38)      (5)
                                                           -------     -------         -------   ------
Total benefits, claims and expenses......................  (42,306)     17,543         (24,763)  (2,992)
                                                           -------     -------         -------   ------
Profit/(loss) before income tax expense and minority
  interests..............................................     (725)      5,284           4,559      551
Income tax expense.......................................       (8)     (1,406)   (l)   (1,414)    (171)
                                                           -------     -------         -------   ------
Profit/(loss) before minority interests..................     (733)      3,878           3,145      380
Minority interests.......................................       19         (19)   (k)       --       --
                                                                           (17)   (m)      (17)      (2)
                                                           -------     -------         -------   ------
Net profit/(loss)........................................     (714)      3,842           3,128      378
                                                           =======     =======         =======   ======
U.S. GAAP
 Net profit..............................................                                3,128      378

                                                               For the six months ended June 30, 2002
                                                               ------------------------------------
                                                               Historical  Adjustments Note Pro Forma
                                                               ----------  ----------- ---- ---------
                                                                         (RMB in millions)
H.K. GAAP
Revenues
Gross written premiums and policy fees........................   34,164      (10,860)   (a)   23,304
Less: premiums ceded to reinsurers............................     (765)          --    (a)     (765)
                                                                -------      -------         -------
Net written premiums and policy fees..........................   33,399      (10,860)   (a)   22,539
Net change in unearned premium reserves.......................      306           --    (a)      306
                                                                -------      -------         -------
Net premiums earned and policy fees...........................   33,705      (10,860)   (a)   22,845
                                                                -------      -------         -------
Net investment income.........................................    3,991       (1,977)   (b)    2,014
Net realized gains/(losses) on investments....................      684         (337)   (b)      347
Net unrealized gains/(losses) on investments..................      (75)          37    (b)      (38)
Other income..................................................      121          851             972
                                                                                 (58)   (l)
                                                                                 892    (c)
                                                                                  17    (d)
                                                                -------      -------         -------
Total revenues................................................   38,426      (12,286)         26,140
                                                                -------      -------         -------
Benefits, claims and expenses
Insurance benefits and claims
 Life insurance death and other benefits......................   (3,869)       2,753    (e)   (1,116)
 Accident and health claims and claim adjustment expenses.....   (1,959)          --    (e)   (1,959)
 Increase in future life policyholder benefits................  (22,793)       9,527    (f)  (13,266)
Policyholder dividends and participation in profits...........     (310)           2    (e)     (308)
Amortization of deferred policy acquisition costs.............   (2,102)          --          (2,102)
Underwriting and policy acquisition costs.....................     (822)         644    (g)     (178)
Administrative expenses.......................................   (2,916)         156          (2,760)
                                                                                  10    (k)
                                                                                  20    (i)
                                                                                 190    (h)
                                                                                 (64)   (j)
Other operating expenses......................................     (316)         160    (k)     (156)
Interest expense on bank borrowings...........................       (4)           4    (k)       --
Interest credited to policyholder contract deposits...........   (3,209)       2,524    (e)     (685)
Statutory insurance levy......................................      (30)          --             (30)
                                                                -------      -------         -------
Total benefits, claims and expenses...........................  (38,330)      15,770         (22,560)
                                                                -------      -------         -------
Profit/(loss) before income tax expense and minority interests       96        3,484           3,580
Income tax expense............................................       (3)      (1,003)   (l)   (1,006)
                                                                -------      -------         -------
Profit/(loss) before minority interests.......................       93        2,481           2,574
Minority interests............................................       (2)           2    (k)       --
                                                                                 (11)   (m)      (11)
                                                                -------      -------         -------
Net profit/(loss).............................................       91        2,472           2,563
                                                                -------      -------         -------
U.S. GAAP
 Net profit...................................................                                 2,563

                                                               For the year ended December 31, 2002
                                                          ----------------------------------------------
                                                          Historical Adjustments Note Pro Forma Pro Forma
                                                          ---------- ----------- ---- --------- ---------
                                                             RMB         RMB             RMB       US$
                                                                           (in millions)
H.K. GAAP
Revenues
Gross written premiums and policy fees...................   68,769     (21,692)   (a)   47,077    5,687
Less: premiums ceded to reinsurers.......................   (1,869)          4    (a)   (1,865)    (225)
                                                           -------     -------         -------   ------
Net written premiums and policy fees.....................   66,900     (21,688)   (a)   45,212    5,462
Net change in unearned premium reserves..................     (476)         12    (a)     (464)     (56)
                                                           -------     -------         -------   ------
Net premiums earned and policy fees......................   66,424     (21,676)   (a)   44,748    5,406
                                                           -------     -------         -------   ------
Net investment income....................................    8,347      (4,001)   (b)    4,346      525
Net realized gains/(losses) on investments...............      266        (126)   (b)      140       17
Net unrealized gains/(losses) on investments.............   (1,067)        507    (b)     (560)     (68)
Other income.............................................      338       1,728           2,066      250
                                                                          (106)   (l)
                                                                         1,792    (c)
                                                                            42    (d)
                                                           -------     -------         -------   ------
Total revenues...........................................   74,308     (23,568)         50,740    6,130
                                                           -------     -------         -------   ------

Benefits, claims and expenses
Insurance benefits and claims
 Life insurance death and other benefits.................   (7,010)      4,702    (e)   (2,308)    (279)
 Accident and health claims and claim adjustment expenses   (4,053)         --    (e)   (4,053)    (490)
 Increase in future life policyholder benefits...........  (45,374)     20,455    (f)  (24,919)  (3,010)
Policyholder dividends and participation in profits......     (641)          3    (e)     (638)     (77)
Amortization of deferred policy acquisition costs........   (3,832)         --          (3,832)    (463)
Underwriting and policy acquisition costs................   (1,661)      1,106    (g)     (555)     (67)
Administrative expenses..................................   (6,162)        256          (5,906)    (713)
                                                                            20    (k)
                                                                            35    (i)
                                                                           328    (h)
                                                                          (127)   (j)
Other operating expenses.................................     (634)        204    (k)     (430)     (52)
Interest expense on bank borrowings......................       (7)          7    (k)       --       --
Interest credited to policyholder contract deposits......   (7,095)      5,527    (e)   (1,568)    (189)
Statutory insurance levy.................................      (73)         --             (73)      (9)
                                                           -------     -------         -------   ------
Total benefits, claims and expenses......................  (76,542)     32,260         (44,282)  (5,350)
                                                           -------     -------         -------   ------
Profit/(loss) before income tax expense and minority
  interests..............................................   (2,234)      8,692           6,458      780
Income tax expense.......................................      (14)     (1,890)   (l)   (1,904)    (230)
                                                           -------     -------         -------   ------
Profit/(loss) before minority interests..................   (2,248)      6,802           4,554      550
Minority interests.......................................       (2)          2    (k)       --       --
                                                                           (30)   (m)      (30)      (4)
                                                           -------     -------         -------   ------
Net profit/(loss)........................................   (2,250)      6,774           4,524      546
                                                           =======     =======         =======   ======
U.S. GAAP
 Net profit..............................................                                4,524      546

                                                                 As of June 30, 2003
                                                   -----------------------------------------------
                                                   Historical Adjustments Note Pro Forma Pro Forma
                                                   ---------- ----------- ---- --------- ---------
                                                      RMB         RMB             RMB       US$
                                                                    (in millions)
Pro Forma Consolidated Balance Sheet Data
H.K. GAAP

Assets

Investments
 Fixed maturity securities........................    82,017    (36,927)   (n)   45,090    5,447
 Equity securities................................    14,797     (6,066)   (n)    8,731    1,055
 Term deposits....................................   142,043    (44,480)   (n)   97,563   11,786
 Statutory deposits--restricted...................       992      3,008    (n)    4,000      483
 Investments in associated companies..............     1,993     (1,993)   (n)       --       --
 Policy loans.....................................       136        (87)   (n)       49        6
 Securities purchased under agreements to resell..    70,061    (23,724)   (n)   46,337    5,598
 Other............................................       209       (209)   (n)       --       --
 Cash and cash equivalents........................    23,592    (12,910)   (n)   10,682    1,290
                                                                    320    (o)      320       39
                                                    --------   --------         -------   ------
Total investments.................................   335,840   (123,068)   (n)  212,772   25,705
                                                    --------   --------         -------   ------
Other assets
 Accrued investment income........................     4,277     (1,559)   (n)    2,718      328
 Premiums receivable..............................     3,282       (540)          2,742      396
 Reinsurance assets...............................       971         --             971      117
 Deferred policy acquisition costs................    21,282         --          21,282    2,571
 Property, plant and equipment, net of accumulated
   depreciation...................................    18,610     (6,971)   (n)   11,639    1,406
 Other............................................     3,676     (3,041)   (n)      635       11
                                                    --------   --------         -------   ------
Total other assets................................    52,098    (12,111)         39,987    4,831
                                                    --------   --------         -------   ------
Total assets......................................   387,938   (135,179)        252,759   30,535
                                                    ========   ========         =======   ======
Liabilities and equity
 Future life policyholder benefits................   328,555   (260,113)   (p)   68,442    8,268
 Policyholder contract deposits and other funds...   210,975    (80,551)   (p)  130,424   15,756
 Unearned premium reserves........................     4,719         --           4,719      570
 Reserves for claims and claim adjustment expenses       910         --             910      110
 Other liabilities................................    18,986    (10,463)   (q)    8,523    1,030
 Deferred tax.....................................        --      3,239    (r)    3,239      391
 Commitments and contingencies....................        --         --              --       --
 Minority interests...............................       146       (146)   (n)       --       --
                                                                    320    (o)      320       39
 Owners' equity...................................  (176,353)   212,535          36,182    4,371
                                                    --------   --------         -------   ------
Total liabilities and equity......................   387,938   (135,179)        252,759   30,535
                                                    ========   ========         =======   ======
U.S. GAAP
 Total investments................................                              212,772   25,705
 Total assets.....................................                              252,759   30,535
 Total liabilities and equity.....................                              252,759   30,535

           NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA

Pro Forma Consolidated Profit and Loss Accounts Data

   (a) Reflects the exclusion of amounts attributable to the non-transferred policies from the pro forma consolidated profit and loss accounts data.

   (b) Income from investment properties and investments in associates retained by CLIC in the restructuring has been excluded from net investment income in the pro forma profit and loss accounts data. Other investment income, including interest income and dividends, realized gains and losses and unrealized gains and losses from investments held for trading attributable to investments retained by CLIC in the restructuring, has also been excluded. Cash and investment assets were divided between CLIC and China Life based on a mechanism set forth in the restructuring agreement entered into between CLIC and China Life in connection with the restructuring. See "Relationship with CLIC". Average cash and investment assets retained by CLIC for the year ended December 31, 2002 have been determined as if the restructuring had occurred on January 1, 2002. China Life's pro forma owners' equity on January 1, 2002 was equivalent to the amount agreed to by CLIC and China Life in the restructuring, and sufficient investments were assumed to be retained by CLIC to result in pro forma equity of this amount. The adjustment for investment income on these investments in the pro forma consolidated profit and loss accounts data has been determined on the basis of the percentage investment return on all of CLIC's cash and investment assets for 2002.

   (c) Reflects service fees to be paid by CLIC to China Life for the administration of the non-transferred policies under a policy management agreement to be entered into between CLIC and China Life in connection with the restructuring. For each semi-annual period, the service fee is equal to the sum of:

      (i) the number of in force non-transferred policies that were within their policy term as of the last day of the period, multiplied by RMB 8.0, with the number of policies in force for group insurance policies being equal to the number of individuals covered by the policies (excluding those whose policies have lapsed or matured), plus

     (ii) 2.50% of the actual premiums and deposits in respect of such policies collected during the semi-annual period.

       See "Relationship with CLIC". The adjustment for the service fees reflects the fees that would be paid under this agreement, as if the agreement had been in effect on January 1, 2002.

   (d) Reflects asset management fees to be paid by CLIC to the asset management joint venture for the management of investment assets retained by CLIC in the restructuring under an asset management agreement between CLIC and the asset management joint venture in connection with the restructuring. See "Relationship with CLIC". The adjustment for the asset management fees reflects the fees that would be paid under this agreement, as if the agreement had been in effect on January 1, 2002.

   (e) Reflects the exclusion of amounts attributable to the non-transferred policies.

   (f) Reflects the increase in future policyholder benefits attributable to the non-transferred policies.

   (g) Reflects the exclusion of underwriting and acquisition costs.

   (h) Reflects the exclusion of depreciation expense for the fixed assets retained by CLIC in the restructuring.

   (i) Reflects the exclusion of staff costs for employees and management remaining with CLIC in the restructuring.

   (j) Reflects rental expenses to be paid by China Life to CLIC for the lease of certain fixed assets from CLIC under a property leasing agreement to be entered into between China Life and CLIC in connection with the restructuring. See "Relationship with CLIC".

   (k) Reflects the exclusion of income and expenses attributable to non-core operations retained by CLIC in the restructuring.

   (l) Pro forma income tax has been included in the pro forma profit and loss accounts data based on the pro forma profit for the year. Since CLIC will retain the benefit of tax losses carried forward, the tax provision does not reflect any benefit in respect of those losses. In connection with the restructuring, China Life has received confirmation from the Ministry of Finance and the State Tax Bureau that certain expenses not normally deductible under current PRC tax law can be deducted by China Life in arriving at its taxable income for 2003. In the past, the deductibility of these expenses had no impact on its tax charge or net income because the business was loss-making. Taxation has been provided for on pro forma income before tax using the statutory rate of 33% and assuming that these expenses were deductible for the year ended December 31, 2002 and the six-month periods ended June 30, 2002 and 2003.

   (m) Reflects CLIC's minority interests in the asset management joint venture.

Pro Forma Consolidated Balance Sheet Data

   (n) CLIC's assets as of June 30, 2003 were divided between China Life and CLIC in accordance with the restructuring agreement entered into between CLIC and ourselves in connection with the restructuring. Premiums receivable and deferred policy acquisition costs were allocated to the transferred and non-transferred policies based on the specific policies to which they relate. Property, plant and equipment and other operating assets were allocated based on the terms of the restructuring agreement. Investments in respect of participating policies were allocated to the transferred policies, since all participating business has been transferred. Unlisted equity securities and investment properties were allocated to CLIC. The remaining investment assets, including term deposits, fixed maturity securities, equity securities, repurchase agreements and cash and cash equivalents, were allocated so as to ensure that the book value of China Life as of June 30, 2003 was RMB 29.6 billion, as determined under PRC valuation regulations. This was equivalent to RMB 36.2 billion as determined under H.K. GAAP, due to differences between PRC GAAP and H.K. GAAP. The proportions of each of these classes of assets allocated to CLIC and ourselves were similar.

   (o) Reflects CLIC's minority interests in the asset management joint venture.

   (p) Reflects the exclusion of reserves attributable to the non-transferred policies.

   (q) Reflects the exclusion of other liabilities and minority interests in subsidiaries retained by CLIC in the restructuring.

   (r) Deferred tax is provided in respect of the tax effect of differences between the book and tax bases as of June 30, 2003 arising as a result of the restructuring.

                 OPERATING AND FINANCIAL REVIEW AND PROSPECTS

   You should read the following discussion and analysis in conjunction with the audited consolidated financial statements and accompanying notes and the Unaudited Pro Forma Consolidated Financial Data and accompanying notes included elsewhere in this prospectus. For purposes of the following discussion, references to our "predecessor" mean CLIC, as our predecessor company prior to the restructuring, for the periods in question. In general, the financial results discussed in this section relate to historical consolidated financial data, including both the transferred policies and the non-transferred policies. When financial results discussed in this section relate to the transferred policies only or to our pro forma financial results, specific reference is made to that fact.

Overview

   Restructuring

   We were formed in connection with CLIC's restructuring. The restructuring was carried out to meet several objectives:

  . To establish a modern corporate governance structure and more effective management system.

  . To enable us to capture the opportunities offered by the rapid growth of China's insurance market and make us more competitive.

  . To obtain greater access to the capital markets and enhance our growth potential.

   In connection with the restructuring, CLIC transferred to us (1) all long-term insurance policies (policies having a term of more than one year from the date of issuance) issued on or after June 10, 1999, having policy terms approved by or filed with the CIRC on or after June 10, 1999 and either (i) recorded as a long-term insurance policy as of June 30, 2003 in a database attached to the restructuring agreement as an annex or (ii) having policy terms for group supplemental medical insurance (fund type), (2) stand-alone short-term policies (policies having a term of one year or less from the date of issuance) issued on or after June 10, 1999 and (3) all riders supplemental to the policies described in clauses (1) and (2) above, together with the reinsurance contracts specified in an annex to the restructuring agreement. We refer to these policies as the "transferred policies". See "The Restructuring". All other insurance policies were retained by CLIC. We refer to these policies as the "non-transferred policies".

   The restructuring was effected through a restructuring agreement entered into with CLIC on September 30, 2003, with retroactive effect to June 30, 2003. Pursuant to PRC law and the restructuring agreement, the transferred policies were transferred to us as of June 30, 2003; however, for accounting purposes the restructuring is treated as having occurred on September 30, 2003. As of June 30, 2003, we assumed all obligations and liabilities of CLIC under the transferred policies. CLIC continues to be responsible for its liabilities and obligations under the non-transferred policies following the restructuring. The business constituted by the policies and assets transferred to us and the obligations and liabilities assumed by us and the business constituted by the policies, assets, obligations and liabilities retained by CLIC were, prior to the restructuring, under common management from a number of significant aspects. Therefore, our historical financial statements for each of the three years ended and as of December 31, 2000, 2001 and 2002 and for the six-month periods ended and as of June 30, 2002 and 2003 present the financial results of our predecessor company, CLIC.

   Immediately following the restructuring, CLIC became our sole shareholder. We have agreed to provide management and other services to CLIC, including the administration of the run-off of the non-transferred policies, the management of the investment assets retained by CLIC (through our asset management joint venture described below) and various other services for CLIC, for which we will be paid fees. For a description of the restructuring and the other arrangements entered into in connection with the restructuring, see "The Restructuring" and "Relationship with CLIC".

   Overview of our business

   We are the leading life insurance company in China. We provide a broad range of insurance products, including individual life insurance, group life insurance, accident insurance and health insurance products. We had more than 44 million individual and group life insurance policies, annuity contracts and long-term health insurance policies in force as of June 30, 2003. We also offer accident and short-term health insurance policies to individuals and groups.

   We report our financial results according to the following three principal business segments:

  . Individual life insurance, which offers participating and non-participating life insurance and annuities to individuals. Our individual life insurance business comprises long-term products, meaning products having a term of more than one year at the date of their issuance.

  . Group life insurance, which offers participating and non-participating life insurance and annuities to companies and institutions. Our group life insurance business comprises long-term products.

  . Accident and health insurance, which offers accident insurance and health insurance to individuals and groups. Our accident insurance business comprises short-term products, meaning products having a term of one year or less at the date of their execution. Our health insurance business comprises both short-term products and long-term products.

   In addition, an asset management joint venture established by us and CLIC, manages our investment assets and, separately, substantially all of those of CLIC, pursuant to two asset management agreements, one with us and one with CLIC. Through this joint venture, we also intend to offer asset management products and services to other insurance companies. See "Business--Asset Management Business". We own 60% of the joint venture, with CLIC owning the remaining 40%.

   Financial overview of our business


   The historical financial statements included beginning on page F-1 of this prospectus represent the consolidated results of CLIC and its subsidiaries (including both the transferred policies and the non-transferred policies). These results are discussed on pages 70 to 90 of this prospectus.


   On a pro forma basis after giving effect to the restructuring, we had total gross written premiums and policy fees of RMB 47,077 million (US$5,687 million) and net income of RMB 4,524 million (US$547 million) in 2002 and total gross written premiums and policy fees of RMB 25,403 million (US$3,069 million) and net income of RMB 3,128 million (US$378 million) for the six months ended June 30, 2003. Our principal business segments had the following pro forma results:

  . Individual life insurance had pro forma total gross written premiums and policy fees of RMB 37,662 million (US$4,550 million) in 2002 and RMB 20,370 million (US$2,461 million) for the six months ended June 30, 2003 and pro forma deposits of RMB 52,340 million (US$6,323 million) in 2002 and RMB 53,271 million (US$6,436 million) in the six months ended June 30, 2003, principally reflecting the continuing strong sales of our participating products, particularly participating endowment products.

  . Group life insurance had pro forma total gross written premiums and policy fees of RMB 477 million (US$58 million) in 2002 and RMB 267 million (US$32 million) for the six months ended June 30, 2003 and pro forma deposits of RMB 6,232 million (US$753 million) in 2002 and RMB 5,146 million (US$622 million) in the six months ended June 30, 2003, principally reflecting a shift in the weighting of group products toward investment-type products.

  . Accident and health insurance had pro forma total gross written premiums of RMB 8,938 million (US$1,080 million) in 2002 and RMB 4,766 million (US$576 million) for the six months ended June 30, 2003, principally reflecting stable premium levels and strong overall financial performance in our accident insurance business and growth in premiums but weaker overall results in our health insurance business.

   The business of CLIC, our predecessor, was characterized by rapid growth of premium income over the past several years, particularly due to increased sales of participating products. Our historical results, which present the historical results of our predecessor for the periods presented below, also reflect the continuing performance of policies that were issued prior to June 10, 1999. Many of these policies paid guaranteed fixed rates of return that, due to declining interest rates, came to be significantly higher than the rates of return on investment assets. This created a "negative spread", where the investment return fell below the rate our predecessor had committed to pay on those policies. See "Life Insurance Industry in China". The policies issued by our predecessor on or after June 10, 1999, which have been transferred to us in the restructuring, were priced at significantly lower guaranteed rates, in line with the 2.50% cap established by the CIRC. We and CLIC have not incurred negative spread on these policies, as the average investment returns we and CLIC have been able to generate have been higher than the guaranteed rates.


   Our predecessor did not prepare financial information in accordance with H.K. GAAP or U.S. GAAP prior to the financial year ended December 31, 2000. Accordingly, we first prepared financial information in accordance with H.K. GAAP and U.S. GAAP as of January 1, 2000. As of this date, all assets and liabilities were measured in accordance with the requirements of H.K. GAAP and U.S. GAAP except that, as explained in note 3(m) to the consolidated financial statements included in this prospectus, certain property on hand as of that date was stated on the basis of a valuation performed as of January 1, 2000. Hong Kong GAAP does not have specific guidance on the accounting treatment of insurance contracts and we have adopted U.S. accounting rules in this regard in the preparation of the financial information. Preparation of H.K. GAAP and U.S. GAAP financial information as of January 1, 2000 required us to analyze insurance contracts in force at December 31, 1999 between traditional insurance contracts accounted for pursuant to the provisions of Statement of Financial Accounting Standards No. 60 "Accounting and Reporting by Insurance Enterprises" (SFAS 60), and investment-type contracts accounted for in accordance with the provisions of Statement of Financial Accounting Standards No. 97 "Accounting and Reporting by Insurance Enterprises for Certain Long-Duration Contracts and for the Realized Gains and Losses from the Sale of Investments" (SFAS 97). The liability for policyholder account balances for contracts accounted for pursuant to SFAS 97 was equal to the policy account values. Account values consisted of an accumulation of gross premium payments less loadings for expenses, mortality and profit plus credited interest. No asset in respect of deferred policy acquisition costs was recorded for investment contracts issued prior to June 10, 1999, since these contracts carried guaranteed interest rates in excess of the investment return obtainable at December 31, 1999 and the asset was therefore not considered recoverable. Interest continued to be credited on these contracts at guaranteed rates which mainly ranged from 5.0% up to 8.8% and up to 11.0% for a small number of policies, whereas CLIC's investments yielded approximately 3.8% in 2002, 4.1% in 2001 and 3.8% in 2000. As a result, the negative spread on these policies has continued to negatively affect results attributable to these policies in the three years ended December 31, 2002 and six months ended June 30, 2003. Reserves in respect of these policies, all of which were retained by CLIC in connection with the restructuring, were RMB 80,551 million at June 30, 2003.



   The liability for contracts accounted for pursuant to SFAS No. 60 was based on best-estimate assumptions of investment returns, mortality, lapse and policy administration expenses. As of the beginning of the year ended December 31, 2000 there was a premium deficiency in respect of our aggregate traditional insurance business in a loss making situation due to negative spreads between the interest rate guaranteed to policyholders on policies issued prior to June 10, 1999 and our estimate of future investment returns of 3.8% on this business. Accordingly, for policies issued prior to June 10, 1999, the best estimate assumptions were based on our best estimate assumptions determined as of December 31, 1999, with no provision for adverse deviation so as not to create future profits. Mortality and morbidity rates, which vary by age of the insured, and lapse rates, which vary by contract type, were based on expected experience at December 31, 1999. This was based on the results of an analysis of our actual mortality, morbidity and lapse experience incurred in the years 1999 through 2002. This experience was found to be comparable in all such years. In setting the mortality assumption, mortality experience was compared to and expressed as a percentage of the "CL" series of life tables. These tables were compiled by the People's Insurance Company of China in 1994 and 1995 and issued by the People's Bank of China, which was the principal regulatory authority of the insurance industry at the time. The tables are based on policy samples drawn from 43 subsidiaries and branches and mortality experience of these sample policies during the period January 1, 1990 to December 31, 1993 were studied. Currently all life insurance companies in China are required to use these tables for product pricing.


Factors Affecting Our Results of Operations

   Revenues, expenses and profitability

   We earn our revenues primarily from:

  . insurance premiums from the sale of life insurance policies and annuity contracts, including participating and non-participating policies and annuity contracts with life contingencies, as well as accident and health insurance products. Net premiums earned accounted for 82.6% of total revenues in 2002 and 76.0% of total revenues for the six months ended June 30, 2003.

  . policy fees for investment-type contracts. Policy fees accounted for 6.7% of total revenues in 2002 and 9.2% of total revenues for the six months ended June 30, 2003.

  . investment income and realized and, in some cases, unrealized gains and losses from our investment assets. Net investment income and net realized and unrealized gains and losses accounted for 10.2% of total revenues in 2002 and 14.5% of total revenues for the six months ended June 30, 2003.

   In addition, following the restructuring, we receive service fees for policy management services we provide to CLIC and, prior to incorporation of the asset management joint venture, we received asset management fees for asset management services we provide to CLIC. Since incorporation of the asset management joint venture, CLIC pays asset management fees to the asset management joint venture, which is a subsidiary of ours. See "Relationship with CLIC--Policy Management Agreement".

   Our operating expenses primarily include:

  . insurance benefits provided to our policyholders, accident and health claims and claim adjustment expenses;

  .   increases in future policyholder benefits;

  .   amortization of deferred policy acquisition costs;

  .   underwriting and policy acquisition costs;

  .   policyholder dividends and participation in profits;

  .   interest credited to policyholder contract deposits; and

  .   administrative and other expenses.

   In addition, following the restructuring, we pay rent to CLIC on the properties we lease from it.

   Our profitability depends principally on our ability to price and manage risk on insurance and annuity products, our ability to maximize the return on investment assets, our ability to attract and retain customers, and our ability to manage expenses. In particular, factors affecting our profitability include:

  . our ability to design and distribute products and services and to introduce new products which gain market acceptance on a timely basis;

  . our ability to price our insurance and investment products at levels that enable us to earn a margin over the costs of providing benefits and the expense of acquiring customers and administering those products;

  .   our returns on investment assets;

  .   our mortality and morbidity experience;

  . our persistency experience, which affects our ability to recover the cost of acquiring new business over the lives of the contracts;

  . our cost of administering insurance contracts and providing customer services; and

  . our ability to manage liquidity and credit risk in our investment portfolio and to manage duration risk in our asset and policy portfolios through asset-liability management.

   In addition, other factors, such as competition, taxes, securities market conditions and general economic conditions, affect our profitability.




   We experience some seasonality in our revenues and expenses. We typically experience lower levels of sales of products in the third quarter than in the first half of the year, and typically experience higher levels of administrative expenses in the second half of the year than the first. We expect these factors will affect our premiums and deposits and administrative expenses for the second half of 2003. See "Prospective Financial Information".


   Interest rates

   For many of our long-term life insurance and annuity products, we are obligated to pay a minimum interest or crediting rate to our policyholders or annuitants. These products expose us to the risk that changes in interest rates may reduce our "spread", or the difference between the amounts that we are required to pay under the policies and the rate of return we are able to earn on our investments intended to support our insurance obligations. The minimum rate we pay is established when the product is priced, subject to a cap set by the CIRC and which may be adjusted from time to time. Currently, the CIRC cap is 2.50%. If the rates of return on our investments fall below the minimum rates we guarantee, our profitability would be adversely affected. An increase in guaranteed rates caused by a rise in the CIRC cap may lead to an increase in surrenders and withdrawals of our existing products which offer rates lower than the new rates.

   Interest rates also affect our returns on investment assets, a large proportion of which is held in negotiated bank deposits and fixed maturity securities. In a declining interest rate environment, interest rate changes expose us to reinvestment risks. In a rising interest rate environment, higher rates may yield greater interest income but also may generate unrealized capital losses for fixed maturity securities designated as trading, causing us to incur realized capital losses for securities we reinvest or requiring us to take an impairment if the market value of fixed maturity securities declines for an extended period.

   Sustained levels of high or low interest rates also may affect the relative popularity of our various products. For example, the recent popularity of our participating products is partially driven by the protracted low interest rate environment in China and the 2.50% cap set by the CIRC on the guaranteed rates of return we may apply. The investment nature of the product, including the enhanced yield by means of dividends, has proven to be attractive to China's insurance buyers.

   Investments

   As an insurance company, we are limited by Chinese law and regulations in the types of assets in which we may invest policyholder funds. As prescribed by China's insurance law, we are limited to investing insurance premiums, deposits and other funds we receive primarily in term deposits; fixed maturity securities, including Chinese treasury bonds, Chinese government agency bonds and corporate bonds issued by Chinese companies and meeting specified criteria; and securities investment funds primarily invested in equity securities issued by Chinese companies and traded on China's securities exchanges. We also may participate in bond repurchase activities through domestic inter-bank repurchase markets and repurchase exchange markets. We currently are prohibited from investing in other securities without the CIRC's approval. However, we understand that the CIRC is considering easing these restrictions in the future. If the CIRC does so, this may permit us to invest in additional asset classes such as mortgage-backed securities, infrastructure project financings, foreign fixed-income securities and direct investment in China's securities markets. See "Regulation--Insurance Company Regulation--Regulation of investments". Our only material concentration risk relates to our investments in Chinese government securities.

   The limitations on the types of investments we are permitted to make affect the investment returns we are able to generate and subject us to various risks that we would not be subject to if we were able to invest in a wider array of investments. In particular, the limited availability of long-duration investment assets in the markets in which we invest has resulted in the duration of our assets being shorter than that of our liabilities. We believe that with the gradual easing of the investment restrictions imposed on insurance companies in China, our ability to match the duration of our assets to that of our liabilities will improve. We also seek to reduce the risk of duration mismatch by focusing on product offerings whose maturity profiles are in line with the duration of investments available to us in the prevailing investment environment.

   Our results can be materially affected by investment impairments, although there has been no material impairment charge recorded in our consolidated profit and loss accounts. The following table sets forth impairment charges, which are included in net realized gains and losses, for the periods indicated.

                                                            For the six
                                         For the year ended months ended
                                          December 31,      June 30,
                           -             -----------------  -----------
                                         2000   2001  2002  2002   2003
                           -             ----   ----  ----  ----   ----
                                            (RMB in millions)
               Fixed maturity securities (28)    --   (59)  (36)    (7)
               Equity securities........  (3)   (11)   (2)   --     --
                                         ---    ---   ---   ---     --
                  Total................. (31)   (11)  (61)  (36)    (7)
                                         ===    ===   ===   ===     ==


   The increase in impairments in 2002 related to a government bond deposited with a local broker that encountered financial difficulties in 2002, resulting in an impairment charge of RMB 36 million. This is an isolated case.

   Non-trading securities were comprised of the following asset classes as of June 30, 2003 and December 31, 2002.

                                 As of December 31,
                                        2002         As of June 30, 2003
                  -             -------------------- --------------------
                                 Cost or              Cost or
                                amortized Estimated  amortized Estimated
                                  cost    fair value   cost    fair value
                  -             --------- ---------- --------- ----------
                                            (RMB in millions)
      Fixed maturity securities
       Government bonds........  49,661     50,979    58,754     59,836
       Government agency bonds.  20,615     20,815    17,193     17,182
       Corporate bonds.........   3,212      3,323     4,095      4,172
                                 ------     ------    ------     ------
       Subtotal................  73,488     75,117    80,042     81,190
                                 ------     ------    ------     ------
      Equity securities
       Common stocks, unlisted.     957        957       899        899
       Funds...................   7,523      7,144     8,225      8,126
                                 ------     ------    ------     ------
       Subtotal................   8,480      8,101     9,124      9,025
                                 ------     ------    ------     ------
      Total....................  81,968     83,218    89,166     90,215
                                 ======     ======    ======     ======

   CLIC had unrealized losses of RMB 44 million and RMB 228 million as of December 31, 2001 and 2000, which were less than 1% of total investment assets at those dates. These unrealized losses related primarily to valuation adjustments to government bonds.

   The following tables set forth the length of time that each class of securities has continuously been in an unrealized loss position as of June 30, 2003 and December 31, 2002.


As of June 30, 2003                                    0-6 months 7-12 months 12-24 months  Total
-------------------                                    ---------- ----------- ------------ ------
                                                                    (RMB in millions)
Fixed maturity securities
 Unrealized losses....................................     (478)      --           (19)      (497)
 Carrying amounts.....................................   33,170       --           174     33,344
 Unrealized losses as a percentage of carrying amounts     1.44%      --         10.92%      1.49%

Equity securities
 Unrealized losses....................................     (105)      --            --       (105)
 Carrying amounts.....................................    5,671       --            --      5,671
 Unrealized losses as a percentage of carrying amounts     1.85%      --            --       1.85%

Total
 Total unrealized losses..............................     (583)      --           (19)      (602)
 Total carrying amounts...............................   38,841       --           174     39,015
 Unrealized losses as a percentage of carrying amounts     1.50%      --         10.92%      1.54%

                                                        0-6     7-12  12-24
As of December 31, 2002                                months  months months   Total
-----------------------                                ------  ------ ------  ------
                                                             (RMB in millions)
Fixed maturity securities
 Unrealized losses....................................   (472)    (8)     (2)   (482)
 Carrying amounts..................................... 25,078  1,187      13  26,278
 Unrealized losses as a percentage of carrying amounts  1.88%  0.67%  15.38%   1.83%

Equity securities
 Unrealized losses....................................   (382)    --      --    (382)
 Carrying amounts.....................................  6,261     --      --   6,261
 Unrealized losses as a percentage of carrying amounts  6.10%                  6.10%

Total
 Total unrealized losses..............................   (854)    (8)     (2)   (864)
 Total carrying amounts............................... 31,339  1,187      13  32,539
 Unrealized losses as a percentage of carrying amounts  2.73%  0.67%  15.38%   2.66%

   In determining whether a decline in value of a non-trading or held-to-maturity security is other-than-temporary and an impairment charge should be recorded in the income statement, our management considers a range of factors about the security issuer and uses its best judgment in evaluating the cause of the decline in the estimated fair value of the securities and in assessing the prospects for near term recovery. Inherent in the evaluation are assumptions and estimates about the operations of the issuer and its future earnings potential. The actual results may differ from the assumptions and estimates. We principally consider the following factors in making an evaluation about impairment:

  . the length of time and the extent to which the market value has been below amortized cost;

  . the potential for impairments of securities when the issuer is experiencing significant financial difficulties; and

  .   considerations specific to an industry sector.

   Should we conclude that an unrealized loss is other-than-temporary, the loss is recorded in the income statement but there is no impact on owners' equity as the securities are accounted for at estimated fair value, with unrealized losses included in reserves until they are realized or determined to be other-than-temporary. See "--Critical Accounting Policies".

   As of June 30, 2003, CLIC's total investment assets were RMB 335,840 million (US$40,572 million) and the investment yield for the six months ended June 30, 2003 was 1.7%. The investment yield for this period primarily reflected a shift away from fixed maturity securities and toward lower-yielding resale agreements, as well as a decline in prevailing market interest rates. As of December 31, 2002, CLIC's total investment assets, before giving effect to the restructuring, were RMB 266,463 million (US$32,191 million) and the investment yield for the year ended December 31, 2002 was 3.8%. The investment yield for this period primarily reflected a shift away from resale agreements, which have a comparatively low yield, as well as poor conditions in the equity markets. As of December 31, 2001, CLIC's total investment assets, before giving effect to the restructuring, were RMB 188,869 million and the investment yield for the year ended December 31, 2001 was 4.1%. The investment yield for this period primarily reflected a comparatively high investment yield in the Chinese equity markets that year. As of December 31, 2000, CLIC's total investment assets, before giving effect to the restructuring, were RMB 129,998 million and the investment yield for the year ended December 31, 2000 was 3.8%. The investment yield for this period primarily reflected a relatively higher weighting of and investment yield on equity securities and fixed maturity securities.

   Mix of products

   The following table sets forth, on a pro forma basis after giving effect to the restructuring, premium and deposit information as of or for the years ended December 31, 2000, 2001 and 2002 by type of product in our individual life insurance business, group life insurance business and accident and health insurance business.

                                                                              Compound
                                       As of or for the year ended             annual
                                             December 31,                    growth rate
                                       -------------------------             -----------
                                       2000      2001      2002     2002     (2000-2002)
                                       -----    ------    ------    -----    -----------
                                       RMB       RMB       RMB      US$
                                             (in millions)
Individual life insurance business

 Whole life and term life insurance:
 Gross written premiums............... 6,084     9,111    12,289    1,485       42.1%

 Endowment:
 Gross written premiums............... 4,351    11,925    18,169    2,195      104.3%
 Deposits............................. 4,258     9,839    50,428    6,092      244.1%

 Annuities:
 Gross written premiums............... 1,481     1,883     3,129      378       45.4%
 Deposits............................. 7,050     5,323     1,912      231     (47.9)%

Group life insurance business

 Whole life and term life insurance:
 Gross written premiums...............    --       985       344       42         --

 Annuities:
 Gross written premiums...............    --        53        --       --         --
 Deposits............................. 3,912     5,698     6,229      753       26.2%

Accident and health insurance business

 Accident insurance premiums.......... 6,277     5,097     5,174      625      (9.2)%
 Health insurance premiums............ 1,116     2,687     3,764      455       83.7%

   Our revenues and profitability are affected by changes in the mix of products we offer. In recent years the Chinese insurance market has been moving away from insurance policies offering fixed rates of return in favor of participating and investment-related products, and we expect these trends to continue. See "Life Insurance Industry in China--Industry Trends". Consistent with these trends, participating life insurance and annuity products, which were introduced by our predecessor in 2000, have been our fastest-growing individual life insurance products.

   Participating products tend to present us with less market risk, since we have more flexibility to set the level of dividends and because participating products are subject to guaranteed rates which are lower than those of non-participating products. In addition, changes in interest rates have less of an impact on their surrender rates than on those of non-participating policies. Conversely, participating products tend to be less profitable for us than non-participating products, largely because the terms of these contracts effectively commit us to sharing a portion of our earnings from participating products with our policyholders. Pursuant to guidelines issued by the CIRC, we are required under participating products to pay to our policyholder dividends which are no less than 70% of the distributable earnings from participating products. However, participating products still provide us with attractive profit contributions given the growing level of sales volume they produce.

   Participating and other products classified as investment-type products also affect our revenues, since only a portion of the payments we receive under them are recorded in our consolidated profit and loss accounts as policy fees, while the majority of the payments are recorded as deposit liabilities on our balance sheet. For the six months ended June 30, 2003, total deposits were RMB 61,082 million, an increase of 41.1% from RMB 43,289 million in the same period in 2002. Although deposits are a measure of business volume and contribute to our profitability, they are not reflected in our revenues.

   Another factor affecting our revenue is the fact that a substantial amount of the premiums we receive on many individual and group life insurance products are made in single payments, rather than over the course of the policy. For the six months ended June 30, 2003, 33% of total first-year gross written premiums were from single premium products and in 2002, 48% of total first-year gross written premiums were from single premium products. We believe that the popularity of single premium products is in line with purchasing patterns and demand in China.

   Reinsurance

   The amounts presented in the historical consolidated statements of income for revenues and policyholder benefits are net of amounts ceded to reinsurers. Under the PRC insurance law and CIRC's regulations, starting in 1996, our predecessor was required to reinsure 20% of its short-term accident and health insurance risks with China Reinsurance Company, or China Re, as statutory reinsurer. Beginning in 2000, the insurance risks subject to statutory reinsurance also covered long-term health insurance risks. The statutory reinsurance requirement is now being phased out. At the beginning of 2003, the percentage of accident and health insurance risks that our predecessor had to reinsure decreased by 5%, from 20% to 15%, and it is scheduled to decrease by a further 5% per year until it is phased out completely at the beginning of 2006. We are also party to various reinsurance agreements with China Re for the reinsurance of individual risks, group risks and defined blocks of business. As of December 31, 2002, all of our predecessor's ceded premiums had been ceded to China Re. We expect to continue to reinsure a portion of our mortality risk with China Re, as well as with other reinsurers in the future.

   Regulation

   We operate in a highly regulated industry. Changes in regulation can have a significant impact on our revenues, expenses and profitability. China's insurance regulatory regime is undergoing significant changes toward a more transparent regulatory process and a convergent movement toward international standards. Among other things, recent changes to solvency requirements may affect the amount of capital we are required to maintain. See "Regulation".

Critical Accounting Policies

   The preparation of financial statements in conformity with H.K. GAAP requires us to adopt accounting policies and make estimates and assumptions that affect amounts reported in the consolidated financial statements. In applying these accounting policies, we make subjective and complex judgments that frequently require estimates about matters that are inherently uncertain. Many of these policies, estimates and related judgments are common in the insurance and financial services industries; others are specific to our businesses and operations. The following sections discuss the accounting policies applied in preparing our financial statements that we believe are most dependent on the application of these judgments and estimates.

   Insurance claims and reserves

   Reserve for claims and claim adjustment expenses. These represent liabilities for claims arising under short-term accident and health insurance policies. Claims and claim adjustment expenses are charged to income as incurred. Unpaid claims and claim adjustment expense reserves represent the accumulation of estimates for ultimate claims and include provisions for claims incurred but not yet reported. The reserves represent estimates of future payments of reported and unreported claims for losses and related expenses with respect to insured events that have occurred.

   Future life policyholder benefits, policyholder contract deposits and other funds. These represent liabilities for estimated future policyholder benefits for traditional life insurance policies and investment contracts which are not investment-linked. Future life policyholder benefits for traditional life insurance policies are calculated using a net level premium valuation method based on actuarial assumptions as to mortality, morbidity, persistency, expenses and investment return, including a margin for adverse deviation. The assumptions are established at the time a policy is priced and issued and remain unchanged, except where premium deficiency occurs. Under policyholder contract deposits, the policyholders' share of unrealized gains or losses in respect of assets held by us, which may be paid to participating policyholders in the future, is included in liabilities for future life policyholder benefits offsetting the policyholders' share of the change in unrealized gains and losses during the year.

   Reserving is a complex process with inherent uncertainties, requiring the application of informed estimates and judgments. We establish the liabilities for obligations for future policy benefits and claims based on assumptions that are uncertain when made. These amounts may vary from the estimated amounts, particularly when those payments may not occur until well into the future. We evaluate our liabilities periodically, based on changes in the assumptions used to establish the liabilities, as well as our actual policy benefits and claims results. We charge changes in our liabilities to expenses in the period the liabilities are established or re-estimated. To the extent that trends in actual claims results are less favorable than our underlying assumptions used in establishing these liabilities, we may be required to increase our future life policyholder benefits. This increase could have a material adverse effect on our profitability and, if significant, our financial condition. Any deterioration in our solvency levels could change our customers' and our business associates' perception of our financial health, which in turn could affect our sales, earnings and operations.


   We establish liabilities for future life policyholder benefits on long duration contracts in accordance with the provisions of Statement of Financial Accounting Standards No. 60 "Accounting and Reporting by Insurance Enterprises". In accordance with the provisions of this standard, the present value of estimated future policy benefits less the present value of estimated future net premiums to be collected from policyholders are accrued when premium revenue is recognized. We base these estimates on the following assumptions:


  . We base our assumptions for interest rates on estimates of future yields on our investments. We use discount rates which increase from 3.8% to 5.0%, with a margin of provision for adverse deviation ranging from 0.25% to 0.50%. In determining our interest rate assumptions, we consider past investment experience, the current and future mix of our investment portfolio and trends in yields. Actual investment yields in the years ended December 31, 2000, 2001 and 2002 were 3.8%, 4.1% and 3.8%, respectively. The interest rates we assume for future years reflect increased investment in higher yielding securities, including corporate bonds, longer duration securities and equity securities.


  . We base our assumptions for mortality and morbidity rates, which vary by age of the insured, and lapse rates, which vary by contract type, on expected experience at date of contract issue plus, where applicable, a margin for adverse deviation. The mortality, morbidity and lapse assumptions used for 1999 through 2002 are based upon the results of an analysis of our actual mortality, morbidity and lapse experience incurred in those years. This mortality, morbidity and lapse experience was found to be comparable in all years. In setting the mortality assumption, mortality experience was compared to and expressed as a percentage of the "CL" series of life tables. These tables were compiled by the People's Insurance Company of China in 1994 and 1995 and issued by the People's Bank of China, which was the principal regulatory authority of the insurance industry at the time. The tables are based on policy samples drawn from 43 subsidiaries and branches and mortality experience of these sample policies during the period January 1, 1990 to December 31, 1993 were studied. Currently all life insurance companies in China are required to use these tables for product pricing. We experienced a stable pattern of mortality, morbidity and lapse experience during the period 1999 to 2002. The aggregate number of deaths divided by in force policies at the beginning of the year was 0.122% in 2000, 0.124% in 2001 and 0.127% in 2002. The aggregate number of lapses and terminations divided by the number of in force policies at the beginning of the year was 9.30% in 2000, 9.56% in 2001 and 9.37% in 2002.

  . We have based our assumptions for policy administration expenses on expected unit costs plus, where applicable, a margin for adverse deviation. We have based our assumptions for unit costs on an analysis of actual experience. We have estimated the per-policy costs to be 2% of premiums plus a fixed per-policy expense.



  . Contracts in loss recognition use best-estimate assumptions of investment returns, mortality, lapse and policy administration expenses, without provision for adverse deviation. Mortality, morbidity, lapse and policy administration costs assumptions are the same as for policies issued since June 1999, except that there is no provision for adverse deviation. A level 3.8% interest rate comprised the best estimate of future investment returns on this business. All contracts in loss recognition were retained by CLIC pursuant to the restructuring.



  . Policyholder account balances for investment-type contracts are equal to the policy account values. Account values consist of an accumulation of gross premium payments less loadings for expenses, mortality and profit plus credited interest less withdrawals and other exits, in accordance with the provisions of Statement of Financial Accounting Standards No. 97 "Accounting and Reporting by Insurance Enterprises for Certain Long-Duration Contracts and for the Realized Gains and Losses from the Sale of Investments". We determine the amount of policyholder dividends to be paid annually. Policyholder dividends include life policyholders' share of net income and unrealized appreciation of investments that are required to be allocated by the insurance contract or by local insurance regulations. Experience adjustments relating to future policyholder benefits and policyholder contract deposits vary according to the type of contract.


   Valuation of investments

   Fixed maturity securities which we have the ability and intent to hold to maturity are classified as held-to-maturity. These investments are carried at amortized cost. Fixed maturity securities and equity securities which we purchase with the intention to resell in the near term are classified as trading. Fixed maturity securities and equity securities other than those classified as held-to-maturity or trading are classified as non-trading securities. We regularly review the carrying value of our investments. If there is objective evidence of other-than-temporary impairment and if the carrying value of an investment is greater than the recoverable amount, the carrying value is reduced through a charge to profit and loss accounts. The following are the policies used:

   Held-to-maturity securities. Held-to-maturity securities are stated in the balance sheet at cost plus any discount or less any premium amortized to date. The discount or premium is amortized over the period to maturity and included as interest income or expense in the profit and loss accounts. Provision is made when there is a diminution in value which is other-than-temporary. The carrying amounts of individual held-to-maturity securities or holdings of the same securities are reviewed at the balance sheet date in order to assess the credit risk and whether the carrying amounts are expected to be recovered. Provisions are made when carrying amounts are not expected to be recovered and are recognized in the profit and loss accounts as an expense immediately.

   Trading securities.   Trading securities are carried at fair value. At each
balance sheet date, the net unrealized gains or losses arising from the changes in fair value of trading securities are recognized in the profit and loss accounts. Profits or losses on disposal of trading securities, representing the difference between the net sales proceeds and the carrying amounts, are recognized in the profit and loss accounts as they arise.

   Non-trading securities.   Investments which are held for non-trading
purposes are stated in the balance sheet at fair value at the balance sheet date. Changes in the fair value of individual securities are credited or debited to the investment revaluation reserve until the security is sold, or is determined to be impaired. Upon disposal, the cumulative gains or losses representing the difference between the net sales proceeds and the carrying amount of the relevant securities, together with any surplus or deficit transferred from the investment revaluation reserve, is reflected in the profit and loss accounts. Where there is objective evidence that individual investments are impaired, the cumulative losses recorded in the revaluation reserve are transferred to the profit and loss accounts.

   The fair value of our fixed maturity securities and equity securities is determined as follows:

   Fixed maturity securities.   For listed securities, fair value is based upon
quoted market prices. For securities traded on the over-the-counter market, fair value is based on the average prices observed in transactions in the period 30 days before and 15 days after the period end. We do not currently hold any unlisted, untraded fixed maturity securities.

   Equity securities.   Fair value for closed-end funds is based on quoted
market prices. Fair value for open-end funds is based on the net asset value per unit of these funds as published daily by their fund managers. Unlisted common stocks are generally carried at cost as a reasonable estimate of their fair value unless there is evidence that fair value is materially different from cost.

   The assessment of whether other-than-temporary impairments have occurred is based on management's case-by-case evaluation of the underlying reasons for the decline in fair value. Management considers a wide range of factors about the security issuer and uses its best judgment in evaluating the cause of the decline in the estimated fair value of the security and in assessing the prospects for near-term recovery. Inherent in management's evaluation of the security are assumptions and estimates about the operations of the issuer and its future earnings potential. In particular, the determination of fair values for securities where there are no quoted market values is based on valuation methodologies, securities we deem to be comparable and assumptions deemed appropriate given the circumstances. The use of different methodologies and assumptions may have a material effect on the estimated fair value amounts.

   Valuation of fixed assets

   In general, property, plant and equipment is stated at historical cost less accumulated depreciation and accumulated impairment loss. However, some property, plant and equipment on hand as of January 1, 1997 was acquired by our predecessor as a result of the prior restructuring in 1996 of People's Insurance Company of China, a state-owned enterprise. Our predecessor is unable to obtain historical cost information for assets which were transferred to it in that restructuring. As a result, this property, plant and equipment has been stated at deemed cost based on a valuation performed as of January 1, 2000, rather than at historical cost less depreciation, which is the method required by U.S. GAAP. We have not been able to quantify the effect of the difference in accounting treatment because we do not have available to us sufficiently detailed historical cost records relating to these assets. The fair market value recorded in the opening balance sheet as of January 1, 2000 has been carried forward as the deemed acquisition cost relating to these assets, for purposes of H.K. GAAP and U.S. GAAP.

   Deferred policy acquisition costs

   The costs of acquiring new business including commissions, underwriting and policy issue expenses, which vary with and are directly related to the production of new business, are deferred and amortized as described below. Deferred policy acquisition costs are subject to recoverability testing at the time of policy issue and at the end of each accounting period. Future investment income is taken into account in assessing recoverability.

   Deferred policy acquisition costs for traditional life insurance and annuity policies are amortized over the expected life of the contracts as a constant percentage of expected premiums. Expected premiums are estimated at the date of policy issue and are applied consistently throughout the life of the contract unless premium deficiency occurs.

   Deferred policy acquisition costs for investment-type contracts are amortized over the expected life of the contracts based on a constant rate of the present value of estimated gross profits expected to be realized over the life of the contract. Estimated gross profits include expected amounts to be assessed for mortality, administration, investment return and surrender less benefit claims in excess of policyholder balances, administrative expenses and interest credited. Estimated gross profits are revised regularly and the interest rate used to compute the present value of revised estimates of expected gross profits is the latest revised rate applied to the remaining benefit period. If there is a change in our estimates, the deviations of actual results from estimated experiences are reflected in the profit and loss accounts.

   Revenue recognition

   Recognition of premiums is carried out pursuant to guidelines which require the use of informed judgments. Premiums from traditional life insurance contracts, including participating contracts and annuity policies with life contingencies, are recognized as revenues when due from policyholders. Benefits and expenses are provided against such revenues to recognize profits over the estimated life of the policies. Moreover, for single premium and limited pay policies, premiums are recorded as revenues when due with profit recognized in income in a constant relationship to the insurance in force or, for annuities, the amount of expected benefit payments.

   Premiums from the sale of accident and health insurance policies are recorded when written and are recorded to revenues on a pro-rata basis over the term of the related policy coverage. However, for those contracts for which the period of risk differs significantly from the policy period, premiums are recognized over the period of risk in proportion to the amount of insurance protection provided. The unearned premium reserves represent the portion of the premiums written relating to the unexpired terms of coverage.

   Amounts collected as premiums from investment-type contracts are recorded as deposits. Revenue from these contracts consists of policy fees charged against the deposit amount for the cost of insurance, administration fees and gains on surrenders during the period. Policy benefits and claims that are charged to expenses include benefit claims incurred in the period in excess of related policyholder contract deposits and interest credited to policyholder contract deposits.

Consolidated Results of Operations

   We present in this "Operating and Financial Review and Prospects" information and discussion regarding selected income and expense items from the consolidated historical profit and loss accounts included in this prospectus for the periods indicated. This discussion covers the financial results of our predecessor for the periods in question as well as, for some line items, financial information attributable to the policies transferred to us in the restructuring. Amounts attributable to the transferred policies are derived from these consolidated historical financial statements and reflect amounts directly attributable to those policies.

   Since the consolidated financial statements contained in this prospectus and the following discussion regarding the financial results of our predecessor include the financial performance and assets and liabilities associated with both the operations transferred to us in the restructuring, as well as the assets, liabilities and operations retained by our predecessor, they will not necessarily be indicative of our future earnings, cash flows or financial position as a stand-alone company. Historical performance is not necessarily representative of our financial results for any future periods.

                                                                                  For the six months ended
                                                For the year ended December 31,           June 30,
                                               ---------------------------------  ------------------------
                                                 2000     2001     2002    2002     2002     2003    2003
                                               -------  -------  -------  ------  -------  -------  ------
                                                 RMB      RMB      RMB     US$      RMB      RMB     US$
                                                                      (in millions)
Revenues
Net written premiums and policy fees..........  43,213   55,214   66,900   8,082   33,399   35,401   4,277
Net change in unearned premium reserves.......    (314)    (248)    (476)    (58)     306       17       2
                                               -------  -------  -------  ------  -------  -------  ------
Net premiums earned and policy fees...........  42,899   54,966   66,424   8,025   33,705   35,418   4,279
                                               -------  -------  -------  ------  -------  -------  ------
Net investment income.........................   4,374    6,276    8,347   1,008    3,991    5,070     612
Net realized gains/(losses) on investments....     (23)      (6)     266      32      684      691      83
Net unrealized gains/(losses) on investments..     298     (322)  (1,067)   (129)     (75)     280      34
Other income..................................     827      293      338      41      121      122      15
                                               -------  -------  -------  ------  -------  -------  ------
Total revenues................................  48,375   61,207   74,308   8,977   38,426   41,581   5,023
                                               -------  -------  -------  ------  -------  -------  ------

Benefits, claims and expenses
Insurance benefits and claims
 Life insurance death and other benefits......  (8,467) (10,099)  (7,010)   (847)  (3,869)  (4,580)   (553)
 Accident and health claims and claim
   adjustment expenses........................  (2,767)  (3,829)  (4,053)   (490)  (1,959)  (2,455)   (297)
 Increase in future life policyholder benefits (27,738) (33,121) (45,374) (5,482) (22,793) (23,192) (2,802)
Policyholder dividends and participation in
  profits.....................................      (7)    (177)    (641)    (77)    (310)    (862)   (104)
Amortization of deferred policy acquisition
  costs.......................................  (1,745)  (3,024)  (3,832)   (463)  (2,102)  (2,648)   (320)
Underwriting and policy acquisition costs.....  (3,073)  (2,176)  (1,661)   (201)    (822)    (708)    (86)
Administrative expenses.......................  (4,318)  (5,100)  (6,162)   (744)  (2,916)  (3,005)   (363)
Other operating expenses......................  (2,602)  (1,110)    (634)    (77)    (316)    (704)    (85)
Interest expense on bank borrowings...........     (29)      (5)      (7)     (1)      (4)      (5)     (1)
Interest credited to policyholder contract
  deposits....................................  (4,505)  (5,799)  (7,095)   (857)  (3,209)  (4,109)   (496)
Statutory insurance levy......................     (59)     (64)     (73)     (9)     (30)     (38)     (5)
                                               -------  -------  -------  ------  -------  -------  ------
Total benefits, claims and expenses........... (55,310) (64,504) (76,542) (9,247) (38,330) (42,306) (5,111)
                                               -------  -------  -------  ------  -------  -------  ------
Profit/(loss) before income tax expense and
  minority interests..........................  (6,935)  (3,297)  (2,234)   (270)      96     (725)    (88)
Income tax expense............................     (14)      (4)     (14)     (2)      (3)      (8)     (1)
                                               -------  -------  -------  ------  -------  -------  ------
Profit/(loss) before minority interests.......  (6,949)  (3,301)  (2,248)   (272)      93     (733)    (89)
Minority interests............................     (41)       6       (2)     (0)      (2)      19       2
                                               -------  -------  -------  ------  -------  -------  ------
Net profit/(loss).............................  (6,990)  (3,295)  (2,250)   (272)      91     (714)    (86)
                                               =======  =======  =======  ======  =======  =======  ======

   The following tables provide a breakdown of the main revenue and expense items directly attributable to the non-transferred policies and the transferred policies. Because the CIRC reduced the maximum guaranteed rate payable to policyholders to 2.50% on June 10, 1999 for policies issued after that date, we have, since that time, monitored our policy performance by considering the non-transferred policies and the transferred policies separately. Following the restructuring only the transferred policies will be part of our company.

                                                           For the six months ended June 30, 2003
                                                          ---------------------------------------
                                                              Amounts         Amounts
                                                          attributable to attributable to
                                                          non-transferred   transferred
                                                             policies        policies      Total
                                                          --------------- --------------- -------
                                                                     (RMB in millions)

Net premiums earned and policy fees......................      10,688          24,730      35,418
Deposits.................................................       2,665          58,417      61,082
Insurance benefits and claims
 Life insurance death and other benefits.................      (2,946)         (1,634)     (4,580)
 Accident and health claims and claim adjustment expenses          --          (2,455)     (2,455)
 Increase in future life policyholder benefits...........     (10,638)        (12,554)    (23,192)
                                                              -------         -------     -------
 Subtotal................................................     (13,584)        (16,643)    (30,227)

                                                           For the six months ended June 30, 2002
                                                          ---------------------------------------
                                                              Amounts         Amounts
                                                          attributable to attributable to
                                                          non-transferred   transferred
                                                             policies        policies      Total
                                                          --------------- --------------- -------
                                                                     (RMB in millions)

Net premiums earned and policy fees......................      10,860          22,845      33,705
Deposits.................................................       2,663          40,626      43,289
Insurance benefits and claims
 Life insurance death and other benefits.................      (2,753)         (1,116)     (3,869)
 Accident and health claims and claim adjustment expenses          --          (1,959)     (1,959)
 Increase in future life policyholder benefits...........      (9,527)        (13,266)    (22,793)
                                                              -------         -------     -------
 Subtotal................................................     (12,280)        (16,341)    (28,621)

                                                            For the year ended December 31, 2002
                                                          ---------------------------------------
                                                              Amounts         Amounts
                                                          attributable to attributable to
                                                          non-transferred   transferred
                                                             policies        policies      Total
                                                          --------------- --------------- -------
                                                                     (RMB in millions)

Net premiums earned and policy fees......................      21,676          44,748      66,424
Deposits.................................................       6,002          58,572      64,574
Insurance benefits and claims
 Life insurance death and other benefits.................      (4,702)         (2,308)     (7,010)
 Accident and health claims and claim adjustment expenses          --          (4,053)     (4,053)
 Increase in future life policyholder benefits...........     (20,455)        (24,919)    (45,374)
                                                              -------         -------     -------
 Subtotal................................................     (25,157)        (31,280)    (56,437)

                                                            For the year ended December 31, 2001
                                                          ---------------------------------------
                                                              Amounts         Amounts
                                                          attributable to attributable to
                                                          non-transferred   transferred
                                                             policies        policies      Total
                                                          --------------- --------------- -------
                                                                     (RMB in millions)

Net premiums earned and policy fees......................      23,158          31,808      54,966
Deposits.................................................       6,464          20,868      27,332
Insurance benefits and claims
 Life insurance death and other benefits.................      (9,047)         (1,052)    (10,099)
 Accident and health claims and claim adjustment expenses          --          (3,829)     (3,829)
 Increase in future life policyholder benefits...........     (16,046)        (17,075)    (33,121)
                                                              -------         -------     -------
 Subtotal................................................     (25,093)        (21,956)    (47,049)

                                                            For the year ended December 31, 2000
                                                          ---------------------------------------
                                                              Amounts         Amounts
                                                          attributable to attributable to
                                                          non-transferred   transferred
                                                             policies        policies      Total
                                                          --------------- --------------- -------
                                                                     (RMB in millions)

Net premiums earned and policy fees......................      23,605          19,294      42,899
Deposits.................................................       7,855          15,220      23,075
Insurance benefits and claims
 Life insurance death and other benefits.................      (8,069)           (398)     (8,467)
 Accident and health claims and claim adjustment expenses          (1)         (2,766)     (2,767)
 Increase in future life policyholder benefits...........     (18,252)         (9,486)    (27,738)
                                                              -------         -------     -------
 Subtotal................................................     (26,322)        (12,650)    (38,972)

Six Months Ended June 30, 2003 Compared with Six Months Ended June 30, 2002

   Net premiums earned and policy fees

   Net premiums earned and policy fees increased by RMB 1,713 million, or 5.1%, to RMB 35,418 million in the six months ended June 30, 2003 from RMB 33,705 million in the six months ended June 30, 2002. This increase was primarily due to increases in net premiums earned and policy fees in the individual life insurance business, in particular from sales of whole life products and in policy fees, and the health insurance business, commensurate with the strong growth in this market overall in China.

   Net premiums earned and policy fees attributable to the transferred policies increased by RMB 1,885 million, or 8.3%, to RMB 24,730 million in the six months ended June 30, 2003 from RMB 22,845 million in the six months ended June 30, 2002. This increase was primarily due to the same reasons as for the business as a whole. Net premiums earned from participating products (all of which are attributable to the transferred policies) decreased by RMB 1,514 million, or 21.2%, to RMB 5,626 million in the six months ended June 30, 2003 from RMB 7,140 million in the six months ended June 30, 2002. This decrease was primarily due to a shift toward products which are classified as investment products. Of total net premiums earned in the six months ended June 30, 2003 and attributable to the transferred policies, RMB 2,123 million was attributable to single premium products and RMB 15,055 million was attributable to regular premium products (including both first-year and renewal premiums). Of total net premiums earned in the six months ended June 30, 2002 and attributable to the transferred policies, RMB 5,073 million was attributable to single premium products and RMB 11,819 million was attributable to regular premium products.

   Individual life insurance business

   Net premiums earned and policy fees from the individual life insurance business increased by RMB 929 million, or 3.1%, to RMB 30,956 million in the six months ended June 30, 2003 from RMB 30,027 million in the six months ended June 30, 2002. This increase was primarily due to an increase in sales of whole life products and growth in policy fees. These were offset in part by a decrease in sales of endowment products due to a shift toward participating endowment products, which are classified as investment products.

   Net premiums earned and policy fees from the individual life insurance business attributable to the transferred policies increased by RMB 1,020 million, or 5.3%, to RMB 20,370 million in the six months ended June 30, 2003 from RMB 19,350 million in the six months ended June 30, 2002. This increase was primarily due to the same reasons as for the individual life insurance business as a whole.

   Group life insurance business

   Net premiums earned and policy fees from the group life insurance business decreased by RMB 44 million, or 10.7%, to RMB 369 million in the six months ended June 30, 2003 from RMB 413 million in the six months ended June 30, 2002. This decrease was primarily due to a shift away from whole life products and annuity products in favor of products which are classified as investment products.

   Net premiums earned and policy fees from the group life insurance business attributable to the transferred policies decreased by RMB 34 million, or 11.0%, to RMB 267 million in the six months ended June 30, 2003 from RMB 301 million in the six months ended June 30, 2002. This decrease was primarily due to the same reason as for the group life insurance business as a whole.

   Accident and health insurance business

   Net premiums earned from the accident and health insurance business increased by RMB 828 million, or 25.4%, to RMB 4,093 million in the six months ended June 30, 2003 from RMB 3,265 million in the six months ended June 30, 2002. Gross written premiums from the accident insurance business decreased by RMB 89 million, or 3.6%, to RMB 2,359 million in the six months ended June 30, 2003 from RMB 2,448 million in the six months ended June 30, 2002 and gross written premiums from the health insurance business increased by RMB 1,131 million, or 88.6%, to RMB 2,407 million in the six months ended June 30, 2003 from RMB 1,276 million in the six months ended June 30, 2002. These changes were primarily due to strong growth in premiums from sales of short-term health and supplemental medical insurance. Sales of accident insurance have remained relatively flat in recent years, in line with the market overall.

   Net premiums earned from the accident and health insurance business attributable to the transferred policies increased by RMB 899 million, or 28.1%, to RMB 4,093 million in the six months ended June 30, 2003 from RMB 3,194 million in the six months ended June 30, 2002. Gross written premiums from the accident insurance business attributable to the transferred policies decreased by RMB 38 million, or 1.6%, to RMB 2,359 million in the six months ended June 30, 2003 from RMB 2,397 million in the six months ended June 30, 2002 and gross written premiums from the health insurance business attributable to the transferred policies increased by RMB 1,151 million, or 91.6%, to RMB 2,407 million in the six months ended June 30, 2003 from RMB 1,256 million in the six months ended June 30, 2002. These changes were primarily due to the same reasons as for the accident and health insurance business as a whole.

   Net investment income

   Net investment income increased by RMB 1,079 million, or 27.0%, to RMB 5,070 million in the six months ended June 30, 2003 from RMB 3,991 million in the six months ended June 30, 2002. This increase was primarily due to an overall increase in investment assets.

   As of June 30, 2003, total investment assets were RMB 335,840 million and the investment yield for the six months ended June 30, 2003 was 1.7%.

   Net realized gains/losses on investments

   Net realized gains on investments increased by RMB 7 million, or 1.0%, to RMB 691 million in the six months ended June 30, 2003 from RMB 684 million in the six months ended June 30, 2002. This change was primarily due to higher net realized gains on debt securities, offset in part by lower net realized gains on securities investment funds.

   Net unrealized gains/losses on investments

   We reflect unrealized gains or losses on investments designated as trading in current period income. Net unrealized gains were RMB 280 million in the six months ended June 30, 2003, compared to net unrealized losses on investments of RMB 75 million in the six months ended June 30, 2002. This change reflected unrealized gains on securities investment funds as of June 30, 2003 resulting from favorable conditions in the equity markets in the first six months of 2003.

   Deposits and policy fees

   Deposits are gross additions to policyholder contract deposits. Total deposits increased by RMB 17,793 million, or 41.1%, to RMB 61,082 million in the six months ended June 30, 2003 from RMB 43,289 million in the six months ended June 30, 2002. Policy fees increased by RMB 681 million, or 21.7%, to RMB 3,819 million in the six months ended June 30, 2003 from RMB 3,138 million in the six months ended June 30, 2002. These increases were primarily due to increased sales of participating products in both the individual life insurance business and group life insurance business.

   Total deposits attributable to the transferred policies increased by RMB 17,791 million, or 43.8%, to RMB 58,417 million in the six months ended June 30, 2003 from RMB 40,626 million in the six months ended June 30, 2002. Policy fees attributable to the transferred policies increased by RMB 700 million, or 25.4%, to RMB 3,459 million in the six months ended June 30, 2003 from RMB 2,759 million in the six months ended June 30, 2002. These increases were primarily due to increased sales of participating products in both the individual life insurance business and group life insurance business. Total deposits from participating products (all of which are attributable to the transferred policies) increased by RMB 17,169 million, or 45.7%, to RMB 54,712 million in the six months ended June 30, 2003 from RMB 37,543 million in the six months ended June 30, 2002. Total policy fees from participating products increased by RMB 692 million, or 34.5%, to RMB 2,696 million in the six months ended June 30, 2003 from RMB 2,004 million in the six months ended June 30, 2002.

   Individual life insurance business

   Deposits in the individual life insurance business increased by RMB 15,336 million, or 38.3%, to RMB 55,350 million in the six months ended June 30, 2003 from RMB 40,014 million in the six months ended June 30, 2002. Policy fees from the individual life insurance business increased by RMB 669 million, or 22.5%, to RMB 3,641 million in the six months ended June 30, 2003 from RMB 2,972 million in the six months ended June 30, 2002. These increases were primarily due to increased sales of participating endowment products.

   Deposits in the individual life insurance business attributable to the transferred policies increased by RMB 15,907 million, or 42.6%, to RMB 53,271 million in the six months ended June 30, 2003 from RMB 37,364 million in the six months ended June 30, 2002. Policy fees from the individual life insurance business attributable to the transferred policies increased by RMB 693 million, or 25.8%, to RMB 3,378 million in the six months ended June 30, 2003 from RMB 2,685 million in the six months ended June 30, 2002. These increases were primarily due to increased sales of participating endowment products.

   Group life insurance business

   Deposits in the group life insurance business increased by RMB 2,457 million, or 75.0%, to RMB 5,732 million in the six months ended June 30, 2003 from RMB 3,275 million in the six months ended June 30, 2002. Policy fees from the group life insurance business increased by RMB 12 million, or 7.2%, to RMB 178 million in the six months ended June 30, 2003 from RMB 166 million in the six months ended June 30, 2002. These increases were primarily due to increased sales of participating annuity products.

   Deposits in the group life insurance business attributable to the transferred policies increased by RMB 1,884 million, or 57.8%, to RMB 5,146 million in the six months ended June 30, 2003 from RMB 3,262 million in the six months ended June 30, 2002. Policy fees from the group life insurance business attributable to the transferred policies increased by RMB 7 million, or 11.0%, to RMB 81 million in the six months ended June 30, 2003 from RMB 74 million in the six months ended June 30, 2002. These increases were primarily due to increased sales of participating annuity products.

   Accident and health insurance business

   There are no deposits in our accident and health insurance business.

   Insurance benefits and claims

   Insurance benefits and claims, net of amounts ceded through reinsurance, increased by RMB 1,606 million, or 5.6%, to RMB 30,227 million in the six months ended June 30, 2003 from RMB 28,621 million in the six months ended June 30, 2002. This increase was primarily due to increases in insurance benefits and claims in the individual life insurance business and health insurance business. Life insurance death and other benefits increased by RMB 711 million, or 18.4%, to RMB 4,580 million in the six months ended June 30, 2003 from RMB 3,869 million in the six months ended June 30, 2002. This increase was primarily due to an increase in the number of policies in force. Life insurance death and other benefits as a percentage of gross written premiums and policy fees were 12.7% in the six months ended June 30, 2003, remaining fairly stable as compared with 11.3% in the six months ended June 30, 2002.

   Insurance benefits and claims, net of amounts ceded through reinsurance, attributable to the transferred policies increased by RMB 302 million, or 1.8%, to RMB 16,643 million in the six months ended June 30, 2003 from RMB 16,341 million in the six months ended June 30, 2002. This increase was primarily due to an increase in insurance benefits and claims in the health insurance business. Insurance benefits and claims, net of amounts ceded through reinsurance, attributable to participating products (all of which are attributable to the transferred policies) decreased by RMB 1,185 million, or 15.7%, to RMB 6,375 million in the six months ended June 30, 2003 from RMB 7,560 million in the six months ended June 30, 2002. Of these insurance benefits and claims attributable to participating products, life insurance death and other benefits increased to RMB 162 million in the six months ended June 30, 2003 from RMB 27 million in the six months ended June 30, 2002 and the increase in future life policyholder benefits decreased by RMB 1,320 million, or 17.5%, to RMB 6,213 million from RMB 7,533 million.

   Individual life insurance business

   Insurance benefits and claims for the individual life insurance business increased by RMB 980 million, or 3.7%, to RMB 27,191 million in the six months ended June 30, 2003 from RMB 26,211 million in the six months ended June 30, 2002. This increase was primarily due to the increase in business volume during the period. Of these insurance benefits and claims, life insurance death and other benefits increased by RMB 498 million, or 14.5%, to RMB 3,925 million in the six months ended June 30, 2003 from RMB 3,427 million in the six months ended June 30, 2002 and the increase in future life policyholder benefits rose by RMB 482 million, or 2.1%, to RMB 23,266 million in the six months ended June 30, 2003 from RMB 22,784 million in the six months ended June 30, 2002.

   Insurance benefits and claims for the individual life insurance business attributable to the transferred policies decreased by RMB 167 million, or 1.2%, to RMB 13,929 million in the six months ended June 30, 2003 from RMB 14,096 million in the six months ended June 30, 2002. This decrease was primarily due to a shift in product mix away from endowment products and toward whole life products, which have lower reserve requirements than endowment products. Of these insurance benefits and claims, life insurance death and other benefits increased by RMB 414 million, or 45.0%, to RMB 1,335 million in the six months ended June 30, 2003 from RMB 921 million in the six months ended June 30, 2002 and the increase in future life policyholder benefits decreased by RMB 581 million, or 4.4%, to RMB 12,594 million in the six months ended June 30, 2003 from RMB 13,175 million in the six months ended June 30, 2002.

   Group life insurance business

   Insurance benefits and claims for the group life insurance business increased by RMB 140 million, or 31.7%, to RMB 581 million in the six months ended June 30, 2003 from RMB 441 million in the six months ended June 30, 2002. This increase was primarily due to the continuing effects of negative spread among the non-transferred policies and increased surrenders of non-transferred policies subject to negative spread. Of these insurance benefits and claims, life insurance death and other benefits increased by RMB 223 million, or 51.6%, to RMB 655 million in the six months ended June 30, 2003 from RMB 432 million in the six months ended June 30, 2002 and future life policyholder benefits decreased by RMB 74 million in the six months ended June 30, 2003, compared with an increase of RMB 9 million in the six months ended June 30, 2002.

   Insurance benefits and claims for the group life insurance business attributable to the transferred policies decreased by RMB 17 million, or 6.2%, to RMB 259 million in the six months ended June 30, 2003 from RMB 276 million in the six months ended June 30, 2002. This decrease was primarily due to the decrease in business volume during the period. Of these insurance benefits and claims, life insurance death and other benefits increased by RMB 114 million, or 61.6%, to RMB 299 million in the six months ended June 30, 2003 from RMB 185 million in the six months ended June 30, 2002 and future life policyholder benefits decreased by RMB 40 million in the six months ended June 30, 2003, compared with an increase of RMB 91 million in the six months ended June 30, 2002.

   Accident and health insurance business

   Insurance benefits and claims for the accident and health insurance business increased by RMB 486 million, or 24.7%, to RMB 2,455 million in the six months ended June 30, 2003 from RMB 1,969 million in the six months ended June 30, 2002. All of these amounts were attributable to the transferred policies. This increase was primarily due to the increase in business volume in the health insurance business during the period. Of these insurance benefits and claims, accident and health claims and claim adjustment expenses increased by RMB 496 million, or 25.3%, to RMB 2,455 million in the six months ended June 30, 2003 from RMB 1,959 million in the six months ended June 30, 2002 and life insurance death and other benefits (comprised of long-term health benefits) were nil in the six months ended June 30, 2003, compared to RMB 10 million in the six months ended June 30, 2002.

   Policyholder dividends and participation in profits

   Policyholder dividends and participation in profits increased by RMB 552 million, or 178.1%, to RMB 862 million in the six months ended June 30, 2003 from RMB 310 million in the six months ended June 30, 2002. Virtually all of these amounts were attributable to the transferred policies because our predecessor only began to sell participating products in 2000. This increase was primarily due to an increase in the overall amount of participating policies in force.

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   Amortization of deferred policy acquisition costs

   Amortization of deferred policy acquisition costs reflects the amortization of deferred policy acquisition costs attributable to the transferred policies. The majority of acquisition costs attributable to the transferred policies are deferrable. Amortization of deferred policy acquisition costs increased by RMB 546 million, or 26.0%, to RMB 2,648 million in the six months ended June 30, 2003 from RMB 2,102 million in the six months ended June 30, 2002. This increase was primarily due to the increase in business volume during the period.

   Underwriting and policy acquisition costs

   Underwriting and policy acquisition costs primarily reflect acquisition costs attributable to non-transferred policies in the individual life insurance business and group life insurance business, as well as acquisition costs in the accident and health insurance business. Underwriting and policy acquisition costs decreased by RMB 114 million, or 13.9%, to RMB 708 million in the six months ended June 30, 2003 from RMB 822 million in the six months ended June 30, 2002. Underwriting and policy acquisition costs were 2.0% of net premiums earned and policy fees in the six months ended June 30, 2003, compared with 2.4% in the six months ended June 30, 2002.

   Of this amount, underwriting and policy acquisition costs in the individual life insurance business and group life insurance business together decreased by RMB 162 million, or 23.4%, to RMB 530 million in the six months ended June 30, 2003 from RMB 692 million in the six months ended June 30, 2002. This decrease was primarily due to declining commissions attributable to the non-transferred policies, since commissions generally decrease as policies are renewed in successive years. Underwriting and policy acquisition costs in the accident and health insurance business increased by RMB 48 million, or 36.9%, to RMB 178 million in the six months ended June 30, 2003 from RMB 130 million in the six months ended June 30, 2002, primarily due to the increase in business volume during the period.

   Administrative expenses

   Administrative expenses include the non-deferrable portion of policy acquisition costs attributable to the transferred policies, as well as compensation and other administrative expenses. Administrative expenses increased by RMB 89 million, or 3.1%, to RMB 3,005 million in the six months ended June 30, 2003 from RMB 2,916 million in the six months ended June 30, 2002. This increase was primarily due to the increase in business volume.

   Other operating expenses

   Other operating expenses, which primarily consist of employee housing benefits, expenses of any non-core businesses (which includes investments in property, hotels and other operations through subsidiaries) and legal and regulatory costs, increased by RMB 388 million, or 122.8%, to RMB 704 million in the six months ended June 30, 2003 from RMB 316 million in the six months ended June 30, 2002. This increase was primarily due to a revaluation of properties and an impairment taken on fixed assets.

   Interest credited to policyholder contract deposits

   Interest credited to policyholder contract deposits increased by RMB 900 million, or 28.0%, to RMB 4,109 million in the six months ended June 30, 2003 from RMB 3,209 million in the six months ended June 30, 2002. This increase was primarily due to an increase in the total policyholder account balance.

   Interest credited to policyholder contract deposits attributable to the transferred policies increased by RMB 592 million, or 86.4%, to RMB 1,277 million in the six months ended June 30, 2003 from RMB 685 million in the six months ended June 30, 2002. This increase was primarily due to an increase in the total

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policyholder account balance. Interest credited to participating policyholder contract deposits (all of which are attributable to the transferred policies) increased by RMB 590 million, or 159.5%, to RMB 960 million in the six months ended June 30, 2003 from RMB 370 million in the six months ended June 30, 2002.

   Income tax

   Income tax expense was RMB 8 million in the six months ended June 30, 2003, compared to RMB 3 million in the six months ended June 30, 2002. All of these amounts were attributable to income taxes incurred by non-core businesses. No other income tax was incurred in the six months ended June 30, 2003, due to operating losses. In connection with the restructuring, we have received confirmation from the Ministry of Finance and the State Tax Bureau that certain expenses not normally deductible under current PRC tax law can be deducted by us in arriving at our taxable income for 2003. In the past, the deductibility of these expenses had no impact on our tax charge or net income because we were loss-making. The Ministry of Finance and State Tax Bureau will review the deductibility of these expenses on an annual basis, and will determine the level of deductibility based on such factors as our profitability and productivity.

   Net profit/loss

   For the reasons set forth above, net loss was RMB 714 million in the six months ended June 30, 2003, compared to a net profit of RMB 91 million in the six months ended June 30, 2002.

   Individual life insurance business

   Net loss in the individual life insurance business was RMB 499 million in the six months ended June 30, 2003, compared to a net loss of RMB 254 million in the six months ended June 30, 2002. This result was primarily due to the continuing effects of negative spread among the non-transferred policies.

   Group life insurance business

   Net loss in the group life insurance business was RMB 1,007 million in the six months ended June 30, 2003, an increase from a net loss of RMB 493 million in the six months ended June 30, 2002. This change was primarily due to the continuing effects of negative spread among the non-transferred policies.

   Accident and health insurance business

   Net profit in the accident and health insurance business increased by RMB 319 million, or 38.9%, to RMB 1,140 million in the six months ended June 30, 2003 from RMB 821 million in the six months ended June 30, 2002. This change was primarily due to an increase in business volume.

Year Ended December 31, 2002 Compared with Year Ended December 31, 2001

   Net premiums earned and policy fees

   Net premiums earned and policy fees increased by RMB 11,458 million, or 20.8%, to RMB 66,424 million in 2002 from RMB 54,966 million in 2001. This increase was primarily due to increased premiums from individual life insurance products, particularly endowment products, as well as increased premiums from accident and health products. This increase was offset in part by a decrease in net premiums earned and policy fees from group life insurance products.

   Net premiums earned and policy fees attributable to the transferred policies increased by RMB 12,940 million, or 40.7%, to RMB 44,748 million in 2002 from RMB 31,808 million in 2001. This increase was primarily due to increased premiums from individual life insurance products, particularly endowment products,

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as well as increased premiums from accident and health products. This increase was offset in part by a decrease in net premiums earned and policy fees from group life insurance products. Net premiums earned from participating products were RMB 14,548 million in 2002, an increase of 112.1% from RMB 6,859 million in 2001. Of total net premiums earned in 2002 and attributable to the transferred policies, RMB 8,896 million was attributable to single premium products and RMB 25,035 million was attributable to regular premium products (including both first-year and renewal premiums). Of total net premiums earned in 2001 and attributable to the transferred policies, RMB 5,941 million was attributable to single premium products and RMB 18,016 million was attributable to regular premium products.

   Individual life insurance business

   Net premiums earned and policy fees from the individual life insurance business increased by RMB 11,331 million, or 23.8%, to RMB 58,902 million in 2002 from RMB 47,571 million in 2001. This increase was primarily due to a substantial increase in sales of endowment products and growth in policy fees, particularly those generated by participating endowment products, as well as a substantial increase in sales of whole life products and the introduction and rapid growth of products sold through bank channels.

   Net premiums earned and policy fees from the individual life insurance business attributable to the transferred policies increased by RMB 12,856 million, or 51.8%, to RMB 37,662 million in 2002 from RMB 24,806 million in 2001. This increase was primarily due to a substantial increase in sales of endowment products and growth in policy fees, as well as a substantial increase in sales of whole life products and the introduction and rapid growth of products sold through bank channels.

   Group life insurance business

   Net premiums earned and policy fees from the group life insurance business decreased by RMB 601 million, or 44.5%, to RMB 749 million in 2002 from RMB 1,350 million in 2001. This decrease was primarily due to a redeployment of the direct sales force to meet the demand for individual participating products, which impacted sales of group products, as well as a shift in the weighting of group products toward investment-type products.

   Net premiums earned and policy fees from the group life insurance business attributable to the transferred policies decreased by RMB 608 million, or 56.0%, to RMB 477 million in 2002 from RMB 1,085 million in 2001. This decrease was primarily due to a redeployment of the direct sales force to meet the demand for individual participating products, as well as a shift in the weighting of group products toward investment-type products.

   Accident and health insurance business

   Net premiums earned from the accident and health insurance business increased by RMB 728 million, or 12.0%, to RMB 6,773 million in 2002 from RMB 6,045 million in 2001. Gross written premiums from the accident insurance business increased by RMB 77 million, or 1.5%, to RMB 5,273 million in 2002 from RMB 5,196 million in 2001 and gross written premiums from the health insurance business increased by RMB 1,094 million, or 39.8%, to RMB 3,845 million in 2002 from RMB 2,751 million in 2001. These changes were primarily due to an increase in sales of health insurance products following recent reforms designed to promote the health insurance system. Sales of accident insurance products have remained relatively stable in recent years, reflecting the trend in the overall accident insurance market in China in those periods.

   Net premiums earned from the accident and health insurance business attributable to the transferred policies increased by RMB 692 million, or 11.7%, to RMB 6,609 million in 2002 from RMB 5,917 million in 2001. Gross written premiums from the accident insurance business attributable to the transferred policies increased by RMB 77 million, or 1.5%, to RMB 5,174 million in 2002 from RMB 5,097 million in 2001 and gross written premiums from the health insurance business attributable to the transferred policies increased by RMB 1,077

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million, or 40.1%, to RMB 3,764 million in 2002 from RMB 2,687 million in 2001.
These increases were primarily due to an increase in sales of health insurance products following recent reforms designed to promote the health insurance system. Sales of accident insurance products have remained relatively stable in recent years, reflecting the trend in the overall accident insurance market in China in those periods.

   Net investment income

   Net investment income increased by RMB 2,071 million, or 33.0%, to RMB 8,347 million in 2002 from RMB 6,276 million in 2001. This increase was primarily due to an overall increase in investment assets, particularly negotiated bank deposits, fixed maturity securities and securities investment funds, as well as a shift away from resale agreements, which have a comparatively low investment yield. These factors were offset in part by poor conditions in the equity markets, which led to a fall in dividend income from equity investments in securities investment funds.

   As of December 31, 2002, total investment assets were RMB 266,463 million and the investment yield for the year ended December 31, 2002 was 3.8%. As of December 31, 2001, total investment assets were RMB 188,869 million and the investment yield for the year ended December 31, 2001 was 4.1%.

   Net realized gains/losses on investments

   Net realized gains on investments were RMB 266 million in 2002, compared to net realized losses on investments of RMB 6 million in 2001. This change was primarily due to net realized gains in 2002 of RMB 446 million on fixed maturity securities, offset in part by net realized losses of RMB 180 million on equity securities in securities investment funds.

   Net unrealized gains/losses on investments

   We reflect unrealized gains or losses on investments designated as trading in current period income. Net unrealized losses on investments increased by RMB 745 million, or 231.4%, to RMB 1,067 million in 2002 from RMB 322 million in 2001. The results in both 2002 and 2001 were due to a steep fall in the equity markets, which adversely impacted the value of equity investments in closed-end securities funds.

   Deposits and policy fees

   Deposits are gross additions to policyholder contract deposits. Total deposits increased by RMB 37,242 million, or 136.3%, to RMB 64,574 million in 2002 from RMB 27,332 million in 2001. Policy fees increased by RMB 2,193 million, or 77.8%, to RMB 5,010 million in 2002 from RMB 2,817 million in 2001. These increases were primarily due to an increase in deposits in both the individual life insurance business and the group life insurance business.

   Total deposits attributable to the transferred policies increased by RMB 37,704 million, or 180.7%, to RMB 58,572 million in 2002 from RMB 20,868 million in 2001. Policy fees attributable to the transferred policies increased by RMB 2,274 million, or 117.6%, to RMB 4,208 million in 2002 from RMB 1,934 million in 2001. These increases were primarily due to an increase in deposits in both the individual life insurance business, and the group life insurance business. Total deposits from participating products increased by RMB 42,866 million, or 450.1%, to RMB 52,390 million in 2002 from RMB 9,524 million in 2001. Total policy fees from participating products increased to RMB 2,563 million in 2002 from RMB 306 million in 2001.

   Individual life insurance business

   Deposits in the individual life insurance business increased by RMB 36,794 million, or 171.0%, to RMB 58,308 million in 2002 from RMB 21,514 million in 2001. Policy fees from the individual life insurance business

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increased by RMB 2,086 million, or 81.9%, to RMB 4,633 million in 2002 from RMB
2,547 million in 2001. These increases were primarily due to a substantial increase in sales of participating endowment products, which our predecessor began selling nationwide in the second half of 2001, as well as increased policy fees from investment products, particularly new participating endowment products. Policy fees increased at a lower rate than the growth of deposits because of a relatively larger increase in participating products, which generate lower policy fees than other products.

   Deposits in the individual life insurance business attributable to the transferred policies increased by RMB 37,178 million, or 245.2%, to RMB 52,340 million in 2002 from RMB 15,162 million in 2001. Policy fees from the individual life insurance business attributable to the transferred policies increased by RMB 2,188 million, or 116.0%, to RMB 4,075 million in 2002 from RMB 1,887 million in 2001. These increases were primarily due to a substantial increase in sales of participating endowment products, as well as increased policy fees from investment products. Policy fees increased at a lower rate than the growth of deposits because of a relatively larger increase in participating products.

   Group life insurance business

   Deposits in the group life insurance business increased by RMB 448 million, or 7.7%, to RMB 6,266 million in 2002 from RMB 5,818 million in 2001. Policy fees from the group life insurance business increased by RMB 107 million, or 39.6%, to RMB 377 million in 2002 from RMB 270 million in 2001. These increases were due to a shift in the weighting of group products toward investment-type products and an increase in the total outstanding amount of such products.

   Deposits in the group life insurance business attributable to the transferred policies increased by RMB 526 million, or 9.2%, to RMB 6,232 million in 2002 from RMB 5,706 million in 2001. Policy fees from the group life insurance business attributable to the transferred policies increased by RMB 86 million, or 183.0%, to RMB 133 million in 2002 from RMB 47 million in 2001. These increases were due to a shift in the weighting of group products toward investment-type products and an increase in the total outstanding amount of such products.

   Accident and health insurance business

   There are no deposits in our accident and health insurance business.

   Insurance benefits and claims

   Insurance benefits and claims, net of amounts ceded through reinsurance, increased by RMB 9,388 million, or 20.0%, to RMB 56,437 million in 2002 from RMB 47,049 million in 2001. This increase was primarily due to an increase in insurance benefits in the individual life insurance business. Life insurance death and other benefits decreased by RMB 3,089 million, or 30.6%, to RMB 7,010 million in 2002 from RMB 10,099 million in 2001 and, as a percentage of gross written premiums and policy fees, decreased to 10.2% in 2002 from 17.8% in 2001. These decreases were principally due to payments made in 2001 in respect of certain types of products sold in 1998 which require payments to be made every three years. Fewer of these products were sold in 1999 because CLIC stopped selling these products in June 1999 when the CIRC capped the maximum guaranteed rate of return at 2.50%. Payments in respect of the 1998 products were RMB 3,670 million in 2001, compared with payments of RMB 986 million in 2002 in respect of the 1999 products.

   Insurance benefits and claims, net of amounts ceded through reinsurance, attributable to the transferred policies increased by RMB 9,323 million, or 42.5%, to RMB 31,279 million in 2002 from RMB 21,956 million in 2001. This increase was primarily due to an increase in insurance benefits in the individual life insurance business. Insurance benefits and claims, net of amounts ceded through reinsurance, attributable to participating products increased by RMB 7,889 million, or 129.6%, to RMB 13,975 million in 2002 from RMB 6,086 million in 2001. Of these insurance benefits and claims attributable to participating products, life insurance death and

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other benefits increased to RMB 132 million in 2002 from RMB 26 million in 2001 and the increase in future life policyholder benefits increased by RMB 7,783 million, or 128.4%, to RMB 13,843 million in 2002 from RMB 6,060 million in 2001.

   Individual life insurance business

   Insurance benefits and claims for the individual life insurance business increased by RMB 9,228 million, or 22.2%, to RMB 50,739 million in 2002 from RMB 41,511 million in 2001. This increase was primarily due to an increase in business volume during the period. Of these insurance benefits and claims, life insurance death and other benefits decreased by RMB 3,488 million, or 39.9%, to RMB 5,252 million in 2002 from RMB 8,740 million in 2001 and the increase in future life policyholder benefits rose by RMB 12,716 million, or 38.8%, to RMB 45,487 million in 2002 from RMB 32,771 million in 2001.

   Insurance benefits and claims for the individual life insurance business attributable to the transferred policies increased by RMB 9,609 million, or 55.9%, to RMB 26,797 million in 2002 from RMB 17,188 million in 2001. This increase was primarily due to an increase in business volume during the period.

   Group life insurance business

   Insurance benefits and claims for the group life insurance business decreased by RMB 76 million, or 4.5%, to RMB 1,622 million in 2002 from RMB 1,698 million in 2001. This decrease was smaller in magnitude than the decrease in premiums, primarily due to the continuing effects of negative spread from investment-type contracts among the non-transferred policies. Of these insurance benefits and claims, life insurance death and other benefits increased by RMB 387 million, or 28.7%, to RMB 1,735 million in 2002 from RMB 1,348 million in 2001 and future life policyholder benefits decreased by RMB 113 million in 2002, compared with an increase of RMB 350 million in 2001.

   Insurance benefits and claims for the group life insurance business attributable to the transferred policies decreased by RMB 520 million, or 56.0%, to RMB 409 million in 2002 from RMB 929 million in 2001. This decrease was primarily due to the change in business volume during the period.

   Accident and health insurance business

   Insurance benefits and claims for the accident and health insurance business increased by RMB 236 million, or 6.1%, to RMB 4,076 million in 2002 from RMB 3,840 million in 2001. Of these amounts, accident and health claims and claim adjustment expenses increased by RMB 224 million, or 5.9%, to RMB 4,053 million in 2002 from RMB 3,829 million in 2001 and life insurance death and other benefits (comprised of long-term health benefits) increased by RMB 12 million, or 109.1%, to RMB 23 million in 2002 from RMB 11 million in 2001. These changes were primarily due to more favorable claims experience, which made insurance benefits and claims increase more slowly than premiums during the period.

   Insurance benefits and claims for the accident and health insurance business attributable to the transferred policies increased by RMB 234 million, or 6.1%, to RMB 4,073 million in 2002 from RMB 3,839 million in 2001. This increase was smaller in magnitude than the increase in premiums, primarily due to more favorable claims experience.

   Policyholder dividends and participation in profits

   Policyholder dividends and participation in profits increased by RMB 464 million, or 262.1%, to RMB 641 million in 2002 from RMB 177 million in 2001. Virtually all of these amounts were attributable to the transferred policies because our predecessor only began to sell participating products in 2000. This increase was primarily due to an increase in the overall amount of participating policies in force, offset in part by a decline in dividend rates.

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   Amortization of deferred policy acquisition costs

   Amortization of deferred policy acquisition costs reflects the amortization of deferred policy acquisition costs attributable to the transferred policies. The majority of acquisition costs attributable to the transferred policies are deferrable. Amortization of deferred policy acquisition costs increased by RMB 808 million, or 26.7%, to RMB 3,832 million in 2002 from RMB 3,024 million in 2001. This increase was primarily due to the increase in business volume during the period.

   Underwriting and policy acquisition costs

   Underwriting and policy acquisition costs primarily reflect acquisition costs attributable to non-transferred policies in the individual life insurance business and group life insurance business, as well as acquisition costs in the accident and health insurance business. Underwriting and policy acquisition costs decreased by RMB 515 million, or 23.7%, to RMB 1,661 million in 2002 from RMB 2,176 million in 2001. Underwriting and policy acquisition costs were 2.5% of net premiums earned and policy fees in 2002, compared with 4.0% in 2001.

   Of this amount, underwriting and policy acquisition costs in the individual life insurance business and group life insurance business together decreased by RMB 656 million, or 34.2%, to RMB 1,260 million in 2002 from RMB 1,916 million in 2001. This decrease was primarily due to declining commissions attributable to the non- transferred policies, since commissions generally decrease as policies are renewed in successive years. Underwriting and policy acquisition costs in the accident and health insurance business increased by RMB 141 million, or 54.2%, to RMB 401 million in 2002 from RMB 260 million in 2001. This increase was primarily due to the increase in business volume during the period.

   Administrative expenses

   Administrative expenses include the non-deferrable portion of policy acquisition costs attributable to the transferred policies, as well as compensation and other administrative expenses. Administrative expenses increased by RMB 1,062 million, or 20.8%, to RMB 6,162 million in 2002 from RMB 5,100 million in 2001. This increase was primarily due to growth in the business and the use of performance-related salaries, which increased compensation costs.

   Other operating expenses

   Other operating expenses, which primarily consist of employee housing benefits, expenses of any non-core businesses (which includes investments in property, hotels and other operations through subsidiaries) and legal and regulatory costs, decreased by RMB 476 million, or 42.9%, to RMB 634 million in 2002 from RMB 1,110 million in 2001. This decrease was primarily due to reduced losses on sales of employee housing, which has been phased out in accordance with PRC law, as well as a continuing reduction in the activities of operating subsidiaries in non-core businesses.

   Interest credited to policyholder contract deposits

   Interest credited to policyholder contract deposits increased by RMB 1,296 million, or 22.3%, to RMB 7,095 million in 2002 from RMB 5,799 million in 2001. This increase was primarily due to an increase in the total policyholder account balance. There is no interest credited to policyholders in the accident and health insurance business.

   Interest credited to policyholder contract deposits attributable to the transferred policies increased by RMB 918 million, or 141.2%, to RMB 1,568 million in 2002 from RMB 650 million in 2001. This increase was primarily due to an increase in the total policyholder account balance. Interest credited to participating policyholder contract deposits increased to RMB 922 million in 2002 from RMB 48 million in 2001.

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   Income tax

   Income tax expense was RMB 14 million in 2002, compared to RMB 4 million in 2001. All of these amounts were attributable to income taxes incurred by non-core businesses. No other income tax was incurred in 2002 due to operating losses.

   Net profit/loss

   For the reasons set forth above, net loss was RMB 2,250 million in 2002, an improvement from a net loss of RMB 3,295 million in 2001.

   Individual life insurance business

   Net loss in the individual life insurance business was RMB 1,070 million in 2002, an improvement from a net loss of RMB 2,338 million in 2001. This result was primarily due to the continuing effects of negative spread from investment-type contracts among the non-transferred policies, offset by an increase in business volume.

   Group life insurance business

   Net loss in the group life insurance business was RMB 2,475 million in 2002, an increase from a net loss of RMB 1,518 million in 2001. This change was primarily due to the continuing effects of negative spread from investment-type contracts among the non-transferred policies.

   Accident and health insurance business

   Net profit in the accident and health insurance business increased by RMB 700 million, or 142.9%, to RMB 1,190 million in 2002 from RMB 490 million in 2001. This change was primarily due to an increase in business volume, as well as more favorable claims experience.

Year Ended December 31, 2001 Compared with Year Ended December 31, 2000

   Net premiums earned and policy fees

   Net premiums earned and policy fees increased by RMB 12,067 million, or 28.1%, to RMB 54,966 million in 2001 from RMB 42,899 million in 2000. This increase was primarily due to a large increase in premiums from individual life insurance products, as well as increased premiums from accident and health products. Our predecessor introduced individual participating products in a limited number of cities in the first half of 2001 and began selling these products nationwide in the second half of 2001. The net change in unearned premium reserves was negative RMB 248 million in 2001, compared with negative RMB 314 million in 2000. The net change in unearned premium reserves relates only to policies in the accident and health business with a duration of more than twelve months. The net change in unearned premium reserves in 2001 was primarily due to a shift in product mix toward policies with a duration of twelve months or less.

   Net premiums earned and policy fees attributable to the transferred policies increased by RMB 12,514 million, or 64.9%, to RMB 31,808 million in 2001 from RMB 19,294 million in 2000. This increase was primarily due to a large increase in premiums from individual life insurance products, as well as increased premiums from accident and health products. Net premiums earned from participating products were RMB 6,859 million in 2001, an increase from RMB 135 million in 2000. Of total net premiums earned in 2001 and attributable to the transferred policies, RMB 5,941 million was attributable to single premium products and RMB 18,016 million was attributable to regular premium products (including both first-year and renewal premiums). Of total net premiums earned in 2000 and attributable to the transferred policies, RMB 1,923 million was attributable to single premium products and RMB 9,993 million was attributable to regular premium products.

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   Individual life insurance business

   Net premiums earned and policy fees from the individual life insurance business increased by RMB 10,757 million, or 29.2%, to RMB 47,571 million in 2001 from RMB 36,814 million in 2000. This increase was primarily due to an increase in sales of endowment products and growth in policy fees, as well as increased premiums from whole life products and annuity products.

   Net premiums earned and policy fees from the individual life insurance business attributable to the transferred policies increased by RMB 11,320 million, or 83.9%, to RMB 24,806 million in 2001 from RMB 13,486 million in 2000. This increase was primarily due to an increase in sales of endowment products, as well as increased premiums from whole life products and annuity products.

   Group life insurance business

   Net premiums earned and policy fees from the group life insurance business increased by RMB 855 million, or 172.7%, to RMB 1,350 million in 2001 from RMB 495 million in 2000. This change was primarily due to increased premiums from whole life products, which offset a decline in policy fees from endowment policies classified as investment-type contracts.

   Net premiums earned and policy fees from the group life insurance business attributable to the transferred policies increased by RMB 857 million, or 375.9%, to RMB 1,085 million in 2001 from RMB 228 million in 2000. This change was primarily due to increased premiums from whole life products, which offset a decline in policy fees from endowment policies classified as investment-type contracts.

   Accident and health insurance business

   Net premiums earned from the accident and health insurance business increased by RMB 455 million, or 8.1%, to RMB 6,045 million in 2001 from RMB 5,590 million in 2000. Gross written premiums from the accident insurance business were RMB 5,196 million in 2001 and gross written premiums from the health insurance business were RMB 2,751 million in 2001. Both accident insurance and health insurance experienced increases in premium income.

   Net premiums earned from the accident and health insurance business attributable to the transferred policies increased by RMB 337 million, or 6.0%, to RMB 5,917 million in 2001 from RMB 5,580 million in 2000. This increase was primarily due to increased sales of both types of insurance. Gross written premiums from the accident insurance business attributable to the transferred policies were RMB 5,097 million in 2001 and gross written premiums from the health insurance business attributable to the transferred policies were RMB 2,687 million in 2001.

   Net investment income

   Net investment income increased by RMB 1,902 million, or 43.5%, to RMB 6,276 million in 2001 from RMB 4,374 million in 2000. This increase was primarily due to an overall increase in investment assets, particularly negotiated bank deposits, fixed maturity securities and securities investment funds, as well as the comparatively high investment yield in the Chinese equity markets that year and improved yield performance following the centralization of management of the investment portfolio and the establishment of a specialized investments department.

   As of December 31, 2001, total investment assets were RMB 188,869 million and the investment yield for the year ended December 31, 2001 was 4.1%. As of December 31, 2000, total investment assets were RMB 129,998 million.

   Net realized gains/losses on investments

   Net realized losses on investments were RMB 6 million in 2001, compared to RMB 23 million in 2000. The results in 2001 were primarily due to net realized gains of RMB 188 million on fixed maturity securities, offset by net realized losses of RMB 194 million on equity securities, whereas the results in 2000 were primarily due to net realized losses of RMB 129 million on fixed maturity securities, offset by net realized gains of RMB 106 million on equity securities.

   Net unrealized gains/losses on investments

   We reflect unrealized gains or losses on investments designated as trading in current period income. Net unrealized losses on investments were RMB 322 million in 2001, compared to net unrealized gains on investments of RMB 298 million in 2000. These unrealized gains and losses were primarily due to declines in the value of equity investments in closed-end securities funds.

   Deposits and policy fees

   Deposits are gross additions to policyholder contract deposits. Total deposits increased by RMB 4,257 million, or 18.4%, to RMB 27,332 million in 2001 from RMB 23,075 million in 2000. Policy fees increased by RMB 194 million, or 7.4%, to RMB 2,817 million in 2001 from RMB 2,623 million in 2000. These increases were primarily due to an increase in deposits in both the individual life insurance business and the group life insurance business.


   Total deposits attributable to the transferred policies increased by RMB 5,648 million, or 37.1%, to RMB 20,868 million in 2001 from RMB 15,220 million in 2000. Policy fees attributable to the transferred policies increased by RMB 136 million, or 7.6%, to RMB 1,934 million in 2001 from RMB 1,798 million in 2000. These increases were primarily due to an increase in deposits in both the individual life insurance business and the group life insurance business. Total deposits from participating products were RMB 9,524 million in 2001. Total policy fees from participating products were RMB 306 million in 2001.


   Individual life insurance business

   Deposits in the individual life insurance business increased by RMB 2,544 million, or 13.4%, to RMB 21,514 million in 2001 from RMB 18,970 million in 2000. Policy fees from the individual life insurance business increased by RMB 381 million, or 17.6%, to RMB 2,547 million in 2001 from RMB 2,166 million in 2000. These increases were primarily due to sales of participating endowment products, which our predecessor began selling nationwide in the second half of 2001.

   Deposits in the individual life insurance business attributable to the transferred policies increased by RMB 3,854 million, or 34.1%, to RMB 15,162 million in 2001 from RMB 11,308 million in 2000. Policy fees from the individual life insurance business attributable to the transferred policies increased by RMB 317 million, or 20.2%, to RMB 1,887 million in 2001 from RMB 1,570 million in 2000. These increases were primarily due to sales of participating endowment products.

   Group life insurance business

   Deposits in the group life insurance business increased by RMB 1,713 million, or 41.7%, to RMB 5,818 million in 2001 from RMB 4,105 million in 2000. Policy fees from the group life insurance business decreased by RMB 187 million, or 40.9%, to RMB 270 million in 2001 from RMB 457 million in 2000. These changes were primarily due to sales of a new product with annual charges in 2001, compared with sales of a new product with a front-end load in 2000.

   Deposits in the group life insurance business attributable to the transferred policies increased by RMB 1,794 million, or 45.9%, to RMB 5,706 million in 2001 from RMB 3,912 million in 2000. Policy fees from the group life insurance business attributable to the transferred policies decreased by RMB
181 million, or 79.4%, to RMB 47 million in 2001 from RMB 228 million in 2000. These changes were primarily due to the same reason as for the business overall.

   Accident and health insurance business

   There are no deposits in the accident and health insurance business.

   Insurance benefits and claims

   Insurance benefits and claims, net of amounts ceded through reinsurance, increased by RMB 8,077 million, or 20.7%, to RMB 47,049 million in 2001 from RMB 38,972 million in 2000. This increase was primarily due to the corresponding growth in business volume during the period. Life insurance death and other benefits, as a percentage of gross written premiums and policy fees, were 17.8% in 2001, compared to 18.9% in 2000.

   Insurance benefits and claims, net of amounts ceded through reinsurance, attributable to the transferred policies increased by RMB 9,306 million, or 73.6%, to RMB 21,956 million in 2001 from RMB 12,650 million in 2000. This increase was primarily due to growth in business volume. Insurance benefits and claims, net of amounts ceded through reinsurance, attributable to participating products were RMB 6,086 million in 2001. Of these insurance benefits and claims attributable to participating products, life insurance death and other benefits were RMB 26 million in 2001 and the increase in future life policyholder benefits was RMB 6,060 million.

   Individual life insurance business

   Insurance benefits and claims for the individual life insurance business increased by RMB 5,538 million, or 15.4%, to RMB 41,511 million in 2001 from RMB 35,973 million in 2000. This increase was primarily due to an increase in business volume during the period. Of these insurance benefits and claims, life insurance death and other benefits increased by RMB 778 million, or 9.8%, to RMB 8,740 million in 2001 from RMB 7,962 million in 2000 and the increase in future life policyholder benefits increased by RMB 4,760 million, or 17.0%, to RMB 32,771 million in 2001 from RMB 28,011 million in 2000.

   Insurance benefits and claims for the individual life insurance business attributable to the transferred policies increased by RMB 7,472 million, or 76.9%, to RMB 17,188 million in 2001 from RMB 9,716 million in 2000. This increase was primarily due to an increase in business volume during the period.

   Group life insurance business

   Insurance benefits and claims for the group life insurance business increased by RMB 1,472 million, or 651.3%, to RMB 1,698 million in 2001 from RMB 226 million in 2000. Of this amount, life insurance death and other benefits increased by RMB 849 million, or 170.1%, to RMB 1,348 million in 2001 from RMB 499 million in 2000 and future life policyholder benefits increased by RMB 350 million in 2001, compared with a decrease of RMB 273 million in 2000. These increases were primarily due to the continuing effects of negative spread from investment-type contracts among the non-transferred policies.

   Insurance benefits and claims for the group life insurance business attributable to the transferred policies increased by RMB 767 million, or 473.5%, to RMB 929 million in 2001 from RMB 162 million in 2000. This increase was primarily due to an increase in business volume.

   Accident and health insurance business

   Insurance benefits and claims for the accident and health insurance business increased by RMB 1,067 million, or 38.5%, to RMB 3,840 million in 2001 from RMB 2,773 million in 2000. Of these amounts, accident and health claims and claim adjustment expenses increased by RMB 1,062 million, or 38.4%, to RMB 3,829 million in 2001 from RMB 2,767 million in 2000 and life insurance death and other benefits (comprised of long-term health benefits) increased by RMB 5 million, or 83.3%, to RMB 11 million in 2001 from RMB 6 million in 2000. These increases were primarily due to a reclassification into this category of health rider products which, on a stand-alone basis, had a higher claims ratio than other products, resulting in insurance claims and benefits increasing at a higher rate than the growth in premiums during the period.

   Insurance benefits and claims for the accident and health insurance business attributable to the transferred policies increased by RMB 1,067 million, or 38.5%, to RMB 3,839 million in 2001 from RMB 2,772 million in 2000. This increase was primarily due to a reclassification into this category of health rider products which, on a stand-alone basis, had a higher claims ratio than other products.

   Policyholder dividends and participation in profits

   Policyholder dividends and participation in profits were RMB 177 million in 2001, an increase from RMB 7 million in 2000. Virtually all of these amounts were attributable to the transferred policies. This increase was primarily due to an increase in the overall amount of participating products, offset by a small decline in dividend rates.

   Amortization of deferred policy acquisition costs

   Amortization of deferred policy acquisition costs reflects the amortization of deferred policy acquisition costs attributable to the transferred policies. The majority of acquisition costs attributable to the transferred policies are deferrable. Amortization of deferred policy acquisition costs increased by RMB 1,279 million, or 73.3%, to RMB 3,024 million in 2001 from RMB 1,745 million in 2000. This increase was primarily due to the increase in business volume during the period.

   Underwriting and policy acquisition costs

   Underwriting and policy acquisition costs primarily reflect acquisition costs attributable to non-transferred policies in the individual life insurance business and group life insurance business, as well as acquisition costs in the accident and health insurance business. Underwriting and policy acquisition costs decreased by RMB 897 million, or 29.2%, to RMB 2,176 million in 2001 from RMB 3,073 million in 2000. Underwriting and policy acquisition costs were 4.0% of net premiums earned and policy fees in 2001, compared with 7.2% in 2000.

   Of this amount, underwriting and policy acquisition costs in the individual life insurance business and group life insurance business together decreased by RMB 934 million, or 32.8%, to RMB 1,916 million in 2001 from RMB 2,850 million in 2000. This decrease was primarily due to declining commissions attributable to the non-transferred policies, since commissions generally decrease as policies are renewed in successive years. Underwriting and policy acquisition costs in the accident and health insurance business increased by RMB 37 million, or 16.6%, to RMB 260 million in 2001 from RMB 223 million in 2000. This increase was primarily due to the increase in business volume during the period.

   Administrative expenses

   Administrative expenses include the non-deferrable portion of policy acquisition costs attributable to the transferred policies, as well as compensation and other administrative expenses. Administrative expenses increased by RMB 782 million, or 18.1%, to RMB 5,100 million in 2001 from RMB 4,318 million in 2000. This increase was primarily due to growth in business and the use of performance-related salaries, which generated increases in compensation costs.

   Other operating expenses

   Other operating expenses, which primarily consist of employee housing benefits, expenses of any non-core businesses (which includes investments in property, hotels and other operations through subsidiaries) and legal and regulatory costs, decreased by RMB 1,492 million, or 57.3%, to RMB 1,110 million in 2001 from RMB 2,602 million in 2000. This decrease was primarily due to reduced losses on sales of employee housing, as well as a reduction in the activities of operating subsidiaries in non-core businesses.

   Interest credited to policyholder contract deposits

   Interest credited to policyholder contract deposits increased by RMB 1,294 million, or 28.7%, to RMB 5,799 million in 2001 from RMB 4,505 million in 2000. This increase was primarily due to an increase in the total policyholder account balance. There is no interest credited to policyholders in the accident and health insurance business.

   Interest credited to policyholder contract deposits attributable to the transferred policies increased by RMB 309 million, or 90.6%, to RMB 650 million in 2001 from RMB 341 million in 2000. This increase was primarily due to an increase in the total policyholder account balance. Interest credited to participating policyholder contract deposits was RMB 48 million in 2001.

   Income tax

   Income tax expense was RMB 4 million in 2001, compared to RMB 14 million in 2000. All of these amounts were attributable to income taxes incurred by non-core businesses. No other income tax was incurred in 2001 due to operating losses.

   Net profit/loss

   For the reasons set forth above, net loss was RMB 3,295 million in 2001, an improvement from a net loss of RMB 6,990 million in 2000.

   Individual life insurance business

   Net loss in the individual life insurance business was RMB 2,338 million in 2001, an improvement from a net loss of RMB 6,773 million in 2000. This change was primarily due to the continuing effects of negative spread from investment-type contracts among the non-transferred policies, offset by an increase in business volume and more favorable claims experience.

   Group life insurance business

   Net loss in the group life insurance business was RMB 1,518 million in 2001, an increase from a net loss of RMB 769 million in 2000. This change was primarily due to the continuing effects of negative spread from investment-type contracts among the non-transferred policies.

   Accident and health insurance business

   Net profit in the accident and health insurance business decreased by RMB 181 million, or 27.0%, to RMB 490 million in 2001 from RMB 671 million in 2000. This decrease was primarily due to an increase in business volume, offset by less favorable claims experience.

Results of Operations--Pro Forma Basis

   We set forth below information and discussion regarding the pro forma effect of our restructuring for the six-month periods ended June 30, 2002 and 2003 and the year ended December 31, 2002, as if it had occurred at the start of the six-month periods ended June 30, 2002 or 2003, respectively or at the start of the year ended December 31, 2002.

   The unaudited pro forma consolidated financial information is not necessarily indicative of the results that could have been achieved had the restructuring in fact occurred on that date and is not necessarily indicative of the financial results for any future periods. For an explanation of the pro forma adjustments set forth below, see "Unaudited Pro Forma Consolidated Financial Data".

                                                            For the six months ended June 30, 2003
                                                          -----------------------------------------
                                                          Historical  Adjustments Pro Forma   Pro Forma
                                                          ----------  ----------- ---------   ---------
                                                             RMB          RMB        RMB         US$
                                                                        (in millions)
Revenues
Net written premiums and policy fees.....................   35,401      (10,688)    24,713      2,986
Net change in unearned premium reserves..................       17           --         17          2
                                                           -------      -------    -------     ------
Net premiums earned and policy fees......................   35,418      (10,688)    24,730      2,988
                                                           -------      -------    -------     ------
Net investment income....................................    5,070       (2,032)     3,038        367
Net realized gains/(losses) on investments...............      691         (271)       420         51
Net unrealized gains/(losses) on investments.............      280         (110)       170         21
Other income.............................................      122          842        964        116
                                                           -------      -------    -------     ------
Total revenues...........................................   41,581      (12,259)    29,322      3,542
                                                           -------      -------    -------     ------

Benefits, claims and expenses
Insurance benefits and claims
 Life insurance death and other benefits.................  (4,580)      2,946      (1,634)      (197)
 Accident and health claims and claim adjustment expenses  (2,455)         --      (2,455)      (297)
 Increase in future life policyholder benefits........... (23,192)     10,638     (12,554)    (1,517)
Policyholder dividends and participation in profits......     (862)          --       (862)      (104)
Amortization of deferred policy acquisition costs........   (2,648)          --     (2,648)      (320)
Underwriting and policy acquisition costs................     (708)         442       (266)       (32)
Administrative expenses..................................   (3,005)         175     (2,830)      (342)
Other operating expenses.................................     (704)         505       (199)       (24)
Interest expense on bank borrowings......................       (5)           5         --         --
Interest credited to policyholder contract deposits......   (4,109)       2,832     (1,277)      (154)
Statutory insurance levy.................................      (38)          --        (38)        (5)
                                                           -------      -------    -------     ------
Total benefits, claims and expenses......................  (42,306)      17,543    (24,763)    (2,992)
                                                           -------      -------    -------     ------
Profit/(loss) before income tax expense and minority
  interests..............................................     (725)       5,284      4,559        551
Income tax expense.......................................       (8)      (1,406)    (1,414)      (171)
                                                           -------      -------    -------     ------
Profit/(loss) before minority interests..................     (733)       3,878      3,145        380
Minority interests.......................................       19          (36)       (17)        (2)
                                                           -------      -------    -------     ------
Net profit/(loss)........................................     (714)       3,842      3,128        378
                                                           =======      =======    =======     ======

                                                               For the six months ended June 30, 2002
                                                               -------------------------------------
                                                               Historical    Adjustments   Pro Forma
                                                               ----------    -----------   ---------
                                                                      (RMB in millions)
Revenues
Net written premiums and policy fees..........................   33,399        (10,860)      22,539
Net change in unearned premium reserves.......................      306             --          306
                                                                -------        -------      -------
Net premiums earned and policy fees...........................   33,705        (10,860)      22,845
                                                                -------        -------      -------
Net investment income.........................................    3,991         (1,977)       2,014
Net realized gains/(losses) on investments....................      684           (337)         347
Net unrealized gains/(losses) on investments..................      (75)            37          (38)
Other income..................................................      121            851          972
                                                                -------        -------      -------
Total revenues................................................   38,426        (12,286)      26,140
                                                                -------        -------      -------

Benefits, claims and expenses
Insurance benefits and claims
 Life insurance death and other benefits......................  (3,869)        2,753        (1,116)
 Accident and health claims and claim adjustment expenses.....  (1,959)           --        (1,959)
 Increase in future life policyholder benefits................ (22,793)        9,527       (13,266)
Policyholder dividends and participation in profits...........     (310)             2         (308)
Amortization of deferred policy acquisition costs.............   (2,102)            --       (2,102)
Underwriting and policy acquisition costs.....................     (822)           644         (178)
Administrative expenses.......................................   (2,916)           156       (2,760)
Other operating expenses......................................     (316)           160         (156)
Interest expense on bank borrowings...........................       (4)             4           --
Interest credited to policyholder contract deposits...........   (3,209)         2,524         (685)
Statutory insurance levy......................................      (30)            --          (30)
                                                                -------        -------      -------
Total benefits, claims and expenses...........................  (38,330)        15,770      (22,560)
                                                                -------        -------      -------
Profit/(loss) before income tax expense and minority interests       96          3,484        3,580
Income tax expense............................................       (3)        (1,003)      (1,006)
                                                                -------        -------      -------
Profit/(loss) before minority interests.......................       93          2,481        2,574
Minority interests............................................       (2)            (9)         (11)
                                                                -------        -------      -------
Net profit/(loss).............................................       91          2,472        2,563
                                                                =======        =======      =======

                                                             For the year ended December 31, 2002
                                                          -----------------------------------------
                                                          Historical  Adjustments Pro Forma   Pro Forma
                                                          ----------  ----------- ---------   ---------
                                                             RMB          RMB        RMB         US$
                                                                        (in millions)
Revenues
Net written premiums and policy fees.....................   66,900      (21,688)    45,212      5,462
Net change in unearned premium reserves..................     (476)          12       (464)       (56)
                                                           -------      -------    -------     ------
Net premiums earned and policy fees......................   66,424      (21,676)    44,748      5,406
                                                           -------      -------    -------     ------
Net investment income....................................    8,347       (4,001)     4,346        525
Net realized gains/(losses) on investments...............      266         (126)       140         17
Net unrealized gains/(losses) on investments.............   (1,067)         507       (560)       (68)
Other income.............................................      338        1,728      2,066        250
                                                           -------      -------    -------     ------
Total revenues...........................................   74,308      (23,568)    50,740      6,130
                                                           -------      -------    -------     ------

Benefits, claims and expenses
Insurance benefits and claims
 Life insurance death and other benefits.................  (7,010)      4,702      (2,308)      (279)
 Accident and health claims and claim adjustment expenses  (4,053)         --      (4,053)      (490)
 Increase in future life policyholder benefits........... (45,374)     20,455     (24,919)    (3,010)
Policyholder dividends and participation in profits......     (641)           3       (638)       (77)
Amortization of deferred policy acquisition costs........   (3,832)          --     (3,832)      (463)
Underwriting and policy acquisition costs................   (1,661)       1,106       (555)       (67)
Administrative expenses..................................   (6,162)         256     (5,906)      (713)
Other operating expenses.................................     (634)         204       (430)       (52)
Interest expense on bank borrowings......................       (7)           7         --         --
Interest credited to policyholder contract deposits......   (7,095)       5,527     (1,568)      (189)
Statutory insurance levy.................................      (73)          --        (73)        (9)
                                                           -------      -------    -------     ------
Total benefits, claims and expenses......................  (76,542)      32,260    (44,282)    (5,350)
                                                           -------      -------    -------     ------
Profit/(loss) before income tax expense and minority
  interests..............................................   (2,234)       8,692      6,458        780
Income tax expense.......................................      (14)      (1,890)    (1,904)      (230)
                                                           -------      -------    -------     ------
Profit/(loss) before minority interests..................   (2,248)       6,802      4,554        550
Minority interests.......................................       (2)         (28)       (30)        (4)
                                                           -------      -------    -------     ------
Net profit/(loss)........................................   (2,250)       6,774      4,524        546
                                                           =======      =======    =======     ======

Six Months Ended June 30, 2003 Compared with Six Months Ended June 30, 2002

   Pro forma net premiums earned and policy fees

   Pro forma net premiums earned and policy fees increased by RMB 1,885 million, or 8.3%, to RMB 24,730 million in the six months ended June 30, 2003 from RMB 22,845 million in the six months ended June 30, 2002. This increase was primarily due to increases in net premiums earned and policy fees in the individual life insurance business and health insurance business.

   Of total pro forma net premiums earned in the six months ended June 30, 2003, RMB 2,123 million was attributable to single premium products and RMB 15,055 million was attributable to regular premium products (including both first-year and renewal premiums).

   Individual life insurance business

   Pro forma net premiums earned and policy fees from the individual life insurance business increased by RMB 1,020 million, or 5.3%, to RMB 20,370 million in the six months ended June 30, 2003 from RMB 19,350 million in the six months ended June 30, 2002. This increase was primarily due to an increase in sales of whole life products and growth in policy fees. These were offset in part by a decrease in sales of endowment products due to a shift toward participating endowment products, which are classified as investment products.

   Group life insurance business

   Pro forma net premiums earned and policy fees from the group life insurance business decreased by RMB 34 million, or 11.0%, to RMB 267 million in the six months ended June 30, 2003 from RMB 301 million in the six months ended June 30, 2002. This decrease was primarily due to a shift away from whole life products and annuity products in favor of products which are classified as investment products.

   Accident and health insurance business

   Pro forma net premiums earned from the accident and health insurance business increased by RMB 899 million, or 28.1%, to RMB 4,093 million in the six months ended June 30, 2003 from RMB 3,194 million in the six months ended June 30, 2002. Pro forma gross written premiums from the accident insurance business decreased by RMB 38 million, or 1.6%, to RMB 2,359 million in the six months ended June 30, 2003 from RMB 2,397 million in the six months ended June 30, 2002 and pro forma gross written premiums from the health insurance business increased by RMB 1,151 million, or 91.6%, to RMB 2,407 million in the six months ended June 30, 2003 from RMB 1,256 million in the six months ended June 30, 2002. These changes were primarily due to strong growth in premiums from sales of short-term health and supplemental medical insurance. Sales of accident insurance have remained relatively flat in recent years, in line with the market overall.

   Net investment income

   Pro forma net investment income increased by RMB 1,024 million, or 50.8%, to RMB 3,038 million in the six months ended June 30, 2003 from RMB 2,014 million in the six months ended June 30, 2002. This increase was primarily due to an overall increase in investment assets.

   Net realized gains/losses on investments

   Pro forma net realized gains on investments were RMB 420 million in the six months ended 2003, compared to RMB 347 million in the six months ended June 30, 2002. This change was primarily due to higher net realized gains on debt securities, offset in part by lower net realized gains on securities investment funds.

   Net unrealized gains/losses on investments

   We reflect unrealized gains or losses on investments designated as trading in current period income. Pro forma net unrealized gains on investments were RMB 170 million in the six months ended June 30, 2003, compared to net unrealized losses on investments of RMB 38 million in the six months ended June 30, 2002. This change reflected unrealized capital gains on securities investment funds due to favorable conditions in the equity markets.

   Insurance benefits and claims

   Pro forma insurance benefits and claims, net of amounts ceded through reinsurance, increased by RMB 302 million, or 1.8%, to RMB 16,643 million in the six months ended June 30, 2003 from RMB 16,341 million in the six months ended June 30, 2002. This increase was primarily due to an increase in insurance benefits and claims in the health insurance business. Of this amount, pro forma life insurance death and other benefits increased by

RMB 518 million, or 46.4%, to RMB 1,634 million in the six months ended June 30, 2003 from RMB 1,116 million in the six months ended June 30, 2002, pro forma accident and health claims and claim adjustment expenses increased by RMB 496 million, or 25.3%, to RMB 2,455 million in the six months ended June 30, 2003 from RMB 1,959 million in the six months ended June 30, 2002 and the pro forma increase in future life policyholder benefits decreased by RMB 712 million, or 5.4%, to RMB 12,554 million in the six months ended June 30, 2003 from RMB 13,266 million in the six months ended June 30, 2002. The increase in pro forma life insurance death and other benefits was primarily due to an increase in the number of policies in force. Pro forma life insurance death and other benefits, as a percentage of pro forma gross written premiums and policy fees, were 6.4% in the six months ended June 30, 2003, a slight increase from 4.8% in the six months ended June 30, 2002.

   Individual life insurance business

   Pro forma insurance benefits and claims for the individual life insurance business decreased by RMB 167 million, or 1.2%, to RMB 13,929 million in the six months ended June 30, 2003 from RMB 14,096 million in the six months ended June 30, 2002. This decrease was primarily due to a shift in product mix away from endowment products and toward whole life products, which have lower reserve requirements than endowment products. Of these pro forma insurance benefits and claims, pro forma life insurance death and other benefits increased by RMB 414 million, or 45.0%, to RMB 1,335 million in the six months ended June 30, 2003 from RMB 921 million in the six months ended June 30, 2002 and the pro forma increase in future life policyholder benefits decreased by RMB 581 million, or 4.4%, to RMB 12,594 million in the six months ended June 30, 2003 from RMB 13,175 million in the six months ended June 30, 2002.

   Group life insurance business

   Pro forma insurance benefits and claims for the group life insurance business decreased by RMB 17 million, or 6.2%, to RMB 259 million in the six months ended June 30, 2003 from RMB 276 million in the six months ended June 30, 2002. This decrease was primarily due to the decrease in business volume during the period. Of these pro forma insurance benefits and claims, pro forma life insurance death and other benefits increased by RMB 114 million, or 61.6%, to RMB 299 million in the six months ended June 30, 2003 from RMB 185 million in the six months ended June 30, 2002 and pro forma future life policyholder benefits decreased by RMB 40 million in the six months ended June 30, 2003, compared with an increase of RMB 91 million in the six months ended June 30, 2002.

   Accident and health insurance business

   Pro forma insurance benefits and claims for the accident and health insurance business increased by RMB 486 million, or 24.7%, to RMB 2,455 million in the six months ended June 30, 2003 from RMB 1,969 million in the six months ended June 30, 2002. This increase was primarily due to the increase in business volume in the health insurance business during the period. Of these pro forma insurance benefits and claims, pro forma accident and health claims and claim adjustment expenses increased by RMB 496 million, or 25.3%, to RMB 2,455 million in the six months ended June 30, 2003 from RMB 1,959 million in the six months ended June 30, 2002 and pro forma life insurance death and other benefits (comprised of long-term health benefits) were nil in the six months ended June 30, 2003, compared to RMB 10 million in the six months ended June 30, 2002.

   Policyholder dividends and participation in profits

   Pro forma policyholder dividends and participation in profits increased by RMB 554 million, or 179.9%, to RMB 862 million in the six months ended June 30, 2003 from RMB 308 million in the six months ended June 30, 2002. This increase was primarily due to an increase in the overall amount of participating policies in force.

   Amortization of deferred policy acquisition costs

   The majority of acquisition costs are deferrable. Pro forma amortization of deferred policy acquisition costs increased by RMB 546 million, or 26.0%, to RMB 2,648 million in the six months ended June 30, 2003 from

RMB 2,102 million in the six months ended June 30, 2002. This increase was primarily due to the increase in business volume during the period.

   Underwriting and policy acquisition costs

   Pro forma underwriting and policy acquisition costs primarily reflect acquisition costs in the accident and health insurance business. Pro forma underwriting and policy acquisition costs increased by RMB 88 million, or 49.4%, to RMB 266 million in the six months ended June 30, 2003 from RMB 178 million in the six months ended June 30, 2002. This increase was primarily due to the increase in business volume during the period.

   Administrative expenses

   Pro forma administrative expenses include the non-deferrable portion of policy acquisition costs attributable to the insurance policies as well as compensation and other administrative expenses. Pro forma administrative expenses increased by RMB 70 million, or 2.5%, to RMB 2,830 million in the six months ended June 30, 2003 from RMB 2,760 million in the six months ended June 30, 2002. This increase was primarily due to the increase in business volume.

   Other operating expenses

   Pro forma other operating expenses, which primarily consist of employee housing benefits and legal and regulatory costs, increased by RMB 43 million, or 27.6%, to RMB 199 million in the six months ended June 30, 2003 from RMB 156 million in the six months ended June 30, 2002.

   Interest credited to policyholder contract deposits

   Pro forma interest credited to policyholder contract deposits increased by RMB 592 million, or 86.4%, to RMB 1,277 million in the six months ended June 30, 2003 from RMB 685 million in the six months ended June 30, 2002. This increase was primarily due to an increase in the total policyholder account balance.

   Income tax

   Pro forma income tax expense was RMB 1,414 million in the six months ended June 30, 2003, compared to RMB 1,006 million in the six months ended June 30, 2002. This result was primarily attributable to a pro forma profit before tax and minority interests of RMB 4,559 million. The pro forma effective tax rate of 31.0% reflects the income tax rate that CLIC would have been subject to in the six months ended June 30, 2003 assuming the restructuring had occurred as of January 1, 2002 and assuming no tax losses were carried forward from prior years.

   Net profit/loss

   For the reasons set forth above, pro forma net profit increased by RMB 565 million, or 22.0%, to RMB 3,128 million in the six months ended June 30, 2003 from RMB 2,563 million in the six months ended June 30, 2002.

Year Ended December 31, 2002

   Net premiums earned and policy fees

   Pro forma net premiums earned and policy fees were RMB 44,748 million in 2002. This result was primarily due to sales of our individual life insurance products, particularly sales of endowment products.

   Individual life insurance business

   Pro forma net premiums earned and policy fees from the individual life insurance business were RMB 37,662 million in 2002. This result was primarily attributable to sales of and policy fees from investment products as well as the introduction and rapid growth of products sold through bank channels.

   Group life insurance business

   Pro forma net premiums earned and policy fees from the group life insurance business were RMB 477 million in 2002. Sales of our group life insurance products were impacted by our decision to utilize our direct sales force to sell individual participating products to meet demand, as well as a high ratio of investment-type products in the overall sales mix of group products.

   Accident and health insurance business

   Pro forma net premiums earned from the accident and health insurance business were RMB 6,609 million in 2002. Pro forma gross written premiums from the accident insurance business were RMB 5,174 million in 2002 and pro forma gross written premiums from the health insurance business were RMB 3,764 million in 2002. These results were primarily due to strong sales of health insurance products following recent reforms designed to promote the health insurance system. Sales of accident insurance products have remained relatively stable in recent years, reflecting the trend in the overall accident insurance market in China in those periods.

   Net investment income

   Pro forma net investment income was RMB 4,346 million in 2002. This result was primarily due to investments in negotiated bank deposits, fixed maturity securities and securities investment funds, and a shift away from resale agreements, which have a comparatively low investment yield. We also experienced poor conditions in the equity markets, which affected dividend income from equity investments in securities investment funds.

   Net realized gains/losses on investments

   Pro forma net realized gains on investments were RMB 140 million in 2002. This result included net realized gains on investments of RMB 446 million in our fixed maturity securities.

   Net unrealized losses on investments

   We reflect unrealized gains or losses on investments designated as trading in current period income. Pro forma net unrealized losses were RMB 560 million in 2002. This result primarily reflected a steep fall in the equity markets, which adversely impacted the value of equity investments in closed-end securities funds.

   Insurance benefits and claims

   Pro forma insurance benefits and claims, net of amounts ceded through reinsurance, were RMB 31,280 million in 2002. Of this amount, pro forma life insurance death and other benefits were RMB 2,308 million, pro forma accident and health claims and claim adjustment expenses were RMB 4,053 million and the pro forma increase in future life policyholder benefits was RMB 24,919 million.

   Individual life insurance business

   Pro forma insurance benefits and claims for the individual life insurance business were RMB 26,797 million in 2002. This result was primarily due to the business volume during the period.

   Group life insurance business

   Pro forma insurance benefits and claims for the group life insurance business were RMB 409 million in 2002. This result was primarily due to unfavorable claims experience during the period.

   Accident and health insurance business

   Pro forma insurance benefits and claims for the accident and health insurance business were RMB 4,073 million in 2002. These results were primarily due to favorable claims experience.

   Policyholder dividends and participation in profits

   Pro forma policyholder dividends and participation in profits were RMB 638 million in 2002. Our dividends reflected higher overall amounts of participating policies in force, offset in part by a decline in dividend rates.

   Amortization of deferred policy acquisition costs

   Pro forma amortization of deferred policy acquisition costs was RMB 3,832 million in 2002.

   Underwriting and policy acquisition costs

   Pro forma underwriting and policy acquisition costs were RMB 555 million in 2002.

   Administrative expenses

   Pro forma administrative expenses were RMB 5,906 million in 2002. This result was primarily due to the growth in business and the use of performance-related salaries, which impacted compensation costs.

   Other operating expenses

   Pro forma other operating expenses, which primarily consist of employee housing benefits and legal and regulatory costs, were RMB 430 million in 2002.

   Interest credited to policyholder contract deposits

   Pro forma interest credited to policyholder contract deposits was RMB 1,568 million in 2002. This result was primarily due to the policyholder account balance during the period.

   Income tax

   Pro forma income tax was RMB 1,904 million in 2002. This result was primarily attributable to a pro forma profit before tax and minority interests of RMB 6,458 million. The pro forma effective tax rate of 29.5% reflects the income tax rate that CLIC would have been subject to in 2002 assuming the restructuring had occurred as of January 1, 2002 and assuming no tax losses were carried forward from prior years.

   Net profit/loss

   For the reasons set forth above, pro forma net profit was RMB 4,524 million in 2002.

Liquidity and Capital Resources

  Liquidity Sources


   Our principal cash inflows come from insurance premiums, deposits, policy fees and annuity considerations. The primary liquidity concern with respect to these cash inflows is the risk of early contract holder and policyholder withdrawal. Our principal cash inflows also result from proceeds from sales of investment assets and investment income. The primary liquidity concerns with respect to these cash inflows are the risks of default by debtors, interest rate changes and other market volatilities. We closely monitor and manage these risks. See "Business--Investments".


   Additional sources of liquidity to meet unexpected cash outflows are available from our portfolio of cash and investment assets. As of June 30, 2003 and without giving effect to the restructuring, the amount of cash and cash equivalents was RMB 23,592 million. In addition, substantially all of our term deposits with banks allow us to withdraw funds on deposit, subject to a penalty interest charge. As of June 30, 2003 and without giving effect to the restructuring, the amount of term deposits was RMB 142,043 million.

   Our portfolio of investment securities also may provide us with a source of liquidity to meet unexpected cash outflows. As of June 30, 2003 and without giving effect to the restructuring, investments in fixed maturity securities had a fair value of RMB 82,072 million. As of June 30, 2003 and without giving effect to the restructuring, investments in equity securities, primarily through securities investment funds, had a fair value of RMB 14,797 million. However, the PRC securities market is still at an early stage of development, and we are subject to market liquidity risk because the market capitalization and trading volumes of the public exchanges are much lower than in more developed financial markets. We also are subject to market liquidity risk due to the large size of our investments in some of the markets in which we invest. We believe that some of our positions in fixed maturity securities may be large enough to have an influence on the market value. These factors may limit our ability to sell these investments at an adequate price, or at all.

  Liquidity Uses

   Our principal cash outflows primarily relate to the liabilities associated with our various life insurance, annuity and accident and health insurance products, dividend and interest payments on our insurance policies and annuity contracts, operating expenses, income taxes and dividends that may be declared and payable to our shareholders. Liabilities arising from our insurance activities primarily relate to benefit payments under these insurance products, as well as payments for policy surrenders, withdrawals and loans.

   We believe that our sources of liquidity are sufficient to meet our current cash requirements.

  Consolidated Cash Flows

   The following sets forth information regarding consolidated cash flows for the periods indicated.

   Net cash provided by operating activities was RMB 19,572 million in the six months ended June 30, 2003, a decrease from RMB 20,712 million in the six months ended June 30, 2002. This decrease was primarily due to a change in working capital which used cash in the six months ended June 30, 2003, compared with providing cash in the six months ended June 30, 2002. Net cash provided by operating activities was RMB 44,059 million in 2002, an increase from RMB 33,833 million in 2001. Net cash provided by operating activities was RMB 33,833 million in 2001, an increase from RMB 20,051 million in 2000. The increase in cash provided by operating activities over both of these periods was primarily due to the rapid growth in new policies, and the lag time between receipt of premium income and the payment of claims under those policies.

   Net cash used in investing activities was RMB 65,060 million in the six months ended June 30, 2003, an increase from RMB 54,834 million in the six months ended June 30, 2002. Net cash used in investing activities was RMB 95,898 million in 2002, an increase from RMB 51,964 million in 2001. Net cash used in investing activities was RMB 51,964 million in 2001, an increase from RMB 29,441 million in 2000. The increase in cash used in investing activities over all of these periods was primarily due to the growth in premiums and deposits, particularly those relating to sales of participating products, which are classified as investment-type products.

   Net cash provided by financing activities was RMB 54,551 million in the six months ended June 30, 2003, an increase from RMB 33,842 million in the six months ended June 30, 2002. Net cash provided by financing activities was RMB 48,513 million in 2002, an increase from RMB 12,711 million in 2001. Net cash provided by financing activities was RMB 12,711 million in 2001, an increase from RMB 12,677 million in 2000. The increase in cash provided by financing activities over all of these periods was primarily due to the growth in premiums and deposits, particularly those relating to sales of participating products, which are classified as investment-type products and are therefore attributed to financing activities.

  Insurance Solvency Requirements

   In March 2003, the CIRC introduced a new standard, the solvency ratio, to measure the financial soundness of life insurance companies to provide better policyholder protection under a system of corrective regulatory action. The solvency ratio of an insurance company is a measure of capital adequacy, which is calculated by dividing the actual solvency level of the company (which is its net assets determined in accordance with PRC GAAP, less specified excluded items) by the minimum solvency level it is required to meet. See "Regulation--Insurance Company Regulation--Solvency requirements". The following table shows our solvency ratio as of June 30, 2003, on a pro forma basis after giving effect to the restructuring:

                                              As of
                                          June 30, 2003
                                     -----------------------
                                        (RMB in millions,
                                     except percentage data)
                    Actual solvency.         29,195
                    Minimum solvency         10,435
                    Solvency ratio..           280%

   Insurance companies are required to calculate and report annually to the CIRC their solvency level and twelve additional financial ratios to assist it in monitoring the financial condition of insurers. A "usual range" of results for each of the twelve ratios is used as a benchmark. The departure from the "usual range" of four or more of the ratios can lead to regulatory action being taken by the CIRC.

   The report is required to be submitted on or prior to April 30 of each year, based on audited financial information for the prior year. Our first report will not be due until April 30, 2004. On a pro forma basis after giving effect to the restructuring, our solvency level as of June 30, 2003 was more than 2.8 times the minimum regulatory requirement. We have not yet calculated any of the twelve financial ratios.

Contractual Obligations and Commitments

   The following tables set out the contractual obligations and commitments of our predecessor, other than on insurance policies and annuity contracts, as of June 30, 2003 and December 31, 2002 and 2001.

                                                Not    Later than
                                               later   1 year but   Later
                                                than   not later    than
                                               1 year than 5 years 5 years Total
                                               ------ ------------ ------- ------
                                                       (RMB in millions)
As of June 30, 2003
Securities sold under agreements to repurchase     --      --        --        --
Short-term bank borrowings....................    309      --        --       309
Long-term bank borrowings.....................      2      --        --         2
Operating leases..............................     64     120        12       196
Capital commitments...........................    532      --        --       532
                                               ------     ---        --    ------
Total.........................................    907     120        12     1,039
                                               ======     ===        ==    ======
As of December 31, 2002
Securities sold under agreements to repurchase  3,602      --        --     3,602
Short-term bank borrowings....................    311      --        --       311
Long-term bank borrowings.....................      2      --        --         2
Operating leases..............................     63     169        22       254
Capital commitments...........................    752      --        --       752
                                               ------     ---        --    ------
Total.........................................  4,730     169        22     4,921
                                               ======     ===        ==    ======
As of December 31, 2001
Securities sold under agreements to repurchase 14,608      --        --    14,608
Short-term bank borrowings....................    370      --        --       370
Long-term bank borrowings.....................     --       9        --         9
Operating leases..............................     17      97        33       147
Capital commitments...........................    238      --        --       238
                                               ------     ---        --    ------
Total......................................... 15,233     106        33    15,372
                                               ======     ===        ==    ======

Note: Capital commitments represent our commitments with respect to the acquisition of property, plant and equipment.

Market Risk and Risk Management

Market risk

   Our exposure to financial market risks relates primarily to changes in interest rates, equity prices and exchange rates.

Interest rate risk

   Our profitability is affected by changes in interest rates. We are currently experiencing the lowest interest rate environment in several years. If interest rates were to increase in the future, surrenders and withdrawals of insurance and annuity policies and contracts may increase as policyholders seek other investments with higher perceived returns. This process may result in cash outflows requiring that we sell investment assets at a time when the prices of those assets are adversely affected by the increase in market interest rates, which may result in realized investment losses. If interest rates were to decline, the income we realize from our investments may decline, affecting our profitability. In addition, as instruments in our investment portfolio mature, we might have to reinvest the funds we receive in investments bearing a lower interest rate.

   For the six months ended June 30, 2003, the investment yield was 1.7% and for the years ended December 31, 2002 and 2001, the investment yield was 3.8% and 4.1%, respectively. Traditional insurance policies with an investment component and investment contracts are generally priced with guaranteed interest rates, subject to a cap on guaranteed rates set by the CIRC, which is currently 2.50%. Dividends on participating policies are required to be at least 70% of distributable earnings attributable to such policies.

   The following tables set forth selected assets and liabilities with exposure to interest rates as of June 30, 2003 and December 31, 2002.


                                                     Expected maturity date
                                   -----------------------------------------------------------
                                                                                        Fair
                                    2003  2004  2005   2006   2007  Thereafter  Total   value
As of June 30, 2003                ------ ----- ----- ------ ------ ---------- ------- -------
                                                          (in millions)
Assets
Other-than-trading

Fixed rate bonds..................  5,931   912 1,598  8,145  4,550   53,127    74,263  74,318
Average interest rate.............  6.11% 3.13% 3.61%  4.59%  5.49%    3.61%     4.02%

Term deposits

in RMB............................  2,717   913 8,642 35,083 64,605   29,372   141,332 141,332
Average interest rate.............  2.87% 3.76% 4.35%  4.55%  3.88%    3.63%     4.02%

in US$............................    402    --    --     --     --       --       402     402
Average interest rate.............  2.99%                                        2.99%

in Japanese yen...................    104    --    --     --     --       --       104     104
Average interest rate.............  4.50%                                        4.50%

in HK$............................    106     3    --     --     --       --       109     109
Average interest rate.............  3.08% 1.50%                                  3.08%

in other currencies...............     96    --    --     --     --       --        96      96
Average interest rate.............  2.50%                                        2.50%

Securities purchased under
  agreements to resell............ 70,061    --    --     --     --       --    70,061  70,061
Average interest rate.............  2.45%                                        2.45%

Variable rate bonds...............     --    --    --     --     73    7,681     7,754   7,754
Average interest rate.............                            2.36%    2.72%     2.72%

Liabilities

Policyholder contract deposits and
  other funds.....................  4,620 5,410 6,125  8,067 79,162  107,591   210,975 211,493
Average interest rate.............  6.47% 5.89% 5.64%  4.93%  2.82%    5.13%     4.32%

                                                     Expected maturity date
                                   -----------------------------------------------------------
                                                                                        Fair
                                    2003  2004  2005   2006   2007  Thereafter  Total   value
As of December 31, 2002            ------ ----- ----- ------ ------ ---------- ------- -------
                                                          (in millions)
Assets
Other-than-trading

Fixed rate bonds..................  3,619   881 5,615  6,378  5,147   47,540    69,180  70,617
Average interest rate.............  6.36% 3.29% 6.09%  5.20%  5.45%    3.80%     4.36%

Term deposits

in RMB............................  4,792   552 9,661 35,281 64,406    8,101   122,793 122,793
Average interest rate.............  3.75% 4.22% 4.33%  4.56%  3.88%    3.94%     4.11%

in US$............................  1,232    --    --     --     --       --     1,232   1,232
Average interest rate.............  1.49%                                        1.49%

in Japanese yen...................    111    --    --     --     --       --       111     111
Average interest rate.............  0.01%                                        0.01%

in HK$............................    399     3    --     --     --       --       402     402
Average interest rate.............  1.25% 1.50%                                  1.25%

in other currencies...............    127    --    --     --     --       --       127     127
Average interest rate.............  1.12%                                        1.12%

Securities purchased under
  agreements to resell............ 36,388    --    --     --     --       --    36,388  36,388
Average interest rate.............  3.16%                                        3.16%

Variable rate bonds...............     --    --    --     --    673    5,020     5,693   5,773
Average interest rate.............                            2.36%    2.99%     2.91%

Liabilities

Policyholder contract deposits and
  other funds.....................  4,141 4,624 5,124  6,332 50,031   86,021   156,273 165,727
Average interest rate.............  6.85% 6.41% 6.21%  5.57%  3.08%    5.76%     4.96%


   Due to the negative spread which came to exist in respect of investment contracts issued prior to June 10, 1999, the average interest rate on investment contract reserves is significantly higher than the guaranteed rates which apply to policies issued in the three years ended December 31, 2002, which were at or below 2.50%.

Equity price risk

   Our investments in securities investment funds or equity securities expose us to changes in equity prices. We manage this risk on an integrated basis with other risks through our asset-liability management strategies. We also manage equity price risk through industry and issuer diversification and asset allocation techniques.

   The following table sets forth our predecessor's exposure to equity securities as of June 30, 2003 and as of December 31, 2000, 2001 and 2002.


                               As of December 31,               As of June 30,
                  --------------------------------------------- ---------------
                       2000           2001           2002            2003
                  -------------- -------------- --------------- ---------------
                  Carrying Fair  Carrying Fair  Carrying Fair   Carrying Fair
                   amount  value  amount  value  amount  value   amount  value
                  -------- ----- -------- ----- -------- ------ -------- ------
                                        (RMB in millions)
Equity securities  6,794   6,794  7,698   7,698  12,171  12,171  14,797  14,797
 Trading.........  5,675   5,675  5,696   5,696   4,070   4,070   5,772   5,772
 Non-trading.....  1,119   1,119  2,002   2,002   8,101   8,101   9,025   9,025

   A hypothetical 10% decline in the December 31, 2002 and June 30, 2003 value of the equity securities held for non-trading would result in an unrealized loss of approximately RMB 810 million and RMB 902 million, respectively.

   A hypothetical 10% decline in the December 31, 2002 and June 30, 2003 value of the equity securities held for trading would result in a charge to the income statement of approximately RMB 407 million and RMB 577 million, respectively.

   The selection of a 10% immediate change in the value of equity securities should not be construed as a prediction by us of future market events but rather as an illustration of the potential impact of such an event.

Foreign exchange risk

   Our exposure to fluctuations in foreign currency exchange rates against RMB results primarily from our holdings in non-RMB denominated term deposits. Our indebtedness and capital expenditures are predominantly in RMB and the principal currencies which create foreign currency exchange rate risk in our deposits are the U.S. dollar, Japanese yen and Hong Kong dollar. Future movements in the exchange rate of RMB against the U.S. dollar and other foreign currencies may adversely affect our results of operations and financial condition.

   The following tables set forth assets denominated in currencies other than RMB as of June 30, 2003 and December 31, 2002.

                                       Expected maturity date
                          -------------------------------------------------
                                                                      Fair
                          2003  2004  2005 2006 2007 Thereafter Total value
    As of June 30, 2003   ----- ----- ---- ---- ---- ---------- ----- -----
                                            (in millions)
    Term deposits
    in US$...............   402    --  --   --   --      --       402   402
    Average interest rate 2.99%                                 2.99% 2.99%

    in Japanese yen......   104    --  --   --   --      --       104   104
    Average interest rate 4.50%                                 4.50% 4.50%

    in HK$...............   106     3  --   --   --      --       109   109
    Average interest rate 3.08% 1.50%                           3.08% 3.08%

    in other currencies..    96    --  --   --   --      --        96    96
    Average interest rate 2.50%                                 2.50% 2.50%

                                        Expected maturity date
                           -------------------------------------------------
                                                                       Fair
                           2003  2004  2005 2006 2007 Thereafter Total value
   As of December 31, 2002 ----- ----- ---- ---- ---- ---------- ----- -----
                                             (in millions)
    Term deposits
    in US$................ 1,232    --  --   --   --      --     1,232 1,232
    Average interest rate. 1.49%                                 1.49% 1.49%

    in Japanese yen.......   111    --  --   --   --      --       111   111
    Average interest rate. 0.01%                                 0.01% 0.01%

    in HK$................   399     3  --   --   --      --       402   402
    Average interest rate. 1.25% 1.50%                           1.25% 1.25%

    in other currencies...   127    --  --   --   --      --       127   127
    Average interest rate. 1.12%                                 1.12% 1.12%

First Set of Financial Statements

   Our H.K. GAAP financial statements for the year ending December 31, 2003 will be prepared on a consolidated basis and will include the following financial information:

  . The audited results of CLIC for the six months ended June 30, 2003 included in the audited consolidated financial statements beginning on page F-1 of this prospectus.

  . The audited results of CLIC for the period July 1 to September 30, 2003, the date the restructuring agreement and the other agreements referred to in "Relationship with CLIC" were entered into and the date on which the restructuring is treated as having occurred for accounting purposes.

  . The audited results of the transferred business for the period October 1 to December 31, 2003.

   The audited results for the six months ended June 30, 2003 and for the period July 1 to September 30, 2003 include the results of the transferred business and the non-transferred business.

   As of June 30, 2003, CLIC had net liabilities of RMB 176,353 million. The restructuring agreement provides that our owners' equity should be RMB 36,182 million as of that date, as determined in accordance with H.K. GAAP. The difference of RMB 212,535 million will be recorded in owners' equity, with RMB 20,000 million accounted for as fully paid-up share capital, RMB 16,182 million as capital surplus and RMB 176,353 million to eliminate the deficit on owners' equity as of June 30, 2003. In accordance with the restructuring agreement, the results of the non-transferred business for the period July 1 to September 30, 2003 are for the account of CLIC. Since the restructuring agreement was not signed until September 30, 2003, H.K. GAAP requires these results to be included in the consolidated profit and loss accounts for the year ending December 31, 2003. A capital contribution from, or distribution to, CLIC will be recorded to offset the losses borne by, or profits attributable to, CLIC for this period.

Recently Issued Accounting Standards

   SFAS No. 143

   In June 2001, the U.S. Financial Accounting Standards Board, or FASB, issued Statement of Financial Accounting Standards, or SFAS, No. 143, "Accounting for Asset Retirement Obligations". SFAS No. 143 requires us to record the fair value of an asset retirement obligation as a liability in the period in which we incur a legal obligation associated with the retirement of tangible long-lived assets that result from the acquisition, construction, development and/or normal use of the assets. Our predecessor was required to adopt SFAS No. 143 on January 1, 2003. We have not determined the impact that adoption of SFAS No. 143 will have on our consolidated financial statements.

   SFAS No. 146

   In July 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities", which applies to costs associated with an exit activity (including restructuring) or with the disposal of long-lived assets. SFAS No. 146 requires an entity to record a liability for costs associated with an exit or disposal activity when that liability is incurred and can be measured at fair value. Commitment to an exit plan or a plan of disposal expresses only our intended future actions and does not meet the requirement for recognizing a liability and the related expense. An entity is required to disclose information about its exit and disposal activities, the related costs and changes in those costs in the notes to the interim and annual financial statements that include the period in which an exit or disposal activity is initiated and in any subsequent period until the activity is completed. Our predecessor was required to adopt SFAS No. 146 on January 1, 2003. The provisions of SFAS No. 146 are required to be applied prospectively after the adoption date to newly exited or disposed activities. Therefore, we cannot determine the impact that the adoption of SFAS No. 146 will have on our consolidated financial statements.

   SFAS No. 148

   In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation--Transition and Disclosure, an amendment of FASB Statement No. 123", to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS No. 148 amends the disclosure requirements of SFAS No. 123, Accounting for Stock-Based Compensation, to require prominent disclosures in both the annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the methods used on reported results.

   The amendments to SFAS No. 123 in paragraphs 2(a)-2(e) of the statement will be effective for financial statements for fiscal years ending after December 15, 2002. The amendment to SFAS No. 123 in paragraph 2(f) of the statement and the amendment to Opinion 28 in paragraph 3 is effective for financial reports containing condensed financial statements for interim periods beginning after December 15, 2002. We do not expect that the adoption of SFAS No. 148 will have a material impact on our consolidated financial statements.

   SFAS No. 149

   In April 2003, the FASB issued SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities". This statement amends and clarifies the accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and hedging activities under SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities". This statement clarifies when a contract with an initial net investment meets the characteristic of a derivative and when a derivative contains a financing component. This statement also amends the definition of an underlying to conform to the language contained in FASB Interpretation No., or FIN, 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others". This statement is effective for contracts entered into or modified after June 30, 2003, and for hedging relationships designated after June 30, 2003. We are currently assessing the impact of this statement on our results of operations, financial position and cash flows upon adoption and have not yet completed that assessment.

   SFAS No. 150

   In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity". SFAS No. 150 changes the accounting for certain financial instruments that, under previous guidance, could be classified as equity or "mezzanine" equity, but now requires these instruments to be classified as liabilities (or assets in some circumstances) in the balance sheet. Further, SFAS No. 150 requires disclosure regarding the terms of these instruments and settlement alternatives. The guidance in SFAS No. 150 is generally effective for all financial instruments entered into or modified after May 31, 2003, and is otherwise effective at the beginning of the first interim period beginning after June 15, 2003. We are currently assessing the impact of this statement on our results of operations, financial position and cash flows upon adoption and have not yet completed that assessment.

   FIN 45

   In November 2002, the FASB issued FIN 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees". FIN 45 requires a guarantor to recognize a liability at the inception of certain guarantees for the fair value of the obligation, including the ongoing obligation to stand ready to perform over the term of the guarantee. Guarantees, as defined in FIN 45, include contracts that contingently require us to make payments to a guaranteed party based on changes in an underlying that is related to an asset, liability or equity security of the guaranteed party, performance guarantees, indemnification agreements or indirect guarantees of indebtedness of others. This new accounting is effective for certain guarantees issued or modified after December 31, 2002. We do not expect that the adoption of FIN 45 will have a material impact on our financial position or results of operations.

   FIN 46

   In January 2003, the FASB issued FIN 46, "Consolidation of Variable Interest Entities", an interpretation of Accounting Research Bulletin No. 51. FIN 46 provides a new framework for identifying variable interest entities, or VIEs, and determining when a company should include the assets, liabilities, non-controlling interests and results of activities of VIEs in its consolidated financial statements. FIN 46 requires VIEs to be consolidated by a company if that company is subject to a majority of the risk of loss from the VIEs' activities or is entitled to receive a majority of the entity's residual returns, or both. FIN 46 is effective immediately for VIEs created after January 31, 2003 and is effective January 1, 2004 for VIEs created prior to February 1, 2003. We are currently assessing the impact of FIN 46 on our financial position and results of operations.

   SOP 03-1

   In July 2003, the Accounting Standards Executive Committee issued Statement of Position, or SOP, 03-1, "Accounting and Reporting by Insurance Enterprises for Certain Non-Traditional Long-Duration Contracts and for Separate Accounts". SOP 03-1 provides guidance on accounting and reporting by insurance enterprises for certain non-traditional long-duration contracts and for separate accounts. SOP 03-1 is effective for financial statements for fiscal years beginning after December 15, 2003, with earlier adoption encouraged. SOP 03-1 may not be applied retroactively to prior years' financial statements, and initial application should be as of the beginning of an entity's fiscal year. We do not expect that the adoption of SOP 03-1 will have a material impact on our financial position or results of operations.

Reconciliation of Hong Kong Generally Accepted Accounting Principles (H.K.
GAAP) and United States Generally Accepted Accounting Principles (U.S. GAAP)

   The consolidated financial statements contained in this prospectus have been prepared in accordance with H.K. GAAP, which differs in certain significant respects from U.S. GAAP. Differences between H.K. GAAP and U.S. GAAP may have a significant impact on consolidated net profit/(loss) and consolidated owners' equity.

   The effect on net profit/(loss) of significant differences between H.K. GAAP and U.S. GAAP for the six months ended June 30, 2003 and for the years ended 31 December 2000, 2001 and 2002 is as follows:

                                                                                    Six
                                                                                   months
                                                 Year Ended December 31,           ended
                                                 ----------------------           June 30,
                                                  2000       2001       2002        2003
                       -                         ------     ------     ------     --------
                                                        (RMB in millions)
Net profit/(loss) under H.K. GAAP............... (6,990)    (3,295)    (2,250)      (714)
U.S. GAAP adjustments
 Depreciation of investment properties..........    (36)       (41)       (67)     (23)
 Deficit on revaluation of investment properties     --         --         --      181
                                                 ------     ------     ------       ----
Net profit/(loss) under U.S. GAAP............... (7,026)    (3,336)    (2,317)      (556)
                                                 ======     ======     ======       ====

   The effect on owners' equity of significant differences between H.K. GAAP and U.S. GAAP as of June 30, 2002 and 2003 and December 31, 2000, 2001 and 2002 is as follows:

                                                                                   Six months
                                           Year ended December 31,               ended June 30,
                   -                    ----------------------------           ------------------
                                          2000         2001         2002         2002         2003
                   -                    --------     --------     --------     --------     --------
                                                        (RMB in millions)
Owners' equity under H.K. GAAP......... (170,045)    (172,348)    (175,463)    (171,381)    (176,353)
U.S. GAAP adjustments
 Accumulated depreciation of investment
   properties..........................      (70)        (111)        (178)        (141)        (201)
 Deficit on revaluation of investment
   properties..........................       --           --           --           --          181
                                        --------     --------     --------     --------     --------
Owners' equity under U.S. GAAP......... (170,115)    (172,459)    (175,641)    (171,522)    (176,373)
                                        ========     ========     ========     ========     ========

Investment properties

   Under H.K. GAAP, investment properties are valued on an open market value basis. Under U.S. GAAP, investment properties are stated at historical cost less accumulated depreciation and accumulated impairment loss. Cost of investment properties, less residual value, is depreciated using a straight line method over its estimated useful life.

Accumulated other comprehensive income/(loss)

   Accumulated other comprehensive income/(loss) represents the cumulative gains and losses on items that are not reflected in earnings. The balances and activities for the six months ended June 30, 2002 and 2003 and for the years ended December 31, 2000, 2001, and 2002 are as follows:

                                                                                       Six months
                                                               Year ended December 31, ended June 30,
                                                               ----------------------  -------------
                                                                2000     2001   2002   2002    2003
                                                               ------   -----   ----   ----    ----
                                                                      (RMB in millions)
Changes in net unrealized gains/(losses) on investment securities:
   Net unrealized gains/(losses) arising during the period.... (1,048)  1,601   (234)   826    (191)
   Reclassification adjustment for gains/(losses) included in
     net earnings.............................................     18    (387)  (747)   157     (10)
                                                               ------   -----   ----    ----   ----
   Changes in net unrealized gains/(losses) on investment
     securities............................................... (1,030)  1,214   (981)   983    (201)
                                                               ------   -----   ----    ----   ----
Adjustments for:
   Deferred acquisition costs.................................    124    (166)   110   (103)     25
                                                               ------   -----   ----    ----   ----
   Total other comprehensive income/(loss)....................   (906)  1,048   (871)   880    (176)
                                                               ======   =====   ====    ====   ====

                       PROSPECTIVE FINANCIAL INFORMATION

   In accordance with customary practice in securities offerings in Hong Kong, we have prepared the following prospective financial information for the year ending December 31, 2003. Although we will become a reporting company after the global offering and will have ongoing disclosure obligations under U.S. federal securities laws, we do not intend to update information prior to the announcement of our results of operations for the year or to publish this information in future years.

   PricewaterhouseCoopers have not examined, compiled or otherwise applied procedures to the prospective financial information for the purpose of its inclusion in this prospectus and, accordingly, do not express any opinion or any form of assurance on it. The report of PricewaterhouseCoopers included in this prospectus relates to our historical combined financial statements. It does not extend to the prospective financial information and should not be read to do so.

   We did not prepare this information with a view towards compliance with published guidelines of the American Institute of Certified Public Accountants, or AICPA, regarding forecasts and projections. Accordingly, this information does not include disclosure of all information required by the AICPA guidelines on prospective financial information. The prospective financial information was prepared for use in the Hong Kong offering in accordance with local market practice in Hong Kong. This information is necessarily based upon a number of assumptions and estimates that, while presented with numerical specificity and considered reasonable by us, are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control, and upon assumptions with respect to future business decisions which are subject to change. This information also assumes the success of our business strategy. The success of this strategy is subject to uncertainties and contingencies beyond our control, and no assurance can be given that the strategy will be effective or that the anticipated benefits from the strategy will be realized in the periods for which forecasts have been prepared, or at all. Accordingly, we cannot provide any assurance that these results will be realized. The prospective financial information may vary materially from our actual results. We make no representation that these results will be achieved. Prospective investors in the ADSs and H shares are cautioned not to place undue reliance on this information.

Forecast for the Year Ending December 31, 2003



Forecast loss after taxation and minority interests but before extraordinary items for the year ending December 31, 2003............................... No more than (RMB 1,985 million)
                                                                             --------------------------------




Basis and Assumptions


   Our management has prepared our forecast consolidated profit after taxation and minority interests but before extraordinary items for the year ending December 31, 2003, on the basis of the audited financial statements for the six months ended June 30, 2003 and a forecast of the results for the remaining six months ending December 31, 2003, based in part on unaudited financial results for the three months ended September 30, 2003. The forecast loss for the year ending December 31, 2003 includes the results of the transferred policies and the non-transferred policies for the nine months ended September 30, 2003 and the results of the transferred policies only for the three months ending December 31, 2003. Our management is not aware of any extraordinary items which have arisen or are likely to arise in respect of the year ending December 31, 2003. The forecast has been prepared on a basis of the accounting policies consistent in all material respects with those adopted by us as set out in the audited consolidated financial statements beginning on page F-1 of this prospectus, and on the following bases and assumptions:


  . There will be no material change in existing political, legal, fiscal, market or economic conditions in China.

  . There will be no changes in legislation, regulations or rules in China, Hong Kong or any other country or territory with which we have arrangements or agreements, which materially adversely affect our business.

  . There will be no material changes in the bases or rates of taxation in China.

  . There will be no material changes in interest rates or foreign currency exchange rates from those currently prevailing.


  . The actuarial assumptions used to develop the policyholder reserves are consistent with those used in the audited financial statements as of June 30, 2003.



  . Gross written premium and policy fees for the year ending December 31, 2003 will remain at approximately the same level as gross written premium and policy fees for the year ended December 31, 2002; gross written premium and policy fees attributable to the transferred policies for the year ending December 31, 2003 will increase by not less than 10.0% over gross written premium and policy fees attributable to the transferred policies for the year ended December 31, 2002 reflecting anticipated growth in the business; gross written premium and policy fees attributable to the non-transferred policies will decrease by approximately 25.0% as a result of the continuing run off of the non-transferred policies up to September 30, 2003 and exclusion from our financial statements of the results of this business subsequent to this date following the restructuring.



  . Investments will yield an average return of approximately 3.6% based on the yield attained in the first half year and forecasted in the six months ending December 31, 2003. The mix of the portfolio on hand as of December 31, 2003 is assumed to be similar to that of June 30, 2003, except for a shift of securities under repurchase agreement to government bonds, in connection with our strategy to pursue a higher return for our investments. The portfolio is assumed to reflect the retention of investment assets by CLIC as a result of the restructuring and additional investments commensurate with business growth.



  . Expected policyholder death and other benefits will be based on mortality, morbidity and lapse assumptions used in the calculation of the policyholder reserves as at June 30, 2003.



  . Administrative expense will increase by approximately 16.0% over the administrative expense in 2002 mainly due to the expansion of business scale.



  . Net loss for the three months ended September 30, 2003 was RMB 2,387 million. Revenues were impacted by net realized and unrealized losses on investments during the three months ended September 30, 2003 of RMB 972 million, compared to gains for the six months ended June 30, 2003, primarily due to realized losses in fixed maturity securities and unrealized losses in closed-end funds. Net premiums earned and policy fees were consistent with premium revenues in the first half of the year, although sales levels attributable to the transferred policies were moderately lower than in the first half. We typically experience a lower level of sales of products in the third quarter than in the first half of the year. We expect, and our projections assume, that premiums will be higher in the fourth quarter, as a result of an increased emphasis on selling risk products. Benefits, claims and expenses were higher during the three months ended September 30, 2003, principally due to increased administrative costs. We typically experience higher levels of administrative expenses in the second half of the year than the first. The September 30, 2003 unaudited results also reflect a charge for taxes payable by China Life of RMB 434 million.



      The results for the three months ended September 30, 2003 described above are unaudited and are not indicative of what our results may be for any future period. The policy reserves and related items at September 30, 2003 were based on the in force business at June 30, 2003 and the expected experience, including with respect to investment earnings, mortality, surrenders, morbidity and new business, over the subsequent three month period. The resulting items were then adjusted, where appropriate, at an aggregate level to reflect the actual experience, as reflected in actual cashflows.

                                EMBEDDED VALUE

   In order to provide investors with an additional tool to understand our economic value and business results, we have disclosed information regarding our embedded value, as discussed below. These measures are based on a discounted cash flow valuation determined using commonly applied actuarial methodologies. Standards with respect to the calculation of embedded value are still evolving, however, and there is no single adopted standard for either the form, determination or presentation of the embedded value of an insurance company. Moreover, because of the technical complexity involved in embedded value calculations and the fact that embedded value estimates vary materially as key assumptions are changed, you should read the following discussion as well as "Annex A--Actuarial Consultants' Report of Tillinghast-Towers Perrin" in their entirety, and you should use special care when interpreting embedded value results. See also "Forward-Looking Statements".

   We report our profits in financial statements that are prepared in accordance with H.K. GAAP. An alternative method of measuring the value and profitability of a life insurance company is the embedded value method. Embedded value is an actuarially determined estimate of the economic value of the life insurance business of an insurance company based on a particular set of assumptions as to future experience, excluding any economic value attributable to any future new business. In addition, the value of one year's sales represents an actuarially determined estimate of the economic value arising from new life insurance business issued in one year.

   We believe that reporting our embedded value provides useful information to investors, in that it reports the total amount of distributable earnings, in present value terms, that is expected to emerge over time, in accordance with the assumptions used, from business already sold and still in force. In addition, the value of new business issued in a year provides useful information as to the value being created for investors by new business activity and hence the future potential of the business. Since our business includes policies written only since 1999, we believe that it is appropriate to disclose such information, as a supplement to H.K. GAAP financials, to more fully illustrate our potential.

   Tillinghast-Towers Perrin, or Tillinghast, consulting actuaries, has prepared a report providing information as to our embedded value as of June 30, 2003 and the value of one year's sales, in respect of new policies issued for the 12 months ending on June 30, 2003, on a range of assumptions. See "Experts". A copy of Tillinghast's report is included as Annex A to this prospectus. See "Annex A--Actuarial Consultants' Report of Tillinghast-Towers Perrin". This report does not constitute an audit opinion of the financial information used in the report.

   Since the scope of Tillinghast's work was to report on the embedded value of our existing life insurance business and the value of one year's sales in respect of our new insurance business, Tillinghast has not considered the financial effect on us of the policy management agreement, asset management agreement, property leasing agreement, trademark license agreement and noncompetition agreement we have entered into with CLIC in connection with the restructuring. See "The Restructuring" and "Relationship with CLIC".

   In its calculation of embedded value and the value of one year's sales, Tillinghast has relied on data and information supplied by us, including the policy data files, advice as to management's operational plans and other unaudited financial information. Tillinghast's report provides further information regarding its use of, and reliance on, the data and information supplied to it.

   In Tillinghast's report, values have been shown under a range of assumptions given the particular uncertainties associated with the future investment environment in the PRC and other future operational uncertainties in relation to our portfolio of policies. We advise you to consider the range of values contained in Tillinghast's report in order to gain an understanding of the impact on those values arising from the use of alternative assumptions as to future investment and operational experience. Moreover, the values shown do not necessarily encompass the full range of potential outcomes.

   Since actual market value is determined by investors based on a variety of information available to them and their own investment criteria, embedded value should not be construed to be a direct reflection of actual market value. In particular, embedded value does not include the potential contribution arising from new business to be issued in the future which will depend on, among other things, the prospects for the life insurance market in the PRC, our future position in that market and the profitability of new business issued in the future.

   Further, in the current environment in the PRC and worldwide markets, material uncertainty exists with respect to asset valuations, a key component of embedded value.

                       LIFE INSURANCE INDUSTRY IN CHINA

   Unless otherwise indicated, the financial and market share information set forth in this section is based on information reported by insurance companies to the CIRC. The reported information includes premium and deposit information that is not determined in accordance with H.K. GAAP or U.S. GAAP. Our market share information set forth in this prospectus is estimated by computing the market share of our predecessor company, CLIC, based on premium and deposit information reported by insurance companies to the CIRC, and adjusting it to give effect to our restructuring.

History and Background

   The modern practice of China's life insurance industry dates back to the establishment in 1949 of the People's Insurance Company of China, or PICC, by the People's Republic of China. PICC achieved monopoly status in China's insurance market by the mid-1950s, by which time all foreign companies had withdrawn operations from China. The Chinese government suspended virtually all of PICC's domestic insurance business, however, in 1958, lasting until the advent of economic reform in 1979, when PICC's domestic property and casualty insurance business was resuscitated. PICC's life insurance business resumed operations in 1982, with PICC being the only life insurance provider in China. Initially, the life insurance market focused principally on the group insurance sector, and life insurance products lacked diversity. In the late 1980s, more life insurance companies started to enter the market, with the establishment of two Chinese companies, Ping An Insurance Company of China and China Pacific Insurance Company, and the entry of foreign insurance companies. Distribution channels for individual life insurance products began to emerge and agency sales forces began to be developed. Meanwhile, China's first insurance law was introduced in 1995 and the CIRC was established in 1998 to regulate the insurance industry.

   PICC Life, the predecessor of CLIC, was established as a specialized life insurance subsidiary of the PICC group following its restructuring in 1996. In 1999 the PICC group was further restructured into four independent legal entities: People's Insurance Company of China, a property insurance company; China Reinsurance Company, at the time China's only insurance company licensed to operate reinsurance businesses; China Insurance H.K. (Holdings) Company Limited, which subsumed all overseas business institutions and operations of the former PICC group; and CLIC, our predecessor, the only state-owned insurance company licensed to operate life insurance businesses in China.

Industry Overview

   Rapid growth in life insurance industry


   The life insurance industry in China has experienced rapid growth in recent years. According to the CIRC, total life insurance premiums from life insurance, annuity, accident insurance and health insurance products grew from RMB 87,210 million in 1999 to RMB 227,464 million (US$27,479 million) in 2002, representing a compound annual growth rate of 37.7%. During the same period, total insurance premiums in China grew from RMB 139,322 million to RMB 305,415 million (US$36,897 million), representing a compound annual growth rate of 29.9%. According to the CIRC, for the year ended December 31, 2002, total life insurance premiums accounted for 74.5% of the total insurance premiums of the Chinese insurance industry for that year, representing an increase of 59.7% from the year before.

   China's "life insurance depth", measured by total life insurance premiums as a percentage of gross domestic product, and "life insurance density", measured by total life insurance premiums per capita, have both been rising steadily during the recent years. The following table sets forth the life insurance premiums in China, as well as China's life insurance depth and life insurance density, as of or for the year ended on December 31, 2002.

                                        China's   China's   China's
                    Life     Year-to-    life      life      life
                 insurance     year    insurance insurance insurance
                  premiums    growth     depth    density   density
            -   ------------ --------- --------- --------- ---------
                    (RMB
                in billions) (Percent) (Percent)   (RMB)     (US$)
           1992    10.6          --       0.4%      9.00      1.09
           1993    10.0         (6)%      0.3%      8.45      1.02
           1994    23.7         137%      0.5%     19.80      2.39
           1995    25.7           8%      0.4%     21.24      2.57
           1996    36.0          40%      0.5%     29.39      3.55
           1997    60.9          69%      0.8%     49.29      5.95
           1998    74.8          23%      1.0%     59.97      7.24
           1999    87.2          17%      1.1%     69.33      8.38
           2000    99.7          14%      1.1%     78.70      9.51
           2001    142.4         43%      1.5%    111.57     13.48
           2002    227.5         60%      2.2%    177.04     21.38

--------
Sources: China Economic Information Center; China Insurance Yearbook.

   Notwithstanding its rapid growth during the past decade, the life insurance industry in China at present is still in its early stages of development. China's life insurance depth and life insurance density in 2001 were significantly lower than average life insurance depth and life insurance density in Asia and worldwide.

   The following table sets forth life insurance depth and life insurance density information for selected countries, as well as Asia average and world average in 2001.

                                       Life      Life
                                     insurance insurance
                                       depth    density
                             -       --------- ---------
                                     (Percent)   (US$)
                       U.K..........   10.7%     2,568
                       Japan........    8.9%     2,806
                       South Korea..    8.7%       763
                       Taiwan.......    6.0%       761
                       Hong Kong....    5.1%     1,250
                       U.S..........    4.4%     1,602

                       Asia average.    5.8%       125
                       World average    4.7%       235

--------
Source: Swiss Reinsurance Company, Sigma Report.

   Life insurance companies

   There were a total of 23 insurance companies in China operating life insurance businesses as of December 31, 2002. We are the leading life insurance company, with a market share of 45% in 2002, after giving effect to our restructuring. Ping An Insurance Company of China, Ltd. and China Pacific Insurance Co. Ltd. had respective market shares of 24% and 11%. The foreign-invested insurance companies accounted for less than 2% of the nationwide market share of life insurance products in 2002.

   The following table sets forth life insurance premiums of major insurance companies offering life insurance, annuities, accident insurance and health insurance products in China for the year ended December 31, 2002.


                                                  Total     Total premium
                                                 premiums   market share
                         -                     ------------ -------------
                                                   (RMB       (Percent)
                                               in millions)
      CLIC/(1)/...............................   128,768         57%
      Ping An Insurance Company of China, Ltd.    53,539         24%
      China Pacific Life Insurance Co. Ltd....    24,903         11%
      New China Life Insurance Co. Ltd........     7,983          4%
      Tai Kang Life Insurance Co. Ltd.........     6,563          3%
      Others/(2)/.............................     5,708          3%
                                                 -------        ----
      Total...................................   227,464        100%
                                                 =======        ====
      China Life/(3)/.........................   101,839         45%

--------
(1) Information concerning CLIC, our predecessor, does not give effect to the restructuring.

(2) Others include China United Property Insurance Co., Taiping Life Insurance Co. Ltd., Tianan Insurance Co. Ltd. of China, American International Assurance Co., Ltd., Shanghai, Guangzhou, Shenzhen, Beijing and Suzhou branches, Manulife-Sinochem Life Insurance Co. Ltd., Pacific-Antai Life Insurance Co. Ltd., Allianz-Dazhong Life Insurance Co., AXA-Minmetals Assurance Co., Ltd., China Life-CMG Life Insurance Co., Ltd., Citic-Prudential Life Insurance Co., Ltd., John Hancock-Tianan Life Insurance Co. Ltd., Sun Life Everbright Life Insurance Co. Ltd. and Generali China Life Insurance Co. Ltd.

(3) PRC GAAP premiums; adjusted to give effect to the restructuring.
Source: China Insurance Yearbook 2003.

   See "Business--Competition" for market share information for each insurance segment in which we do business.

Industry Trends

   We believe that the future development of the life insurance industry in China will be characterized by the following trends:

   Economic growth leading to growing demand for insurance products

   China's economy has grown rapidly in recent years, resulting in an increase in income per capita, which we believe will foster a growing demand for insurance products and services. As China's economy develops, the per capita annual income of rural households and the per capita annual disposable income of urban households have been rising rapidly. The following table sets forth key data for China, including gross domestic product, income level and total life insurance premiums since 2000.


                                                              As of or for the year ended Compound annual
                                                                 December 31,               growth rate
                                                              --------------------------- ---------------
                                                              2000     2001      2002       (2000-2002)
                                                               -----    -----    ------   ---------------
GDP (RMB in billions)........................................ 8,947    9,731    10,240          7.0%
Real GDP growth (%)..........................................   8.0      7.5       8.0           --
Population (in millions)..................................... 1,267    1,276     1,285          0.7%
GDP per capita (RMB)......................................... 7,086    7,651     7,997          6.2%
Per capita annual net income of rural households (RMB)....... 2,253    2,366     2,476          4.8%
Per capita annual disposable income of urban households (RMB) 6,280    6,860     7,703         10.8%
Total life insurance premiums (RMB in billions)/(1)/.........   100      142       227         51.0%

--------
(1) Include life, accident and health insurance premiums.
Sources: National Bureau of Statistics of China; China Insurance Yearbook 2001, 2002 and 2003.

   The following table sets forth premiums of life insurance, accident and health insurance products in China for the years ended December 31, 2000, 2001 and 2002.


                                             For the year ended
                                                December 31,
                                           ----------------------
                                            2000   2001    2002
                                           ------ ------- -------
                                             (RMB in millions)
               Life insurance products.... 85,118 128,822 207,280
               Accident insurance products  8,082   7,447   7,951
               Health insurance products..  6,548   6,091  12,155


   We believe that rising income levels in China are likely to foster growing demand of Chinese consumers for insurance products and services as there is more demand for the protection and investment features that life insurance products provide, and greater capacity to pay for premiums. We believe that the high savings rate of Chinese consumers relative to other countries will make them particularly receptive to the protection and investment features offered by life insurance and annuity products.

   Continued growth due to the changing demographics of China's large population

   We believe China's large population can potentially develop into one of the largest markets for life insurance products in the world. We believe China's growing middle class, as they increasingly turn to insurance products and services for protection and financial security, will continue to be the driving force in this market. China's population is also ageing at a faster rate than in many industrialized countries. According to the U.S. Census Bureau, China's percentage of population aged 65 or above is expected to rise from 7% to 14% of the total population in 27 years, compared to 69 years for the U.S. We believe China's ageing population will lead to greater demand for the protection and savings products offered by insurance companies. The Chinese public has also become increasingly aware of the need and attractiveness of insurance products, further fostering demand for insurance products.

   Continued growth fostered by social welfare reform

   China's social welfare system has undergone rapid change in recent years, further fueling the demand for insurance products and services. China's social welfare system since the founding of the People's Republic of China had been designed to deliver most social welfare, benefits and services through state-owned enterprises or governmental agencies. Recent reform efforts in social welfare have focused on shifting the provision of social welfare benefits to a mix of private and public providers. A social welfare and security system is gradually being established to provide basic social welfare protection of pension, medical and unemployment insurance. Insurance companies are expected to act as private providers of supplemental social welfare protection by offering group insurance products to groups and individual insurance products to individuals and groups. Even though the purchase of group insurance products to supplement the basic protections offered by the social welfare and security system is not required by law, we believe more businesses, as they seek to improve the overall welfare and benefits of their employees, will consider purchasing group annuities and group life and group health insurance, resulting in further growth in these products. We believe reform efforts in social welfare will also result in increasing demand for individual life, annuity and health products and other insurance products and services.

   Regulatory reform permitting greater flexibility in product design and investment options

   The Chinese life insurance industry is highly regulated. Historically, the CIRC focused on establishing product regulations and guidelines that determined the pricing and terms of the insurance products offered by life insurance companies. These regulations and guidelines generally regulated market behavior with the goal of bringing China's insurance practice in line with international standards. Recently, the CIRC has shifted its regulatory attention toward setting more stringent solvency requirements and giving more flexibility to insurers to determine the pricing and other terms of the products they offer. We believe these changes will allow greater freedom for insurance companies to develop products to meet market needs, and devote more attention to solvency requirements.


   Life insurance companies in China are subject to significant restrictions on their investments. Recent trends in investment regulations demonstrate a gradual shift by the CIRC toward diversification of permitted investments. For instance, prior to June 2003, insurance companies were only allowed to invest in bonds issued by four types of government-related enterprises. Life insurance companies are now permitted under the CIRC rules to invest in corporate bonds that have a rating of AA or higher, as rated by China Chengxin International Credit Rating Co., Ltd., Dagong Global Credit Rating Agency, China Lianhe Credit Rating Co., Ltd., Shanghai Far East Credit Rating Co., Ltd. or Shanghai Brilliance Investors Service Co., Ltd., subject to specified investment amount restrictions. For further information on these regulations, see "Regulation--Insurance Company Regulation--Regulation of investments".


   Growing demand for participating products

   Traditionally, Chinese life insurance companies had very limited choices in terms of investing insurance premiums. These options typically were limited to bank savings deposits and government bonds. In order to stimulate domestic demand, the Chinese government has made several cuts in interest rates since 1996 and, as a result of these rate cuts, many life insurance companies in China, including CLIC, experienced "negative spreads" on many life insurance policies issued before the rate cuts. "Negative spread" refers to the scenario in which the investment yield of an insurance company falls below the rates of return that it commits to pay under the policies it issues. In response to these rate cuts and resulting negative spreads, the CIRC required insurance companies in China to reduce guaranteed rates for new fixed rate return insurance products, making these less attractive products.

   As these trends continue, we expect that the insurance market will continue to move away from the traditional fixed rate return products in favor of participating products in which the policyholder is entitled to share in the distributable earnings of the insurer derived from the participating products through policy dividends. According to the CIRC, premiums from participating products were RMB 112,172 million (US$13,551 million) for the year ended December 31, 2002, representing 49% of total premiums of the life insurance industry for that year.

   The life insurance market in China has also seen in recent years more sophisticated investment-related insurance products, such as universal life and variable life products. However, due to the immaturity of the Chinese stock markets generally, these investment-related insurance products have not made any significant progress in capturing insurance market share.

   Increasing competition in the life insurance market

   The Chinese life insurance industry is increasingly competitive, with competition arising not only from domestic life insurance companies, but also from non-life insurance companies and foreign-invested life insurers. The number of life insurance companies licensed in China has been growing steadily, which we believe will lead to greater competition in the life insurance industry. There were 14 licensed life insurance companies in China as of December 31, 2000, 17 as of December 31, 2001, 23 as of December 31, 2002 and 27 as of June 30, 2003. In addition, existing limitations on foreign-invested insurance companies are gradually being relaxed, which we believe will further increase competition in China's life insurance market. Recent changes in the insurance law have allowed property and casualty insurers to sell accident and short-term health insurance products with regulatory approval starting from January 2003, which we believe will lead to greater competition in the accident and health insurance sectors, especially in the group accident and group health insurance products.

   We also face potential competition from other financial services providers, primarily licensed mutual fund companies, trust companies and securities brokerage companies licensed to manage separate accounts. Recent changes in the regulatory environment in China's relaxing rules on the formation of mutual funds and sales of securities has led to greater availability and variety of financial investment products. These products may prove to be attractive to the public and thereby adversely affect the sale of some of the products we offer, including participating life insurance products and annuities.

   Continued growth in the health insurance sector


   China's health insurance market has been growing steadily over the past several years. According to the CIRC, health insurance premium income grew from RMB 6,548 million in 2000 to RMB 12,155 million (US$1,500 million) in 2002, representing a compound annual growth rate of 36.2%. With governmental health care providers accounting for approximately 30% and insurance companies accounting for approximately 1% of China's total health care spending in 1998, a vast majority of health care spending in China remains uninsured. The Chinese government has encouraged the growth of health insurance systems for companies by implementing reforms that shift the provision of social welfare benefits from state-owned enterprises or governmental agencies to a mix of social security funds and insurance companies. The Chinese government has also encouraged the establishment of health insurance as a separate business segment within life insurance companies and the development of managed care schemes in order to facilitate growth in the health insurance sector. The Chinese government has particularly sought to encourage growth in the group health insurance sector and, as a result, group health insurance, especially group supplemental health care, has experienced the fastest growth among all health insurance sectors in 2001 and 2002. Recent government measures may encourage corporate employers to increase the health care benefits they provide to their employees. PRC companies are required by law to allocate each year a portion of their after-tax profits to an employee welfare fund and employee health care benefits including health insurance premiums are generally paid out of this fund. The new government measures allow companies to treat the portion of health insurance premiums that exceeds the amount of the welfare funds available for the payment of insurance premiums as tax deductible costs, thereby reducing the employers' cost of providing health benefits. We anticipate that government policies and measures such as these will continue and will foster the growth of the health insurance market.

                                   BUSINESS

   Unless the context otherwise indicates, all company data for periods ending on or prior to June 30, 2003 provided in this section, including data concerning premiums, deposits, policy fees, insurance policies, annuity contracts, agents, personnel, offices, distribution channels and investment assets, only include data relating to the policies, contracts and investment assets that were transferred to us in connection with the restructuring and do not include those that are included in our historical consolidated financial statements but were retained by CLIC in connection with the restructuring. For further information on the restructuring, see "The Restructuring". Policies, contracts and investment assets retained by CLIC are not ours and their results of operations will not be reflected in our consolidated financial statements for future periods. Unless otherwise indicated, market share information set forth in this section is based on premium information as reported by the CIRC, which is not determined in accordance with H.K. GAAP or U.S. GAAP. Our market share information set forth in this prospectus is estimated by computing the market share of our predecessor company, CLIC, and adjusting it to give effect to our restructuring, based on premiums determined in accordance with PRC GAAP. The policies, contracts and assets retained by CLIC are not ours and will not be available to generate revenues for us in the current or future periods. Therefore, to reflect our business more accurately as it will be operated following the restructuring, unless we otherwise state, all company data provided in this section relate only to the policies, contracts and assets transferred to us in the restructuring.

Overview of Our Business

   We are the leading life insurance company in China. We sell our products through the most extensive distribution network of exclusive agents, direct sales representatives and dedicated and non-dedicated agencies throughout China. We had more than 44 million individual and group life insurance policies, annuity contracts and long-term health insurance policies in force as of June 30, 2003. We also offer accident and short-term health insurance policies to individuals and groups.

   We are ranked number one in life insurance in China, with a market share of 45% in 2002, determined on a pro forma basis after giving effect to CLIC's restructuring described below. We are:

  . The leading provider of individual life insurance and annuity products, with a market share of 51% in 2002, nearly three times that of our nearest competitor.

  . A leading provider of group life insurance and annuity products, with a market share of 18% in 2002. We insure the employees of many of China's largest companies and institutions, including many of the Fortune Global 500 companies operating in China.

  . The leading accident insurance provider, with a market share of 69% in 2002, and a leading health insurance provider, with a market share of 34% in 2002 in this fast-growing market.

  . One of the largest asset managers and institutional investors, with investment assets of RMB 212,452 million (US$25,666 million), after giving effect to the restructuring, and, together with CLIC's investment assets, of RMB 335,840 million (US$40,572 million) as of June 30, 2003. Through an asset management joint venture established by us and CLIC, following the restructuring we are managing our investment assets and substantially all of those of CLIC. Those assets under management accounted for more than one-half of all assets under management held by Chinese life insurance companies in 2002.

   We have been able to generate significant revenue growth and, on a pro forma basis after giving effect to the restructuring, we earned significant net profit in 2002 and in the six months ended June 30, 2003. Our total gross premiums and policy fees from the policies transferred in the restructuring grew from RMB 23,304 million (US$2,815 million) for the six months ended June 30, 2002 to RMB 25,403 million (US$3,069 million) for the six months ended June 30, 2003, representing an increase of 9.0%. Total deposits from the transferred policies grew from RMB 40,626 million (US$4,908 million) for the six months ended June 30, 2002 to RMB 58,417 million (US$7,057 million) for the six months ended June 30, 2003, representing an increase of 43.8%. Total gross premiums and policy fees from the transferred policies grew from RMB 21,107 million for the year ended December 31, 2000 to RMB 47,077 million (US$5,687 million) for the year ended December 31, 2002, representing a compound annual growth rate of 49.3%. Total deposits from the transferred policies grew from RMB 15,220 million for the year ended December 31, 2000 to RMB 58,572 million (US$7,076 million) for the year ended December 31, 2002, representing a compound annual growth rate of 96.2%. On a pro forma basis after giving effect to the restructuring, we had a net profit of RMB 3,128 million (US$378 million) for the six months ended June 30, 2003 and a net profit of RMB 4,524 million (US$547 million) for the year ended December 31, 2002.

   We provide the following products and services:


   Individual Life Insurance. Our individual life insurance business offers life insurance and annuity products to individuals, primarily through a distribution force comprised of approximately 650,000 exclusive agents operating in approximately 8,000 field offices throughout China. We also sell individual life insurance and annuity products through non-dedicated agencies located in approximately 78,000 outlets of commercial banks, post offices and savings cooperatives throughout China. Our individual life insurance gross written premiums and policy fees from the transferred policies totaled RMB 20,370 million (US$2,461 million) for the six months ended June 30, 2003 and RMB 37,662 million (US$4,550 million) for the year ended December 31, 2002, constituting 80.2% and 80.0% of our total gross written premiums and policy fees for those periods. Our individual life insurance deposits (gross additions to policyholder contract deposits for the period) from the transferred policies totaled RMB 53,271 million (US$6,436 million) for the six months ended June 30, 2003 and RMB 52,340 million (US$6,323 million) for the year ended December 31, 2002, constituting 91.2% and 89.4% of our total deposits for those periods. In connection with the restructuring, CLIC transferred its entire exclusive agency sales force to us.



   Group Life Insurance. Our group life insurance business offers life insurance and annuity products to companies and institutions, primarily through approximately 10,000 direct sales representatives operating in more than 4,000 branch offices. We also sell our group life products through dedicated insurance agencies and insurance brokerage companies. Our group life insurance gross written premiums and policy fees from the transferred policies totaled RMB 267 million (US$32 million) for the six months ended June 30, 2003 and RMB 477 million (US$58 million) for the year ended December 31, 2002, constituting 1.1% and 1.0% of our total gross written premiums and policy fees for those periods. Our group life insurance deposits from the transferred policies totaled RMB 5,146 million (US$622 million) for the six months ended June 30, 2003 and RMB 6,232 million (US$753 million) for the year ended December 31, 2002, constituting 8.8% and 10.6% of our total deposits for those periods.


   Accident and Health Insurance. Our accident and health insurance business offers accident and health insurance products to individuals and groups, either as primary products, as riders or as supplementary products packaged with our life insurance and annuity products. We sell accident and health insurance products primarily through the same distribution channels that we use to sell our life insurance and annuity products. Our accident insurance gross written premiums from the transferred policies totaled RMB 2,359 million (US$285 million) for the six months ended June 30, 2003 and RMB 5,174 million (US$625 million) for the year ended December 31, 2002, constituting 9.3% and 11.0% of our total gross written premiums and policy fees for those periods. Our health insurance gross written premiums from the transferred policies totaled RMB 2,407 million (US$291 million) for the six months ended June 30, 2003 and RMB 3,764 million (US$455 million) for the year ended December 31, 2002, constituting 9.5% and 8.0% of our total gross written premiums and policy fees for those periods.

   Asset Management.   An asset management joint venture established by us and
CLIC manages our investment assets and, separately, substantially all of those of CLIC pursuant to two asset management agreements, one with us and one with CLIC. Through this joint venture, we expect to be able to offer asset management products and services to other insurance companies. See "Business--Asset Management Business". We own 60% of the joint venture, with CLIC owning the remaining 40%.

   The following table sets forth selected financial data regarding the transferred policies for the periods indicated.

                                                             Compound
                                        For the year          annual    For the six months
                                     ended December 31,     growth rate   ended June 30,
                                 -------------------------- ----------- -------------------
                                  2000   2001   2002  2002  (2000-2002)  2002   2003  2003
                                 ------ ------ ------ ----- ----------- ------ ------ -----
                                  RMB    RMB    RMB   US$                RMB    RMB   US$
                                        (in millions, except as otherwise indicated)
Individual life insurance:
   Gross written premiums and
     policy fees................ 13,486 24,806 37,662 4,550     67.1%   19,350 20,370 2,461
   First-year gross written
     premiums...................  9,695 14,812 17,973 2,171     36.2%    9,992  5,903   713
   Deposits..................... 11,308 15,162 52,340 6,323    115.1%   37,364 53,271 6,436
   First-year deposits.......... 10,824 13,396 48,925 5,911    112.6%   36,010 48,502 5,859
Group life insurance:
   Gross written premiums and
     policy fees................    228  1,085    477    58     44.6%      301    267    32
   First-year gross written
     premiums...................      0  1,032    313    38       NA       209    163    20
   Deposits.....................  3,912  5,706  6,232   753     26.2%    3,262  5,146   622
   First-year deposits..........  3,912  5,706  6,232   753     26.2%    3,262  5,146   622
Accident and health insurance:
   Gross written premiums.......  7,393  7,784  8,938 1,080     10.0%    3,653  4,766   576

Total gross written premiums and
  policy fees................... 21,107 33,675 47,077 5,687     49.3%   23,304 25,403 3,069
Total individual and group
  deposits...................... 15,220 20,868 58,572 7,076     96.2%   40,626 58,417 7,057

   We were formed on June 30, 2003 in connection with CLIC's restructuring. In connection with the restructuring, CLIC transferred to us (1) all long-term insurance policies (policies having a term of more than one year from the date of issuance) issued on or after June 10, 1999, having policy terms approved by or filed with the CIRC on or after June 10, 1999 and either (i) recorded as a long-term insurance policy as of June 30, 2003 in a database attached to the restructuring agreement as an annex or (ii) having policy terms for group supplemental medical insurance (fund type), (2) stand-alone short-term policies (policies having a term of one year or less from the date of issuance) issued on or after June 10, 1999 and (3) all riders supplemental to the policies described in clauses (1) and (2) above, together with the reinsurance contracts specified in an annex to the restructuring agreement. All other insurance policies were retained by CLIC. We assumed all obligations and liabilities of CLIC under the policies transferred to us by CLIC in connection with the restructuring. CLIC continues to be responsible for its liabilities and obligations under the policies retained by it following the effective date.

   The restructuring was effected through a restructuring agreement entered into with CLIC on September 30, 2003, with retroactive effect to June 30, 2003. Pursuant to PRC law and the restructuring agreement, the transferred policies were transferred to us as of June 30, 2003; however, for accounting purposes the restructuring is treated as having occurred on September 30, 2003.

   In connection with the restructuring, CLIC transferred to us a portion of its cash, specified investment assets and various other assets. CLIC retained the balance of cash, specified investment assets and various other assets, including all assets relating to the non-insurance businesses carried out by CLIC prior to the restructuring.

   We have agreed to provide policy management and other services to CLIC, and CLIC will remain our controlling shareholder.

Competitive Strengths

   As the leading provider of life insurance, annuity, accident insurance and health insurance products in China, we believe that our competitive strengths will enable us to benefit from the increasing demand for these products. Our competitive strengths include:

  . Leading position in the life insurance market in China. We are the leading life insurance company in China, with a market share of 45% in 2002. Among China's 31 provinces, autonomous regions and municipalities nationwide, we were the market leader in 29 in 2002. In 2002, we were also the leading individual life insurer with a market share of 51%; a leading group life insurer with a market share of 18%; the leading accident insurer with a market share of 69%; and a leading health insurer with a market share of 34%.

  . Largest customer base nationwide. We are the only life insurance company in China with both a nationwide business license and a nationwide distribution network. We believe we have the largest customer base among all life insurance companies in China. We had more than 44 million individual and group life insurance policies, annuity contracts and long-term health insurance policies in force as of June 30, 2003. We also offer accident and short-term health insurance policies to individuals and groups. We will also service the policies and contracts retained by CLIC in the restructuring, which numbered over 68 million as of June 30, 2003.

  . Most recognized life insurance brand name. Through our predecessors, we began to offer life insurance products in China more than 50 years ago. We believe our history as the oldest and largest life insurance business in China, our leading market share and our nationwide customer base have given us the highest brand recognition of any life insurance company in China. We believe that the China Life brand name is the most recognized life insurance brand name among customers in China.


  . Largest, multi-channel distribution network. We believe we have the largest distribution force with the most extensive geographic reach as compared to any of our competitors. Our distribution network reaches almost every county in China. Throughout China, we have approximately 650,000 exclusive agents operating in approximately 8,000 field offices for our individual products and approximately 10,000 direct sales representatives in more than 4,000 branch offices for our group products. We have a multi-channel distribution network, which allows us to take advantage of fast growing distribution channels, such as bancassurance. Our distribution network includes non-dedicated agencies located in approximately 78,000 outlets of commercial banks, post offices and savings cooperatives, as well as dedicated insurance agencies and insurance brokerage companies.


  . Nationwide customer support. We believe we have the most extensive customer service network in the Chinese life insurance industry. We deliver customer services through approximately 3,000 customer service units operating in our branch and field offices throughout China. We also deliver customer services through a sophisticated telephone call center network, complementing the customer services provided by our customer service units. Our dedicated, nationwide inquiry line "95519" allows customers to make product and service inquiries, file complaints, report claims and losses and make appointments on a "24 hours/7 days" basis in key cities. We believe our customer support services enhance the attractiveness of our products and the loyalty of our customers.

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

  . Leading asset manager. Following the restructuring, we are managing our investment assets and, through our asset management joint venture, substantially all of those of CLIC. As of June 30, 2003, before giving effect to the restructuring, CLIC had RMB 335,840 million (US$40,572 million) of investment assets. After giving effect to the restructuring, we had RMB 212,452 million (US$25,666 million) of investment assets as of the same date. Based on CIRC data, our assets under management accounted for more than one-half of all investment assets under management by Chinese life insurance companies in 2002. We are one of the largest institutional investors in China in terms of assets under management. We believe our scale and experience position us well for the expected easing of restrictions on investments, which would allow Chinese life insurance companies to invest in a broader range of asset classes in the coming years.

  . Strong financial position. As of June 30, 2003, on a pro forma basis after giving effect to the restructuring, we had total net assets of RMB 36,182 million (US$4,371 million) and our solvency level was more than
      2.8 times the minimum regulatory requirement. See "Regulation--Insurance Company Regulation--Solvency requirements". On a pro forma basis after giving effect to the restructuring, we had total gross written premiums and policy fees of RMB 25,403 million (US$3,069 million) and a net profit of RMB 3,128 million (US$378 million) for the six months ended June 30, 2003 and total gross written premiums and policy fees of RMB 47,077 million (US$5,687 million) and a net profit of RMB 4,524 million (US$547 million) in 2002. We believe our strong financial condition gives us the resources to support our fast-growing businesses and the flexibility to develop new products and enter into new markets.

  . Experienced management team. Our management team has in-depth industry knowledge and extensive managerial experience in life insurance, finance and asset management. The team is focused on formulating innovative business initiatives and capturing attractive business opportunities, drawing on expertise in diverse areas. We believe our management team will be able to develop and execute our business strategies effectively, while quickly responding to changes in our business environment.


Business Strategy

   Our goal is to build on our position as China's leading life insurance company and become one of the top life insurance companies worldwide. Our objectives are to achieve sustainable growth of our businesses and to create long-term shareholder value. To achieve these objectives, we intend to capitalize on our leading position in China's life insurance market.

   We intend to pursue the following business strategies:

   Capitalize on our market leading position and capture the high growth opportunities in the Chinese life insurance market

   The life insurance market in China has experienced rapid growth, with total life insurance premiums, as reported to the CIRC, experiencing a compound annual growth rate of 37.7% from 1999 through 2002. We intend to capitalize on our market leading position by pursuing the following growth strategies in our individual, group and accident and health insurance segments:

  . Build on our leading market position in the mass market and focus on the emerging mass affluent market. We will continue actively to serve the mass market, which currently constitutes our largest market, to meet the growing demand for financial protection and investment products. We also seek to capitalize on the market opportunities in the growing mass affluent segment of China's population, which we believe offers us attractive opportunities for growing our individual life insurance business. We seek to accomplish this through a new segment-based sales approach, implementing a new sales force structure and compensation scheme, rolling out pilot product initiatives and improving training and recruiting.

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

  . Capture opportunities in the fast growing group pension and annuity businesses. We intend to expand our pension and annuity and other group businesses through a customer segmentation approach, differentiating among large state-owned enterprises, large private Chinese companies, small- and medium-sized enterprises and foreign joint ventures. In addition, to serve our group customers more effectively, we are in the process of creating key account managers and building the skills of our salespeople in marketing to corporate customers.

  . Strengthen leadership in accident insurance and improve the financial performance of health insurance. We intend to continue to grow our profitable accident insurance business through innovative products and expanded distribution channels, and pursue stable, long-term growth of our health business. To improve the financial performance of our health business, we are strengthening our product development, pricing, sales, underwriting and claims and risk management practices. We will further focus our health insurance business on key cities to create regional scale and lower operating costs.

   Capitalize on our existing customer base and provide products and services tailored to specific customer groups

   As the leading provider in China's life insurance market, with over 44 million individual and group life insurance policies, annuity contracts and long-term health insurance policies in force as of June 30, 2003, as well as accident and short-term health insurance policies, we have a broader customer base than any of our competitors. We will also service the policies and contracts retained by CLIC in the restructuring, which numbered over 68 million as of June 30, 2003. We believe this customer base provides enormous growth potential. We intend to capitalize on the relationship with our existing customers by offering products and services that meet their specific requirements and providing the highest level of customer support in China.

   Enhance the productivity of our core distribution channels and expand our multi-channel distribution network

   We believe we have the largest distribution force with the most extensive geographic reach of any of our competitors. We intend to implement the following measures to enhance further the productivity of our core distribution channels and broaden the reach of our multi-channel distribution network:

  . Individual sales agents. We believe we have the largest exclusive agency distribution system in China, and believe that this will continue to be a key factor in the success of our business. We will seek to enhance this competitive advantage by improving our agent recruitment, training, performance evaluation process and compensation scheme to help us attract and retain the most productive agents. We intend to continue to build our professional agency sales force through training programs conducted by internal staff and external market experts, and have engaged a leading international consulting firm to help us improve the skills and efficiency of our agency sales force. We are modifying how we evaluate and compensate our agents with a view to improving their productivity and our profitability.

  . Direct sales force. We will continue to enhance the skills and professional expertise of our direct sales force for group insurance to serve the different customer segments of our group business effectively, with a particular focus on key accounts. We also intend to realign our group sales force to cover key urban markets more effectively.

  . Bancassurance. We have bancassurance arrangements with major banks and post offices in China, and currently generate a significant portion of our total sales through bancassurance. Bancassurance is a fast growing channel, and we will continue to dedicate substantial resources, through a stand-alone bancassurance department, to develop our bancassurance business, with a focus on key cities. We intend to explore strategic alliances with one or more banks. In the interim, we plan to improve the

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

     attractiveness of our products by providing products and services tailored to each major bank and providing training and integrated systems support to our bank partners.

  . Other distribution channels. We are exploring opportunities to develop cooperative distribution arrangements with dedicated insurance agencies and insurance brokerage companies. At the same time, we are monitoring the feasibility of distributing products through the Internet, as well as other direct sales distribution channels.

   Build on our widely recognized brand name

   We believe China Life is the most widely recognized life insurance brand name in China. The China Life brand name is a significant advantage in an increasingly crowded life insurance marketplace. We will continue to build on China Life's reputation as a provider of comprehensive and competitive products and solutions and of reliable and convenient services, and strengthen this perception through corporate image building programs.

   Build on our competitive product design capabilities to meet changing customer needs

   The products and services offered by the insurance industry in China continue to evolve as the needs of customers change. We intend to be at the forefront of the insurance industry in offering innovative and competitive products to our customers. We offer more than 130 different products, ranging from traditional protection products and participating life insurance products to accident and health insurance, to meet the insurance needs throughout a customer's lifetime. We regularly evaluate our products in order to rationalize our product design strategy. We seek to develop products and services which meet the requirements of specific customer groups and generate attractive margins. In addition, we are focusing on reducing the time it takes us to develop and introduce new products.

   Build on our asset management strength

   We view our asset management business as an important value creator. As of June 30, 2003, before giving effect to the restructuring, CLIC had RMB 335,840 million (US$40,572 million) of investment assets. After giving effect to the restructuring, we had RMB 212,452 million (US$25,666 million) of investment assets as of the same date. Based on CIRC data, our assets under management accounted for more than one-half of all investment assets held by Chinese life insurance companies in 2002, making us one of the largest institutional investors in China's capital markets. We expect that as the restrictions on investments by insurance companies are relaxed, we will be able to invest in a broader range of asset classes. We will seek to improve our technological and managerial skills and enhance our ability to match the duration of our assets and liabilities with a view to reducing risk and improving profitability. We believe that the asset management company will give us better access to technology and expertise, greater flexibility to align our compensation with performance and the ability to attract and retain top asset managers.

   Strengthen risk management

   Our increasingly broad product range and the expected increase in the range of investment opportunities available to us present significant challenges, as well as opportunities. We plan to devote significant resources to enhance our risk management policies and procedures in light of our rapidly developing business. Specific steps include:

  . Prudent management of pricing, underwriting and claims. We regularly monitor our mortality, morbidity and lapse experience, as well as our investment returns, with a view to ensuring that our product pricing is consistent with our pricing objectives. We are also establishing a comprehensive training program for underwriting and claims management. Our senior management includes a position for a chief actuary whom we intend to appoint. We also plan to increase significantly the size of our professional actuarial staff.

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

  . Asset-liability management. We focus on managing our asset and liability risks and actively monitor these risks through reports to senior management on a regular basis. We intend to take advantage of the expected relaxation of investment restrictions to improve our asset-liability matching. In addition, we seek to reduce the risk of duration mismatch by focusing on product offerings whose maturity profiles are in line with the duration of investments available to us in the prevailing investment environment.

  . Monitoring by board of directors. We intend to establish a risk management committee of our board of directors. We have an internal risk management department with responsibility to monitor risk and asset-liability duration mismatch. We are consolidating our risk management functions to provide more streamlined management of the risks involved in our overall operations.

   Continue to enhance efficiency through active cost control management

   As a result of our attention to maintaining low expenses, we believe we have achieved significant operating efficiencies in our businesses. To enhance our efficiency further, we are consolidating functions and management layers in our organizational structure at both the headquarters and local branch levels. We are also centralizing our policy management, purchasing, financial and operating management functions, re-engineering our operating processes and upgrading our information technology systems. We believe these actions will allow us to increase our efficiency while maintaining high quality services for our customers.

   Implement advanced information technology systems

   We have developed our information technology strategy with a view to increasing our operational and managerial efficiency. Relying on advanced information technology, we intend to build on our capacity to respond to market feedback and various contingencies and enhance the quality of our customer services and our risk management capabilities. As a result, we expect to improve our overall management skills, achieve sustainable development in our businesses and enhance our competitiveness.

   Our goal is to provide a sophisticated technology platform, advanced technological solutions and effective service support to all aspects of our business, including operations, business development, customer service and risk control. For instance, we are providing our more productive exclusive agents with personal electronic devices to further enhance their marketing time management and customer service capabilities. We seek to be a leader in China in establishing a standardized, efficient, stable and sophisticated information technology system.

   We have retained a leading international consulting firm to assist us in developing our overall information technology strategy. We plan to execute the new IT strategy over the next several years, with a focus on database centralization, core system reconciliation, e-commerce and customer relationship management, as well as the standardization, consolidation and rationalization of resources.

   Enhance performance-oriented corporate structure and compensation systems

   We are dedicated to improving the performance orientation of our organizational structure and our compensation systems in order to maximize shareholder value. In connection with our restructuring, we are pursuing the following measures:

  . Create an organizational structure with clear accountability. We have engaged a leading international consulting firm to design a customer-oriented corporate structure with clear accountability, which we believe will provide a better platform for delivering our services more efficiently, better satisfy market demand and better serve our corporate development strategy. We believe this will enable us to operate with high efficiency and strict risk control across our business operations nationwide.

  . Implement performance-based incentive compensation systems. We are establishing goals and key performance indicators for our management at every level of the organization intended to ensure that we

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

     compensate and promote the best people for each position and deliver the strongest possible financial results for our shareholders. We have engaged a leading consulting firm to formulate market-based incentive programs for our personnel to ensure that compensation reflects individual performance, market demands and contributions to return on equity. We have introduced incentives and rewards to align the interests of our senior management team with those of our shareholders. In addition, we intend to link the compensation of all employees to individual and company-wide performance measures.

   Continue to enhance training and development

   Superior management personnel and employees are key to our future success. We seek to attract and retain the most talented individuals in the industry and improve their skills, productivity and career development opportunities through advanced human resources management. We are building a system in which our talented employees can grow with us and share in our success. We also plan to establish a nationwide training program through regional training centers throughout China. In addition to on-the-job training, we will continue to send selected employees to leading educational institutions both in the PRC and abroad for advanced training.

Individual Life Insurance

   We are the leading provider of individual life insurance and annuity products in China. We offer life insurance and annuity products to individuals, primarily through a distribution force comprised of approximately 650,000 exclusive agents operating in approximately 8,000 field offices throughout China, as well as other non-dedicated agencies located at branch offices of banks, post offices and other organizations. Gross written premiums and policy fees generated by our individual life insurance and annuity products totaled RMB 20,370 million (US$2,461 million) for the six months ended June 30, 2003 and RMB 37,662 million (US$4,550 million) for the year ended December 31, 2002, constituting 80.2% and 80.0% of our total gross written premiums and policy fees for those periods. The figure for 2002 represented a 51.8% increase over 2001. First-year gross written premiums from individual life insurance products in 2002 were RMB 17,973 million (US$2,171 million), representing a 21.3% increase over 2001. First-year single gross written premiums for the same period were RMB 8,590 million (US$1,038 million), representing 47.8% of first-year individual life insurance gross written premiums. Deposits generated by our individual life insurance and annuity products totaled RMB 53,271 million (US$6,436 million) for the six months ended June 30, 2003 and RMB 52,340 million (US$6,323 million) for the year ended December 31, 2002, constituting 91.2% and 89.4% of our total deposits for those periods. The figure for 2002 represented a 245.2% increase over 2001.

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

   The following table sets forth selected financial and other data regarding our individual life insurance business as of the dates or for the periods indicated.

                                                                     Compound
                                        As of or for the year ended   annual    As of or for the six months
                                               December 31,         growth rate    ended June 30,
                                        --------------------------  ----------- ---------------------------
                                         2000    2001   2002  2002  (2000-2002)  2002     2003      2003
                                        ------  ------ ------ ----- -----------  ------   -------   ------
                                         RMB     RMB    RMB   US$                RMB      RMB       US$
                                                (in millions, except as otherwise indicated)
 Individual life gross written premiums
   and policy fees..................... 13,486  24,806 37,662 4,550     67.1%   19,350    20,370    2,461

 First-year single gross written
   premiums............................  1,923   4,986  8,590 1,038    111.4%    4,867     1,975      239
 First-year regular gross written
   premiums............................  7,772   9,826  9,383 1,134      9.9%    5,125     3,928      475
                                        ------  ------ ------ -----              ------   -------   ------
 First-year gross written
   premiums............................  9,695  14,812 17,973 2,171     36.2%    9,992     5,903      713

 Individual life insurance deposits.... 11,308  15,162 52,340 6,323    115.1%   37,364    53,271    6,436

 First-year single deposits............  8,869  10,598 43,679 5,277    121.9%   32,139    45,532    5,501
 First-year regular deposits...........  1,955   2,798  5,246   634     63.8%    3,871     2,970      359
                                        ------  ------ ------ -----              ------   -------   ------
 First-year deposits................... 10,824  13,396 48,925 5,911    112.6%   36,010    48,502    5,859

 Future life policyholder benefits..... 13,626  29,839 54,745 6,614    100.4%   43,013    67,338    8,135
 Policyholder contract deposits........ 12,988  21,443 65,629 7,929    124.8%   54,449   114,719   13,859

   Products

   We offer a wide variety of life insurance and annuity products to individuals, providing a wide range of coverage for the whole length of a policyholder's life. Our individual life insurance and annuity products consist of whole life and term life insurance, endowment insurance and annuities.

   We offer both non-participating and participating products. There were approximately 33 million non-participating policies and 11 million participating policies as of June 30, 2003. Non-participating products provide a fixed rate of return with a guaranteed benefit. The holder of a participating product also is entitled to share a portion of our distributable earnings from participating products, as determined by us based on formulas prescribed by the CIRC. Under guidelines issued by the CIRC, the dividends must be no less than 70% of the distributable earnings from participating products. Participating life insurance and annuity products, which were first introduced in 2000, have become our fastest-growing individual life insurance and annuity products. We believe that the enhanced return profile of these products will continue to make them attractive products in the market.

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

   The following table sets forth selected financial information regarding our individual life insurance and annuity products for the periods indicated.

                                                                     For the six months ended
                                     For the year ended December 31,      June 30,
                                     ------------------------------- ------------------------
                                     2000     2001     2002   2002    2002     2003    2003
                                      -----   ------  ------  -----   ------   ------  -----
                                     RMB      RMB      RMB    US$     RMB      RMB     US$
                                                     (in millions)
Whole life and term life insurance:
 Gross written premiums............. 6,084    9,111   12,289  1,485   5,888    7,847     948
 First-year gross written premiums.. 4,766    4,347    4,491    543   2,266    2,252     272
 Total single gross written premiums   501      331      211     25      99       99      12
Endowment:
 Gross written premiums............. 4,351   11,925   18,169  2,195   9,291    7,382     892
 First-year gross written premiums.. 3,650    9,222   11,431  1,381   6,707    2,803     339
 Deposits........................... 4,258    9,839   50,428  6,092  36,405   52,471   6,339
 First-year deposits................ 3,880    8,225   47,259  5,709  35,149   47,808   5,776
Annuities:
 Gross written premiums............. 1,481    1,883    3,129    378   1,486    1,763     213
 First-year gross written premiums.. 1,279    1,243    2,051    248   1,019      848     102
 Deposits........................... 7,050    5,323    1,912    231     959      800      97
 First-year deposits................ 6,944    5,171    1,666    201     861      694      84

   Whole life and term life insurance

   Non-participating whole life and term life insurance. We offer non-participating whole life and term life insurance products.

   Non-participating whole life insurance products provide a guaranteed benefit, predetermined by the contract, upon the death of the insured, in return for the periodic payment of fixed premiums over a predetermined period. Premium payments may be required for the length of the contract period, to a specified age or for a specified period, and are typically level throughout the period.

   The guaranteed rate of return in China for non-participating whole life insurance products has been capped at 2.50% by the CIRC since June 1999. We believe that, if the Chinese economy continues to operate in a low interest rate environment such as the one we are in today, the insurance market will continue to move away from non-participating whole life insurance products to participating whole life insurance products.


   Non-participating term life insurance products provide a guaranteed benefit upon the death of the insured within a specified time period in return for the periodic payment of fixed premiums. Specified coverage periods range from 5 to 20 years or expire at specified ages. Death benefits may be level over the period or increasing. Premiums are typically at a level amount for the coverage period. Term life insurance products are sometimes referred to as pure protection products, in that there are normally little or no savings or investment elements. Unlike endowment products, term life insurance policies expire without value at the end of the coverage period if the insured person is still alive.


   Participating whole life insurance. We also offer participating whole life insurance products, which are traditional whole life insurance policies that also provide a participation feature in the form of dividends. The policyholder is entitled to share a portion of the distributable earnings from participating products, as determined by us based on formulas prescribed by the CIRC. Under guidelines issued by the CIRC, the dividends must be no less than 70% of the distributable earnings from participating products. Policyholders may receive dividends in cash or apply them to increase death benefits or cash values available upon surrender.

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

   Endowment


   Non-participating endowment products. Non-participating endowment products provide to the insured various guaranteed benefits if the insured survives specified maturity dates or periods stated in the policy, and provide to a beneficiary designated by the insured guaranteed benefits upon the death of the insured within the coverage period, in return for the periodic payment of premiums. Specified coverage periods range from 5 to 20 years or end at specified ages. Premiums are typically at a level amount for the coverage period.


   Although non-participating endowment products have historically been among the most popular individual life insurance products in China, we believe that, if the prevailing permitted guaranteed rate in China remains capped at the current level of 2.50% as it has been for the past several years, the market is likely to shift away from these products in favor of participating endowment products.

   Participating endowment products. We also offer participating endowment products, which are endowment policies that also provide a participation feature in the form of dividends. Policyholders are entitled to share a portion of the distributable earnings from participating products, as determined by us based on formulas prescribed by the CIRC. Under guidelines issued by the CIRC, the dividends must be no less than 70% of the distributable earnings from participating products. Policyholders may receive dividends in cash or apply them to increase death benefits or cash values available upon surrender.

   Participating endowment products are among our fastest growing product lines. Among our participating endowment products, Hong Tai Endowment and Qian Xi Wealth Management are our most successful products. Hong Tai Endowment had RMB 45,347 million (US$5,478 million) of deposits in 2002, representing 86.6% of total deposits of our individual life insurance business. Qian Xi Wealth Management had RMB 12,070 million (US$1,458 million) of gross written premiums in 2002, representing 32.0% of total gross written premiums and policy fees of our individual life insurance business. First-year deposits of Hong Tai Endowment for the year ended December 31, 2002 were RMB 44,918 million (US$5,426 million), representing an 803.4% increase over 2001 and 91.8% of total first-year deposits of our individual life insurance business. First-year gross written premiums of Qian Xi Wealth Management for the year ended December 31, 2002 were RMB 9,912 million (US$1,197 million) of deposits, representing a 59.7% increase from the year before, or 55.1% of total first-year gross written premiums of our individual life insurance business.

   The following table sets forth selected financial information regarding our Hong Tai Endowment and Qian Xi Wealth Management Products for the periods indicated.

                                    As of or for the year ended As of or for the six months
                                         December 31,             ended June 30,
                                    --------------------------- ---------------------------
                                    2000  2001    2002   2002    2002      2003     2003
                                    ----  -----  ------  -----   ------    ------    -----
                                    RMB   RMB     RMB    US$     RMB       RMB      US$
                                                   (in millions)
 Hong Tai Endowment:
  Deposits.........................  --   4,972  45,347  5,478  34,047    18,354    2,217
  First-year deposits..............  --   4,972  44,918  5,426  34,047    15,634    1,889
 Qian Xi Wealth Management:
  Gross written premiums...........  58   6,248  12,070  1,458   6,079     4,011      485
  First-year gross written premiums  58   6,205   9,912  1,197   5,761     2,190      265

   Annuities

   Annuities are used for both asset accumulation and asset distribution needs. Annuitants make deposits or pay premiums into our accounts, and receive guaranteed level payments during the payoff period specified in the contracts. We offer both non-participating and participating annuities. For non-participating annuity products, risks associated with the investments are borne entirely by us. A significant portion of our non-participating annuity products imposes charges or other fees upon an early surrender or withdrawal of the contract.

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

   Participating annuity products are annuities that provide a participation feature in the form of dividends. The dividends are determined by us in the same manner as our life insurance policies. Annuitants may receive dividends in cash or apply them to increase annuity benefits or reduce the premiums or deposits required to maintain the contract in force. Like non-participating annuities, a significant portion of our participating annuity products imposes charges or other fees upon an early surrender or withdrawal of the contract.

   Marketing and distribution

   We have historically sold most of our individual life insurance and annuity products to the mass market and will continue to actively serve this market. However, we believe our core individual customer base will evolve as China's economy develops. We will seek to capitalize on the market opportunities in the growing affluent segment of China's population by focusing our marketing efforts on individuals residing in urban and economically developed coastal areas of China, where disposable income is relatively higher and, we believe, demand for life insurance and annuity products is greater. In addition, we are implementing a new customer segmentation sales approach which targets individuals of various income and education levels with different products. Under this sales approach, individuals in different periods of their lives are marketed with different life insurance and annuity products, with these products in many cases supplemented by our individual accident and health products.

   We distribute our individual life and annuity products nationwide through multiple channels. Our primary distribution system is comprised of approximately 650,000 exclusive agents operating in approximately 8,000 field offices throughout China. We have implemented our customer-oriented market segmentation sales initiatives initially through approximately 100,000 of our more productive exclusive agents. Over time we plan to expand this sales approach to all exclusive agents nationwide. While continuing to invest in our exclusive agent force, we have also expanded into other distribution channels, primarily non-dedicated agencies located in approximately 78,000 outlets of commercial banks, post offices and savings cooperatives, to diversify our distribution channels and to achieve higher growth. See "--Distribution Channels".

Group Life Insurance


   We are a leading group life insurance company in China, providing group life insurance and annuity products to the employees of many of China's largest companies and institutions, including many of the Fortune Global 500 companies operating in China. We offer life insurance and annuity products to the employees of companies and institutions through approximately 10,000 direct sales representatives operating in more than 4,000 branch offices as well as insurance agency and insurance brokerage companies. Gross written premiums and policy fees generated from our group life insurance and annuity products totaled RMB 267 million (US$32 million) for the six months ended June 30, 2003 and RMB 477 million (US$58 million) for the year ended December 31, 2002, constituting 1.1% and 1.0% of our total gross written premiums and policy fees for those periods. The figure for 2002 represented a 56.0% decrease from 2001. First-year gross written premiums from group life insurance and annuity products for 2002 were RMB 313 million (US$38 million), representing a 69.7% decrease from 2001. First-year single gross written premiums for 2002 were RMB 306 million (US$37 million), representing 97.8% of first-year group life insurance gross written premiums. Deposits generated by our group life insurance and annuity products totaled RMB 5,146 million (US$622 million) for the six months ended June 30, 2003 and RMB 6,232 million (US$753 million) for the year ended December 31, 2002, constituting 8.8% and 10.6% of our total deposits for those periods. The figure for 2002 represented a 9.2% increase from 2001.


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

   The following table sets forth selected financial and other data regarding our group life insurance business as of the dates or for the periods indicated.

                                                                   Compound
                                      As of or for the year ended   annual    As of or for the six months
                                            December 31,          growth rate   ended June 30,
                                      ------------------------    ----------- ---------------------------
                                      2000     2001   2002  2002  (2000-2002) 2002      2003     2003//
                                      -----    ----- ------ ----- -----------  -----    ------   -----
                                      RMB      RMB    RMB   US$               RMB       RMB       US$
                                           (in millions, except as otherwise indicated)
Group life gross written premiums and
  policy fees........................   228    1,085    477    58     44.6%     301       267       32

First-year single gross written
  premiums...........................    --      955    306    37       NA      206       148       18
First-year regular gross written
  premiums...........................    --       77      7     1       NA        3        15        2
                                      -----    ----- ------ -----              -----    ------    -----
First-year premiums..................    --     1032    313    38       NA      209       163       20

Group life insurance deposits........ 3,912    5,706  6,232   753     26.2%   3,262     5,146      622

First-year single deposits........... 3,912    5,676  6,231   753     26.2%   3,260     5,128      620
First-year regular deposits..........    --       30      1    --       NA        2        18        2
                                      -----    ----- ------ -----              -----    ------    -----
First-year deposits.................. 3,912    5,706  6,232   753     26.2%   3,262     5,146      622

Future life policyholder benefits....   268    1,130  1,143   138    106.5%   1,221     1,104      133
Policyholder contract deposits....... 4,771    8,135 12,369 1,494     61.0%   9,601    15,705    1,897

   Products

   We offer annuity products and whole life and term life insurance products to our companies and institutions. We bundle these products to serve as part of our group customers' overall employee benefit plans. We also market each group product as an independent product. We believe we are the market leader in the development of group annuity products. We introduced the first non-participating group annuity product in China in June 1983. In 1998, we were the first insurance company to introduce group participating annuity products in China, at first regionally on a trial basis, and later nationwide in 2000.

   The following table sets forth selected financial information regarding our group life insurance and annuity products for the periods indicated.

                                                                          For the six months
                                          For the year ended December 31,  ended June 30,
                                          ------------------------------- ----------------
                                          2000     2001    2002    2002   2002    2003  2003
                                           -----    -----   -----  ----   -----   ----- ----
                                          RMB      RMB     RMB     US$    RMB     RMB   US$
                                                       (in millions)
Group annuities:
 Premiums................................    --       53      --    --       --      --  --
 Deposits................................ 3,912    5,698   6,229   753    3,262   5,146 622
Group whole life and term life insurance:
 Premiums................................    --      985     344    42      228     186  22

   Group annuities. In our non-participating group annuities, interest on an annuitant's deposits is credited to each participating employee's personal account, with annuity payments made from the account to the employee. Annuity payments are either pre-determined in the policy contracts or based on an interest rate derived from the interest rate on deposits for a fixed two-year term as adopted by the People's Bank of China.

   We also offer participating group annuities. In our participating group annuities, interest on an annuitant's deposits is either credited to the participating employee's personal account or credited to the participating employee's personal account as well as the employer's group account, depending on the source of the deposits, calculated at a guaranteed interest rate set at the time the product is priced, subject to a cap fixed by the CIRC, which currently is 2.50%. The annuitant is entitled to share a portion of our distributable earnings derived from our participating products, as determined by us based on formulas prescribed by the CIRC, in excess of the rate we guarantee to participating employees.

   Group participating annuity products, including Yong Tai Annuity and Group Annuity (Retirement Supplement), are among our fastest growing product lines. For the year ended December 31, 2002, total combined deposits of Yong Tai Annuity and Group Annuity (Retirement Supplement) were RMB 5,910 million (US$714 million), constituting 94.8% of total deposits of our group life insurance business for that year, representing a 33.6% increase from the year before.

   The following table sets forth total combined deposits of our Yong Tai Annuity and Group Annuity (Retirement Supplement) products for the periods indicated.


                                                For the year ended   For the six months
                                                   December 31,       ended June 30,
                                               --------------------- ----------------
                                               2000 2001  2002  2002 2002    2003  2003
                                               ---- ----- ----- ---- -----   ----- ----
                                               RMB  RMB   RMB   US$  RMB     RMB   US$
                                                           (in millions)
Yong Tai Annuity and Group Annuity (Retirement
  Supplement):
 Deposits.....................................  --  4,425 5,910 714  3,052   4,482 464


   Group whole life and term life insurance. We offer group non-participating whole life insurance products and group non-participating term life insurance products. All of our group whole life and term life insurance products insure against death, while some also insure against injuries due to accidents and dismemberment or disabilities due to illnesses.

   Marketing and distribution

   We target our group life insurance and annuity products to large institutional customers in China, including branches of foreign companies, which we believe have the greatest awareness of and need for group life insurance and annuity products. We have long-term customer relationships with many of China's largest companies and institutions. We provide large group customers with products having flexible fee and dividend structures, as well as enhanced real-time customer service. While continuing to focus on large institutional clients, we also target small- to medium-sized companies in economically developed regions to supplement our growth and to increase our profits.

   We market our group life insurance and annuity products primarily through our direct sales representatives. We also market our group life insurance and annuity products through insurance agency companies and insurance brokerage companies. We believe our sales network has a geographic reach unparalleled by any other life insurance company in China, serving almost every county in China. See "--Distribution Channels".

   The revenues attributable to our five largest customers were less than 1% of our total revenues for the year ended December 31, 2002 and for the six months ended June 30, 2003.

Accident and Health Insurance

   We are the leading accident insurance and a leading health insurance provider in China.

   The following table sets forth selected financial and other data regarding our accident insurance and health insurance businesses as of the dates or for the periods indicated.

                                                                         Compound
                                            As of or for the year ended   annual    As of or for the six
                                                 December 31,           growth gate months ended June 30,
                                            --------------------------- ----------- ---------------------
                                            2000    2001   2002   2002  (2000-2002) 2002    2003   2003//
                                             -----  -----  -----  ----  -----------  -----  -----  -----
                                            RMB     RMB    RMB    US$               RMB     RMB     US$
                                             (in millions, except as otherwise indicated)

Accident insurance premiums................ 6,277   5,097  5,174  625      (9.2)%   2,403   2,359   285
Health insurance premiums.................. 1,116   2,687  3,764  455      83.7%    1,250   2,407   291
Accident and health reserves for claims and
  claim adjustment expenses (gross)........   716     867    879  106      10.8%    1,010     910   110
Accident and health insurance unearned
  premium reserves (net)................... 3,304   3,553  4,028  487      10.4%    3,246   4,011   485

Accident insurance

   We are the leading accident insurance provider in China. We offer a broad array of accident insurance products to both individuals and groups through our direct sales force and after June 30, 2003, primarily through intermediaries. Our accident insurance gross written premiums totaled RMB 2,359 million (US$285 million) for the six months ended June 30, 2003 and RMB 5,174 million (US$625 million) for the year ended December 31, 2002, constituting 9.3% and 11.0% of our total gross written premiums and policy fees for those periods. According to the CIRC, premium income of accident insurance in China was RMB 7,951 million (US$961 million) in 2002.

   Products

   We offer a broad array of accident insurance products to both individuals and groups.

   Individual accident insurance. Individual accident insurance products provide a benefit in the event of death or disability of the insured as a result of an accident, or a reimbursement of medical expenses to the insured in connection with an accident. Typically, a death benefit is paid if the insured dies within 180 days of the accident, and a disability benefit is paid if the insured is disabled, with the benefit depending on the extent of the disability. If the insured receives medical treatment at a medical institution approved by us as a result of an accident, individual accident insurance products also may provide coverage for medical expenses. We offer a broad array of individual accident insurance products, such as insurance for students and infants against death and disability resulting from accidental injury and comprehensive coverage against accidental injury. We also offer products to individuals requiring special protection, such as accidental death and disability insurance for commercial air travel passengers and automobile passengers and drivers. The terms of individual accident insurance products range from a few hours to one year.

   Group accident insurance. We offer a number of group accident insurance products and services to businesses, government agencies and other organizations of various sizes. We also offer products targeted at specific industry groups, such as construction-related accident insurance to construction companies, and accident insurance to various law enforcement agencies.

   Marketing and distribution

   We market our individual accident insurance products through our direct sales force and our exclusive agent sales force, as well as intermediaries, such as non-dedicated agencies located at outlets of commercial banks, post offices, savings cooperatives, travel agencies, hotels and airline sales counters and insurance agency and insurance brokerage companies. We market our group accident insurance products primarily through our direct sales representatives and the same intermediaries we use to sell our individual accident products. See "--Distribution Channels".

   We use our individual and group product distribution channels to market our accident products either as primary products, as riders or as supplementary products packaged with our life, annuity or health products. We have entered into cooperative agreements and memoranda of understanding with airline companies, international medical, emergency and evacuation assistance companies and other companies and institutions to promote our accident insurance products. Our direct sales representatives market our individual health products to employees of our institutional customers.

Health insurance

   We are a leading health insurance provider in China. We offer a broad array of health insurance products and services to both individuals and groups, including disease-specific insurance, medical expense insurance and defined benefit insurance. We sell health insurance products to individuals and groups through the same distribution channels we use to sell our life insurance products. Our health insurance gross written premiums totaled RMB 2,407 million (US$291 million) for the six months ended June 30, 2003 and RMB 3,764 million (US$455 million) for the year ended December 31, 2002, constituting 9.5% and 8.0% of our total gross written premiums and policy fees for those periods. The figure for 2002 represented a 40.1% increase from 2001.

   Our health insurance business shares our nationwide life insurance sales force and distribution network of exclusive agents. Our policy review and claim adjustment processes are facilitated through a team of supporting personnel with medical training.

   Products

   We offer health insurance products to both individuals and groups. We classify our health insurance products as short-term products, having policy terms of less than or up to one year, and long-term products, having policy terms longer than one year. We offer both short-term and long-term defined health benefit plans, medical expense reimbursement plans and disease-specific plans to individuals and groups.

   Defined health benefit plans. These plans provide a fixed payment based on the number of days of hospitalization or the specific type of medical or surgical operation. Policyholders either pay premiums in a single payment or on a periodic basis.

   Medical expense reimbursement plans. These plans provide for the reimbursement of a portion of the participant's outpatient or hospitalization treatment fees and expenses. Policyholders either pay premiums in a single payment or on a periodic basis or, for certain group medical expense reimbursement plans, irregularly as determined by the policyholder.

   Disease-specific plans. These plans provide a fixed payment benefit for various diseases. Premium payments for disease-specific plans are paid either in a single payment or on a periodic basis.

   Marketing and distribution

   We offer our health insurance products to both individuals and groups through the same distribution channels we use to market our life insurance products. We market our individual health insurance products through our exclusive agent sales force. We market our group health insurance products primarily through our direct sales representatives. See "--Distribution Channels".

   We use our individual and group product distribution channels to market our health products either as primary products, as riders or as supplementary products packaged with our life, annuity or accident insurance products. We conduct extensive health insurance related training programs for our direct sales representatives and our exclusive agents.

Distribution Channels


   In connection with our restructuring, CLIC transferred its entire distribution force to us. After giving effect to our restructuring, we believe we have the largest distribution force with the most extensive geographic reach compared with any of our competitors. Our distribution network reaches almost every county in China. Throughout China, we have approximately 650,000 exclusive agents operating in approximately 8,000 field offices for our individual products and more than 10,000 direct sales representatives in more than 4,000 branch offices for group products. We have a multi-channel distribution network selling individual and group insurance products through intermediaries, primarily non-dedicated agencies located in approximately 78,000 outlets of commercial banks, post offices and savings cooperatives. Commission rates vary by product, based on such factors as the payment terms and period over which the premiums are paid for the product, as well as CIRC regulations. We support our agents and representatives through training programs, sales materials and information technology systems.


   Exclusive agent force

   Our exclusive agent force of approximately 650,000 agents is the primary distribution channel for our individual life and health insurance products.

   The following table sets forth information relating to our exclusive agent force as of the dates indicated.

                                             As of December 31,    As of June 30,
                                           ----------------------- ---------------
                                            2000    2001    2002    2002    2003
                                           ------- ------- ------- ------- -------
Number of exclusive agents (approximately) 300,000 450,000 600,000 580,000 650,000
Number of field offices...................   3,958   4,873   7,295   5,469   7,949

   Our exclusive agent force is among our most valuable assets, allowing us to more effectively control our distribution and build and maintain long-term relationships with our individual customers. From December 31, 2000 to June 30, 2003, the number of our exclusive agents increased from approximately 300,000 to approximately 650,000. We believe that our customers and prospective customers prefer the personal approach of our exclusive agents, and, therefore, we believe our exclusive agent force will continue to serve as our core distribution channel.

   Under the PRC insurance law, an individual agent for an insurance company is required to obtain a qualification certificate from the CIRC, as well as to register with, and obtain a business license from, the agent's local bureau of industry and commerce. See "Regulation--Regulation of Insurance Agencies, Brokers and other Intermediaries". Essentially all of the agents in our exclusive agent sales force do not qualify as "individual agents" within the meaning of the insurance law because they do not meet the dual requirements of holding a CIRC qualification certificate and a business license from the local bureau of industry and commerce. We believe this situation is shared by all major life insurance companies in China. Approximately 63% of our exclusive agents hold a CIRC qualification certificate, and essentially none has a business license. We are working with our agents to obtain the CIRC qualification. However, it is our understanding that the SAIC does not have procedures in place to effect the registration and licensing of individual insurance agents, although some local bureaus of industry and commerce have had on occasions required our agents to register. To date, this noncompliance has not had a material adverse effect on us. If these registration and qualification requirements are enforced, our business may be materially and adversely affected. See "Risk Factors--Risks Relating to the PRC Life Insurance Industry--All of our agents are required to be qualified and to be registered as business entities."

   We supervise and provide training to our exclusive agents through more than 100,000 field manager agents, more than 6,000 supervisors and more than 1,200 full-time trainers. We set product management and customer service standards which we require all of our field offices and agents to meet, and conduct field tests with a view to ensuring quality. We also have an extensive training program. We compensate our exclusive agent force through a system of commissions and bonuses to reward performance. Our agents are compensated based on a commission rate that generally decreases over the premium period. For short-term insurance products, our exclusive agents are generally compensated with fixed agent fees. We also motivate our agents by rewarding them with performance-based bonuses and by organizing sales related competitions among different field offices and sales units.

   We believe we have the largest exclusive agent sales force in China. We intend to improve the quality and productivity of our individual exclusive agent force and reduce the attrition rate of our agents by taking the following actions:

  . improving the overall productivity of our exclusive agents by expanding our customer-oriented market segmentation sales approach from high-productivity agents to all agents nationwide;

  . improving the efficiency of our exclusive agents by developing a standardized agent management system, which provides detailed guidance on matters relating to agent time management, customer relations and agent supervision;

  . improving the quality of our exclusive agent force by expanding our recruitment program and standardizing our recruitment procedures and admission requirements;

  . building a more professional exclusive agent force by improving our training programs;

  . motivating our exclusive agents with an improved performance-based compensation scheme; and

  . equipping our more productive exclusive agents with personal electronic devices to further enhance their marketing, time management and customer service capabilities.

   Direct sales force

   Our direct sales force is our primary distribution system for our group life insurance and annuities group accident insurance and group health insurance products, as well as our individual accident insurance products.


   Our direct sales force of approximately 10,000 direct sales representatives are our full time employees and operate in more than 4,000 branch offices across China. We believe our sales network has a geographic reach unparalleled by any other life insurance company in China, serving almost every county in China.


   We believe our direct sales force allows us to more effectively control our distribution and build and maintain long-term relationships with our group customers and, therefore, will continue to serve as our primary distribution system for our group products. We believe maintaining our leading position in the group insurance market depends on a professional and qualified direct sales force, and we have devoted substantial resources to the training and supervision of our direct sales force in recent years. We set product management and customer service standards which we require all of our branch offices and direct sales representatives to meet, and conduct field tests to centralize quality control and management. We also have an extensive training program.

   As full time employees, our direct sales representatives are compensated through fixed salaries. We motivate our direct sales representatives by rewarding them with performance-based bonuses and by organizing sales and services-related competitions among different branch offices and sales units.

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

   Intermediaries

   We also offer individual and group products through intermediaries. Our distribution channels are primarily comprised of non-dedicated agencies located in approximately 78,000 outlets of commercial banks, post offices and savings cooperatives, as well as insurance agencies and insurance brokerage companies.

   Bancassurance. We have bancassurance arrangements with major banks and post offices in China, and currently generate a significant portion of our total sales through bancassurance. Bancassurance is a fast growing channel, and we will continue to dedicate substantial resources, through a stand-alone bancassurance department, to develop our bancassurance business, with a focus on key cities. We intend to explore strategic alliances with one or more banks. In the interim, we plan to improve the attractiveness of our products by providing products and services tailored to each major bank and providing training and integrated systems support to our banking partners.

   Other non-dedicated agencies. In addition to bancassurance, we also sell individual life insurance products through other non-dedicated agencies. Currently, we have non-dedicated agencies operating at outlets of savings cooperatives, travel agencies, hotels and airline sales counters. We expect non-dedicated agencies to become an increasingly important distribution channel for individual products.

   Other intermediaries. We also market group products through dedicated insurance agencies and insurance brokerage companies. Dedicated insurance agencies and insurance brokerage companies work with companies to select group insurance providers and group products and services in return for commission fees.

   Currently, the market of dedicated insurance agencies and insurance brokerage companies in China remains generally underdeveloped. We expect the dedicated insurance agencies and insurance brokerage companies to become more effective distribution channels in the medium term. In the long run, we expect other channels, such as direct mail, direct telephone and the Internet, to become valuable distribution channels for our products.

Competition

   Our nearest competitors are Ping An and China Pacific.

  . In the individual life insurance market, after giving effect to our restructuring, Ping An, China Pacific and we collectively represented 78% of total individual life insurance premiums in 2002. We primarily compete based on the nationwide reach of our sales network and the level of services we provide, as well as our strong brand name.

  . In the group life insurance market, after giving effect to our restructuring, Ping An, China Pacific and we collectively represented 83% of total group life insurance premiums in 2002. We primarily compete based on the nationwide reach of our sales network and the services we provide, as well as our relationships and reputation among large companies and institutions in China.

  . In the accident insurance market, after giving effect to our restructuring, Ping An, China Pacific and we collectively represented 93% of total accident premiums in 2002. We primarily compete based on the nationwide reach of our sales network and the services we provide and our strong brand name, as well as our cooperative arrangements with other companies and institutions.

  . In the health insurance market, after giving effect to our restructuring, Ping An, China Pacific and we collectively represented 79% of total health premiums in 2002. We primarily compete based on the nationwide reach of our sales network, the services we provide, our multi-layered managed care scheme and systems of policy review and claim management, as well as our strong brand name.

   The following table sets forth market share information for the year ended December 31, 2002 in all segments of life insurance market in which we do business.


                                       Individual
                                          life      Group life    Accident      Health       Total
                                        premiums     premiums     premiums     premiums     premiums
                                      market share market share market share market share market share
                                      ------------ ------------ ------------ ------------ ------------
CLIC/(1)/............................      67%          18%          69%          35%          57%
Ping An Insurance Company of China,
  Ltd................................      18%          44%          15%          37%          24%
China Pacific Life Insurance Co. Ltd.       9%          21%           9%           8%          11%
New China Life Insurance Co. Ltd.....       1%          11%           1%          14%           4%
Tai Kang Life Insurance Co. Ltd......       3%           3%           1%           3%           3%
Others/(2)/..........................       2%           4%           4%           4%           3%
Total................................     100%         100%         100%         100%         100%
                                          ====         ====         ====         ====         ====

China Life/(3)/......................      51%          18%          69%          34%          45%

--------
(1) Information concerning CLIC, our predecessor, does not give effect to the restructuring.

(2) Others include China United Property Insurance Co., Taiping Life Insurance Co. Ltd., Tianan Insurance Co. Ltd. of China, American International Assurance Co., Ltd., Shanghai, Guangzhou, Shenzhen, Beijing and Suzhou branches, Manulife-Sinochem Life Insurance Co. Ltd., Pacific-Antai Life Insurance Co. Ltd., Allianz-Dazhong Life Insurance Co., AXA-Minmetals Assurance Co., Ltd., China Life-CMG Life Insurance Co., Ltd., Citic-Prudential Life Insurance Co., Ltd., John Hancock-Tianan Life Insurance Co. Ltd., Sun Life Everbright Life Insurance Co. Ltd. and Generali China Life Insurance Co. Ltd.

(3) Adjusted to give effect to the restructuring.
Source: China Insurance Yearbook 2003

   We face competition not only from domestic life insurance companies, but also from non-life insurance companies and foreign-invested life insurers. The number of life insurance companies licensed in China has been growing steadily, which we believe will lead to greater competition in the life insurance industry. There were 14 licensed life insurance companies in China as of December 31, 2000, 17 as of December 31, 2001, 23 as of December 31, 2002 and 27 as of June 30, 2003. Recent changes in the insurance law have allowed property and casualty insurers to sell accident and short-term health insurance products with regulatory approval starting from January 2003, which we believe will lead to greater competition in the accident and health insurance sectors, especially in the group accident and group health insurance products. In addition, existing limitations on foreign-invested insurance companies are gradually being relaxed, which we believe will further increase competition in China's life insurance market.

   See "Risk Factors--Risks Relating to the PRC Insurance Industry--We expect competition in the Chinese insurance industry to increase, which may materially and adversely affect the growth of our business".


   We face competition from other financial services providers, primarily licensed mutual fund companies, trust companies and brokerage houses licensed to manage separate accounts. These financial services providers may be permitted to manage employer-sponsored defined contribution pension plans, which we believe will compete directly with our group annuity products. We also face competition in the sale of our individual participating policies and annuities from financial institutions which offer investment products to the public.


Asset Management Business


   On November 23, 2003 we established an asset management joint venture with our predecessor, CLIC, in connection with the restructuring for the purpose of operating the asset management business more professionally in a separate entity and to better attract and retain qualified investment management professionals. The joint venture manages our investment assets and, separately, substantially all of those of CLIC. Through this joint venture, we also intend to offer asset management products and services to other insurance companies. For a description of our investment assets, see "--Investments".


   The asset management joint venture is our subsidiary, with us owning 60% and CLIC owning the remaining 40%. The initial board comprises five members, Wang Xianzhang, the chairman of our board of directors and president, Miao Fuchun, our vice president, Wu Yan, one of our directors, and two other members representing China Life. Directors of the asset management joint venture are appointed by the shareholders in general meeting. Accordingly, we, as the controlling shareholder, effectively control the composition of its board of directors.


Customer Support Management

   We seek to provide quality services to our customers and potential customers and to be responsive to their needs, both before and after a sale, through an extensive customer support network. Our customer service network is managed by a specialized customer service department, which is responsible for setting uniform standards and procedures for providing policy-related services to customers, handling inquiries and complaints from customers and training customer services personnel.

   We deliver customer services primarily through customer service units operating in our branch offices and in field offices throughout China and a sophisticated telephone call center network. We provide customer support to more remote areas by mail and other means. We also take advantage of alternative customer services channels, such as wireless telephone networks and the Internet, complementing the customer services provided by our customer service units and the call center network.

   Customer service units

   We provide customer support through approximately 3,000 customer service units nationwide. We provide more than 40 different types of policy-related services to our customers, which include collecting regular premiums, renewing policies, purchasing supplemental policies, amending policy terms, reinstating lapsed policies, processing surrenders, increasing insured amounts, processing policy loans, paying benefits and updating information regarding holders and beneficiaries of policies. We require our customer service units to provide these policy-related services in accordance with procedures and standards that we implement on a nationwide basis, helping to ensure the quality of the services we provide.

   Telephone call center network

   Our telephone call centers allow customers to make product and service inquiries, file complaints, report claims and losses and make appointments. They also provide call-back and greeting message services to customers. We intend to broaden over time the services we offer through these call centers. With our dedicated, nationwide inquiry line, "95519", our customers can reach us by a local telephone connection on a "24 hours/7 days" basis in key cities. The call centers are supported by our web-based "95519" Support System, which contains customer and service information.

   We believe our call centers are an important marketing tool and that they have become popular with our customers because of the quality of services they provide. We seek to ensure that we have a sufficient number of lines and staff to service the increasing utilization of our call centers.

   We have established system-wide standards for our call centers, which we monitor periodically through test calls to the call centers. We are in the process of implementing a more technically advanced customer service system based on Internet protocol technology that is capable of delivering content-rich customer services. The

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


new system also uses the popular "95519" access number and can be directly monitored by personnel at our company headquarters. The new system has been installed and is fully functional at six provincial level branch offices. We plan to complete the implementation of the new system at most of our branch offices by the end of 2004.


   Wireless telephone services

   We utilize wireless telephone services to make instant contact with our agents and customers. Through two special service codes (95519 for China Unicom and 895519 for China Mobile), we may send short messages to our customers, conveying such information as birthday and holiday greetings, premium payment notices and premium payment confirmations. We have installed this wireless telephone service system in a number of our branch offices for purposes of conducting field tests, and plan to complete the implementation of this system at most of our branch offices by the end of 2004.

   Internet-based services

   Our customers can also utilize our Internet-based services for inquiries, complaints and service requests through our website (www.chinalife.com.cn).

Future Policy Benefits and Reserves

   For all of our product lines, we establish, and carry as liabilities, actuarially determined amounts that are calculated to meet our obligations under our insurance policies and annuity contracts.

   Financial statement reserves

   In accordance with H.K. GAAP, our reserves for financial reporting purposes are based on actuarially recognized methods for estimating future policy benefits and claims. We expect these reserve amounts, along with future premiums to be received on policies and contracts and investment earnings on these amounts, to be sufficient to meet our insurance policy and contract obligations.

   We establish the liabilities for obligations for future policy benefits and claims based on assumptions that are uncertain when made. Our assumptions include assumptions for mortality, morbidity, persistency, expenses, and investment returns, as well as macroeconomic factors such as inflation. These assumptions may deviate from our actual experiences and, as a result, we cannot determine precisely the amounts which we will ultimately pay to settle these liabilities or when these payments will need to be made. These amounts may vary from the estimated amounts, particularly when those payments may not occur until well into the future. We evaluate our liabilities periodically, based on changes in the assumptions used to establish the liabilities, as well as our actual policy benefits and claims experience. We expense changes in our liabilities in the period the liabilities are established or re-estimated. To the extent that trends in actual claims results are less favorable than our underlying assumptions used in establishing these liabilities, and these trends are expected to continue in the future, we could be required to increase our liabilities. This increase could have a material adverse effect on our profitability and, if significant, our financial condition. Any material impairment in our solvency level could change our customers' or business partners' perception of our financial health, which in turn could affect our sales, earnings and operations.

   Statutory reserves

   We are required under China's insurance law to report policy reserves for regulatory purpose. The minimum levels of these reserves are based on methodologies and assumptions mandated by the CIRC. We also maintain assets in excess of policy reserves to meet the solvency requirements under CIRC regulations.

   See "Risk Factors--Risks Relating to Our Business--Differences in future actual claims results from the assumptions used in pricing and establishing reserves for our insurance and annuity products may materially and adversely affect our earnings".

Underwriting and Pricing

   Our individual and group insurance underwriting involves the evaluation of applications for life, accident and health insurance products by a professional staff of underwriters and actuaries, who determine the type and the amount of risk that we are willing to accept. We have established qualification requirements and review procedures for our underwriting professionals. We employ detailed underwriting policies, guidelines and procedures designed to assist our underwriters to assess and quantify risks before issuing a policy to qualified applicants.

   Our underwriters generally evaluate the risk characteristics of each prospective insured. Requests for coverage are reviewed on their merits, and generally a policy is not issued unless the particular risk or group has been examined and approved for underwriting.

   We have different authorization limits and procedures depending on the amount of the claim. We also have authorization limits for personnel depending on their level of qualifications.

   In order to maintain high standards of underwriting quality and consistency, we engage in a multilevel series of ongoing internal underwriting audits, and are subject to external audits by our reinsurers.

   Individual and group product pricing reflects our insurance underwriting standards. Product pricing on insurance products is based on the expected payout of benefits, calculated through the use of assumptions for mortality, morbidity, persistency, expenses and investment returns, as well as certain macroeconomic factors such as inflation. Those assumptions include a margin for expected profitability and are based on our own experience and published data from other Chinese life insurance companies. For more information on regulation of insurance products, see "Regulation--Regulation of Insurance Companies".

   We primarily offer products denominated in RMB.

Claims Management

   We manage the claims we receive from policyholders through our claims management staff located in our headquarters and branch offices. Typically, claims are received by our employees or agents, who make a preliminary examination and forward them to our claims settlement team for further verification. If the claim is verified, the amount payable is calculated and, once approved, is distributed to the policyholder.

   We manage claims management risk through organizational controls and computer systems controls. Our organizational controls include specified authorization limits for various operating levels, periodic and ad hoc inspections at all levels of our organization, expense mechanisms linking payout ratios with expenses for short-term life insurance policies and requirements that each claims examination be performed by two staff members. We also impose stringent requirements on the qualification and employment of claims management staff. Our claims management control procedures are supported by a computer processing system which is used for the verification and processing of claims.

Reinsurance

   Statutory reinsurance

   Under China's insurance law and CIRC regulations, our predecessor was required to reinsure 20% of our insurance risks, other than those arising from life insurance products, with China Reinsurance Company, or

China Re, as statutory reinsurer. The statutory reinsurance requirement is now being phased out. At the beginning of 2003, the percentage of accident and health insurance risks that our predecessor had to reinsure decreased by 5%, from 20% to 15%, and it is scheduled to decrease by a further 5% per year until it is phased out completely at the beginning of 2006. Although there is no statutory reinsurance requirement for life insurance, our predecessor also entered into various reinsurance agreements with China Re for the reinsurance of individual risks, group risks and defined blocks of business.

   Commercial reinsurance

   In addition to our statutory reinsurance requirements since 1997 we have entered into various reinsurance agreements with China Re for the reinsurance of individual risks, group risks and defined blocks of business. In general, death risks are primarily reinsured on a surplus basis, in which we are reinsured for losses above a specified amount. Under our internal reinsurance policy, we reinsure risks over RMB 1 million per person for life insurance, RMB 1 million per person for accident insurance and RMB 0.3 million per person for health insurance. In general, our reinsurance agreements with China Re do not have a definite term, but may be terminated by either party at the end of a calendar year with advance notice of three to six months.

   These reinsurance agreements spread the risk and reduce the effect on us of potential losses. Under the terms of the reinsurance agreements, the reinsurer agrees to reimburse us for the insured, or ceded, amount in the event the claim is paid. However, we remain liable to our policyholders for the ceded amount if the reinsurer fails to meet the obligations assumed by it.

   For the year ended December 31, 2002, the amount of premiums ceded to our reinsurers, primarily China Re, totaled RMB 1,869 million (US$226 million).

   As part of our life insurance business we also reinsure policies issued by other insurers. We have entered into three reinsurance agreements with three affiliated branches of a United States life insurance company in China that cover individual life insurance risks and risks of death and disability from accidental injuries.

Investments

   As of June 30, 2003, before giving effect to the restructuring, CLIC had RMB 335,840 million (US$40,572 million) of investment assets. After giving effect to the restructuring, we had RMB 212,452 million (US$25,666 million) of investment assets as of the same date. As required by China's insurance law, we invest insurance premiums, deposits and other funds we receive primarily in bank term deposits; fixed maturity securities, including government securities, bonds issued by the central bank and state-owned policy banks of the Chinese government and corporate bonds; policy loans and securities investment funds primarily invested in equity securities issued by Chinese companies and traded on China's securities exchanges. We also participate in bond repurchase activities through inter-bank repurchase markets and repurchase exchange markets. We are prohibited from investing in other securities without the CIRC's approval.

   We direct and monitor our investment activities through the application of investment guidelines. Our investment guidelines include: (1) performance goals for the investment fund; (2) specified asset allocations and investment scope based on regulatory provisions, level of indebtedness and market forecasts; (3) specified goals for investment duration and asset-liability matching requirements based on asset-liability matching strategies; (4) specified authorization levels required for approval of significant investment projects; and (5) specified risk management policies and prohibitions. The investment guidelines are reviewed and approved by the investment committee annually.

   Investment proposals typically originate from our investment management department, which is in charge of all of our investment assets, other than our investments in real estate properties and other investment projects made prior to the enactment of China's insurance law, which are being retained by CLIC after our restructuring. Investment proposals are reviewed by our risk management department for risk assessment and submitted to the investment committee for final approval. An investment committee approval is typically required for investments in primary markets. Secondary market trading decisions are typically made within the investment management department under our general investment guidelines.

   The asset management joint venture established by us and our predecessor, CLIC, manages our investments following the restructuring and, separately, substantially all of the investments retained by CLIC. See "--Asset Management Business". In connection with the restructuring, CLIC transferred to us a portion of its investment assets and specified other assets, and retained the remaining investment and other assets. See "The Restructuring" and "Relationship with CLIC". The information presented in this section sets forth the investment assets of CLIC, together with the investment assets transferred to us in connection with the restructuring.


   We own 60% of the asset management joint venture, with CLIC owning the remaining 40%. The initial board comprises five members, including Wang Xianzhang, the chairman of our board of directors and president, Miao Fuchun, our vice president, Wu Yan, one of our directors, and two other members representing China Life.

   The following table summarizes information concerning CLIC's investment assets as of the dates or for the periods indicated, as well as investment assets that were transferred to us in connection with the restructuring, as of the dates or for the periods indicated.


                                           CLIC investment assets /(1)/         CLIC investment
                                                As of December 31,               assets/(1)/      Our investment
                                   -------------------------------------------- As of June 30,        assets
                                        2000           2001           2002           2003       As of June 30, 2003/(2)/
                                   -------------- -------------- -------------- --------------  ------------------------
                                   Carrying % of  Carrying % of  Carrying % of  Carrying  % of    Carrying      % of
                                    value   total  value   total  value   total  value    total    value        total
                                   -------- ----- -------- ----- -------- ----- --------  ----- --------        -----
                                                  (RMB in millions, except as otherwise indicated)
Cash and cash equivalents.........  23,275  17.9%  17,855   9.5%  14,529   5.5%  23,592    7.0%  10,682/(3)/     5.0%
Term deposits.....................  39,653  30.5%  76,083  40.3% 123,675  46.4% 142,043   42.3%  97,563         45.9%
Statutory deposits--restricted....      40   0.0%     990   0.5%     991   0.4%     992    0.3%   4,000          1.9%

Fixed maturity securities, held to
 maturity.........................   1,598   1.2%   1,388   0.7%   1,220   0.5%     827    0.2%      --            --
Fixed maturity securities, non-
 trading..........................  36,086  27.8%  51,896  27.5%  75,117  28.2%  81,190   24.2%  45,090         21.2%
                                   -------  ----- -------  ----- -------  ----- -------   ----- -------          -----
Fixed maturity securities.........  37,684  29.0%  53,284  28.2%  76,337  28.6%  82,017   24.4%  45,090         21.2%
                                   -------  ----- -------  ----- -------  ----- -------   ----- -------          -----

Policy loans......................     109   0.1%     107   0.1%     106   0.0%     136    0.0%      49          0.0%
Equity securities, non-trading....   1,119   0.9%   2,002   1.1%   8,101   3.0%   9,025    2.7%   4,588          2.2%
Equity securities, trading........   5,675   4.4%   5,696   3.0%   4,070   1.5%   5,772    1.7%   4,143          2.0%
                                   -------  ----- -------  ----- -------  ----- -------   ----- -------          -----
Equity securities.................   6,794   5.2%   7,698   4.1%  12,171   4.5%  14,797    4.4%   8,731          4.2%
                                   -------  ----- -------  ----- -------  ----- -------   ----- -------          -----

Repurchase agreements.............  19,840  15.3%  30,480  16.1%  36,388  13.7%  70,061   20.9%  46,337         21.8%
Investments in associates/(4)/....   2,031   1.6%   2,036   1.1%   2,035   0.8%   1,993    0.6%      --            --
Other investments/(4)/............     572   0.4%     336   0.2%     231   0.1%     209    0.1%      --            --
                                   -------  ----- -------  ----- -------  ----- -------   ----- -------          -----
Total investment assets........... 129,998   100% 188,869   100% 266,463   100% 335,840    100% 212,452          100%
                                   =======  ===== =======  ===== =======  ===== =======   ===== =======          =====
Average cash and investment
 assets balance...................      --        159,434        227,666        301,152
Investment properties/(4)(5)/.....     841          2,993          3,011          2,819

--------
(1) Does not give effect to the restructuring.
(2) Pro forma to give effect to the restructuring.
(3) Does not include CLIC's minority interest in the asset management joint venture.
(4) Investments made by CLIC pursuant to special approval of the State Council or by CLIC's predecessor prior to the enactment of the PRC insurance law in 1995 and which CLIC was allowed to retain. These investments are not now permitted under the PRC insurance law and are being retained by CLIC following the restructuring.
(5) Under H.K. GAAP, investment properties are not recorded as a part of investment assets, but as a part of fixed assets. Income derived from investment properties is recorded as investment income.

   Risk management

   Our primary investment objective is to pursue optimal investment yields while considering macroeconomic factors, risk control and regulatory requirements. We are exposed to four primary sources of investment risk:

  . interest rate risk, relating to the market price and cash flow variability associated with changes in interest rates;

  . credit risk, relating to the uncertainty associated with the continued ability of a given obligor to make timely payments of principal and interest;

  . market valuation risk, relating to the changes in market value for our investments, particularly our securities investment fund holdings; and

  . liquidity risk, relating to the lack of liquidity in many of the fixed maturity securities markets we invest in, due to contractual restrictions on transfer or the size of our investments in relation to the overall market.

   Our investment assets are principally comprised of term deposits and fixed income securities, and therefore changes in interest rates have a significant impact on the rate of our investment return. We manage interest rate risk through adjustments to our portfolio mix and terms, and by managing, to the extent possible, the average duration and maturity of our assets and liabilities. However, because of the general lack of long-term fixed income securities in the Chinese financial markets and the restrictions on the types of investments we may make, the duration of some of our assets is lower than our liabilities. We believe that with the development of China's financial markets and the gradual easing of our investment restrictions, our ability to match our assets to our liabilities will improve. Chinese financial markets currently do not provide an effective means for us to hedge our interest rate risk.

   Because we are limited in the types of investments we may make, we believe we have relatively low credit risk. We monitor our credit risk through in-house fundamental analysis of the Chinese economy and the underlying obligors and transaction structures.

   We are subject to market valuation risk, particularly because of the relative lack of stability of China's bond and stock markets. We manage valuation risk through industry and issuer diversification and asset allocation.

   Since by law we are limited to investments in China, including term deposits with Chinese banks and securities investment funds, we are exposed to the effect of changes in the Chinese economy and other factors which affect the Chinese banking industry and securities markets.

   We are also subject to market liquidity risk for many of the fixed maturity securities investments we make, due to the size of our investments in relation to the overall market. We manage liquidity risk through selection of liquid assets and through asset diversification. In addition, we view fundraising through repurchase agreements as a way of managing our short-term liquidity risk.

   Our ability to manage our investment risks is limited by the investment restrictions placed on us and the lack of sophisticated investment vehicles in China's capital markets. We understand that the CIRC is considering opening other investment channels to insurance companies, including mortgage-backed securities, infrastructure project financings, foreign fixed-income securities and direct investment in China's stock markets. We will consider these alternative ways of investing once they become available to us.

   For further information on our management of interest rate risk and market valuation risk, see "Operating and Financial Review and Prospects--Market Risk Disclosure".

   Investment results

   In the restructuring, CLIC transferred to us investment assets with a book value of RMB 212,452 million (US$25,666 million) as of June 30, 2003. To the greatest extent practicable, investment assets were divided in such a manner that the separated pools of assets and liabilities have the same portfolio composition and maturity characteristics. See "The Restructuring--Transfer of Insurance Policies and Related Assets--Investment assets".

   The yield on CLIC's investment assets and investment properties, excluding net realized investment gains and losses, was 1.7% for the six months ended June 30, 2003, 3.8% for the year ended December 31, 2002 and 4.1% for the year ended December 31, 2001.

   The following table sets forth the yields on average assets for each component of CLIC's investment portfolio, without giving effect to the restructuring, for the periods indicated.


                                            -----------


                                            -----------
                                                   2000
                                            -----------
                                            Yield /(2)/
                                            ----------

Cash, cash equivalents and term deposits:
  Investment income........................     3.4%
  Ending assets: cash and cash equivalents.
  Ending assets: statutory
   deposits--restricted....................
  Ending assets: term deposits.............

  Ending assets............................
Fixed maturity securities:
  Investment income........................     4.8%
  Net realized gains/(losses)..............

  Total....................................
  Ending assets............................
Policy loans:
  Investment income........................     3.0%
  Ending assets............................
Equity securities:
  Investment income........................     6.7%
  Net realized gains/(losses)..............

  Total....................................
  Ending assets............................
Resale and repurchase agreements:
  Resale agreements:
  Investment income........................     2.8%
  Net realized gains/(losses)..............

  Total....................................
  Ending assets............................
  Repurchase agreements:
  Total....................................
  Ending assets............................
Investments in associates/(4)/:
  Investment income/(losses)...............    (2.2)%
  Ending assets............................
Investment properties/(4)(5)/:
  Investment income........................    (0.4)%
  Ending assets............................
Other investments/(4)/:
  Investment income........................     1.5%
  Ending assets............................
Total investments:
  Net investment income/(5)/...............     3.8%
  Net realized gains/(losses)..............

                                                                  CLIC /(1)/
                                            -------------------------------------------------------------------
                                               As of or for the years ended
                                                       December 31,                                As of or for the six
                                            ---------------------------------------------          months ended June 30,
                                                           2001                   2002                    2003
                                            ------  -----------------      ------------------      --------------------
                                            Amount  Yield /(2)/ Amount     Yield /(2)/  Amount     Yield /(3)/   Amount
                                            ------  ----------  ------     ----------  -------     ----------   -------
                                                         (RMB in millions, except as otherwise indicated)
Cash, cash equivalents and term deposits:
  Investment income........................  1,910      3.4%     2,714         3.7%      4,310        1.8%        2,732
  Ending assets: cash and cash equivalents. 23,275              17,855                  14,529                   23,592
  Ending assets: statutory
   deposits--restricted....................     40                 990                     991                      992
  Ending assets: term deposits............. 39,653              76,083                 123,675                  142,043
                                            ------              ------                 -------                  -------
  Ending assets............................ 62,968              94,928                 139,195                  166,627
Fixed maturity securities:
  Investment income........................  1,776      4.2%     1,918         4.2%      2,723        1.8%        1,431
  Net realized gains/(losses)..............   (129)                188                     446                      558
                                            ------              ------                 -------                  -------
  Total....................................  1,647               2,106                   3,169                    1,989
  Ending assets............................ 37,684              53,284                  76,337                   82,017
Policy loans:
  Investment income........................      4      2.8%         3         6.6%          7        2.5%            3
  Ending assets............................    109                 107                     106                      136
Equity securities:
  Investment income........................    371     12.3%       893         2.4%        240        1.4%          188
  Net realized gains/(losses)..............    106                (194)                   (180)                     133
                                            ------              ------                 -------                  -------
  Total....................................    477                 699                      60                      321
  Ending assets............................  6,794               7,698                  12,171                   14,797
Resale and repurchase agreements:
  Resale agreements:
  Investment income........................    342      3.2%       815         3.3%      1,094        1.2%          653
  Net realized gains/(losses)..............                         --                      --                       --
                                            ------              ------                 -------                  -------
  Total....................................                        815                   1,094                      653
  Ending assets............................ 19,840              30,480                  36,388                   70,061
  Repurchase agreements:
  Total....................................     --                 (56)                    (71)                      (2)
  Ending assets............................     90              14,608                   3,602                        0
Investments in associates/(4)/:
  Investment income/(losses)...............    (45)    (1.6)%      (32)       (0.3)%        (6)       0.8%           16
  Ending assets............................  2,031               2,036                   2,035                    1,993
Investment properties/(4)(5)/:
  Investment income........................     (3)     1.5%        29         2.2%         67        2.0%           58
  Ending assets............................    841               2,993                   3,011                    2,819
Other investments/(4)/:
  Investment income........................     21      0.9%         4         3.2%          9        3.2%            7
  Ending assets............................    572                 336                     231                      209
Total investments:
  Net investment income/(5)/...............  4,374    4.1%    6,276    3.8%     8,347     1.7%         5,070
  Net realized gains/(losses)..............    (23)                 (6)                 266                   691

--------
(1) Does not give effect to the restructuring.
(2) Yields for a given year are calculated by dividing the investment income for that year by the average of the ending balances of that year and the previous year.
(3) Yields for June 30, 2003 are calculated by dividing the investment income for the six months ended June 30, 2003 by the average of the ending balances of June 30, 2003 and December 31, 2002.
(4) Investments made by CLIC pursuant to special approval of the State Council or by CLIC's predecessor prior to the enactment of the PRC insurance law in 1995 and which CLIC was allowed to retain. These investments are not now permitted under the PRC insurance law and are being retained by CLIC following the restructuring.
(5) Under H.K. GAAP, investment properties are not booked as a part of investment assets, but as a part of fixed assets. Income derived from investment properties is recorded as investment income.

   Term deposits

   Term deposits consist principally of term deposits with Chinese commercial banking institutions and represented 42.3% of total investment assets as of June 30, 2003, 46.4% as of December 31, 2002, 40.3% as of December 31, 2001
and, after giving effect to the restructuring, 45.9% as of June 30, 2003.


   We generally make term deposits with state-owned commercial banks and large joint stock commercial banks. The terms of the term deposits vary. Substantially all of them carry variable interest rates which are linked to deposit rates set by the People's Bank of China from time to time, thus providing us with a measure of protection against rising interest rates and, for a significant portion of them, the variable interest rates also cannot fall below a fixed guaranteed rate. They typically allow us to renegotiate terms with the banks upon prepayment, including calculations methods for accrued interest, if any. Term deposits must be greater than RMB 30 million and have a deposit period of longer than five years. We make term deposits to obtain higher yields than can ordinarily be obtained with regular deposits.


   The following table sets forth CLIC's term deposits by contractual maturity dates, without giving effect to the restructuring, as of the dates indicated.

                                                                     As of
                                               As of December 31,  June 30,
                                               ------------------- ---------
                                                 2001      2002      2003
                                               --------- --------- ---------
                                               Amortized Amortized Amortized
                                                 cost      cost      cost
                                               --------- --------- ---------
                                                     (RMB in millions)

    Due in one year or less...................   5,929      6,621     4,100
    Due after one year and through five years.  48,143    108,953   122,271
    Due after five years and through ten years  21,011      7,101    14,670
    Due after ten years.......................   1,000      1,000     1,002
                                                ------    -------   -------
    Total term deposits.......................  76,083    123,675   142,043
                                                ======    =======   =======

   The following table sets forth CLIC's term deposits outstanding to Chinese banking institutions, without giving effect to the restructuring, as of the dates indicated.

                                                                  As of
                                            As of December 31,  June 30,
                                            ------------------- ---------
                                              2001      2002      2003
                                            --------- --------- ---------
                                            Amortized Amortized Amortized
                                              cost      cost      cost
                                            --------- --------- ---------
                                                  (RMB in millions)

      Industrial & Commercial Bank of China   9,624     24,027    23,959
      Agriculture Bank of China............  12,147     20,178    20,744
      Bank of China........................  12,140     11,748    10,428
      China Construction Bank..............   4,517      9,139     7,179
      Other banks..........................  37,655     58,583    79,733
                                             ------    -------   -------
      Total term deposits..................  76,083    123,675   142,043
                                             ======    =======   =======

   Fixed maturity securities

   Fixed maturity securities consist of Chinese treasury bonds, Chinese government agency bonds and Chinese corporate bonds, and represented 24.4% of total investment assets as of June 30, 2003, 28.6% as of December 31, 2002 and 28.2% as of December 31, 2001.

   Based on estimated fair value, Chinese treasury bonds, Chinese government agency bonds and Chinese corporate bonds comprised 73.7%, 21.2% and 5.1% of total non-trading fixed maturity securities as of June 30,

2003, respectively, 67.9%, 27.7% and 4.4% as of December 31, 2002, respectively, and 75.3%, 20.9% and 3.8% as of December 31, 2001, respectively. Except for a few series of Chinese treasury bonds, which collectively had an estimated fair value of RMB 47,112 million (US$5,692 million) as of June 30, 2003, most of our fixed maturity securities are publicly traded in secondary markets in China.

   The treasury bonds are sovereign debt of the Chinese government. The government agency bonds are backed by the Chinese government and are therefore sovereign-rated. The corporate bonds we invest in are issued primarily by state-owned enterprises involved in railway development, the Three Gorges Dam construction project and the telecommunication and power generation sectors, and are rated AAA by China Chengxin International Credit Rating Co., Ltd. or Dagong Global Credit Rating Agency, which provide the credit ratings for the fixed maturity securities we invest in.


   Chengxin International was created by a consortium of companies including Fitch Ratings and International Finance Company. Chengxin International provides ratings on both companies and securities, including insurance companies, securities firms, commercial banks and corporate bonds. AAA is the highest of ten rating categories. Dagong provides ratings on both companies and securities, including insurance companies, commercial banks, mutual funds and long-term and short-term debts. AAA is the highest of nine rating categories. China has three other approved rating agencies, China Lianhe, Shanghai Far East and Shanghai Brilliance, all of whom have similar rating structures. Ratings given by these entities are not directly comparable to ratings given by U.S. rating agencies.


   The following table sets forth the amortized cost and estimated fair value of CLIC's fixed maturity securities, without giving effect to the restructuring, as of the dates indicated.


                                                  As of December 31,
                           -----------------------------------------------------------------
                                         2001                             2002                     As of June 30, 2003
                           -------------------------------- -------------------------------- --------------------------------
                           Amortized % of  Estimated  % of  Amortized % of  Estimated  % of  Amortized % of  Estimated  % of
                             cost    total fair value total   cost    total fair value total   cost    total fair value total
                           --------- ----- ---------- ----- --------- ----- ---------- ----- --------- ----- ---------- -----
                                                                   (RMB in millions)
Fixed maturity securities,
 non-trading:
  Treasury bonds..........  37,016   72.6%   39,078   73.3%  49,661   66.4%   50,979   66.7%  58,754   72.6%   59,836   73.0%
  Government agency
   bonds..................  10,688   20.9%   10,836   20.3%  20,615   27.6%   20,815   27.2%  17,193   21.3%   17,182   20.9%
  Corporate bonds.........   1,956    3.8%    1,982    3.7%   3,212    4.3%    3,323    4.4%   4,095    5.1%    4,172    5.1%
                            ------   -----   ------   -----  ------   -----   ------   -----  ------   -----   ------   -----
  Total fixed maturity
   securities,
   non-trading............  49,660   97.3%   51,896   97.3%  73,488   98.3%   75,117   98.3%  80,042   99.0%   81,190   99.0%

Fixed maturity securities,
 held to maturity:
  Treasury bonds..........     717    1.4%      750    1.4%     584    0.8%      602    0.8%     257    0.3%      267    0.3%
  Government agency
   bonds..................      --      --       --      --      --      --       --      --      --      --       --      --
  Corporate bonds.........     671    1.3%      691    1.3%     636    0.9%      671    0.9%     570    0.7%      615    0.7%
                            ------   -----   ------   -----  ------   -----   ------   -----  ------   -----   ------   -----
  Total fixed maturity
   securities, held to
   maturity...............   1,388    2.7%    1,441    2.7%   1,220    1.7%    1,273    1.7%     827    1.0%      882    1.0%
                            ------   -----   ------   -----  ------   -----   ------   -----  ------   -----   ------   -----
  Total fixed maturity
   securities.............  51,048    100%   53,337    100%  74,708    100%   76,390    100%  80,869    100%   82,072    100%
                            ======   =====   ======   =====  ======   =====   ======   =====  ======   =====   ======   =====


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

   The following table shows the amortized cost and estimated fair value of CLIC's fixed maturity securities, without giving effect to the restructuring, by contractual maturity dates, as of the dates indicated.

                                                      As of December 31,
                                           -----------------------------------------    As of June 30,
                                                   2001                 2002                 2003
                                           -------------------- -------------------- --------------------
                                           Amortized Estimated  Amortized Estimated  Amortized Estimated
                                             cost    fair value   cost    fair value   cost    fair value
                                           --------- ---------- --------- ---------- --------- ----------
                                                                 (RMB in millions)
Due in one year or less...................   1,606      1,641     3,583      3,621     6,187      6,327
Due after one year and through five years.  17,003     18,191    18,547     19,426    15,465     15,980
Due after five years and through ten years  23,443     24,356    33,009     33,767    37,252     37,881
Due after ten years.......................   8,996      9,149    19,569     19,576    21,965     21,884
                                            ------     ------    ------     ------    ------     ------
Total fixed maturity securities...........  51,048     53,337    74,708     76,390    80,869     82,072
                                            ======     ======    ======     ======    ======     ======

   Under the CIRC's regulations, our investments in corporate bonds at any given time may not exceed 20% of our total assets as of the end of the preceding month. We diversify our corporate bonds by industry and issuer. Our corporate bond portfolio does not have significant exposure to a single industry or issuer.

   Problem and restructured fixed maturity securities. We monitor fixed maturity securities to identify investments that management considers to be problems. We also monitor investments that have been restructured.

   We define problem securities in the fixed maturity securities category as securities to which principal or interest payments are in default or are to be restructured pursuant to commenced negotiations, or as securities issued by a debtor that has subsequently entered liquidation.

   We define restructured securities in the fixed maturity securities category as securities to which we have granted a concession that we would not have otherwise considered but for the financial difficulties of the obligor or issuer.

   None of our fixed maturity securities is classified either a problem security or a restructured security.

   Policy loans

   We offer interest-bearing policy loans to our policyholders, who may borrow from us at total amounts up to 70% of the cash surrender values of their policies. In general, the loans are secured by the policyholders' rights under the policies. As of June 30, 2003, the total amount of CLIC's policy loans, without giving effect to the restructuring, was RMB 136 million (US$16 million), and represented 0.04% of total investment assets as of that date.

   Securities investment funds

   Securities investment funds consist of Chinese domestic investment funds that primarily invest in securities that are issued by Chinese companies and traded on China's securities exchanges, and represented 4.2% of total investment assets as of December 31, 2002.

   We invest in both "closed-end" securities investment funds, in which the number of shares is fixed and the share value depends on the trading value, and "open-end" securities investment funds, in which the number of shares issued by the fund fluctuates and the share value is set by the value of the assets held by the fund. Under the CIRC's regulations, investment holdings in securities investment funds during any given month, based on the cost of investment, may not exceed 15% of the total assets of an insurance company as of the end of the proceeding month. In addition, investment holdings in a single securities investment fund during any given

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

month may not exceed 3% of total assets of the company as of the end of the proceeding month, and no investment in any single "closed-end" securities investment fund may exceed 10% of that fund. Our holdings in securities investment funds comply with those restrictions.

   The following table presents the carrying values of CLIC's investments in open-end and closed-end securities investment funds, without giving effect to the restructuring, as of the dates indicated.

                            As of December 31,
                       -----------------------------     As of June 30,
                            2001               2002           2003
                       --------------     -------------- --------------
                       Carrying     % of  Carrying % of  Carrying % of
                        value       total  value   total  value   total
                       --------     ----- -------- ----- -------- -----
                       (RMB in millions, except as otherwise indicated)
            Open-end..  1,130       16.8%   4,139  36.9%   7,783  56.0%
            Closed-end  5,605       83.2%   7,075  63.1%   6,115  44.0%
                        -----       -----  ------  -----  ------  -----
            Total.....  6,735        100%  11,214   100%  13,898   100%
                        =====       =====  ======  =====  ======  =====

   Repurchase agreements

   We enter into repurchase agreements, which consist of bond repurchase activities in repurchase exchange markets. Bonds repurchased under these agreements represented 20.9% of total cash and investment assets as of June 30, 2003, 13.7% as of December 31, 2002 and 16.1% of total investment assets at December 31, 2001.

   Without giving effect to the restructuring, CLIC had RMB 70,061 million of exchange market repurchases for the six months ended June 30, 2003, RMB 36,388 million of exchange market repurchases for the year ended December 31, 2002 and RMB 30,480 million of exchange market repurchases for the year ended December 31, 2001.

Employees


   As of December 31, 2000, 2001 and 2002, our predecessor, CLIC, had approximately 43,800, 49,000 and 61,000 employees, and 49,000, 41,000 and
27,000 temporary employees, respectively. As of June 30, 2003, after giving effect to the restructuring, we had 66,886 employees and approximately 20,000 temporary employees. We employ temporary employees for discharging internal routine administrative functions, such as providing secretarial and customer liaison services. The following table sets forth the number of our employees by their functions as of June 30, 2003.


                                                              Number of % of
                                                              employees total
                                                              --------- -----
   Management and administrative staff.......................   9,339   14.0%
   Financial and auditing staff..............................   5,777    8.6%
   Sales and marketing staff /(1)/...........................  27,248   40.7%
   Underwriters, claim specialists and customer service staff  17,250   25.8%
   Other professional and technical staff /(2)/..............   1,905    2.8%
   Other.....................................................   5,367    8.0%
                                                               ------   -----
   Total.....................................................  66,886    100%
                                                               ======   =====

--------
(1) Includes direct sales representatives. / /
(2) Includes actuaries, product development personnel, investment management personnel and information technology specialists.

   As of December 31, 2000, 2001 and 2002, our predecessor, CLIC, had approximately 300,000, 450,000 and 600,000 exclusive agents, respectively. As of June 30, 2003, after giving effect to the restructuring, we had approximately 650,000 exclusive agents. We believe the increases in numbers of our exclusive agents reflect the growth in our individual business, and have enabled us to establish and maintain long-term business relationships with our individual customers.

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

   None of our employees is subject to collective bargaining agreements governing employment with us. We believe that our employee relations are satisfactory.

Information Technology

   Our information technology systems provide support to many aspects of our businesses, including product development, sales and marketing, business management, cost control and risk control. Our information technology systems are comprised of an actuarial system, a marketing support system, an instant policy-processing system, an e-commerce system, a central business processing system, an agent management information system, a customer service system, an accounting and financial management system, a risk management system and an office automation, or OA, system. While we plan to centralize our information technology systems, we also plan to build back-up systems to reduce the risk of system failures and the impacts these failures may have on our business.

   Our actuarial system automatically generates and analyzes premiums and policy fees and supports the calculation of reserves, the analysis of business operations and the development and design of new products.

   Our marketing support system provides our agents with real time support for their daily operations, giving them easy access to information about customers and insurance products, providing detailed calendar planning and allowing them to conduct on-site premium calculation and product design.

   Our instant policy-processing system provides support for intermediaries, such as banks and post offices, to sell products on our behalf.

   Our e-commerce system currently provides online support for the sales by our agents. We plan to provide online services to our individual customers beginning in the first half of 2004.

   Our central business processing system, or CBPS, provides comprehensive and integrated support for various aspects of our business, such as customer relationship management, contract management and sales agent management. We believe our customer information databases, gathered and processed by CBPS, collectively contain the largest customer database in the Chinese life insurance industry.

   Our agent management information system maintains files for our branches and our individual agents and thus allows us to monitor their performance and assists us in determining agent compensation.

   Our China Life accounting and financial management system provides financial bookkeeping, business accounting, final accounting and other administrative functions. It gathers and processes financial data for management, marketing and customer service purposes.


   We deliver our customer services through a sophisticated telephone call center network, complementing the customer services provided by our customer service units. We are in the process of implementing a more technically advanced customer service system based on Internet protocol technology that is capable of delivering content-rich customer services. The new system also uses the popular "95519" access number and can be directly monitored by personnel at our company headquarters. The new system has been installed and is fully functional at six provincial level branch offices. We expect to complete the implementation of the new system at each of our branch offices at the provincial level by the end of 2004. See "--Customer Support Management".


   Our OA system, which was first implemented in 1997 and is still in development, facilitates the resource utilization and information exchange among company personnel. We believe we have the widest computer network in the Chinese life insurance industry, connecting all branch offices to our network and allowing our management to obtain precise and comprehensive business information from local branches and distribute information to the branches.

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


   Our predecessor invested significantly in information technology systems, investing RMB 362 million, RMB 630 million and RMB 130 million in 2002, 2001 and 2000. We plan to increase our investments significantly in 2003. We believe our investments in information technology systems are the largest in the Chinese life insurance industry. Our information technology systems are supported by approximately 1,430 experienced engineers, technicians and specialists, which we believe is the largest professional staff in the Chinese life insurance industry.


Legal Proceedings

   We are involved in litigation involving our insurance operations on an ongoing basis. In addition, the CIRC makes inquiries and conducts examinations or investigations from time to time concerning our compliance with insurance laws. While we cannot predict the outcome of any pending or future litigation, examination or investigation, based on the amounts sought in pending actions against us and our history of resolving litigation matters in the past, as well as the advice of legal counsel, we do not believe that any pending legal matter will have a material adverse effect on our business, financial condition or results of operations.

   We currently have control procedures in place to monitor our litigation exposure. We have established a systematic prevention system whereby our management at each corporate level is responsible for compliance with laws, regulations and internal codes of conduct within their individual territories or departments. Our branches at the provincial level are required to report material litigation matters to our corporate headquarters on a timely basis. We plan to continue to improve our control and compliance policies in the future.

   We may penalize our employees or individual agents who commit misconduct or fraud, breach the terms of their employment or agency agreements, exceed their authorization limits or fail to follow prescribed procedures in delivering insurance policies and premium payments, in each case having regard to the severity of the offense. Employees or individual agents are required to reimburse us for any losses suffered by us resulting from their misconduct or fraud. In serious cases, we may terminate their employment or agency agreements. We report criminal offenses to the PRC authorities and may also bring concurrent civil actions against employees or individual agents.

Trademarks

   We conduct our business under the "China Life" brand name and "ball" logo. The "ball" logo trademark has been registered in the PRC and CLIC has filed an application to register the trademark in the "China Life" name with the Trademark Office under the SAIC. CLIC has entered into a trademark license agreement with us, under which CLIC has agreed to grant us a royalty-free license to use these trademarks. See "Relationship with CLIC--Trademark License Agreement".

Properties

  Owned properties


   As of September 30, 2003, we owned 3,443 properties, including our headquarters in Beijing, China. These 3,443 properties comprise a total gross floor area of approximately 3,997,000 m/2/ and are situated on 2,978 parcels of land with a total site area of approximately 3,145,000 m/2/. As of September
30, 2003, CLIC held land use right certificates in respect of 2,970 parcels of land with a total site area of approximately 3,138,000 m/2/ and, for the remaining 8 parcels of land with a total site area of approximately 6,462 m/2/, title documents were pending, and CLIC and we are in the process of applying for the relevant land use right certificates to be registered in our name. In addition, CLIC held building ownership certificates in respect of 3,368 properties with a total gross floor area of approximately 3,858,000 m/2/ and, for the remaining 75 properties with a total gross floor area of approximately 139,000 m/2/, title documents were pending and CLIC and we are in the process of


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

applying for the relevant building ownership certificates to be registered in our name. Due to the large number of properties acquired by us as a result of the restructuring and the fact that we were only incorporated on June 30, 2003, we and CLIC are still in the process of applying to register all parcels of land and buildings owned by us in our name.

   372 properties owned by us are leased to independent third parties. The remaining properties owned by us are mainly occupied by us as office premises.

   As part of the restructuring, CLIC has undertaken to us (1) to have the land use right certificates and building ownership certificates in respect of all 3,443 properties and all 2,978 parcels of land registered under our name as soon as possible; (2) to be responsible for all costs, expenses, and claims incurred and (3) to indemnify us against all losses, claims, charges or expenses arising from any failure to obtain the land use right certificates and/or building ownership certificates.

   Our PRC legal counsel, King & Wood, has advised us that (1) it is not aware of (a) any material legal impediment to the transfer from CLIC to us of the land use right certificates relating to the 2,970 parcels of land and the building ownership certificates of the 3,368 properties or (b) any matter which may cause any adverse effect or financial burden on the land use rights over these 2,970 parcels of land or the building ownership rights on these 3,368 properties; and (2) for the remaining 8 parcels of land and 75 properties in respect of which title documents are pending, CLIC and we are in the process of applying for the relevant land use right certificates and building ownership certificates in our name. Upon completion of the transfer of all such land use right certificates and building ownership certificates to us, we will have lawful rights to occupy, let, transfer and mortgage all of these parcels of land and properties.

   If we and/or CLIC cannot obtain the relevant land use right certificates and/or building ownership certificates, our management believes that there will be no material financial impact on us as CLIC has undertaken to indemnify us against all losses or expenses arising out of or in connection with a failure to obtain the relevant land use right certificates and/or building ownership certificates.

  Leased properties

   We lease office space for various branches and offices located throughout China. We lease office space located in China under a property leasing agreement entered into between CLIC and us, under which CLIC agreed to lease to us (1) 833 properties owned by CLIC, its subsidiaries and affiliates, which we refer to as the CLIC owned properties, with an aggregate gross floor area of approximately 637,000 m/2/; and (ii) 1,764 properties which CLIC is entitled to sublet, which we refer to as the CLIC leased properties, with an aggregate gross floor area of approximately 1,060,000 m/2/. See "Relationship with CLIC--Property Leasing Agreement".

   As of September 30, 2003, CLIC held building ownership certificates in respect of 408 CLIC owned properties with a total gross floor area of approximately 352,000 m/2/ and, for the remaining 425 CLIC owned properties with a total gross floor area of approximately 285,000 m/2/, CLIC is in the process of completing the legal procedures in order to obtain the legal title to such CLIC owned properties. Further, CLIC has undertaken to us (1) to have the building ownership certificates in respect of these 425 CLIC owned properties registered under its name as soon as possible; (2) to be responsible for all costs, expenses and claims incurred and (3) to indemnify us against all losses, claims, charges or expenses arising from our occupation of these CLIC owned properties.

   For the 1,764 CLIC leased properties which are initially leased by CLIC from independent third parties and then subletted to us, CLIC has undertaken to indemnify us against all losses or claims arising from our use of any of these subletted properties.

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

  Properties under construction


   As of September 30, 2003, there were 65 properties under construction situated on the parcels of land and CLIC had obtained all necessary construction approvals in relation to 57 properties under construction, which upon completion will have an estimated total gross floor area of approximately 309,000 m/2/. For the remaining 8 properties under construction which upon completion will have an estimated total gross floor area of approximately 41,000 m/2/, CLIC is in the process of applying for the necessary construction approvals.


   As part of the restructuring, CLIC has undertaken to us (1) to have the building ownership certificates in respect of all properties under construction registered under our name upon completion of construction as soon as possible;
(2) to obtain the necessary construction approvals in respect of the remaining 8 properties under construction as soon as possible; (3) to be responsible for all costs, expenses and claims incurred and (4) to indemnify us against all losses, claims, charges or expenses arising from any failure to obtain these construction approvals and/or building ownership certificates.


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

                                  REGULATION

Overview

   Development of regulatory framework

   The PRC insurance law was enacted in 1995. It provided the initial framework for regulating the domestic insurance industry. Among the steps taken under the 1995 law were the following:


  . Licensing of insurance companies and insurance intermediaries, such as agents and brokers. The 1995 insurance law established requirements for minimum registered capital levels, form of organization, qualification of senior management and the adequacy of the information systems for insurance companies and insurance agencies and brokers.


  . Separation of property and casualty insurance businesses and life insurance businesses. The 1995 insurance law classified insurance between property, casualty, liability and credit insurance businesses, on the one hand, and life, accident and health insurance businesses on the other, and prohibited companies from engaging in both types of businesses.

  . Regulation of market conduct by participants. The 1995 insurance law prohibited fraudulent and other unlawful conduct by insurance companies, agencies and brokers.

  . Substantive regulation of insurance products. The 1995 insurance law gave insurance regulators the authority to approve the policy terms and premium rates for certain insurance products.

  . Financial condition and performance of insurance companies. The 1995 insurance law established reserve and solvency standards for insurance companies, imposed restrictions on investment powers and established mandatory reinsurance requirements, and put in place a reporting regime to facilitate monitoring by insurance regulators.

  . Supervisory and enforcement powers of the principal regulatory authority. The principal regulatory authority, then the People's Bank of China, was given broad powers under the 1995 insurance law to regulate the insurance industry.

   Establishment of the China Insurance Regulatory Commission and 2002 amendments to the insurance law

   China's insurance regulatory regime was strengthened further with the establishment of the CIRC in 1998. The CIRC was given the mandate to implement reform in the insurance industry, minimize insolvency risk for Chinese insurers and promote the development of the insurance market. The PRC insurance law was also significantly amended in 2002.

   Since its establishment, the CIRC has promulgated a series of regulations indicating a gradual shift in the regulatory approach to a more transparent regulatory process and a convergent movement toward international standards. Significant changes include:

  .   more stringent reserve and solvency requirements and their disclosure;

  . the increase in the level of disclosures required to be made to the CIRC by insurance companies;

  . greater freedom for insurance companies to develop products to meet market needs, with a significant reduction in the items which require the CIRC approval;

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

  . broader investment powers for insurance companies, including allowing insurers to make equity investments in insurance-related enterprises, such as asset management companies;

  . tightening of market conduct regulation and increased penalties for violations;

  .   phasing out of mandatory reinsurance by the beginning of 2006; and

  . reduction of barriers to entry, including allowing property and casualty insurers to enter the short-term accident and health insurance business.

Insurance Company Regulation

   The CIRC. The CIRC has extensive supervisory authority over insurance companies, including:

  .   promulgation of regulations applicable to the insurance industry;

  .   examination of insurance companies;

  .   establishment of investment regulations;

  . approving the policy terms and premium rates for certain insurance products;

  . setting of standards for measuring the financial soundness of insurance companies;

  . requiring insurance companies to submit reports concerning their business operations and condition of assets; and

  .   ordering the suspension of all or part of an insurance company's business.


   Licensing requirements. An insurance company is required to obtain a license from the CIRC in order to engage in an insurance business. In general, a license will be granted only if the company can meet prescribed registered capital requirements and other specified requirements, including requirements relating to its form of organization, the qualifications of its senior management and actuarial staff, the adequacy of its information systems and specifications relating to the insurance products to be offered. Our headquarters and all of our branch offices have obtained the requisite insurance licenses.


   The CIRC may grant a life insurer a license to offer all or part of the following products: accident insurance, term life insurance, whole life insurance, annuities, short-term and long-term health insurance, endowment insurance (for individuals only) and other personal insurance approved by the CIRC, as well as reinsurance relating to any of the foregoing.


   An insurance company may seek approval for establishing branch offices to meet its business needs so long as it meets minimum capital and other requirements. Our headquarters and substantially all of our branch offices have obtained business licenses. Our PRC legal counsel, King & Wood, has advised us that there is no legal impediment for the remaining branch offices to obtain their business licenses.


   Minimum capital requirements. The minimum paid-in capital for an insurance company licensed to conduct business on a nationwide basis is RMB 500 million. The minimum paid-in capital of a regional insurance company is RMB 200 million. Additional capital is required if a regional insurer opens more than two branch offices or if a nationwide insurer opens more than three branch offices. The minimum incremental capital for each additional branch office beyond the allotted two or three branches, as described above, is RMB 50 million. In general, no additional capital will be required when the paid-in capital has reached RMB 1,500 million for a nationwide insurer or RMB 500 million for a regional insurer, and the insurer is in good financial condition.

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

   The CIRC has published for comment proposed regulations which would reduce the minimum paid-in capital for nationwide insurance companies.

   Restriction of ownership in joint stock insurance companies. Generally, any transfer of shares in an insurance company requires the approval of the CIRC; however, this restriction will not apply to publicly traded shares of a listed insurance company. Notwithstanding the foregoing, any acquisition of shares which results in the acquirer owning more than 10% of the registered capital of a joint stock insurance company, whether or not listed, requires the approval of the CIRC. In addition, except in the context of a public offering of shares by the joint stock insurance company and except where more than 25% of the insurance company is owned by foreign entities (in which case the regulations governing foreign-invested insurance companies will apply), foreign entities and wholly foreign-owned enterprises may not individually own more than 10%, nor collectively more than 25%, of the registered capital of a Chinese insurance company. Except in the context of a public offering or as otherwise permitted by law or with the prior approval of the State Council in China, no bank or securities company may invest in an insurance company.

   Fundamental changes. Prior approval must be obtained from the CIRC before specified fundamental changes relating to a Chinese insurance company may occur. These include:

  . a change to the company's name, registered capital, change in capital structure, operating premises of the company or its branch offices, business scope or senior management;

  .   a merger or spin-off;

  .   an amendment to the company's articles of association;

  . a transfer of an equity interest in the company other than through a public listing of shares; and

  .   a dissolution or bankruptcy of the company.

   Regulation of insurance and annuity products generally. The 1995 insurance law provided that the basic terms and premiums of the principal commercial insurance and annuity products offered by an insurance company will be set by a governmental authority (which today is the CIRC).

   The 2002 amendment to the insurance law changed the manner in which insurance products were regulated, giving insurance companies greater freedom to develop products to meet market needs. Under the 2002 amendment, the terms, premiums and policy fees of non-traditional life insurance and annuity products, insurance products that affect social and public welfare and insurance products that are mandatorily required by statute, are required to be submitted to the CIRC for approval. In determining whether or not to approve a product, the CIRC is required to consider whether the product adequately provides for the protection of social and public welfare and whether it will lead to inappropriate competition. Other insurance products are required to be filed with the CIRC. In general, the CIRC requires insurance companies to price their products based on mortality rate, interest rate and policy expenses assumptions. The assumed mortality rates are based on experience tables applicable to the PRC life insurance industry. The assumed interest rates represent the insurance company's expectation of its investment returns, subject to CIRC regulations, and the assumed policy expenses are based on its assessment of its operating and sales expenses, which is also subject to CIRC regulations.

   Regulation of participating products. A participating product is one which the policyholder or annuitant is entitled to share in the distributable earnings of the insurer through "policy dividends". The participation dividend may be in the form of a cash payment or an increase in the insured amount. Not less than 70% of the distributable earnings is required to be distributed as dividends. Participating products may not be sold or modified without the prior approval of the CIRC. Policyholders and annuitants purchasing participating products

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must be given, prior to purchase, an explanatory statement that explains the nature and special characteristics of the products, any fees due under the products, the method for allocating dividends under the product policy and the risks to the policyholder or annuitant from holding the product. Insurance companies are required to present in their sales promotional materials three scenarios covering high, medium and low returns for illustration. They are prohibited from making public announcements about the returns of their participating products and from making comparisons with participating, universal or investment-linked products offered by other insurance companies. If cash dividends are to be paid on participating products, the insurance company may not use rates of return or like ratios to describe the dividend.

   An insurance company that offers participating products is required to have a computer system that can support these kinds of products, and the agents who sell these products are required to complete a training course designed specially for these products. Investment accounts for participating products are required to be segregated from those of non-participating products as well as from those of supplemental insurance that is added to the participating products.

   Insurance companies offering participating products are required to file an annual report with the CIRC. The insurance company is also required to provide a performance report to the holders of its participating products at least once a year, setting forth specified financial and other information regarding the products.

   Regulation of investment-linked products. An investment-linked product is one which insures the policyholder or annuitant against one or more separate risks and at the same time gives the policyholder or annuitant an interest in one or more separate investment accounts. Investment-linked products may not be sold or amended without the prior approval of the CIRC. We do not currently offer investment-linked products.

   Persons purchasing an investment-linked product must be given, prior to purchase, an explanatory statement that explains the nature and special characteristics of the policy, the risks to the purchaser of holding the product, the investment strategy of the separate investment account, the investment account's performance for the past ten years (or, if shorter, since the date of inception), the applicable fees payable under the product policy and how they are determined, the method of valuation of the assets in the investment account and the future policy or contract value which may accrue from the investment account. Insurance companies are required to present three scenarios covering high, medium and low returns for illustration.

   The establishment of separate investment accounts is subject to the CIRC's approval. Transactions between a separate investment account and any other account of the insurance company, other than a transfer of cash to pay for operating expenses of the separate investment account, are prohibited.

   The insurance law prohibits investment managers of a separate investment account from engaging in an investment management business similar in nature to the management of the investment account, enter into transactions with the investment account or take any action which adversely affects the investment account. Agents who sell investment-linked products are required to pass a training course designed specially for these products.

   An insurance company offering products with separate investment accounts is required to evaluate weekly the unit value of each investment account and publish a semi-annual notice which includes the financial condition of each investment account, the investment returns in the past five years (or, if shorter, since the date of inception), the investment portfolio as of the date of the report, the management fees charged in the report period and any change in the investment strategy or policy during the period. The insurance company is required to provide an annual report to the holders setting forth information regarding the product.

   An insurance company offering products with separate investment accounts is required to submit to the CIRC annual financial reports regarding the investment accounts. In addition, the insurance company must notify the CIRC if on any day the net redemptions from an investment account exceed 1% or more of the total value of

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the account on the previous day. If the cumulative redemptions since the beginning of a fiscal year exceed 30% of the value of the account at the beginning of the year, or if there have been sustained losses which the investment manager believes to be irreversible, the insurance company may seek the approval of the CIRC to close the investment account.

   Foreign exchange denominated insurance. Insurance companies may seek approval from the CIRC and the State Administration of Foreign Exchange to engage in foreign exchange denominated insurance and reinsurance businesses. This will allow life insurance companies to offer products to non-Chinese policyholders or for non-Chinese beneficiaries, as well as policies covering accidents and illnesses which occur outside China, together with related reinsurance.

   Reporting and disclosure requirements. Within the prescribed time period following the end of a fiscal year, an insurance company must submit to the CIRC, among other disclosures, an annual report with audited financial statements and an annual report setting forth its solvency level as of the end of the fiscal year, and other regulatory monitoring items. When the insurance company's solvency level falls below the minimum solvency requirement, the CIRC also may require the insurance company to file a corrective plan to bring it into compliance with the requirement.

   Statutory reinsurance. All insurance companies are currently required to reinsure 15% of the risks insured under insurance policies, other than life insurance products, underwritten by them. This requirement began to be phased out beginning in 2003 and is scheduled to be abolished entirely by the beginning of 2006. Insurance companies are also required to reinsure, for any single risk, the excess of the maximum potential liability over an amount equal to 10% of the sum of paid-in capital and capital reserves.

   Regulation of investments. The 1995 insurance law requires insurance companies to invest their funds in a sound and prudent manner with the dual objective of seeking a return and preservation of capital. It significantly restricts the investments life insurance companies are allowed to make. Insurance funds may be invested only in bank deposits, Chinese treasury bonds, government agency bonds issued by the central bank or quasi-sovereign policy banks of the Chinese government, as well as other investment vehicles approved by the State Council, such as bonds of specified large state-owned enterprises. The 1995 insurance law specifically prohibits insurance companies from establishing any entity engaged in the securities businesses and from investing in enterprises.

   Since 1999, the CIRC has implemented a gradual but deliberate regulatory expansion of insurance company investment powers.

   Beginning in August 1999, insurance companies which were authorized to become members of the inter-bank market were permitted to engage in purchases and sales of Chinese treasury bonds and government agency bonds in that market. Beginning in October 1999, insurance companies were allowed to invest in qualified domestic securities investment funds. The amount of investment assets that may be so invested by an insurance company may not exceed a percentage of its total assets as of the end of the prior year as prescribed by the CIRC. The investment in any one fund on a cost basis may not exceed 20% of the maximum amount that may be invested in securities investment funds, and that investment may not account for more than 10% of the fund. These quantitative restrictions were relaxed in January 2003. Since then, the amounts of investment assets that may be so invested by an insurance company may not exceed 15% of its total assets as of the end of the prior month. The investment in any one fund on a cost basis may not exceed 3% of the insurance total assets as of the end of the prior month. The investment in any one closed-end fund may not account for more than 10% of the fund. Notwithstanding the foregoing, insurance companies may invest up to 100% of the assets of one of the investment accounts relating to investment-linked products, up to 80% of the assets of the investment accounts relating to universal life products and up to 15% of the investment assets relating to participating products in qualified domestic securities investment funds.

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   In October 1999, insurance companies were authorized to make deposits in commercial banks at negotiated rates, provided that the deposits have terms longer than five years and are in amounts of not less than RMB 30 million. The "jumbo" deposits generally bear more attractive interest rates than interest rates on "regular" deposits, which are subject to regulation by the central bank.

   The 2002 amendment of the insurance law allows insurance companies to invest in insurance companies, asset management companies (restricted to managing insurance company assets) and other insurance-related enterprises upon receipt of regulatory approval from the CIRC. The general prohibition against investing in securities businesses and enterprises other than insurance-related enterprises remains in effect.


   Prior to June 2003, insurance companies were only allowed to invest in corporate bonds issued by four types of government enterprises: railway development, the Three Gorges Dam construction project and enterprises in the telecommunications and power generation sectors. Furthermore, the total amount of these investments was limited to no more than 10% of an issuer's total assets, and the total investment in any single issue of these four categories of bonds could not exceed 2% of the total assets of the issuer or 10% of the issue, whichever is lower. Since June 2003, insurance companies have been authorized to invest in any corporate bond provided that the bond has a rating AA or higher from China Chengxin International Credit Rating Co., Ltd., Dagong Global Credit Rating Agency, China Lianhe Credit Rating Co., Ltd. or Shanghai Far East Credit Rating Co., Ltd., and its issuance has been authorized by the PRC securities regulators. An insurer's total investment in these corporate bonds on a cost basis may not exceed 20% of its total assets as of the end of the prior month. Furthermore, the total investment in any single issue of corporate bonds may not exceed the lower of 2% of the total assets of the insurer as of the end of the prior month and 15% of the issue. Notwithstanding the foregoing, up to 100% of the assets of one of the investment accounts relating to investment-linked products and up to 80% of the assets of the investment accounts relating to universal life products may be invested in approved corporate bonds. Up to 20% of the investment assets relating to participating and other separately accounted products as of the end of the prior month may be invested in approved corporate bonds.


   Solvency requirements. In March 2003, the CIRC introduced a new standard, the solvency ratio, to measure the financial soundness of life insurance companies to provide better policyholder protection under a system of corrective regulatory action. The solvency ratio of an insurance company is a measure of capital adequacy, which is calculated by dividing the actual solvency of the company (which is its net assets determined in accordance with PRC GAAP, less specific excluded items) by the minimum solvency it is required to meet.

   The minimum solvency of a life insurance company is the sum of its minimum solvency for its short-term business (policies having a term of one year or less from the date of issuance) and the minimum solvency for its long-term business (policies having a term of more than one year from the date of issuance).

   The minimum solvency for a life insurance company's short-term business is the higher of:

  . 18% of the portion of net premium, deposits and policy fees received in the most recent fiscal year net of business tax and other surcharges not in excess of RMB 100 million, plus 16% of the portion in excess of RMB 100 million; and

  . 26% of the portion of the average annual claims payments during the most recent three fiscal years which is not in excess of RMB 70 million, plus 23% of the portion which is in excess of RMB 70 million.

   The minimum solvency for its long-term business is the sum of:

  .   1% of reserves for its investment-linked insurance business;

  .   4% of reserves for its other insurance businesses;

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  .   0.1% of the total sums at risk under term life policies, the coverage period of which expires within three years;

  . 0.15% of the total sums at risk under term life policies, the coverage period of which expires within three to five years;

  . 0.3% of the total sums at risk under term life policies, the coverage period of which will not expire within five years;

  .   0.3% of the total sums at risk under whole life policies; and

  . 0.3% of the sums at risk of all other insurance and annuity products with a coverage period longer than one year.

   An insurance company with a solvency ratio below 100% may be subject to a range of regulatory actions by the CIRC. If the solvency ratio is above 70%, the CIRC will have the right to require the insurance company to submit and implement a corrective plan. If the insurer fails to come into compliance with the solvency requirement within the prescribed time period, the CIRC may require the insurance company, among other things, to raise additional share capital, to seek reinsurance of its insurance obligations, to stop paying dividends on its shares or to restrict the acquisition of fixed assets or business operations or the establishment of branch offices.

   If the solvency ratio of an insurance company falls to or below 70% but stays at or above 30%, in addition to the right to take the above-mentioned measures, the CIRC may also order the insurance company to sell its non-performing assets, transfer its insurance business to others, limit the remuneration and expense accounts of its senior management, restrict its advertising activities or cease any new business development.

   If the solvency ratio falls below 30%, in addition to the right to take the regulatory actions described above, the CIRC will also have the right to put the insurer into receivership.

   Insurance companies are required to calculate and report annually to the CIRC their solvency level and twelve additional financial ratios to assist it in monitoring the financial condition of insurers. A "usual range" of results for each of the twelve ratios is used as a benchmark. The departure from the "usual range" on four or more of the ratios can lead to regulatory actions being taken by the CIRC.

   The report is required to be submitted on or prior to April 30 of each year, based on audited financial information for the prior year. Our first report will not be due until April 30, 2004. On a pro forma basis after giving effect to the restructuring, our solvency level as of June 30, 2003 was more than 2.8 times the minimum regulatory requirement. We have not yet calculated any of the twelve financial ratios.

   Registered capital deposit. Insurance companies in China are required to deposit an amount equal to 20% of their registered capital with a bank designated by the CIRC. These funds may not be used for any purpose other than to pay off debts during a liquidation proceeding.

   Statutory insurance fund. Chinese life insurance companies are required to contribute to an insurance guarantee fund 1% of their net premiums from accident and short-term health insurance, including policies assumed through reinsurance. Contributions are not required for life insurance and long-term health insurance. Contributions are not required to be provided once the total amount in the fund reaches 6% of the insurance company's assets.

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   Statutory reserves.  In addition to the statutory deposit and the statutory insurance fund, insurance companies are required to provide for the following statutory reserves in accordance with regulations established by the CIRC:

  .   reserves for future benefits and claims; and

  . reserves for pending payments based on insurance claims already made and claims not yet made but for which an insured event has occurred.


   These reserves are recorded as liabilities for purposes of determining an insurance company's actual solvency. In May 2003, the CIRC issued a new regulation which affected the calculation of statutory reserves for certain insurance products. It has the general effect of increasing the reserves a life insurance company is required to make, thereby affecting its solvency as well as its income under PRC GAAP. This regulation will be implemented beginning July 1, 2003 and will come into full effect on January 1, 2004.


   Appointment of actuaries. Insurance companies are required to appoint one or more actuarial professionals, certified by the CIRC, and must establish a system for actuarial reporting.

   Market conduct. Insurance companies are required to take steps to ensure that sales promotional materials used by their sales representatives and agents are objective, true and correct, with no material omissions or misleading information, contain no forecasts of benefits that are not guaranteed under the insurance or annuity product and do not exaggerate the benefits provided under the insurance or annuity product. The sales promotional materials must also highlight in an appropriate fashion any exclusions of coverage or liability in their products, as well as terms providing for policy or annuity surrenders and return of premiums.

   Insurance companies are subject to extensive regulation against anti-competitive behavior. They may not pay insurance agents, the insured or the beneficiary any rebates or other illegal payments, nor may they pay their agents commissions over and above the industry norm.


   Compliance with regulatory requirements.   Our management believes that,
based on the advice of King & Wood, its PRC counsel, except as set out in the sections entitled "Risk Factors--Risks Relating to the PRC Life Insurance Industry--All of our agents are required to be qualified and to be registered as business entities. If these qualifications and registration requirements are enforced, our business may be materially and adversely affected" and "Regulation--Insurance Company Regulation--Licensing requirements" above, we have complied in all material respects with all applicable regulatory requirements set out above.


Regulation of Foreign-Invested Insurance Companies

   China acceded to the WTO on December 11, 2001. As a result of China's commitments in connection with the accession, the Chinese insurance market is gradually opening up to foreign insurers and insurance-related service providers. A foreign life insurer with total assets of not less than US$5,000 million and 30 years of industry experience in any WTO member country, and which has had a representative office for two years in China, is permitted to form a life insurance joint venture with a domestic partner of its choice. Foreign life insurers may own up to one-half of the joint venture. In addition, the current geographic limitation on foreign life insurers, which are now permitted to operate only in specified cities, is to be lifted within three years of China's accession to the WTO. Foreign life insurers, which are currently not permitted to provide group life insurance, health insurance and annuity and other pension-like products, will be permitted to provide these products within three years of accession.

   Foreign-invested insurance companies, including Sino-foreign equity joint ventures, insurance companies that are wholly owned and branches of foreign insurance companies, are generally regulated in the same manner as domestic insurance companies. Foreign-invested insurance companies may not, without the approval of the

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CIRC, engage in transactions with their affiliates, including reinsurance transactions and purchases and sales of assets. In addition, where the foreign-invested insurance company is a branch of a foreign insurance company, it is required to notify the CIRC of fundamental events relating to the foreign insurance company within ten days following the occurrence of the event. Reportable events include: (1) a change of name, senior management or jurisdiction of incorporation of the foreign insurance company, (2) a change in the foreign insurance company's share capital, (3) a change in any person beneficially owning 10% or more of the foreign insurance company's shares, (4) a change in business scope, (5) the imposition of administrative sanctions by any applicable regulatory authority, (6) a material loss incurred by the foreign insurance company, (7) a spin-off, merger, dissolution, revocation of corporate franchise or bankruptcy involving the foreign insurance company and
(8) other events specified by the CIRC. If the foreign insurance company is dissolved, or its corporate franchise is revoked or it is declared bankrupt, the Chinese branch of the foreign insurance company will be prohibited from conducting any new business.

Regulation of Insurance Agencies, Insurance Brokers and Other Intermediaries

   Insurance agents are business entities or individuals which or who act on behalf of an insurance company in respect of insurance matters. An insurance company is prohibited from using any agent not licensed by the CIRC to market its insurance products, and is responsible for the acts of its agents when the acts are within the scope of their agency. Licensed insurance agencies fall into three groups: dedicated agencies, non-dedicated agencies and individual agents.

   A dedicated agency is a partnership or company organized under the PRC company law whose principal business is to act as an agent of insurance companies. Dedicated agencies are subject to minimum capital and other requirements, and their business is generally limited to insurance-related activities.

   A non-dedicated agency is a business entity whose principal business is other than as an insurance agency. To receive a license, the agency business must have a direct relationship with its principal business, which the CIRC has interpreted as permitting banks and post offices to act as non-dedicated insurance agencies.

   An individual agent is an individual acting as agent for an insurer. To receive a license from the CIRC, the individual is required to hold a CIRC qualification certificate issued by the CIRC. An individual agent is also required to register with and obtain a business license from the agent's local bureau of industry and commerce. In addition, the individual must not have committed any criminal offense or violation of any financial or insurance law or regulation and must be engaged in the insurance agency business full time. An individual insurance agent is permitted to act on behalf of only one life insurance company.

   Essentially all of our exclusive agents do not qualify as "individual agents" within the meaning of the insurance law because they do not meet the dual requirements of holding a CIRC qualification certificate and a business license from the local bureau of industry and commerce. We believe this situation is shared by all major life insurance companies in China. Approximately 63% of our exclusive agents hold a CIRC qualification certificate, and essentially none has a business license. It is our understanding that the SAIC does not have procedures in place to effect the registration and licensing of individual insurance agents. See "Risk Factors--Risks Relating to the PRC Life Insurance Industry--All of our assets are required to be qualified and to be registered as business entities. If these qualification and registration requirements are enforced, our business may be materially and adversely affected".

   All insurance agencies and agents are required to enter into agency agreements that specify the duration of the agency; the amount of the agency fee and the method of payment; the scope of the agency, including the insurance products to be marketed; and other relevant matters. Absent specific CIRC approval, insurance agents are prohibited from signing insurance and annuity products on behalf of the insurance companies they represent. None of our agents is authorized to sign insurance policies or annuity contracts for us.

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   Insurance agencies are required to open special accounts for the handling of funds that they hold or collect for the insurance companies they represent.
They may not engage in the following activities: dealing with unauthorized insurers or insurance intermediaries, engaging in activities beyond their authorized business scope or geographical area, causing injury to the rights of the insurance companies they represent, spreading rumors or otherwise injuring the reputation of others in the insurance industry, misappropriating the funds of the insurance companies they represent, defrauding insurance customers through false or misleading representations or material omissions, using undue influence to induce insurance customers to purchase insurance, or defrauding the insurance companies they represent through collusion with the insured or the insurance beneficiary. In addition, dedicated insurance agencies are subject to various reporting requirements, including submission of annual financial reports, and are subject to supervision and examination by the CIRC.

   Insurance brokers, who represent individuals and companies purchasing insurance, and other intermediaries are subject to similar regulatory requirements regarding their activities. Among other things, they are subject to supervision and examination by the CIRC, and fundamental corporate changes must be approved by the CIRC. Only companies organized under the PRC company law and meeting the requirements set by the CIRC are authorized to act as insurance brokers.

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                                  MANAGEMENT

   Our board of directors consists of five members. They were elected at the meetings of our shareholders held on June 30, 2003 and August 18, 2003, respectively. Our directors are elected to serve a term of three years, which is renewable upon re-election.

   The functions and powers of our board of directors include, among other things:

   (a) convening shareholders' meetings and reporting its work to shareholders at these meetings;

   (b) implementing shareholders' resolutions;

   (c) determining our business plans and investment proposals;

   (d) formulating our annual financial budget and report;

   (e) formulating our profit distribution plans and loss recovery plans;

   (f) formulating proposals for the increase or decrease in our registered capital and the issuance of debentures;

   (g) formulating our major acquisitions and disposal plans, and plans for merger, division or dissolution;

   (h) determining our internal management structure;

   (i) appointing or removing our vice presidents and other senior officers based on the recommendation of our president;

   (j) formulating our basic management system;

   (k) formulating proposals for any amendments to our articles of association; and

   (l) exercising any other powers conferred by shareholders by action at shareholders' meetings or under our articles of association.

   Except for items (f), (g) and (k) above, which require the affirmative vote of more than two-thirds of all of our directors, resolutions on any of the remaining items may be approved by the affirmative vote of a majority of our directors.

   In addition to board approval, the entry into profit distribution plans and loss recovery plans; changes in our registered capital; the issuance of debentures; amendments of our articles of association; and major corporate transactions, such as acquisitions, disposals, mergers, divisions or dissolutions, are required to be approved by our shareholders.

   The PRC company law requires a joint stock company with limited liability to establish a board of supervisors. Our board of supervisors is responsible for monitoring our financial matters and supervising the actions of our board of directors and our management personnel. Our board of supervisors consists of three members. One member of our board of supervisors must be a representative elected by our employees. The remaining members must be elected by our shareholders in a general meeting. One member of our board of supervisors is designated as the chairman. Members of our board of supervisors may not serve as director, president, vice president or financial controller of our company. The term of office for our supervisors is three years, which is renewable upon re-election.

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   The functions and powers of our board of supervisors include:

  . reviewing financial reports and other financial information which has been prepared by the board of directors and which are proposed to be presented at shareholders' meetings; and

  . overseeing our directors, president, vice presidents and other senior officers in order to prevent them from abusing their authority or infringing upon our interests.

   None of the members of our senior management is an appointee or representative of the Chinese government or currently connected with it in any stated official capacity. All of our directors and senior officers have been approved by the CIRC in accordance with relevant CIRC regulations.

Directors and Senior Officers


   The following table sets forth information regarding our directors and executive officers as of December 1, 2003. Unless otherwise indicated, their business address is c/o China Life Insurance Company Limited, 16 Chaowai Avenue, Chaoyang District, Beijing 100020, China.


             Name           Age Position
             ----           --- --------
             Wang Xianzhang 61  Chairman of the Board and President
             Miao Fuchun... 57  Director and Vice President
             Wan Feng...... 45  Vice President
             Lin Dairen.... 45  Vice President
             Li Liangwen... 52  Vice President
             Liu Jiade..... 40  Vice President
             Wu Yan........ 42  Non-executive director
             Long Yongtu... 60  Independent non-executive director
             Chau Tak Hay.. 60  Independent non-executive director

   Wang Xianzhang has been chairman of our board of directors and president of our company in charge of our overall management since 2003. He is also chairman of the Insurance Industry Association of China and vice chairman of the Insurance Institute of China. Prior to joining China Life in connection with the restructuring, Mr. Wang served as the president of CLIC since 2000, where he remains as president. He served as chairman of the board of directors and president of China Insurance Company Limited from 1998 to 2000. Prior to that he served as vice chairman of the board of directors and president of China Insurance H.K. (Holding) Co., Ltd and vice president of People's Insurance Company of China, or PICC; vice president of PICC (Group); and general manager of the Liaoning branch of PICC. He graduated in 1965 from Liaoning University of Finance and Economics (now Northeast University of Finance and Economics) with a major in foreign economics and trade.

   Miao Fuchun has been a director and vice president of our company since 2003. Prior to joining China Life in connection with the restructuring, Mr. Miao served as a vice president of CLIC from 1999 to 2003 and director of the Central Finance and Economy Office from 1995 to 1999. Prior to that he served as director of the Administrative Office of MOFTEC, now the Ministry of Commerce, and deputy director and department chief of the Administrative Office of the State Council. Mr. Miao enrolled in Renmin University in 1965 and graduated from undergraduate studies in economics, in which discipline he also later received a Master's degree. Mr. Miao is a senior economist and experienced in macroeconomics and modern enterprise management. Mr. Miao has worked in the areas of economics and finance for more than 20 years.

   Wan Feng has been a vice president of our company since 2003. Prior to joining China Life in connection with the restructuring, Mr. Wan served as a vice president of CLIC and general manager of its Shenzhen branch since 1999 and director of China Life-CMG since 1999, where he remains as director. He served as general manager of the Shenzhen branch of PICC Life from 1997 to 1999. Prior to that, he served as a director and senior vice president of the Hong Kong branch of Tai Ping Life Insurance Company and as an assistant president of the

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Hong Kong branch of CLIC and deputy chief of the life insurance division of the
Jilin provincial branch of PICC. Mr. Wan has worked in the life insurance industry for 22 years. He graduated from Jilin College of Finance and Trade with a Bachelor of Arts degree in economics; City University of Hong Kong with a Master of Business Administration degree; and Nankai University in Tianjin with a doctorate in finance.


   Lin Dairen has been a vice president of our company since 2003. Prior to joining China Life in connection with the restructuring, Mr. Lin served as general manager of CLIC's Jiangsu branch from 1999 to 2003. He served as a vice general manager of PICC Life, Jiangsu branch from 1996 to 1999. Prior to that, he served as a vice division chief and later division chief of the life insurance division of PICC, Jiangsu Branch. Mr. Lin has 22 years of experience in operations and management in the insurance industry in China. He graduated in 1982 from Shandong Province Weifang Medical School with a bachelor's degree in medicine.

   Li Liangwen has been a vice president of our company since 2003. Prior to joining China Life in connection with the restructuring, Mr. Li served as general manager of product development department of CLIC since 2000 and as vice general manager of the Hebei branch of CLIC from 1996 to 2000. Prior to that, he served as vice general manager of the Hebei branch of PICC, general manager of the Qinhuangdao branch of PICC, and vice president of China Insurance (U.K.) Limited. Mr. Li has 28 years of experience in the insurance industry, including four years of experience overseas. He graduated in 1975 from Hebei Normal University with a major in English.

   Liu Jiade has been a vice president of our company since 2003. Prior to joining China Life in connection with the restructuring, Mr. Liu served as a vice director of the Finance Bureau of the Ministry of Finance since 2000, and department chief in the National Debt Finance Bureau of the Ministry of Finance from 1998 to 2000. Prior to that, he served as a vice country chief of the People's Government of Guan Tao County in Hebei Province, and a vice department chief and then department chief in the Commercial Finance Bureau in the Ministry of Finance. During Mr. Liu's tenure at the Ministry of Finance, he was involved in the administration of assets, finance and taxation of insurance companies, banks, trust companies and securities houses. Mr. Liu graduated in 1984 from Central Finance College (now Central University of Finance and Economics) with a major in finance and economics.

   Wu Yan has been a non-executive director of our company since 2003. Mr. Wu also serves as a vice president of CLIC. Prior to joining China Life in connection with the restructuring, he served as party secretary of the Central Finance league and president of the National Finance Youth Union from 1998 to 2003. Prior to that, he had served as a vice minister of a central Communist Youth League organization department; party secretary of the Communist Youth League of Xinjiang Autonomous Region; a member of the standing committee of Beortalar Autonomous County Communist Party Committee; and party secretary of the city of Bole. He graduated in 1981 from Xinjiang College of Finance and Economics with a major in finance. In 2002, he graduated from the China Academy of Social Sciences with a Ph.D. in National Economics.


   Long Yongtu has been an independent non-executive director of our company since 2003. Mr. Long is General Secretary of Boao Asian Forum. Prior to leaving government service in early 2003, Mr. Long served as Vice Minister and Chief Negotiation Representative of MOFTEC, now the Ministry of Commerce, since 1997. Prior to that, he served as Assistant to the Minister, Director of International Trade and Economic Affairs and Director of International Communication in that ministry. From 1980 to 1986, he served as a senior officer at the regional project department of UNDP, Deputy Representative of UNDP Korean Delegate Office and Deputy Director of China International Center for Economic and Technical Exchanges. Mr. Long graduated in 1965 from the Foreign Language Department of Guizhou University and studied from 1973 to 1974 at the London School of Economics.


   Chau Tak Hay has been an independent non-executive director of our company since 2003. Mr. Chau was appointed in 2002 as a special consultant to MOFTEC, now the Ministry of Commerce, regarding WTO matters. Previously, he served in a number of official positions in the Hong Kong Government, including Secretary for

Commerce and Industry, Secretary for Broadcasting, Culture and Sport, Secretary for Health and Welfare and Director General of Trade. Mr. Chau graduated from the University of Hong Kong in 1967.


   We intend to appoint a chief actuary, who will have overall responsibility over our actuarial work. We currently have approximately 100 employees performing actuarial functions, 19 of whom hold diplomas, certificates or degrees in actuarial science.


Board of Supervisors

   Supervisors

   The following table sets forth information regarding our supervisors as of October 1, 2003.

              Name         Age Position
              ----         --- --------
              Liu Yingqi.. 45  Chairman of Board of Supervisors
              Wu Weimin... 52  Supervisor
              Zhou Xinping 54  Employee Representative Supervisor

   Liu Yingqi is the chairman of our board of supervisors. Prior to becoming chairman of our board of supervisors in connection with the restructuring, Ms. Liu served as general manager of the group insurance department of CLIC and vice general manager of the Anhui branch of CLIC since 1998. Prior to that, she served as division chief of the accident insurance division and deputy division chief of the life insurance division of the Anhui branch of PICC. She has 17 years of operational and management experience in the life insurance industry in China. Ms. Liu graduated in 1982 from Anhui University with a Bachelor's degree in economics.

   Wu Weimin is a supervisor of our company. Prior to joining China Life in connection with the restructuring, Mr. Wu served at CLIC as deputy secretary of the disciplinary committee, director of the supervision office, deputy general manager of the organization department and vice general manager of the personnel education department since 1998. Prior to that, he served at PICC (Group) as vice general manager of the human resources department and division chief of the compensation division from 1995 to 1998. Before joining the insurance industry, he held a position with the labor wages bureau of the Ministry of Communications. In 2000, he studied insurance in the China Insurance Management Staff Institute.


   Zhou Xinping is an employee representative supervisor of our company. Before joining China Life in connection with the restructuring, Mr. Zhou served at CLIC as vice president of the information technology department since 1996. Prior to that, he served at PICC, as vice president of the information technology department, vice president of the actuarial department and vice president of the computer department; and at China Life Electronic Co., Ltd. as president of the planning department. Mr. Zhou has 18 years of management experience in the insurance industry. Mr. Zhou graduated in 1978 from Beijing University of Science and Technology, majoring in applied computer science.


   For more information on our board of supervisors, see "Description of Share Capital--Board of Supervisors."

Board Committees

   We have established standing audit, compensation, risk management and strategy committees.

   The primary duties of the audit committee are to review and supervise the financial reporting process and our internal control systems. Our audit committee is currently comprised of Wu Yan, Long Yongtu and Chau Tak Hay.

   The primary duties of the compensation committee are to formulate the training and compensation policies for our senior management and to manage our senior management compensation system. Our compensation committee is currently comprised of Miao Fuchun, Long Yongtu and Chau Tak Hay.

   The primary duties of the risk management committee are to assist the management in managing our internal and external risks. Our risk management committee is currently comprised of Wang Xianzhang, Miao Fuchun and Wu Yan.

   The primary duties of the strategy committee are to formulate our overall development plans and investment decision-making procedures. Our strategy committee is currently comprised of Wang Xianzhang, Miao Fuchun and Wu Yan.

Compensation of Directors, Supervisors and Officers

   We were incorporated on June 30, 2003. Prior to that, we did not exist as an independent legal entity and our operations were conducted by CLIC. The compensation information set forth below for our directors, supervisors and various other employees, in so far as it relates to periods prior to our incorporation, is stated at historical amounts as if our current structure had been in existence throughout the relevant periods.


   Our directors, supervisors and executive officers receive compensation in the form of salaries, bonuses, housing allowances and other benefits-in-kind, including our contribution to the pension plan on behalf of our directors, supervisors and executive officers. The aggregate fees or compensation paid to all our directors, supervisors and executive officers for the years ended December 31, 2002, 2001 and 2000 were RMB 3,139,152 (US$379,235), RMB 2,040,778 and RMB 1,112,295, respectively. Our directors are not currently entitled to severance benefits other than benefits provided by law upon termination of employment. In the event China Life is acquired, including an acquisition of control by another person, and a director leaves employment or retires following the acquisition, the director may receive severance and other payments upon approval by the shareholders in general meeting. As required by PRC regulations, we participate in various defined contribution retirement plans organized by provincial and municipal governments for our employees, including employees who are directors, supervisors and management personnel, to which we contributed RMB 65,335 for our directors and executive officers for the year ended December 31, 2002. The aggregate amount of compensation we paid to our five highest paid individual employees during the year ended December 31, 2002 was approximately RMB 2,079,551 (US$251,226).


Senior Management Compensation System

   In order to provide better incentives for our senior management and to enhance further the alignment between our senior management's performance and our shareholders' value, our shareholders, upon the recommendation of our board of directors, has adopted a compensation system for our senior management, which was designed with the assistance of an independent compensation consulting firm. The system is designed to link our senior management's financial interests with our results of operations and the performance of our shares. Under this system, our senior management's compensation will consist of three components:

  .   basic salaries and other fixed allowances;

  .   short-term incentive compensation (annual performance bonuses); and

  . long-term incentive compensation in the form of stock appreciation rights, which generally entitle recipients to receive cash payments when the market price of our H shares rises above the exercise price granted in the stock appreciation rights.

   The variable components in our senior management's compensation, which consist of performance bonuses and stock appreciation rights, account for 30% to 65% of their total potential compensation. Generally, the more direct impact the recipient's responsibilities have on our final operating results, the larger the variable portion of the recipient's compensation package will be.

   The annual performance bonuses are closely linked with our annual results of operations and the individual performance of our senior management. We have established a complete performance management system, under which key performance indicators are assigned to each position. For example, the key performance indicators assigned to our chief actuary position include the ratio of profitable products to all insurance products, as well as the profit ratio of new insurance products. The key performance indicators assigned to the general manager of our human resources department include the retention rate of specified key positions, the degree of satisfaction of other departments in the general manager's performance and the duration of vacancies of our senior management.

   The issuance of stock appreciation rights does not involve any issuance of new shares, nor does it have a dilutive effect on our shareholders. Stock appreciation rights will be granted to approximately 100 senior management personnel, including members of the board of directors and the board of supervisors (but excluding independent non-executive directors and independent supervisors), the president, vice presidents, heads of key departments in our headquarters, general managers and some deputy general managers of our principal branches, as well as senior professionals and technicians of key positions, such as the chief actuary we intend to appoint. Our board of directors will determine the recipients of stock appreciation rights according to internal procedures.

   Stock appreciation rights will be granted in units, with each unit representing one share. Among the senior management to whom stock appreciation rights are granted, the ratio between the highest and the lowest grants will in general not exceed 18:1, with the number of units of the highest grant not exceeding 10% of the total units granted to all participants. The total number of stock appreciation rights that have been granted but not exercised or cancelled and the total number of stock appreciation rights that have been exercised may not exceed 0.5% of our issued share capital, including both domestic shares and H shares. During any fiscal year, the number of stock appreciation rights granted may not exceed 0.2% of our issued share capital. The number of stock appreciation rights initially available for grant may not be more than 0.2% of our issued share capital after the global offering.

   According to this plan, all stock appreciation rights will have an exercise period of five years and will not be exercisable before the fourth anniversary of the date of grant unless specified performance or other conditions have been met. Under these performance conditions, the exercise right may be accelerated if the share price rises by the percentages and within the time periods indicated below:

  . a total of one-third of the stock appreciation rights may be exercised provided that within 6 to 18 months from the date of grant, the share price is at least 10% higher than the exercise price for a period of 20 consecutive trading days;

  . a total of one-third of the stock appreciation rights may be exercised provided that within 18 to 30 months from the date of grant, the share price is 10% to 20% higher than the exercise price for a period of 20 consecutive trading days; and a total of two-thirds of the stock appreciation rights may be exercised if the share price is more than 20% higher; and

  . a total of one-third of the stock appreciation rights may be exercised provided that after 30 months from the date of grant, the share price is 10% to 20% higher than the exercise price for a period of 20 consecutive trading days; a total of two-thirds of the stock appreciation rights may be exercised if the share price is more than 20% higher; and all of the stock appreciation rights may be exercised if the share price is more than 30% higher.

   The exercise price of the stock appreciation rights granted at the time of the global offering will be the initial public offering price. The exercise price of stock appreciation rights granted after the global offering will be the average closing price of the shares in the five trading days prior to the date of the grant. Upon exercise of the stock appreciation rights, the exercising participant will receive payment in Renminbi, subject to any withholding tax, equal to the number of stock appreciation rights exercised times the difference between the exercise price and market price of the H shares at the time of exercise.

                       PRINCIPAL AND SELLING SHAREHOLDER

   The table below sets forth information regarding the ownership of our domestic shares prior to and immediately after the global offering, by each person known to us to own beneficially our shares:


                                     Shares beneficially owned    Shares beneficially owned
                                     prior to the global offering after the global offering/(1)/
                                     ---------------------------- ------------------------------
Shareholder                              Number        Percent        Number         Percent
-----------                           --------------   -------      --------------   -------
China Life Insurance (Group) Company 20,000,000,000    100.00     19,411,765,000      75.00

--------

(1) Assumes that the underwriters do not exercise the over-allotment option. If the underwriters exercise the over-allotment option in full, China Life Insurance (Group) Company will own 72.2% of our outstanding shares.


   Prior to the global offering, we had 20,000,000,000 domestic shares issued and outstanding, all of which were held by CLIC, our controlling shareholder, which is a wholly state-owned enterprise. See "The Restructuring".


   In accordance with relevant PRC regulations, CLIC is selling 588,235,000 of our shares, which will equal approximately 9.09% of the total number of shares offered in the global offering, if the underwriters do not exercise their over-allotment option in full, or 676,470,000 of our shares, which will equal approximately 9.09% of the total number of shares offered in the global offering, if the underwriters exercise their over-allotment option in full. CLIC will be required to contribute the net proceeds it receives from the global offering to the Chinese national social security fund.


   CLIC does not have voting rights that differ from the voting rights of other shareholders after the completion of the global offering, except for matters that may be brought to a class vote. See "Description of Share Capital--Voting Rights and Shareholders' Meetings".

   None of our directors, supervisors or officers is a legal or beneficial owner of any shares of our share capital. We are not aware of any arrangement which may at a subsequent date result in a change of control of our company.

                               THE RESTRUCTURING

Our History and Development

   On October 20, 1949, PICC was established by the Chinese government as a nationwide wholly state-owned insurance company offering various types of insurance services. PICC achieved monopoly status in China's insurance market by the mid-1950s, by which time all foreign insurance companies had withdrawn operations from China. The Chinese government suspended virtually all of PICC's domestic insurance business, however, in 1958, lasting until the advent of economic reform in 1979, when PICC's domestic property and casualty insurance business was resuscitated. PICC's life insurance business resumed operations in 1982, with PICC being the only life insurance provider in China. Initially, the life insurance market focused principally on the group insurance sector, and life insurance products lacked diversity. In the late 1980s, more life insurance companies started to enter the market. Distribution channels for individual life insurance products began to emerge and agency sales forces began to be developed.

   In 1996, PICC carried out an institutional reform with a view to separating its insurance business into different sectors, and was renamed as China People's Insurance (Group) Company. The business of PICC was transferred to its four subsidiary companies: Zhongbao Property Insurance Company Limited, or PICC Property; Zhongbao Life Insurance Company Limited, or PICC Life; Zhongbao Reinsurance Company Limited, or PICC Reinsurance; and China Insurance H.K. (Holdings) Company Limited, or China Insurance H.K.

   In January 1999, pursuant to a State Council decision, the holding structure of the PICC group of companies was dissolved. After this restructuring, the original PICC Property inherited the PICC brand and was renamed People's Insurance Company of China; the original PICC Life was renamed China Life Insurance Company; the original PICC Reinsurance was renamed China Reinsurance Company; and all overseas business institutions and operations owned by the former PICC group of companies were allocated to, and administered by, China Insurance H.K. After 1999 and prior to the restructuring, CLIC was the only wholly state-owned insurance company licensed to operate life insurance business in China.

   Before the restructuring, CLIC had 30 branch offices at the provincial, autonomous region and municipality levels, as well as five branch offices at the municipal level with independent development plans.

   CLIC has experienced rapid development in recent years. In 2002, its total insurance premiums represented 57% of the total life insurance premiums in China.

   We were formed on June 30, 2003 as a joint stock company in connection with the restructuring. As part of the restructuring, CLIC transferred to us the transferred policies. All other insurance policies were retained by CLIC. We assumed all obligations and liabilities of CLIC under the transferred policies. CLIC continues to be responsible for its liabilities and obligations under the non-transferred policies.


   On November 23, 2003, we established an asset management joint venture with our predecessor, CLIC, in connection with the restructuring. The asset management joint venture manages our investment assets and, separately, substantially all of those of CLIC. Through the asset management joint venture, we also intend to offer asset management products and services to other insurance companies.


   See "Life Insurance Industry in China--History and Background" and "The Restructuring--Transfer of Insurance Policies and Related Assets" for further information about China's life insurance industry and the restructuring.

Restructuring Plan and Governmental Approval

   Upon the approval of the State Council and the CIRC, we were formed on June 30, 2003 as a joint stock company in connection with the restructuring by CLIC, our sole owner. The restructuring was effected through a plan of restructuring, which was approved by the CIRC on August 21, 2003, and a restructuring agreement we entered into with CLIC on September 30, 2003, with retroactive effect to June 30, 2003. Pursuant to PRC law and the restructuring agreement, we enjoyed the rights and benefits and assumed the obligations and liabilities arising from the restructuring from and after June 30, 2003.

Purpose

   The restructuring was carried out in order to meet several objectives:

  . To establish a modern corporate governance structure and more effective management system.

  . To enable us to capture the opportunities offered by the rapid growth of China's insurance market and make us more competitive.

  . To obtain greater access to the capital markets and enhance our growth potential.

Principal Actions Taken in the Restructuring

   The restructuring was effective as of June 30, 2003, which we refer to in this prospectus as the effective date. In connection with the restructuring:

  . CLIC transferred to us (1) all long-term insurance policies (policies having a term of more than one year from the date of issuance) issued on or after June 10, 1999, having policy terms approved by or filed with the CIRC on or after June 10, 1999 and either (i) recorded as a long-term insurance policy as of June 30, 2003 in a database attached to the restructuring agreement as an annex or (ii) having policy terms for group supplemental medical insurance (fund type), (2) stand-alone short-term policies (policies having a term of one year or less from the date of issuance) issued on or after June 10, 1999 and (3) all riders supplemental to the policies described in clauses (1) and (2) above, together with the applicable reinsurance contracts specified in an annex to the restructuring agreement. We refer to these policies in this prospectus as the "transferred policies". All other insurance policies were retained by CLIC. We refer to these policies as the "non-transferred policies". We assumed all obligations and liabilities of CLIC under the transferred policies. CLIC continues to be responsible for its liabilities and obligations under the non-transferred policies following the effective date. See "--Transfer of Insurance Policies and Related Assets".

  . Cash, specified investment assets and various other assets were transferred to us. CLIC retained cash, specified investment assets and various other assets, including all assets relating to the non-insurance businesses carried out by CLIC prior to the restructuring. See "--Transfer of Insurance Policies and Related Assets".

  . CLIC agreed not to, directly or indirectly through its subsidiaries and affiliates, participate, operate or engage in life, accident and health insurance businesses and any other business in China which may compete with our insurance business. CLIC also undertook (1) to refer to us any corporate business opportunity that falls within our business scope and which may directly or indirectly compete with our business and (2) to grant us a right of first refusal, on the same terms and conditions, to purchase any new business developed by CLIC. See "Relationship with CLIC--Non-Competition Agreement".

  . Substantially all of the management personnel and employees who were employed by CLIC in connection with the transferred assets and businesses were transferred to us. Some management and personnel remained with CLIC. See "--Transfer of Insurance Policies and Related Assets".

  . CLIC retained the trademarks used in our business, including the "China Life" name and "ball" logo, and granted us and our branches a royalty-free license to use these trademarks. CLIC, its subsidiaries and affiliates will be entitled to use these trademarks, but CLIC may not license or transfer these trademarks to any other third parties. See "Relationship with CLIC--Trademark license agreement".

  . CLIC's contracts with its agents and other intermediaries were transferred to us. See "--Transfer of Insurance Policies and Related Assets".

  . We entered into various agreements under which we provide policy administration services to CLIC for the non-transferred policies, manage CLIC's investment assets and lease office space from CLIC for our branch and field offices. See "Relationship with CLIC".

   The net assets transferred to us had a carrying value at June 30, 2003 of RMB 29,608 million, as determined under PRC valuation regulations. This is equivalent to RMB 36,182 million, as determined under H.K. GAAP. In consideration of this transfer, and pursuant to an approval issued by the MOF in 2003, we issued 20,000,000,000 domestic shares comprising the entire registered and paid-up capital of our company. After the restructuring and immediately before the global offering, CLIC owned our entire issued share capital.

   CLIC has committed to pay some of its retired employees a pension supplement through December 31, 2007. The present value of the aggregate estimated future payments to be made by CLIC, amounting to RMB 180 million, will be recognized as an expense to CLIC. Payments made to similar former employees during the three-year period ended December 31, 2002 were expensed as paid. The amounts paid were RMB 51 million in 2000, RMB 55 million in 2001 and RMB 56 million in 2002. Obligations relating to these retired employees were retained by CLIC. Accordingly, these payments will be the responsibility of CLIC following the restructuring under the restructuring agreement entered into between CLIC and us.

Transfer of Insurance Policies and Related Assets

   Under PRC law and the restructuring agreement, the restructuring was effective as of June 30, 2003, which we refer to in this prospectus as the effective date. In connection with the restructuring, CLIC transferred to us the transferred policies. The non-transferred policies were retained by CLIC. We assumed all obligations and liabilities of CLIC under the transferred policies. CLIC continues to be responsible for its liabilities and obligations under the non-transferred policies following the effective date.

   We chose June 10, 1999 as the date for the separation between the transferred policies and the non-transferred policies because CLIC adopted new pricing policies as an immediate response to an emergency notice issued by the CIRC on June 10, 1999, as more fully described below:

  . The CIRC was established as the industry regulator in 1998. People's Bank of China was the industry regulator prior to the CIRC's establishment.

  . Immediately prior to June 10, 1999, the pre-determined rate of all policies sold by CLIC was 5.00%. The maximum pre-determined rate which life insurance companies could commit to pay on policies was 6.50%, as set by the People's Bank of China, the insurance regulator at the time.

  . These events were set against the background of low and declining investment returns available to life insurance companies in the PRC at the time. The interest rate on one-year term deposits, a key benchmark rate, was 2.25% on June 10, 1999.

  . To address the systemic risks to the industry arising from the "negative spread" problem (high pre-determined rates on policies against low investment return), the CIRC issued an emergency notice on June 10, 1999 whereby the maximum pre-determined rate which life insurance companies could commit to pay on new policies was reduced to 2.50% per annum.

  . To comply with the requirements of the CIRC's emergency notice, CLIC ceased to sell policies filed with or approved by the People's Bank of China or the CIRC before June 10, 1999, and from then onwards started to sell new policies with pre-determined rates which were equal to or below 2.50% in the new industry environment.

   The change in pricing policy made by CLIC on June 10, 1999 as an immediate response to the emergency notice issued by CIRC differentiates the transferred policies and the non-transferred policies.

   In connection with the restructuring, CLIC's assets as at June 30, 2003 were divided between CLIC and ourselves in accordance with the restructuring agreement entered into between CLIC and ourselves. Premiums receivable were allocated to the transferred and non-transferred policies based on the specific policies to which they relate. Property, plant and equipment and other operating assets were allocated based on the terms of the restructuring agreement. Investments in respect of participating policies were allocated to the transferred policies, since all participating business has been transferred. Unlisted equity securities and investment properties were allocated to CLIC. The remaining investment assets, including term deposits, fixed maturity securities, equity securities, repurchase agreements and cash and cash equivalents, were allocated so as to ensure that the book value of China Life as of June 30, 2003 was RMB 29,608 million, as determined under PRC valuation regulations. This is equivalent to RMB 36,182 million as determined under H.K. GAAP, due to differences between PRC GAAP and H.K. GAAP. The proportions of each of these classes of assets allocated to CLIC and ourselves were similar.


   In connection with the restructuring, the benefit of all assets and the assumption of all liabilities relating to the transferred policies have been attributed to us. We expect to complete the necessary transfers of assets and liabilities, including obtaining any necessary third-party consents and governmental approvals, prior to completion of the global offering. The restructuring agreement entered into between CLIC and us provides that where consents and approvals have not yet been obtained, CLIC will provide the benefit of the related assets and contractual obligations to us until the transfer of those assets and contractual obligations is made.


   Insurance policies

   Under the plan of restructuring, on the effective date, CLIC transferred to us the transferred policies.

   The following table sets forth the number of the transferred and non-transferred individual and group life insurance policies as of June 30, 2003.

                                         Number of     Number of
                                      non-transferred transferred
                                         policies      policies
                         -            --------------- -----------
              Life insurance business   68,615,097    44,578,227

   In accordance with the plan of restructuring, which sets forth the method by which the transferred policies were transferred from CLIC to us, notice of the transfer was made in the People's Daily and in the Financial News, both daily newspapers with nationwide circulation in the PRC. In the notice, any holder of a policy to be transferred to us that objected to the transfer was given the opportunity to contact CLIC within 30 days of the first date of publication of the notice. Fewer than ten policyholders raised any objections following the publication of the notice and the issues raised by these policyholders have been resolved. We have been advised by our PRC legal counsel, King & Wood, that: (1) the transferred policies have been legally and validly transferred to us and (2) following the restructuring we will not have any continuing obligations to holders of the non-transferred policies and that there is no legal basis on which holders of the non-transferred policies can make a claim against China Life. See "Risk Factors--Risks Relating to the Restructuring".

   Investment and other business assets

   In the restructuring, CLIC transferred to us cash and investment assets, various intellectual property rights and various other business assets, including the software system for operating our business. CLIC retained cash and specified investment assets, as well as assets relating to the non-core, non-insurance business carried out by CLIC prior to the restructuring.

   For information about CLIC's investment assets and the investment assets that were transferred to us in connection with the restructuring, see "Business--Investments".

   Investment assets

   All investment assets in respect of participating policies were transferred to us, since all participating business has been transferred to us. The remaining investment assets, including term deposits, fixed maturity securities, equity securities, repurchase agreements and cash and cash equivalents, but excluding unlisted equity securities and investment properties which were retained by CLIC, were allocated between CLIC and ourselves so as to ensure that the book value of China Life as of June 30, 2003 was RMB 29,608 million, as determined under PRC valuation regulations. The proportions of each of these classes of assets allocated to CLIC and ourselves were similar.

   Real properties

   In connection with the restructuring, land use rights relating to 2,978 parcels of land with an aggregate site area of approximately 3,145,000 m/2/ were transferred to us.

   In addition, 3,443 completed buildings and various ancillary structures, with an aggregate total gross floor area of approximately 3,997,000 m/2/, and 65 buildings and structures which were under construction, with an aggregate total gross floor area of approximately 350,000 m/2/ upon completion, were transferred to us. Of the 3,443 buildings, 372 properties with an aggregate gross floor area of approximately 66,800 m/2/ were leased to independent third parties.

   Receivables, chattels, etc.

   Accounts receivable associated with the transferred policies and other accounts receivable which accrued on or after June 30, 1999 and which remained on the books as of June 30, 2002, as well as specified deferred assets, prepaid expenses, low cost consumables and other assets as of the same date, were transferred to us.

   Intellectual property and business assets

   The following intellectual property and business assets were transferred to us:

  . All original and duplicate policies, business records, financial and accounting records, business data, statistical information, training manuals, technical records, information, data, know-how and manuals and research and development information relating to the businesses constituted by the transferred policies.

  . All of CLIC's rights and licenses relating to software used in its insurance businesses, including its core business processing system, customer service center system, comprehensive inquiry system, individual agency management system, customer support system, accounting and financial management system, participating policy monitoring system, analysis system, business file imaging system and individual agency marketing support system.

  . All permits, licenses, approvals, certificates, authorizations and other like instruments related to the operation of the assets transferred to us.

  . All claims, rights to setoff, cause of action and similar rights held by CLIC against third parties arising from the transferred assets and policies.

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   Insurance agency contracts

   As of June 30, 2003, CLIC had agency contracts with approximately 650,000 individual agents and other insurance agencies. CLIC is in the progress of transferring to us all of its rights and obligations under these contracts. The restructuring agreement provides that commissions due under these contracts in connection with the transferred polices, the accrued amount of which was RMB 1,098 million as of June 30, 2003, will be borne by us, and commissions due in connection with non-transferred policies, the accrued amount of which was RMB 40 million as of June 30, 2003, will be borne by CLIC.

   Assumed liabilities

   We assumed the future benefit liabilities relating to the transferred policies.

   In addition, the accounts payable and other accounts payable incurred on or after June 30, 1999 associated with the transferred policies were transferred to us, and those associated with the non-transferred policies were retained by CLIC.

   CLIC previously entered into securities repurchase agreements in connection with the management of its investment assets. See "Business--Investments". We assumed a portion of CLIC's obligations to repurchase securities sold to third parties under these repurchase agreements.

   Management personnel and employees

   CLIC transferred approximately 67,000 employees to us, including approximately 9,000 management personnel.

   We did not assume any obligations for the welfare benefits of the retained employees by CLIC and of the transferred employees for any period while they were employed by CLIC. These obligations, including obligations in respect of some employees whose employment contracts were terminated or who were asked to retire prior to the restructuring in exchange for these benefits, will be borne by CLIC and are not our obligations.

   Assets retained by CLIC

   CLIC retained the remaining assets it held at the time of the restructuring. These include:

  . Specified fixed assets and intangible assets, including real properties with associated land use rights and the trademarks in the "China Life" name and "ball" logo.

  . Accounts receivable and other receivables accrued before June 30, 1999 or accrued after June 30, 1999 and associated with the non-transferred policies or other businesses retained by CLIC. CLIC also retained a portion of the assets associated with construction-in-progress projects.

  . Assets relating to CLIC's non-core, non-insurance businesses (principally investments in property, hotels and other operations through subsidiaries).

   Insurance policies retained by CLIC

   In connection with the restructuring, CLIC transferred to us the transferred policies and retained the non-transferred policies. See "--Principal Actions Taken in the Restructuring". CLIC has incurred substantial losses on these non-transferred policies, primarily because the predetermined rates built into these policies and hence the implied rates at which CLIC was obligated to pay or accrue reserves on these policies are higher than the investment return it was able to generate on its investment assets. See "Regulation--Insurance Company

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Regulation--Regulation of insurance and annuity products generally". This outcome, which has been experienced by other major insurers in China, is called a "negative spread". From 1996 to 1999, the central bank of China made several cuts in interest rates, reducing the income CLIC was able to generate on its investment assets to below the guaranteed rate it was required to pay on its policies. In 1999, the CIRC reduced the maximum guaranteed rate insurers were allowed to pay and, as a result, CLIC has not experienced a "negative spread" on policies issued thereafter.

   Owners' equity of our predecessor, CLIC, was a deficit of RMB 176,353 million (US$21,305 million) as of June 30, 2003 and a deficit of RMB 175,463 million (US$21,197 million) as of December 31, 2002. The net losses incurred by our predecessor were RMB 714 million (US$86 million) for the six months ended June 30, 2003 and RMB 6,990 million, RMB 3,295 million and RMB 2,250 million (US$272 million) for 2000, 2001 and 2002, respectively. These losses were attributable to losses incurred by our predecessor on policies retained by CLIC in the restructuring, which has offset the profitability of the policies transferred to us. On a pro forma basis after giving effect to the restructuring, our net profit was RMB 3,128 million (US$378 million) for the six months ended June 30, 2003 and RMB 4,524 million (US$547 million) in 2002.

   In connection with the restructuring, CLIC has established, together with the MOF, a special purpose fund for the purpose of paying claims under the non-transferred policies. The special purpose fund will be funded by investment assets retained by CLIC; renewal premiums paid on the non-transferred policies over time; a portion of the tax payments made by China Life under the tax rebate mechanism described below; profits from the investments of the special purpose fund; shareholder dividends paid in cash to CLIC by China Life; proceeds from the disposition of China Life shares by CLIC over time; and funds injected by the MOF in the event of a deficiency in the special purpose fund, as described below. The special purpose fund will be co-administered by CLIC and the MOF. The special purpose fund will be available to satisfy CLIC's operating expenses, including the payment of benefits and claims obligations arising from the non-transferred policies, as well as expenses incurred in operating the special purpose fund, including third-party management fees and professional fees, and such other purposes as the management committee of the fund may agree. A management committee comprised of two to three representatives from the Ministry of Finance and two to three representatives from CLIC will oversee the management of the fund, with specified material items subject to the approval of the MOF. The special purpose fund will be dissolved when all claims and benefits under the non-transferred policies have been paid, or sooner if the management committee so agrees.


   In accordance with generally applicable tax laws and regulations, CLIC, ourselves and the asset management joint venture formed with CLIC will file income tax returns and pay our respective income taxes as separate and independent taxpayers. Under a tax rebate mechanism expected to be approved by the MOF and the State Tax Administration, a hypothetical income tax based on consolidating the operations of CLIC with those of our own, as if the two of us were a single taxpayer, will be calculated and, if the hypothetical tax is less than the sum of the income taxes actually paid by CLIC and ourselves, the excess of the actual tax payments over the hypothetical tax will be rebated to CLIC. CLIC has a substantial tax loss carry forward. In addition, we expect CLIC to continue to incur losses at least for several years. Under current PRC tax law, the loss in any one year can, for tax purposes, be carried forward for five years, at which time it will expire. Accordingly, it is expected that the actual tax payments will exceed the hypothetical tax for a number of years. We are discussing with the MOF including the asset management company in this arrangement.


   The MOF's approval of the special purpose fund issued to CLIC provides that in the event there is any deficiency in the special purpose fund for so long as the fund is in existence as described above to meet any payment obligation arising out of the non-transferred policies, the MOF will provide support through the injection of funds to ensure the payments of benefits and claims to the policyholders of the non-transferred policies. We have been advised by our PRC legal counsel, King & Wood, that (1) the MOF has the authority to issue this approval regarding the special purpose fund, (2) the approval is valid and effective and (3) it has no reason to believe that the MOF will revoke the approval.

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   CLIC does not meet the minimum solvency requirements under CIRC solvency regulations. The CIRC has broad powers under these regulations and the insurance law in the event an insurance company fails to meet its minimum solvency requirements. These may include ordering the sale of the assets or transfer of the insurance business of an insurance company in default of these requirements to a third party and appointing a receiver to take over the management of the insurance company. See "Regulation--Insurance Company Regulation--Solvency requirements". We believe that, in light of the MOF approval described above, it is unlikely that the CIRC will take these actions. However, we cannot assure you that the CIRC will not take actions against CLIC, which could have a material adverse effect on us.

   We have been advised by our PRC legal counsel, King & Wood, that following the restructuring we will not have any continuing obligations to holders of the non-transferred policies and that there is no legal basis on which holders of the non-transferred policies can make a claim against China Life. King & Wood based its conclusion on, among other things, the following factors: (1) after the restructuring, China Life was established as a separate legal entity and China Life's assets and liabilities should be regarded as distinct and separate from those of CLIC; (2) there is no contractual relationship, direct or indirect, between the holders of the non-transferred policies and China Life;
(3) the restructuring (including the transfer of the transferred policies to China Life) has been approved by the CIRC and has been conducted without infringing upon the rights of the holders of non-transferred policies; (4) the arrangements made under the restructuring agreement, in particular the MOF's support as described above, are expected to enable CLIC to satisfy its obligations under the non-transferred policies; and (5) PRC regulatory authorities have no legal power to direct China Life to assume CLIC's obligations under the non-transferred policies or to indemnify the holders of the non-transferred policies.

   See "Risk Factors--Risks Relating to the Restructuring".

Status of Implementation of the Restructuring

  General


   The separation of assets, liabilities and accounting functions between CLIC and us in connection with the restructuring, including completing the associated legal procedures, implementing internal control and management functions, making required governmental registrations and obtaining third-party consents, has been completed, except to the limited extent described below. All required governmental approvals have been obtained. The restructuring agreement entered into on September 30, 2003 identified detailed arrangements for the separation and transfer of insurance policies, assets and liabilities, business divisions and personnel. Under the restructuring agreement, CLIC transferred the transferred policies to us. The non-transferred policies were retained by CLIC. Information regarding the separation of assets, liabilities and accounting functions between CLIC and us in connection with the restructuring is set forth below.


  . As of the date of this prospectus, we had obtained the necessary insurance business licenses for our headquarters and all of our branches. In addition, except for certain branches below the provincial level, we had completed the registration of our headquarters and all of our branches with the local administrations for industry and commerce. We anticipate that those branches that have not yet completed their registrations will substantially complete the registration process by the end of November. We are not aware of any impediment to the completion of the registration process.

  . The transfers of reinsurance contracts have all been completed. The transfers of exclusive agent agreements and bancassurance arrangements with banks and post offices have been substantially completed.

  . The internal operations and management of CLIC and us have been fully separated as follows:

       -- We and CLIC have separate business and administrative units and conduct business at separate premises.

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       -- Our financial and business systems have been separated from those of
          CLIC. The transferred policies and the non-transferred policies are being processed by separate systems. Financial and business data are being separately recorded into a database for transferred policies and a database for non-transferred policies.

       -- Separate books of accounts have been created and are maintained for our investment assets and those of CLIC. These books of accounts in turn are integrated within our and CLIC's respective financial reporting and management systems.

       -- Our management and staff have been fully separated from CLIC's.
          Except for Mr. Wang Xianzhang, who is our president and also the president of CLIC, and Mr. Wu Yan, who is one of our directors and also a vice-president of CLIC, our directors and senior management are separate from CLIC's.

  Segregation of assets and liabilities

   The transfer into accounts in our name of all premiums receivable and investment assets, including treasury bonds and government agency bonds in the inter-bank market, open-end funds, negotiated and term deposits and current accounts has been completed.

   The transfer of liabilities from CLIC to us has been substantially completed.

   The liabilities transferred as of June 30, 2003 pursuant to the restructuring agreement were included in our audited financial statements. These liabilities consisted primarily of policyholder reserves and deposits, with the rest consisting of account payables and other payables. Liabilities retained by CLIC were also included in our audited financial statements.

  Claims management

   Under the policy management agreement between CLIC and us, we have no obligation to and will not at any time settle any claims under the non-transferred policies on behalf of CLIC using our own funds.

   With regard to payment arrangements for claims under the non-transferred policies, we have implemented the following measures with CLIC:

  . We have, at our headquarters and all provincial branch offices, opened and are using segregated bank accounts to manage funds and payments in relation to claims under the non-transferred policies. Approximately three-quarters of the branches below the provincial level already have opened segregated bank accounts, and the remaining branches will also open segregated bank accounts as necessary. These account openings are expected to be completed by the end of November 2003. These bank accounts are used solely for the purposes of the non-transferred policies.

  . We will, based on actuarially determined forecasts and supporting data, issue a monthly funding request to CLIC and the special purpose fund for amounts to be paid to holders of non-transferred policies. Within five business days of the request, CLIC and the special purpose fund established in connection with the restructuring will transfer sufficient funds to the segregated bank accounts to cover insurance benefits and claims payable under the non-transferred policies for that calendar month. We use available funds from the segregated bank accounts for CLIC to settle claims by holders of non-transferred policies.

  . We are entitled to request emergency funding from CLIC in the event we believe there will be a deficiency in the account balance in the following 10 business days. CLIC is required to make up for the expected deficiency within five business days of receiving our emergency funding request.

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  .   Commencing October 2003, we have been issuing separate accounting reports on the non-transferred policies to CLIC on a monthly basis.

  . In any event, we have no obligation to make any advances on behalf of CLIC in relation to the payment of claims under the non-transferred policies. Our policy management agreement with CLIC states that we manage the non-transferred policies on behalf of CLIC and that all liabilities arising from such polices will be borne by CLIC. See "Relationship with CLIC--Policy Management Agreement".

  . We have separate IT support systems for processing claims under the transferred policies and the non-transferred policies.

   As we have separate bank accounts and segregated accounting functions from CLIC, the inter-company balances between CLIC and us will consist primarily of service fees under the agreements as described in "Relationship with CLIC", and do not reflect sums paid in settlement of claims under the non-transferred policies as our own funds will not be used or applied for this purpose.

   In connection with the restructuring, CLIC has established, together with the MOF, a special purpose fund for the purpose of paying claims under the non-transferred policies. The sources of funding for the special purpose fund are set forth in "The Restructuring--Transfer of Insurance Policies and Related Assets--Insurance policies retained by CLIC". The following arrangements have been made in connection with the special purpose fund:

  . The special purpose fund is managed by a management committee consisting of representatives of CLIC and MOF, which will determine at its annual meeting the annual amount expected to be required for the payment by CLIC of benefits and claims under the non-transferred policies.

  . If the annual amount as determined above turns out not to be sufficient, the management committee will convene a special meeting to determine the additional amount necessary to make up the shortfall by MOF.

  . An operating center for the special purpose fund will be established to support the funding activities and to implement the decisions of the management committee. The operating center will prepare reports on expected funding requirements and make recommendations to the management committee.

  Accounting functions

   Our financial and business systems have been separated from CLIC's and separate books of accounts have been created and are maintained for our investment assets and those of CLIC.

   At the headquarters level, we have separate and independent finance departments and personnel from CLIC. Separate books and records (including general ledger, subledgers and vouchers) are maintained by separate finance departments.

   At branch level, CLIC does not have its own finance personnel, as the accounting function has been subcontracted to us under the policy management agreement. Separate books and records (including general ledger, subledgers and vouchers) are maintained by our finance department with regard to our operations and those of CLIC.

   The recording of transactions in the respective books and records of us and CLIC are governed by written accounting manuals and instructions issued by us and enabled by the separated financial, business and IT systems. Fixed asset registers and subledgers are maintained separately by us and CLIC, and depreciation is calculated and recorded accordingly. Operating and administrative expenses (including salaries and benefits) are also accounted for and recorded separately.

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                            RELATIONSHIP WITH CLIC


   Immediately following the completion of this offering, CLIC will own approximately 75.0% of our issued share capital, or 72.2% if the underwriters' over-allotment option is exercised in full. In connection with the restructuring, we entered into several agreements with CLIC that document our relationship following the restructuring. In addition, the asset management joint venture established by us and CLIC entered into two asset management agreements, one with us and one with CLIC. The transactions contemplated under these agreements will constitute connected transactions for us under the HKSE Listing Rules following our listing on the HKSE.


   Set forth below are details of the various connected transaction agreements.

Restructuring Agreement

   We have entered into a restructuring agreement with CLIC under which CLIC agreed to transfer to us a portion of its insurance business and various investment and operating assets, management personnel and employees, and we assumed various obligations and liabilities, as described under "The Restructuring--Transfer of Insurance Policies and Related Assets". The transferred policies consist of (1) all long-term insurance policies (policies having a term of more than one year from the date of issuance) issued on or after June 10, 1999, having policy terms approved by or filed with the CIRC on or after June 10, 1999 and either (i) recorded as a long-term insurance policy as of June 30, 2003 in a database attached to the restructuring agreement as an annex or (ii) having policy terms for group supplemental medical insurance (fund type), (2) stand-alone short-term policies (policies having a term of one year or less from the date of issuance) issued on or after June 10, 1999 and
(3) all riders supplemental to the policies described in clauses (1) and (2) above, together with the reinsurance contracts specified in an annex to the restructuring agreement. We received the benefits of all of the rights and interests, and assumed all the liabilities and obligations, associated with the transferred assets and policies, commencing as of June 30, 2003, the effective date of the restructuring. The remaining business of CLIC primarily comprises the non-transferred policies and non-core businesses which are not insurance-related, including investments in property, hotels and other operations through subsidiaries. As a result of the restructuring, CLIC's management and personnel are different from ours and we work independently of CLIC.

   Under the restructuring agreement, CLIC made various representations and warranties in relation to the business, assets and liabilities transferred to us in the restructuring.

   In addition, under the restructuring agreement, CLIC indemnified us against all claims, losses, damages, payments or other expenses incurred by us in connection with or arising from, among others:

   (1) all taxes, fees, surcharges, penalties and interest payable by CLIC as determined under the restructuring agreement;

   (2) the negligence or fault of CLIC in acting on our behalf while holding any assets, interests or liabilities that were to be transferred to us, but for which third-party consents had not been obtained by the effective date;

   (3) any dispute regarding our status as the insurer of the insurance policies issued by CLIC on or after June 30, 2003 until the date when we begin to write polices on our own behalf;

   (4) all claims by policyholders under long-term insurance policies issued on or after June 10, 1999, having policy terms approved by or filed with the CIRC on or after June 10, 1999, but which for whatever reason failed to be recorded as long-term insurance policies as of June 30, 2003 in the database attached to the restructuring agreement as an annex;

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   (5) the failure of CLIC to transfer the assets, interests and liabilities to us in accordance with the restructuring agreement and other restructuring documents;

   (6) the assets, interests and liabilities retained by CLIC after the restructuring;

   (7) the transfer of the assets, interests and liabilities to us under the restructuring;

   (8) a breach of any provision of the restructuring agreement on the part of CLIC; and

   (9) any actual, pending or threatened arbitration or litigation affecting any asset transferred to us.

   The restructuring agreement provides, among other things, that any profits or losses incurred on the transferred assets and policies from June 30, 2002 to June 30, 2003 are for the benefit of or to be borne by CLIC.

   We agreed to indemnify CLIC against any claims or losses arising from our breach of the restructuring agreement.

Policy Management Agreement

  General

   As part of the restructuring, CLIC transferred its entire branch services network to us. In order to capitalize on the large customer base of CLIC, increase the utilization of our customer service network and increase our revenue sources, CLIC engaged us to provide policy administration services relating to the non-transferred policies.

   We and CLIC entered into a policy management agreement on September 30, 2003 which sets out our responsibilities and duties to CLIC under these policy administration arrangements. In order to better implement this agency arrangement, we, in consultation with CLIC, are in the process of formulating a detailed manual of procedures for our front and back offices which sets out the procedures to be followed when handling claims and benefit payments and collecting premiums in relation to non-transferred policies, as well as rules for the day-to-day monitoring of the policy servicing operations.

  Terms of the policy management agreement

   Pursuant to the policy management agreement, we agreed to provide policy administration services to CLIC relating to the non-transferred policies, including day-to-day insurance administration services, customer services, statistics and file management, invoice and receipt management, reinstatement of non-transferred policies, applications for and renewal of riders to the non-transferred policies, reinsurance, and handling of disputes relating to the non-transferred policies. We act as a service provider under the agreement and do not acquire any rights or assume any obligations as an insurer under the non-transferred policies.

   Under the policy management agreement, we will issue a monthly funding request to CLIC, based on actuarially determined forecasts and supporting data, for amounts to be payable to CLIC policyholders. CLIC will transfer, within five business days prior to each calendar month, to an account under our control, funds sufficient to pay insurance benefits and commissions to be paid under the non-transferred policies, as well as estimated third-party costs and expenses, for that calendar month. We may also request emergency funding from CLIC, if we reasonably believe that the account balance will become insufficient in ten business days to make those payments. We are not required to make any advances on behalf of CLIC to cover any shortfall of funds.

   In consideration of our services provided under the agreement, CLIC will pay us a service fee based on our estimated cost of providing the services, to which a profit margin is added. The service fee is equal to, for each

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semi-annual payment period, the sum of (1) the number of non-transferred policies in force that were within their policy term as of the last day of the period, multiplied by RMB 8.0; and (2) 2.50% of the actual premiums and deposits in respect of such policies collected during the period. For these purposes, the number of policies in-force for group insurance policies is equal to the number of individuals covered by the policies (excluding those whose policies have lapsed or matured).

   The agreement is for an initial term expiring on December 31, 2005, and, subject to the HKSE Listing Rules, will be automatically renewed for successive one year terms, unless terminated by either party by giving to the other party not less than 180 days' prior written notice to terminate the agreement at the expiration of the then current term. We are also permitted to terminate the agreement, upon giving 30 days' prior written notice, if (1) CLIC fails to pay us the service fee in accordance with the agreement in an aggregate amount of at least RMB 100 million; or (2) we are unable to make timely payment of insurance benefits, commissions and/or third-party costs in an aggregate amount of at least RMB 300 million as a result of CLIC failing to transfer sufficient funds to the account controlled by us in accordance with the agreement.

  Measures taken to prevent the commingling of premiums received from, and payments made to, CLIC's policyholders and our policyholders


   The following is a description of the measures that we currently have in place to prevent the commingling of premiums received from, and payments made to, CLIC's policyholders and our policyholders.


   At each of our branches, the staff who handle the collection of premiums and the payment of claims and benefits for the transferred and the non-transferred policies are located in the same room and share the use of front office operation desks. However, we have designated personnel in our larger branches, as well as in designated divisions at various operating levels, who process these collections and payments relating to the non-transferred policies. Different IT systems are used and separate processes are involved when handling premium collection and making claims and benefit payments for the transferred and non-transferred policies. If a policyholder has premiums or claims and benefits relating to both transferred and non-transferred policies, the processing for these policies goes through the different channels designated for those policies. We have implemented internal control measures which we believe are sufficiently robust to prevent errors in handling premiums and claims and benefit payments, including different IT processing systems, different accounting and bookkeeping systems, separate processing streams and segregated bank accounts at different branch levels which are operated by us on behalf of CLIC. See "The Restructuring--Status of Implementation of the Restructuring--Claims management".

   In order to identify and prevent potential errors that may occur while handling the transferred and non-transferred policies, we have implemented additional internal controls, including different product types, names, codes, serial numbers and dates of issue for products sold under the transferred policies and the non-transferred policies. As we have separate IT processing systems for claims and benefit payments under the transferred and non-transferred policies, the difference in serial numbers allows our IT system to verify automatically whether policy information has been entered into the correct system. Information and serial numbers relating to an incorrectly attributed policy will be rejected and cannot be processed further by that system.

   Our systems have the ability to distinguish premium, claims and benefit information by product code. Each product code can be directly linked to either the transferred policies or the non-transferred policies, which enables us to prepare separate premium, claims and benefit information relating to these policies. This segregated financial information has been included in our audited consolidated financial statements beginning on page F-1 of this prospectus. Our systems will continue to allow us to distinguish premiums, claims and benefits arising from the transferred policies and non-transferred policies in the future.

   Each claim or benefit payment goes through a process which involves double-checking by different categories of personnel. It is first processed by handling personnel, then checked by another set of personnel and finally is approved by a third set of personnel. For claims or benefit payments involving a large amount, the payment is elevated to a higher branch level for approval. In addition, we periodically check the bank accounts relating to the non-transferred policies to ensure that claims and benefit payments are processed correctly.

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  Measures taken to ensure that we have sufficient cash to settle claims relating to non-transferred policies


   The following is a description of the measures that we currently have in place to ensure that we have sufficient cash to settle claims relating to non-transferred policies.


   Under the policy management agreement, the operations relating to the transferred policies and the non-transferred policies must be separately managed, settled (including daily and monthly settlement) and checked, and we are not required to make any advances on behalf of CLIC to cover deficiencies in the payment of claims under the non-transferred policies. In order to ensure that there is sufficient cash to pay claims under the non-transferred policies on a day-to-day basis, we and CLIC have implemented the following procedures:

  . Our headquarters and all provincial offices have opened and are using segregated bank accounts to manage funds and payments in relation to claims and benefits under the non-transferred policies. Approximately three-quarters of our branches below the provincial level have already opened segregated bank accounts, and the remaining branches will also open segregated bank accounts as necessary.

  . We will, based on actuarially determined forecasts and supporting data relating to the non-transferred policies, maintain a minimum daily balance for each segregated account. The segregated accounts will be brought up to this minimum daily balance should they fall below the required level on any given day.

  . In the event of an unexpectedly large claim or benefit payment, or a claim or benefit payment which exceeds the minimum daily balance, a request for funds will be made to the branch at the next higher level. If a provincial-level branch does not have sufficient funds to make a payment, it will make a request for funding to our headquarters. If there is a deficiency at the headquarters level, we will make a payment request to CLIC or to the special purpose fund established by the MOF and CLIC. See "The Restructuring--Status of Implementation of the Restructuring--Claims management".

Asset Management Agreements


   The asset management joint venture established by us and CLIC, China Life Asset Management Company Limited, has entered into two asset management agreements, effective on November 30, 2003, one with us and one with CLIC. The terms of these two asset management agreements are the same. The material terms of the asset management agreement between CLIC and the asset management joint venture are set forth below.



   Under the asset management agreement between the asset management joint venture and CLIC, the asset management joint venture agreed to invest and manage assets entrusted to it by CLIC on a discretionary basis, subject to the investment guidelines and instructions given by CLIC.


   In accordance with the agreement, CLIC retains the title of the entrusted assets and the asset management joint venture is authorized to operate the accounts associated with the entrusted assets for and on behalf of CLIC. CLIC may add to or withdraw from the assets managed by the asset management joint venture pursuant to the agreement. All investment losses relating to the assets managed by the asset management joint venture pursuant to the agreement will be borne by CLIC, except for losses and liabilities arising from the asset management joint venture's misconduct. CLIC has the right to establish, and amend from time to time, the investment guidelines which set forth the general investment principles regarding the assets under the asset management joint venture's management and, for specific periods, requirements relating to liquidity, portfolio, asset-liability matching, risk control and dispositions. CLIC also has the right to give instructions for the liquidation of assets to meet its cash needs and the right to monitor the investment management activities of the asset management joint venture. CLIC may not, however, directly conduct any transactions with regard to the entrusted assets. CLIC will agree with the asset management joint venture annually on a benchmark investment rate of return.


   In addition to acting as CLIC's investment manager, the asset management joint venture is permitted to invest its own assets and provide investment management services to third-party insurance companies. The asset management joint venture agreed to inform CLIC in the event that it, in its professional judgment, believes that there is a conflict of interest in the activities on behalf of itself and others. The asset management joint venture has absolute discretion to take such actions and measures which in its professional judgment are fair, reasonable and necessary to resolve any such conflict.


   In consideration of its services provided under the agreement, CLIC agreed to pay the asset management joint venture a monthly service fee. The monthly service fee payable is composed of two parts: (1) the aggregate of the monthly service fee for each specified category of assets and (2) the aggregate of the additional service fee for specific transactions made during that month. The monthly service fee is calculated on a monthly basis, by multiplying the average of net asset value of the assets in each such category under management at the end of any given month and the end of the previous month by the applicable annual rate for that month set forth in the table below (by reference to basis points), divided by twelve. The asset management joint venture and CLIC may, within the first month of each year, agree to change the annual rate for that year, but if there is no new agreement, the existing annual rate for the prior year will remain in force. In relation to any new type of investment product (not included in the categories below) which may be permitted by applicable law or the CIRC in the future, the agreement provides that the asset management joint venture and CLIC will agree on a fair and reasonable annual rate to be applicable to that type of investment product.


   The following table sets forth the applicable annual rates in relation to the total net asset value of the assets managed by the asset management joint venture.

                                                Total net asset value of managed assets at the end of relevant month
                                                --------------------------------------------------------------------
                                                             More than     More than      More than
                                                               RMB 10        RMB 30        RMB 50
                                                              billion       billion        billion
                                                              and less      and less      and less
                                                 RMB 10       than or       than or        than or      More than
                                                billion       equal to      equal to      equal to       RMB 100
Item                                            or below     30 billion    50 billion    100 billion     billion
----                                            --------     ----------    ----------    -----------    ---------
                                                 (bps)         (bps)         (bps)          (bps)         (bps)
Bank balances and cash.........................       0             0             0             0             0
Existing term deposits.........................   0.400         0.400         0.400         0.400         0.400
Securities purchased under agreements to resell   1.500         1.425         1.350         1.275         1.200
Fixed maturity securities......................  11.240        10.390         9.540         8.690         7.840
Equity investments.............................  38.500        35.575        32.650        29.725        26.800

   The monthly additional service fee comprises service fees for (1) additional term deposits and (2) additional securities purchased in primary markets made during that month, and is calculated by multiplying the net additional asset value of the assets in such category at the end of that particular transaction month by the applicable rate set forth below.

                                                             Applicable rates
                                           ----------------------------------------------------
                                                    More than  More than   More than
                                                      RMB 10     RMB 30     RMB 50
                                                     billion    billion     billion
                                                     and less   and less   and less
                                            RMB 10   than or    than or     than or   More than
                                           billion   equal to   equal to   equal to    RMB 100
Item                                       or below 30 billion 50 billion 100 billion  billion
----                                       -------- ---------- ---------- ----------- ---------
                                            (bps)     (bps)      (bps)       (bps)      (bps)
Additional term deposits..................  1.100     1.025      0.950       0.875      0.800
Additional securities purchased in primary
  markets.................................  2.600     2.350      2.100       1.850      1.600

   The asset management joint venture will produce an annual report, within 90 days of the conclusion of each fiscal year, setting out the average investment rate of return of the assets managed by it. If the average investment rate of return for the assets managed for a particular year exceeds the investment rate of return, as previously agreed between CLIC and the asset management joint venture for those assets for that year, by at least ten basis points, the asset management joint venture will be entitled to an annual performance bonus fee, the amount of which will be agreed between CLIC and the asset management joint venture but shall not exceed 50% of the annual service fees for that year. If the average investment rate of return is less than the investment rate of return as agreed between CLIC and the asset management joint venture by at least ten basis points, the asset management joint venture will be required to rebate a portion of its fee, the amount of which shall not exceed 25% of the annual service fees for that year.

   The service fee under the asset management agreement was determined by CLIC and the asset management joint venture based on an analysis of the cost of providing the service, market practice and the size and composition of the asset pool to be managed.

   The agreement is for an initial term expiring on December 31, 2005, and, subject to the HKSE Listing Rules, will be automatically renewed for successive three years terms, unless terminated by either party by giving to the other party not less than 90 days' prior written notice to terminate the agreement at the expiration of the then current term.

Property Leasing Agreement

   We have entered into a property leasing agreement with CLIC on September 30, 2003, pursuant to which CLIC agreed to lease to us (1) 833 buildings owned by CLIC, its subsidiaries and affiliates, which we refer to as the CLIC owned properties, and (2) 1,764 buildings that CLIC is entitled to sublet, which we refer to as the CLIC leased properties, for an aggregate initial annual rent (payable quarterly) of approximately RMB 335 million. The properties occupied by us are mainly used as our office premises. The annual rent payable by us to CLIC in relation to the CLIC owned properties is determined by reference to market rent or, where there is no available comparison, by reference to the costs incurred by CLIC in holding and maintaining the properties, plus a margin of approximately 5%. The annual rent payable by us to CLIC in relation to the CLIC leased properties will be determined by reference to the rent payable under the head lease plus the actual costs incurred by CLIC arising in connection with the subletting of the properties.

   Each party may, by giving notice to the other party no later than November 30 of each year, reduce or increase the number of properties under the lease and make adjustments accordingly to the rent payable for the next year. The parties will also revise the annual rent payable at the year end to reflect, in addition to any decrease or increase to the number of properties to be leased, any change of the market rates.

   Sallmanns (Far East) Limited, our independent property valuer, has reviewed the property leasing agreement and has confirmed that the contemplated rental payments by us to CLIC are currently in line with market rates.

   CLIC agreed to indemnify us, among other things, against all claims and losses incurred by us arising in connection with (1) the CLIC owned properties which CLIC does not have full legal title; and (2) the subletting of the CLIC leased properties to us.

   The agreement also contains rights of first refusal allowing us to purchase the underlying property if CLIC wishes to sell the property. In this regard, we will comply with the provisions of Chapter 14 of the HKSE Listing Rules if we exercise the right of first refusal to acquire the properties from CLIC unless we apply for, and obtain, a separate waiver from the HKSE.

   The agreement is for a fixed term expiring on December 31, 2005, unless otherwise required by the HKSE Listing Rules. In relation to the CLIC leased properties, the term of such properties will expire at the expiration of the respective head leases, and in any event, will expire no later than December 31, 2005.

Trademark License Agreement

   We conduct our business under the "China Life" brand name and "ball" logo. We entered into a trademark license agreement with CLIC on September 30, 2003, pursuant to which CLIC granted to us and our branches a royalty-free license to use these trademarks in the PRC and other countries and territories in which CLIC has registered these trademarks. CLIC has registered the "ball" logo trademark in the PRC and has filed an application to register the trademark in the "China Life" name with the Trademark Office of the SAIC. CLIC undertook in the trademark license agreement to maintain and renew, at its own expense, the registration of the licensed trademarks. If requested by us, CLIC will procure, at its own expense, registration of the trademarks in additional products and service classifications and/or additional countries or territories. CLIC will retain ownership of these trademarks.

   We may also license a third party to use the trademarks with the written consent of CLIC. CLIC and its subsidiaries and affiliates are entitled to use these trademarks. CLIC may not license or transfer these trademarks to any other third party or allow any other third party to use the trademarks.

   The trademark license agreement permits us to use the trademarks until such time as either the trademark license agreement is terminated either by agreement between CLIC and ourselves, or pursuant to relevant laws, regulations or consent orders, or at the expiration of the registration of the trademarks, which is currently November 6, 2007 and is renewable at our option.

Application for Waiver from the HKSE

   Following completion of this offering, we will continue to enter into or carry out the transactions described in this section. These transactions would constitute connected transactions for us under the HKSE Listing Rules once our H shares are listed on the HKSE.

   Our directors (including the independent non-executive directors) and supervisors are of the opinion that the transactions described in this section have been conducted, and will be carried out, in our ordinary and usual course of business and on normal commercial terms which are fair and reasonable so far as our independent shareholders are concerned.


   Pursuant to the HKSE Listing Rules, each such transaction which is not exempt under the HKSE Listing Rules would normally require full disclosure and/or prior approval by independent shareholders on each occasion it arises, depending on the nature and value of the transaction. We believe that such disclosure and/or approval of each such transaction in full compliance with the HKSE Listing Rules would be impracticable and increase our administrative costs. Accordingly, we have applied to the HKSE for a waiver from strict compliance with the disclosure and shareholders' approval requirements under Rule 14.26 of the HKSE Listing Rules in respect of the transactions contemplated under the policy management agreement for a period of three financial years ending December 31, 2005, and the disclosure requirement under Rule 14.25(1) of the HKSE Listing Rules in respect of the asset management agreement to be entered into between CLIC and the asset management company, the asset management agreement to be entered into between the asset management company and us, and the property leasing agreement, subject to the following conditions:


   (a) the transactions shall be:

      (1) entered into in the ordinary and usual course of our business; and


      (2) conducted either on normal commercial terms or on terms that are fair and reasonable so far as our independent shareholders are concerned; and



      (3) entered into either (A) in accordance with the agreements governing those transactions or (B) where there are no such agreements, on terms no less favorable than those available to or from independent third parties;

   (b) if applicable, the annual aggregate value for each financial year in each category of connected transactions shall not exceed the relevant annual caps set out below:



Transaction                                                                         Proposed annual cap
-----------                                                   --------------------------------------------

Policy management agreement.................................. 2003 RMB 1,937 million

                                                              2004 RMB 1,817 million

                                                              2005 RMB 1,728 million

Asset management agreement (between CLIC and asset management not exceeding the higher of either company)................................................... HK$10,000,000 or 3% of the book value of the latest audited net tangible assets of
                                                              the China Life as at the corresponding
                                                              year-end

Asset management agreement (between asset management company  not exceeding the higher of either and us).................................................... HK$10,000,000 or 3% of the book value of the latest audited net tangible assets of
                                                              the China Life as at the corresponding
                                                              year-end

Property leasing agreement................................... not exceeding the higher of either
                                                              HK$10,000,000 or 3% of the book value
                                                              of the latest audited net tangible assets of
                                                              the China Life as at the corresponding
                                                              year-end


   (c) our independent non-executive directors shall review the transactions annually and confirm in our annual report and accounts for the relevant year that such transactions have been conducted in the manner stated in conditions (a) and (b) above;

   (d) our auditors shall review the transactions annually and confirm to our directors in writing (with a copy provided to the Listing Division of the HKSE) whether:

      (1) the transactions have received the approval of our directors;

      (2) the transactions have been entered into in accordance with the pricing policies as stated in the relevant agreements;

      (3) the transactions have been entered into in accordance with the relevant agreements governing the transactions; and

      (4) the values of the transactions have not exceeded the relevant annual caps referred to in condition (b) above;


       where, for whatever reason, the auditors decline to accept the engagement, or are unable to provide the auditors' letter, our directors shall contact the Listing Division of the HKSE immediately,



   (e) brief details of the transactions in each financial year shall be disclosed as required by Rule 14.25(1)(A) to (D) of the HKSE Listing Rules in our annual report and accounts for the relevant year together with a statement of opinion of our independent non-executive directors referred to in condition (c) above; and


   (f) CLIC shall have undertaken to us to provide our auditors with access to CLIC's accounting records, as well as (where possible) those of its subsidiaries and associates, for the purposes of the above review by our auditors.

   We have undertaken to the HKSE that if any of the annual caps applicable to the relevant transaction is exceeded or if any of the material terms of the agreements which govern the transactions referred to above are altered (unless such is provided for under the terms of the relevant agreements or arrangements), we will comply with the provisions of Chapter 14 of the HKSE Listing Rules relating to connected transactions unless we apply for, and obtain, a separate waiver from the HKSE.


   In the event of any future amendments to the HKSE Listing Rules imposing more stringent requirements than as of the date of this prospectus on transactions of the kind to which the connected transactions referred to in this section belong, including, but not limited to, a requirement that these transactions be made conditional on approval by our independent shareholders, we must take immediate steps to ensure compliance with such requirements within a reasonable time.


Non-Competition Agreement

   We entered into a non-competition agreement with CLIC on September 30, 2003 pursuant to which CLIC undertook that during the term of the agreement, unless we otherwise consent in writing in advance, it will not, and it will use its best efforts to procure its subsidiaries and affiliates not to, directly or indirectly, participate, operate or engage in any life, accident or health insurance or other businesses in China which may compete with our insurance businesses. CLIC also undertook (1) to refer to us any corporate business opportunity that falls within our business scope and which may directly or indirectly compete with our business and (2) to grant us a right of first refusal, on the same terms and conditions, to purchase any new business developed by CLIC. The non-competition agreement allows CLIC to continue its business under the non-transferred policies.

   In addition, CLIC currently holds 51% interest in China Life-CMG Life Assurance Company Ltd., a Sino-foreign joint venture with CMG, an Australian insurance company. The joint venture is registered in Shanghai, China and engaged in the business of life insurance and related reinsurance in Shanghai. CLIC agreed to dispose of all of its interests in this joint venture to third parties or eliminate any competition between China Life-CMG Life Assurance Company Ltd. and us within three years of our listing on the HKSE.

   CLIC also agreed with us in the non-competition agreement that we will have a right of first refusal in respect of the transfer of the non-transferred policies retained by CLIC.

   The non-competition agreement will remain valid and in full force until the earlier of (1) CLIC beneficially holding, directly or indirectly, less than 30% of our issued share capital and ceasing to control the majority of our board of directors; and (2) our H shares or ADSs no longer being listed on the HKSE or any other stock exchange.

                         DESCRIPTION OF SHARE CAPITAL

   We are organized under the PRC company law as a joint stock company. We are registered with the State Administration of Industry and Commerce in Beijing, China and our business license carries the registration number 1000001002372.

   Our business scope, set forth in article 10 of our articles of association, is to engage in life, accident and health insurance businesses; reinsurance business relating to the foregoing; fund investment businesses authorized by laws, regulations or the State Council; and agency business, consulting business and provision of services, in each case relating to insurance of the person.

   The following is a summary of information relating to our share capital, based upon provisions of our articles of association and the PRC company law. You should refer to the text of our articles of association and to the texts of applicable laws and regulations for further information. Certificates representing the shares are and will be issued in registered form.

   Our share capital consists of domestic shares and H shares, including the H shares represented by ADSs. They are all ordinary shares in our share capital. The par value of both our domestic shares and H shares is RMB 1.00 per share. Domestic shares may only be subscribed for by, and traded among, legal or natural persons of the PRC and certain qualified foreign institutional investors, and must be subscribed for and traded in Renminbi. We must pay all dividends on domestic shares in Renminbi. H shares are "overseas listed foreign-invested shares" that have been admitted for listing on the Hong Kong Stock Exchange, the par value of which is denominated in Renminbi, and that are subscribed for and traded in Hong Kong dollars by and among investors of Hong Kong, Macau, Taiwan and any country other than the PRC. H shares may also be listed on a stock exchange in the United States in the form of American depositary shares evidenced by American depositary receipts.

   Holders of domestic shares and H shares are deemed to be shareholders of different classes for various matters which affect their respective interests. For instance, if we propose an increase in domestic shares, holders of H shares will be entitled to vote on that proposal as a separate class. See "--Voting Rights and Shareholders' Meetings".


   Prior to the consummation of the global offering, our registered capital was 20 billion domestic shares. Immediately after the global offering, without giving effect to the exercise of the over-allotment option, our total share capital will consist of 6,470,588,000 H shares and 19,411,765,000 domestic shares. Since the issuance of our domestic shares to CLIC in connection with our restructuring, we have not issued any further shares.


   The global offering consists solely of an offering of H shares and ADSs representing H shares. Consequently, the following discussion primarily concerns H shares and the rights of holders of H shares. The holders of ADSs will not be treated as our shareholders and will be required to surrender their ADSs for cancellation and withdrawal from the depositary facility in which the H shares are held in order to exercise rights as holders of H shares. The depositary will agree, so far as it is practical, to vote or cause to be voted the amount of H shares represented by ADSs in accordance with the non-discretionary written instructions of the holders of such ADSs. See "Description of American Depositary Receipts--Voting Rights".

Sources of Shareholders' Rights

   The primary sources of shareholders' rights are the PRC company law, our articles of association, Special Rules applicable to overseas listed joint stock companies promulgated by the State Council, or Special Rules, and the Hong Kong Stock Exchange Listing Rules that, among other things, impose certain standards of conduct, fairness and disclosure on us, our directors and CLIC, our controlling shareholder. The PRC company law was enacted in December 1993 and serves as the primary body of law regulating corporate action of companies organized in the PRC and its directors and shareholders.

   Our articles of association have incorporated the provisions set forth in the Mandatory Provisions for the Articles of Association of Companies Listed Overseas, or the Mandatory Provisions, adopted in 1994, pursuant to the requirements of the China Securities Regulatory Commission. Any amendment to those provisions will only become effective after approval by the relevant governmental department authorized by the State Council and the China Securities Regulatory Commission. The Hong Kong Stock Exchange Listing Rules require a number of provisions in addition to the Mandatory Provisions to be included in our articles of association.

   The listing agreement between us and the Hong Kong Stock Exchange, or the Listing Agreement, provides that we may not amend certain provisions of our articles of association that have been mandated by the Hong Kong Stock Exchange. These provisions include, among others:

  .   varying the rights of existing classes of shares;

  .   voting rights;

  .   our power to purchase our own shares;

  .   rights of minority shareholders; and

  .   liquidation procedures.

   In addition, upon the listing of the H shares and for so long as the H shares are listed on the Hong Kong Stock Exchange, we will be subject to the relevant ordinances, rules and regulations applicable to companies listed on the Hong Kong Stock Exchange, including, among other things, the Hong Kong Stock Exchange Listing Rules, the Securities and Futures Ordinance and the Hong Kong Codes on Takeovers and Mergers and Share Repurchases.

   Unless otherwise specified, all rights, obligations and protections discussed below are derived from our articles of association and the PRC company law.

Enforceability of Shareholders' Rights

   Enforceability of our shareholders' rights may be limited.

   In accordance with the rules applicable to Chinese overseas listed companies, our articles of association provide that, with certain limited exceptions, all disputes or claims based on our articles of association, the PRC company law or other relevant laws or administrative rules, and concerning matters between holders of H shares and holders of domestic shares, us, or our directors, supervisors, president, vice presidents or other senior officers, must be submitted for arbitration at either the China International Economic and Trade Arbitration Commission or the Hong Kong International Arbitration Centre. If an applicant chooses to have the dispute arbitrated at the Hong Kong International Arbitration Centre, either party may request that venue be changed to Shenzhen, a city in mainland China near Hong Kong. The governing law for the above-mentioned disputes or claims is Chinese law unless otherwise provided by Chinese law. Our articles of association provide that any such arbitration will be final and conclusive.

   In June 1999, an arrangement was made between the People's Courts of the PRC and the courts of Hong Kong for mutual enforcement of arbitration rewards rendered in the PRC and Hong Kong according to their respective laws. This arrangement was approved by the Supreme Court of the PRC and the Hong Kong Legislative Council and became effective on February 1, 2000.

   There has not been any published report of judicial enforcement in the PRC by H shareholders of their rights under charter documents of PRC joint stock companies or the PRC company law or in the application or interpretation of the PRC or Hong Kong regulatory provisions applicable to PRC joint stock companies.

   In most states of the United States, shareholders may sue a corporation in a "derivative" action. A derivative suit involves the commencement by a shareholder of a cause of action, on behalf of the corporation, against persons, including corporate officers, directors or controlling shareholders, who have allegedly wronged the corporation, where the corporation itself has failed to enforce such claim against such persons directly. Derivative actions are not available in China, nor are class action lawsuits based on violations of securities laws generally available.

   We will be subject to the Hong Kong Exchange Listing Rules, the Hong Kong Securities and Futures Ordinance, or Securities and Futures Ordinance, and the Hong Kong Codes on Takeovers and Mergers and Share Repurchases upon the listing of our H shares on the Hong Kong Stock Exchange. However, holders of H shares will not be able to bring actions on the basis of violations of the Hong Kong Stock Exchange Listing Rules and must instead rely on the Hong Kong Stock Exchange to enforce its rules. The Hong Kong Codes on Takeovers and Mergers and Share Repurchases do not have the force of law and are only standards of commercial conduct considered acceptable for takeover and merger transactions and share repurchases in Hong Kong as established by the Securities and Futures Commission of Hong Kong and the securities and futures industry in Hong Kong. The Securities and Futures Ordinance establishes various obligations in relation to disclosure of shareholders' interests in Hong Kong listed companies, the violation of which is subject to prosecution by the Securities and Futures Commission of Hong Kong.

   See "Risk Factors--Risks Relating to the People's Republic of China--The laws in China differ from the laws in the United States and may afford less protection to our minority shareholders", "Risk Factors--Risks Relating to the People's Republic of China--You may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing original actions in the PRC based on U.S. or other foreign law against us, our management and some of the underwriters and experts named on this prospectus", and "Enforceability of Civil Liabilities".

Dividends

   Our board of directors may propose dividend distributions at any time. A distribution of dividends for any fiscal year is subject to shareholders' approval. Dividends may be distributed in the form of cash or shares. The H shares will rank equally with domestic shares with regard to dividend rights. A distribution of shares must be approved by special resolution of the shareholders.

   We may only distribute dividends after allowance has been made for:

  .   recovery of accumulated losses, if any;

  . allocations to the statutory common reserve fund equivalent to 10% of our after-tax income, as determined under PRC GAAP;

  . allocations to the statutory common welfare fund (the minimum and maximum aggregate allocations to the statutory common welfare fund being equivalent to 5% and 10%, respectively, of our after-tax income, as determined under PRC GAAP); and

  . allocations to a discretionary common reserve fund as approved by the shareholders in a shareholders' meeting.

   Under Chinese law, dividends may be paid only out of distributable profits. Distributable profits means our after-tax profits as determined under PRC GAAP or Hong Kong GAAP, whichever is lower, less any recovery of accumulated losses and allocations to statutory funds that we are required to make. Any distributable profits that are not distributed in a given year are retained and available for distribution in subsequent years. However, we will ordinarily not pay any dividends in a year when we do not have any distributable profits.

   Payment of dividends by us is also regulated by the PRC insurance law. If we do not meet the minimum solvency level required by the CIRC, we will be prohibited from paying dividends. See "Regulation--Insurance Company Regulation--Solvency requirements".

   Our articles of association require us to appoint, on behalf of the holders of H shares, a receiving agent that is registered as a trust corporation under the Trustee Ordinance of Hong Kong to receive dividends declared by us in respect of the H shares on behalf of such shareholders. Our articles of association require that cash dividends in respect of H shares be declared in Renminbi and paid by us in Hong Kong dollars. The depositary will convert these proceeds into U.S. dollars and will remit the converted proceeds to holders of our ADSs. See "Description of American Depositary Receipts--Share Dividends and Other Distributions".

   We anticipate that our controlling shareholder, CLIC, may incur future operating losses arising in part from the runoff of policies retained by it in connection with the restructuring. Dividends received from us may become one of CLIC's principal means of funding these losses. Although we believe that the reserves held by CLIC and other financial resources available to it will fund substantially all of any future operating shortfalls arising out of these policies, which should reduce CLIC's reliance on dividends from us, subject to the relevant provisions of the PRC company law and our articles of association as described above and in "Dividend Policy", CLIC may seek to increase the amount of dividends we pay in order to satisfy its cash flow requirements. See "Risk Factors--Risks Relating to the Restructuring".

   Dividend payments may be subject to Chinese withholding tax. See "Taxation--People's Republic of China--Taxation of Dividends".

Voting Rights and Shareholders' Meetings

   Our board of directors will convene a shareholders' annual general meeting once every year within six months from the end of the preceding fiscal year. Our board of directors must convene an extraordinary general meeting within two months of the occurrence of any of the following events:

  . where the number of directors is less than the number stipulated in the PRC company law or two-thirds of the number specified in our articles of association;

  . where our unrecovered losses reach one-third of the total amount of our share capital;

  . where shareholders holding 10% or more of our issued and outstanding voting shares so request in writing; or

  . whenever our board of directors deems necessary or our board of supervisors so requests.

   All shareholders' meetings must be convened by our board of directors by written notice given to shareholders not less than 45 days before the meeting. Shareholders holding at least one-half of our total voting shares will constitute a quorum for a shareholders' meeting. If a quorum is not reached, we are required to notify our shareholders within five days by public announcement of the agenda, the date and venue of the adjourned meeting. After the notice, the board of directors may conduct the shareholders' meeting. The accidental omission by us to give notice of a meeting to, or the non-receipt of notice of a meeting by, a shareholder will not invalidate the proceedings at that shareholders' meeting.

   Shareholders at meetings have the power, among other matters, to approve or reject our profit distribution plans, annual budget, financial statements, increases or decreases in share capital, issuances of debentures, mergers, liquidation and any amendment to our articles of association. In addition, the rights of a class of shareholders may not be modified or abrogated, unless approved by a special resolution of shareholders at a general shareholders' meeting and by a special resolution of shareholders of that class of shares at a separate

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meeting. Our articles of association enumerate various amendments which would be deemed to be a modification or abrogation of the rights of a class of shareholders, including, among others, increasing or decreasing the number of shares of a class disproportionate to increases or decreases of other classes of shares, removing or reducing rights to receive dividends in a particular currency or creating shares with voting or equity rights superior to those of shares of that class. There are no restrictions under PRC law or our articles of association on the ability of investors that are not Chinese residents to hold H shares and exercise voting rights, except that the prior approval of the CIRC is required in respect of any acquisition which results in the acquirer holding more than 10% of the outstanding share capital of our company.

   Each of our ordinary shares, whether it be a domestic share or an H share, is entitled to one vote on all matters submitted for vote at all shareholders' meetings, except for meetings of a special class of shareholders where only holders of shares of the affected class are entitled to vote on the basis of one vote per share of the affected class.

   Shareholders are entitled to attend and vote at meetings either in person or by proxy. Proxies must be in writing and deposited at our legal address or such other place as is specified in the meeting notice, not less than 24 hours before the time for holding the meeting at which the proxy proposes to vote or the time appointed for the passing of the relevant resolution.

   Resolutions on any of the following matters must be approved by more than two-thirds of the voting rights held by shareholders who are present in person or by proxy:

  . an increase or decrease in our share capital or the issuance of shares, warrants, debentures and other similar securities;

  . our division, merger, dissolution or liquidation (shareholders who object to a proposed merger are entitled to demand that either we or the shareholders who approved the merger purchase their shares at a fair price);

  .   amendments to our articles of association;

  .   amendment of shareholders' rights of any class of shares; and

  . any other matters determined by a majority of shareholders at a general meeting to have a material impact on us and should be approved by two-thirds of the voting rights.

   All other actions taken by the shareholders will be approved by a majority of the voting rights held by shareholders who are present in person or by proxy at the shareholders' meeting.

   Any shareholder resolution that is in violation of any laws or regulations of China or the articles of association will be null and void.

Liquidation Rights

   We are organized as a joint stock company with limited liability of indefinite duration, but must renew our business license annually with the SAIC. In the event of our liquidation, the H shares will rank equally with the domestic shares, and payment of debts out of our remaining assets shall be made in the order of priority prescribed by applicable laws and regulations or, if no such standards exist, in accordance with such procedures as the liquidation committee that has been appointed either by us or the People's Courts of China may consider to be fair and reasonable. After payment of debts, we shall distribute the remaining property to shareholders in proportion to the number of shares they hold.

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Information Rights

   Our shareholders may, without charge, inspect copies of the minutes of the shareholders' general meetings during our business hours. Shareholders may also request copies of such minutes from us, and we must deliver those copies to the relevant shareholders within seven days of receipt of such reasonable fees as we may require.

   Our fiscal year is the calendar year ending December 31. We must send to holders of H shares, not less than 21 days before the date of the shareholders' annual general meeting, our audited financial statements for each fiscal year, together with the auditor's report as required by the Hong Kong Stock Exchange Listing Rules relating to that fiscal year. These and any interim financial statements must be prepared in accordance with PRC accounting standards and, for so long as our H shares are listed on the Hong Kong Stock Exchange, in accordance with either Hong Kong accounting standards or H.K. GAAP. The financial statements must be approved by a majority of our shareholders who are present in person or by proxy at the annual general meeting.

   The Hong Kong Stock Exchange Listing Rules also require us to prepare for the first six months of each fiscal year an interim report no later than sixty days after the end of such period. Further, a preliminary announcement of such interim report is required to be published in the newspapers on the next business day after such report is approved by our board of directors. A copy of such interim report is also required to be sent to every shareholder as soon as reasonably practicable after such publication.

   Under the Listing Agreement, we are required to keep the Hong Kong Stock Exchange, our shareholders and other holders of our listed securities informed as soon as reasonably practicable of any information relating to us and our subsidiaries, including information on any major new developments that is not public information, which:

  . is necessary to enable them and the public to appraise the position of us and our subsidiaries;

  . is necessary to avoid the establishment of a false market in our securities; and

  . might reasonably be expected to affect materially market activity in, and the price of, our securities.

   We are also required under the Hong Kong Stock Exchange Listing Rules to disclose to our shareholders details of various acquisitions or disposals of assets and other transactions (including transactions with controlling shareholders).

Restrictions on Transferability and the Share Register

   H shares may be traded only among investors who are legal or natural persons resident outside of China, and may not be sold to investors resident within the PRC. Under our articles of association, any proposed sale by a PRC shareholder of its domestic shares to persons resident outside China who will receive H shares upon the sale must be approved by two-thirds of our domestic shareholders and H shareholders at duly convened meetings of domestic shareholders and H shareholders held separately and at a duly convened joint meeting of domestic shareholders and H shareholders. Any sale is also subject to approval by the Ministry of Finance, the China Securities Regulatory Commission and other relevant governmental authorities. There are no restrictions under PRC law or our articles of association on the ability of investors who are not PRC residents to hold H shares.

   In general, under PRC company law, our domestic shares held by CLIC may not be transferred within three years from our establishment on June 30, 2003. However, a special waiver was granted by the State Council, pursuant to the PRC company law to exempt from this sales prohibition the sale of our H shares by CLIC in connection with this offering. See "Principal and Selling Shareholders".

   We are required to keep a register of our shareholders, which shall be comprised of various parts, including one part which is to be maintained in Hong Kong in relation to holders of H shares. Shareholders have the right

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to inspect and, for a reasonable charge, to copy the share register. No transfers of ordinary shares will be recorded in our share register within thirty days prior to the date of a shareholders' general meeting or within five days prior to the record date established for the purpose of distributing a dividend.

   We have appointed Computershare Hong Kong Investor Services Limited to act as the registrar of our H shares. This registrar maintains our register of holders of H shares at our offices in Hong Kong and enters transfers of H shares in such register upon the presentation of the documents described above.

Increases in Share Capital

   Under our articles of association, issuance of new securities, including ordinary shares, securities convertible into ordinary shares, options, warrants or similar rights to subscribe for any ordinary shares or convertible securities, must be approved by two-thirds of all shareholders. In addition, the issuance of domestic shares or H shares must be approved by two-thirds of the class of domestic shares or H shares, as the case may be, unless:

  . the number of shares to be issued shall not exceed 20% of the number of shares of the same class then outstanding in any 12-month period; or

  . our plans for issuing H shares in the offering are implemented within 15 months of November 3, 2003, the date of approval by the China Securities Regulatory Commission.

   Shareholders are not liable to make any further contribution to the share capital other than according to the terms that were agreed upon by the subscriber of the relevant shares at the time of subscription. New issues of shares must also be approved by relevant Chinese authorities.

Decreases in Share Capital and Repurchases

   We may reduce our registered share capital only upon obtaining the approval of at least two-thirds of our shareholders and, in certain circumstances, of relevant Chinese authorities. The number of H shares that may be repurchased is subject to the Hong Kong Codes on Takeovers and Mergers and Share Repurchases.

Restrictions on Ownership

   You may not individually or with your nominees or other persons acting in concert own more than 10% of our share capital without the prior approval of the CIRC. Other restrictions on ownership of our shares apply. See "Regulation--Insurance Company Regulation--Restriction of ownership in joint stock insurance companies".

Restrictions on Large or Controlling Shareholders

   Our articles of association define a controlling shareholder as any person who acting alone or in concert with others:

  .   is in a position to elect more than one-half of the board of directors;

  . has the power to exercise, or to control the exercise of, 30% or more of our voting rights;

  .   holds 30% or more of our issued and outstanding shares; or

  .   has de facto control of us in any other way.

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   As of the date of this prospectus and immediately following the global offering (including the exercise of the underwriters' over-allotment option), CLIC, a wholly state-owned enterprise, is and will be our only controlling shareholder.

   Our articles of association provide that, in addition to any obligation imposed by laws and administrative regulations or required by the Hong Kong Stock Exchange Listing Rules, a controlling shareholder shall not exercise its voting rights in a manner prejudicial to the interests of other shareholders:

  . to relieve a director or supervisor from his or her duty to act honestly in our best interests;

  . to approve the appropriation by a director or supervisor, for his or her own benefit or for the benefit of any other person, of our assets in any way, including without limitation opportunities which may be advantageous to us; or

  . to approve the appropriation by a director or supervisor, for his or her own benefit or for the benefit of another person, of the individual rights of other shareholders, including without limitation rights to distributions and voting rights (except in accordance with a restructuring of our company which has been submitted for approval by the shareholders at a general meeting in accordance with our articles of association).

Board of Directors

   Our directors are elected by our shareholders at shareholders' general meetings. Because the domestic shares and H shares do not have cumulative voting rights, a holder of a majority of our ordinary shares is able to elect all of the directors. Directors are elected for a term of three years and may serve consecutive terms if re-elected.

   Article 23 of Special Regulations on the Overseas Offering and Listing of Shares by Joint Stock Limited Companies provides that directors, supervisors, and senior officers of a company owe duties of honesty, care and diligence to their company.

   Our articles of association provide that, in exercising their duties and powers, our directors, supervisors and senior officers will act with the care, diligence and skills that are expected of a reasonable person under similar circumstances, observe fiduciary principles and not place themselves in a situation where their interests conflict with the duties they are charged with performing. In addition to these fiduciary duties to our company, each director, supervisor and officer is obligated to each shareholder:

  .   to act honestly in our company's best interests;

  .   not to exploit corporate assets for personal gains; and

  .   not to expropriate the rights of our shareholders.

   If directors, supervisors or officers are found to have misappropriated our company's assets or misused their position for personal gain, the PRC company law provides that any misappropriated or misused property be returned and any illegal proceeds received by the supervisor be confiscated, and allows us to impose punishment on them. Criminal liability may also be imposed. Our shareholders cannot bring a derivative suit against any director, supervisor or officer who has breached his fiduciary duties, and most disputes between H shareholders and directors, supervisors and officers are required to be resolved by final and binding arbitration. See "Enforceability of Shareholders' Rights" and "--Certain Differences between PRC Company Law and Delaware Corporate Law--Shareholders' Lawsuits".

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   Moreover, our articles of association provide that our directors, supervisors and senior officers must not enter into transactions or contracts with us or agree to make corporate loans to any persons or provide guarantees for loans of any shareholder or any other person with corporate assets. In particular, our directors, supervisors and senior officers have obligations to disclose to the board of directors any direct or indirect material interest they may have in any contracts or transactions with us. They may not vote on any contracts, transactions or arrangements in which they have any material interest. Further, we may not make loans or provide guarantees to directors, supervisors or senior officers, unless such loans or guarantees are approved at a shareholders' meeting or made in the ordinary course of business. All decisions relating to the compensation of directors are made at shareholders' meetings.

   There are no provisions under our articles of association or PRC law which relate to:

  . the retirement or non-retirement of directors under any age limit requirement;

  .   directors' borrowing power; or

  .   number of shares required for directors' qualification.

   Subject to all relevant laws and administrative regulations, the shareholders may remove any director before the expiration of his or her term of office by a majority vote of the shareholders present in person or by proxy at shareholders' general meetings. A director, supervisor, chief executive officer, chief financial officer, president, vice president or other senior officer may be relieved of liability for a specific breach of his or her duties by the consent of shareholders so long as specified conditions are met.

Board of Supervisors

   Our board of supervisors consists of three supervisors. One member of our board of supervisors must be an employee representative elected by our employees. The remaining members must be elected by our shareholders in a general meeting. One member of our board of supervisors is designated as the chairman. Members of the board of supervisors may not serve as director, president, vice president or financial controller of our company. The term of office for our supervisors is three years, which is renewable upon re-election.

   The primary duty of the board of supervisors is to monitor our financial matters and management. The board of supervisors' powers are generally limited to carrying out investigations and reporting to shareholders, the China Securities Regulatory Commission and other relevant governmental authorities having jurisdiction over our affairs and to convening shareholders' extraordinary general meetings. Reasonable expenses incurred by the board of supervisors in carrying out its duties will be paid by us.

   Our supervisors owe fiduciary duties to our company and our shareholders. Please see the discussion of the duties and the nature of recourse our shareholders may have against supervisors in breach of these duties in the subsection entitled "--Board of Directors".

   The board of supervisors is accountable, and will report, to the shareholders at the shareholders' general meetings.

Certain Differences Between PRC Company Law and Delaware Corporate Law

   The PRC company law and other laws applicable to us differ in a number of respects from laws generally applicable to United States corporations and their shareholders. The description set forth below includes a summary of certain provisions of the PRC company law, Special Rules and Mandatory Provisions applicable to overseas listed companies, such as us, which differ from provisions of the corporate law of the State of Delaware.

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   General


   We are a PRC joint stock company, which is a corporate entity organized under the PRC company law. Under the PRC company law, the registered capital of a joint stock company is divided into shares of equal par value. These shares are commonly called domestic ordinary shares. Each share of a joint stock company ranks equally with all other shares in its class as to voting rights and rights to dividends and other distributions. Upon receiving approval from the relevant authorities, a joint stock company may offer its shares for sale to the public and seek to be listed on a stock exchange. The State Council may formulate separate regulations for the issuance of other classes of shares, including H shares. All of our issued shares will be fully paid and nonassessable. Shareholders of a joint stock company may transfer their shares without the approval of other shareholders. Among other things, a joint stock company must have (1) not fewer than five shareholders, (2) minimum paid-in capital of not less than RMB 10 million, (3) a board of directors of not fewer than five and not more than 19 members and (4) a board of supervisors of not fewer than three members.


   The shareholders' meeting of a joint stock company is the highest authority of the company and exercises the powers of the company with respect to significant matters, subject to applicable law and the articles of association of the company. The business of a joint stock company is under the overall management of a board of directors, subject to the PRC company law, other applicable laws and regulations (which in our case include the PRC insurance law and regulations), the company's articles of association and duly adopted resolutions of its shareholders. The day-to-day operations of a joint stock company are under the direction of its general manager or president, subject to the applicable laws and regulations, the company's articles of association and duly adopted resolutions of the directors and shareholders. In addition, the PRC company law provides for the establishment of a board of supervisors for each joint stock company. The supervisors perform and exercise the functions and powers described below, including examination of the joint stock company's affairs and monitoring the actions of the directors and officers of the company. The directors, supervisors and officers are not required to hold any qualifying shares in the joint stock company.

   A joint stock company may be liquidated involuntarily due to insolvency or voluntarily in accordance with the terms of its articles of association or duly adopted shareholders' resolutions. The property of a joint stock company remaining after full payment of its liquidation expenses, wages and labor insurance premiums of its employees, outstanding taxes and debts, is distributed in proportion to the holdings of its shareholders.

   Meetings of shareholders


   Under PRC law, shareholders are given the power to approve specified matters. See "Voting Rights and Shareholders' Meetings". In addition, the Mandatory Provisions provide that at shareholders' meetings shareholders are entitled consider any proposals made by shareholders holding in the aggregate at least 5% of voting power over the company's shares.


   Under Delaware law, the business and affairs of a Delaware corporation are, in general, managed by or under the direction of its board of directors. Only certain fundamental matters regarding the corporation are reserved by statute to be exercised by the shareholders. These matters include, in general, the election and removal of directors, the retention and dismissal of the corporation's independent auditors, mergers and other business combinations involving the corporation, the amendment of the corporation's certificate of incorporation and a liquidation and dissolution of the corporation.

   Shareholders' approval by written consent

   PRC law does not provide shareholders of overseas joint stock listed companies with rights to approve corporate matters by written consent. Under Delaware law, unless otherwise provided in the certificate of incorporation, any action which is required or permitted to be taken at any shareholders' meeting may be taken without a meeting, subject to various conditions.

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   Amendments of articles of association


   Under PRC law, an amendment of the articles of association must be approved by an affirmative vote of two-thirds of shareholders attending a shareholders' meeting. Under the Mandatory Provisions, the proposal to amend the articles is required to be approved by the board of directors, as well as the shareholders. Amendments only become effective after approval by the relevant governmental department authorized by the State Council and the China Securities Regulatory Commission.


   Under Delaware law, board as well as shareholder approval are required for any amendment to the certificate of incorporation, but no governmental approval is generally required.

   Powers and responsibilities of directors

   Under PRC law, the board of directors is responsible for specified actions, including the following functions and powers of a joint stock company:

  . convening shareholders' meetings and reporting its work to shareholders at these meetings;

  .   implementing shareholders' resolutions;

  .   determining the company's business plans and investment proposals;

  .   formulating the company's annual financial budgets and final accounts;

  . formulating the company's profit distribution plans and loss recovery plans;

  . formulating proposals for the increase or decrease in the company's registered capital and the issue of debentures;

  . formulating major acquisition and disposal plans and plans for the merger, division or dissolution of the company;

  . deciding on the company's internal management structure and formulating its basic management system; and

  . appointing or removing the company's principal executive officers; appointing and removing other senior officers based on the recommendation of the principal executive officer and deciding on the remuneration of the senior officers.


   In addition, the Mandatory Provisions provide that the board has the authority to formulate any proposal to amend the articles of association and to exercise any other power conferred by a decision of the shareholders' meeting.


   Under Delaware law, the business and affairs of a Delaware corporation are managed by or under the direction of its board of directors. Their powers include fixing the remuneration of directors, except as otherwise provided by statute or in the certificate of incorporation or by-laws of the corporation.

   Powers and responsibilities of supervisors

   Under PRC law, a PRC joint stock company must have a board of supervisors consisting of shareholder representatives and one or more employee representatives. Supervisors attend board meetings as non-voting

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observers. Directors, officers and company personnel in charge of financial matters may not serve as supervisors. The supervisors perform and exercise the following functions and powers:

  .   examining the company's financial affairs;

  . monitoring compliance with laws, regulations and the articles of association of the company by the directors and officers of the company;

  . requiring corrective action from directors and officers whose actions are contrary to the interests of the company;

  .   proposing the holding of a shareholders' meetings; and

  . exercising and performing other powers and functions provided for in the company's articles of association.


   In addition, the Mandatory Provisions provide that supervisors of overseas listed joint stock companies are entitled to retain auditors in the name of the company to examine any the financial or business reports or profit distribution proposals to be submitted by the directors to a meeting of the shareholders which the supervisors consider questionable, and negotiate or take legal action against any director or the directors in the name of the company. The fees and expenses of attorneys and other professionals incurred by the supervisors in connection with the discharge of their duties are to be paid by the company.


   Delaware law makes no provision for a comparable corporate institution.

   Duties of directors, supervisors and officers

   Under PRC law, directors, supervisors and officers of a joint stock company are required to comply with relevant laws and regulations and the company's articles of association. A director, supervisor or officer who contravenes any law, regulation or the company's articles of association in the performance of his duties shall be personally liable to the company for any loss incurred by the company. Directors, supervisors and officers are required to carry out their duties honestly and protect the interests of the company. They are also under a duty of confidentiality to the company and prohibited from divulging confidential information concerning the company, except as permitted by relevant laws and regulations or by a decision of a shareholders' meeting. They may not use their position and authority in the company to seek personal gain. Directors and officers may not directly or indirectly engage in the same business as the company or in any other business detrimental to the interests of the company, and they are required to forfeit any profits from these activities to the company.

   Under Delaware law, the business and affairs of a corporation are managed by or under the direction of its board of directors. In exercising their powers, directors are charged with a fiduciary duty of care to protect the interests of the corporation and a fiduciary duty of loyalty to act in the best interests of its shareholders.

   Limitations on transactions with interested directors, supervisors and officers


   Under PRC law, directors and officers of a joint stock company may not enter into any contracts or transactions with the company unless permitted by the articles of association or approved by the shareholders. Under the Mandatory Provisions, a director, supervisor or officer is required to disclose to the board any transaction with the company in which he has a direct or indirect interest or in which there is a material conflict of interest between the company and himself. A director is not entitled to vote or be counted for quorum purposes in any board decision on any such transaction. The company may set aside any interested transaction which did not comply with these requirements, unless the offending director, supervisor or officer was honestly unaware of


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his obligations. The company may not loan or provide any guarantees to directors, supervisors or officers (including persons related to them), except for the loans made in accordance with employment contracts approved by the shareholders, or unless the company's business scope allows for the provision of loans and guarantees and such loans or guarantees are made under regular commercial terms.

   Under Delaware law, an interested transaction is not voidable if (1) the material facts as to such interested director's relationship or interests are disclosed or are known to the board of directors and the board in good faith authorizes the transaction by the affirmative vote of a majority of the disinterested directors, (2) such material facts are disclosed or are known to the shareholders entitled to vote on such transaction and the transaction is specifically approved in good faith by vote of the majority of shares entitled to vote thereon or (3) the transaction is fair as to the corporation as of the time it is authorized, approved or ratified. Under Delaware law, the interested director could be held liable for a transaction in which such a director derived an improper personal benefit.

   Election and removal of directors

   Under PRC law, the term of office of directors of a joint stock company must be specified in the articles of association, but may not exceed three years. Directors may be re-elected. No director may be removed from office without cause by shareholders prior to the expiration of the director's term. PRC law does not contemplate a classified board of directors or cumulative voting in the election of directors for PRC joint stock companies.

   Under Delaware law, directors of a Delaware corporation can be removed from office with or without cause by the holders of a majority of shares then entitled to vote at an election of directors, provided that except where the certificate of incorporation of the Delaware corporation otherwise provides, a member of a classified board may be removed by shareholders only for cause, and in a corporation with cumulative voting, if less than all of the directors are removed, no director may be removed if the votes cast against the director's removal is sufficient to elect the director if cumulatively voted at an election of directors.

   Dividend payments

   Under PRC law, proposals for distribution of profits are formulated by the board of directors and submitted for shareholder approval at a shareholders' meeting. Dividends may be distributed in the form of cash or shares.

   Under Delaware law, the board of directors of a Delaware corporation may declare dividends out of distributable earnings and profits without the approval of the shareholders.

   Amalgamations and business combinations; appraisal rights


   Under PRC law, amalgamations and divisions involving joint stock companies are required to be approved by shareholders voting at a shareholders' meeting. The Mandatory Provisions require an amalgamation or division involving the company to be approved by an affirmative vote of two-thirds of the votes present at the shareholders' meeting called to consider the transaction. Any shareholder opposing such an amalgamation or business combination may request the company or the consenting shareholders to purchase its shares at a fair price. In addition, a sale of fixed assets having a value exceeding one-third of the total fixed assets of the company requires the approval of the directors and shareholders.


   Under Delaware law, with certain exceptions, a merger, consolidation or sale of all or substantially all the assets of a corporation must be approved by the board of directors and holders of a majority of the outstanding shares entitled to vote. A shareholder objecting to the merger is entitled to appraisal rights pursuant to which the shareholder may receive cash in the amount of the fair value of the shares held by such shareholder (as determined by a court) in lieu of the consideration the shareholder would otherwise receive in the transaction.

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   Transactions with significant shareholders

   Under Delaware law, a business combination between a Delaware corporation and an interested shareholder which takes place at any time during a period of three years commencing with the date the interested shareholder became an interested shareholder would need prior approval from the board of directors or a supermajority of the shareholders of the corporation, unless the corporation opted out of the relevant Delaware business combination statute. Under Delaware law, an interested shareholder of a corporation is someone who, together with its affiliates and associates, owns more than 15% of the outstanding common shares of the corporation. No such business combination statute or regulation applies to PRC joint stock companies.

   Shareholders' lawsuits

   The PRC law provides that most disputes involving an H shareholder are to be resolved by final and binding arbitration. See "Enforceability of Shareholders' Rights".

   Class actions and derivative actions generally are available to shareholders under Delaware law for, among other things, breach of fiduciary duty, corporate waste and actions not taken in accordance with applicable law.

   Limitations on liability and indemnification of directors and officers

   PRC law does not provide for any specific limitations on liability or indemnification of directors and officers.

   Under Delaware law, a corporation may indemnify a director or officer of the corporation against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in defense of an action, suit or proceeding by reason of such position if (1) the director or officer acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and (2) with respect to any criminal action or proceeding, the director or officer had no reasonable cause to believe his conduct was unlawful.

   Shareholders' rights of inspection of corporate records


   Under PRC law, shareholders are entitled to inspect the articles of association, minutes of shareholders' meetings and reports of the financial accounts of the company. In addition, the Mandatory Provisions provide that, after paying reasonable fees, shareholders are entitled to inspect the company's shareholder list, certain personal information on the directors, supervisors and officers, the company's capital position and certain information regarding share repurchases conducted by the company during the most recent fiscal year.


   Delaware law permits any shareholder of a Delaware corporation to inspect or obtain copies of or extracts from the corporation's shareholder list and its other books and records for any purpose reasonably related to such person's interest as a shareholder.

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                  DESCRIPTION OF AMERICAN DEPOSITARY RECEIPTS


   JPMorgan Chase Bank, as depositary, will issue the ADSs which you may receive in this offering. Each ADS will represent an ownership interest in 40 H shares, which we will deposit with the custodian, as agent of the depositary under the deposit agreement among ourselves, the depositary, yourself as an ADR holder and the other holders of ADRs. In the future, each ADS will also represent any securities, cash or other property deposited with the depositary but which it has not distributed directly to you. Unless specifically requested by you, all ADSs will be issued on the books of our depositary in book-entry form and a statement will be mailed to you which reflects your ownership interest in such ADSs. In our description, references to American Depositary Receipts, or ADRs, include the statements you will receive which reflect your ownership of ADSs.


   The depositary's office is located at 4 New York Plaza, New York, New York 10004.

   You may hold ADSs either directly or indirectly through your broker or other financial institution. If you hold ADSs directly, by having an ADS registered in your name on the books of the depositary, you are an ADR holder. This description assumes you hold your ADSs directly. If you hold the ADSs through your broker or financial institution nominee, you must rely on the procedures of the broker or financial institution to assert the rights of an ADR holder described in this section. You should consult with your broker or financial institution to find out what those procedures are.


   Because the depositary's nominee will actually be the registered owner of the shares, you must rely on it to exercise the rights as a shareholder on your behalf. Your rights as an ADR holder as well as the rights and obligations of the depositary and its agents are set out in the deposit agreement. By holding an ADR, you become party to the deposit agreement. The deposit agreement and the ADSs are governed by New York law. However, our obligations to the holders of our H shares will continue to be governed by the laws of the PRC, which may be different from laws in the United States.


   The following is a summary of the material terms of the deposit agreement. For more complete information, you should read the entire deposit agreement and the form of ADR which contains the terms of your ADSs. You can read a copy of the deposit agreement which is filed as an exhibit to the registration statement of which this prospectus forms a part. See "Where You Can Find More Information".

Share Dividends and Other Distributions

   How will you receive dividends and other distributions on the H shares underlying your ADSs?

   We may make various types of distributions with respect to our securities. The depositary has agreed to pay to you the cash dividends or other distributions it or the custodian receives on H shares or other deposited securities, after deducting its expenses. You will receive these distributions in proportion to the number of underlying H shares that your ADSs represent.

   Except as stated below, to the extent the depositary is legally permitted it will deliver distributions to ADR holders in proportion to their interests in the following manner:

   Cash. The depositary will distribute any U.S. dollars available to it resulting from a cash dividend or other cash distribution or the net proceeds of sales of any other distribution or portion thereof (to the extent applicable), on an averaged or other practicable basis, subject to (i) appropriate adjustments for taxes withheld, (ii) the distribution being impermissible or impracticable with respect to certain registered holders, and
(iii) deduction of the depositary's expenses in (1) converting any foreign currency to U.S. dollars to the extent that it determines that the conversion may be made on a reasonable basis, (2) transferring foreign currency or U.S. dollars to the United State by such means as the depositary may determine to the extent that it determines that the transfer may be made on a reasonable basis, (3) obtaining any approval or license of any governmental authority required for the conversion or transfer, which is obtainable at a reasonable cost and within a reasonable time, and (4) making any sale by public or private means in any commercially reasonable manner.

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   H shares.  In the case of a distribution in H shares, the depositary will issue additional ADRs to evidence the number of ADSs representing these H shares. Only whole ADSs will be issued. Any H shares which would result in fractional ADSs will be sold, and the net proceeds will be distributed to the ADR holders entitled thereto.

   Rights to receive additional H shares. In the case of a distribution of rights to subscribe for additional H shares or other rights, if we provide satisfactory evidence that the depositary may lawfully distribute these rights, the depositary may arrange for ADR holders to instruct the depositary as to the exercise of these rights. However, if we do not furnish this evidence or if the depositary determines it is not practical to distribute these rights, the depositary may:

  .   sell these rights if practicable and distribute the net proceeds as cash;
      or

  . allow these rights to lapse, in which case ADR holders will receive nothing.

   We have no obligation to file a registration statement under the Securities Act in order to make any rights available to ADR holders.

   Other distributions. In the case of a distribution of securities or property other than those described above, the depositary may either:

  . distribute the securities or property in any manner it deems equitable and practicable;

  . to the extent the depositary deems distribution of the securities or property not to be equitable and practicable, sell the securities or property and distribute any net proceeds in the same way it distributes cash; or

  . hold the distributed property in which case the ADSs will also represent the distributed property.

   Any U.S. dollars will be distributed by checks drawn on a bank in the United States for whole dollars and cents. Fractional cents will be withheld without liability and dealt with by the depositary in accordance with its then current practices.

   The depositary may choose any practical method of distribution for any specific ADR holder, including the distribution of foreign currency, securities or property, or it may retain these items, without paying interest on or investing them, on behalf of the ADR holder as deposited securities.

   The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADR holders.

   There can be no assurance that the depositary will be able to convert any currency at a specified exchange rate or sell any property, rights, H shares or other securities at a specified price, or that any of these transactions can be completed within a specified time period.

Deposit, Withdrawal and Cancellation

   How does the depositary issue ADSs?

   The depositary will issue ADSs if you or your broker deposits H shares or evidence of rights to receive H shares with the custodian. In the case of the ADSs to be issued under this prospectus, we will arrange with the underwriters named in this prospectus to deposit those H shares.

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   H shares deposited in the future with the custodian must be accompanied by specified documents, including instruments showing that the H shares have been properly transferred or endorsed to the person on whose behalf the deposit is being made.

   The custodian will hold all deposited H shares, including those being deposited by or on our behalf in connection with the offering to which this prospectus relates, for the account of the depositary. ADR holders thus have no direct ownership interest in the H shares and only have such rights as are contained in the deposit agreement. The custodian will also hold any additional securities, property and cash received on or in substitution for the deposited H shares. We refer to the deposited H shares and any such additional items as "deposited securities."

   Upon each deposit of H shares, receipt of related delivery documentation and compliance with the other provisions of the deposit agreement, including the payment of the fees and charges of the depositary and any taxes or other fees or charges owing, the depositary will issue an ADR or ADRs in the name of the person entitled to the ADR evidencing the number of ADSs to which the person is entitled.

   All of the ADSs issued will, unless specifically requested to the contrary, be part of the depositary's direct registration system, and a registered holder will receive periodic statements from the depositary which will show the number of ADSs registered in the holder's name. An ADR holder can request that the ADSs not be held through the depositary's direct registration system and that certificated ADRs be issued.

   How do ADR holders cancel an ADS and obtain deposited securities?

   When you turn in your ADS at the depositary's office, the depositary will, upon payment of certain applicable fees, charges and taxes and upon receipt of proper instructions, deliver the underlying H shares to an account designated by you maintained by us. At your risk, expense and request, the depositary may deliver deposited securities at such other place as you may request.

   The depositary may only restrict the withdrawal of deposited securities in connection with:

  . temporary delays caused by closing our transfer books or those of the depositary, or the deposit of H shares in connection with voting at a shareholders' meeting, or the payment of dividends;

  .   the payment of fees, taxes and similar charges; or

  . compliance with any U.S. or foreign laws or governmental regulations relating to the ADRs or to the withdrawal of deposited securities.

   This right of withdrawal may not be limited by any other provision of the deposit agreement.

Voting Rights

   How do you vote?

   If you are an ADR holder and the depositary asks you to provide it with voting instructions, you may instruct the depositary how to exercise the voting rights for the H shares that underlie your ADSs. After receiving voting materials from us, the depositary will notify the ADR holders of any shareholders' meeting or solicitation of consents or proxies. This notice will describe how you may instruct the depositary to exercise the voting rights for the H shares which underlie your ADSs. For instructions to be valid, the depositary must receive them on or before the date specified. The depositary will try, as far as is practical, subject to the provisions of the underlying H shares or other deposited securities, to vote or to have its agents vote the H shares or other deposited securities

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

as you instruct. The depositary will only vote or attempt to vote as you instruct. The depositary itself will not exercise any voting discretion. Furthermore, neither the depositary nor its agents are responsible for any failure to carry out any voting instructions, for the manner in which any vote is cast or for the effect of any vote.

   There is no guarantee that you will receive voting materials in time to instruct the depositary to vote and it is possible that you, or persons who hold their ADSs through brokers, dealers or other third parties, will not have the opportunity to exercise a right to vote.

Record Dates

   The depositary may fix record dates for the determination of the ADR holders who will be entitled:

  .   to receive a dividend, distribution or rights; or

  . to give instructions for the exercise of voting rights at a meeting of holders of H shares or other deposited securities,

all subject to the provisions of the deposit agreement.

Reports and Other Communications

   Will you be able to view our reports?

   The depositary will make available for inspection by holders of the ADSs at the depositary's office any written communications received from us, which are both (1) received by the custodian or its nominee as a holder of the deposited securities and (2) made generally available to the holders of the deposited securities. We will furnish these communications in English when so required by any rules or regulations of the U.S. Securities and Exchange Commission, or the SEC.

   Additionally, if we make any written communications generally available to holders of our shares, including the depositary or the custodian, and we request the depositary to provide them to ADR holders, the depositary will mail copies of them, or, at its option, summaries of them, to ADR holders.

Fees and Expenses

   What fees and expenses will you be responsible for paying?

   ADR holders will be charged a fee for each issuance of ADSs, including issuances resulting from distributions of shares, rights and other property, and for each surrender of ADSs in exchange for deposited securities. The fee in each case is US$5.00 for each 100 ADSs, or any portion thereof, issued or surrendered.

   The following additional charges will be incurred by the ADR holders, by any party depositing or withdrawing shares or by any party surrendering ADRs or to whom ADRs are issued (including, without limitation, issuance pursuant to a share dividend or share split declared by us or an exchange of shares regarding the ADRs or the deposited securities or a distribution of ADRs), whichever is applicable:

  . to the extent not prohibited by the rules of any stock exchange or interdealer quotation system upon which the ADSs are traded, a fee of $1.50 per ADR or ADRs for transfers of certificated ADRs made;

  . to the extent not prohibited by the rules of any stock exchange or interdealer quotation shares system upon which the ADSs are traded, a fee of $.02 or less per ADS (or portion thereof) for any cash distribution made pursuant to the deposit agreement;

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

  . a fee for the distribution of securities, such fee being in an amount equal to the fee for the execution and delivery of ADSs which would have been charged as a result of the deposit of those securities (treating all such securities as if they were shares) but which securities or the net cash proceeds from the sale thereof are instead distributed by the depositary to those entitled thereto;

  .   stock transfer or other taxes and other governmental charges;

  .   cable, telex and facsimile transmission and delivery charges;

  . transfer or registration fees for the registration of transfer of deposited securities on any applicable register in connection with the deposit or withdrawal of deposited securities;

  . expenses of the depositary in connection with the conversion of foreign currency into U.S. dollars; and

  . such fees and expenses as are incurred by the depositary, including without limitation expenses incurred in connection with compliance with foreign exchange control regulations or any law or regulation relating to foreign investment, in delivery of deposited securities or otherwise in connection with the depositary's or its custodian's compliance with applicable law, rule or regulation.

   We will pay all other charges and expenses of the depositary and any agent of the depositary, except the custodian, under agreements from time to time between us and the depositary. The fees described above may be amended from time to time.

Payment of Taxes

   ADR holders must pay any tax or other governmental charge payable by the custodian or the depositary on any ADS or ADR, deposited security or distribution. If an ADR holder owes any tax or other governmental charge, the depositary may (1) deduct the amount of the tax or charge from any cash distributions, or (2) sell deposited securities and deduct the amount owing from the net proceeds of the sale. In either case the ADR holder remains liable for any shortfall. Additionally, if any tax or governmental charge is unpaid, the depositary may also refuse to effect any registration, registration of transfer, split-up or combination of deposited securities or withdrawal of deposited securities, except under limited circumstances mandated by securities regulations. If any tax or governmental charge is required to be withheld on any non-cash distribution, the depositary may sell the distributed property or securities to pay those taxes and distribute any remaining net proceeds to the ADR holders who are entitled to them.

Reclassifications, Recapitalizations and Mergers

   If we take specified actions that affect the deposited securities, including
(1) any change in par value, split-up, consolidation, cancellation or other reclassification of deposited securities, or (2) any recapitalization, reorganization, merger, consolidation, liquidation, receivership, bankruptcy or sale of all or substantially all of our assets, then the depositary may choose to:

  .   amend the form of ADR;

  .   distribute additional or amended ADRs;

  . distribute cash, securities or other property it has received in connection with these actions;

  . sell any securities or property received and distribute the proceeds as cash; or

  .   none of the above.

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   If the depositary does not choose any of the above options, any of the cash, securities or other property it receives will constitute part of the deposited securities, and each ADS will then represent a proportionate interest in that property.

Amendment and Termination

   How may the deposit agreement be amended?

   We may agree with the depositary to amend the deposit agreement and the terms of the ADSs without your consent for any reason. ADR holders must be given notice at least 30 days in advance of any amendment that imposes or increases any fees or charges (other than share transfer or other taxes and other governmental charges, transfer or registration fees, cable, telex or facsimile transmission costs, delivery costs or other such expenses), or affects any substantial existing right of ADR holders. If an ADR holder continues to hold ADRs being so notified, the ADR holder is deemed to agree to the amendment. Notwithstanding the foregoing, an amendment can become effective before notice is given if this is necessary to ensure compliance with a new law, rule or regulation.

   No amendment will impair your right to surrender your ADSs and receive the underlying securities. If a governmental body adopts new laws or rules which require the deposit agreement or the ADSs to be amended, we and the depositary may make the necessary amendments, which could take effect before you receive notice of the amendment.

   How may the deposit agreement be terminated?

   The depositary may terminate the deposit agreement by giving the ADR holders at least 30 days' prior notice, and it must do so at our request. The deposit agreement will be terminated on the removal of the depositary for any reason. After termination, the depositary's only responsibility will be (1) to deliver deposited securities to ADR holders who surrender their ADRs, and (2) to hold or sell distributions received on deposited securities. As soon as practicable after the expiration of six months from the termination date, the depositary will sell the deposited securities which remain and hold the net proceeds of such sales, without liability for interest, in trust for the ADR holders who have not yet surrendered their ADRs. After making the sale, the depositary will have no obligations except to account for the proceeds and other cash. The depositary will not be required to invest the proceeds or pay interest on them.

Limitations on Obligations and Liability to ADR Holders

   Limits on our obligations and the obligations of the depositary; limits on liability to ADR holders and holders of ADSs

   Prior to the issue, registration, registration of transfer, split-up, combination, or cancellation of any ADRs or the delivery of any distribution in respect of the ADRs, the depositary and its custodian may require you to pay, provide or deliver:

  . payment of (i) any stock transfer or other tax or other governmental charge, (ii) any stock transfer or registration fees in effect for the registration of transfers of shares or other deposited securities upon any applicable register and (iii) any applicable fees and expenses described in the ADR;

  . the production of proof satisfactory to it of (i) the identity and genuineness of any signature and (ii) such other information, including without limitation, information as to citizenship, residence, exchange control approval, beneficial ownership of any securities, payment of applicable taxes or governmental charges, or legal or beneficial ownership and the nature of such interest, information relating to the registration of the shares on the books maintained by or on our behalf for the transfer and registration of shares, and compliance with applicable law, regulations, provisions of or governing deposited securities and terms of the deposit agreement and the ADR, as it may deem necessary or proper; and

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

  . compliance with such regulations as the depositary may establish consistent with the deposit agreement.

   The deposit agreement expressly limits the obligations and liabilities of the depositary, ourselves and our respective agents. Neither we nor the depositary nor any such agent will be liable if:

  . any present or future law, regulation of the United States, Hong Kong, the People's Republic of China or any other country, or of any governmental or regulatory authority or stock exchange, the provisions of or governing any deposited securities, act of God, war or other circumstance beyond its control shall prevent, delay or subject to any civil or criminal penalty any act which the deposit agreement or any ADR provides shall be done or performed by it;

  . it exercises or fails to exercise discretion authorized under the deposit agreement;

  .   it performs its obligations without gross negligence or bad faith;

  . it takes any action or fails to take any action in reliance upon the advice of or information from legal counsel, accountants, any person presenting shares for deposit, any registered holder of ADRs or any other person believed by it to be competent to give such advice or information; or

  . it relies upon on any documents we believe in good faith to be genuine and to have been properly executed.

   Neither the depositary nor its agents have any obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of any deposited securities or the ADRs. We and our agents shall only be obligated to appear in, prosecute or defend any action, suit or other proceeding in respect of any deposited securities or the ADRs, which in our opinion may involve us in expense or liability, if indemnity satisfactory to us against all expense, including fees and disbursements of counsel, and liability is furnished as often as we require. The depositary and its agents may fully respond to any and all demands or requests for information maintained by or on its behalf in connection with the deposit agreement, any registered holder or holders of ADRs, any ADSs or otherwise to the extent such information is requested or required by or pursuant to any lawful authority, including without limitation laws, rules, regulations, administrative or judicial process of, banking, securities or other regulators.

   The depositary will not be responsible for failing to carry out instructions to vote the deposited securities or for the manner in which the deposited securities are voted or the effect of the vote. In no event shall the depositary or any of its agents be liable for any indirect, special, punitive or consequential damages.

   The depositary may own and deal in deposited securities and in ADSs.

   Disclosure of interests in ADSs

   We may from time to time request you and other holders and beneficial owners of ADSs to provide information as to:

  . the capacity in which you and other holders and beneficial owners own or owned ADSs;

  . the identity of any other persons then or previously interested in those ADSs; and

  .   the nature of that interest and various other matters.

   You may not individually or with your nominees or other persons acting in concert own more than 10% of our share capital without the prior approval of the CIRC. You and other holders and beneficial owners will be

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subject to the provisions of the Securities and Futures Ordinance and any other legislation or regulations of Hong Kong from time to time in effect regarding the disclosure of interests in shares. For this purpose, "interest" has the meaning provided in the Securities and Futures Ordinance. Under the Securities and Futures Ordinance, you may have a duty to notify us and the Hong Kong Stock Exchange if you become aware that your interest in H shares, including your interest in H shares represented by ADSs, equals or exceeds 5% of long positions in our issued H share capital or 5% of long positions and 1% of short positions in our issued H share capital. You are also further required to notify us and the Hong Kong Stock Exchange of certain changes in your interest in the shares, or if you cease to have such interest or acquired more of our issued share capital. Under the Securities and Futures Ordinance, we have certain rights and duties to make inquiries of persons whom we know or have reasonable cause to believe to be interested in our H shares, including those represented by ADSs, concerning such persons' interests in our H shares. In the event that any person to whom we have made such inquiries fails to respond, or provides false information in response, such person may be subject to sanctions and criminal penalties.

   The depositary has agreed that it will use reasonable efforts to comply with our written instructions requesting that it forward any such requests for information relating to your interests to you. By holding an ADS or an interest in an ADS, you will be agreeing to comply with these requests.

Requirements for Depositary Actions

   We, the depositary or the custodian may refuse to:

  .   issue, register or transfer an ADR or ADRs;

  .   effect a split-up or combination of ADRs;

  .   deliver distributions on any such ADRs; or

  . permit the withdrawal of deposited securities, unless the deposit agreement provides otherwise,

until the following conditions have been met:

  . the holder has paid all taxes, governmental charges and fees and expenses as required in the deposit agreement;

  . the holder has provided the depositary with any information it may deem necessary or proper, including, without limitation, proof of identity and the genuineness of any signature; and

  . the holder has complied with such regulations as the depositary may establish under the deposit agreement.

   The depositary may also suspend the issuance of ADSs, the deposit of H shares, the registration, transfer, split-up or combination of ADRs, or the withdrawal of deposited securities (unless the deposit agreement provides otherwise), if the register for ADRs or any deposited securities is closed or if we or the depositary decides it is advisable to do so.

Books of Depositary

   The depositary or its agent will maintain a register for the registration, registration of transfer, combination and split-up of ADSs. You may inspect these records at our office during regular business hours, but solely for the purpose of communicating with other holders in the interest of business matters relating to the deposit agreement.

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   The depositary will maintain facilities to record and process the issuance, cancellation, combination, split-up and transfer of ADRs. These facilities may be closed from time to time, to the extent not prohibited by law.

Pre-release of ADSs

   The depositary may issue ADSs prior to the deposit with the custodian of H shares or rights to receive H shares. This is called a pre-release of the ADS. A pre-release is closed out as soon as the underlying H shares or other ADSs are delivered to the depositary. The depositary may pre-release ADSs only if:

  . the depositary has received collateral for the full market value of the pre-released ADSs; and

  .   each recipient of pre-released ADSs agrees in writing that he or she:

     .   owns the underlying H shares;

     .   assigns all rights in those H shares to the depositary;

     .   holds those H shares for the account of the depositary; and

     . will deliver those H shares to the custodian as soon as practicable, and promptly if the depositary so demands.

   In general, the number of pre-released ADSs will not evidence more than 30% of all ADSs outstanding at any given time, excluding those evidenced by pre-released ADSs. However, the depositary may change or disregard this limit from time to time as it deems appropriate. The depositary may retain for its own account any earnings on collateral for pre-released ADSs and its charges for their issuance.

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                        SHARES ELIGIBLE FOR FUTURE SALE

   Before this offering, there has been no market for our H shares, and we cannot assure you that a significant public market for our H shares will develop or be substantial after this offering. Future sales of substantial amounts of our H shares, including shares issued upon the exercise of outstanding options, in the public market following this offering could adversely affect market prices prevailing from time to time and could impair our ability to raise capital through the sale of our equity securities. Sales of our H shares in the public market after applicable restrictions lapse, or the perception that such sales may occur, could adversely affect the prevailing market price.


   Upon completion of this offering, we will have outstanding 6,470,588,000 H shares, or 7,441,175,000 H shares if the underwriters exercise in full their over-allotment option. The H shares being sold in this offering will be freely tradable, without restriction or registration under the Securities Act of 1933, unless held by an "affiliate" of our company as that term is defined in Rule 144 under the Securities Act. The 19,411,765,000 shares held by CLIC, which must first be converted into H shares if sold outside China, may be sold only after required Chinese governmental approvals have been obtained. See "Description of Share Capital--Restrictions on Transferability and the Share Register". These shares may be sold in the United States or to U.S. persons only if registered or sold under an exemption from registration under the Securities Act, including the exemption provided by Rule 144. CLIC may seek to sell shares in the future in order to meet its cash requirements, which may adversely affect the market prices of our H shares and ADSs. See "Risk Factors--Risks Relating to the Restructuring".


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                                   TAXATION

   The taxation of income and capital gains of holders of H shares or ADSs is subject to the laws and practices of China and of jurisdictions in which holders of H shares or ADSs are resident or otherwise subject to tax. The following summary of certain relevant taxation provisions is based on current law and practice, is subject to change and does not constitute legal or tax advice. The discussion does not deal with all possible tax consequences relating to an investment in the H shares or ADSs. In particular, the discussion does not address the tax consequences under state, local and other laws, such as non-U.S. federal laws. Accordingly, you should consult your own tax adviser regarding the tax consequences of an investment in the H shares and ADSs. The discussion is based upon laws and relevant interpretations in effect as of the date of this prospectus, all of which are subject to change.

The People's Republic of China

   The following is a discussion of the material Chinese tax provisions relating to the ownership and disposition of H shares or ADSs purchased in connection with the global offering and held by the investors as capital assets. This summary does not purport to address all material tax consequences of the ownership of H shares, and does not take into account the specific circumstances of any particular investors. This summary is based on the tax laws of China as in effect on the date of this prospectus, as well as on the Agreement between the United States of America and the People's Republic of China for the Avoidance of Double Taxation, or the Treaty, all of which are subject to change (or changes in interpretation), possibly with retroactive effect.

   This discussion does not address any aspects of Chinese taxation other than income taxation, capital taxation, stamp taxation and estate taxation. Prospective investors are urged to consult their tax advisers regarding Chinese, Hong Kong and other tax consequences of owning and disposing of H shares.

   Taxation of dividends

   Individual investors. According to the Provisional Regulations of China Concerning Questions of Taxation on Enterprises Experimenting with the Share System, or the Provisional Regulations, and the Individual Income Tax Law of China, as amended on October 31, 1993 and effective January 1, 1994, and further amended and effective on August 30, 1999, dividends paid by Chinese companies are ordinarily subject to a Chinese withholding tax levied at a flat rate of 20%. For a foreign individual who is not a resident of China, the receipt of dividends from a company in China is normally subject to a withholding tax of 20% unless reduced by an applicable tax treaty. However, the Chinese State Administration of Taxation, or the SAT, the Chinese central government tax authority which succeeded the State Tax Bureau, issued, on July 21, 1993, a Notice of the Chinese State Administration of Taxation Concerning the Taxation of Gains on Transfer and Dividends from Share (Equities) Received by Foreign Investment Enterprises, Foreign Enterprises and Foreign Individuals, or the Tax Notice, which states that dividends paid by a Chinese company to individuals with respect to shares listed on an overseas stock exchange, or overseas shares, such as H shares, are not subject to Chinese withholding tax. The relevant tax authority has not collected withholding tax on dividend payments on overseas shares, including H shares and ADSs.

   The Amendments to the Individual Income Tax Law of China, or the Amendments, were promulgated on October 31, 1993 and became effective on January 1, 1994. The Amendments state that they shall supersede the provisions of any contradictory prior administrative regulations concerning individual income tax. Under the requirements of the Amendments and the amended Individual Income Tax Law, foreign individuals are subject to withholding tax on dividends paid by a Chinese company at a rate of 20% unless specifically exempted by the tax authority of the State Council. However, in a letter dated July 26, 1994 to the former State Commission for Restructuring the Economic System, the former State Council Securities Commission and the China Securities Regulatory Commission, the SAT reiterated the temporary tax exemption stated in the Tax Notice for dividends received from a Chinese company listed overseas. In the event that this letter is withdrawn, a 20% tax may be

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withheld on dividends in accordance with the Provisional Regulations, the
Amendments and the Individual Income Tax Law. The withholding tax may be reduced under an applicable double taxation treaty. To date, the relevant tax authorities have not collected withholding tax from dividend payments on the shares exempted under the Tax Notice.

   Enterprises. According to the Income Tax Law of China Concerning Foreign Investment Enterprises and Foreign Enterprises, dividends paid by Chinese companies to enterprises are ordinarily subject to a Chinese withholding tax levied at a flat rate of 20%. However, according to the Tax Notice, a foreign enterprise with no permanent establishment in China receiving dividends paid with respect to a Chinese company's Overseas Shares will temporarily not be subject to the 20% withholding tax. If the withholding tax becomes applicable in the future, the rate could be reduced under an applicable double-taxation treaty.

   Tax treaties. Investors who do not reside in China and reside in countries that have entered into treaties for the avoidance of double-taxation with China may be entitled to a reduction of the withholding tax imposed on the payment of dividends to investors of the Company who do not reside in China. China currently has treaties for the avoidance of double-taxation with a number of other countries, which include Australia, Canada, France, Germany, Japan, Malaysia, the Netherlands, Singapore, the United Kingdom and the United States.

   Under the treaty between China and the United States, the China-US Treaty, China may tax a dividend paid by us to an Eligible U.S. Holder up to a maximum of 10% of the gross amount of the dividend. It is arguable that under the China-US Treaty, China may only tax gains from the sale or disposition by an Eligible U.S. Holder of H shares representing an interest in the Company of 25% or more, but this position is uncertain and the Chinese authorities may take a different position. For the purposes of this discussion, an "Eligible U.S. Holder" is a U.S. holder that (i) is a resident of the United States for the purposes of the China-US Treaty, (ii) does not maintain a permanent establishment or fixed base in China to which H shares are attributable and through which the beneficial owner carries on or has carried on business (or, in the case of an individual, performs or has performed independent personal services) and (iii) is not otherwise ineligible for benefits under the China-US Treaty with respect to income and gains derived in connection with the H shares.

   Taxation of capital gains

   The Tax Notice provides that gains realized by enterprises that are holders of Overseas Shares would, temporarily, not be subject to capital gains taxes. With respect to individual holders of H shares, the Provisions for Implementation of Individual Income Tax Law of China, or the Provisions, issued on January 28, 1994, stipulated that gains realized on the sale of equity shares would be subject to income tax at a rate of 20% on the gains, and empowered the Ministry of Finance to draft detailed tax rules on the mechanism for collecting such tax, as per the official publication "China Securities News" of April 13, 1994. However, no income tax on gains realized on the sale of equity shares has been collected. Gains on the sale of shares by individuals were temporarily exempted from individual income tax pursuant to notices issued by the SAT dated February 9, 1996 and March 30, 1998. In the event this temporary exemption is withdrawn or ceases to be effective, individual holders of H shares may be subject to capital gains tax at the rate of 20% unless such tax is reduced or eliminated by an applicable double taxation treaty. If tax on capital gains from the sale of H shares become applicable, it is arguable that under the China-US Treaty, China may only tax gains from the sale or disposition by an Eligible U.S. Holder of H shares representing an interest in the Company of 25% or more, but this position is uncertain and the Chinese authorities may take a different position.

   On November 18, 2000, the State Council issued a notice entitled "State Council Notice on the Income Tax Reduction for Interest and Other Income that Foreign Enterprises Derive in China", or the Tax Reduction Notice. Under the Tax Reduction Notice, beginning January 1, 2001, enterprise income tax at a reduced 10% rate will apply to interest, rental, license fees and other income obtained in China by foreign enterprises without agencies or establishment in China, or by foreign enterprises without any substantive relationship with their agency or establishment in China. Therefore, if the exemption as described in the preceding paragraph does not apply or is

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not renewed, and the Tax Reduction Notice is found not to apply, a foreign enterprise shareholder may be subject to a 20% tax on capital gains, unless reduced by an applicable double-taxation treaty.

   Additional Chinese tax considerations

   Chinese stamp duty. Chinese stamp duty imposed on the transfer of shares of Chinese publicly traded companies under the Provisional Regulations should not apply to the acquisition and disposal by non-Chinese investors of H shares or ADSs outside of China by virtue of the Provisional Regulations of China Concerning Stamp Duty, which became effective on October 1, 1988 and which provide that Chinese stamp duty is imposed only on documents executed or received within China that are legally binding in China and are protected under Chinese law.

   Estate tax. No liability for estate tax under Chinese law will arise from non-Chinese nationals holding H shares.

Hong Kong

   Tax treaties

   There is no relevant tax treaty in effect between Hong Kong and the United States.

   Tax on dividends

   Under current practice, no tax is payable in Hong Kong in respect of dividends paid by us.

   Tax on gains from sale

   No tax is imposed in Hong Kong in respect of capital gains. However, trading gains from the sale of property by persons carrying on a trade, profession or business in Hong Kong where the gains are derived from or arise in Hong Kong from the trade, profession or business will be chargeable to Hong Kong profits tax, which is currently imposed at the rate of 17.5% on corporations and at a maximum rate of 15.5% on individuals (to be increased to 16% effective April 1, 2004). Certain categories of taxpayers are likely to be regarded as deriving trading gains rather than capital gains (for example, financial institutions, insurance companies and securities dealers) unless these taxpayers could prove that the investment securities are held for long-term investment purpose.

   Trading gains from sales of H shares effected on the Hong Kong Stock Exchange will be considered to be derived from or arise in Hong Kong. Liability for Hong Kong profits tax would thus arise in respect of trading gains from sales of H shares effected on the Hong Kong Stock Exchange realized by persons carrying on a business of trading or dealing in securities in Hong Kong.

   There will be no liability for Hong Kong profits tax in respect of profits from the sale of ADSs, where purchases and sales of ADSs are effected outside Hong Kong, for example, on the New York Stock Exchange.

   Stamp duty

   Hong Kong stamp duty, currently charged at the ad valorem rate of 0.1% on the higher of the consideration for or the market value of the H shares, will be payable by the purchaser on every purchase and by the seller on every sale of H shares (in other words, a total of 0.2% is currently payable on a typical sale and purchase transaction involving H shares). In addition, a fixed duty of HK$5.00 is currently payable on any instrument of transfer of H shares. Where one of the parties is resident outside Hong Kong and does not pay the ad valorem

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duty due by it, the duty not paid will be assessed on the instrument of transfer (if any) and will be payable by the transferee. If stamp duty is not paid on or before the due date, a penalty of up to ten times the duty payable may be imposed.

   The withdrawal of H shares upon the surrender of ADRs, and the issuance of ADRs upon the deposit of H shares, will also attract stamp duty at the rate described above for sale and purchase transactions unless such withdrawal or deposit does not result in a passing of the beneficial interest in the H shares under Hong Kong law, in which case only a fixed duty of HK$5.00 is payable on the transfer. The issuance of the ADRs upon the deposit of H shares issued directly to the depositary of the ADSs, or for the account of the depositary, will not be subject to any stamp duty. No Hong Kong stamp duty is payable upon the transfer of ADSs outside Hong Kong.

   Estate duty

   Estate duty is imposed upon the principal value of property situated in Hong Kong which passes upon the death of a person. H shares are regarded as property situated in Hong Kong for estate duty purposes by virtue of being entered in a register in Hong Kong. We cannot assure you that the Hong Kong Inland Revenue Department will not treat the ADSs as Hong Kong property that may be subject to estate duty on the death of the beneficial owner of the ADSs even if the ADRs evidencing such ADSs are located outside Hong Kong at the date of such death. Hong Kong estate duty is imposed on a progressive scale from 5% to 15%. The rate of and the threshold for estate duty have, in the past, been adjusted on a fairly regular basis. No estate duty is payable when the aggregate value of the dutiable estate does not exceed HK$7.5 million, and the maximum rate of duty of 15% applies when the aggregate value of the dutiable estate exceeds HK$10.5 million.

United States of America

   In the opinion of Debevoise & Plimpton, special United States tax counsel to China Life, the following is a discussion of the material United States federal income tax consequences relating to the purchase, ownership and disposition of H shares or ADSs by U.S. Holders (as defined below) that purchase H shares or ADSs in the international offering and hold the shares or ADSs as capital assets. This discussion is based on the Internal Revenue Code of 1986, as amended or, the Code, Treasury regulations promulgated thereunder, and administrative and judicial interpretations thereof, all as in effect on the date hereof and all of which are subject to change, possibly with retroactive effect. This discussion does not address all of the tax considerations that may be relevant to specific U.S. Holders in light of their particular circumstances or to U.S. Holders subject to special treatment under U.S. federal income tax law (such as banks, insurance companies, tax-exempt entities, retirement plans, regulated investment companies, partnerships, dealers in securities, brokers, U.S. expatriates, persons who have acquired our H shares or ADSs as part of a straddle, hedge, conversion, or other integrated investment, persons who own, directly or by attribution, 10% or more of the combined voting power of all classes of stock of China Life or persons that have a "functional currency" other than the U.S. dollar). This discussion does not address any U.S. state or local or any U.S. federal estate, gift or alternative minimum tax considerations.

   As used in this discussion, the term "U.S. Holder" means a beneficial owner of H shares or ADSs that is, for U.S. federal income tax purposes, (i) an individual who is a citizen or resident of the United States, (ii) a corporation created or organized in or under the laws of the United States or of any state or political subdivision thereof or therein, including the District of Columbia or (iii) an estate or trust the income of which is subject to U.S. federal income tax regardless of the source thereof.

   Prospective investors are urged to consult their own tax advisers as to the particular tax considerations applicable to them relating to the purchase, ownership and disposition of H shares or ADSs in their individual circumstances, including the applicability of U.S. federal, state and local tax laws, any changes in applicable tax laws and any pending or proposed legislation or regulations.

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   Taxation of dividends

   Subject to the discussion below under "--Special Rules", cash distributions with respect to the H shares or ADSs will, upon receipt, be includible in the gross income of a U.S. Holder as ordinary dividend income to the extent of our current and accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent that the amount of any such cash distribution exceeds our current and accumulated earnings and profits as so computed, it will be treated first as a non-taxable return of capital to the extent of the U.S. Holder's adjusted tax basis in such H shares or ADSs and, to the extent the amount of such cash distribution exceeds adjusted tax basis, will be treated as gain from the sale of such H shares or ADSs. Dividends paid by us generally will constitute income from sources outside the United States for foreign tax credit limitation purposes and will not be eligible for the "dividends received" deduction.

   Recently enacted legislation (the "2003 Tax Act") reduces to 15% the maximum tax rate applicable to certain dividends received by individuals during taxable years beginning on or before December 31, 2008, so long as certain holding period requirements are met. Dividends received from "qualified foreign corporations" generally qualify for the reduced rate. A non-U.S. corporation (other than a foreign personal holding company, foreign investment company, or passive foreign investment company) generally will be considered to be a qualified foreign corporation (i) if it is eligible for the benefits of a comprehensive income tax treaty with the United States which the Secretary of the Treasury determines is satisfactory for purposes of this provision and which includes an exchange of information program or (ii) with respect to any dividend it pays on stock which is readily tradable on an established securities market in the United States. The Treasury Department has determined that the U.S.-China income tax treaty as currently in effect meets the requirements described in clause (i) above. In addition, the ADSs are expected to be readily tradable on the New York Stock Exchange, an established securities market in the United States. Each U.S. Holder that is an individual is urged to consult his tax adviser regarding the possible applicability of the reduced rate under the 2003 Tax Act and the related restrictions and special rules.

   The U.S. dollar value of any distribution made by us in Renminbi (or other currency that is not the U.S. dollar, or a foreign currency), should be calculated by reference to the exchange rate in effect on the date of receipt of such distribution by JPMorgan Chase Bank, as depositary, in the case of ADSs, or by the U.S. Holder, in the case of H shares held directly by such U.S. Holder regardless of whether the Hong Kong dollars (or such other foreign currency) so received are converted into U.S. dollars on the date of receipt. If the Hong Kong dollars (or such other foreign currency) so received are converted into U.S. dollars on the date of receipt, such U.S. Holder generally should not recognize foreign currency gain or loss on such conversion. If the Hong Kong dollars (or such other foreign currency) are not converted into U.S. dollars on the date of receipt, such U.S. Holder will have a basis in the Hong Kong dollars (or such other foreign currency) equal to their U.S. dollar value on the date of receipt. Any gain or loss on a subsequent conversion or other disposition of the Hong Kong dollars (or such other foreign currency) generally will be treated as ordinary income or loss from sources within the United States for foreign tax credit limitation purposes.

   As described above under "--The People's Republic of China--Taxation of Dividends", under current practice, Chinese withholding tax will not be collected from dividends paid with respect to overseas shares such as H shares and ADSs. If, in the future, Chinese withholding tax were to be collected from dividends paid on H shares or ADSs, a U.S. Holder should be entitled, at its option, to either a deduction or a tax credit for the amount paid or withheld. There are significant and complex limitations that apply to foreign tax credits. The availability of the foreign tax credit and the application of the limitations on the credit are fact specific and U.S. Holders are urged to consult their own U.S. tax advisers with respect to foreign tax credit considerations in their individual circumstances.

   Sale or other disposition of H shares or ADSs

   Subject to the discussion below under "--Special Rules", a U.S. Holder generally will recognize gain or loss for U.S. federal income tax purposes upon a sale or other disposition of our H shares or ADSs in an amount equal

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to the difference between the amount realized from the sale or disposition and the U.S. Holder's adjusted tax basis in the shares or ADSs. The gain or loss generally will be a capital gain or loss and will be long-term capital gain (taxable at a reduced rate for individuals) or loss if, on the date of sale or disposition, the H shares or ADSs were held by the U.S. Holder for more than one year and will generally be U.S. source gain or loss. The claim of a deduction in respect of a capital loss may be subject to limitations.

   A U.S. Holder that receives Hong Kong dollars (or other foreign currency) from the sale or disposition generally will realize an amount equal to the U.S. dollar value of the Hong Kong dollars (or the other foreign currency) on the settlement date of the sale or disposition if (i) the U.S. Holder is a cash basis or electing accrual basis taxpayer and our H shares or ADSs, as the case may be, are treated as being "traded on an established securities market" for this purpose or (ii) the settlement date is the date of the sale or disposition. If the Hong Kong dollars (or the other foreign currency) so received are converted into U.S. dollars on the settlement date, the U.S. Holder should not recognize foreign currency gain or loss on the conversion. If the Hong Kong dollars (or the other foreign currency) so received are not converted into U.S. dollars on the settlement date, the U.S. Holder will have a basis in the Hong Kong dollars (or the other foreign currency) equal to the U.S. dollar value on the settlement date. Any gain or loss on a subsequent conversion or other disposition of the Hong Kong dollars (or the other foreign currency) generally will be treated as ordinary income or loss to the U.S. Holder and generally will be income or loss from sources within the United States for foreign tax credit limitation purposes. A U.S. Holder should consult its own tax adviser regarding the U.S. federal income tax consequences of receiving Hong Kong dollars (or other currency) from a sale or disposition of the H shares or ADSs in cases not described in this paragraph.

   Special rules

   Related Person Insurance Income. Certain adverse U.S. income and tax reporting rules may apply to U.S. holders who, directly or indirectly, own stock of a non-U.S. corporation that earns "related person insurance income" ("RPII"), if 25% or more of the non-U.S. corporation's direct or indirect shareholders are U.S. persons. If applicable, these rules would require U.S. Holders to include in taxable income each year their pro rata share of any RPII for the year, regardless of whether such income is distributed, and also to file I.R.S. Form 5471, disclosing certain information regarding their direct or indirect ownership of the non-U.S. corporation. For organizations that are otherwise exempt from U.S. federal income tax under section 501(a) of the Code, any such income would constitute "unrelated business taxable income." These rules could also apply to convert some or all of the gain recognized from the sale or disposition of H shares or ADSs from capital gain to ordinary income and to report such gain on I.R.S. Form 5471.


   Under a statutory exception, these rules do not apply if less than 20% of the non-U.S. corporation's insurance income is derived from the insurance (or reinsurance) of insureds who are also U.S. Holders (or related to a U.S. Holder). Because, upon completion of the global offering, CLIC will hold an aggregate of no less than 75% of our share capital (or approximately 72.2% if the over-allotment is exercised in full), and we do not offer or intend to offer our products and services in the United States, it is highly unlikely that the Related Person Insurance Income rules will apply at the time of the global offering. If more of our shares are sold to the public in the future, it is possible that such rules could apply at a later date.


   Passive Foreign Investment Company. In general, a non-U.S. corporation will be a passive foreign investment company, or a PFIC, if 75% or more of its gross income constitutes "passive income" or 50% or more of its assets produce "passive income" or are held for the production of "passive income".

   For the purpose of determining whether a non-U.S. corporation is a PFIC, "passive income" is defined to include income of the kind which would be foreign personal holding company income under section 954(c) of the Code, and generally includes interest, dividends, annuities and other investment income. Passive income does not include interest income or dividends received from controlled subsidiaries or certain other related persons, to the extent properly allocable to income of such related person that is not passive income. In addition, the PFIC

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provisions specifically exclude from the definition of "passive income" any income "derived in the active conduct of an insurance business by a corporation which is predominantly engaged in an insurance business and which would be subject to tax under subchapter L if it were a domestic corporation". This exception is intended to ensure that income derived by a bona fide insurance company is not treated as passive income. Thus, to the extent that income is attributable to financial reserves in excess of the reasonable needs of the insurance business, it may be treated as passive income.

   We believe that we are, and we anticipate that we will continue to be, predominantly engaged in an insurance business and that we do not, and will not, have financial reserves in excess of the reasonable needs of our insurance business. Accordingly, our income and assets should not be passive income and passive assets. As a result, we do not expect to be classified as a PFIC for any tax year. However, an actual determination of PFIC status is inherently factual in nature and cannot be made until the close of each applicable tax year and, accordingly, no assurances can be given that we will not become a PFIC at some point in the future.

   In general, a U.S. Holder of a PFIC is subject to a special tax and an interest charge at the time of the sale of (or receipt of an "excess distribution" with respect to) its shares in the PFIC. We do not intend to comply with the requirements necessary to permit a holder to make a "qualified electing fund" election under section 1295 of the Code. In general, a shareholder is treated as having received an "excess distribution" if the amount of the distribution was more than 125% of the average distribution with respect to its shares during the three preceding taxable years (or shorter period during which the taxpayer held the shares). The special tax is computed by assuming that the excess distribution or, in the case of a sale, the gain with respect to the shares was earned in equal portions throughout the holder's period of ownership. The portion allocable to each year prior to the year of sale is taxed at the maximum marginal tax rate applicable for each such period. The interest charge is determined based on the applicable rate imposed on underpayments of U.S. federal income tax for the period.

   The above results may be eliminated if a "mark-to-market" election is available and a U.S. Holder validly makes such an election. If the election is made, such U.S. Holder generally will be required to take into account the difference, if any, between the fair market value and its adjusted tax basis in H shares or ADSs at the end of each taxable year as ordinary income or ordinary loss (to the extent of any net mark-to-market gain previously included in income). In addition, any gain from a sale or other disposition of H shares or ADSs will be treated as ordinary income, and any loss will be treated as ordinary loss (to the extent of any net mark-to-market gain previously included in income). A mark-to-market election is available to a U.S. Holder only if our H shares or ADSs are considered "marketable stock" for these purposes. Generally, stock will be considered marketable stock if it is "regularly traded" on a "qualified exchange" within the meaning of applicable U.S. Treasury regulations. A class of stock is regularly traded during any calendar year during which such class of stock is traded, other than in de minimis quantities, on at least 15 days during each calendar quarter. A non-U.S. securities exchange will constitute a qualified exchange if it is regulated or supervised by a governmental authority of the country in which the market is located and meets certain trading, listing, financial disclosure and other requirements set forth in the Treasury Regulations. We do not know whether our H shares or ADSs will be treated as marketable stock for these purposes.

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                      ENFORCEABILITY OF CIVIL LIABILITIES

   We are a joint stock company with limited liability incorporated under the laws of China, and substantially all of our assets are located outside the United States. We have appointed CT Corporation System, located at 111 Eighth Avenue, New York, New York 10019, as our agent to receive service of process with respect to any action brought against us in the United States District Court for the Southern District of New York under the federal securities laws of the United States or of any State of the United States or under the deposit agreement or the ADRs referred to under "Description of American Depositary Receipts", or any action brought against us in the Supreme Court of the State of New York in the County of New York under the securities laws of the State of New York. However, it may be difficult for investors to enforce outside the United States judgments against us obtained in the United States in any such actions, including actions predicated upon the civil liability provisions of the federal securities laws of the United States or of the securities laws of any State of the United States. In addition, our directors, supervisors and executive officers and certain of the underwriters and experts named in this prospectus are resident outside the United States, and all or a substantial portion of the assets of these persons are or may be located outside the United States. Therefore, it may not be possible for investors to effect service of process within the United States upon them, or to enforce against them or us judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the federal securities laws of the United States or of the securities laws of any State of the United States. The difficulty of enforcing a judgment of a U.S. court in China stems from the lack of any official arrangement providing for judicial assistance to the enforcement of judgments of courts of the United States in the PRC. China does not have treaties providing for the reciprocal recognition and enforcement of judgments of courts within the United States, the United Kingdom, Japan or many other members of the Organization for Economic Cooperation and Development. In the absence of such a treaty, judgments of U.S. courts will not be enforced in the PRC without review of the merits of the claims and the claims brought in the original action in the United States court will have to be relitigated on their merits.

   Likewise, administrative actions brought by regulatory authorities, such as the SEC, and other actions, which result in foreign court judgments, could (assuming such actions are not required by Chinese law or our articles of association to be arbitrated) only be enforced in China if such judgments or rulings do not violate the basic principles of the law of China or the sovereignty, security and public interest of the society of China, as determined by a People's Court of China that has jurisdiction for recognition and enforcement of judgments. We have been advised by our Chinese counsel, King & Wood, that there is doubt:

  . as to the enforceability in China of any actions to enforce judgments of United States courts arising out of or based on the ownership of the H shares or ADSs, including judgments arising out of or based on the civil liability provisions of United States federal or state securities laws; and

  . whether Chinese courts would enforce, in original actions, judgments against our directors and officers predicated solely upon the federal securities laws of the United States.

   Furthermore, an original action may be brought in the PRC against us, our directors, supervisors or executive officers or the underwriters and experts named in this prospectus only if the actions are not required to be arbitrated by PRC law and our articles of association, and only if the facts alleged in the complaint give rise to a cause of action under PRC law. In connection with such an original action, a PRC court may award civil liability, including monetary damages.

   Our Hong Kong legal adviser, Allen & Overy, has advised us that Hong Kong has no arrangement for the reciprocal enforcement of judgments with the United States. However, under Hong Kong common law, a foreign judgment (including one from a court in the United States predicated on federal or state securities laws of the United States) may be enforced in Hong Kong by bringing an action in a Hong Kong court, and then seeking summary or default judgment on the strength of the foreign judgment, provided that the foreign judgment is for a debt or definite sum of money and is final and conclusive on the merits.

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   In addition, the Hong Kong courts may refuse to recognize or enforce a foreign judgment if:

  .   the judgment was obtained by fraud;

  .   the foreign court lacked the appropriate jurisdiction at the time;

  .   it is contrary to public policy or natural justice;

  .   the judgment is for multiple damages; or

  .   it was based on foreign penal, revenue, or other public law.

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                                 UNDERWRITERS

General

   The global offering consists of a U.S. offering, an international offering and a public offering in Hong Kong.

   China International Capital Corporation Limited, Citigroup Global Markets Asia Limited, Credit Suisse First Boston (Hong Kong) Limited and Deutsche Bank AG, Hong Kong Branch (in alphabetical order) are acting as joint global coordinators and joint global bookrunners for the global offering.


   On the terms and subject to the conditions contained in a U.S. and international underwriting agreement, dated the date of this prospectus, among us, CLIC, who is the selling shareholder, the U.S. underwriters named below, for whom China International Capital Corporation Limited, Citigroup Global Markets Inc., Credit Suisse First Boston LLC and Deutsche Bank Securities Inc. (in alphabetical order) are acting as U.S. representatives, and the international underwriters named below, for whom China International Capital Corporation Limited, Citigroup Global Markets Limited, Credit Suisse First Boston (Hong Kong) Limited and Deutsche Bank AG, Hong Kong Branch (in alphabetical order) are acting as international representatives, the U.S. and international underwriters have severally agreed to purchase, and we and the selling shareholder have agreed to sell to them, severally, the number of ADSs indicated below:



                                                             Number of
        Name                                                   ADSs
        ----                                                -----------
        U.S. underwriters:
         China International Capital Corporation Limited...
         Citigroup Global Markets Inc......................
         Credit Suisse First Boston LLC....................
         Deutsche Bank Securities Inc......................
         BNP Paribas Securities Corp.......................
         Canadian Imperial Bank of Commerce................
         Cazenove Asia Limited.............................
         Fox-Pitt, Kelton N. V.............................
         ING Bank N.V......................................
         Lehman Brothers Inc...............................
         Merrill Lynch, Pierce, Fenner & Smith Incorporated
         UBS AG............................................
           Subtotal........................................  76,838,250
                                                            -----------
        International underwriters:
         China International Capital Corporation Limited...
         Citigroup Global Markets Limited..................
         Credit Suisse First Boston (Hong Kong) Limited....
         Deutsche Bank AG, Hong Kong Branch................
         BNP Paribas Peregrine Capital Limited.............
         Canadian Imperial Bank of Commerce................
         Cazenove Asia Limited.............................
         China Everbright Capital Limited..................
         Daiwa Securities SMBC Hong Kong Limited...........
         First Shanghai Securities Limited.................
         Fox-Pitt, Kelton N.V..............................
         ICEA Capital Limited..............................
         ING Bank N.V......................................
         Lehman Brothers International (Europe)............
         Merrill Lynch Far East Limited....................
         Nomura International plc..........................
         Samsung Securities Co. Ltd........................
         UBS AG............................................
           Subtotal........................................  76,838,225
                                                            -----------
        Total.............................................. 153,676,475
                                                            ===========

   We and the selling shareholder also entered into a Hong Kong underwriting agreement with the underwriters participating in the Hong Kong public offering, including China International Capital Corporation (Hong Kong) Limited, Citigroup Global Markets Asia Limited, Credit Suisse First Boston (Hong Kong) Limited and Deutsche Bank AG, Hong Kong Branch (in alphabetical order), for the public offer of 323,529,000 H shares for subscription in Hong Kong. The Hong Kong public offering is conditional upon, among other things, the Listing Committee of the Hong Kong Stock Exchange granting the listing of, and permission to deal in, our H shares offered in the global offering on the Hong Kong Stock Exchange.


   The closing of the sale of ADSs or H shares under each underwriting agreement described above is conditional on the closings of the sales of ADSs or H shares under the other two underwriting agreements described above.

   The U.S. underwriters and the international underwriters are referred to collectively as the underwriters, and the U.S. representatives and the international representatives are referred to collectively as the representatives in this section, in each case where the context requires.

   To provide for coordination among the different underwriting syndicates, the U.S. underwriters, the international underwriters and the Hong Kong underwriters have entered into an intersyndicate agreement. It is contemplated in the intersyndicate agreement that sales may be made among the U.S. underwriters, international underwriters and Hong Kong underwriters of any number of ADSs or H shares as may be agreed mutually. The price of any ADSs sold by the underwriters shall be the public offering price listed on the cover page of this prospectus, in U.S. dollars, less an amount not greater than the amount of the concession to dealers described below. The initial public offering price per ADS and price per H share in the U.S. and international offerings include a Securities and Futures Commission transaction levy, an investor compensation levy and a Hong Kong Stock Exchange trading fee, which will be paid to the relevant authorities by us and the selling shareholder.


   The underwriters propose to offer ADSs at the initial public offering price set forth on the cover page of this prospectus. They may sell ADSs to certain dealers at the initial public offering price less a concession not in excess of
US$       per ADS. The underwriters may allow, and such dealers may reallow, a
discount not in excess of US$       per ADS on sales to certain other dealers.
After the initial public offering, the public offering prices and the concessions and discounts may be changed. H shares may be delivered instead of ADSs at the option of purchasers in the U.S. offering and the international offering and such initial purchases of H shares will be settled in Hong Kong
dollars based on an exchange rate of HK$       to US$1.00, the noon buying rate
on       , 2003, and adjusted for the ratio of 40 H shares per ADS.


   The following table summarizes the compensation we and the selling shareholders each will pay, assuming no exercise of the underwriters' over-allotment option and assuming full exercise of the underwriters' over-allotment option:

                                                                    Per ADS              Total
                                                              ------------------- -------------------
                                                               Without    With     Without    With
                                                                over-     over-     over-     over-
                                                              allotment allotment allotment allotment
                                                              --------- --------- --------- ---------
Underwriting discounts and commissions payable by us.........    US$       US$       US$       US$
Underwriting discounts and commissions payable by the selling
  shareholder................................................    US$       US$       US$       US$

   The information in the above table excludes H shares offered in the Hong Kong public offering.

   The underwriting discount consists of the difference between the amount paid by the underwriters to purchase the ADSs from us and the selling shareholder and the offering price of the ADSs to the public. The underwriting discounts
and commissions are       % of the total amount of the U.S. offering and the
international offering. The initial public offering prices and underwriting discounts and commissions per ADS are the same for each of the U.S. offering and the international offering.

   The U.S. underwriters, international underwriters and Hong Kong underwriters have agreed that, if the number of H shares validly applied for in the Hong Kong public offering represents a multiple of:

   (1) 15 times or more but less than 50 times,

   (2) 50 times or more but less than 100 times, or

   (3) 100 times or more than 100 times


the number of H shares initially available in such offering, then an additional 161,765,000 H shares, 323,530,000 H shares or 970,589,000 H shares, respectively, will be reallocated to the Hong Kong public offering, such that the additional H shares, when aggregated with the H shares initially available in the Hong Kong public offering, will represent approximately 7.5% in the case of (1) above, 10% in the case of (2) above and 20% in the case of (3) above, of the total number of H shares initially available under the global offering, without giving effect to the underwriters' over-allotment option. In such case, the number of ADSs allocated to the U.S. offering and the international offering will be reduced correspondingly, in such manner as the joint global coordinators deem appropriate. Any unsold H shares in the Hong Kong public offering may be reallocated to the U.S. offering and the international offering. The joint global coordinators also have discretion to reallocate additional H shares to the Hong Kong public offering from the U.S. offering and international offering.



   H shares offered in the Hong Kong public offering will be offered initially at a maximum price to be determined immediately prior to commencement of the Hong Kong public offering. If the initial public offering price per ADS in the U.S. offering and the international offering is less than the equivalent maximum public offering price per H share in the Hong Kong public offering, the purchasers of H shares in the Hong Kong public offering will receive a refund such that their effective price per H share (including a 1.0% brokerage fee, a 0.005% Hong Kong Securities and Futures Commission transaction levy, a 0.002% investor compensation levy and a 0.005% Hong Kong Stock Exchange trading fee payable in respect of offerings of securities listed on the Hong Kong Stock Exchange and adjusted for the ratio of 40 H shares per ADS) will be equivalent to the initial public offering price per ADS in the U.S. offering and the international offering based on an exchange rate of HK$7.7660 to US$1.00, the noon buying rate on November 28, 2003.


   The offer and sale as part of the initial distribution in the global offering of the ADSs and H shares subject to the international offering and the Hong Kong public offering have not been registered under the U.S. Securities Act of 1933. These ADSs and H shares have, however, been registered under the Securities Act solely for purposes of their resale in the United States in transactions that require registration under the Securities Act. These ADSs and H shares initially will be offered outside the United States in compliance with Regulation S under the Securities Act. This prospectus may be used in connection with resales of such ADSs and H shares in the United States to the extent such transactions would not be exempt from registration under the Securities Act.


   We and the selling shareholder have granted an option to the underwriters, exercisable in whole or in part at the discretion of the joint global coordinators, at any time or from time to time, during the 30-day period from the day on which dealings commence on the New York Stock Exchange or the Hong Kong Stock Exchange, whichever is earlier, to purchase up to an additional 22,058,800 ADSs and 2,205,875 ADSs from us and the selling shareholder, respectively, at the initial public offering price per ADS less the underwriting discount. The joint global coordinators may exercise the option on behalf of the underwriters solely for the purpose of covering over-allotments, if any, in connection with the global offering. To the extent that the joint global coordinators exercise the option on behalf of the underwriters, each underwriter will be obligated, subject to certain conditions, to purchase a number of additional ADSs approximately proportionate to such underwriter's initial purchase commitment.

   The ADSs have been approved for listing on the New York Stock Exchange, subject to official notification of issuance, under the symbol "LFC". To meet the distribution standards of the New York Stock Exchange for the U.S. offering, the U.S. underwriters have undertaken to distribute the ADSs in a manner so as to:


  .   Create a minimum of 2,000 round lots of ADSs; and

  . offer a minimum public float of 1.1 million ADSs in the United States with an offering value in excess of US$60.0 million.

   The Hong Kong Stock Exchange has granted approval in principle for the listing of the H shares on the Hong Kong Stock Exchange under the stock code "2628".

   Each of us and the selling shareholder has agreed that, without the prior written consent of the joint global coordinators on behalf of the underwriters, it will not, during the period ending 180 days after the date of this prospectus:

  . offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant or agree to grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any ADSs, H shares directly or in the form of depositary receipts, our shares or any securities convertible into or exercisable or exchangeable for, or that represent the right to receive, ADSs, H shares or our shares;

  . enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the ADSs, H shares or our shares; or

  . publicly disclose that it will or may enter into any transaction described above,

whether any transaction described above is to be settled by delivery of ADSs, H shares or such other securities, in cash or otherwise.

   We have undertaken to the Hong Kong Stock Exchange that, except to the extent permitted under the global offering or the over-allotment option:

   (i) in the first six months after the date on which dealings in the H shares commence on the Hong Kong Stock Exchange, or the First Six-month Period, we will not allot or issue or agree to allot or issue any H shares or other securities (including warrants or other convertible securities) or grant or agree to grant options or rights over any H shares or other securities or enter into swap or other arrangements that transfer, in whole or in part, any part of the economic consequence of ownership of any H shares or offer or agree to do any of the foregoing or announce any intention to do so, without the prior consent of the Hong Kong Stock Exchange and unless in compliance with the requirements of the Hong Kong Stock Exchange Listing Rules; and

  (ii) in the period of six months commencing from the expiry of the First Six-month Period, or the Second Six-month Period, we will not allot or issue or agree to allot or issue any H shares or other securities (including warrants or other convertible securities) or grant or agree to grant options or rights over any H shares or other securities or enter into swap or other arrangements that transfer, in whole or in part, any part of the economic consequence of ownership of any H shares or offer or agree to do any of the foregoing or announce any intention to do so, if such action would result in CLIC ceasing to be our controlling shareholder (as defined in the Hong Kong Stock Exchange Listing Rules).

   The selling shareholder has undertaken to the Hong Kong Stock Exchange that, except to the extent permitted under the global offering or the over-allotment option:

   (i) in the First Six-month Period, it will not, and will procure that the registered holder does not, without our prior written consent and that of the Hong Kong Stock Exchange and unless in compliance with the requirements of the Hong Kong Stock Exchange Listing Rules, dispose of any of our shares in respect of which it is shown by this prospectus to be the beneficial owner, or the CLIC shares;

  (ii) in the Second Six-month Period, it will not, without our prior written consent and that of the Hong Kong Stock Exchange, dispose of or permit the registered holder to dispose of any of the CLIC shares if, immediately following such disposal, it would cease to be our controlling shareholder (as defined in the Hong Kong Stock Exchange Listing Rules); and

 (iii) it will on any disposal of any of the CLIC shares during the Second Six-month Period, take all reasonable steps to ensure that any such disposal will not create a disorderly or false market.


   The selling shareholder has undertaken to us and the Hong Kong Stock Exchange that it will, at any time after the date of this prospectus up to and including the date falling 12 months after the date on which dealings in the H shares on the Hong Kong Stock Exchange commence immediately inform us of:


   (i) any pledges or charges of any of our shares or our other share capital beneficially owned by it and the number of such shares or other securities so pledged or charged; and

  (ii) any indication received by it, either verbal or written, from any pledgee or chargee of any of our shares or our other share capital pledged or charged that such shares or our other share capital will be disposed of.

   We will inform the Hong Kong Stock Exchange as soon as we have been informed of the above matter (if any) by the selling shareholder and disclose such matters by way of a press notice which is published in the newspapers as soon as possible after being so informed by the selling shareholder.

   Purchasers of the ADSs or H shares offered by this prospectus may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase in addition to the initial public offering price set forth on the front cover page of this prospectus.

   The underwriters do not expect any account to subscribe for more than 5% of the global offering.

   China International Capital Corporation Limited is not a U.S. registered broker-dealer and, therefore, intends to effect any offers and sales of ADSs in the United States only through one or more U.S. registered broker-dealers as permitted by U.S. securities laws and by NASD regulations.

   China International Capital Corporation Limited and Lehman Brothers Inc. have acted as financial advisers to us in connection with the global offering
and will receive US$       million from us in compensation for such services.
China International Capital Corporation Limited is a joint global coordinator, a U.S. underwriter and an international underwriter, and is an affiliate of China International Capital Corporation (Hong Kong) Limited, a Hong Kong underwriter.

   Some of the underwriters may have in the past provided, and may in the future provide, investment banking, underwriting or financial services to us or our affiliates for which they would have received customary compensation.

   In connection with the offering of the ADSs and the H shares, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the ADSs and the H shares. Specifically, the underwriters may sell more ADSs or H shares than they are obligated to purchase under the underwriting agreement, creating a covered short position. A short sale is covered if the short position is no greater than the number of ADSs or H shares available for purchase by the underwriters under the over-allotment option. The underwriters can close out a covered short sale by exercising the over-allotment option or purchasing ADSs or H shares in the open market. In determining the source of ADSs or H shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of ADSs or H shares compared to the price available under the over-allotment option. As an additional means of facilitating the offering, China Life will appoint one of the joint global coordinators (the "stabilization manager") who, acting directly or through one or more agents, may bid for, and purchase, ADSs or H shares in the open market to stabilize the price of the ADSs or H shares. The underwriters also may impose a penalty bid, which occurs when a particular underwriter repays to the other underwriters a portion of the underwriting discount received by it because the stabilization manager or its agent has repurchased ADSs or H shares sold by or for the account of such underwriter in stabilizing or short covering transactions. These activities may raise or maintain the market price of the ADSs or H shares above independent market levels or prevent or retard a decline in the market price of the ADSs or H shares. The underwriters are not under any obligation to engage in these activities. Any such activities may be discontinued at any time, and must be brought to an end after a limited period.

   We and the selling shareholder have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act, or contribute to payments which the underwriters may be required to make in respect of any of these liabilities.

   A prospectus in electronic format may be made available on the websites maintained by one or more underwriters. The underwriters may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the lead managers to underwriters that may make Internet distributions on the same basis as other allocations.


   It is expected that delivery of our ADSs and H shares will be made against payment for such ADSs and H shares on or about the date specified on the cover page of this prospectus. In compliance with Rule 15c6-1 under the Exchange Act, trades in the secondary market are generally required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the ADSs or H shares on the date of this prospectus should specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisers.


Selling Restrictions

   No action has been taken in any jurisdiction (except in the United States, Hong Kong and Japan) that would permit a public offering of the ADSs or H shares, or the possession, circulation or distribution of this prospectus or any other material relating to us, the selling shareholders or the ADSs or H shares in any jurisdiction where action for that purpose is required. Accordingly, neither the ADSs nor the H shares may be offered or sold, directly or indirectly, and neither this prospectus nor any other offering material or advertisements in connection with the ADSs or H shares may be distributed or published, in or from any country or jurisdiction except in compliance with any applicable rules and regulations of any such country or jurisdiction.

   To provide for the coordination of the global offering, the U.S. underwriters, the international underwriters and the Hong Kong underwriters have entered into the intersyndicate agreement.

   Under the intersyndicate agreement, (i) each U.S. underwriter has represented and agreed that, with certain exceptions, (a) it is not purchasing any ADSs or H shares for the account of anyone other than a United States or Canadian Person (as defined below); and (b) it has not offered or sold, and will not offer or sell, directly or indirectly, any ADSs or H shares or distribute any prospectus relating to the ADSs or H shares outside the United States or Canada or to anyone other than a United States or Canadian Person; (ii) each international underwriter has represented and agreed that, with certain exceptions, (a) it is not purchasing any ADSs or H shares for the account of any United States or Canadian Person; and (b) it has not offered or sold, and will not offer or sell, directly or indirectly, any such ADSs or H shares or distribute any prospectus relating to the ADSs or H shares in the United States or Canada or to any United States Person or Canadian Person.

   With respect to any underwriter that is simultaneously a U.S. underwriter and an international underwriter, the foregoing representations and agreements
(i) made by it in its capacity as a U.S. underwriter apply only to it in its capacity as a U.S. underwriter, and (ii) made by it in its capacity as an international underwriter apply only to it in its capacity as an international underwriter.

   The foregoing restrictions do not apply to stabilization transactions or to certain other transactions specified in the intersyndicate agreement.

   Under the intersyndicate agreement, each Hong Kong underwriter has represented and agreed that, with certain exceptions, it has not offered or sold, and will not offer or sell, directly or indirectly, any H shares or distribute any prospectus relating to any of the H shares in the United States or Canada or to any United States Person or Canadian Person or to any person who it believes intends to reoffer, resell or deliver any of the H shares in the United States or Canada or to any United States Person or Canadian Person.

   "United States Person or Canadian Person" means any national or resident of the United States or Canada, or any corporation, person, profit-sharing or other trust or other entity organized under the laws of the United States or Canada or of any political subdivision thereof (other than a branch located outside the United States and Canada of any United States Person or Canadian Person), and includes any United States or Canadian branch of a person who is otherwise not a United States or Canadian Person.

   Canada. Under the intersyndicate agreement, each U.S. underwriter has represented and agreed that (i) it has not offered or sold, and will not offer or sell, any ADSs or H shares, directly or indirectly, in any province or territory of Canada or to, or for the benefit of, any resident of any province or territory of Canada in contravention of the securities laws thereof and has represented that any offer or sale of ADSs or H shares in Canada will be made only (a) in accordance with an exemption from the requirement to file a prospectus in the province or territory of Canada in which such offer or sale is made, and (b) by a dealer duly registered under the applicable securities laws of that province or territory or in circumstances where an exemption from the applicable registered dealer requirements is available; and (ii) it will send to any dealer who purchases from it any of the ADSs or H shares a notice stating in substance that, by purchasing such ADSs or H shares, such dealer represents and agrees that it has not offered or sold, and will not offer or sell, directly or indirectly, any of such ADSs or H shares in any province or territory of Canada or to, or for the benefit of, any resident of any province or territory of Canada in contravention of the securities laws thereof and that any offer or sale of ADSs or H shares in Canada will be made only (a) in accordance with an exemption from the requirement to file a prospectus in the province or territory of Canada in which such offer or sale is made, and (b) by a dealer duly registered under the applicable securities laws of that province or territory or in circumstances where an exemption from the applicable registered dealer requirements is available, and that such dealer will deliver to any other dealer to whom it sells any of such ADSs or H shares a notice containing substantially the same statement as is contained in this sentence.

   United Kingdom.   Under the intersyndicate agreement, each international
underwriter has represented and agreed that (i) it has not offered or sold and, prior to the expiry of a period of six months from the completion of the global offering, will not offer or sell any ADSs or H shares to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses, or otherwise in circumstances which do not constitute an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995;
(ii) it has complied and will comply with all applicable provisions of the Financial Services and Markets Act 2000 (the "FSMA") with respect to anything done by it in relation to any ADSs or H shares in, from or otherwise involving the United Kingdom; and (iii) it only has communicated or caused to be communicated and only will communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the FSMA) received by it in connection with the issue or sale of any ADSs or H shares in circumstances in which section 21(1) of the FSMA does not apply to us.

   France.   Under the intersyndicate agreement, each international underwriter has represented and agreed that (i) neither this prospectus nor any offering material relating to ADSs or H shares has been or will be submitted to the "Commission des Operations de Bourse" for approval ("Visa") in France; and (ii) it has not offered or sold and will not offer or sell any ADSs or H shares or distribute or cause to be distributed any copies of this prospectus or any offering material relating to the ADSs or H shares, directly or indirectly, in France, except to qualified investors ("investisseurs qualifies") and/or a restricted group of investors ("cercle restreint d'investisseurs"), in each case acting for their account, all as defined in, and in accordance with, Article L. 411-1 and L. 411-2 of the Monetary and Financial Code and "Decret" no. 98-880 dated October 1, 1998.

   Germany.   Under the intersyndicate agreement, each international
underwriter has represented and agreed that (i) this prospectus is not a Securities Selling Prospectus (Verkaufsprospekt) within the meaning of the German Securities Prospectus Act (Verkaufsprospektgesetz) of September 9, 1998, as amended, and has not been filed with and approved by the German Federal Supervisory Authority (Bundesanstalt fur Finanzdienstleistungsaufsicht) or any other German governmental authority; and (ii) it has not offered or sold and will not offer or sell any ADSs or H shares or distribute copies of this prospectus or any document relating to the ADSs, directly or indirectly, in Germany except to persons falling within the scope of paragraph 2 numbers 1, 2 and 3 of the German Securities Prospectus Act and by doing so has not taken, and will not take, any steps which would constitute a public offering of the ADSs or H shares in Germany.


   Italy.   The offering of the ADSs or H shares has not been registered with the Commissione Nazionale per le Societa e la Borsa or "CONSOB", in accordance with Italian securities legislation. Accordingly, under the intersyndicate agreement, each international underwriter has represented and agreed that the ADSs or H shares may not be offered, sold or delivered, and copies of this prospectus or any other document relating to the ADSs or H shares may not be distributed in Italy except to Professional Investors, as defined in Art. 31.2 of CONSOB Regulation no. 11522 of 1st July, 1998, as amended, pursuant to Art.
30.2 and Art. 100 of Legislative Decree no. 58 of 24th February, 1998 (or the Finance Law) or in any other circumstance where an express exemption to comply with the solicitation restrictions provided by the Finance Law or CONSOB Regulation no. 11971 of 14th May, 1999, as amended (or the Issuers Regulation) applies, including those provided for under Art. 100 of the Finance Law and Art. 33 of the Issuers Regulation, and provided, however, that any such offer, sale, or delivery of the ADSs or H shares or distribution of copies of this prospectus or any other document relating to the ADSs or H shares in Italy must
(i) be made in accordance with all applicable Italian laws and regulations,
(ii) be made in compliance with Article 129 of Legislative Decree no. 385 of 1 September 1993, as amended (the "Banking Law Consolidated Act") and the implementing guidelines of the Bank of Italy (Istruzioni di Vigilanza per le banche) pursuant to which the issue, trading or placement of securities in the Republic of Italy is subject to prior notification to the Bank of Italy, unless an exemption applies depending, inter alia, on the amount of the issue and the characteristics of the securities, (iii) be conducted in accordance with any relevant limitations or procedural requirements the Bank of Italy or CONSOB may impose upon the offer or sale of the securities, and (iv) be made only by (a) banks, investment firms or financial companies enrolled in the special register provided for in Article 107 of the Banking Law Consolidated Act, to the extent duly authorized to engage in the placement and/or underwriting of financial instruments in Italy in accordance with the Financial Laws Consolidated Act and the relevant implementing regulations; or by (b) foreign banks or financial institutions (the controlling shareholding of which is owned by one or more banks located in the same EU Member State) authorized to place and distribute securities in the Republic of Italy pursuant to Articles 15, 16 and 18 of the Banking Law Consolidated Act, in each case acting in compliance with every applicable law and regulation.



   The Netherlands. Under the intersyndicate agreement, each international underwriter has represented and agreed that it has not offered, distributed, sold, transferred or delivered, and will not offer, distribute, sell, transfer or deliver, any ADSs or H shares, directly or indirectly, in the Netherlands, as part of their initial distribution or at any time thereafter, to any person other than individuals who or legal entities which trade or invest in securities in the conduct of their profession or business within the meaning of article 2 of the Exemption Regulation issued under the Securities Transactions Supervision Act 1995 ("Vrijstellingsregeling Wet toezicht effectenverkeer 1995"), which includes banks, brokers, pension funds, insurance companies, securities institutions, investment institutions and other institutional investors, including, among others, treasuries of large enterprises, who or which regularly trade or invest in securities in a professional capacity.


   Denmark.   This prospectus has not been filed with or approved by the Danish
Securities Council or any other regulatory authority in the Kingdom of Denmark. Accordingly, under the intersyndicate agreement, each international underwriter has represented and agreed that the securities have not been offered or sold and may not be offered, sold or delivered directly or indirectly in Denmark, unless in compliance with Chapter 12 of the Danish Act on Trading in Securities and the Danish Executive Order No. 166 of 13 March 2003 on the First Public Offer of Certain Securities issued pursuant hereto as amended from time to time.

   Norway.   This prospectus has not been approved by or registered with the
Oslo Stock Exchange under Chapter 5 of the Norwegian Securities Trading Act 1997. Accordingly, under the intersyndicate agreement, each international underwriter has represented and agreed that it has not offered or sold, and will not offer or sell, any ADSs or H shares to any persons in Norway in any way that would constitute an offer to the public other than to persons who invest in securities as part of their professional activity and who are registered with the Oslo Stock Exchange in this capacity, or otherwise only in circumstances where an exemption from the duty to publish a prospectus under the Norwegian Securities Trading Act 1997 shall be applicable.


   Sweden.   This prospectus has not been approved by or registered with the
Swedish Financial Supervisory Authority (Finansinspektionen). Accordingly, under the intersyndicate agreement, each international underwriter has represented and agreed that it has not offered or sold, and will not offer or sell, any ADSs or H shares to persons in Sweden, except to a "closed circle" of not more than 200 pre-selected, non-substitutable investors, under the Swedish Financial Instruments Trading Act ("Lag (1991:980) om handel med finansiella instrument").


   Belgium.   Neither this prospectus nor any offering material relating to the
ADSs or H shares has been or will be submitted to the "Commission Bancaire et Financiere/Commissie voor het Bank- en Financiewezen" for approval. Therefore, this prospectus will not constitute a prospectus under Belgium law. Accordingly, under the intersyndicate agreement, each international underwriter has represented and agreed that neither this prospectus nor any offering material relating to the ADSs or H shares may be distributed or caused to be distributed, directly or indirectly, to the public in Belgium, except to:

  . "qualified investors", as defined in article 3, 2(degrees) of the Royal Decree of 7 July 1999 on the public character of financial transactions and acting for their own account, and

  . a restricted group of potential investors (without the intervention of any intermediaries other than those permitted under Belgian law), defined as a group of less than 51 persons, or, without restrictions, if the consideration to be paid by each investor amounts to at least Euro 250,000.

   Ireland.   Under the intersyndicate agreement, each international
underwriter has represented and agreed that (i) otherwise than in circumstances which are not deemed to be an offer to the public or any section of the public by virtue of the provisions of the Irish Companies Acts, 1963 to 2001, it has not offered or sold, and will not offer or sell, in Ireland, by means of any document, any ADSs or H shares, unless such offer or sale has been or is made to persons whose ordinary business it is to buy or sell shares or debentures, whether as principal or agent, and it has not issued, and will not issue, in Ireland any form of application for ADSs or H shares; and (ii) it has not made and will not make any offer of ADSs or H shares to the public in Ireland to which the European Communities (Transferable Securities and Stock Exchange) Regulations, 1992 of Ireland would apply, except in accordance with the provisions of those regulations; and (iii) it has complied, and will comply, with all applicable provisions of the Investment Intermediaries Act 1995 of Ireland, with respect to anything done by it in relation to the offer, sale or delivery of the ADSs or H shares in or involving Ireland.

   Switzerland.   Under the intersyndicate agreement, each international
underwriter has represented and agreed that (i) it has not offered or sold, and will not offer or sell, the ADSs and H shares to any investors in Switzerland other than on a non-public basis; (ii) this prospectus does not constitute a prospectus within the meaning of Article 652a and Art. 1156 of the Swiss Code of Obligations (Schweizerisches Obligationenrecht); and (iii) none of this offering, the ADSs and H shares has been or will be approved by any Swiss regulatory authority.


   Luxembourg. Under the intersyndicate agreement, each international underwriter has represented and agreed that the ADS or H shares are not being offered to the public in the Grand Duchy of Luxembourg and each of the international underwriters represents, warrants and agrees that it will not offer the ADS or H shares or cause the offering of the ADS or H shares or contribute to the offering of the ADS or H shares to the public in Luxembourg, unless all the relevant legal and regulatory requirements have been complied with. In particular, this offer has not been and may not be announced to the public in Luxembourg and offering material may not be made available to the public in Luxembourg.


   Australia. This prospectus is not a disclosure document under Chapter 6D of the Corporations Act 2001 (Cth) (the "Australian Corporations Act"), has not been lodged with the Australian Securities and Investments Commission and does not purport to include the information required of a disclosure document under Chapter 6D of the Australian Corporations Act. Accordingly, under the intersyndicate agreement, each international underwriter has represented and agreed that (i) the offer of ADSs and H shares under this prospectus is only made to persons to whom it is lawful to offer ADSs and H shares without disclosure under Chapter 6D of the Australian Corporations Act under one or more exemptions set out in section 708 of the Australian Corporations Act, (ii) this prospectus is made available in Australia to only those persons as set forth in clause (i) above and (iii) such international underwriter must send the offeree a notice stating in substance that by accepting this offer, the offeree represents that the offeree is such a person as set forth in clause (i) above and unless permitted under the Australian Corporations Act agrees not to sell or offer for sale within Australia any ADS or H share sold to the offeree within 12 months after their transfer to the offeree under this prospectus.

   New Zealand. This prospectus has not been prepared or registered in accordance with the Securities Act 1978 of New Zealand. Accordingly, under the intersyndicate agreement, each international underwriter has represented and agreed that it (i) has not offered or sold, and will not offer or sell, directly or indirectly, any ADSs or H shares and (ii) has not distributed and will not distribute, directly or indirectly, any offer materials or advertisements in relation to any offer of ADSs or H shares, in each case in New Zealand other than (a) to persons whose principal business is the investment of money or who, in the course of and for the purpose of their business, habitually invest money or (b) in other circumstances where there is no contravention of the Securities Act 1978 of New Zealand (or any statutory modification or re-enactment, or statutory substitution for, the securities legislation of New Zealand)."

   Hong Kong. Under the intersyndicate agreement, each international underwriter has represented and agreed that (i) it has not offered or sold, and will not offer or sell, in Hong Kong, by means of any document, any

ADSs or H shares other than to persons whose ordinary business is to buy or sell shares or debentures, whether as principal or agent, to professional investors within the meaning of the Securities and Futures Ordinance (CAP571) of Hong Kong or otherwise in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (CAP32) of Hong Kong; and (ii) except as permitted under the securities laws of Hong Kong, it has not issued, and will not issue, in Hong Kong any document, invitation or advertisement relating to the ADSs or H shares other than with respect to ADSs or H shares which are intended to be disposed of to persons outside Hong Kong or only to persons whose business involves the acquisition, disposal or holding of securities, whether as principal or agent.



   Japan. It is expected that a public offering without a listing of the H shares will be made in Japan. Under the intersyndicate agreement, each international underwriter has represented and agreed that (i) it has not offered or sold, and will not offer or sell, directly or indirectly, in Japan or to or for the account of any resident of Japan, any of the H shares acquired in connection with the distribution contemplated in the intersyndicate agreement, except in accordance with the terms and conditions of the public offering without a listing of the H shares in Japan, as stated in the securities registration statement filed on November 25, 2003, with the Japanese authority under, or pursuant to any exemption from the registration requirements of, the Securities and Exchange Law of Japan and otherwise in compliance with applicable provisions of Japanese law; and (ii) it will send any dealer who purchases from it any H shares a notice stating in substance that, by purchasing such H shares, the dealer represents and agrees that it has not offered or sold, and will not offer or sell, any of the H shares, directly or indirectly, in Japan or to or for the account of any resident thereof, except in accordance with the terms and conditions of the public offering without a listing of the H shares in Japan, as stated in the securities registration statement filed on November 25, 2003, with the Japanese authority under, or pursuant to any exemption from the registration requirements of, the Securities and Exchange Law of Japan and otherwise in compliance with applicable provisions of Japanese law, and that such dealer will send to any other dealer to whom it sells any of such H shares a notice containing substantially the same statement as is contained in this sentence. As used in this paragraph, "resident of Japan" means any person residing in Japan, including any corporations or other entities organized under the laws of Japan.


   Singapore. This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, under the intersyndicate agreement, each international underwriter has represented and agreed that it will not offer or sell ADSs or H shares, nor will it make ADSs or H shares the subject of an invitation for subscription or purchase, nor will it circulate or distribute this prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of ADSs or H shares, whether directly or indirectly, to the public or any member of the public in Singapore other than:

  . to an institutional investor or other person specified in Section 274 of the Securities and Futures Act 2001, Chapter 289, of Singapore (the Securities and Futures Act),

  . to a sophisticated investor, and in accordance with the conditions, specified in Section 275 of the Securities and Futures Act, or

  . otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the Securities and Futures Act.


   Korea. The ADSs or H shares offered in this Offering have not been registered under the Korean Securities and Exchange Law, and, under the intersyndicate agreement, each international underwriter has represented and agreed that it has not offered or sold, and will not offer or sell, directly or indirectly, in Korea or to or for the account of any resident of Korea, any of the ADSs or H shares acquired in connection with the distribution contemplated by the intersyndicate agreement, except otherwise permitted by applicable provisions of Korean laws and regulations, including, without limitation, the Korean Securities and Exchange Law and Foreign Exchange Transaction Law.

   United Arab Emirates. Under the intersyndicate agreement, each international underwriter has represented and agreed that it has not offered or sold, and will not offer or sell, directly or indirectly, any ADSs or H shares in the United Arab Emirates, except:

  . in compliance with all applicable laws and regulations of the United Arab Emirates, and

  . through persons or corporate entities authorized and licensed to provide investment advice and/or engage in brokerage activity and/or trade in respect of foreign securities in the United Arab Emirates.

   People's Republic of China. Under the intersyndicate agreement, each international underwriter has represented and agreed that it has not offered or sold, and will not offer or sell, directly or indirectly, any ADSs or H shares in the People's Republic of China (excluding Hong Kong for the purposes of this paragraph).

Pricing of the Offering

   Prior to the global offering, there has been no public market for the ADSs and the H shares. The initial public offering price of the ADSs will be determined by negotiations between the joint global coordinators, us and the selling shareholder. Among the factors considered in such negotiations will be prevailing market conditions, current market valuations of publicly traded companies that we and the underwriters believe to be reasonably comparable to us, an assessment of our results of operations in recent periods, estimates of our business potential and earnings prospects, the current state of our development and the current state of our industry and the economy as a whole. The estimated initial public offering price range set forth on the cover page of this preliminary prospectus is subject to change as a result of market conditions and other factors.

   The address of China International Capital Corporation Limited is 28th Floor, China World Tower 2, No.1, Jian Guo Men Wai Avenue, Beijing 100004, China. The address of Citigroup Global Markets Inc. is 388 Greenwich Street, New York, NY 10013. The address of Citigroup Global Markets Limited is Citigroup Centre, 33 Canada Square, Canary Wharf, London, England E14 5LB. The address of Citigroup Global Markets Asia Limited is 20th Floor, Three Exchange Square, Central, Hong Kong. The address of Credit Suisse First Boston LLC is Eleven Madison Avenue, New York, NY 10010-3629. The address of Credit Suisse First Boston (Hong Kong) Limited is 45/F, Two Exchange Square, 8 Connaught Place, Central, Hong Kong. The address of Deutsche Bank Securities Inc. is 60 Wall Street, New York, NY 10005. The address of Deutsche Bank AG, Hong Kong Branch is 55th Floor, Cheung Kong Center, 2 Queen's Road Central, Hong Kong.


   In purchasing H shares under the global offering, you are deemed by your making a purchase, to have represented to us and the underwriters that you are not an "associate" (as such term is defined in the Hong Kong Stock Exchange Listing Rules) of any of our directors or existing shareholder or a nominee of any of the foregoing.


                                 LEGAL MATTERS

   The validity of H shares under Chinese law will be passed upon for us and CLIC by King & Wood, Beijing, PRC, and for the underwriters by Haiwen & Partners, Beijing, PRC. Certain legal matters of United States and New York law will be passed upon for us and CLIC by Debevoise & Plimpton, New York, New York, and for the underwriters by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York. Certain legal matters of Hong Kong law will be passed upon for us and CLIC by Allen & Overy, Hong Kong, SAR, and for the underwriters by Baker & McKenzie, Hong Kong, SAR.

                                    EXPERTS

   The consolidated financial statements of China Life as of December 31, 2000, 2001 and 2002 and as of June 30, 2002 and 2003 and for each of the three years ended December 31, 2000, 2001 and 2002 and the six months ended June 30, 2002 and 2003 included in this prospectus have been so included in reliance upon the report of PricewaterhouseCoopers, independent accountants, given upon the authority said firm as experts in auditing and accounting. PricewaterhouseCoopers was retained to audit our consolidated financial statements in September 2002. The address of the auditors is 22/F, Prince's Building, Central, Hong Kong.

   Tillinghast-Towers Perrin, consulting actuaries, located at Suite 3001 Central Plaza, 18 Harbour Road, Wanchai, Hong Kong, has rendered an opinion, dated November 20, 2003, to us with respect to our embedded value and value of one year's sales as of June 30, 2003. See "Embedded Value". A copy of Tillinghast-Towers Perrin's summary report containing their opinion is included as Annex A to this prospectus, and has been so included with the consent and in reliance upon the authority of that firm as experts in the actuarial matters set out in their summary report.

   The valuation report included in this prospectus in Annex B has been prepared by Sallmanns (Far East) Ltd., located at 15/F, Lucky Centre, 165-171 Wanchai Road, Hong Kong, and has been included with the consent and in reliance of the valuations given upon the authority of that firm as experts in valuing property interests in buildings and real property.

                      EXPENSES RELATING TO THIS OFFERING

   The following table sets forth the main estimated expenses in connection with this offering, other than the underwriting discounts and commissions, which we and the selling shareholder will be required to pay:


      U.S. Securities and Exchange Commission registration fee US$283,689
      National Association of Securities Dealers filing fee... US$ 30,500
      New York Stock Exchange listing fee..................... US$
      Hong Kong Stock Exchange listing fee.................... US$
      Legal fees and expenses................................. US$
      Accounting fees and expenses............................ US$
      Printing fees........................................... US$
      Financial advisory fees and expenses.................... US$
      Other fees and expenses................................. US$
                                                               ----------
      Total................................................... US$
                                                               ==========



   All amounts are estimated, except the U.S. Securities and Exchange Commission registration fee, the New York Exchange listing fee and the NASD filing fee. Expenses will be borne in proportion to the number of shares sold in the offering by us and CLIC respectively.

                      WHERE YOU CAN FIND MORE INFORMATION


   We have filed with the SEC a registration statement on Form F-1 (No. 333-110615) under the Securities Act of 1993, with respect to the H shares, and a registration statement on Form F-6 (No. 333-110622) under the Securities Act of 1993 with respect to the ADSs. This prospectus does not contain all of the information in the registration statements and their exhibits. We have omitted certain portions of these registration statements from this prospectus in accordance with the rules and regulations of the SEC.


   You may read and copy this information at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can also request copies of the documents we file with the SEC, upon payment of a duplicating fee, by writing to the Public Reference Section of the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. You may also inspect these reports and other information at the offices of the New York Stock Exchange, 11 Wall Street, New York, New York 10005.

   Upon completion of the global offering, we will become subject to the periodic reporting and other informational requirements of the Securities Exchange Act of 1934, or the Exchange Act, applicable to a foreign private issuer. In accordance with these requirements, we will file annual reports on Form 20-F within six months of our fiscal year end and we will submit other reports and information under cover of Form 6-K with the SEC. These reports and other information can be inspected at the public reference room at the SEC. You can also obtain copies, upon payment of a prescribed fee, of such material from the public reference room and the regional offices, or by calling or writing to the SEC. That material may also be accessed electronically by means of the SEC's home page on the Internet (http://www.sec.gov). As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements and annual reports to shareholders and requiring reporting of insider purchases and sales.

   We will furnish the depositary with our annual reports in English. Our annual reports will include a review of operations and annual audited financial statements prepared in conformity with H.K. GAAP, together with a reconciliation to U.S. GAAP of certain financial information. We will also furnish the depositary with our semi-annual reports in English, which will include unaudited interim financial information prepared in conformity with H.K. GAAP. Once the depositary receives these information and reports, it will promptly, upon our written request, mail such reports to all holders of record of ADSs. We also will furnish to the depositary in English all notices of shareholders' meetings and other reports and communications that are made generally available to our shareholders. The depositary will make such notices, reports and communications available to holders of ADSs and, upon our written request, will mail to all record holders of ADSs the information contained in any notice of a shareholders' meeting received by the depositary from us.

                                   GLOSSARY

   The following glossary includes definitions of certain insurance terms. Each term defined in this glossary is printed in boldface type the first time it appears in this prospectus.

Annuity.....................  A contract that provides for periodic payments to an annuitant for a specified period of time, often until the annuitant's death.

Bancassurance...............  The distribution of insurance products through bank branches and joint ventures with banks.

Cash value..................  The amount of cash available to a policyholder on the surrender of or withdrawal from a life insurance policy or annuity contract.

Cede, ceded or ceding.......  The reinsurance of all or a portion of an insurer's risk with another insurer.

Deposits....................  Gross additions to policyholder contract deposits for a specified period collected from
                              investment-type insurance contracts. Deposits are not accounted for as revenue under H.K. GAAP or U.S. GAAP.

Endowment insurance.........  Insurance policies which provide to the insured various guaranteed benefits if the insured survives specified maturity dates or periods stated in the policy, and provide to a beneficiary designated by the insured guaranteed benefits upon the death of the insured within the coverage period, in return for the periodic payment of premiums.

First-year premiums.........  The amount of premiums recognized in a specified year in respect of insurance policies sold during that year, excluding premiums in respect of policies that lapse in their first year.

Investment-linked products..  Insurance policies which insure the policyholder against one or more separate risks and at the same time give the policyholder an interest in one or more separate investment accounts.

In force....................  A policy or contract reflected on our records that has not expired or been terminated as of a given date.

Lapse.......................  An insurance policy for which the policyholder has not paid the premiums as required under the policy.

Morbidity...................  Incidence rates and duration of disability used in pricing and computing liabilities for disability insurance. Morbidity varies by such parameters as age, gender and duration since disability.

Mortality...................  Rates of death, varying by such parameters as age, gender and health, used in pricing and computing liabilities for future policyholder benefits for life and annuity products which contain significant mortality risk.

Participating policy or       Policies or annuity contracts under which the
  annuity...................  owner is eligible to share in a portion of the distributable earnings from participating products of the insurer through policyholder dividends, whether or not such dividends are currently payable.

Persistency.................  The percentage of insurance policies remaining in force from year to year, as measured by premiums.

Policy fee..................  A small annual charge (sometimes a one-time charge) to the policyholder, in addition to the premium, to cover the costs of policy administration (premium collection and tax payment).

Premiums....................  Payments and consideration received in respect of insurance policies issued or reinsured by an insurer. Under H.K. GAAP and U.S. GAAP, premiums on investment-type contracts are not accounted for as revenues.

Reinstate...................  The reinstatement of a life insurance policy that has lapsed, through the payment by the
                              policyholder of unpaid premiums and interests.

Reinsurance.................  The acceptance by one or more insurers of a portion of risk underwritten by another insurer that has directly written the coverage in return for a portion of the premium related to a policy or annuity contract. The legal rights of the insured generally are not affected by the reinsurance transaction, and the insurer issuing the insurance contract remains liable to the insured for payment of policy benefits.

Rider.......................  An insurance policy supplementary to an existing main insurance contract entered into between the policyholder and the insurer. A rider is not an independent insurance contract.

Separate accounts...........  Investment accounts maintained by an insurer to which funds have been allocated for certain policies under provisions of the PRC insurance laws. The investments in each separate account are maintained separately from those in other separate accounts and an insurer's general account and generally are not subject to the general liabilities of the insurer. The investment results of the separate account assets generally pass through to the separate account policyholders and contractholders, less management fees, so that an insurer bears limited or no investment risk on such assets.

Solvency....................  The ability of an insurance company to satisfy its policyholder benefits and claims obligations. As required by the PRC insurance law, insurance companies must meet minimum solvency requirements.

Statutory reserves..........  Monetary amounts established by the PRC insurance law that an insurer must have available to provide for future policyholder benefits and obligations.

Supplementary products......  Insurance products that are additional to the insurance products originally offered and which constitute separate, independent insurance products.

Surrender...................  The act by a policyholder to terminate the policy prior to the expiration of the policy.

Term life product...........  Life insurance products which provide a guaranteed benefit upon the death of the insured within a specified time period.

Underwriting................  The process of examining, accepting or rejecting insurance risks, and classifying those accepted, in order to charge an appropriate premium for each accepted risk.

Universal life products.....  Life insurance products in which premiums, less expense charges, are credited to a policy account from which periodic charges for life insurance are deducted and to which interest and investment income are credited. Typically, the policyholder can vary the amount and timing of premium payments and change the amount of insurance coverage.

Variable life products......  Life insurance products for which the reserves and/or benefits may vary in amount with the market value of a specified group of assets held in a segregated fund.

Whole life products.........  Life insurance products which provide a guaranteed benefit, predetermined by the contract, upon the death of the insured, in return for the periodic payment of a fixed premium over a predetermined period.

                  INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Historical Consolidated Financial Statements
Report of Independent Auditors......................................................................  F-2
Consolidated Profit and Loss Accounts for the years ended December 31, 2000, 2001 and 2002 and the six-month periods ended June 30, 2002 and 2003....................................................  F-3
Consolidated Balance Sheets as of December 31, 2000, 2001 and 2002 and June 30, 2002 and 2003.......  F-4
Consolidated Cash Flow Statements for the years ended December 31, 2000, 2001, and 2002 and the six-
  month periods ended June 30, 2002 and 2003........................................................  F-6
Consolidated Statements of Changes in Owners' Equity for the years ended December 31, 2000, 2001 and
  2002 and the six-month periods ended June 30, 2002 and 2003.......................................  F-8
Notes to the Consolidated Financial Statements...................................................... F-10

                        Report of Independent Auditors

To the Board of Directors and Owner of
China Life Insurance Company Limited and Subsidiaries:

In our opinion, the accompanying consolidated balance sheets and the related consolidated profit and loss accounts, cash flow statements, and statements of changes in owners' equity present fairly, in all material respects, the financial position of China Life Insurance Company Limited and its subsidiaries (collectively referred to as the "Group") at December 31, 2002, 2001, 2000, June 30, 2003 and 2002 and the results of their operations and their cash flows for each of the years in the three year periods ended December 31, 2002, 2001, 2000 and the six months ended June 30, 2003 and 2002 in conformity with generally accepted accounting principles in Hong Kong. These financial statements are the responsibility of the Group's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America and Hong Kong, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

Generally accepted accounting principles in Hong Kong vary in certain significant respects from accounting principles generally accepted in the United States of America ("U.S. GAAP"). The application of the latter would have affected the determination of consolidated net income for each of the years in the three year periods ended December 31, 2002, 2001, 2000 and six-month periods ended June 30, 2003 and 2002 and the determination of consolidated owners' equity at December 31, 2002 and 2001 and June 30, 2003, to the extent summarized in Note 26 to the consolidated financial statements, except that property, plant and equipment on hand as of January 1, 1997 has been valued on the basis of a valuation performed as of January 1, 2000 rather than at historical cost less depreciation, which is required by U.S. GAAP. As explained in Note 3(m) to the consolidated financial statements, the Group acquired these assets from a predecessor company in 1997 and is unable to obtain historical cost information in respect of such assets from this predecessor.

PricewaterhouseCoopers, Hong Kong
October 8, 2003

           CHINA LIFE INSURANCE COMPANY LIMITED AND ITS SUBSIDIARIES

 CONSOLIDATED FINANCIAL STATEMENTS FOR THE THREE YEARS ENDED DECEMBER 31, 2002
              AND SIX-MONTH PERIODS ENDED JUNE 30, 2002 AND 2003

           CHINA LIFE INSURANCE COMPANY LIMITED AND ITS SUBSIDIARIES

                     CONSOLIDATED PROFIT AND LOSS ACCOUNTS


                                                             For the year ended     For the six months ended
                                                                December 31,            June 30,
                                                         -------------------------  -----------------------
                                                    Note   2000     2001     2002     2002         2003
                                                    ---- -------  -------  -------    -------     -------
                                                                      (RMB in millions)
REVENUES
Gross written premiums and policy fees.............       44,714   56,869   68,769   34,164       36,091
Less: premiums ceded to reinsurers.................       (1,501)  (1,655)  (1,869)    (765)        (690)
                                                         -------  -------  -------    -------     -------
Net written premiums and policy fees...............       43,213   55,214   66,900   33,399       35,401
Net change in unearned premium reserves............         (314)    (248)    (476)     306           17
                                                         -------  -------  -------    -------     -------
Net premiums earned and policy fees................       42,899   54,966   66,424   33,705       35,418
                                                         -------  -------  -------    -------     -------
Net investment income.............................. 5.1    4,374    6,276    8,347    3,991        5,070
Net realized gains/(losses) on investments......... 5.1      (23)      (6)     266      684          691
Net unrealized gains/(losses) on investments....... 5.1      298     (322)  (1,067)     (75)         280
Other income.......................................          827      293      338      121          122
                                                         -------  -------  -------    -------     -------
Total revenues.....................................       48,375   61,207   74,308   38,426       41,581
                                                         -------  -------  -------    -------     -------

BENEFITS, CLAIMS AND EXPENSES
Insurance benefits and claims
  Life insurance death and other benefits..........  13   (8,467) (10,099)  (7,010)  (3,869)      (4,580)
  Accident and health claims and claim adjustment
   expenses........................................  13   (2,767)  (3,829)  (4,053)  (1,959)      (2,455)
  Increase in future life policyholder benefits....  13  (27,738) (33,121) (45,374) (22,793)     (23,192)
Policyholder dividends and participation in
 profits...........................................           (7)    (177)    (641)    (310)        (862)
Amortization of deferred policy acquisition costs..   7   (1,745)  (3,024)  (3,832)  (2,102)      (2,648)
Underwriting and policy acquisition costs..........       (3,073)  (2,176)  (1,661)    (822)        (708)
Administrative expenses............................       (4,318)  (5,100)  (6,162)  (2,916)      (3,005)
Other operating expenses...........................       (2,602)  (1,110)    (634)    (316)        (704)
Interest expense on bank borrowings................          (29)      (5)      (7)      (4)          (5)
Interest credited to policyholder contract deposits       (4,505)  (5,799)  (7,095)  (3,209)      (4,109)
Statutory insurance levy...........................          (59)     (64)     (73)     (30)         (38)
                                                         -------  -------  -------    -------     -------
Total benefits, claims and expenses................      (55,310) (64,504) (76,542) (38,330)     (42,306)
                                                         -------  -------  -------    -------     -------
Profit/(loss) before income tax expense and
 minority interests................................  20   (6,935)  (3,297)  (2,234)      96         (725)
Income tax expense.................................  21      (14)      (4)     (14)      (3)          (8)
                                                         -------  -------  -------    -------     -------
Profit/(loss) before minority interest.............       (6,949)  (3,301)  (2,248)      93         (733)
Minority interests.................................          (41)       6       (2)      (2)          19
                                                         -------  -------  -------    -------     -------
Net profit/(loss)..................................       (6,990)  (3,295)  (2,250)      91         (714)
                                                         =======  =======  =======    =======     =======
Basic and diluted earnings/(loss) per share........  22    (0.35)   (0.16)   (0.11)    0.00        (0.04)
                                                         -------  -------  -------    -------     -------


 The accompanying notes form an integral part of these consolidated financial statements.

           CHINA LIFE INSURANCE COMPANY LIMITED AND ITS SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                          As of December 31,    As of June 30,
                                                        ----------------------- ---------------
                                                   Note  2000    2001    2002    2002    2003
                                                   ---- ------- ------- ------- ------- -------
                                                                   (RMB in millions)
ASSETS

Investments
 Fixed maturity securities                               37,684  53,284  76,337  61,449  82,017
 Held-to-maturity securities, at amortized cost... 5.4    1,598   1,388   1,220   1,243     827
 Non-trading securities, at estimated fair value.. 5.2   36,086  51,896  75,117  60,206  81,190

 Equity securities                                 5.3    6,794   7,698  12,171   7,084  14,797
 Non-trading securities, at estimated fair value.. 5.2    1,119   2,002   8,101   3,017   9,025
 Trading securities, at estimated fair value......        5,675   5,696   4,070   4,067   5,772
 Term deposits.................................... 5.6   39,653  76,083 123,675  97,798 142,043
 Statutory deposits--restricted................... 5.7       40     990     991     991     992
 Investments in associated companies.............. 5.5    2,031   2,036   2,035   2,027   1,993
 Policy loans.....................................          109     107     106     105     136
 Securities purchased under agreements to resell.. 5.8   19,840  30,480  36,388  46,247  70,061
 Other............................................          572     336     231     299     209
 Cash and cash equivalents........................       23,275  17,855  14,529  17,575  23,592
                                                        ------- ------- ------- ------- -------
                                                        129,998 188,869 266,463 233,575 335,840
                                                        ------- ------- ------- ------- -------

Other assets
 Accrued investment income........................  10    3,033   3,527   4,198   4,003   4,277
 Premiums receivable..............................  11    1,388   1,844   1,757   2,878   3,282
 Reinsurance assets...............................   8      970   1,100   1,224   1,091     971
  Deferred policy acquisition costs...............   7    5,996  10,893  18,084  14,185  21,282
 Property, plant and equipment, net of accumulated
   depreciation...................................   9   15,617  18,347  18,457  18,237  18,610
 Other............................................  12    5,375   3,528   3,587   4,176   3,676
                                                        ------- ------- ------- ------- -------
                                                         32,379  39,239  47,307  44,570  52,098
                                                        ------- ------- ------- ------- -------
Total assets......................................      162,377 228,108 313,770 278,145 387,938
                                                        ======= ======= ======= ======= =======


 The accompanying notes form an integral part of these consolidated financial statements.

           CHINA LIFE INSURANCE COMPANY LIMITED AND ITS SUBSIDIARIES

                                                     As of December 31,         As of June 30,
                                                ----------------------------  ------------------
                                          Notes   2000      2001      2002      2002      2003
                                          ----- --------  --------  --------  --------  --------
                                                                (RMB in millions)
LIABILITIES AND EQUITY

Liabilities
 Future life policyholder benefits.......        226,868   259,989   305,363   282,782   328,555
 Policyholder contract deposits and other
   funds.................................         89,373   105,609   156,273   139,575   210,975
 Unearned premium reserves...............          4,131     4,441     5,036     4,058     4,719
 Reserves for claims and claim adjustment
   expenses..............................    14      716       867       879     1,010       910
 Annuity and other insurance balances
   payable...............................          4,029     6,362     8,057     8,257     7,987
 Premiums received in advance............            735     1,481     1,767     1,231     1,860
 Policyholder deposits...................            694       629       592       609       570
 Policyholder dividends payable..........              2       177       688       390     1,599
 Securities sold under agreements to
   repurchase............................    15       90    14,608     3,602     4,501        --
 Bank borrowings.........................    16      921       379       313       325       311
 Provision...............................    17       73       330       445       388       460
 Other liabilities.......................    19    3,489     4,206     4,716     4,967     4,800
 Statutory insurance fund................    18    1,132     1,215     1,337     1,269     1,399
                                                --------  --------  --------  --------  --------
Total liabilities........................        332,253   400,293   489,068   449,362   564,145
                                                --------  --------  --------  --------  --------
Contingencies and commitments............ 24,25
Minority interests.......................            169       163       165       164       146
Owners' equity...........................       (170,045) (172,348) (175,463) (171,381) (176,353)
                                                --------  --------  --------  --------  --------
Total liabilities and equity.............        162,377   228,108   313,770   278,145   387,938
                                                ========  ========  ========  ========  ========


 The accompanying notes form an integral part of these consolidated financial statements.

           CHINA LIFE INSURANCE COMPANY LIMITED AND ITS SUBSIDIARIES

                       CONSOLIDATED CASH FLOW STATEMENTS

                                                                         For the year ended     For the six months
                                                                            December 31,         ended June 30,
                                                                     -------------------------  ----------------
                                                                       2000     2001     2002     2002      2003
                                                                     -------  -------  -------  -------   -------
                                                                                  (RMB in millions)
CASH FLOWS FROM OPERATING ACTIVITIES
Net profit/(loss)...................................................  (6,990)  (3,295)  (2,250)      91      (714)

Adjustments for non-cash items:
  Changes in minority interests.....................................      41       (6)       2        1       (19)
  Net unrealized gains/(losses) on investments......................    (298)     322    1,067       75      (280)
  Amortization of deferred acquisition costs........................   1,745    3,024    3,832    2,102     2,648
  Other impairments.................................................      24       13        7        3        86
  Profit/(loss) from investments in associated companies............      45       32        6       14       (16)
  Interest credited to policyholder contract deposits...............   4,505    5,799    7,095    3,209     4,109
  Investment contract policy fees...................................  (2,623)  (2,816)  (5,010)  (3,139)   (3,961)
  Depreciation and amortization.....................................   1,092    1,115    1,359      650       746
  Revaluation of investment properties..............................      --       --       --       --       181
  Amortization of fixed maturity securities' premiums and discounts.     223      128      129       64        88
  Gains on disposals of fixed assets................................   1,475      557       91       32        36

Changes in operational assets and liabilities:
  Deferred policy acquisition costs.................................  (5,574)  (7,497) (10,649)  (5,499)   (5,846)
  Reinsurance assets................................................      21      (69)      (5)     (66)      253
  Accrued investment income.........................................      94     (494)    (671)    (476)      (79)
  Receivables and payables..........................................  (1,988)   3,416    3,072      969      (628)
  Reserves for claims and claim adjustment expenses.................     122      151       12      143        31
  Unearned premium reserves.........................................     314      249      476     (308)     (317)
  Future life policyholder benefits.................................  27,738   33,121   45,374   22,793    23,192
  Statutory insurance fund..........................................      85       83      122       54        62
                                                                     -------  -------  -------  -------   -------
Net cash inflow from operating activities...........................  20,051   33,833   44,059   20,712    19,572
                                                                     -------  -------  -------  -------   -------

CASH FLOWS FROM INVESTING ACTIVITIES
Sales and maturities:
  Fixed maturity securities.........................................  16,444   17,714    9,711    8,831    17,264
  Equity securities.................................................   4,047    7,434    5,371    4,969     3,805
  Fixed assets......................................................      25       94      283      196       206

Purchases:
  Fixed maturity securities......................................... (18,910) (32,899) (34,161) (16,080)  (23,150)
  Equity securities.................................................  (6,327)  (8,660) (10,911)  (4,430)   (6,151)
  Fixed assets......................................................  (2,429)  (2,327)  (1,796)    (765)   (1,382)
Term deposits, net..................................................  (8,839) (37,380) (47,593) (21,716)  (18,369)
Securities purchased under agreements to resell..................... (15,043) (10,640)  (5,908) (15,767)  (33,673)
Proceeds from investments in securities sold under agreements to
 repurchase, net....................................................      90   14,518  (11,006) (10,107)   (3,602)
Other (mainly policy loans), net....................................   1,501      182      112       35        (8)
                                                                     -------  -------  -------  -------   -------
Net cash outflow from investing activities.......................... (29,441) (51,964) (95,898) (54,834)  (65,060)
                                                                     -------  -------  -------  -------   -------

 The accompanying notes form an integral part of these consolidated financial statements.

           CHINA LIFE INSURANCE COMPANY LIMITED AND ITS SUBSIDIARIES

                                                         For the year ended     For the six months
                                                            December 31,        ended June 30,
                                                     -------------------------  -----------------
                                                       2000     2001     2002    2002      2003
                                                     -------  -------  -------   ------   ------
                                                                 (RMB in millions)
CASH FLOWS FROM FINANCING ACTIVITIES
Deposits accepted on investment contracts...........  23,075   27,332   64,574  43,287    61,223
Withdrawals from investment contracts............... (10,173) (14,079) (15,995) (9,391)   (6,670)
Repayments of bank borrowings.......................    (225)    (542)     (66)    (54)       (2)
                                                     -------  -------  -------   ------   ------
Net cash inflow from financing activities...........  12,677   12,711   48,513  33,842    54,551
                                                     =======  =======  =======   ======   ======
Net increase/(decrease) in cash and cash equivalents   3,287   (5,420)  (3,326)   (280)    9,063
                                                     -------  -------  -------   ------   ------
Cash and cash equivalents
Beginning of year/period............................  19,988   23,275   17,855  17,855    14,529
End of year/period..................................  23,275   17,855   14,529  17,575    23,592
                                                     =======  =======  =======   ======   ======
Supplemental cash flow information:
 Income tax paid....................................      14        4       14       3         8
 Interest paid......................................      29        5        7       4         5



 The accompanying notes form an integral part of these consolidated financial statements.

           CHINA LIFE INSURANCE COMPANY LIMITED AND ITS SUBSIDIARIES

             CONSOLIDATED STATEMENTS OF CHANGES IN OWNERS' EQUITY

                                                          Additional             Unrealized
                                                  Paid-in  paid-in   Accumulated   gains/
                                                  capital  capital      loss      (losses)    Total
                                                  ------- ---------- ----------- ---------- --------
                                                                   (RMB in millions)
As of January 1, 2000............................  4,600     (876)    (167,795)    2,046    (162,025)
Net loss.........................................     --       --       (6,990)       --      (6,990)
Unrealized losses, net of tax....................     --       --           --      (906)       (906)
Profit capitalization............................     --      802         (802)       --          --
Investments transferred to parties under common
  control........................................     --     (124)          --        --        (124)
                                                   -----     ----     --------     -----    --------
As of December 31, 2000..........................  4,600     (198)    (175,587)    1,140    (170,045)
                                                   -----     ----     --------     -----    --------
Net loss.........................................     --       --       (3,295)       --      (3,295)
Unrealized gains, net of tax.....................     --       --           --     1,048       1,048
Profit capitalization............................     --      117         (117)       --          --
Investments transferred to parties under common
  control........................................     --      (56)          --        --         (56)
                                                   -----     ----     --------     -----    --------
As of December 31, 2001..........................  4,600     (137)    (178,999)    2,188    (172,348)
                                                   -----     ----     --------     -----    --------
Net loss.........................................     --       --       (2,250)       --      (2,250)
Unrealized losses, net of tax....................     --       --           --      (871)       (871)
Profit capitalization............................     --      244         (244)       --          --
Investments transferred from parties under common
  control........................................     --        6           --        --           6
                                                   -----     ----     --------     -----    --------
As of December 31, 2002..........................  4,600      113     (181,493)    1,317    (175,463)
                                                   =====     ====     ========     =====    ========


 The accompanying notes form an integral part of these consolidated financial statements.

           CHINA LIFE INSURANCE COMPANY LIMITED AND ITS SUBSIDIARIES

                                                        Additional             Unrealized
                                                Paid-in  paid-in   Accumulated   gains/
                                                capital  capital      loss      (losses)    Total
                                                ------- ---------- ----------- ---------- --------
                                                                 (RMB in millions)
As of January 1, 2002..........................  4,600     (137)    (178,999)    2,188    (172,348)
Net gain.......................................     --       --           91        --          91
Unrealized gains, net of tax...................     --       --           --       880         880
Investments transferred to parties under common
  control......................................     --       (4)          --        --          (4)
                                                 -----     ----     --------     -----    --------
As of June 30, 2002............................  4,600     (141)    (178,908)    3,068    (171,381)
                                                 =====     ====     ========     =====    ========
As of January 1, 2003..........................  4,600      113     (181,493)    1,317    (175,463)
Net loss.......................................     --       --         (714)       --        (714)
Unrealized losses, net of tax..................     --       --           --      (176)       (176)
                                                 -----     ----     --------     -----    --------
As of June 30, 2003............................  4,600      113     (182,207)    1,141    (176,353)
                                                 =====     ====     ========     =====    ========




 The accompanying notes form an integral part of these consolidated financial statements.

            CHINA LIFE INSURANCE COMPANY LTD. AND ITS SUBSIDIARIES

                NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS


1. ORGANIZATION AND PRINCIPAL ACTIVITIES

   China Life Insurance Company Limited (the "Company") was established in the People's Republic of China ("China" or "PRC") on June 30, 2003 as a joint stock company with limited liability in anticipation of a group restructuring of China Life Insurance (Group) Company (formerly China Life Insurance Company (the "Holding Company" or "CLIC")) and its subsidiaries (the "Restructuring") in preparation for a listing of the Company's shares on the New York Stock Exchange and the Main Board of the Stock Exchange of Hong Kong Limited. The initial registered capital of the Company is RMB 20,000 million, consisting of 20,000 million ordinary shares of par value of RMB 1.00 per share ("Domestic Shares"). The Company and its subsidiaries are hereafter collectively referred to as the "Group".

   CLIC was established in Beijing, China as a state-owned enterprise under the State Council through the Ministry of Finance of the PRC (the "MOF"). CLIC is engaged in life insurance business, providing life, annuities, accident and health insurance products in China.

   Pursuant to the Restructuring, CLIC transferred to the Company (1) all long-term insurance policies (policies having a term of more than one year from the date of issuance) issued on or after June 10, 1999, having policy terms approved by or filed with the China Insurance Regulatory Commission (the "CIRC") on or after June 10, 1999 and either (i) recorded as a long-term insurance policy as of June 30, 2003 in a database attached to the restructuring agreement as an annex or (ii) having policy terms for group supplemental medical insurance (fund type), (2) stand-alone short-term policies (policies having a term of one year or less from the date of issuance) issued on or after June 10, 1999 and (3) all riders supplemental to the policies described in clauses (1) and (2) above. These policies are referred to as the "transferred policies". All other insurance policies were retained by CLIC. These policies are referred to as the "non-transferred policies". The Company issued 20,000 million Domestic Shares in exchange for various liabilities related to the life insurance business of the transferred policies and certain assets (collectively the "Transferred Business"). CLIC retained (i) various liabilities related to the life insurance business of non-transferred policies and certain assets, (ii) equity interests in all subsidiaries and associated companies, (iii) all non-core businesses, and (iv) the ownership of certain assets and liabilities including certain office buildings, bank balances, investments in fixed maturity and equity securities, borrowings, claims, contingent and tax liabilities (collectively, the "Non-transferred Business").

   Further pursuant to the Restructuring, on September 30, 2003, CLIC and the Company signed a binding restructuring agreement that identified all specific assets and liabilities to be transferred to the Company from CLIC.

2. BASIS OF PREPARATION

   The consummation of the Restructuring occurred for accounting purposes on September 30, 2003, which is the date on which the Company and CLIC signed the legally binding restructuring agreement that identified all specific assets and liabilities to be transferred to the Company from CLIC. The Company's accompanying financial statements are the consolidated financial statements of CLIC, after giving retroactive effect to the Company's issued and outstanding shares on loss per share amounts.

   Prior to the consummation of the Restructuring, the Transferred Business and Non-transferred Business have been historically under common management from a number of significant aspects, such as policy design, distribution, plan servicing, asset management, accounting and financing. Therefore, the Company's historical financial statements for each of the years ended December 31, 2000, 2001 and 2002 and as of and for the six months ended June 30, 2002 and 2003 (the "Relevant Periods") could not reflect the carve-out of

            CHINA LIFE INSURANCE COMPANY LTD. AND ITS SUBSIDIARIES the Company's business for such periods due to the described common management and are required to present the consolidated financial results of the business of CLIC and its subsidiaries (including both the Transferred Business and Non-Transferred Business).

   Upon the consummation date of the Restructuring, the Non-transferred business, consisting of an excess of liabilities over assets, retained by CLIC was derecognized and reflected in the Company's financial statements as a capital contribution on such date. This presentation is considered appropriate as CLIC wholly owns the Transferred Business transferred to the Company before and after the Restructuring.

   In 2003, CLIC committed to pay certain of our former employees a pension supplement through December 31, 2007. The present value of the aggregate estimated future payments to be made by CLIC, amounting to RMB 180 million, will be recognized as an expense, and a corresponding capital contribution to the Company in the 2003 financial statements. Payments made to certain former employees during the Relevant Periods were expensed as paid.

   For purpose of the earnings/loss per share computations, the Company's issuance of 20,000 million ordinary shares to CLIC is given retroactive treatment and considered outstanding for all periods presented.

   The names of some of the companies referred to in the financial statements represent management's best efforts at translating the Chinese names of these companies as no English names have been registered.

3. PRINCIPAL ACCOUNTING POLICIES

   The principal accounting policies adopted in the preparation of these financial statements, which conform to Statements of Standard Accounting Practices ("SSAP") issued by the Hong Kong Society of Accountants and accounting principles generally accepted in Hong Kong (collectively, "H.K. GAAP"), are as follows:

   (a) Consolidation principles

       i) Consolidation

       The consolidated financial statements include the accounts of CLIC and its subsidiaries made up to December 31, June 30.

       Subsidiaries are those entities in which CLIC, directly or indirectly, controls more than one half of the voting power; has the power to govern the financial and operating policies; to appoint or remove the majority of the members of the board of directors; or to cast majority of votes at the meetings of the board of directors.

       The results of subsidiaries acquired or disposed of during the year/period are included in the consolidated profit and loss accounts from the date of acquisition or up to the date of disposal, as appropriate.

       All significant intercompany transactions and balances within the Group are eliminated on consolidation.

       The gain or loss on the disposal of a subsidiary represents the difference between the proceeds of the sale and the Group's share of its net assets together with any unamortized goodwill or negative

            CHINA LIFE INSURANCE COMPANY LTD. AND ITS SUBSIDIARIES goodwill or goodwill/negative goodwill taken to reserves and which was not previously charged or recognized in the consolidated profit and loss accounts and any related accumulated foreign currency translation reserve.

       Minority interests represent the interests of outside shareholders in the operating results and net assets of subsidiaries.

      ii) Associated companies

       An associated company is a company, not being a subsidiary or a joint venture, in which an equity interest is held for the long-term and significant influence is exercised in its management.

       The consolidated profit and loss accounts include the Group's share of the results of associated companies for the year/period, and the consolidated balance sheet includes the Group's share of the net assets of the associated companies and goodwill/negative goodwill (net of accumulated amortization) on acquisition.

       Equity accounting is discontinued when the carrying amount of the investment in an associated company reaches zero, unless the Group has incurred obligations or guaranteed obligations in respect of the associated company.

   (b) Revenue recognition

   Premiums:

   Premiums from traditional life insurance contracts, including participating contracts and annuity policies with life contingencies, are recognized as revenue when due from the policyholders. Benefits and expenses are provided against such revenue to recognize profits over the estimated life of the policies. Moreover, for single premium and limited pay contracts, premiums are recorded as income when due with any excess profit deferred and recognized in income in a constant relationship to the insurance in force or, for annuities, the amount of expected benefit payments.

   Premiums from the sale of accident and health insurance products are recorded when written and are accreted to earnings on a pro-rata basis over the term of the related policy coverage. However, for those contracts for which the period of risk differs significantly from the contract period, premiums are recognized over the period of risk in proportion to the amount of insurance protection provided. The unearned premium reserve represents the portion of the premiums written relating to the unexpired terms of coverage.

   Amounts collected as premiums from investment type contracts are reported as deposits. Revenue from these contracts consists of policy fees charged against the deposit amount for the cost of insurance, administration fees and gains on surrenders during the year/period. Policy benefits and claims that are charged to expenses include benefit claims incurred in the year/period in excess of related policyholder contract deposits and interest credited to policyholder deposits.

   Net investment income:

   Net investment income is accrued for interest from term deposits, cash and cash equivalents, fixed maturity securities, securities purchased under agreements to resell, policy loan and other loans, dividends from equity securities, rental income from investment property and share of profits/losses from investment in associates less investment expenses. Net investment income is recorded on accrual basis.

            CHINA LIFE INSURANCE COMPANY LTD. AND ITS SUBSIDIARIES

   (c) Deferred policy acquisition costs

   The costs of acquiring new business including commissions, underwriting and policy issue expenses, which vary with and are directly related to the production of new business, are deferred. Deferred policy acquisition costs are subject to recoverability testing at the time of policy issue and at the end of each accounting period. Future investment income is taken into account in assessing recoverability.

   Deferred policy acquisition costs for traditional life insurance and annuity policies are amortized over the expected life of the contracts as a constant percentage of expected premiums. Expected premiums are estimated at the date of policy issue and are consistently applied throughout the life of the contract unless premium deficiency occurs.

   Deferred policy acquisition costs for investment type contracts are amortized over the expected life of the contracts based on a constant rate of the present value of estimated gross profits expected to be realized over the life of the contract. Estimated gross profits include expected amounts to be assessed for mortality, administration, investment and surrender less benefit claims in excess of policyholder balances, administrative expenses and interest credited. Estimated gross profits are revised regularly and the interest rate used to compute the present value of revised estimates of expected gross profits is the latest revised rate applied to the remaining benefit period. Deviations of actual results from estimated experience are reflected in the profit and loss accounts.

   (d) Insurance losses and reserves

   Reserve for claims and claim adjustment expenses:

   These represent liabilities for claims arising under short duration accident and health insurance contracts. Claims and claim adjustment expenses are charged to the profit and loss accounts as incurred. Unpaid claims and claim adjustment expense reserves represent the accumulation of estimates for ultimate losses and include provisions for claims incurred but not yet reported. The reserves represent estimates of future payments of reported and unreported claims for losses and related expenses with respect to insured events that have occurred. Reserving is a complex process dealing with uncertainty, requiring the use of informed estimates and judgments. The Group does not discount its claims reserves, other than for settled claims with fixed payment terms. Any changes in estimates are reflected in results of operations in the period in which estimates are changed.

   Future life policyholder benefits, policyholder contract deposits and other funds:

   These represent liabilities for estimated future policyholder benefit liability for traditional life insurance policies and non-investment-linked investment contracts.

   Future life policyholder benefits for traditional life insurance policies are calculated using a net level premium valuation method based on actuarial assumptions as to mortality, persistency, expenses, withdrawal and investment return, including a margin for adverse deviation. The assumptions are established at policy issue and remain unchanged except where premium deficiency occurs.

   Future life policyholder benefits include the value of accumulated declared bonuses or dividends that have been vested to policyholders.

            CHINA LIFE INSURANCE COMPANY LTD. AND ITS SUBSIDIARIES

   Policyholder contract deposits represent the accumulation of premium received less charges plus declared dividends.

   The policyholders' share of unrealized gains or losses in respect of assets held by the Group, which may be paid to profit participating policyholders in the future under the policy terms in respect of assets, is included in liabilities for future life policyholder benefits offsetting the policyholders' share of the change in unrealized gains and losses during the year/period.

   (e) Reinsurance

   The Group cedes 20% (15% since January 1, 2003) of its insurance premiums and risk from short duration accident and health contracts to China Reinsurance Company under relevant statutory reinsurance regulations of the PRC and cedes insurance and premiums risk from other contracts in the normal course of business in order to limit the potential for losses arising from longer exposures. Reinsurance does not relieve the originating insurer of its liability. The Group may assume reinsurance business incidental to their normal business. Such business is not significant to the Group's operations.

   Reinsurance assets include the balances due under reinsurance contracts from both insurance and reinsurance companies for paid and unpaid claims and claim adjustment expenses, ceded unearned premiums, ceded future life policy benefits and funds held under reinsurance treaties. Amounts recoverable from reinsurers are estimated in a manner consistent with the claim liability associated with the reinsured policy.

   Reinsurance is recorded gross in the consolidated balance sheet unless a right of offset exists. The Group evaluates the financial strength of potential reinsurers and continually monitors the financial conditions of reinsurers.

   Reinsurance contracts are contracts under which the Group has assessed to ensure that underwriting risk, defined as the reasonable possibility of significant loss, and timing risk, defined as the reasonable possibility of a significant variation in the timing of cash flows, are transferred by the ceding company to the reinsurer.

   (f) Investments

   Held-to-maturity securities

   Fixed maturity securities classified as held-to-maturity are those which the Group has the ability and positive intent to hold to maturity.

   Held-to-maturity securities are stated in the consolidated balance sheet at cost plus/less any discount/premium amortized to date. The discount or premium is amortized over the period to maturity and included as interest income/expense in the consolidated profit and loss accounts. Provision is made when there is a diminution in value other than temporary.

   The carrying amounts of individual held-to-maturity securities or holdings of the same securities are reviewed at the balance sheet date in order to assess the credit risk and whether the carrying amounts are expected to be recovered. Provisions are made when carrying amounts are not expected to be recovered and are recognized in the consolidated profit and loss accounts as an expense immediately.

           CHINA LIFE INSURANCE COMPANY LIMITED AND ITS SUBSIDIARIES

   Non-trading securities

   Investments other than trading or held-to-maturity are defined as non-trading and are stated at fair value at the balance sheet date. Changes in the fair value of individual securities are credited or debited to the investment revaluation reserve until the security is sold, or is determined to be impaired. Upon disposal, the cumulative gain or loss representing the difference between the net sales proceeds and the carrying amount of the relevant securities, together with any surplus/deficit transferred from the investment revaluation reserve, is recognized in the consolidated profit and loss accounts.

   Where there is objective evidence that individual investments are impaired, the cumulative loss recorded in the revaluation reserve is transferred to the consolidated profit and loss accounts.

   Trading securities

   Fixed maturity securities and liquidity securities which the Group buys with the intention to resell in the near term are classified as trading and are carried at fair value. At each balance sheet date, the net unrealized gains or losses arising from the changes in fair value of trading securities are recognized in the consolidated profit and loss accounts. Profits or losses on disposal of trading securities, representing the difference between the net sales proceeds and the carrying amounts, are recognized in the consolidated profit and loss accounts as they arise.

   (g) Investment properties

   Investment properties are interests in land and buildings in respect of which construction work and development have been completed and which are held for their investment potential, any rental income being negotiated at arm's length.

   Investment properties are valued at intervals of not more than three years by independent valuers; in each of the intervening years valuations are undertaken by professionally qualified executives of the Group. The valuations are on an open market value basis related to individual properties and separate values are not attributed to land and buildings. The valuations are incorporated in the annual accounts. Increases in valuation are credited to the investment properties revaluation reserve. Decreases in valuation are first set off against increases on earlier valuations on a portfolio basis and thereafter are debited to the consolidated profit and loss accounts. Any subsequent increases are credited to the consolidated profit and loss accounts up to the amount previously debited.

   Upon the disposal of an investment property, the relevant portion of the revaluation reserve realized in respect of previous valuations is released from the investment properties revaluation reserve to the consolidated profit and loss accounts.

   (h) Policy loans

   Policy loans and other investments originated by the Group are carried at amortized cost, net of provision for impairment in value. Impairment loss on policy loans is generally measured based on the present value of expected future cash flows discounted at the instrument's effective interest rate, except where the value of the asset is collateral dependent, in which case the fair value of the underlying collateral is used. Interest income on impaired assets is recognized based on the original effective rate of interest.

           CHINA LIFE INSURANCE COMPANY LIMITED AND ITS SUBSIDIARIES

   (i) Securities purchased under agreements to resell

   The Group enters into purchases of securities under agreements to resell substantially identical securities. These agreements are classified as secured loans. Securities purchased under agreements to resell are recorded at their cost plus accrued interest at the balance sheet date, which approximates fair value. The amounts advanced under these agreements are reflected as assets in the consolidated balance sheet. The Group does not take physical possession of securities purchased under agreements to resell. Sales or transfers of the securities are not permitted by the respective stock exchanges on which they are listed while the loan is outstanding. In the event of default by the counterparty to repay the loan, the Group has the right to the underlying securities held by the stock exchanges which are the custodians.

   (j) Term deposits

   Term deposits are bank deposits with fixed maturity dates. They are stated at amortized cost.

   (k) Cash and cash equivalents

   Cash amounts represent cash on hand and demand deposits. Cash equivalents are short-term, highly liquid investments with original maturities of 90 days or less, which approximates fair value.

   (l) Securities sold under agreements to repurchase

   Securities sold under agreements to repurchase, which are classified as secured borrowings, generally mature within 180 days from the transaction date. The Group may be required to provide additional collateral based on the fair value of the underlying securities. Securities sold under agreements to repurchase are recorded at their cost plus accrued interest at the balance sheet date. It is the Group's policy to maintain effective control over securities sold under agreements to repurchase; accordingly, such securities continue to be carried on the consolidated balance sheets.

   (m) Property, plant and equipment

   Property, plant and equipment are stated at historical cost less accumulated depreciation and accumulated impairment loss, except for certain assets acquired prior to January 1, 1997. These assets were acquired as a result of the prior restructuring in 1996 of People's Insurance Company of China ("PICC"), a state-owned enterprise. The restructuring created CLIC's predecessor as a specialized life insurance subsidiary of PICC. CLIC is unable to obtain historical cost information for assets which were transferred to CLIC in that restructuring. Accordingly, these assets are stated at deemed costs less accumulated depreciation. Deemed cost is determined on the basis of a valuation performed as of January 1, 2000.

   The initial cost of property, plant and equipment comprises its purchase price, including import duties and non-refundable purchase taxes, interest costs on borrowings to finance the acquisition, and any directly attributable costs of bringing the asset to its working condition and location for its intended use. The cost of major renovations is included in the carrying amount of the asset when it is probable that future economic benefits in excess of the originally assessed standard of performance of the existing asset will flow to the Group.

           CHINA LIFE INSURANCE COMPANY LIMITED AND ITS SUBSIDIARIES

   Depreciation is computed on a straight-line basis to write down the cost of each asset to their residual value over their estimated useful lives as follows:

                                                 Estimated useful lives
                                                 ----------------------
        Buildings...............................     30 to 35 years
        Leasehold improvements..................   Over the remaining
                                                   term of the lease
        Office equipment, furniture and fixtures     3 to 11 years
        Motor vehicles..........................      4 to 6 years

   Property, plant and equipment are reviewed for impairment losses whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. An impairment loss is recognized for the amount by which the carrying amount of the asset exceeds its recoverable amount, which is the higher of an asset's net selling price and value in use.

   The useful life and depreciation methods are reviewed periodically to ensure that the method and period of depreciation are consistent with the expected pattern of economic benefits from items of property, plant and equipment.

   Asset under construction represents buildings under construction and are stated at cost. Costs include construction and acquisition costs. No provision for depreciation is made on assets under construction until such time as the relevant assets are completed and ready for use.

   (n) Deferred taxation

   Deferred income tax is provided in full, using liability method, on temporary differences arising between the tax bases of assets and liabilities and their carrying amounts in the financial statements. Currently enacted tax rates are used in the determination of deferred income tax.

   Deferred income tax assets are recognized to the extent that it is probable that future taxable profit will be available against which the temporary differences can be utilized.

   Deferred income tax is provided on temporary differences arising on investments in subsidiaries, associated companies and joint ventures, except where the timing of the reversal of the temporary difference can be controlled and it is probable that the temporary difference will not reverse in the foreseeable future.

   (o) Employee benefits

   Pension obligations

   The full-time employees of the Group are covered by various government-sponsored pension plans under which the employees are entitled to a monthly pension based on certain formulas. These government agencies are responsible for the pension liability to these retired employees. The Group contributes on a monthly basis to these pension plans. Under these plans, the Group has no legal or constructive obligation for retirement benefits beyond the contributions made. Contributions to these plans are expensed as incurred. Voluntary payments made to certain former employees and which were not made pursuant to a formal or informal plan are expensed as paid.

           CHINA LIFE INSURANCE COMPANY LIMITED AND ITS SUBSIDIARIES

   Termination and early retirement benefits

   Termination benefits are payable whenever an employee's employment is terminated before the normal retirement date or whenever an employee accepts voluntary redundancy in exchange for these benefits. The Group recognizes termination benefits when it is demonstrably committed to either terminate the employment of current employees according to a detailed formal plan without possibility of withdrawal or to provide termination benefits as a result of an offer made to encourage voluntary redundancy. Benefits falling due more than 12 months after balance sheet date are discounted to present value using incremental borrowing rates available to the Group.

   Housing benefits

   The Group sold staff quarters to its employees, subject to a number of eligibility requirements, at below market prices. When staff quarters are identified as being subject to sale under these arrangements, the carrying value of the staff quarters is written down to the net recoverable amount. Upon sale, any difference between sales proceeds and the carrying amount of the staff quarters is charged to the consolidated profit and loss accounts. The above staff quarters allocation scheme was phased out during the Relevant Periods in accordance with the policies of the PRC Government. In 1998, the State Council of the PRC issued a circular which stipulated that the sale of quarters to employees at preferential prices should be withdrawn. In 2000, the State Council further issued a circular stating that cash subsidies should be made to the employees following the withdrawal of allocation of staff quarters. However, the specific timetable and procedures to implement these policies were to be determined by individual provincial or municipal government based on the particular situation of the province or municipality.

   Based on the relevant detailed local government regulations promulgated, certain entities within the Group have adopted cash housing subsidy plans, whereby, for those eligible employees who have not been allocated with quarters at all or who have not been allocated with quarters up to the prescribed standards before the staff quarters allocation scheme were terminated, the Group will pay them one-off cash housing subsidies based on their years of service, positions and other criteria. These cash housing subsidies are charged to the consolidated profit and loss accounts in the year in which it was determined that the payment of such subsidies is probable and the amounts can be reasonably estimated. This was completed in year 2001.

   In addition, all full-time employees of the Group are entitled to participate in various government-sponsored housing funds. The Group contributes on a monthly basis to these funds based on certain percentages of the salaries of the employees. The Group's liability in respect of these funds is limited to the contributions payable in each period.

   (p) Foreign currency transactions

   Foreign currency transactions are accounted for at the exchange rates prevailing at the date of transaction. Gains and losses resulting from the settlement of such transaction and from the translation of monetary assets and liabilities denominated in foreign currencies are recognized in the consolidated profit and loss accounts.

           CHINA LIFE INSURANCE COMPANY LIMITED AND ITS SUBSIDIARIES

   (q) Contingencies

   A contingent liability is a possible obligation that arises from past events and whose existence will only be confirmed by the occurrence or non-occurrence of one or more uncertain future events not wholly within the control of the Group. It can also be a present obligation arising from past events that is not recognized because it is not probable that outflow of economic resources will be required or the amount of obligation cannot be measured reliably.

   A contingent liability is not recognized in the consolidated balance sheet but is disclosed in the notes to the financial statements. When a change in the probability of an outflow occurs so that outflow is probable, it will then be recognized as a provision.

   (r) Segment reporting

   Business segments provide products or services that are subject to risks and returns that are different from those of other business segments. Geographical segments provide products or services within a particular economic environment that is subject to risks and returns that are different from those of components operating in other economic environments. In accordance with the Group's internal financial reporting, the Group has determined that business segments be presented as the primary reporting format. All assets and operations of the Group for the Relevant Periods are located in the PRC, which is considered as one geographical location in an economic environment with similar risks and returns. The accounting policies of the segments are the same as those described in the summary of significant accounting policies. Details of the segment information are presented in Note 4.

   (s) Business risks and uncertainties

   The development of liabilities for future policy benefits for the Group's products requires management to make estimates and assumptions regarding mortality, morbidity, lapse, expense, and investment experience. Such estimates are primarily based on historical experience and future expectations of mortality, morbidity, expense, persistency, and investment assumptions. Actual results could differ materially from those estimates. Management monitors actual experience and, if circumstances warrant, revises its assumptions and the related future policy benefit estimates.

   The Group's investments are primarily comprised of fixed maturity securities, equity securities, investment properties and securities purchased under agreements to resell. Significant changes in prevailing interest rates and geographic conditions may adversely affect the timing and amount of cash flows on such investments and their related values. In addition, the value of these investments is often derived from an appraisal, an estimate or opinion of value. A significant decline in the fair value of these investments could have an adverse effect on the Group's financial condition.

   The Group's activities are with policyholders located in the PRC. Note 5 discusses the types of securities that the Group invests in. Note 4 discusses the types of insurance products that the Group offers. The Group does not have any significant concentrations to any one industry or policyholder.

           CHINA LIFE INSURANCE COMPANY LIMITED AND ITS SUBSIDIARIES

4. SEGMENT INFORMATION

   (a) Business segments

   The Group has the following main business segments:

   (1) Individual life insurance business

   Individual life insurance business relates primarily to the sale of life insurance contracts to individuals and is composed of participation life insurance business as well as traditional life insurance business. Participation life insurance business relates primarily to the sale of participating products, which provides the policyholder with a participation in the profits arising from the invested assets relating to the policy. Traditional life insurance business relates primarily to the sale of non-participating products and annuities policies, which provides guaranteed benefits to the insured without a participation in the profits.

   (2) Group life insurance business

   Group life insurance business relates primarily to the sale of life insurance contracts to group entities and is composed of participation life insurance business and traditional life insurance business as described above.

   (3) Accident and health insurance business

   The accident and health insurance business relates primarily to the sale of accident and health insurance and accident products.

   (4) Corporate and other

   Corporate and other business relates to equity interests in subsidiaries and associated companies not engaged in non-insurance businesses.

           CHINA LIFE INSURANCE COMPANY LIMITED AND ITS SUBSIDIARIES

   (b) Basis of allocating net investment income and administrative and other operating expenses

   Net investment income is allocated among segments in proportion to the respective segments' average statutory policyholder reserve and claims provision at the beginning and end of the period. Administrative and other operating expenses are allocated among segments in proportion to the expense loadings of products in the respective segments.


                                                          For the year ended December 31, 2002
                                                    -----------------------------------------------
                                                    Individual  Group    Accident  Corporate &
                                                       life     life     & health     other     Total
                                                    ---------- ------    --------  ----------- -------
                                                                   (RMB in millions)
Revenues
Gross written premiums and policy fees.............   58,902      749      9,118        --      68,769
--Term.............................................     160         1        --        --
--Whole............................................  24,942       344        --        --
--Endowment........................................  19,182        23        --        --
--Annuity..........................................   9,985         4        --        --
Policy fees........................................    4,633      377         --        --
Net premiums earned and policy fees................   58,902      749      6,773        --      66,424
                                                     -------   ------     ------      ----     -------
Net investment income..............................    7,078    1,152        117        --       8,347
Net realized gains on investments..................      225       37          4        --         266
Net unrealized losses on investments...............     (905)    (147)       (15)       --      (1,067)
Other income.......................................       --       --         --       338         338
                                                     -------   ------     ------      ----     -------
Segment revenue....................................   65,300    1,791      6,879       338      74,308
                                                     -------   ------     ------      ----     -------
Benefits, claims and expenses
Insurance benefits and claims
 Life insurance death and other benefits...........   (5,252)  (1,735)       (23)       --      (7,010)
 Accident and health claims and claim adjustment
   expenses........................................       --       --     (4,053)       --      (4,053)
 Increase in future life policyholder benefits.....  (45,487)     113         --        --     (45,374)
Policyholder dividends and participation in profits     (614)     (27)        --        --        (641)
Amortization of deferred policy acquisition costs..   (3,574)    (103)      (155)       --      (3,832)
Underwriting and policy acquisition costs..........   (1,258)      (2)      (401)       --      (1,661)
Administrative expenses............................   (5,216)      (9)      (937)       --      (6,162)
Other operating expenses...........................     (370)      (7)       (47)     (210)       (634)
Interest expense on bank borrowings................       --       --         --        (7)         (7)
Interest credited to policyholder contract deposits   (4,599)  (2,496)        --        --      (7,095)
Statutory insurance levy...........................       --       --        (73)       --         (73)
                                                     -------   ------     ------      ----     -------
Segment benefits, claims and expenses..............  (66,370)  (4,266)    (5,689)     (217)    (76,542)
                                                     -------   ------     ------      ----     -------
Segment results....................................   (1,070)  (2,475)     1,190       121      (2,234)
                                                     -------   ------     ------      ----     -------
Income tax expense.................................       --       --         --       (14)        (14)
Minority interests.................................       --       --         --        (2)         (2)
                                                     -------   ------     ------      ----     -------
Net profit/(loss)..................................   (1,070)  (2,475)     1,190       105      (2,250)
                                                     -------   ------     ------      ----     -------

           CHINA LIFE INSURANCE COMPANY LIMITED AND ITS SUBSIDIARIES

                                                             As of December 31, 2002
                                                  ----------------------------------------------
                                                  Individual Group  Accident Corporate &
                                                     life    life   & health    other     Total
                                                  ---------- ------ -------- ----------- -------
                                                                (RMB in millions)
Assets
Investments......................................  225,944   36,782  3,737       --      266,463
Deferred policy acquisition costs................   17,638      343    103       --       18,084
Accrued investment income........................    3,560      579     59       --        4,198
                                                   -------   ------  -----       --      -------
Segment assets...................................  247,142   37,704  3,899       --      288,745

Unallocated
Property, plant and equipment....................                                         18,457
Other assets.....................................                                          6,568
                                                                                         -------
Total............................................                                        313,770
                                                                                         =======
Liabilities
Future life policyholder benefits................  304,043    1,320     --       --      305,363
Policyholder contract deposits and other funds...  117,951   38,322     --       --      156,273
Unearned premium reserves........................       --       --  5,036       --        5,036
Securities sold under agreements to repurchase...    3,054      497     51       --        3,602
Reserves for claims and claim adjustment expenses       --       --    879       --          879
                                                   -------   ------  -----       --      -------
Segment liabilities..............................  425,048   40,139  5,966       --      471,153

Unallocated
Other liabilities................................                                         17,915
                                                                                         -------
Total............................................                                        489,068
                                                                                         =======

           CHINA LIFE INSURANCE COMPANY LIMITED AND ITS SUBSIDIARIES

                                                          For the year ended December 31, 2001
                                                    -----------------------------------------------
                                                    Individual  Group  Accident Corporate &
                                                       life     life   & health    other     Total
                                                    ---------- ------  -------- ----------- -------
                                                                   (RMB in millions)
Revenues
Gross written premiums and policy fees.............   47,571    1,350    7,948       --      56,869
--Term.............................................      183        4       --       --
--Whole............................................   22,697      984       --       --
--Endowment........................................   12,976       29       --       --
--Annuity..........................................    9,168       63       --       --
Policy fees........................................    2,547      270       --       --
Net premiums earned and policy fees................   47,571    1,350    6,045       --      54,966
                                                     -------   ------   ------     ----     -------
Net investment income..............................    5,249      926      101       --       6,276
Net realized losses on investments.................       (5)      (1)      --       --          (6)
Net unrealized losses on investments...............     (269)     (48)      (5)      --        (322)
Other income.......................................       --       --       --      293         293
                                                     -------   ------   ------     ----     -------
Segment revenue....................................   52,546    2,227    6,141      293      61,207
                                                     -------   ------   ------     ----     -------
Benefits, claims and expenses
Insurance benefits and claims
 Life insurance death and other benefits...........   (8,740)  (1,348)     (11)      --     (10,099)
 Accident and health claims and claim adjustment
   expenses........................................       --       --   (3,829)      --      (3,829)
 Increase in future life policyholder benefits.....  (32,771)    (350)      --       --     (33,121)
Policyholder dividends and participation in profits     (165)     (12)      --       --        (177)
Amortization of deferred policy acquisition costs..   (2,701)    (123)    (200)      --      (3,024)
Underwriting and policy acquisition costs..........   (1,914)      (2)    (260)      --      (2,176)
Administrative expenses............................   (3,923)     (41)  (1,136)      --      (5,100)
Other operating expenses...........................     (723)     (17)    (151)    (219)     (1,110)
Interest expense on bank borrowings................       --       --       --       (5)         (5)
Interest credited to policyholder contract deposits   (3,947)  (1,852)      --       --      (5,799)
Statutory insurance levy...........................       --       --      (64)      --         (64)
                                                     -------   ------   ------     ----     -------
Segment benefits, claims and expenses..............  (54,884)  (3,745)  (5,651)    (224)    (64,504)
                                                     -------   ------   ------     ----     -------
Segment results....................................   (2,338)  (1,518)     490       69      (3,297)
                                                     -------   ------   ------     ----     -------
Income tax expense.................................       --       --       --       (4)         (4)
Minority interests.................................       --       --       --        6           6
                                                     -------   ------   ------     ----     -------
Net profit/(loss)..................................   (2,338)  (1,518)     490       71      (3,295)
                                                     -------   ------   ------     ----     -------

           CHINA LIFE INSURANCE COMPANY LIMITED AND ITS SUBSIDIARIES

                                                              As of December 31, 2001
                                                  ------------------------------------------------
                                                  Individual Group  Accident & Corporate &
                                                     life    life     health      other     Total
                                                  ---------- ------ ---------- ----------- -------
                                                                 (RMB in millions)
Assets
Investments......................................  157,948   27,873   3,048        --      188,869
Deferred policy acquisition costs................   10,495      243     155        --       10,893
Accrued investment income........................    2,949      521      57        --        3,527
                                                   -------   ------   -----        --      -------
Segment assets...................................  171,392   28,637   3,260        --      203,289

Unallocated
Property, plant and equipment....................                                           18,347
Other assets.....................................                                            6,472
                                                                                           -------
Total............................................                                          228,108
                                                                                           =======
Liabilities
Future life policyholder benefits................  258,556    1,433      --        --      259,989
Policyholder contract deposits and other funds...   70,701   34,908      --        --      105,609
Unearned premium reserves........................       --       --   4,441        --        4,441
Securities sold under agreements to repurchase...   12,216    2,156     236        --       14,608
Reserves for claims and claim adjustment expenses       --       --     867        --          867
                                                   -------   ------   -----        --      -------
Segment liabilities..............................  341,473   38,497   5,544        --      385,514

Unallocated
Other liabilities................................                                           14,779
                                                                                           -------
Total............................................                                          400,293
                                                                                           =======

           CHINA LIFE INSURANCE COMPANY LIMITED AND ITS SUBSIDIARIES

                                                           For the year ended December 31, 2000
                                                    -------------------------------------------------
                                                    Individual  Group  Accident & Corporate &
                                                       life     life     health      other     Total
                                                    ---------- ------  ---------- ----------- -------
                                                                    (RMB in millions)
Revenues
Gross written premiums and policy fees.............   36,814      495     7,405        --      44,714
--Term.............................................      206       --        --        --
--Whole............................................   20,248       --        --        --
--Endowment........................................    5,406       26        --        --
--Annuity..........................................    8,788       12        --        --
Policy fees........................................    2,166      457        --        --
Net premiums earned and policy fees................   36,814      495     5,590        --      42,899
                                                     -------   ------    ------      ----     -------
Net investment income..............................    3,566      731        77        --       4,374
Net realized losses on investments.................      (19)      (4)       --        --         (23)
Net unrealized gains on investments................      243       50         5        --         298
Other income.......................................       --       --        --       827         827
                                                     -------   ------    ------      ----     -------
Segment revenue....................................   40,604    1,272     5,672       827      48,375
                                                     -------   ------    ------      ----     -------
Benefits, claims and expenses
Insurance benefits and claims
 Life insurance death and other benefits...........   (7,962)    (499)       (6)       --      (8,467)
 Accident and health claims and claim adjustment
   expenses........................................       --       --    (2,767)       --      (2,767)
 Increase in future life policyholder benefits.....  (28,011)     273        --        --     (27,738)
Policyholder dividends and participation in profits       (7)      --        --        --          (7)
Amortization of deferred policy acquisition costs..   (1,483)     (79)     (183)       --      (1,745)
Underwriting and policy acquisition costs..........   (2,789)     (61)     (223)       --      (3,073)
Administrative expenses............................   (2,833)    (140)   (1,345)       --      (4,318)
Other operating expenses...........................   (1,244)     (78)     (418)     (862)     (2,602)
Interest expense on bank borrowings................       --       --        --       (29)        (29)
Interest credited to policyholder contract deposits   (3,048)  (1,457)       --        --      (4,505)
Statutory insurance levy...........................       --       --       (59)       --         (59)
                                                     -------   ------    ------      ----     -------
Segment benefits, claims and expenses..............  (47,377)  (2,041)   (5,001)     (891)    (55,310)
                                                     -------   ------    ------      ----     -------
Segment results....................................   (6,773)    (769)      671       (64)     (6,935)
                                                     -------   ------    ------      ----     -------
Income tax expense.................................       --       --        --       (14)        (14)
Minority interests.................................       --       --        --       (41)        (41)
                                                     -------   ------    ------      ----     -------
Net profit/(loss)..................................   (6,773)    (769)      671      (119)     (6,990)
                                                     -------   ------    ------      ----     -------

           CHINA LIFE INSURANCE COMPANY LIMITED AND ITS SUBSIDIARIES

                                                              As of December 31, 2000
                                                  ------------------------------------------------
                                                  Individual Group  Accident & Corporate &
                                                     life    life     health      other     Total
                                                  ---------- ------ ---------- ----------- -------
                                                                 (RMB in millions)
Assets
Investments......................................  105,995   21,710   2,293        --      129,998
Deferred policy acquisition costs................    5,567      229     200        --        5,996
Accrued investment income........................    2,473      507      53        --        3,033
                                                   -------   ------   -----        --      -------
Segment assets...................................  114,035   22,446   2,546        --      139,027

Unallocated
Property, plant and equipment....................                                           15,617
Other assets.....................................                                            7,733
                                                                                           -------
Total............................................                                          162,377
                                                                                           =======
Liabilities
Future life policyholder benefits................  225,785    1,083      --        --      226,868
Policyholder contract deposits and other funds...   58,499   30,874      --        --       89,373
Unearned premium reserves........................       --       --   4,131        --        4,131
Securities sold under agreements to repurchase...       73       15       2        --           90
Reserves for claims and claim adjustment expenses       --       --     716        --          716
                                                   -------   ------   -----        --      -------
Segment liabilities..............................  284,357   31,972   4,849        --      321,178

Unallocated
Other liabilities................................                                           11,075
                                                                                           -------
Total............................................                                          332,253
                                                                                           =======

           CHINA LIFE INSURANCE COMPANY LIMITED AND ITS SUBSIDIARIES

                                                          For the six months ended June 30, 2003
                                                    -------------------------------------------------
                                                    Individual  Group  Accident & Corporate &
                                                       life     life     health      other     Total
                                                    ---------- ------  ---------- ----------- -------
                                                                    (RMB in millions)
Revenues
Gross written premiums and policy fees.............   30,956      369     4,766        --      36,091
Gross written premiums.............................   27,315      191        --        --
--Term.............................................      195       --        --        --
--Whole............................................   14,426      191        --        --
--Endowment........................................    7,841       --        --        --
--Annuity..........................................    4,853       --        --        --
Policy fees........................................    3,641      178        --        --
Net premiums earned and policy fees................   30,956      369     4,093        --      35,418
Net investment income..............................    4,377      631        62        --       5,070
Net realized gains on investments..................      597       86         8        --         691
Net unrealized gains on investments................      242       35         3        --         280
Other income.......................................       --       --        --       122         122
                                                     -------   ------    ------      ----     -------
Segment revenue....................................   36,172    1,121     4,166       122      41,581
                                                     -------   ------    ------      ----     -------
Benefits, claims and expenses
Insurance benefits and claims
 Life insurance death and other benefits...........   (3,925)    (655)       --        --      (4,580)
 Accident and health claims and claim adjustment
   expenses........................................       --       --    (2,455)       --      (2,455)
 Increase in future life policyholder benefits.....  (23,266)      74        --        --     (23,192)
Policyholder dividends and participation in profits     (838)     (24)       --        --        (862)
Amortization of deferred policy acquisition costs..   (2,551)     (42)      (55)       --      (2,648)
Underwriting and policy acquisition costs..........     (528)      (2)     (178)       --        (708)
Administrative expenses............................   (2,624)    (100)     (281)       --      (3,005)
Other operating expenses...........................     (201)      (8)      (19)     (476)       (704)
Interest expense on bank borrowings................       --       --        --        (5)         (5)
Interest credited to policyholder contract deposits   (2,738)  (1,371)       --        --      (4,109)
Statutory insurance levy...........................       --       --       (38)       --         (38)
                                                     -------   ------    ------      ----     -------
Segment benefits, claims and expenses..............  (36,671)  (2,128)   (3,026)     (481)    (42,306)
                                                     -------   ------    ------      ----     -------
Segment results....................................     (499)  (1,007)    1,140      (359)       (725)
                                                     -------   ------    ------      ----     -------
Income tax expense.................................       --       --        --        (8)         (8)
Minority interests.................................       --       --        --        19          19
                                                     -------   ------    ------      ----     -------
Net profit/(loss)..................................     (499)  (1,007)    1,140      (348)       (714)
                                                     -------   ------    ------      ----     -------

           CHINA LIFE INSURANCE COMPANY LIMITED AND ITS SUBSIDIARIES

                                                               As of June 30, 2003
                                                 ------------------------------------------------
                                                 Individual Group  Accident & Corporate &
                                                    life    life     health      other     Total
                                                 ---------- ------ ---------- ----------- -------
                                                                (RMB in millions)
Assets
Investments.....................................  289,928   41,812   4,100        --      335,840
Deferred policy acquisition costs...............   20,798      387      97        --       21,282
Accrued investment income.......................    3,692      533      52        --        4,277
                                                  -------   ------   -----        --      -------
Segment assets..................................  314,418   42,732   4,249        --      361,399

Unallocated
Property, plant and equipment...................                                           18,610
Other assets....................................                                            7,929
                                                                                          -------
Total...........................................                                          387,938
                                                                                          =======
Liabilities
Future life policyholder benefits...............  327,309    1,246      --        --      328,555
Policyholder contract deposits and other funds..  165,273   45,702      --        --      210,975
Unearned premium reserves.......................       --       --   4,719        --        4,719
Securities sold under agreements to repurchase..       --       --      --        --           --
Reserves for claims and claim adjustment expense       --       --     910        --          910
                                                  -------   ------   -----        --      -------
Segment liabilities.............................  492,582   46,948   5,629        --      545,159

Unallocated
Other liabilities...............................                                           18,986
                                                                                          -------
Total...........................................                                          564,145
                                                                                          =======

           CHINA LIFE INSURANCE COMPANY LIMITED AND ITS SUBSIDIARIES

                                                          For the six months ended June 30, 2002
                                                    -------------------------------------------------
                                                    Individual  Group  Accident & Corporate &
                                                       life     life     health      other     Total
                                                    ---------- ------  ---------- ----------- -------
                                                                    (RMB in millions)
Revenues
Gross written premiums and policy fees.............   30,027      413     3,724        --      34,164
Gross written premiums.............................   27,055      247        --        --
--Term.............................................       71        2        --        --
--Whole............................................   12,112      226        --        --
--Endowment........................................    9,887       17        --        --
--Annuity..........................................    4,985        2        --        --
Policy fees........................................    2,972      166        --        --
Net premiums earned and policy fees................   30,027      413     3,265        --      33,705
Net investment income..............................    3,383      551        57        --       3,991
Net realized gains on investments..................      580       94        10        --         684
Net unrealized losses on investments...............      (64)     (10)       (1)       --         (75)
Other income.......................................       --       --        --       121         121
                                                     -------   ------    ------       ---     -------
Segment revenue....................................   33,926    1,048     3,331       121      38,426
                                                     -------   ------    ------       ---     -------
Benefits, claims and expenses
Insurance benefits and claims
 Life insurance death and other benefits...........   (3,427)    (432)      (10)       --      (3,869)
 Accident and health claims and claim adjustment
   expenses........................................       --       --    (1,959)       --      (1,959)
 Increase in future life policyholder benefits.....  (22,784)      (9)       --        --     (22,793)
Policyholder dividends and participation in profits     (296)     (14)       --        --        (310)
Amortization of deferred policy acquisition costs..   (1,969)     (40)      (93)       --      (2,102)
Underwriting and policy acquisition costs..........     (691)      (1)     (130)       --        (822)
Administrative expenses............................   (2,629)      (7)     (280)       --      (2,916)
Other operating expenses...........................     (208)      (5)       (8)      (95)       (316)
Interest expense on bank borrowings................       --       --        --        (4)         (4)
Interest credited to policyholder contract deposits   (2,176)  (1,033)       --        --      (3,209)
Statutory insurance levy...........................       --       --       (30)       --         (30)
                                                     -------   ------    ------       ---     -------
Segment benefits, claims and expenses..............  (34,180)  (1,541)   (2,510)      (99)    (38,330)
                                                     -------   ------    ------       ---     -------
Segment results....................................     (254)    (493)      821        22          96
                                                     -------   ------    ------       ---     -------
Income tax expense.................................       --       --        --        (3)         (3)
Minority interests.................................       --       --        --        (2)         (2)
                                                     -------   ------    ------       ---     -------
Net profit/(loss)..................................     (254)    (493)      821        17          91
                                                     -------   ------    ------       ---     -------

           CHINA LIFE INSURANCE COMPANY LIMITED AND ITS SUBSIDIARIES

                                                                As of June 30, 2002
                                                  ------------------------------------------------
                                                  Individual Group  Accident & Corporate &
                                                     life    life     health      other     Total
                                                  ---------- ------ ---------- ----------- -------
                                                                 (RMB in millions)
Assets
Investments......................................  198,006   32,233   3,336        --      233,575
Deferred policy acquisition costs................   13,763      298     124        --       14,185
Accrued investment income........................    3,394      552      57        --        4,003
                                                   -------   ------   -----        --      -------
Segment assets...................................  215,163   33,083   3,517        --      251,763

Unallocated
Property, plant and equipment....................                                           18,237
Other assets.....................................                                            8,145
                                                                                           -------
Total............................................                                          278,145
                                                                                           =======
Liabilities
Future life policyholder benefits................  281,387    1,395      --        --      282,782
Policyholder contract deposits and other funds...  110,353   29,222      --        --      139,575
Unearned premium reserves........................       --       --   4,058        --        4,058
Securities sold under agreements to repurchase...    3,816      621      64        --        4,501
Reserves for claims and claim adjustment expenses       --       --   1,010        --        1,010
                                                   -------   ------   -----        --      -------
Segment liabilities..............................  395,556   31,238   5,132        --      431,926

Unallocated
Other liabilities................................                                           17,436
                                                                                           -------
Total............................................                                          449,362
                                                                                           =======

           CHINA LIFE INSURANCE COMPANY LIMITED AND ITS SUBSIDIARIES

5. INVESTMENTS

   5.1 Investment Results

                                                       Net investment income
                                                -------------------------------------
                                                       For the           For the
                                                     year ended       six months ended
                                                    December 31,        June 30,
                                                --------------------  ---------------
                                                 2000   2001   2002    2002     2003
                                                -----  -----  ------   -----   -----
                                                         (RMB in millions)
Fixed maturity securities...................... 1,776  1,918   2,723  1,278    1,431
Equity securities..............................   371    893     240    181      188
Term deposits and cash and cash equivalents.... 1,910  2,714   4,310  1,972    2,732
Investment properties..........................    (3)    29      67     34       58
Investments in associated companies............   (45)   (32)     (6)   (14)      16
Policy loans...................................     4      3       7      3        3
Securities purchased under agreements to resell   342    815   1,094    584      653
Other investments..............................    21      4       9      6        7
                                                -----  -----  ------   -----   -----
Subtotal....................................... 4,376  6,344   8,444  4,044    5,088
Securities sold under agreements to repurchase.    --    (56)    (71)   (36)      (2)
Investment expense.............................    (2)   (12)    (26)   (17)     (16)
                                                -----  -----  ------   -----   -----
Total.......................................... 4,374  6,276   8,347  3,991    5,070
                                                =====  =====  ======   =====   =====

                                                    Net realized gains/(losses)
                                                -------------------------------------
                                                       For the           For the
                                                     year ended       six months ended
                                                    December 31,        June 30,
                                                --------------------  ---------------
                                                 2000   2001   2002    2002     2003
                                                -----  -----  ------   -----   -----
                                                         (RMB in millions)
Fixed maturity securities
 Gross realized gains..........................    24    222     602    570      615
 Gross realized losses.........................  (125)   (34)    (97)   (19)     (50)
 Impairment....................................   (28)    --     (59)   (36)      (7)
                                                -----  -----  ------   -----   -----
Subtotal.......................................  (129)   188     446    515      558
Equity securities
 Gross realized gains..........................   110    627     239    218      273
 Gross realized losses.........................    (1)  (810)   (417)   (49)    (140)
 Impairment....................................    (3)   (11)     (2)    --       --
                                                -----  -----  ------   -----   -----
Subtotal.......................................   106   (194)   (180)   169      133
                                                -----  -----  ------   -----   -----
Total..........................................   (23)    (6)    266    684      691
                                                =====  =====  ======   =====   =====

                                                   Net unrealized gains/(losses)
                                                -------------------------------------
                                                       For the           For the
                                                     year ended       six months ended
                                                    December 31,        June 30,
                                                --------------------  ---------------
                                                 2000   2001   2002    2002     2003
                                                -----  -----  ------   -----   -----
                                                         (RMB in millions)
Equity securities..............................   298   (322) (1,067)   (75)     280
                                                -----  -----  ------   -----   -----
Total..........................................   298   (322) (1,067)   (75)     280
                                                =====  =====  ======   =====   =====

           CHINA LIFE INSURANCE COMPANY LIMITED AND ITS SUBSIDIARIES

   5.2 Non-trading securities

                             Cost or          Gross             Gross       Estimated
                          amortized cost unrealized gains unrealized losses fair value
                          -------------- ---------------- ----------------- ----------
As of December 31, 2002                        (RMB in millions)
Fixed maturity securities
Government bonds.........     49,661          1,634             (316)         50,979
Government agency bonds..     20,615            351             (151)         20,815
Corporate bonds..........      3,212            126              (15)          3,323
                              ------          -----             ----          ------
Subtotal.................     73,488          2,111             (482)         75,117
                              ------          -----             ----          ------

Equity securities
Common stocks, unlisted..        957             --               --             957
Funds....................      7,523              3             (382)          7,144
                              ------          -----             ----          ------
Subtotal.................      8,480              3             (382)          8,101
                              ------          -----             ----          ------
Total....................     81,968          2,114             (864)         83,218
                              ======          =====             ====          ======

                             Cost or          Gross             Gross       Estimated
                          amortized cost unrealized gains unrealized losses fair value
                          -------------- ---------------- ----------------- ----------
As of December 31, 2001                        (RMB in millions)
Fixed maturity securities
Government bonds.........     37,016          2,092              (30)         39,078
Government agency bonds..     10,688            148               --          10,836
Corporate bonds..........      1,956             35               (9)          1,982
                              ------          -----              ---          ------
Subtotal.................     49,660          2,275              (39)         51,896
                              ------          -----              ---          ------

Equity securities
Common stocks, unlisted..        872             --               --             872
Funds....................      1,135             --               (5)          1,130
                              ------          -----              ---          ------
Subtotal.................      2,007             --               (5)          2,002
                              ------          -----              ---          ------
Total....................     51,667          2,275              (44)         53,898
                              ======          =====              ===          ======

                             Cost or          Gross             Gross       Estimated
                          amortized cost unrealized gains unrealized losses fair value
                          -------------- ---------------- ----------------- ----------
As of December 31, 2000                        (RMB in millions)
Fixed maturity securities
Government bonds.........     33,829          1,237             (227)         34,839
Government agency bonds..        353             --               --             353
Corporate bonds..........        887              8               (1)            894
                              ------          -----             ----          ------
Subtotal.................     35,069          1,245             (228)         36,086
                              ------          -----             ----          ------

Equity securities
Common stocks, unlisted..      1,119             --               --           1,119
                              ------          -----             ----          ------
Subtotal.................      1,119             --               --           1,119
                              ------          -----             ----          ------
Total....................     36,188          1,245             (228)         37,205
                              ======          =====             ====          ======

           CHINA LIFE INSURANCE COMPANY LIMITED AND ITS SUBSIDIARIES

                             Cost or          Gross             Gross       Estimated
                          amortized cost unrealized gains unrealized losses fair value
                          -------------- ---------------- ----------------- ----------
As of June 30, 2003                            (RMB in millions)
Fixed maturity securities
Government bonds.........     58,754           1,455              (373)       59,836
Government agency bonds..     17,193              88               (99)       17,182
Corporate bonds..........      4,095             102               (25)        4,172
                             -------         -------           -------       -------
Subtotal.................     80,042           1,645              (497)       81,190
                             -------         -------           -------       -------

Equity securities
Common stocks, unlisted..        899              --                --           899
Funds....................      8,225               6              (105)        8,126
                             -------         -------           -------       -------
Subtotal.................      9,124               6              (105)        9,025
                             -------         -------           -------       -------
Total....................     89,166           1,651              (602)       90,215
                             =======         =======           =======       =======

                             Cost or          Gross             Gross       Estimated
                          amortized cost unrealized gains unrealized losses fair value
                          -------------- ---------------- ----------------- ----------
As of June 30, 2002                            (RMB in millions)
Fixed maturity securities
Government bonds.........     41,362          2,666             (178)         43,850
Government agency bonds..     13,667            631             (100)         14,198
Corporate bonds..........      2,048            122              (12)          2,158
                              ------          -----             ----          ------
Subtotal.................     57,077          3,419             (290)         60,206
                              ------          -----             ----          ------

Equity securities
Common stocks, unlisted..        959             --               --             959
Funds....................      1,973             85               --           2,058
                              ------          -----             ----          ------
Subtotal.................      2,932             85               --           3,017
                              ------          -----             ----          ------
Total....................     60,009          3,504             (290)         63,223
                              ======          =====             ====          ======

   The proceeds from sales of non-trading securities and the gross realized gains and gross realized losses for the years ended December 31, 2000, 2001 and 2002 and for the six months ended June 30, 2002 and 2003 were as follows:

                                                For the year ended    For the six months
                                                   December 31,       ended June 30,
                      -                       ----------------------  -----------------
                                               2000    2001    2002    2002      2003
                                              ------  ------  ------   ------   ------
                                                         (RMB in millions)
Proceeds from sales of non-trading securities 14,191  17,039  14,390  10,823    20,651
Gross realized gains.........................     29     457     697     653       686
Gross realized losses........................   (126)    (51)   (389)    (53)      (64)

           CHINA LIFE INSURANCE COMPANY LIMITED AND ITS SUBSIDIARIES

   5.3 Equity securities

                               As of December 31, As of June 30,
                       -       ------------------ --------------
                               2000  2001   2002  2002    2003
                               ----- ----- ------ -----  ------
                                      (RMB in millions)
                 Common stocks 1,203   963    957   959     899
                 Funds........ 5,591 6,735 11,214 6,125  13,898
                               ----- ----- ------ -----  ------
                 Total........ 6,794 7,698 12,171 7,084  14,797
                               ===== ===== ====== =====  ======

   5.4 Fixed maturity securities--maturity schedule

                                             As of December 31, As of June 30,
                         -                   -----------------  --------------
                                             2000   2001  2002  2002    2003
                                             -----  ----- -----  -----  ----
                                                  (RMB in millions)
       Held-to-maturity amortized cost
       Maturing:
       Within one year......................   221    268   437   421   224
       After one year but within five years.   857    603   373   449   295
       After five years but within ten years   518    516   406   372   308
       After ten years......................     2      1     4     1    --
                                             -----  ----- -----  -----  ---
       Total................................ 1,598  1,388 1,220 1,243   827
                                             =====  ===== =====  =====  ===

                                           As of December 31,  As of June 30,
                      -                   -------------------- -------------
                                           2000   2001   2002   2002    2003
                                          ------ ------ ------ ------  ------
                                                  (RMB in millions)
    Non-trading amortized cost
    Maturing:
    Within one year......................  1,062  1,338  3,146  2,123   5,963
    After one year but within five years.  9,616 16,400 18,174 14,777  15,170
    After five years but within ten years 24,332 22,927 32,603 23,942  36,944
    After ten years......................     59  8,995 19,565 16,235  21,965
                                          ------ ------ ------ ------  ------
    Total................................ 35,069 49,660 73,488 57,077  80,042
                                          ====== ====== ====== ======  ======

                                             As of December 31, As of June 30,
                         -                   -----------------  --------------
                                             2000   2001  2002  2002    2003
                                             -----  ----- -----  -----  ----
                                                  (RMB in millions)
       Held-to-maturity estimated fair value
       Maturing:
       Within one year......................   231    273   442   388   228
       After one year but within five years.   896    635   400   474   322
       After five years but within ten years   520    532   427   406   332
       After ten years......................     2      1     4     1    --
                                             -----  ----- -----  -----  ---
       Total................................ 1,649  1,441 1,273 1,269   882
                                             =====  ===== =====  =====  ===

           CHINA LIFE INSURANCE COMPANY LIMITED AND ITS SUBSIDIARIES

                                           As of December 31,  As of June 30,
                      -                   -------------------- -------------
                                           2000   2001   2002   2002    2003
                                          ------ ------ ------ ------  ------
                                                  (RMB in millions)
    Non-trading estimated fair value
    Maturing:
    Within one year......................  1,088  1,368  3,179  2,218   6,099
    After one year but within five years.  9,826 17,556 19,026 15,832  15,658
    After five years but within ten years 25,095 23,824 33,340 25,407  37,549
    After ten years......................     77  9,148 19,572 16,749  21,884
                                          ------ ------ ------ ------  ------
    Total................................ 36,086 51,896 75,117 60,206  81,190
                                          ====== ====== ====== ======  ======

   5.5 Investments in associated companies

                                         As of December 31,  As of June 30,
                                        -------------------  ------------
                                         2000   2001   2002   2002    2003
                                        -----  -----  -----  -----   -----
                                                (RMB in millions)
      Investment cost..................   266    266    266    266     266
      Share of post-acquisition loss...  (121)  (153)  (159)  (167)   (143)
                                        -----  -----  -----  -----   -----
                                          145    113    107     99     123
      Advances to associated companies* 1,886  1,923  1,928  1,928   1,870
                                        -----  -----  -----  -----   -----
      Interest in associated companies. 2,031  2,036  2,035  2,027   1,993
                                        =====  =====  =====  =====   =====

   -----
   * The advances to associated companies are non-interest bearing, unsecured and have no fixed repayment terms.

   The following is the principal associated company as of December 31, 2000, 2001 and 2002, and June 30, 2002 and 2003:

                                                                     Interest
                          Place of establishment                       held
 Name                         and operation      Principal activity indirectly
 ----                     ---------------------- ------------------ ----------
 Huixian Holding Co., Ltd   People's Republic     Investment and      19.75%*
                            of China              property holding

   -----
   * The Group holds 20% of the effective voting rights of Huixian Holding Co., Ltd.

   5.6 Term deposits

                                          As of December 31,   As of June 30,
                                         --------------------- --------------
                                          2000   2001   2002    2002   2003
                                         ------ ------ ------- ------ -------
                                                  (RMB in millions)
   Maturing:
   Within one year...................... 15,107  5,929   6,621  6,571   4,100
   After one year but within five years. 18,457 48,143 108,953 70,226 122,271
   After five years but within ten years  6,089 21,011   7,101 20,000  14,670
   After ten years......................     --  1,000   1,000  1,001   1,002
                                         ------ ------ ------- ------ -------
   Total................................ 39,653 76,083 123,675 97,798 142,043
                                         ====== ====== ======= ====== =======

           CHINA LIFE INSURANCE COMPANY LIMITED AND ITS SUBSIDIARIES

   5.7 Statutory deposits--restricted

                                              As of December 31, As of June 30,
                                              ------------------ --------------
                                              2000   2001  2002  2002    2003
                                              ----   ----  ----  ----    ----
                                                 (RMB in millions)
         Maturing:
         Within one year.....................  40     40    41    41      42
         After one year but within five years  --    950   950   950     950
                                               --    ---   ---   ---     ---
         Total...............................  40    990   991   991     992
                                               ==    ===   ===   ===     ===

   Insurance companies in China are required to deposit an amount equal to 20% of their registered capital with a bank designated by the CIRC. These funds may not be used for any purpose other than to pay off debts during a liquidation proceeding.

   5.8 Securities purchased under agreements to resell

                                        As of December 31,  As of June 30,
                                       -------------------- -------------
                                        2000   2001   2002   2002    2003
                                       ------ ------ ------ ------  ------
                                               (RMB in millions)
      Maturing:
      Within 30 days..................  8,464 15,836 14,740 11,159  27,182
      After 30 days but within 90 days  2,923  6,229  6,186 11,783  17,368
      Over 90 days....................  8,453  8,415 15,462 23,305  25,511
                                       ------ ------ ------ ------  ------
      Total........................... 19,840 30,480 36,388 46,247  70,061
                                       ====== ====== ====== ======  ======

6. FAIR VALUE OF FINANCIAL INSTRUMENTS

   Fair value is defined as the amount at which the instrument could be exchanged in a current transaction between knowledgeable willing parties in an arm's length transaction, rather than in a forced or liquidation sale. The methods and assumptions used by the Group in estimating the fair value of the financial instruments are:

  . Cash and cash equivalents, term deposits, and securities purchased or sold under agreements to resell or repurchase: the carrying amounts of these assets in the balance sheet approximate fair values.

  . Fixed maturity securities: fair values are generally based upon quoted market prices. Where quoted market prices are not readily available, fair values are estimated using either prices observed in recent transactions or values obtained from quoted market prices of comparable investments.

  . Equity securities: fair values are based on quoted market prices, except certain common stocks, which are carried at cost as a reasonable estimate of their fair value.

  . Policy and other loans: the carrying values for policy loans approximate fair value.

  . Policyholder contract deposits and other funds: fair values are calculated by discounted cash flow projections using current market interest rates.

  . Other investment assets: as quoted market prices are generally not readily available for these assets, impairment is assessed on a regular basis, and as significant unrealized gains for the Group are not expected to arise, the carrying value of these assets in the balance sheet (generally cost less provision for impairment) is used as an estimate of the fair value.

           CHINA LIFE INSURANCE COMPANY LIMITED AND ITS SUBSIDIARIES

  . Bank borrowings: As the bank borrowings are at variable interest rates, their carrying values approximate their fair values at the reporting date.

   Fair value of financial instruments

                                                         Total fair value
                                         -----------------------------------------------
                                              As of December 31,        As of June 30,
                                         ---------------------------  ------------------
                                           2000     2001      2002      2002      2003
                                         -------  --------  --------  --------  --------
                                                        (RMB in millions)
Fixed maturity securities...............  37,735    53,337    76,390    61,475    82,072
Equity securities.......................   6,794     7,698    12,171     7,084    14,797
Term deposits...........................  39,653    76,083   123,675    97,798   142,043
Securities purchased under agreements to
  resell................................  19,840    30,480    36,388    46,247    70,061
Policy loans............................     109       107       106       105       136
Other investments.......................     572       336       231       299       209
Cash and cash equivalents...............  23,275    17,855    14,529    17,575    23,592
Policyholder contract deposits and other
  funds................................. (99,328) (116,012) (165,727) (150,898) (211,493)
Bank borrowings.........................    (921)     (379)     (313)     (325)     (311)
Securities sold under agreements to
  repurchase............................     (90)  (14,608)   (3,602)   (4,501)       --

                                                       Total carrying value
                                         -----------------------------------------------
                                              As of December 31,        As of June 30,
                                         ---------------------------  ------------------
                                           2000     2001      2002      2002      2003
                                         -------  --------  --------  --------  --------
                                                        (RMB in millions)
Fixed maturity securities...............  37,684    53,284    76,337    58,345    80,869
Equity securities.......................   6,794     7,698    12,171     6,928    15,591
Term deposits...........................  39,653    76,083   123,675    97,798   142,043
Securities purchased under agreements to
  resell................................  19,840    30,480    36,388    46,247    70,061
Policy loans............................     109       107       106       105       136
Other investments.......................     572       336       231       299       209
Cash and cash equivalents...............  23,275    17,855    14,529    17,575    23,592
Policyholder contract deposits and other
  funds................................. (89,373) (105,609) (156,273) (139,575) (210,975)
Bank borrowings.........................    (921)     (379)     (313)     (325)     (311)
Securities sold under agreements to
  repurchase............................     (90)  (14,608)   (3,602)   (4,501)       --

   The Group's activities expose it to a variety of financial risks, including the effects of changes in fixed maturity securities and equity market prices, and interest rates. The Group's overall risk management program focuses on the unpredictability of financial markets and seeks to minimize potential adverse effects on the financial performance of the Group.

   Risk management is carried out by a central assets management department under policies approved by management. The central asset management department identifies, evaluates and hedges financial risks in

           CHINA LIFE INSURANCE COMPANY LIMITED AND ITS SUBSIDIARIES close co-operation with the Group's operating units. The management provides written principles for overall risk management, as well as written policies covering specific areas, such as managing interest rate risk, credit risk, and liquidity risk.

   (i) Interest rate risk

   Interest rate risk is the risk that the value of a financial instrument will fluctuate due to changes in market interest rates. Many of the Group's insurance policies offer guaranteed returns to policyholders. These guarantees expose the Group to interest rate risk. Interest rate risk is normally controlled through matching such liabilities with suitable assets. The limited availability of matching assets and the current regulatory constraints in the PRC mean that the Group can only mitigate interest rate risk to a certain extent. If the regulatory constraints are eased, the Group expects to be able to take action to further mitigate the risk.

  (ii) Market risk

   The Group's investments include mainly securities investment funds and bonds. Among these, the prices of listed securities investment funds and bonds are determined by market forces. The Company's policy is to hold an appropriately diversified investment portfolio as permitted by laws and regulations to reduce the risk of concentration in one specific industry or company. The Company also actively monitors the market prices of the securities.

 (iii) Credit risk

   Credit risk is the risk that one party to a financial transaction or the issuer of a financial instrument will fail to discharge an obligation and cause another party to incur a financial loss. Credit risk is controlled by the application of credit approvals, limits and monitoring procedures. Where appropriate, the Group obtains collateral in the form of rights to cash, securities, property and equipment.

  (iv) Liquidity risk

   Liquidity risk is the risk that the Group will not have access to sufficient funds to meet its liabilities as they become due. In the normal course of business, the Group attempts to match the maturity of invested assets to the maturity of insurance liabilities.

           CHINA LIFE INSURANCE COMPANY LIMITED AND ITS SUBSIDIARIES

7. DEFERRED POLICY ACQUISITION COSTS

                                                                 Six months ended
                                         Year ended December 31,    June 30,
                                         ----------------------  --------------
                                          2000    2001    2002    2002     2003
                                         ------  ------  ------  ------   ------
                                                    (RMB in millions)
Gross
Balance as of January 1.................  2,285   6,241  11,182  11,182   18,411
Acquisition costs deferred..............  5,819   8,376  11,240   5,646    5,979
Amortization charged to income.......... (1,987) (3,269) (4,121) (2,243)  (2,816)
Unrealized gains/(losses) on investments    124    (166)    110    (103)      25
                                         ------  ------  ------  ------   ------
Balance at period end...................  6,241  11,182  18,411  14,482   21,599
                                         ======  ======  ======  ======   ======
Ceded
Balance as of January 1.................   (242)   (245)   (289)   (289)    (327)
Acquisition costs deferred..............   (245)   (289)   (327)   (149)    (158)
Amortization charged to income..........    242     245     289     141      168
                                         ------  ------  ------  ------   ------
Balance at period end...................   (245)   (289)   (327)   (297)    (317)
                                         ======  ======  ======  ======   ======
Net
Balance as of January 1.................  2,043   5,996  10,893  10,893   18,084
Acquisition costs deferred..............  5,574   8,087  10,913   5,497    5,821
Amortization charged to income.......... (1,745) (3,024) (3,832) (2,102)  (2,648)
Unrealized gains/(losses) on investments    124    (166)    110    (103)      25
                                         ------  ------  ------  ------   ------
Balance at period end...................  5,996  10,893  18,084  14,185   21,282
                                         ======  ======  ======  ======   ======

8. REINSURANCE ASSETS

                                            As of December 31, As of June 30,
                                            ----------------   --------------
                                            2000   2001  2002  2002    2003
                                            ----   ----- -----  -----  ----
                                                 (RMB in millions)
         Ceded unearned premiums........... 826      887 1,006   812   708
         Claims recoverable from reinsurers 143      174   176   200   172
         Due from reinsurance companies....   1       39    42    79    91
                                            ---    ----- -----  -----  ---
         Total............................. 970    1,100 1,224 1,091   971
                                            ===    ===== =====  =====  ===

   Approximately 100% of reinsurance assets as of the balance sheet dates were reinsured with China Reinsurance Company.

           CHINA LIFE INSURANCE COMPANY LIMITED AND ITS SUBSIDIARIES

9. PROPERTY, PLANT AND EQUIPMENT

                                                      Office
                                                    equipment,
                                                    furniture              Assets
                               Investment              and      Motor      under      Leasehold
                               properties Buildings  fixtures  vehicles construction improvements  Total
                               ---------- --------- ---------- -------- ------------ ------------ ------
                                                           (RMB in millions)
Cost or deemed cost
 As of January 1, 2000........     826     11,622     1,424     1,876       2,693        126      18,567
 Additions....................      15        536       345       255       1,256         37       2,444
 Disposals....................      --     (1,591)     (138)     (140)         --        (16)     (1,885)
 Transfer upon completion.....      --      1,244        --        --      (1,244)        --          --
                                 -----     ------     -----     -----      ------        ---      ------
 As of December 31, 2000......     841     11,811     1,631     1,991       2,705        147      19,126
                                 -----     ------     -----     -----      ------        ---      ------

 Additions....................      44        752       510       275         739         51       2,371
 Disposals....................      --       (752)     (152)     (221)         --         (4)     (1,129)
 Transfer from assets held for
   sale.......................   2,108         --        --        --          --         --       2,108
 Transfer upon completion.....      --      1,584        --        --      (1,584)        --          --
                                 -----     ------     -----     -----      ------        ---      ------
 As of December 31, 2001......   2,993     13,395     1,989     2,045       1,860        194      22,476
                                 -----     ------     -----     -----      ------        ---      ------

 Additions....................      18        493       354       277         617         55       1,814
 Disposals....................      --       (462)     (119)     (368)         --         (4)       (953)
 Transfer upon completion.....      --      1,066        --        --      (1,066)        --          --
                                 -----     ------     -----     -----      ------        ---      ------
 As of December 31, 2002......   3,011     14,492     2,224     1,954       1,411        245      23,337
                                 =====     ======     =====     =====      ======        ===      ======

 As of January 1, 2002........   2,993     13,395     1,989     2,045       1,860        194      22,476
 Additions....................      10        246       143        59         299         12         769
 Disposals....................      --       (277)      (27)      (83)         --         --        (387)
 Transfer upon completion.....      --        507        --        --        (507)        --          --
                                 -----     ------     -----     -----      ------        ---      ------
 As of June 30, 2002..........   3,003     13,871     2,105     2,021       1,652        206      22,858
                                 -----     ------     -----     -----      ------        ---      ------

 As of January 1, 2003........   3,011     14,492     2,224     1,954       1,411        245      23,337
 Additions....................      --        802        91        64         330         95       1,382
 Disposals....................     (11)      (175)     (138)     (116)         --        (56)       (496)
 Revaluation..................    (181)        --        --        --          --         --        (181)
 Transfer upon completion.....      --        292        --        --        (292)        --          --
                                 -----     ------     -----     -----      ------        ---      ------
 As of June 30, 2003..........   2,819     15,411     2,177     1,902       1,449        284      24,042
                                 =====     ======     =====     =====      ======        ===      ======

           CHINA LIFE INSURANCE COMPANY LIMITED AND ITS SUBSIDIARIES

                                                Office
                                              equipment,
                                              furniture              Assets
                         Investment              and      Motor      under      Leasehold
                         properties Buildings  fixtures  vehicles construction improvements  Total
                         ---------- --------- ---------- -------- ------------ ------------ ------
                                                     (RMB in millions)
Accumulated depreciation
 As of January 1, 2000..      --     (1,399)      (573)     (894)      (61)         (29)    (2,956)
 Charges for the year...      --       (374)      (218)     (288)       --          (34)      (914)
 Impairment loss........      --         (5)        --        --       (19)          --        (24)
 Disposals..............      --        195         69       111        --           10        385
                           -----     ------     ------    ------     -----         ----     ------
 As of December 31, 2000      --     (1,583)      (722)   (1,071)      (80)         (53)    (3,509)
                           -----     ------     ------    ------     -----         ----     ------

 Charges for the year...      --       (477)      (271)     (301)       --          (36)    (1,085)
 Impairment loss........      --        (13)        --        --        25           --         12
 Disposals..............      --        130        138       184        --            1        453
                           -----     ------     ------    ------     -----         ----     ------
 As of December 31, 2001      --     (1,943)      (855)   (1,188)      (55)         (88)    (4,129)
                           -----     ------     ------    ------     -----         ----     ------

 Charges for the year...      --       (631)      (371)     (280)       --          (41)    (1,323)
 Impairment loss........      --         (7)        --        --        --           --         (7)
 Disposals..............      --        157        111       309        --            2        579
                           -----     ------     ------    ------     -----         ----     ------
 As of December 31, 2002      --     (2,424)    (1,115)   (1,159)      (55)        (127)    (4,880)
                           =====     ======     ======    ======     =====         ====     ======

 As of January 1, 2002..      --     (1,943)      (855)   (1,188)      (55)         (88)    (4,129)
 Charges for the year...      --       (295)      (184)     (145)       --          (19)      (643)
 Impairment loss........      --         (3)        --        --        --           --         (3)
 Disposals..............      --         64         21        69        --           --        154
                           -----     ------     ------    ------     -----         ----     ------
 As of June 30, 2002....      --     (2,177)    (1,018)   (1,264)      (55)        (107)    (4,621)
                           -----     ------     ------    ------     -----         ----     ------

 As of January 1, 2003..      --     (2,424)    (1,115)   (1,159)      (55)        (127)    (4,880)
 Charges for the year...      --       (214)      (223)     (221)       --          (62)      (720)
 Impairment loss........      --        (76)        --        --       (10)          --        (86)
 Disposals..............      --         69         72       113        --           --        254
                           -----     ------     ------    ------     -----         ----     ------
 As of June 30, 2003....      --     (2,645)    (1,266)   (1,267)      (65)        (189)    (5,432)
                           =====     ======     ======    ======     =====         ====     ======
Net book value
 As of December 31, 2000     841     10,228        909       920     2,625           94     15,617
                           =====     ======     ======    ======     =====         ====     ======
 As of December 31, 2001   2,993     11,452      1,134       857     1,805          106     18,347
                           =====     ======     ======    ======     =====         ====     ======
 As of December 31, 2002   3,011     12,068      1,109       795     1,356          118     18,457
                           =====     ======     ======    ======     =====         ====     ======
 As of June 30, 2002....   3,003     11,694      1,087       757     1,597           99     18,237
                           =====     ======     ======    ======     =====         ====     ======
 As of June 30, 2003....   2,819     12,766        911       635     1,384           95     18,610
                           =====     ======     ======    ======     =====         ====     ======

           CHINA LIFE INSURANCE COMPANY LIMITED AND ITS SUBSIDIARIES

   The analysis of the cost or valuation as of December 31, 2002 of the above assets is as follows:

                                    Office
                                  equipment,
                                  furniture              Assets
             Investment              and      Motor      under      Leasehold
             properties Buildings  fixtures  vehicles construction improvements Total
             ---------- --------- ---------- -------- ------------ ------------ ------
                                         (RMB in millions)
At cost.....      --     12,068     1,109      795       1,356         118      15,446
At valuation   3,011         --        --       --          --          --       3,011
               -----     ------     -----      ---       -----         ---      ------
               3,011     12,068     1,109      795       1,356         118      18,457
               =====     ======     =====      ===       =====         ===      ======

   The analysis of the cost or valuation as of December 31, 2001 of the above assets is as follows:

                                    Office
                                  equipment,
                                  furniture              Assets
             Investment              and      Motor      under      Leasehold
             properties Buildings  fixtures  vehicles construction improvements Total
             ---------- --------- ---------- -------- ------------ ------------ ------
                                         (RMB in millions)
At cost.....      --     11,452     1,134      857       1,805         106      15,354
At valuation   2,993         --        --       --          --          --       2,993
               -----     ------     -----      ---       -----         ---      ------
               2,993     11,452     1,134      857       1,805         106      18,347
               =====     ======     =====      ===       =====         ===      ======

   The analysis of the cost or valuation as of December 31, 2000 of the above assets is as follows:

                                    Office
                                  equipment,
                                  furniture              Assets
             Investment              and      Motor      under      Leasehold
             properties Buildings  fixtures  vehicles construction improvements Total
             ---------- --------- ---------- -------- ------------ ------------ ------
                                         (RMB in millions)
At cost.....     --      10,228      909       920       2,625          94      14,776
At valuation    841          --       --        --          --          --         841
                ---      ------      ---       ---       -----          --      ------
                841      10,228      909       920       2,625          94      15,617
                ===      ======      ===       ===       =====          ==      ======

   The analysis of the cost or valuation as of June 30, 2003 of the above assets is as follows:

                                    Office
                                  equipment,
                                  furniture              Assets
             Investment              and      Motor      under      Leasehold
             properties Buildings  fixtures  vehicles construction improvements Total
             ---------- --------- ---------- -------- ------------ ------------ ------
                                         (RMB in millions)
At cost.....      --     12,766      911       635       1,384          95      15,791
At valuation   2,819         --       --        --          --          --       2,819
               -----     ------      ---       ---       -----          --      ------
               2,819     12,766      911       635       1,384          95      18,610
               =====     ======      ===       ===       =====          ==      ======

           CHINA LIFE INSURANCE COMPANY LIMITED AND ITS SUBSIDIARIES

   The analysis of the cost or valuation as of June 30, 2002 of the above assets is as follows:

                                    Office
                                  equipment,
                                  furniture              Assets
             Investment              and      Motor      under      Leasehold
             properties Buildings  fixtures  vehicles construction improvements Total
             ---------- --------- ---------- -------- ------------ ------------ ------
                                         (RMB in millions)
At cost.....      --     11,694     1,087      757       1,597          99      15,234
At valuation   3,003         --        --       --          --          --       3,003
               -----     ------     -----      ---       -----          --      ------
               3,003     11,694     1,087      757       1,597          99      18,237
               =====     ======     =====      ===       =====          ==      ======

   Investment properties were revalued as of June 30, 2003 on the basis of their open market value by Sallmanns (Far East) Limited, an independent firm of chartered surveyors.

10. ACCRUED INVESTMENT INCOME

                                       As of December 31, As of June 30,
                                       -----------------  --------------
                                       2000   2001  2002  2002    2003
                                       -----  ----- -----  -----  -----
                                             (RMB in millions)
            Accrued interest income
             Term deposits............ 1,592  2,068 2,589 2,356   2,629
             Fixed maturity securities 1,366  1,430 1,591 1,626   1,633
             Others...................    60     22    18    21      15
            Accrued dividend income...    15      7    --    --      --
                                       -----  ----- -----  -----  -----
            Total..................... 3,033  3,527 4,198 4,003   4,277
                                       =====  ===== =====  =====  =====

11. PREMIUMS RECEIVABLE

   The ageing of premiums receivable is within two months.


12. OTHER ASSETS


                                               As of December 31, As of June 30,
                                               -----------------  --------------
                                               2000   2001  2002  2002    2003
                                               -----  ----- -----  -----  -----
                                                     (RMB in millions)
    Advances.................................. 1,413  1,254 1,420 1,362   1,390
    Entrusted funds receivable................ 1,494  1,494 1,513 1,504   1,523
    Receivable for fund unit redeemed.........    --     --    --   428      --
    Deposits..................................   121    105   103   129      76
    Inventory held by real estate subsidiaries 1,996    254   240   256     200
    Foreclosed assets.........................    96    196   200   201     218
    Long-term deferred expenses...............    70     56    57    63      31
    Others....................................   185    169    54   233     238
                                               -----  ----- -----  -----  -----
    Total..................................... 5,375  3,528 3,587 4,176   3,676
                                               =====  ===== =====  =====  =====

           CHINA LIFE INSURANCE COMPANY LIMITED AND ITS SUBSIDIARIES

13. BENEFITS, CLAIMS AND EXPENSES

                                                                 Gross
                                                --------------------------------------
                                                      Year ended          Six months
                                                     December 31,       ended June 30,
                                                ----------------------  --------------
                                                 2000    2001    2002    2002    2003
                                                ------  ------  ------  ------  ------
                                                           (RMB in millions)
Accident and health claims and claim adjustment
  expenses.....................................  3,459   4,786   5,066   2,449   2,888
Life insurance death and other benefits........  8,467  10,099   7,010   3,869   4,580
Increase in future life policyholder benefits.. 27,738  33,121  45,374  22,793  23,192
                                                ------  ------  ------  ------  ------
Total insurance benefits and claims............ 39,664  48,006  57,450  29,111  30,660
                                                ======  ======  ======  ======  ======

                                                                 Ceded
                                                --------------------------------------
                                                      Year ended          Six months
                                                     December 31,       ended June 30,
                                                ----------------------  --------------
                                                 2000    2001    2002    2002    2003
                                                ------  ------  ------  ------  ------
                                                           (RMB in millions)
Accident and health claims and claim adjustment
  expenses.....................................   (692)   (957) (1,013)   (490)   (433)
                                                ------  ------  ------  ------  ------
Total insurance benefits and claims............   (692)   (957) (1,013)   (490)   (433)
                                                ======  ======  ======  ======  ======

                                                                  Net
                                                --------------------------------------
                                                      Year ended          Six months
                                                     December 31,       ended June 30,
                                                ----------------------  --------------
                                                 2000    2001    2002    2002    2003
                                                ------  ------  ------  ------  ------
                                                           (RMB in millions)
Accident and health claims and claim adjustment
  expenses.....................................  2,767   3,829   4,053   1,959   2,455
Life insurance death and other benefits........  8,467  10,099   7,010   3,869   4,580
Increase in future life policyholder benefits.. 27,738  33,121  45,374  22,793  23,192
                                                ------  ------  ------  ------  ------
Total insurance benefits and claims............ 38,972  47,049  56,437  28,621  30,227
                                                ======  ======  ======  ======  ======

14. INSURANCE RESERVES

   Long duration contract liabilities arising from traditional life insurance products include, depending on contract type, policyholder account balances or the present value of future benefits less present value of valuation premiums. Short duration contract liabilities relate to accident and health products of one year duration or less.

           CHINA LIFE INSURANCE COMPANY LIMITED AND ITS SUBSIDIARIES

   The liabilities for future life policyholder benefits on long duration contacts have been established in accordance with the provisions of Statement of Financial Accounting Standards No. 60 "Accounting and Reporting by Insurance Enterprises". In accordance with the provisions of this standard, the present value of estimated future policy benefits less the present value of estimated future net premiums to be collected from policyholders are accrued when premium revenue is recognized. These estimates are based on the following assumptions:


   (i) Interest rates are based on estimates of future yields on the Company's investments. The discount rates used increase from 3.8% to 5.0%, with a margin of provision for adverse deviation ranging from 0.25% to 0.50%. In determining its interest rate assumptions, the Company considers past investment experience, the current and future mix of its investment portfolio and trends in yields. Actual investment yields in the years ended December 31, 2000, 2001 and 2002 were 3.8%, 4.1% and 3.8%, respectively.
   Assumed interest rates in future years reflect increased investment in higher yielding securities, including corporate bonds, longer duration securities and equity securities.


   (ii) Mortality and morbidity rates, varying by age of the insured, and lapse rates, varying by contract type, are based upon expected experience at date of contract issue plus, where applicable, a margin for adverse deviation. The mortality, morbidity and lapse assumptions used for 1999 through 2002 are based upon the results of an analysis of the Company's actual mortality, morbidity and lapse experience incurred in those years. This mortality, morbidity and lapse experience was found to be comparable in all years. In setting the mortality assumption, mortality experience was compared to and expressed as a percentage of the "CL" series of life tables. These tables were compiled by the People's Insurance Company of China in 1994 and 1995 and issued by the People's Bank of China, the principal regulatory authority at the time. The tables are based on policy samples drawn from 43 subsidiaries and branches and mortality experience of these sample policies during the period January 1, 1990 to December 31, 1993 were studied. Currently all life insurance companies in China are required to use these tables for product pricing.



   The Company experienced a stable pattern of mortality, morbidity and lapse experience during the period 1999 to 2002. The aggregate number of deaths divided by in force policies at the beginning of the year was 0.122% in 2000, 0.124% in 2001 and 0.127% in 2002. The aggregate number of lapses and terminations divided by the number of in force policies at the beginning of the year was 9.30% in 2000, 9.56% in 2001 and 9.37% in 2002.



   (iii) The assumption for policy administration expenses has been based on expected unit costs plus, where applicable, a margin for adverse deviation. Unit costs have been based on an analysis of actual experience. The per-policy costs were estimated to be 2% of premiums plus a fixed per-policy expense.





   Contracts in loss recognition use best-estimate assumptions of investment returns, mortality, lapse and policy administration expenses, without provision for adverse deviation. Mortality, morbidity, lapse and policy administration costs assumptions are the same as for policies issued since June 1999, except that there is no provision for adverse deviation. A level 3.8% interest rate comprised the best estimate of future investment returns on this business. All contracts in loss recognition were retained by CLIC pursuant to the Restructuring.



   Policyholder account balances for investment-type contracts are equal to the policy account values. Account values consist of an accumulation of gross premium payments less loadings for expenses, mortality and profit plus credited interest less withdrawals and other exits, in accordance with the provisions of Statement of Financial Accounting Standards No. 97 "Accounting and Reporting by Insurance Enterprises for Certain Long-Duration Contracts and for the Realized Gains and Losses from the Sale of Investments" .

           CHINA LIFE INSURANCE COMPANY LIMITED AND ITS SUBSIDIARIES

   The amount of policyholder dividends to be paid is determined annually. Policyholder dividends include life policyholders' share of net income and unrealized appreciation of investments that are required to be allocated by the insurance contract or by local insurance regulations. Experience adjustments relating to future policyholder benefits and policyholder contract deposits vary according to the type of contract. Investment, mortality and morbidity results may be passed through by experience credits or as an adjustment to the premium mechanism, subject to local regulatory provisions.

   Reserves for claims and claim adjustment expenses were as follows:

                                                                       Six months ended
                                               Year ended December 31,    June 30,
                                               ----------------------  --------------
                                                2000    2001    2002    2002     2003
                                               ------  ------  ------  ------   ------
                                                          (RMB in millions)
As of January 1
Gross reserves for claims and claim adjustment
  expenses....................................    804     716     867     867      879
Reinsurance recoverable.......................   (161)   (143)   (174)   (174)    (176)
                                               ------  ------  ------  ------   ------
Net reserves for claims and claim adjustment
  expenses....................................    643     573     693     693      703
                                               ------  ------  ------  ------   ------
Claims and claim adjustment expenses incurred.  3,458   4,786   5,066   2,449    2,888
Claims and claim adjustment expenses paid..... (3,546) (4,635) (5,054) (2,306)  (2,857)

As of December 31/June 30
Net reserves for claims and claim adjustment
  expenses....................................    573     693     703     810      774
Reinsurance recoverable.......................    143     174     176     200      136
                                               ------  ------  ------  ------   ------
Gross reserves for claims and claim adjustment
  expenses....................................    716     867     879   1,010      910
                                               ======  ======  ======  ======   ======

   Accident and health claims are generally settled within two months of when the claims are reported. Accordingly, no material amount of the charge for claims incurred relates to prior years. The Group believes that the final claims and claim adjustment expenses incurred would not differ materially from the amounts provided at period ends.

   Claims paid and incurred, and the ratios of claims incurred to net accident and health premiums were as follows:

                                                       For the six
                                    For the year ended months ended
                                      December 31,      June 30,
                                    -----------------  -----------
                                    2000   2001  2002  2002   2003
                                    -----  ----- ----- -----  -----
                                          (RMB in millions)
              Claims incurred--net. 2,767  3,829 4,053 1,959  2,455
              Claims incurred ratio   49%    63%   60%   60%    60%

           CHINA LIFE INSURANCE COMPANY LIMITED AND ITS SUBSIDIARIES

15. SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

   Liabilities are due within thirty days from the balance sheet date. The carrying values of fixed maturity securities pledged as collateral are as follows:

                                           As of December 31, As of June 30,
                                           -----------------  --------------
                                           2000   2001  2002  2002    2003
                                           ----  ------ -----  -----  ----
                                                (RMB in millions)
         Fixed maturity securities pledged  89   14,600 3,600 4,500    --
                                            ==   ====== =====  =====   ==

16. BANK BORROWINGS

                                                            As of
                                       As of December 31, June 30,
                                       ------------------ ---------
                                       2000   2001  2002  2002 2003
                                       ----   ----  ----  ---- ----
                Maturity schedule         (RMB in millions)
                Short-term borrowings. 907    370   311   322  309
                Long-term borrowings..
                 Within 1 year........  --     --     2    --    2
                 Between 1 and 2 years  --     --    --     3   --
                 Between 2 and 5 years  --      9    --    --   --
                 Over 5 years.........  14     --    --    --   --
                                       ---    ---   ---   ---  ---
                Subtotal..............  14      9     2     3    2
                                       ---    ---   ---   ---  ---
                Total................. 921    379   313   325  311
                                       ===    ===   ===   ===  ===

                                                        As of December 31, As of June 30,
                                                        ------------------ --------------
                                                        2000   2001  2002  2002    2003
                                                        -----  ----  ----   -----  ----
                                                            (RMB in millions)
Carrying value of investment properties, net, pledged..    --  563   365     506   184
Carrying value of inventory pledged.................... 1,905   --    --      --    --
Net book value of property, plant and equipment pledged    84   88    65      84    56
                                                        -----  ---   ---    -----  ---
Total.................................................. 1,989  651   430     590   240
                                                        =====  ===   ===    =====  ===

           CHINA LIFE INSURANCE COMPANY LIMITED AND ITS SUBSIDIARIES

17. PROVISION

   Provision for early retirement and termination relates to benefits payable whenever an employee's employment is terminated before the normal retirement date or whenever an employee accepts voluntary redundancy in exchange for these benefits.

                                            Early retirement
                                            and termination
                                            ----------------
                                                (RMB in
                                               millions)
                    As of January 1, 2000..         24
                    Additional provision...         62
                    Payment for the year...        (13)
                                                  ----
                    As of December 31, 2000         73
                                                  ----
                    Additional provision...        324
                    Payment for the year...        (67)
                                                  ----
                    As of December 31, 2001        330
                                                  ----
                    Additional provision...        224
                    Payment for the year...       (109)
                                                  ----
                    As of December 31, 2002        445
                                                  ----
                    As of January 1, 2003..        445
                    Additional provision...         74
                    Payment for the year...        (59)
                                                  ----
                    As of June 30, 2003....        460
                                                  ----
                    As of January 1, 2002..        330
                    Additional provision...        112
                    Payment for the year...        (54)
                                                  ----
                    As of June 30, 2002....        388
                                                  ----

18. STATUTORY INSURANCE FUND

   According to the PRC's "Financial Regulations for Insurance Companies", the Group is required to provide for the insurance guarantee fund at 1% of the net premiums of general insurance, accident insurance, short-term health insurance and reinsurance. No additional insurance guarantee fund will be provided once it reaches 6% of total assets.

           CHINA LIFE INSURANCE COMPANY LIMITED AND ITS SUBSIDIARIES

19. OTHER LIABILITIES

                                           As of December 31, As of June 30,
                                           -----------------  --------------
                                           2000   2001  2002  2002    2003
                                           -----  ----- -----  -----  -----
                                                 (RMB in millions)
       Reserve for commission and expenses   964  1,110 1,047 1,204   1,138
       Agent deposits.....................   248    351   451   420     477
       Salary payable.....................   285    385   667 1,000     810
       Staff welfare payable..............   276    405   561   454     594
       Tax payable........................   247    236   258   227     208
       Payable to constructors............   373    397   336   362     324
       Reinsurance liabilities............    95    191   200   183      96
       Regulatory fee payable.............    --     55   108    29      54
       Others............................. 1,001  1,076 1,088 1,088   1,099
                                           -----  ----- -----  -----  -----
       Total.............................. 3,489  4,206 4,716 4,967   4,800
                                           =====  ===== =====  =====  =====

20. PROFIT/(LOSS) BEFORE TAXATION

   Profit/(loss) before taxation is stated after charging the following:

                                                                              Six month ended
                                                      Year ended December 31,    June 30,
                                                      ----------------------- ---------------
                                                      2000    2001    2002     2002    2003
                                                       -----   -----   -----  ------- -------
                                                              (RMB in millions)
Charging
Staff costs..........................................
Wages and salary..................................... 1,241   1,726   2,493     1,411   1,594
Housing benefits..................................... 1,476     565      90        41      54
Contribution to the defined contribution pension plan    60     105     146        80      77
Depreciation--owned property, plant and equipment....   914   1,085   1,323       643     720
Loss on disposal of property, plant and equipment....    39      49      91        32      36
Deficit on revaluation of investment properties......    --      --      --        --     181

21. TAXATION

   The reconciliation between the Group's effective tax rate and the statutory tax rate of 33% in the PRC is as follows:

                                                                              Six months ended
                                                      Year ended December 31,   June 30,
                                                      ----------------------  ---------------
                                                       2000    2001    2002    2002     2003
                                                      ------  ------  ------   ------   ----
                                                                (RMB in millions)
Profit/(loss) before income tax expenses and minority
  interests.......................................... (6,935) (3,297) (2,234)     96    (725)
                                                      ------  ------  ------   ------   ----
Tax computed at the statutory tax rate of 33%........ (2,289) (1,087)   (737)     32    (239)
 Non-taxable income..................................    (21)    (14)     (8)     (2)     --
 Expenses not deductible for tax purposes............    510   1,267   1,546     531     575
 Valuation allowance.................................  1,814    (162)   (787)   (558)   (328)
                                                      ------  ------  ------   ------   ----
Income taxes at effective tax rate...................     14       4      14       3       8
                                                      ======  ======  ======   ======   ====

           CHINA LIFE INSURANCE COMPANY LIMITED AND ITS SUBSIDIARIES

   No deferred tax assets have been recognized by the Group. Deferred tax book assets and liabilities, and valuation allowance, are analyzed as follows:

                                                                          Six months ended
                                                Year ended December 31,       June 30,
                                               -------------------------  ----------------
                                                 2000     2001     2002     2002     2003
                                               -------  -------  -------  -------  -------
                                                            (RMB in millions)
Provided for in respect of:
 Tax value of loss carried forward............  11,993   11,862   10,082   11,798   10,904
 Future policyholder benefits and policyholder
   contract deposits and other funds..........  42,723   44,036   47,041   45,993   47,468
 Provision for asset impairment...............   2,196    2,013    1,708    1,981    2,039
 Deferred policy acquisition costs............  (1,938)  (3,608)  (5,945)  (4,730)  (6,993)
 Others.......................................     151      566      915      243      903
                                               -------  -------  -------  -------  -------
                                                55,125   54,869   53,801   55,285   54,321
Valuation allowance........................... (55,125) (54,869) (53,801) (55,285) (54,321)
                                               -------  -------  -------  -------  -------



   As of December 31, 2000, 2001, and 2002 and June 30, 2002 and 2003 the Group had unrecognized tax losses of RMB 36,342 million, RMB 35,945 million, RMB 30,551 million, RMB 35,750 million and RMB 33,042 million respectively, to carry forward to offset against future taxable income. These tax losses will expire in five years.

22. EARNINGS/LOSS PER SHARE

   Basic earnings/loss per share for the Relevant Periods have been computed by dividing the profit/loss for the period by 20,000 million shares, the number of shares issued by the Company upon its incorporation on June 30, 2003. There is no difference between basic and diluted earnings/loss per share.

23. SIGNIFICANT RELATED PARTY TRANSACTIONS

   (a) Related parties

   Related parties are those parties which have the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operating decisions. Parties are also considered to be related if they are subject to common control or common significant influence.


         Significant related party Relationship with the Company
         ------------------------- ------------------------------------
          Huixian Holding Company. Associated company, Common directors


   (b) Related party transactions


   In addition to the related party transactions undertaken in connection with the Restructuring described in Note 1 and the advance to associated companies as described in Note 5 above, during the Relevant Periods the Group has not entered into other transactions with related parties.

           CHINA LIFE INSURANCE COMPANY LIMITED AND ITS SUBSIDIARIES

24. CONTINGENCIES

   The following is a summary of the significant contingent liabilities:

                                                             As of June
                                          As of December 31,    30,
                                          ------------------ ---------
                                          2000   2001  2002  2002  2003
                                          ----   ----  ----  ----  ----
                                             (RMB in millions)
              Outstanding loan guarantees 442    447   443   445   145
              Pending lawsuits...........  56     73   189   166    87

   (a) The Group has acted as the guarantor for external borrowings by certain third-party entities. For those guarantees where management believes it is probable that the Group will have to pay up those guarantees, provision has been made for the probable losses to the Group and at amounts based on its best estimate. Other outstanding guarantees are disclosed as contingent liabilities above.

   (b) The Group has been named in a number of lawsuits arising in the ordinary course of business. Provision has been made for the probable losses to the Group on those claims when management can reasonably estimate the outcome of the lawsuits taking into account the legal advice. No provision has been made for pending lawsuits when the outcome of the lawsuits cannot be reasonably estimated or management believes the probability of loss is remote.

   (c) For the above contingent liabilities, provision of RMB 4 million, RMB 4 million and RMB 42 million, RMB 31 million and RMB 71 million has been made as of December 31, 2000, 2001 and 2002 and June 30, 2002 and 2003, respectively.

25. COMMITMENTS

   (a) Capital commitments

   The Group has the following outstanding capital commitments not provided for in the consolidated financial statements:

                                                  As of December 31, As of June 30,
                                                  ------------------ --------------
                                                  2000   2001  2002  2002    2003
                                                  ----   ----  ----  ----    ----
                                                     (RMB in millions)
     Acquisition of property, plant and equipment 211    238   752   961     532

   (b) Operating lease commitments

   The Group has commitments to make the following future minimum lease payments under non-cancelable operating leases:

                                                     As of December 31, As of June 30,
                                                     ------------------ --------------
                                                     2000   2001  2002  2002    2003
                                                     ----   ----  ----  ----    ----
                                                        (RMB in millions)
  Land and buildings
   Not later than one year..........................  41     17    63    66      64
   Later than one year but not later than five years  88     97   169   108     120
   Later than five years............................   8     33    22    14      12

           CHINA LIFE INSURANCE COMPANY LIMITED AND ITS SUBSIDIARIES

   The operating lease payments charged to the profit and loss accounts for the years ended December 31, 2000, 2001 and 2002 and for the six months ended June 30, 2002 and 2003 were RMB 239 million, RMB 241 million, RMB 287 million, RMB 123 million and RMB 139 million, respectively.

26. RECONCILIATION OF H.K. GAAP AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES ("U.S. GAAP")

   The consolidated financial statements of the Group have been prepared in accordance with H.K. GAAP, which differs in certain significant respects from U.S. GAAP. Differences between H.K. GAAP and U.S. GAAP, which may have significant impacts on consolidated net profit/(loss) and consolidated owners' equity, are described below.

   The effect on net profit/(loss) of significant differences between H.K. GAAP and U.S. GAAP for the year ended December 31, 2000, 2001 and 2002 and for the six months ended June 30, 2002 and 2003 is as follows:

                                                                         Six months
                                                                           ended
                                                 Year ended December 31,  June 30,
                                                 ----------------------  ---------
                                                  2000    2001    2002   2002 2003
                       -                         ------  ------  ------  ---- ----
                                                         (RMB in millions)
Net profit/(loss) under H.K. GAAP............... (6,990) (3,295) (2,250)  91  (714)
U.S. GAAP adjustments
 Depreciation of investment properties..........    (36)    (41)    (67) (30)  (23)
 Deficit on revaluation of investment properties     --      --      --   --   181
                                                 ------  ------  ------  ---  ----
Net profit/(loss) under U.S. GAAP............... (7,026) (3,336) (2,317)  61  (556)
                                                 ======  ======  ======  ===  ====

   The effect on owners' equity of significant differences between H.K. GAAP and U.S. GAAP as of December 31, 2001 and 2002 and June 30, 2003 is as follows:

                                                                          Six months
                                                                            ended
                                                   Year ended December 31  June 30
                                                   ---------------------  ----------
                                                     2001        2002        2003
                        -                           --------   --------   ----------
                                                         (RMB in millions)
Owners' equity under H.K. GAAP.................... (172,348)   (175,463)   (176,353)

U.S. GAAP adjustments
 Accumulated depreciation of investment properties     (111)       (178)       (201)
 Deficit on revaluation of investment properties..       --          --         181
                                                    --------   --------    --------
Owners' equity under U.S. GAAP.................... (172,459)   (175,641)   (176,373)
                                                    ========   ========    ========

   Investment Properties

   Under H.K. GAAP, investment properties are valued on an open market basis. Under U.S. GAAP, investment properties are stated at historical cost less accumulated depreciation and accumulated impairment loss. Cost of investment properties, less residual value, is depreciated using a straight line method over its estimated useful life.

           CHINA LIFE INSURANCE COMPANY LIMITED AND ITS SUBSIDIARIES

   Property, plant, and equipment

   Certain property, plant and equipment on hand as of January 1, 2000 have been valued at fair values rather than at historical cost less depreciation, which is required by U.S. GAAP. The Group has not been able to quantify the effect of the difference in accounting treatment because, prior to January 1, 1997, the predecessor company did not maintain sufficiently detailed historical cost records. The fair market values recorded in the opening balance of the Group as of January 1, 2000 have been carried forward as the deemed cost.

   Accumulated other comprehensive income/(loss) represents the cumulative gains and losses on items that are not reflected in earnings. The balances and activities for the years ended December 31, 2000, 2001 and 2002 and for the six months ended June 30, 2002 and 2003 are as follows:

                                                                                        Six months
                                                                Year ended December 31, ended June 30,
                                                                ----------------------  -------------
                                                                 2000     2001   2002   2002    2003
                                                                ------   -----   ----   ----    ----
                                                                       (RMB in millions)
Changes in net unrealized gains/ (losses) on investment
  securities:
 Net unrealized gains/(losses) arising during the period....... (1,048)  1,601   (234)   826    (191)
 Reclassification adjustment for gains/(losses) included in net
   earnings....................................................     18    (387)  (747)   157     (10)
                                                                ------   -----   ----    ----   ----
 Changes in net unrealized gains/(losses) on investment
   securities.................................................. (1,030)  1,214   (981)   983    (201)
Adjustments for:
 Deferred acquisition costs....................................    124    (166)   110   (103)     25
                                                                ------   -----   ----    ----   ----
 Total other comprehensive income/(loss).......................   (906)  1,048   (871)   880    (176)
                                                                ======   =====   ====    ====   ====

   Statutory capital information

                                                                        2000     2001     2002
                                                                      -------  -------  -------
                                                                          (RMB in millions)
Statutory capital and surplus........................................ (54,903) (78,309) (71,680)
Minimum statutory capital and surplus necessary to satisfy regulatory
  requirements.......................................................  11,642   13,649   17,453

   According to Article 2003.1 issued by the China Insurance Regulatory Commission (CIRC), all insurance companies have to report their statutory capital and surplus (i.e., solvency margin) to the CIRC at the end of each fiscal year. The solvency adequacy ratio is computed by dividing the actual solvency margin by the minimum solvency margin. CIRC will closely monitor those insurance companies with solvency adequacy ratio less than 100% and may, depending on the individual circumstances, undertake certain regulatory measures, including but not limited to restricting the payment of dividends. As of December 31, 2001 and 2002 and June 30, 2003, the Group had accumulated losses and no amounts were available for dividend payments to stockholders.

   Recently issued accounting standards

   In June 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 143. "Accounting for Asset Retirement Obligations". SFAS No. 143

           CHINA LIFE INSURANCE COMPANY LIMITED AND ITS SUBSIDIARIES requires the Group to record the fair value of an asset retirement obligation as a liability in the period in which it incurs a legal obligation associated with the retirement of tangible long-lived assets that result from the acquisition, construction, development and/or normal use of the assets. The Group is required to adopt SFAS No. 143 on January 1, 2003. The Group has not determined the potential effects that the adoption of this Statement will have on the Group's combined financial statements.

   In July 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities" which applies to costs associated with an exit activity (including restructuring) or with a disposal of long-lived assets. SFAS No. 146 requires an entity to record a liability for costs associated with an exit or disposal activity when that liability is incurred and can be measured at fair value. Commitment to an exit plan or a plan of disposal expresses only management's intended future actions and does not meet the requirement for recognizing a liability and the related expense. An entity is required to disclose information about its exit and disposal activities, the related costs, and changes in those costs in the notes to the interim and annual financial statements that include the period in which an exit or disposal activity is initiated and in any subsequent period until the activity is completed. The Group is required to adopt SFAS No. 146 on January 1, 2003.

   The provisions of SFAS No. 146 are required to be applied prospectively after the adoption date to newly exited or disposed activities. Therefore, management cannot determine the potential effects that the adoption of SFAS No. 146 will have on the Group's combined financial statements.

   In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock Based Compensation--Transition and Disclosure, an amendment of FASB Statement No. 123" to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS No. 148 amends the disclosure requirements of SFAS No. 123, Accounting for Stock-Based Compensation, to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results.

   The amendments to SFAS No. 123 in paragraphs 2(a)-2(e) of the Statement shall be effective for financial statements for fiscal years ending after December 15, 2002. The amendment to SFAS No. 123 in paragraph 2(f) of the Statement and the amendment to Opinion 28 in paragraph 3 is effective for financial reports containing condensed financial statements for interim periods beginning after December 15, 2002. The Group does not expect that the adoption of SFAS No. 148 will have a material impact on the Group's combined financial statements.

   In April 2003, the FASB issued SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities". This statement amends and clarifies the accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and hedging activities under SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities". This statement clarifies when a contract with an initial net investment meets the characteristic of a derivative and when a derivative contains a financing component. This statement also amends the definition of an underlying to conform to the language contained in FIN 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others". This statement is effective for contracts entered into or modified after June 30, 2003, and for hedging relationships designated after June 30, 2003. The Group is currently assessing the impact of this statement on its results of operations, financial position and cash flows upon adoption and has not yet completed that assessment.

           CHINA LIFE INSURANCE COMPANY LIMITED AND ITS SUBSIDIARIES

   In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity". SFAS No. 150 changes the accounting for certain financial instruments that, under previous guidance, could be classified as equity or "mezzanine" equity, but now requires those instruments to be classified as liabilities (or assets in some circumstances) in the balance sheet. Further, SFAS No. 150 requires disclosure regarding the terms of those instruments and settlement alternatives. The guidance in SFAS No. 150 is generally effective for all financial instruments entered into or modified after May 31, 2003, and is otherwise effective at the beginning of the first interim period beginning after June 15, 2003. The Group is currently assessing the impact of this statement on its results of operations, financial position and cash flows upon adoption and has not yet completed that assessment.

   In November 2002, FASB issued FASB Interpretation No. 45 ("FIN 45"), "Guarantor's Accounting and Disclosure Requirements for Guarantees." FIN 45 requires a guarantor to recognize a liability at the inception of certain guarantees for the fair value of the obligation, including the ongoing obligation to stand ready to perform over the term of the guarantee. Guarantees, as defined in FIN 45, include contracts that contingently require the Group to make payments to a guaranteed party based on changes in an underlying that is related to an asset, liability or equity security of the guaranteed party, performance guarantees, indemnification agreements or indirect guarantees of indebtedness of others. This new accounting is effective for certain guarantees issued or modified after December 31, 2002. In addition, FIN 45 requires certain additional disclosures that are presented in Note 29. Management does not expect that the adoption of FIN 45 will have a material impact on the Group's financial position or its results of operations.

   In January 2003, the FASB issued FASB Interpretation No. 46 ("FIN 46"), "Consolidation of Variable Interest Entities," an interpretation of ARB No.
   51. FIN 46 provides a new framework for identifying variable interest entities ("VIEs") and determining when a company should include the assets, liabilities, noncontrolling interests and results of activities of VIEs in its consolidated financial statements. FIN 46 requires VIEs to be consolidated by a company if that company is subject to a majority of the risk of loss from the VIEs' activities or entitled to receive a majority of the entity's residual returns, or both. FIN 46 is effective immediately for VIEs created after January 31, 2003 and is effective January 1, 2004 for VIEs created prior to February 1, 2003. The Group is currently assessing the impact of FIN 46 on its financial position and its operations.

   In July 2003, the Accounting Standards Executive Committee ("AcSEC") issued Statement of Position ("SOP") 03-1, "Accounting and Reporting by Insurance Enterprises for Certain Non-Traditional Long-Duration Contracts and for Separate Accounts." The SOP provides guidance on accounting and reporting by insurance enterprises for certain non-traditional long-duration contracts and for separate accounts. The SOP is effective for financial statements for fiscal years beginning after December 15, 2003, with earlier adoption encouraged. The SOP may not be applied retroactively to prior years' financial statements, and initial application should be as of the beginning of an entity's fiscal year. Management does not expect that the adoption of SOP 03-1 will have a material impact on the Group's financial position or its results of operations.

      ANNEX A--ACTUARIAL CONSULTANTS' REPORT OF TILLINGHAST-TOWERS PERRIN

                                    [GRAPHIC]



   20 November 2003

   The Directors
   China Life Insurance Company Limited
   16 Chaowai Avenue
   Chaoyang District
   Beijing 100020

   Dear Sirs

   ACTUARIAL CONSULTANTS' REPORT

1. Introduction

   Tillinghast-Towers Perrin, the financial services consulting division of Towers, Perrin, Forster & Crosby Inc, ("Tillinghast") has been engaged by China Life Insurance Company Limited ("China Life") to provide actuarial advice and opinions on matters relating to China Life's life insurance business. As part of this engagement, we have been asked to assess embedded value and value of one year's sales of China Life and to prepare a report on these matters for inclusion in a prospectus accompanying this report ("the Prospectus") and in connection with the proposed offering of American depository shares ("ADSs") and overseas listed foreign-invested shares ("H shares").

   This report sets out the scope of work that we have undertaken and summarises the results of our work.

   As described more fully in the section of the Prospectus "The
Restructuring", China Life was formed on 30 June 2003 as a joint stock company in connection with the restructuring of China Life Insurance Company ("CLIC") and a restructuring agreement has been signed between CLIC and China Life giving effect to the restructuring.

   The restructuring agreement between CLIC and China Life defines the policies that were transferred from CLIC to China Life. The definition of a transferred policy is summarised in the section of the Prospectus "The Restructuring".

   Cash, specified investment assets and various other assets were also transferred to China Life under the restructuring agreement. The net assets (defined as assets less policy reserves and other liabilities, all measured on the statutory bases of the People's Republic of China ("PRC") ) transferred to China Life had a carrying value at 30 June 2003 of RMB 29.6 billion. In consideration of this transfer, China Life issued 20 billion domestic shares to CLIC.

   CLIC's contracts with its intermediaries were also transferred to China Life.

   China Life has entered into certain management and other agreements with CLIC, as more fully explained in the section of the Prospectus "Relationship with CLIC". These agreements include a Policy Management Agreement, under which China Life has agreed to provide a number of policy administration services to CLIC relating to the non-transferred policies. In addition, China Life and CLIC have established a jointly owned asset management company, China Life Asset Management Company Limited, which in turn entered into agreements with China Life and with CLIC to provide investment management services to each company.

2. Scope of Work

   The scope of our work was to assess and report on embedded value and value of one year's sales of China Life as follows:

  .   Embedded value at 30 June 2003; and

  . Value of one year's sales in respect of business issued during the year to 30 June 2003.

   For this purpose, embedded value has been determined on the basis of the restructuring having been effective at 30 June 2003, and value of one year's sales has been determined as if China Life had been fully operational during the year to 30 June 2003.

   The scope of our work did not include consideration of the financial implications for China Life of the Policy Management Agreement, its holding in China Life Asset Management Company Limited, or of other operational agreements between China Life and CLIC. Consequently, the results shown in this report exclude any value impact for China Life arising from these arrangements.

3. Definition of Embedded Value and Value of One Year's Sales

   The embedded value of a life insurer is defined as the sum of the adjusted net worth and the value of in force business allowing for the cost of solvency margin held.

   Adjusted net worth is equal to the sum of:

  . Net assets, defined as assets less policy reserves and other liabilities, all measured on PRC statutory basis; and

  . Adjustment for relevant differences between the market value of assets and the value determined on PRC statutory basis, together with relevant adjustments to other liabilities.

   The value of in force business and the value of one year's sales are calculated as the discounted value of the projected stream of future after-tax distributable profits for existing business in force at the valuation date and for one year's sales respectively. Distributable profits are those profits arising after allowance for policy reserves on the required PRC statutory reserving basis and after allowance for solvency margins at the required regulatory minimum level. The basis of calculation of the minimum solvency margin is described in the section of the Prospectus "Regulation".

   In Tables 4 and 5, we provide measures of China Life's embedded value and value of one year's sales for long term business, on a range of assumptions, to assist China Life in forming a view on the value of this business. In Table 6, we provide measures of China Life's value of one year's sales for short term business, on a range of assumptions, to assist China Life in forming a view on the value of this business.

   We have shown the cost of solvency margin as a separate component of the embedded values and we have shown the value of one year's sales before and after cost of solvency margin. This is to facilitate assessment of the impact on value of holding alternative levels of solvency margin in excess of the required regulatory minimum capital.

   The values shown in this report have been determined using a deterministic discounted cashflow methodology. This methodology makes implicit allowance for the cost of investment guarantees and policyholder options, asset/liability mismatch risk, credit risk and the economic cost of capital through the use of a risk-adjusted discount rate. Clearly, the higher the discount rate, the greater the allowance for these factors.

   As a relatively recent development, alternative valuation methodologies and approaches have emerged (for example, "market-consistent" methods) that make explicit allowance for the above factors. Our work in preparing this report has included consideration of measures of value that may be obtained from applying such an alternative method. Based on this work, we have concluded that, under current market and economic conditions and given the current nature and mix of business offered by China Life, the range of deterministic valuation results shown in this report incorporate reasonable allowance for the above factors.

   It should be noted that, in assessing the total value of a life insurer, the value attributable to future sales may be determined as the product of the value of sales issued in one year and a multiplier which reflects an allowance for future sales growth and the risks associated with achieving future sales at the assumed profit margin. Tillinghast's scope of work for this opinion did not extend to a consideration of those matters by which to assess the total value of future sales of China Life.

4. Policy Data

   We have been provided with the policy database underlying the summary of transferred individual and group policies ("long term business policies") shown in the section of the Prospectus "The Restructuring". Our determination of the value of in force business for these policies at 30 June 2003 is based on this database.

   We have also used the policy databases as at 30 June 2003 and 31 December 2002 to estimate the volume and mix of new long term insurance business issued during each of the preceding six months from these dates in order to estimate the volume and mix of new long term insurance business issued during the year to 30 June 2003. We have used this estimate of new business volumes and mix as the basis for our calculation of the value of one year's sales for the year to 30 June 2003.

   The manner in which data has been recorded in the above policy databases has required us to exercise our professional judgement in order to derive estimates of China Life's historical new business volumes from these databases. In the absence of another source of new business data against which to validate our estimates, we have undertaken certain tests that have sought to establish, with reasonable assurance, whether this exercise of professional judgement has been reasonable.

   We consider that the tests we have applied are reasonable in the circumstances and we are satisfied that these tests provide us with reasonable assurance that the aggregate values of one year's sales shown in this report are not materially misstated on account of the estimation process we have applied. We are therefore satisfied that our exercise of professional judgement has been reasonable in the circumstances.

   New business premium volumes in respect of short term health and accident business have been based on premiums received in the year to 30 June 2003.

5. Embedded Values and Values of One Year's Sales

   Subject to the reliances and limitations set out in this report, we set out in Tables 4 and 5 at the end of this report our assessment of China Life's embedded value and value of one year's sales for long term business under alternative assumptions. In Table 6, we set out our assessment of China Life's value of one year's sales for short term business, under alternative assumptions.

   In preparing these results, we have used a financial projection model of China Life's life insurance business. In developing this model, we have relied on information provided by, or on behalf of, China Life and which is summarised in Section 6 of this report.

   Section 6 also sets out important limitations behind any assessment of the value of life insurance business, to which the reader's attention is drawn.

   The values in Tables 4, 5 and 6 have been shown under alternative assumptions given the particular uncertainties associated with the future investment environment in China and other future operational matters in relation to China Life's portfolio. These uncertainties are described more fully in the section of the Prospectus "Risk Factors". The reader should consider all of the risk factors set out in the Prospectus in assessing and interpreting the results shown in Tables 4, 5 and 6 at the end of this report.

   In our assessment, the situation of China Life is markedly different in nature from that of companies in mature markets and stable environments. The environment in which China Life is operating is extremely dynamic: China Life is a rapidly growing company, introducing new ranges of products, undertaking a substantial restructuring, and introducing a substantial change in strategy and operations in a relatively immature market undergoing regulatory reform. In these circumstances, past operational experience is less reliable as an indicator of likely future experience than the past experience of a mature company operating in a mature market.

   Consequently, we have had to develop assumptions based on our judgement, our knowledge of the Chinese insurance market and general industry experience, which is largely drawn from other Asian markets in similar situations, although it must be stressed that China Life is in a unique position in a unique market. Thus our assumptions should be regarded only as being illustrative of possible future experience. We strongly recommend that the readers of this report consider the significance of each assumption by referring to the various values given in order to gain an understanding of the impact on value that results from the use of alternative assumptions.

   In the remainder of this section we discuss the key assumptions used in the determination of embedded value and value of one year's sales.

Discount Rates

   We have shown values at a range of discount rates. The discount rate appropriate to an investor will depend on the investor's own requirements, tax position and perception of the risks associated with the realisation of future profits. In calculating values at alternative discount rates, all other assumptions, including those relating to investment returns, have been left unchanged.

Net Worth Adjustments

   In developing the adjusted net worth, we have allowed, where relevant, for the difference between the market value of assets and the value as determined on the PRC statutory basis. We have also allowed for certain miscellaneous adjustments to current liabilities. The total net of tax adjustment amounted to a reduction of RMB 0.1 billion.

Reserving Basis

   The China Insurance Regulatory Commission ("CIRC") has introduced a new reserving basis in respect of participating business to be effective from 31 December 2003 (in the case of China Life). The values shown in Tables 4 and 5 allow for the effect of the new reserving basis as if the new basis had been effective as at 30 June 2003. The impact on value of the estimated increase in reserve and solvency margin of approximately RMB 0.1 billion as at 30 June 2003 under the new basis has been allowed for in the value of in force business and cost of solvency margin shown in Table 4.

   We have calculated the value of one year's sales using the new reserving basis for participating business.

   Values using the previous reserving basis are also shown.

Investment Returns

   We have shown values under alternative investment scenarios.

   Under Scenario 1, future returns are based on forward rates derived from yields available on Chinese Government Bonds in the Interbank market over the 10 trading days prior to the valuation date. The forward rates are such that investment returns used in the valuation are projected to increase. The investment return assumptions have been set to be consistent with the basis of valuation of the assets backing the policy liabilities. Projected returns have been set on a book yield basis for assets assumed to be held to maturity, and on a market yield basis for other assets. We have applied the projected returns by asset class to the long term asset mix indicated by China Life management.

   The resulting assumed investment returns are shown in Table 1.

                                    Table 1

                Investment Return Assumption as at 30 June 2003

                   Calendar Year Investment Return Assumption
                   ------------- ----------------------------
                       2003                  3.64%
                       2004                  3.70%
                       2005                  3.79%
                       2006                  3.90%
                       2007                  4.01%
                       2008                  4.11%
                       2009                  4.19%
                       2010                  4.26%
                       2011                  4.33%
                       2012                  4.41%
                       2013                  4.48%
                       2014                  4.55%
                       2015                  4.62%
                       2016                  4.69%
                       2017                  4.75%
                       2018                  4.83%
                       2019                  4.89%
                       2020                  4.94%
                       2021                  4.97%
                       2022+                 4.99%

   Values using the following alternative investment scenarios are also shown:

  . Investment returns representing a scenario under which higher returns are assumed for some asset classes with additional allowance for the impact of a change in asset mix arising from a potential future relaxation of regulations restricting permitted investments. This scenario has been prepared by China Life. These returns are shown in Table 2.

                                    Table 2

               China Life's Higher Investment Return Assumption

                   Calendar Year Investment Return Assumption
                   ------------- ----------------------------
                       2003                  3.90%
                       2004                  4.00%
                       2005                  4.10%
                       2006                  4.20%
                       2007                  4.30%
                       2008                  4.40%
                       2009                  4.55%
                       2010                  4.70%
                       2011                  4.85%
                       2012+                 5.00%

  .   Investment return of a constant 4% pa.

Expenses

   Unit cost assumptions have been developed using the total non-commission expense base in 2002 of China Life and CLIC combined. The projected expenses based on these unit costs when combined with the explicit allowance for commissions and handling fees (see below) equate to approximately 95% of expense allowances priced into products which is consistent with China Life and CLIC combined experience over the last three years. Based on China Life management's stated intention to improve the expense efficiency of its operations, Scenario 1 assumes no future inflation of per policy expenses.

   Values using the following alternative scenarios are also shown:

  .   Expenses equivalent to approximately 90% of expense allowances;

  .   Expense equivalent to approximately 100% of expense allowances; and

  .   Per policy expenses inflating at 2.5% pa.

   Our assessment of embedded value of China Life excludes expenses incurred by China Life in connection with the administration and investment management of CLIC policies and assets under the Policy Management and Asset Management Agreements. In addition, it excludes all revenue derived by China Life in respect of these agreements.

Commission and Handling Fees

   We have allowed for commission payments under the commission schedules provided to us by China Life. For Group business and for products sold via banks, we have allowed for a handling fee as a percentage of new premium, based on experience in 2002.

Mortality

   Assumptions have been developed based on input from China Life as to their past experience and expectations of current and future experience, our knowledge of the Chinese insurance market and our knowledge of other Asian markets. Mortality assumptions have been expressed as a percentage of the standard industry mortality tables: "China Life Tables". No allowance has been made in the assumed mortality basis for AIDS-related deaths. China Life's policies exclude payment of benefits in such circumstances and we have relied on the effectiveness of this exclusion in setting the assumed mortality basis. Scenario 1 assumes ultimate mortality rates of:

  .   Life products: 65% of China Life Table for non-annuitants.

  . Deferred annuity products: 65% of China Life Table for annuitants, together with an allowance for future mortality improvements.

   In both cases, selection factors were also applied of 50% in year 1 and 25% in year 2, with ultimate rates applicable thereafter.

   Values using the following alternative scenarios are also shown:

  . Ultimate mortality rates increased by 25 percentage points (i.e. to ultimate rates of 90% of the above tables together with an allowance for future mortality improvements for annuitants); and

  . Ultimate mortality rates of non-annuitants increased by 25 percentage points (i.e. to ultimate rates of 90% of table) and of annuitants decreased by 25 percentage points (i.e. to ultimate rates of 40% of table) together with an allowance for future mortality improvements.

Morbidity

   Since the transferred long term policies of China Life have all been issued on or after 10 June 1999, China Life has no morbidity experience on its policies beyond the 4/th/ policy year.

   Assumptions have been developed based on input from China Life as to their past experience and expectations of current and future experience, our knowledge of the Chinese insurance market, our knowledge of other Asian markets and our understanding of typical terms available from reinsurers for such risks. Scenario 1 assumes claims equal to 95% of the claims rates assumed in the product pricing basis. Values using the following alternative scenarios are also shown:

  .   120% of pricing basis; and

  .   70% of pricing basis.

Lapse and Surrender Rates

   Since the transferred long term policies of China Life have all been issued on or after 10 June 1999, China Life has no experience of lapse and surrender rates on its policies beyond the 4/th/ policy year.

   Assumptions have been developed based on input from China Life management as to their past lapse and surrender experience and expectations of current and future experience, our knowledge of the Chinese insurance market and our knowledge of other Asian markets. Scenario 1 assumes lapse and surrender rates as shown in Table 3:

                                    Table 3

                        Lapse and Surrender Assumptions

                                                             Policy Year
                                                         ------------------
                                                          1    2    3    4+
                             -                           ---  ---  ---  ---
   Regular Premium during premium paying period
   Annuity..............................................  25%  10%  10%   5%
   Education............................................ 7.5%   5%   5%   5%
   Others...............................................  10% 7.5%   5%   5%
   Single Premium and after end of premium paying period
   Annuity..............................................   1%   5%   5%   5%
   Others...............................................   1% 2.5% 2.5% 2.5%

   The value of in force business and value of one year's sales are highly sensitive to the assumed future lapse and surrender rates. Values using the following alternative scenarios are also shown:

  . First 2 policy years lapse and surrender rates doubled (with the lapse and surrender rate assumptions for regular premium annuity being capped at 35% in policy year 1); and

  . All lapse and surrender rates doubled (with the lapse and surrender rate assumptions for regular premium annuity being capped at 35% in policy year 1).

Policyholder Dividends

   Policyholder dividends were allowed for on the basis of China Life's intended approach to the management of dividends, as advised by the company:

  .   Individual participating business: 70% of interest and mortality surplus;
      and

  .   Group participating annuity business: 70% of interest surplus.

   Values assuming 80% rather than 70% are also shown as an alternative scenario.

Tax

   Tax is assumed to be payable at 33% of profits, with exemption for certain investment income, including income from Chinese government bonds, and dividend income from investment funds. It is also assumed that certain salary expenses are not deductible. Based on advice received from the management of China Life we have assumed that 25% of total investment income is tax-exempt, and that 5% of non-commission expenses are not deductible in determining taxable profits.

   Values assuming that no income is tax-exempt are also shown as an alternative scenario.

   Values assuming that all non-commission expenses are tax deductible and values assuming 10% of non-commission expenses are not tax deductible are also shown as alternative scenarios.

Staff Welfare Fund

   All values are after allowance for contributions to the staff welfare fund of 10% of after tax profits (where positive).

New Business Product Mix

   The mix of new business used to determine the value of one year's sales is based on the actual mix of new business sold in the 12 months to 30 June 2003.

   New long term individual single premium business is predominantly participating business. New long term individual regular premium business issued in the 12 months to 30 June 2003 is split approximately 51%:49% participating: non-participating. To illustrate the effect of a different mix of new long term individual regular premium business, values assuming a split of 66%:34% participating: non-participating are also shown as an alternative scenario.

Short Term Business

   Short term business covers accident business and health business. This business has a term of one year, and all renewals are regarded as new business. As such, a nil value is attributed to this business in the embedded value, and the value of one year's sales represents the value of one year's profits from the business written or renewed in the prior year. Values are shown in Table 6.

   We have set claim ratio and expense ratio assumptions based on China Life's experience in 2001 and 2002 and on input from China Life management on the intended basis for managing this business. In Scenario 1, claim ratios as a percentage of premium income are assumed to be 40% for accident and 100% for health business.

   China Life management have further informed us that this business will be closely monitored and controlled. Consequently, value using alternative scenarios based on relatively small changes in claim ratios of 10 percentage points are shown. Additional alternative scenarios can thus be determined by simple interpolation and extrapolation.

6. Reliances and Limitations

   In performing our work, we have relied on audited and unaudited information supplied to us by, or on behalf of, China Life for periods up to 30 June 2003 and on information from a range of other sources.

   In particular, we have relied on:

  . The databases of China Life's long term insurance policies, including the numbers of and types of policies issued and in force (including policy details), levels of in force premiums and volumes of new business written;

  .   Data regarding China Life's short term insurance business;

  . Historical and pro forma financial information in relation to China Life as at 30 June 2003 and prior dates;

  .   The terms of the restructuring agreement between CLIC and China Life;

  .   Information regarding both market and book value of China Life's assets;

  . Information regarding the exemption of certain investment income for the purpose of determining taxable profits;

  . Information regarding the deductibility of salary expenses for the purpose of determining taxable profits; and

  . Information regarding the difference between the market value of assets and the value as determined on the PRC statutory basis.

   Reliance was also placed on, but not limited to, the accuracy and completeness of information regarding historical operating experience, commission and override payments to agents and distributors, regulatory returns, details of policy terms and conditions and the terms of reinsurance arrangements.

   We have reviewed summary statistics from the database of China Life's long term insurance policies for reasonableness and consistency, which has comprised primarily a series of reconciliations to the information previously reported by CLIC in the regulatory returns for its insurance business.

   We have also reviewed certain of the more general business information provided to us for reasonableness and consistency with our knowledge of the life insurance industry but we have adopted, without review, the financial statement information and information regarding asset values, as these fall outside of our area of expertise. It should be noted that we have not carried out an independent verification, or audit, of the accuracy or completeness of the policy data and other information supplied to us.

   In determining the results shown in this report, we have considered only those claims made by life insurance policyholders in the normal course of business under the terms of the transferred policies, as defined by the restructuring agreement.

   We have not reviewed the value or quality of the asset portfolio of China Life, nor have we reviewed the adequacy of balance sheet provisions.

   The values attributed to the life insurance business are highly dependent on the results of financial projections. In developing the projections, numerous assumptions have been made with respect to economic conditions and other factors, many of which are beyond China Life's control. Changes in the internal or external environment will affect the suitability of the parameters used in the projections and could alter the projected results substantially. In addition, deviations from most probable experience are normal and are to be expected. Even without changes in the perceived environments, and in parameters used to reflect them, actual results will vary from those projected due to normal random fluctuations.

7. Disclosures and Consents

   Tillinghast has previously been engaged by CLIC to provide advice and assistance on various actuarial matters in connection with the restructure of CLIC and the offer of shares in China Life. Tillinghast has given, and not withdrawn, its written consent to the inclusion of this report and its name within the Prospectus in the form and context in which they are included. Tillinghast does not authorise or cause the issue of this Prospectus and takes no responsibility for its contents.

                                          Yours faithfully
                                          for Tillinghast-Towers Perrin

                                          /s/ Mark Saunders
                                          Mark Saunders
                                          Principal
                                          Fellow of the Institute of Actuaries

                                    Table 4

  Embedded Value of China Life at 30 June 2003, with variation in assumptions under alternative scenarios (RMB million)

                                                                                           Expense     Lapse
                                                       Investment   Expense     Expense   Scenario 4 Scenario 2   Lapse
               Risk               Reserve   Investment Scenario 3 Scenario 2  Scenario 3  "Inflation  "Double   Scenario 3
             Discount            Scenario 2 Scenario 2   "Level     "c.90%      "c.100%    of 2.5%     1st 2     "Double
               Rate   Scenario 1 "Previous"  "Higher"     4%"     allowances" allowances"   p.a."      years"   all years"
             -------- ---------- ---------- ---------- ---------- ----------- ----------- ---------- ---------- ----------
Adjusted Net
 Worth......            29,483     29,483     29,483     29,483     29,483      29,483      29,483     29,483     29,483
Value of In
 Force......    10.0%   30,299     30,475     33,366     27,313     30,734      29,878      29,600     28,565     22,271
Cost of
 Solvency
 Margin.....  10.0%     (6,042)    (6,032)    (5,855)    (6,194)    (6,042)     (6,042)     (6,042)    (5,749)    (4,425)
              -----     ------     ------     ------     ------     ------      ------      ------     ------     ------
Embedded
 Value......  10.0%     53,740     53,926     56,995     50,601     54,175      53,319      53,041     52,299     47,330
Adjusted Net
 Worth......            29,483     29,483     29,483     29,483     29,483      29,483      29,483     29,483     29,483
Value of In
 Force......  12.5%     24,512     24,727     27,071     22,578     24,911      24,129      23,992     23,129     18,872
Cost of
 Solvency
 Margin.....  12.5%     (6,887)    (6,875)    (6,727)    (6,981)    (6,887)     (6,887)     (6,887)    (6,565)    (5,225)
              -----     ------     ------     ------     ------     ------      ------      ------     ------     ------
Embedded
 Value......  12.5%     47,107     47,334     49,828     45,080     47,506      46,724      46,588     46,046     43,130
Adjusted Net
 Worth......            29,483     29,483     29,483     29,483     29,483      29,483      29,483     29,483     29,483
Value of In
 Force......  15.0%     20,391     20,637     22,566     19,128     20,761      20,037      19,988     19,254     16,293
Cost of
 Solvency
 Margin.....  15.0%     (7,469)    (7,455)    (7,329)    (7,526)    (7,469)     (7,469)     (7,469)    (7,132)    (5,837)
              -----     ------     ------     ------     ------     ------      ------      ------     ------     ------
Embedded
 Value......  15.0%     42,404     42,665     44,720     41,085     42,775      42,051      42,002     41,605     39,939

             Policyholder             Mortality                           Tax       Expense     Expense
               Dividend              Scenario 3  Morbidity  Morbidity    Exempt    Deduction   Deduction
              Scenario 2  Mortality  "+25% life  Scenario 2 Scenario 3 Scenario 2 Scenario 2  Scenario 3
                 "80%     Scenario 2    -25%       "120%       "70%       "0%      "All tax    "10% Not
             distributed"   "+25%"   annuitants"   table"     table"    exempt"   deductible" deductible"
             ------------ ---------- ----------- ---------- ---------- ---------- ----------- -----------
Adjusted Net
 Worth......    29,483      29,483     29,483      29,483     29,483     29,483     29,483      29,483
Value of In
 Force......    29,342      29,212     29,252      28,899     31,742     24,227     30,391      30,207
Cost of
 Solvency
 Margin.....    (6,044)     (6,004)    (6,013)     (6,010)    (6,075)    (6,340)    (6,042)     (6,042)
                ------      ------     ------      ------     ------     ------     ------      ------
Embedded
 Value......    52,781      52,691     52,722      52,372     55,150     47,369     53,832      53,648
Adjusted Net
 Worth......    29,483      29,483     29,483      29,483     29,483     29,483     29,483      29,483
Value of In
 Force......    23,696      23,642     23,680      23,360     25,695     19,565     24,592      24,431
Cost of
 Solvency
 Margin.....    (6,890)     (6,853)    (6,861)     (6,858)    (6,918)    (7,133)    (6,887)     (6,887)
                ------      ------     ------      ------     ------     ------     ------      ------
Embedded
 Value......    46,290      46,272     46,302      45,985     48,260     41,915     47,187      47,027
Adjusted Net
 Worth......    29,483      29,483     29,483      29,483     29,483     29,483     29,483      29,483
Value of In
 Force......    19,680      19,665     19,701      19,414     21,393     16,241     20,462      20,319
Cost of
 Solvency
 Margin.....    (7,471)     (7,439)    (7,445)     (7,443)    (7,496)    (7,676)    (7,469)     (7,469)
                ------      ------     ------      ------     ------     ------     ------      ------
Embedded
 Value......    41,692      41,709     41,739      41,454     43,379     38,047     42,476      42,333

Section 5 provides fuller descriptions of the various scenarios. Figures might not be additive due to rounding.

                                    Table 5

  Value of One Year's Sales of Long Term Business in the 12 months to 30 June
      2003 of China Life, with variation in assumptions under alternative scenarios (RMB million)

                                                                                        Expense     Lapse
                                                    Investment   Expense     Expense   Scenario 4 Scenario 2   Lapse
            Risk               Reserve   Investment Scenario 3 Scenario 2  Scenario 3  "Inflation  "Double   Scenario 3
          Discount            Scenario 2 Scenario 2   "Level     "c.90%      "c.100%    of 2.5%     1st 2     "Double
            Rate   Scenario 1 "Previous"  "Higher"     4%"     allowances" allowances"   p.a."      years"   all years"
          -------- ---------- ---------- ---------- ---------- ----------- ----------- ---------- ---------- ----------
Value of
 Sales
 before
 Cost
 of
 Solvency
 Margin..   10.0%    6,736      6,789      7,501      6,159       7,176       6,298      6,537      5,661      4,509
            12.5%    5,294      5,358      5,923      4,951       5,714       4,876      5,145      4,456      3,699
            15.0%    4,278      4,350      4,806      4,079       4,680       3,877      4,161      3,605      3,091
            ----     -----      -----      -----      -----       -----       -----      -----      -----      -----
Value of
 Sales
 after
 Cost
 of
 Solvency
 Margin..   10.0%    5,010      5,067      5,830      4,404       5,451       4,572      4,812      4,119      3,220
            12.5%    3,333      3,402      4,010      2,976       3,754       2,916      3,185      2,694      2,184
            15.0%    2,164      2,241      2,733      1,958       2,566       1,763      2,047      1,694      1,409

          Policyholder             Mortality                           Tax       Expense     Expense
            Dividend              Scenario 3  Morbidity  Morbidity    Exempt    Deduction   Deduction   Product
           Scenario 2  Mortality  "+25% life  Scenario 2 Scenario 3 Scenario 2 Scenario 2  Scenario 3     Mix
              "80%     Scenario 2    -25%       "120%       "70%       "0%      "All tax    "10% Not   Scenario
          distributed"   "+25%"   annuitants"   table"     table"    exempt"   deductible" deductible" "66%:34%"
          ------------ ---------- ----------- ---------- ---------- ---------- ----------- ----------- ---------
Value of
 Sales
 before
 Cost
 of
 Solvency
 Margin..    6,277       6,500       6,511      6,421      7,059      4,912       6,822       6,649      5,972
             4,901       5,109       5,119      5,037      5,556      3,794       5,376       5,212      4,733
             3,935       4,126       4,135      4,061      4,498      3,011       4,356       4,200      3,856
             -----       -----       -----      -----      -----      -----       -----       -----      -----
Value of
 Sales
 after
 Cost
 of
 Solvency
 Margin..    4,550       4,783       4,792      4,702      5,326      3,098       5,097       4,923      4,312
             2,940       3,156       3,164      3,082      3,590      1,762       3,415       3,251      2,842
             1,820       2,019       2,026      1,952      2,379        835       2,242       2,086      1,811

Section 5 provides fuller descriptions of the various scenarios. Figures might not be additive due to rounding.

                                    Table 6

 Value of One Year's Sales of Short Term Business in the 12 months to 30 June 2003 of China Life with variation in assumptions under alternative claim ratio scenarios (RMB million)

                                                                       Scenario 2 Scenario 3 Scenario 4
                                              Risk Discount             "Health    "Health   "Accident
                                                  Rate      Scenario 1   +10%"      -10%"      +10%"
                                              ------------- ---------- ---------- ---------- ----------
Value of Sales before Cost of Solvency Margin     10.0%        352        104        601          67
                                                  12.5%        326         85        566          50
                                                  15.0%        301         68        534          34
                                                  ----         ---        ---        ---        ----
Value of Sales after Cost of Solvency Margin.     10.0%        259         10        508         (26)
                                                  12.5%        206        (35)       446         (70)
                                                  15.0%        157        (76)       390        (110)

Section 5 provides fuller descriptions of the various scenarios. Figures might not be additive due to rounding.

            ANNEX B--VALUATION REPORT OF SALLMANNS (FAR EAST) LTD.

   The following is the text of a letter, summary of values and valuation certificates, prepared for the purpose of incorporation in this prospectus received from Sallmanns (Far East) Limited, an independent valuer, in connection with its valuation as at 30 September 2003 of the property interests of the Company.

[LOGO]


1 December 2003


The Directors
China Life Insurance Company Limited
No.16 Chaowai Avenue
Chaoyang District
Beijing
The People's Republic of China

Dear Sirs,

   In accordance with your instructions to value the property interests in which China Life Insurance Company Limited (hereinafter referred to as the "Company") has interest in the People's Republic of China (the "PRC"), we confirm that we have carried out inspections, made relevant enquiries and obtained such further information as we consider necessary for the purpose of providing you with our opinion of the values of the relevant property interests as at 30 September 2003.

   In valuing the property interests which are held by the Company, we have categorised the property interests into 36 sub-groups according to their location and the Company's management structure. The property interests of each sub-group are located in a province, an autonomous region, a directly administered municipality or a municipality with independent planning in the PRC, and are managed by a first-level (provincial) branch of the Company.

   Wherever possible, our valuations of the property interests are our opinion of the open market value which we would define as intended to mean "the best price at which an interest in a property would have been completed unconditionally for cash consideration on the date of the valuation assuming:

(a) a willing seller;

(b) that, prior to the date of valuation, there had been a reasonable period (having regard to the nature of the property and the state of the market) for the proper marketing of the interest, for the agreement of price and terms and for the completion of the sale;

(c) that the state of the market, level of values and other circumstances were, on any earlier assumed date of exchange of contracts, the same as on the date of valuation;

(d) that no account is taken of any additional bid by a purchaser with a special interest; and

(e) that both parties to the transaction had acted knowledgeably prudently and without compulsion."

   In cases where open market value basis is adopted, our valuations have been made on the assumption that the owner sells the property interests on the open market in their existing state without the benefit of a deferred terms contract, leaseback, joint venture, management agreement or any similar arrangement which would serve to affect the values of the property interests.

   For some property interests in Group I, our valuations are our opinion of their fair market value. Fair market value is defined as the estimated amount at which the subject asset in its continued use might be expected to be purchased and sold between a willing buyer and a willing seller, neither being under compulsion, each having a reasonable knowledge of all relevant facts, with equity to both, for continuation of the current operation of the relevant property interests as part of an on-going business.

   Where, due to the nature of the buildings and structures constructed on some property interests in Group I, there are no market sales comparables, the property interests have been valued on the basis of their depreciated replacement cost. Depreciated replacement cost is defined as "the aggregate amount of the value of the land for the existing use or a notional replacement site in the same locality, and the gross replacement cost of the buildings and other site works, from which appropriate deductions may then be made to allow for the age, condition, economic or functional obsolescence and environmental factors etc; all of these might result in the existing property being worth less to the undertaking in occupation than would a new replacement." This opinion of value does not necessarily represent the amount that might be realised from the disposal of the subject assets in the open market, and this basis has been used due to the lack of an established market upon which to base comparable transactions. However, this approach generally furnishes the most reliable indication of value for a property without a known used market.

   In valuing the property interests in Group I which are currently under construction, we have valued on the basis of their prevailing cost level and status of construction as at the date of valuation and we have assumed that all consents, approvals and licenses from the relevant government authorities for their development have been granted without any onerous conditions or undue delay, which might affect their values.

   The property interests in Group II which are rented by the Company have no commercial value due mainly to the short term nature or the prohibition against assignment or sub-letting or otherwise due to the lack of substantial profit rents.

   The Company holds land use rights in respect of 2,978 parcels of land with an aggregate site area of approximately 3,145,000 sq.m..


   The Company holds 3,443 completed buildings and various ancillary structures with an aggregate gross floor area of approximately 3,997,000 sq.m. and 65 buildings and structures which are under construction with an aggregate gross floor area of approximately 350,000 sq.m upon completion. Of the 3,443 buildings, 372 items with an aggregate gross floor area of approximately 66,800 sq.m. are leased to independent third parties.


   The Company also leases 2,597 buildings with an aggregate gross floor area of approximately 1,697,000 sq.m. from China Life Insurance (Group) Company ("CLIC"). Of the leased properties, 833 buildings with an aggregate gross floor area of approximately 637,000 sq.m. are owned by CLIC and 1,764 buildings with an aggregate gross floor area of approximately 1,060,000 sq.m. are subleased by CLIC from independent third parties. According to an opinion given by the Company's PRC legal adviser, King & Wood, the Property Leasing Agreement entered into between the Company and CLIC is lawful and the Company is entitled to occupy and use the leased properties under the Property Leasing Agreement. CLIC has undertaken to indemnify the Company against any losses, claims or impediments in relation to the use of the leased properties.


   In our valuations, we have complied with all the requirements contained in Practice Note 12 to the Rules Governing the Listing of Securities issued by The Stock Exchange of Hong Kong Limited except for those in respect of which waiver has been applied in respect of Rule 5.06(1) to (3) and paragraph 5(2)(a) of Practice Note

12 and paragraph (3a) of Practice Note 16 to the Rules Governing the Listing of Securities on the Stock Exchange of Hong Kong Limited. We have also complied with all the requirements contained in the Hong Kong Guidance Notes on the Valuation of Property Assets (2nd Edition) published by the Hong Kong Institute of Surveyors in March 2000.


   We have been shown copies of various title documents and official site plans relating to the property interests that are held by the Company. However, we have not searched the original documents to verify any amendments which may not appear on the copies handed to us. In our valuations, we have relied to a considerable extent on the legal opinion provided by the Company's legal adviser, King & Wood, on the PRC laws regarding the property interests of the Company in the PRC.

   We have not carried out detailed site measurements to verify the correctness of the site areas in respect of the relevant property interests but have assumed that the site areas shown on the documents and official site plans handed to us are correct. Based on our experience of valuation of similar property interests in the PRC, we consider the assumptions so made to be reasonable. All documents and contracts have been used as reference only and all dimensions measurements and areas are approximations. No on-site measurements have been taken.

   We have inspected the exterior and, where possible, the interior of the property interests that we have attributed values, in respect of which we have been provided with such information, as we have required for the purpose of our valuations. However, no structural survey has been made, but in the course of our inspection we did not note any apparent serious defects. We are not, however, able to report that the property interests are free from rot, infestation or any other structural defects. No tests were carried out to any of the services.

   No allowance has been made in our report for any charges, mortgage or amounts owing on the property interests nor for any expenses or taxation which may be incurred in effecting a sale. Unless otherwise stated, it is assumed that the property interests are free from encumbrances, restrictions and outgoings of an onerous nature which could affect their values.

   We have relied to a considerable extent on the information provided to us and have accepted advice given to us on such matters as planning approvals or statutory notices, easements, tenure, occupation, letting, rentals, site and floor areas and all other relevant matters.

   We have had no reason to doubt the truth and accuracy of the information provided to us by the Company. We have also sought and received confirmation from the Company that no material factors have been omitted from the information supplied. We consider that we have been provided with sufficient information to reach an informed view, and have no reason to suspect that any material information has been withheld.

   Unless otherwise stated, all monetary amounts stated in this report are in Renminbi (RMB).

   Our valuations are summarised below and the valuation certificates are attached.

                                                       Yours faithfully,
                                                       for and on behalf of
                                                       Sallmanns (Far East)
                                                         Limited

                                                       /s/ Paul L. Brown
                                                      -------------------------
                                                       Paul L. Brown
                                                       BSc. FRICS FHKIS
                                                       Director

Note: Paul L. Brown is a Chartered Surveyor who has 20 years of experience in the valuation of properties in the PRC and 23 years of property valuation experience in Hong Kong, the United Kingdom and the Asia-Pacific region.

                               SUMMARY OF VALUES



                                                                                      Capital value in existing
                                                                                             state as at
No. Property                                                                              30 September 2003
--- --------                                                                          -------------------------
                                                                                                 RMB
    Group I--Property interests held by the Company in the PRC

1.  Land, various buildings and structures located at Anhui Province, the PRC                       378,140,000

2.  Land, various buildings and structures located at Beijing, the PRC                              486,490,000

3.  Land, various buildings and structures located at Dalian City, Liaoning Province,                62,080,000
    the PRC

4.  Land, various buildings and structures located at Fujian Province (excluding                    407,650,000
    Xiamen City), the PRC

5.  Land, various buildings and structures located at Gansu Province, the PRC                        66,850,000

6.  Land, various buildings and structures located at Guangxi Zhuang Autonomous                     187,700,000
    Region, the PRC

7.  Land, various buildings and structures located at Guangdong Province                            526,450,000
    (excluding Shenzhen), the PRC

8.  Land, various buildings and structures located at Guizhou Province, the PRC                     143,840,000

9.  Land, various buildings and structures located at Hainan Province, the PRC                       26,060,000

10. Land, various buildings and structures located at Hebei Province , the PRC                      392,210,000

11. Land, various buildings and structures located at Henan Province, the PRC                       535,510,000

12. Land, various buildings and structures located at Heilongjiang Province, the PRC                456,390,000

13. Land, various buildings and structures located at Hubei Province, the PRC                       501,240,000

14. Land, various buildings and structures located at Hunan Province, the PRC                       702,230,000

15. Land, various buildings and structures located at Jilin Province, the PRC                       109,880,000

16. Land, various buildings and structures located at Jiangsu Province, the PRC                     985,490,000

17. Land, various buildings and structures located at Jiangxi Province, the PRC                     368,730,000

18. Land, various buildings and structures located at Liaoning Province (excluding                  412,850,000
    Dalian City), the PRC

19. Land, various buildings and structures located at Inner Mongolia Autonomous                     264,540,000
    Region, the PRC

20. Land, various buildings and structures located at Ningbo City, Zhejiang                         102,110,000
    Province, the PRC

21. Land, various buildings and structures located at Ningxia Hui Autonomous                         47,120,000
    Region, the PRC

22. Land, various buildings and structures located at Qingdao City, Shandong                        112,230,000
    Province, the PRC

23. Land, various buildings and structures located at Qinghai Province, the PRC                      81,650,000

                                                                                    Capital value in existing
                                                                                           state as at
No. Property                                                                            30 September 2003
--- --------                                                                        -------------------------
                                                                                               RMB

24. Land, various buildings and structures located at Shandong Province (excluding                546,710,000
    Qingdao City), the PRC

25. Land, various buildings and structures located at Shanxi Province,                            213,720,000
    the PRC

26. Land, various buildings and structures located at Shannxi Province,                           280,990,000
    the PRC

27. Land, various buildings and structures located at Shanghai, the PRC                           513,470,000

28. Land, various buildings and structures located at Shenzhen City, Guangdong                    134,850,000
    Province, the PRC

29. Land, various buildings and structures located at Sichuan Province, the PRC                   557,250,000

30. Land, various buildings and structures located at Tianjin, the PRC                             90,720,000

31. Land, various buildings and structures located at Xiamen City, Fujian Province,                41,200,000
    the PRC

32. Land, various buildings and structures located at Xinjiang Uygur Autonomous                   196,440,000
    Region, the PRC

33. Land, various buildings and structures located at Yunnan Province, the PRC                    180,170,000

34. Land, buildings and structures located at Zhejiang Province (excluding Ningbo                 742,170,000
    City), the PRC

35. Land, various buildings and structures located at Chongqing, the PRC                          101,130,000

36. A portion of a building located at Beijing (Head Office), the PRC                     No commercial value
                                                                                          -------------------
                                                                        Sub-total :            10,956,260,000
                                                                                          -------------------

    Group II--Property interests rented by the Company in the PRC

37. 101 leased properties located at Anhui Province, the PRC                              No Commercial Value

38. 28 leased properties located at Beijing, the PRC                                      No Commercial Value

39. 4 leased properties located at Dalian City, Liaoning Province, the PRC                No Commercial Value

40. 112 leased properties located at Fujian Province (excluding Xiamen City), the         No Commercial Value
    PRC

41. 150 leased properties located at Gansu Province, the PRC                              No Commercial Value

42. 56 leased properties located at Guangxi Zhuang Autonomous Region, the PRC             No Commercial Value

43. 230 leased properties located at Guangdong Province (excluding Shenzhen), the         No Commercial Value
    PRC

44. 49 leased properties located at Guizhou Province, the PRC                             No Commercial Value

45. 16 leased properties located at Hainan Province, the PRC                              No Commercial Value

46. 112 leased properties located at Hebei Province, the PRC                            No Commercial Value

                                                                                 Capital value in existing
                                                                                        state as at
No. Property                                                                         30 September 2003
--- --------                                                                     -------------------------
                                                                                            RMB

47. 168 leased properties located at Henan Province, the PRC                         No Commercial Value

48. 72 leased properties located at Heilongjiang Province, the PRC                   No Commercial Value

49. 97 leased properties located at Hubei Province, the PRC                          No Commercial Value

50. 80 leased properties located at Hunan Province, the PRC                          No Commercial Value

51. 65 leased properties located at Jilin Province, the PRC                          No Commercial Value

52. 97 leased properties located at Jiangsu Province, the PRC                        No Commercial Value

53. 93 leased properties located at Jiangxi Province, the PRC                        No Commercial Value

54. 52 leased properties located at Liaoning Province (excluding Dalian City),       No Commercial Value
    the PRC

55. 29 leased properties located at Inner Mongolia Autonomous Region,                  No Commercial Value
    the PRC

56. 58 leased properties located at Ningbo City, Zhejiang Province, the PRC          No Commercial Value

57. 24 leased properties located at Ningxia Hui Autonomous Region, the PRC           No Commercial Value

58. 14 leased properties located at Qingdao City, Shandong Province, the PRC         No Commercial Value

59. 11 leased properties located at Qinghai Province, the PRC                        No Commercial Value

60. 170 leased properties located at Shandong Province (exculding Qingdao City),     No Commercial Value
      the PRC

61. 147 leased properties located at Shanxi Province, the PRC                        No Commercial Value

62. 115 leased properties located at Shannxi Province, the PRC                       No Commercial Value

63. 32 leased properties located at Shanghai, the PRC                                No Commercial Value

64. 10 leased properties located at Shenzhen City, Guangdong Province, the PRC         No Commercial Value

65. 75 leased properties located at Sichuan Province, the PRC                          No Commercial Value

66. 11 leased properties located at Tianjin, the PRC                                   No Commercial Value

67. 11 leased properties located at Xiamen City, Fujian Province, the PRC              No Commercial Value

68. 61 leased properties located at Xinjiang Uygur Autonomous Region, the PRC          No Commercial Value

69. 105 leased properties located at Yunnan Province, the PRC                          No Commercial Value

70. 95 leased properties located at Zhejiang Province (excluding Ningbo City),         No Commercial Value
      the PRC

71. 46 leased properties located at Chongqing Sichuan Province, the PRC                No Commercial Value

72. 1 leased properties located at Beijing (Head Office), the PRC                      No Commercial Value
                                                                                       -------------------
                                                                      Sub-total:                       Nil
                                                                                       -------------------
                                                                          Total:            10,956,260,000
                                                                                       ===================

                            VALUATION  CERTIFICATE

Group I--Property interests held by the Company in the PRC

                                                                                         Capital value
                                                                                          in existing
                                                                                          state as at
                                                                                         30 September
No. Property                      Description and tenure       Particulars of occupancy      2003
--- --------                ---------------------------------- ------------------------- -------------
                                                                                              RMB
1.  Land, various buildings The properties comprise 126        The properties are         378,140,000
    and structures          office buildings and other         currently occupied by the
    located at              ancillary buildings and structures Company for office
    Anhui Province          with a total gross floor area of   purposes.
    The PRC                 approximately 144,468 sq.m.,
                            mainly completed in various
                            stages from 1984 to 2003 (the
                            "Completed Properties"). The
                            main buildings include office
                            buildings, storehouses, carports,
                            dining halls, etc.

                            The properties are located on 131
                            parcels of land with a total site
                            area of approximately 117,318
                            sq.m. for commercial use.

Notes:

1. Land Use Rights


    i. For the 131 parcels of land with a total site area of approximately 117,318 sq.m of the properties, CLIC has obtained either Granted Land Use Rights Certificates, or Allocated Land Use Rights Certificates, or Land Title Proof in CLIC's name, and the Company and CLIC are in the process of applying for change of registration of land user under the name of the Company.



   ii. According to an opinion given by the Company's PRC legal adviser, the land use rights pertaining to the 131 parcels of the land are legally owned by the Company. There is no material legal impediment to change title registration from CLIC to the Company. The Company can then freely occupy, let, transfer or mortgage the land use rights upon obtaining Land Use Rights Certificates.



  iii. CLIC has undertaken to have Land Use Rights Certificates registered under the name of the Company within 12 months from the incorporation date of the Company, to be responsible for all costs, expenses and claims incurred, and to indemnify the Company against all losses, claims charges or expenses arising from the formalizing/changing of land title registration.


2. Completed Properties


    i. For 125 buildings of the Completed Properties with a total gross floor area of approximately 138,137 sq.m, CLIC has obtained either Building Ownership Certificates or Building Title Proof. The Company and CLIC are in the process of applying for change of registration of building ownership under the name of the Company.



   ii. For the remaining one of building of the Completed Properties with a gross floor area of approximately 6,331 sq.m, we have not been provided with any Building Ownership Certificate or Building Title Proof. The Company and CLIC are in the process of formalizing/changing building title registration under the name of the Company. Thus we have attributed no commercial value to such building.

  iii. According to an opinion given by the Company's PRC legal adviser, the building ownership rights of 125 buildings of the Completed Properties with a total gross floor area of approximately 138,137 sq.m are legally owned by the Company. There is no material legal impediment for to change title registration of these 125 buildings of the Completed Properties from CLIC to the Company. The Company can then freely occupy, let, transfer or mortgage the buildings upon obtaining Building Ownership Certificates.



   iv. CLIC has undertaken to have Building Ownership Certificates registered under the name of the Company within 12 months (for those buildings with Building Title Proof should be within the valid period of the Building Title Proof ) from the incorporation date of the Company, to be responsible for all costs, expenses and claims incurred, and to indemnify the Company against all losses, claims, charges or expenses arising from the formalizing/changing of building title registration.



3. For reference purpose, we are of the opinion that the value of one building of Completed Property to which we have attributed no commercial value, is in the amount of RMB6,770,000 as at the valuation date, providing that all Building Ownership Certificates have been obtained by the Company and the Company is entitled to freely occupy, let, transfer or mortgage such properties.

                            VALUATION  CERTIFICATE

                                                                                        Capital value
                                                                                         in existing
                                                                                         state as at
                                                                                        30 September
No. Property                     Description and tenure       Particulars of occupancy      2003
--- --------                --------------------------------- ------------------------- -------------
                                                                                             RMB
2.  Land, various buildings The properties comprise 16 office The properties are         486,490,000
    and structures          buildings and other ancillary     currently occupied by the
    located at              buildings and structures with a   Company mainly for office
    Beijing                 total gross floor area of         purposes.
    The PRC                 approximately 60,486 sq.m.,
                            mainly completed in various
                            stages from 1984 to 2001 (the
                            "Completed Properties"). The
                            main buildings include office
                            buildings and composite buildings

                            The properties are located on 14
                            parcels of land with a total site
                            area of approximately 39,152
                            sq.m. for commercial use.

Notes:

1. Land Use Rights


    i. For the 14 parcels of land with a total site area of approximately 39,152 sq.m of the properties, CLIC has obtained either Granted Land Use Rights Certificates, or Allocated Land Use Rights Certificates, or Land Title Proof in CLIC's name, and the Company and CLIC are in the process of applying for change of registration of land user under the name of the Company.



   ii. According to an opinion given by the Company's PRC legal adviser, the land use rights pertaining to the 14 parcels of the land are legally owned by the Company. There is no material legal impediment to change title registration from CLIC to the Company. The Company can then freely occupy, let, transfer or mortgage the land use rights upon obtaining Land Use Rights Certificates.



  iii. CLIC has undertaken to have Land Use Rights Certificates registered under the name of the Company within 12 months from the incorporation date of the Company, to be responsible for all costs, expenses and claims incurred, and to indemnify the Company against all losses, claims, charges or expenses arising from the formalizing/changing of land title registration.


2. Completed Properties


    i. For 16 buildings of the Completed Properties with a total gross floor area of approximately 60,486 sq.m, CLIC has obtained either Building Ownership Certificates or Building Title Proof. The Company and CLIC are in the process of applying for change of registration of building ownership under the name of the Company.



   ii. According to an opinion given by the Company's PRC legal adviser, the building ownership rights of 16 buildings of the Completed Properties with a total gross floor area of approximately 60,486 sq.m are legally owned by the Company. There is no material legal impediment for the 16 buildings to change title registration from CLIC to the Company. The Company can then freely occupy, let, transfer or mortgage the buildings upon obtaining Building Ownership Certificates.

  iii. CLIC has undertaken to have Building Ownership Certificates registered under the name of the Company within 12 months (for those buildings with Building Title Proof should be within the valid period of the Building Title Proof) from the incorporation date of the Company, to be responsible for all costs, expenses and claims incurred, and to indemnify the Company against all losses, claims, charges or expenses arising from the formalizing/changing of building title registration.

                            VALUATION  CERTIFICATE

                                                                                          Capital value
                                                                                           in existing
                                                                                           state as at
                                                                                          30 September
No. Property                     Description and tenure        Particulars of occupancy       2003
--- --------                --------------------------------- --------------------------- -------------
                                                                                               RMB
3.  Land, various buildings The properties comprise 17 office The properties are           62,080,000
    and structures          buildings and other ancillary     currently occupied by the
    located at              buildings and structures with a   Company for office
    Dalian City             total gross floor area of         purposes, exempt for
    Liaoning Province       approximately 19,449 sq.m.,       those, which comprise 2
    The PRC                 mainly completed in various       Completed Properties with
                            stages from 1989 to 1999 (the     a total gross floor area of
                            "Completed Properties"). The      approximately 334 sq.m.
                            main buildings include office     which are leased to
                            buildings.                        independent third parties.

                            The properties are located on 17
                            parcels of land with a total site
                            area of approximately 8,203 sq.m.
                            for commercial use.

Notes:

1. Land Use Rights


    i. For the 17 parcels of land with a total site area of approximately 8,203 sq.m of the properties, CLIC has obtained either Granted Land Use Rights Certificates, or Allocated Land Use Rights Certificates, or Land Title Proof in CLIC's name, and the Company and CLIC are in the process of applying for change of registration of land user under the name of the Company.



   ii. According to an opinion given by the Company's PRC legal adviser, the land use rights pertaining to the 17 parcels of the land are legally owned by the Company. There is no material legal impediment to change title registration from CLIC to the Company. The Company can then freely occupy, let, transfer or mortgage the land use rights upon obtaining Land Use Rights Certificates.



  iii. CLIC has undertaken to have Land Use Rights Certificates registered under the name of the Company within 12 months from the incorporation date of the Company, to be responsible for all costs, expenses and claims incurred, and to indemnify the Company against all losses, claims, charges or expenses arising from the formalizing/changing of land title registration.


2. Completed Properties


    i. For 17 buildings of the Completed Properties with a total gross floor area of approximately 19,449 sq.m, CLIC has obtained either Building Ownership Certificates or Building Title Proof. The Company and CLIC are in the process of applying for change of registration of building ownership under the name of the Company.



   ii. According to an opinion given by the Company's PRC legal adviser, the building ownership rights of 17 buildings of the Completed Properties with a total gross floor area of approximately 19,449 sq.m are legally owned by the Company. There is no material legal impediment for the 17 buildings to change title registration from CLIC to the Company. The Company can then freely occupy, let, transfer or mortgage the buildings upon obtaining Building Ownership Certificates.



  iii. CLIC has undertaken to have Building Ownership Certificates registered under the name of the Company within 12 months (for those buildings with Building Title Proof should be within the valid period of the Building Title Proof) from the incorporation date of the Company, to be responsible for all costs, expenses and claims incurred, and to indemnify the Company against all losses, claims, charges or expenses arising from the formalizing/changing of building title registration.

                            VALUATION  CERTIFICATE

                                                                                           Capital value
                                                                                            in existing
                                                                                            state as at
                                                                     Particulars of        30 September
No. Property                      Description and tenure               occupancy               2003
--- --------                ---------------------------------- --------------------------- -------------
                                                                                                RMB
4.  Land, various buildings The properties comprise 165        The properties are           407,650,000
    and structures          office buildings and other         currently occupied by the
    located at              ancillary buildings and structures Company mainly for office
    Fujian Province         with a total gross floor area of   purposes, exempt for
    (excluding Xiamen City) approximately 158,404 sq.m.,       those, which comprise 25
    The PRC                 mainly completed in various        Completed Properties with
                            stages from 1992 to 1998 (the      a total gross floor area of
                            "Completed Properties"). The       approximately 3,340 sq.m.
                            main buildings include office      which are leased to
                            buildings, storehouses, carports,  independent third parties.
                            dining halls etc.

                            The properties also comprise 7
                            buildings which are under
                            construction as at the date of
                            valuation (the "CIP Properties").
                            The estimated total construction
                            cost is approximately
                            RMB 58,430,000, of which some
                            RMB 39,590,000 has been
                            incurred as at the valuation date.
                            The total gross floor area of the
                            buildings will be 24,173 sq.m.
                            upon completion. The CIP
                            properties are scheduled to be
                            completed in about 2005.

                            The properties are located on 154
                            parcels of land with a total site
                            area of approximately 65,181
                            sq.m.for commercial use.

Notes:

I. Land Use Rights



    i. For the 154 parcels of land with a total site area of approximately 65,181 sq.m of the properties, CLIC has obtained either Granted Land Use Rights Certificates, or Allocated Land Use Rights Certificates, or Land Title Proof in CLIC's name, and the Company and CLIC are in the process of applying for change of registration of land user under the name of the Company.



   ii. According to an opinion given by the Company's PRC legal adviser, the land use rights pertaining to the 154 parcels of the land are legally owned by the Company. There is no material legal impediment to change title registration from CLIC to the Company. The Company can then freely occupy, let, transfer or mortgage the land use rights upon obtaining Land Use Rights Certificates.



  iii. CLIC has undertaken to have Land Use Rights Certificates registered under the name of the Company within 12 months from the incorporation date of the Company, to be responsible for all costs, expenses and claims incurred, and to indemnify the Company against all losses, claims, charges or expenses arising from the formalizing/changing of land title registration.

2. Completed Properties and CIP Properties


    i. For 146 buildings of the Completed Properties with a total gross floor area of approximately 137,281 sq.m, CLIC has obtained either Building Ownership Certificates or Building Title Proof. The Company and CLIC are in the process of applying for change of registration of building ownership under the name of the Company.


   ii. For the 7 CIP Properties, CLIC has obtained various relevant approvals to undertake the construction


  iii. For the remaining 19 buildings of the Completed Properties with a total gross floor area of approximately 21,123 sq.m, we have not been provided with any Building Ownership Certificates or Building Title Proof. The Company and CLIC are in the process of formalizing/changing building title registration under the name of the Company. Thus, we have attributed no commercial value to such buildings.



   iv. According to an opinion given by the Company's PRC legal adviser, the building ownership rights of 146 buildings of the Completed Properties with a total gross floor area of approximately 137,281 sq.m and the 7 CIP Properties are legally owned by the Company. There is no material legal impediment for the 146 buildings to change title registration from CLIC to the Company. There is no material legal impediment for the Company to obtain Building Ownership Certificates for the 7 CIP Properties upon their completion. The Company can then freely occupy, let, transfer or mortgage the buildings (including CIP Properties after completion) upon obtaining Building Ownership Certificates.



    v. CLIC has undertaken to have Building Ownership Certificates registered under the name of the Company within 12 months (for those buildings with Building Title Proof should be within the valid period of the Building Title Proof and for the CIP Properties should be upon their completion) from the incorporation date of the Company, to be responsible for all costs, expenses and claims incurred, and to indemnify the Company against all losses, claims, charges or expenses arising from the formalizing/changing of building title registration.



3. For reference purpose, we are of the opinion that the values of the Completed Properties to which we have attributed no commercial value, are in the amount of RMB 37,440,000, as at the valuation date providing that all Building Ownership Certificates have been obtained by the Company and the Company is entitled to freely occupy, let, transfer or mortgage such properties.

                            VALUATION  CERTIFICATE

                                                                                          Capital value
                                                                                           in existing
                                                                                           state as at
                                                                                          30 September
No. Property                       Description and tenure       Particulars of occupancy      2003
--- --------                  --------------------------------- ------------------------- -------------
                                                                                               RMB
5.  Land, various buildings   The properties comprise 35 office The properties are         66,850,000
    and structures located at buildings and other ancillary     currently occupied by the
    Gansu Province            buildings and structures with a   Company mainly for office
    The PRC                   total gross floor area of         purposes.
                              approximately 49,315 sq.m.,
                              mainly completed in various
                              stages from 1986 to 2002 (the
                              "Completed Properties"). The
                              main buildings include office
                              buildings, guardrooms etc.

                              The properties are located on 35
                              parcels of land with a total site
                              area of approximately 47,885
                              sq.m. for commercial use.

Notes:

1. Land Use Rights


    i. For the 35 parcels of land with a total site area of approximately 47,885 sq.m of the properties, CLIC has obtained either Granted Land Use Rights Certificates, or Allocated Land Use Rights Certificates, or Land Title Proof in CLIC's name, and the Company and CLIC are in the process of applying for change of registration of land user under the name of the Company.



   ii. According to an opinion given by the Company's PRC legal adviser, the land use rights pertaining to the 35 parcels of the land are legally owned by the Company. There is no material legal impediment to change title registration from CLIC to the Company. The Company can then freely occupy, let, transfer or mortgage the land use rights upon obtaining Land Use Rights Certificates.



  iii. CLIC has undertaken to have Land Use Rights Certificates registered under the name of the Company within 12 months from the incorporation date of the Company, to be responsible for all costs, expenses and claims incurred, and to indemnify the Company against all losses, claims, charges or expenses arising from the formalizing/changing of land title registration.


2. Completed Properties


    i. For 35 buildings of the Completed Properties with a total gross floor area of approximately 49,315 sq.m, CLIC has obtained either Building Ownership Certificates or Building Title Proof. The Company and CLIC are in the process of applying for change of registration of building ownership under the name of the Company.



   ii. According to an opinion given by the Company's PRC legal adviser, the building ownership rights of 35 buildings of the Completed Properties with a total gross floor area of approximately 49,315 sq.m are legally owned by the Company. There is no material legal impediment for the 35 buildings to change title registration from CLIC to the Company. The Company can then freely occupy, let, transfer or mortgage the buildings upon obtaining Building Ownership Certificates.

  iii. CLIC has undertaken to have Building Ownership Certificates registered under the name of the Company within 12 months (for those buildings with Building Title Proof should be within the valid period of the Building Title Proof) from the incorporation date of the Company, to be responsible for all costs, expenses and claims incurred, and to indemnify the Company against all losses, claims, charges or expenses arising from the formalizing/changing of building title registration.

                            VALUATION  CERTIFICATE

                                                                                               Capital value
                                                                                                in existing
                                                                                                state as at
                                                                                               30 September
No. Property                       Description and tenure             Particulars of occupancy     2003
--- --------           ---------------------------------------------- ------------------------ -------------
                                                                                                    RMB
6.  Land, various      The properties comprise 98 office buildings     The properties are       187,700,000
    buildings and      and other ancillary buildings and structures    currently occupied by
    structures located with a total gross floor area of approximately  the Company mainly
    at Guangxi Zhuang  77,477 sq.m., mainly completed in various       for office purposes,
    Autonomous Region  stages from 1978 to 2002 (the "Completed        exempt for this,
    The PRC            Properties"). The main buildings include        which comprises 1
                       office buildings, carports, storehouses, etc.   Completed Property
                                                                       with a gross floor
                       The properties also comprise 2 buildings        area of approximately
                       which are under construction as at the date of  90 sq.m. which is
                       valuation (the "CIP Properties"). The           leased to independent
                       estimated total construction cost is            third parties.
                       approximately RMB 19,650,000, of which
                       some RMB 9,340,000 has been incurred as at
                       the valuation date. The total gross floor area
                       of the buildings will be 6,680 sq.m. upon
                       completion. The CIP Properties are
                       scheduled to be completed in 2004.

                       The properties are located on 101 parcels of land with a total site area of approximately
                       74,427 sq.m. for commercial use.

Notes:

1. Land Use Rights


    i. For the 101 parcels of land with a total site area of approximately 74,427 sq.m. of the properties, CLIC has obtained either Granted Land Use Rights Certificates, or Allocated Land Use Rights Certificates, or Land Title Proof in CLIC's name, and the Company and CLIC are in the process of applying for change of registration of land user under the name of the Company.



   ii. According to an opinion given by the Company's PRC legal adviser, the land use rights pertaining to the 101 parcels of the land are legally owned by the Company. There is no material legal impediment to change title registration from CLIC to the Company. The Company can then freely occupy, let, transfer or mortgage the land use rights upon obtaining Land Use Rights Certificates.



  iii. CLIC has undertaken to have Land Use Rights Certificates registered under the name of the Company within 12 months from the incorporation date of the Company, to be responsible for all costs, expenses and claims incurred, and to indemnify the Company against all losses, claims, charges or expenses arising from the formalizing/changing of land title registration.


2. Completed Properties and CIP Properties


    i. For 95 buildings of the Completed Properties with a total gross floor area of approximately 76,327 sq.m, CLIC has obtained either Building Ownership Certificates or Building Title Proof. The Company and CLIC are in the process of applying for change of registration of building ownership under the name of the Company.

   ii. For 1 CIP Property, CLIC has obtained various relevant approvals to undertake the construction. For the remaining building of the CIP Properties, the Company and CLIC are in the process of application of relevant approvals to undertake the construction.



  iii. For the remaining 3 buildings of the Completed Properties with a total gross floor area of approximately 1,150 sq.m, we have not been provided with any Building Ownership Certificates or Building Title Proof. The Company and CLIC are in the process of formalizing/changing building title registration under the name of the Company. Thus, we have attributed no commercial value to such buildings.



   iv. According to an opinion given by the Company's PRC legal adviser, the building ownership rights of 95 buildings of the Completed Properties with a total gross floor area of approximately 76,327 sq.m and 1 CIP Property are legally owned by the Company. There is no material legal impediment for the 95 buildings to change title registration from CLIC to the Company. There is no material legal impediment for the Company to obtain Building Ownership Certificates for 1 CIP Property upon their completion. The Company can then freely occupy, let, transfer or mortgage the buildings (including CIP Properties after completion) upon obtaining Building Ownership Certificates.



     v CLIC has undertaken to have Building Ownership Certificates registered under the name of the Company within 12 months (for those buildings with Building Title Proof should be within the valid period of the Building Title Proof and for the CIP Properties should be upon their completion) from the incorporation date of the Company, to be responsible for all costs, expenses and claims incurred, and to indemnify the Company against all losses, claims, charges or expenses arising from the formalizing/changing of building title registration.



3. For reference purpose, we are of the opinion that the values of the Completed Properties and CIP Properties to which we have attributed no commercial value, are in the amount of RMB 8,280,000 as at the valuation date providing that Building Ownership Certificates and Construction Permits have been obtained by the Company and the Company is entitled to freely occupy, let, transfer or mortgage such properties.

                            VALUATION  CERTIFICATE

                                                                                               Capital value
                                                                                          in existing state as at
No. Property                    Description and tenure         Particulars of occupancy      30 September 2003
--- --------              ----------------------------------- --------------------------- -----------------------
                                                                                                    RMB
 7  Land, various         The properties comprise 243         The properties are                526,450,000
    buildings and         office buildings and other          currently occupied by the
    structures located at ancillary buildings and structures  Company mainly for office
    Guangdong             with a total gross floor area of    purposes, exempt for
    Province (excluding   approximately 192,473 sq.m.,        those, which comprise 7
    Shenzhen )            mainly completed in various         Completed Properties with
    The PRC               stages from 1982 to 2001 (the       a total gross floor area of
                          "Completed Properties"). The        approximately 1,021 sq.m.
                          main buildings include office       which are leased to
                          buildings, storehouses, carports,   independent third parties.
                          dining halls, etc.

                          The properties also comprise 3
                          buildings which are under
                          construction as at the date of
                          valuation (the "CIP Properties").
                          The estimated total construction
                          cost is approximately RMB
                          61,780,000, of which some RMB
                          42,830,000 has been incurred as at
                          the valuation date. The total gross
                          floor area of the buildings will be
                          17,070 sq.m. upon completion.
                          The CIP Properties are scheduled
                          to be completed in 2004.

                          The properties are located on 225
                          parcels of land with a total site
                          area of approximately 61,551
                          sq.m. for commercial use.

Notes:

1. Land Use Rights


    i. For the 225 parcels of land with a total site area of approximately 61,551 sq.m of the properties, CLIC has obtained either Granted Land Use Rights Certificates, or Allocated Land Use Rights Certificates, or Land Title Proof in CLIC's name, and the Company and CLIC are in the process of applying for change of registration of land user under the name of the Company.



   ii. According to an opinion given by the Company's PRC legal adviser, the land use rights pertaining to the 225 parcels of the land are legally owned by the Company. There is no material legal impediment to change title registration from CLIC to the Company. The Company can then freely occupy, let, transfer or mortgage the land use rights upon obtaining Land Use Rights Certificates.



  iii. CLIC has undertaken to have Land Use Rights Certificates registered under the name of the Company within 12 months from the incorporation date of the Company, to be responsible for all costs, expenses and claims incurred, and to indemnify the Company against all losses, claims, charges or expenses arising from the formalizing/changing of land title registration.

2. Completed Properties and CIP Properties


    i. For 243 buildings of the Completed Properties with a total gross floor area of approximately 192,473 sq.m, CLIC has obtained either Building Ownership Certificates or Building Title Proof. The Company and CLIC are in the process of applying for change of registration of building ownership under the name of the Company.



   ii. For the 3 CIP Properties, CLIC has obtained various relevant approvals to undertake the construction.



  iii. According to an opinion given by the Company's PRC legal adviser, the building ownership rights of 243 buildings of the Completed Properties with a total gross floor area of approximately 192,473 sq.m and the 3 CIP Properties are legally owned by the Company. There is no material legal impediment for the 243 buildings to change title registration from CLIC to the Company. There is no material legal impediment for the Company to obtain Building Ownership Certificates for the 3 CIP Properties upon their completion. The Company can then freely occupy, let, transfer or mortgage the buildings (including CIP Properties after completion) upon obtaining Building Ownership Certificates.



   iv. CLIC has undertaken to have Building Ownership Certificates registered under the name of the Company within 12 months (for those buildings with Building Title Proof should be within the valid period of the Building Title Proof and for the CIP Properties should be upon their completion) from the incorporation date of the Company, to be responsible for all costs, expenses and claims incurred, and to indemnify the Company against all losses, claims, charges or expenses arising from the formalizing/changing of building title registration.

                            VALUATION  CERTIFICATE

                                                                                             Capital value
                                                                                              in existing
                                                                                              state as at
                                                                                             30 September
No. Property                        Description and tenure        Particulars of occupancy       2003
--- --------                  ---------------------------------- --------------------------- -------------
                                                                                                  RMB
 8  Land, various buildings   The properties comprise 108        The properties are           143,840,000
    and structures located at office buildings and other         currently occupied by the
    Guizhou Province          ancillary buildings and structures Company mainly for office
    The PRC                   with a total gross floor area of   purposes, exempt for
                              approximately 69,978 sq.m.,        those, which comprise 36
                              mainly completed in various        Completed Properties with
                              stages from 1971 to 2002 (the      a total gross floor area of
                              "Completed Properties"). The       approximately 1,692 sq.m.
                              main buildings include office      which are leased to
                              buildings, carports, hostel, etc.  independent third parties.

                              The properties also comprise 2
                              buildings which are under
                              construction as at the date of
                              valuation (the "CIP Properties").
                              The estimated total construction
                              cost is approximately
                              RMB 18,060,000, of which some
                              RMB 17,130,000 has been
                              incurred as at the valuation date.
                              The total gross floor area of the
                              buildings will be 9,599 sq.m. upon
                              completion. The CIP properties
                              are scheduled to be completed in
                              2004.

                              The properties are located on 102
                              parcels of land with a total site
                              area of approximately 59,545
                              sq.m. for commercial use.

Notes:

1. Land Use Rights


    i. For the 102 parcels of land with a total site area of approximately 59,545 sq.m of the properties, CLIC has obtained either Granted Land Use Rights Certificates, or Allocated Land Use Rights Certificates, or Land Title Proof in CLIC's name, and the Company and CLIC are in the process of applying for change of registration of land user under the name of the Company.



   ii. According to an opinion given by the Company's PRC legal adviser, the land use rights pertaining to the 102 parcels of the land are legally owned by the Company. There is no material legal impediment to change title registration from CLIC to the Company. The Company can then freely occupy, let, transfer or mortgage the land use rights upon obtaining Land Use Rights Certificates.



  iii. CLIC has undertaken to have Land Use Rights Certificates registered under the name of the Company within 12 months from the incorporation date of the Company, to be responsible for all costs, expenses and claims incurred, and to indemnify the Company against all losses, claims, charges or expenses arising from the formalizing/changing of land title registration.

2. Completed Properties and CIP Properties


    i. For 104 buildings of the Completed Properties with a total gross floor area of approximately 65,126 sq.m, CLIC has obtained either Building Ownership Certificates or Building Title Proof. The Company and CLIC are in the process of applying for change of registration of building ownership under the name of the Company.


   ii. For the 2 CIP Properties, CLIC has obtained various relevant approvals to construction.


  iii. For the 4 buildings of the Completed Properties with a total gross floor area of approximately 4,852 sq.m, we have not been provided with any Building Ownership Certificates or Building Title Proof. The Company and CLIC are in the process of formalizing/changing building title registration under the name of the Company. Thus, we have attributed no commercial value to such buildings.



   iv. According to an opinion given by the Company's PRC legal adviser, the building ownership rights of 104 buildings of the Completed Properties with a total gross floor area of approximately 65,126 sq.m and the 2 CIP Properties are legally owned by the Company. There is no material legal impediment for the 104 buildings to change title registration from CLIC to the Company. There is no material legal impediment for the Company to obtain Building Ownership Certificates for the 2 CIP Properties upon their completion. The Company can then freely occupy, let, transfer or mortgage the buildings (including CIP Properties after completion) upon obtaining Building Ownership Certificates.



    v. CLIC has undertaken to have Building Ownership Certificates registered under the name of the Company within 12 months (for those buildings with Building Title Proof should be within the valid period of the Building Title Proof and for the CIP Properties should be upon their completion) from the incorporation date of the Company, to be responsible for all costs, expenses and claims incurred, and to indemnify the Company against all losses, claims, charges or expenses arising from the formalizing/changing of building title registration.



3. For reference purpose, we are of the opinion that the values of the Completed Properties to which we have attributed no commercial value, are in the amount of RMB 7,140,000 as at the valuation date, providing that all Building Ownership Certificates have been obtained by the Company and the Company is entitled to freely occupy, let, transfer or mortgage such properties.

                            VALUATION  CERTIFICATE

                                                                                              Capital value
                                                                                            in existing state
                                                                                                  as at
                                                                                              30 September
No. Property                       Description and tenure        Particulars of occupancy         2003
--- --------                  --------------------------------- --------------------------- -----------------
                                                                                                   RMB
9.  Land, various buildings   The properties comprise 16 office The properties are             26,060,000
    and structures located at buildings and other ancillary     currently occupied by the
    Hainan Province           buildings and structures with a   Company for office
    The PRC                   total gross floor area of         purposes, exempt for
                              approximately 12,146 sq.m.,       those, which comprise 3
                              mainly completed in various       Completed Properties with
                              stages from 1986 to 2000 (the     a total gross floor area of
                              "Completed Properties"). The      approximately 570 sq.m.
                              main buildings include office     which are leased to
                              buildings, carports, hostel, etc. independent third parties.

                              The properties are located on 16
                              parcels of land with a total site
                              area of approximately 20,050
                              sq.m. for commercial use.

Notes:

1. Land Use Rights


    i. For the 16 parcels of land with a total site area of approximately 20,050 sq.m of the properties, CLIC has obtained either Granted Land Use Rights Certificates, or Allocated Land Use Rights Certificates, or Land Title Proof in CLIC's name, and the Company and CLIC are in the process of applying for change of registration of land user under the name of the Company.



   ii. According to an opinion given by the Company's PRC legal adviser, the land use rights pertaining to the 16 parcels of the land are legally owned by the Company. There is no material legal impediment to change title registration from CLIC to the Company. The Company can then freely occupy, let, transfer or mortgage the land use rights upon obtaining Land Use Rights Certificates.



  iii. CLIC has undertaken to have Land Use Rights Certificates registered under the name of the Company within 12 months from the incorporation date of the Company, to be responsible for all costs, expenses and claims incurred, and to indemnify the Company against all losses, claims, charges or expenses arising from the formalizing/changing of land title registration.


2. Completed Properties


    i. For 16 buildings of the Completed Properties with a total gross floor area of approximately 12,146 sq.m, CLIC has obtained either Building Ownership Certificates or Building Title Proof. The Company and CLIC are in the process of applying for change of registration of building ownership under the name of the Company.



   ii. According to an opinion given by the Company's PRC legal adviser, the building ownership rights of 16 buildings of the Completed Properties with a total gross floor area of approximately 12,146 sq.m are legally owned by the Company. There is no material legal impediment for the 16 buildings to change title registration from CLIC to the Company. The Company can then freely occupy, let, transfer or mortgage the buildings upon obtaining Building Ownership Certificates.



  iii. CLIC has undertaken to have Building Ownership Certificates registered under the name of the Company within 12 months (for those buildings with Building Title Proof should be within the valid period of the Building Title Proof) from the incorporation date of the Company, to be responsible for all costs, expenses and claims incurred, and to indemnify the Company against all losses, claims charges or expenses arising from the formalizing/changing of building title registration.

                            VALUATION  CERTIFICATE

                                                                                             Capital value
                                                                                              in existing
                                                                                              state as at
                                                                       Particulars of        30 September
No. Property                        Description and tenure               occupancy               2003
--- --------                  ---------------------------------- --------------------------- -------------
                                                                                                  RMB
10. Land, various buildings   The properties comprise 120        The properties are           392,210,000
    and structures located at office buildings and other         currently occupied by the
    Hebei Province            ancillary buildings and structures Company mainly for office
    The PRC                   with a total gross floor area of   purposes, exempt for
                              approximately 126,672 sq.m.,       those, which comprise 5
                              mainly completed in various        Completed Properties with
                              stages from 1984 to 2001 (the      a total gross floor area of
                              "Completed Properties"). The       approximately 95 sq.m.
                              main buildings include office      which are leased to
                              buildings, boiler rooms,           independent third parties.
                              guardrooms, carports, etc.

                              The properties also comprise 11
                              buildings and various structures
                              which are under construction as at
                              the date of valuation (the "CIP
                              Properties"). The estimated total
                              construction cost is approximately
                              RMB 245,970,000 of which some
                              RMB 157,770,000 has been
                              incurred as at the valuation date.
                              The total gross floor area of the
                              buildings will be 58,951 sq.m.
                              upon completion. The CIP
                              Properties are scheduled to be
                              completed in 2004.

                              The properties are located on 111
                              parcels of land with a total site
                              area of approximately 180,695
                              sq.m. for commercial use.

Notes:

1. Land Use Rights


    i. For the 111 parcels of land with a total site area of approximately 180,695 sq.m of the properties, CLIC has obtained either Granted Land Use Rights Certificates, or Allocated Land Use Rights Certificates, or Land Title Proof in CLIC's name, and the Company and CLIC are in the process of applying for change of registration of land user under the name of the Company.



   ii. According to an opinion given by the Company's PRC legal adviser, the land use rights pertaining to the 111 parcels of the land are legally owned by the Company. There is no material legal impediment to change title registration from CLIC to the Company. The Company can then freely occupy, let, transfer or mortgage the land use rights upon obtaining Land Use Rights Certificates.



  iii. CLIC has undertaken to have Land Use Rights Certificates registered under the name of the Company within 12 months from the incorporation date of the Company, to be responsible for all costs, expenses and claims incurred, and to indemnify the Company against all losses, claims, charges or expenses arising from the formalizing/changing of land title registration.


2. Completed Properties and CIP Properties


    i. For 117 buildings of the Completed Properties with a total gross floor area of approximately 123,572 sq.m, CLIC has obtained either Building Ownership Certificates or Building Title Proof. The Company and CLIC are in the process of applying for change of registration of building ownership under the name of the Company.



   ii. For the 8 CIP Properties, CLIC has obtained various relevant approvals to undertake the construction. For 3 CIP Properties, the Company and CLIC are in the process of application of relevant approvals to undertake the construction.



  iii. For the 3 buildings of the Completed Properties with a total gross floor area of 3,100 sq.m, we have not been provided with any Building Ownership Certificates or Building Title Proof. The Company and CLIC are in the process of formalizing /changing building title registration under the name of the Company. Thus, we have attributed no commercial value to such buildings.



   iv. According to an opinion given by the Company's PRC legal adviser, the building ownership rights of 117 buildings of the Completed Properties with a total gross floor area of approximately 123,572 sq.m and the 8 CIP Properties are legally owned by the Company. There is no material legal impediment for the 117 buildings to change title registration from CLIC to the Company. There is no material legal impediment for the Company to obtain Building Ownership Certificates for the 8 CIP Properties upon their completion. The Company can then freely occupy, let, transfer or mortgage the buildings (including CIP Properties after completion) upon obtaining Building Ownership Certificates.



    v. CLIC has undertaken to have Building Ownership Certificates registered under the name of the Company within 12 months (for those buildings with Building Title Proof should be within the valid period of the Building Title Proof and for the CIP Properties should be upon their completion) from the incorporation date of the Company, to be responsible for all costs, expenses and claims incurred, and to indemnify the Company against all losses, claims, charges or expenses arising from the formalizing/changing of building title registration.



3. For reference purpose, we are of the opinion that the values of the Completed Properties and CIP Properties to which we have attributed no commercial value, are in the amount of RMB 30,840,000 as at the valuation date providing that all Building Ownership Certificates and Construction Permits have been obtained by the Company and the Company is entitled to freely occupy, let, transfer or mortgage such properties.

                            VALUATION  CERTIFICATE

                                                                                              Capital value
                                                                                               in existing
                                                                                               state as at
                                                                        Particulars of        30 September
No. Property                        Description and tenure                occupancy               2003
--- --------                  ----------------------------------- --------------------------- -------------
                                                                                                   RMB
11. Land, various buildings   The properties comprise 186         The properties are           535,510,000
    and structures located at office buildings and other          currently occupied by the
    Henan Province            ancillary buildings and structures  Company mainly for office
    The PRC                   with a total gross floor area of    purposes, exempt for
                              approximately 260,635 sq.m.,        those, which comprise 14
                              mainly completed in various         Completed Properties with
                              stages from 1983 to 2002 (the       a total gross floor area of
                              "Completed Properties"). The        approximately 536 sq.m.
                              main buildings include office       which are leased to
                              buildings, boiler rooms,            independent third parties.
                              guardrooms, carports, etc.

                              The properties also comprise 1
                              building which is under
                              construction as at the date of
                              valuation (the "CIP Property").
                              The estimated total construction
                              cost is approximately
                              RMB 13,500,000, of which some
                              RMB 13,000,000 has been
                              incurred at the valuation date. The
                              gross floor area of the building
                              will be 7,127 sq.m. upon
                              completion. The CIP Property are
                              scheduled to be completed in
                              2004.

                              The properties are located on 122
                              parcels of land with a total site
                              area of approximately 255,156
                              sq.m. for commercial use.

Notes:

1. Land Use Rights


    i. For the 122 parcels of land with a total site area of approximately 255,156 sq.m of the properties, CLIC has obtained either Granted Land Use Rights Certificates, or Allocated Land Use Rights Certificates, or Land Title Proof in CLIC's name, and the Company and CLIC are in the process of applying for change of registration of land user under the name of the Company.



   ii. According to an opinion given by the Company's PRC legal adviser, the land use rights pertaining to the 122 parcels of the land are legally owned by the Company. There is no material legal impediment to change title registration from CLIC to the Company. The Company can then freely occupy, let, transfer or mortgage the land use rights upon obtaining Land Use Rights Certificates.



  iii. CLIC has undertaken to have Land Use Rights Certificates registered under the name of the Company within 12 months from the incorporation date of the Company, to be responsible for all costs, expenses and claims incurred, and to indemnify the Company against all losses, claims, charges or expenses arising from the formalizing/changing of land title registration.


2. Completed Properties and CIP Properties


    i. For 182 buildings of the Completed Properties with a total gross floor area of approximately 253,285 sq.m, CLIC has obtained either Building Ownership Certificates or Building Title Proof. The Company and CLIC are in the process of applying for change of registration of building ownership under the name of the Company.



   ii. For the 1 CIP Property, CLIC has obtained various relevant approvals to undertake the construction.



  iii. For the 4 buildings of the Completed Properties with a total gross floor area of approximately 7,350 sq.m, we have not been provided with any Building Ownership Certificates or Building Title Proof. The Company and CLIC are in the process of formalizing/changing building title registration under the name of the Company. Thus, we have attributed no commercial value to such buildings.



   iv. According to an opinion given by the Company's PRC legal adviser, the building ownership rights of 182 buildings of the Completed Properties with a total gross floor area of approximately 253,285 sq.m and the 1 CIP Property are legally owned by the Company. There is no material legal impediment for the 182 buildings to change title registration from CLIC to the Company. There is no material legal impediment for the Company to obtain Building Ownership Certificates for the 1 CIP Property upon their completion. The Company can then freely occupy, let, transfer or mortgage the buildings (including CIP Properties after completion) upon obtaining Building Ownership Certificates.



    v. CLIC has undertaken to have Building Ownership Certificates registered under the name of the Company within 12 months (for those buildings with Building Title Proof should be within the valid period of the Building Title Proof and for the CIP Properties should be upon their completion) from the incorporation date of the Company, to be responsible for all costs, expenses and claims incurred, and to indemnify the Company against all losses, claims, charges or expenses arising from the formalizing/changing of building title registration.



3. For reference purpose, we are of the opinion that the values of the Completed Properties to which we have attributed no commercial value, are in the amount of RMB 12,270,000 as at the valuation date providing that all Building Ownership Certificates have been obtained by the Company and the Company is entitled to freely occupy, let, transfer or mortgage such properties.

                             VALUATION CERTIFICATE

                                                                                                Capital value
                                                                                              in existing state
                                                                                                    as at
                                                                        Particulars of          30 September
No. Property                        Description and tenure                occupancy                 2003
--- --------                  ----------------------------------- --------------------------- -----------------
                                                                                                     RMB
12. Land, various buildings   The properties comprise 133         The properties are             456,390,000
    and structures located at office buildings and other          currently occupied by the
    Heilongjiang Province     ancillary buildings and structures  Company mainly for office
    The PRC                   with a total gross floor area of    purposes, exempt for
                              approximately 165,334 sq.m.,        those, which comprise 1
                              mainly completed in various         Completed Properties with
                              stages from 1976 to 2002 (the       a total gross floor area of
                              "Completed Properties"). The        approximately 310 sq.m.
                              main buildings include office       which is leased to
                              buildings, boiler rooms,            independent third parties.
                              guardrooms, carports, etc.

                              The properties also comprise 1
                              building which is under
                              construction as at the date of
                              valuation (the "CIP Property").
                              The estimated total construction
                              cost is approximately
                              RMB 13,000,000, of which some
                              RMB 9,500,000 has been incurred
                              as at the valuation date. The gross
                              floor area of the building will be
                              4,200 sq.m. upon completion. The
                              CIP Property is scheduled to be
                              completed in December 2003.

                              The properties are located on 110
                              parcels of land with a total site
                              area of approximately 96,463
                              sq.m. for commercial use.

Notes:

1. Land Use Rights


    i. For the 110 parcels of land with a total site area of approximately 96,463 sq.m of the properties, CLIC has obtained either Granted Land Use Rights Certificates, or Allocated Land Use Rights Certificates, or Land Title Proof in CLIC's name, and the Company and CLIC are in the process of applying for change of registration of land user under the name of the Company.



   ii. According to an opinion given by the Company's PRC legal adviser, the land use rights pertaining to the 110 parcels of the land are legally owned by the Company. There is no material legal impediment to change title registration from CLIC to the Company. The Company can then freely occupy, let, transfer or mortgage the land use rights upon obtaining Land Use Rights Certificates.



  iii. CLIC has undertaken to have Land Use Rights Certificates registered under the name of the Company within 12 months from the incorporation date of the Company, to be responsible for all costs, expenses and claims incurred, and to indemnify the Company against all losses, claims, charges or expenses arising from the formalizing/changing of land title registration.

2. Completed Properties and CIP Properties


    i. For 133 buildings of the Completed Properties with a total gross floor area of approximately 165,334 sq.m, CLIC has obtained either Building Ownership Certificates or Building Title Proof. The Company and CLIC are in the process of applying for change of registration of building ownership under the name of the Company.


   ii. For the 1 CIP Property, CLIC has obtained various relevant approvals to undertake the construction.


  iii. According to an opinion given by the Company's PRC legal adviser, the building ownership rights of 133 buildings of the Completed Properties with a total gross floor area of approximately 165,334 sq.m and the 1 CIP Property is legally owned by the Company. There is no material legal impediment for the 133 buildings to change title registration from CLIC to the Company. There is no material legal impediment for the Company to obtain Building Ownership Certificates for the 1 CIP Property upon their completion. The Company can then freely occupy, let, transfer or mortgage the buildings (including CIP Property after completion) upon obtaining Building Ownership Certificates.



   iv. CLIC has undertaken to have Building Ownership Certificates registered under the name of the Company within 12 months (for those buildings with Building Title Proof should be within the valid period of the Building Title Proof and for the CIP Properties should be upon their completion) from the incorporation date of the Company, to be responsible for all costs, expenses, and claims incurred, and to indemnify the Company against all losses, claims, charges or expenses arising from the formalizing/changing of building title registration.

                            VALUATION  CERTIFICATE


                                                                                             Capital value
                                                                                              in existing
                                                                                              state as at
                                                                       Particulars of        30 September
No. Property                        Description and tenure               occupancy               2003
--- --------                  ---------------------------------- --------------------------- -------------
                                                                                                  RMB
13. Land, various buildings   The properties comprise 129        The properties are           501,240,000
    and structures located at office buildings and other         currently occupied by the
    Hubei Province            ancillary buildings and structures Company mainly for office
    The PRC                   with a total gross floor area of   purposes, exempt for
                              approximately 224,425 sq.m.,       those, which comprise 5
                              mainly completed in various        Completed Properties with
                              stages from 1981 to 2002 (the      a total gross floor area of
                              "Completed Properties"). The       approximately 1,002 sq.m.
                              main buildings include office      which are leased to
                              buildings, boiler rooms, dining    independent third parties.
                              halls, carports, dormitories, etc.

                              The properties are located on 117
                              parcels of land with a total site
                              area of approximately 165,249
                              sq.m. for commercial use.


Notes:

1. Land Use Rights


    i. For the 117 parcels of land with a total site area of approximately 165,249 sq.m of the properties, CLIC has obtained either Granted Land Use Rights Certificates, or Allocated Land Use Rights Certificates, or Land Title Proof in CLIC's name, and the Company and CLIC are in the process of applying for change of registration of land user under the name of the Company.



   ii. According to an opinion given by the Company's PRC legal adviser, the land use rights pertaining to the 117 parcels of the land are legally owned by the Company. There is no material legal impediment to change title registration from CLIC to the Company. The Company can then freely occupy, let, transfer or mortgage the land use rights upon obtaining Land Use Rights Certificates.



  iii. CLIC has undertaken to have Land Use Rights Certificates registered under the name of the Company within 12 months from the incorporation date of the Company, to be responsible for all costs, expenses and claims incurred, and to indemnify the Company against all losses, claims, charges or expenses arising from the formalizing/changing of land title registration.


2. Completed Properties


    i. For 129 buildings of the Completed Properties with a total gross floor area of approximately 224,425 sq.m, CLIC has obtained either Building Ownership Certificates or Building Title Proof. The Company and CLIC are in the process of applying for change of registration of building ownership under the name of the Company.



   ii. According to an opinion given by the Company's PRC legal adviser, the building ownership rights of 129 buildings of the Completed Properties with a total gross floor area of approximately 224,425 sq.m are legally owned by the Company. There is no material legal impediment for the 129 buildings to change title registration from CLIC to the Company. The Company can then freely occupy, let, transfer or mortgage the buildings upon obtaining Building Ownership Certificates.

  iii. CLIC has undertaken to have Building Ownership Certificates registered under the name of the Company within 12 months (for those buildings with Building Title Proof should be within the valid period of the Building Title Proof) from the incorporation date of the Company, to be responsible for all costs, expenses and claims incurred, and to indemnify the Company against all losses, claims, charges or expenses arising from the formalizing/changing of building title registration.



3. For the building with a gross floor area of approximately 2,739 sq.m., the relevant Land Use Rights Certificate is in the process of application. It's transferability is unknown. So we have attributed no commercial value to it. For reference purpose, we are of the opinion that the value of the building is in the amount of RMB 3,280,000.

                            VALUATION  CERTIFICATE

                                                                                                Capital value
                                                                                              in existing state
                                                                                                    as at
                                                                                                30 September
No. Property                        Description and tenure         Particulars of occupancy         2003
--- --------                  ----------------------------------- --------------------------- -----------------
                                                                                                     RMB
14. Land, various buildings   The properties comprise 223         The properties are             702,230,000
    and structures located at office buildings and other          currently occupied by the
    Hunan Province            ancillary buildings and structures  Company mainly for office
    The PRC                   with a total gross floor area of    purposes, exempt for
                              approximately 254,445 sq.m.,        those, which comprise 48
                              mainly completed in various         Completed Properties with
                              stages from 1980 to 2001 (the       a total gross floor area of
                              "Completed Properties"). The        approximately 10,393
                              main buildings include office       sq.m. which are leased to
                              buildings, carports, guardrooms,    independent third parties.
                              dining halls, etc.

                              The properties also comprise 2
                              buildings which are under
                              construction as at the date of
                              valuation (the "CIP Properties").
                              The estimated total construction
                              cost is approximately RMB
                              132,020,000, of which some RMB
                              118,630,000 has been incurred to
                              the valuation date. The total gross
                              floor area of the buildings will be
                              31,069 sq.m. upon completion.
                              The CIP Properties are scheduled
                              to be completed in 2004.

                              The properties are located on 217
                              parcels of land with a total site
                              area of approximately 276,575
                              sq.m. for commercial use.

Notes:

1. Land Use Rights


    i. For the 217 parcels of land with a total site area of approximately 276,575 sq.m of the properties, CLIC has obtained either Granted Land Use Rights Certificates, or Allocated Land Use Rights Certificates, or Land Title Proof in CLIC's name, and the Company and CLIC are in the process of applying for change of registration of land user under the name of the Company.



   ii. According to an opinion given by the Company's PRC legal adviser, the land use rights pertaining to the 217 parcels of the land are legally owned by the Company. There is no material legal impediment to change title registration from CLIC to the Company. The Company can then freely occupy, let, transfer or mortgage the land use rights upon obtaining Land Use Rights Certificates.



  iii. CLIC has undertaken to have Land Use Rights Certificates registered under the name of the Company within 12 months from the incorporation date of the Company, to be responsible for all costs, expenses and claims incurred, and to indemnify the Company against all losses, claims, charges or expenses arising from the formalizing/changing of land title registration.

2. Completed Properties and CIP Properties


    i. For 222 buildings of the Completed Properties with a total gross floor area of approximately 252,585 sq.m, CLIC has obtained either Building Ownership Certificates or Building Title Proof. The Company and CLIC are in the process of applying for change of registration of building ownership under the name of the Company.


   ii. For the 2 CIP Properties, CLIC has obtained various relevant approvals to undertake the construction.


  iii. For the remaining building of the Completed Properties with a gross floor area of approximately 1,860 sq.m, we have not been provided with any Building Ownership Certificate or Building Title Proof. The Company and CLIC are in the process of formalizing/changing building title registration under the name of the Company. As such, we have attributed no commercial value to such buildings.



   iv. According to an opinion given by the Company's PRC legal adviser, the building ownership rights of 222 buildings of the Completed Properties with a total gross floor area of approximately 252,585 sq.m and the 2 CIP Properties are legally owned by the Company. There is no material legal impediment for the 222 buildings to change title registration from CLIC to the Company. There is no material legal impediment for the Company to obtain Building Ownership Certificates for the 2 CIP Properties upon their completion. The Company can then freely occupy, let, transfer or mortgage the buildings (including CIP Properties after completion) upon obtaining Building Ownership Certificates.



    v. CLIC has undertaken to have Building Ownership Certificates registered under the name of the Company within 12 months (for those buildings with Building Title Proof should be within the valid period of the Building Title Proof and for the CIP Properties should be upon their completion) from the incorporation date of the Company, to be responsible for all costs, expenses and claims incurred, and to indemnify the Company against all losses, claims, charges or expenses arising from the formalizing/changing of building title registration.



3. For reference purpose, we are of the opinion that the values of the Completed Properties to which we have attributed no commercial value, are in the amount of RMB 1,780,000 as at the valuation date providing that all Building Ownership Certificates have been obtained by the Company and the Company is entitled to freely occupy, let, transfer or mortgage such properties.

                            VALUATION  CERTIFICATE

                                                                                          Capital value
                                                                                           in existing
                                                                                           state as at
                                                                                          30 September
No. Property                       Description and tenure       Particulars of occupancy      2003
--- --------                  --------------------------------- ------------------------- -------------
                                                                                               RMB
15. Land, various buildings   The properties comprise 45 office The properties are         109,880,000
    and structures located at buildings and other ancillary     currently occupied by the
    Jilin Province            buildings and structures with a   Company mainly for office
    The PRC                   total gross floor area of         purposes.
                              approximately 58,827 sq.m.,
                              mainly completed in various
                              stages from 1986 to 2001 (the
                              "Completed Properties"). The
                              main buildings include office
                              buildings, carports, etc.

                              The properties also comprise 2
                              buildings which are under
                              construction as of the date of
                              valuation (the "CIP Properties").
                              The estimated total construction
                              cost is approximately RMB
                              6,630,000, of which RMB
                              3,250,000 has been incurred as at
                              the date of valuation. The total
                              gross floor area of the buildings
                              will be 3,882 sq.m. upon
                              completion. The CIP Properties
                              are scheduled to be completed in
                              late 2004.

                              The properties are located on 36
                              parcels of land with a total site
                              area of approximately 40,061
                              sq.m. for commercial use.

Notes:

1. Land Use Rights


    i. For the 36 parcels of land with a total site area of approximately 40,061 sq.m of the properties, CLIC has obtained either Granted Land Use Rights Certificates, or Allocated Land Use Rights Certificates, or Land Title Proof in CLIC's name, and the Company and CLIC are in the process of applying for change of registration of land user under the name of the Company.



   ii. According to an opinion given by the Company's PRC legal adviser, the land use rights pertaining to the 36 parcels of the land are legally owned by the Company. There is no material legal impediment to change title registration from CLIC to the Company. The Company can then freely occupy, let, transfer or mortgage the land use rights upon obtaining Land Use Rights Certificates.



  iii. CLIC has undertaken to have Land Use Rights Certificates registered under the name of the Company within 12 months from the incorporation date of the Company, to be responsible for all costs, expenses and claims incurred, and to indemnify the Company against all losses, claims, charges or expenses arising from the formalizing/changing of land title registration.

2. Completed Properties and CIP Properties


    i. For 45 buildings of the Completed Properties with a total gross floor area of approximately 58,827 sq.m, CLIC has obtained either Building Ownership Certificates or Building Title Proof. The Company and CLIC are in the process of applying for change of registration of building ownership under the name of the Company.


   ii. For the 2 CIP Properties, CLIC has obtained various relevant approvals to undertake the construction.


  iii. According to an opinion given by the Company's PRC legal adviser, the building ownership rights of 45 buildings of the Completed Properties with a total gross floor area of approximately 58,827 sq.m and the 2 CIP Properties are legally owned by the Company. There is no material legal impediment for the 45 buildings to change title registration from CLIC to the Company. There is no material legal impediment for the Company to obtain Building Ownership Certificates for the 2 CIP Properties upon its completion. The Company can then freely occupy, let, transfer or mortgage the buildings, (including CIP properties after completion) upon obtaining Building Ownership Certificates.



   iv. CLIC has undertaken to have Building Ownership Certificates registered under the name of the Company within 12 months (for those buildings with Building Title Proof should be within the valid period of the Building Title Proof) from the incorporation date of the Company, to be responsible for all costs, expenses and claims incurred, and to indemnify the Company against all losses, claims, charges or expenses arising from the formalizing/changing of building title registration.

                            VALUATION  CERTIFICATE

                                                                                             Capital value
                                                                                              in existing
                                                                                                 state
                                                                                                 as at
                                                                                             30 September
No. Property                  Description and tenure             Particulars of occupancy        2003
--- --------                  ---------------------------------- --------------------------- -------------
                                                                                                  RMB
16. Land, various buildings   The properties comprise 121        The properties are           985,490,000
    and structures located at office buildings and other         currently occupied by the
    Jiangsu Province          ancillary buildings and structures Company mainly for office
    The PRC                   with a total gross floor area of   purposes, exempt for
                              approximately 280,990 sq.m.,       those, which comprise 21
                              mainly completed in various        Completed Properties with
                              stages from 1986 to 2003 (the      a total gross floor area of
                              "Completed Properties"). The       approximately 4,157 sq.m.
                              main buildings include office      which are leased to
                              buildings, carports, etc.          independent third parties.

                              The properties also comprise 6
                              buildings which are under
                              construction as at the date of
                              valuation (the "CIP Properties").
                              The estimated total construction
                              cost is approximately
                              RMB 99,000,000, of which some
                              RMB 92,110,000 has been
                              incurred as at the valuation date.
                              The total gross floor area of the
                              buildings will be 53,859 sq.m.
                              upon completion. The CIP
                              Properties are scheduled to be
                              completed in late 2004.

                              The properties are located on 131
                              parcels of land with a total site
                              area of approximately 183,556
                              sq.m. for commercial use.

Notes:

1. Land Use Rights


    i. For the 131 parcels of land with a total site area of approximately 183,556 sq.m of the properties, CLIC has obtained either Granted Land Use Rights Certificates, or Allocated Land Use Rights Certificates, or Land Title Proof in CLIC's name, and the Company and CLIC are in the process of applying for change of registration of land user under the name of the Company.



   ii. According to an opinion given by the Company's PRC legal adviser, the land use rights pertaining to the 131 parcels of the land are legally owned by the Company. There is no material legal impediment to change title registration from CLIC to the Company. The Company can then freely occupy, let, transfer or mortgage the land use rights upon obtaining Land Use Rights Certificates.



  iii. CLIC has undertaken to have Land Use Rights Certificates registered under the name of the Company within 12 months from the incorporation date of the Company, to be responsible for all costs, expenses and claims incurred, and to indemnify the Company against all losses, claims, charges or expenses arising from the formalizing/changing of land title registration.

2. Completed Properties and CIP Properties

    i. For 120 buildings of the Completed Properties with a total gross floor area of approximately 280,530 sq.m, CLIC has obtained either Building Ownership Certificates or Building Title Proof. The Company is in the process of applying for change of registration of building ownership under the name of the Company.

   ii. For the 2 CIP Properties, CLIC has obtained various relevant approvals to undertake the construction. For the remaining item of the CIP property, CLIC is in the process of application of relevant approvals to undertake the construction.


  iii. For the remaining building of the Completed Properties with a gross floor area of approximately 460 sq.m, we have not been provided with any Building Ownership Certificate or Building Title Proof. The Company and CLIC are in the process of formalizing/changing building title registration under the name of the Company. Thus, we have attributed no commercial value to such building.



   iv. According to an opinion given by the Company's PRC legal adviser, the building ownership rights of 120 buildings of the Completed Properties with a total gross floor area of approximately 280,530 sq.m and the 2 CIP Properties are legally owned by the Company. There is no material legal impediment for the 120 buildings to change title registration from CLIC to the Company. There is no material legal impediment for the Company to obtain Building Ownership Certificates for the 2 CIP Properties upon their completion. The Company can then freely occupy, let, transfer or mortgage the buildings (including CIP Properties after completion) upon obtaining Building Ownership Certificates.



    v. CLIC has undertaken to have Building Ownership Certificates registered under the name of the Company within 12 months (for those buildings with Building Title Proof should be within the valid period of the Building Title Proof and for the CIP Properties should be upon their completion) from the incorporation date of the Company, to be responsible for all costs, expenses and claims incurred, and to indemnify the Company against all losses, claims, charges or expenses arising from the formalizing/changing of building title registration.



3. For reference purpose, we are of the opinion that the values of the Completed Properties and CIP Properties to which we have attributed no commercial value, are in the amount of RMB 27,810,000 as at the valuation date providing that all Building Ownership Certificates and Construction Permits have been obtained by the Company and the Company is entitled to freely occupy, let, transfer or mortgage such properties.

                            VALUATION  CERTIFICATE

                                                                                                Capital value
                                                                                              in existing state
                                                                                                    as at
                                                                                                30 September
No. Property                        Description and tenure         Particulars of occupancy         2003
--- --------                  ----------------------------------- --------------------------- -----------------
                                                                                                     RMB
17. Land, various buildings   The properties comprise 101         The properties are             368,730,000
    and structures located at office buildings and other          currently occupied by the
    Jiangxi Province          ancillary buildings and structures  Company mainly for office
    The PRC                   with a total gross floor area of    purposes, exempt for
                              approximately 146,194 sq.m.,        those, which comprise 1
                              mainly completed in various         Completed Properties with
                              stages from 1978 to 2002 (the       a total gross floor area of
                              "Completed Properties"). The        approximately 160 sq.m.
                              main buildings include office       which is leased to
                              buildings, carports, guardrooms,    independent third parties.
                              dining halls, etc.

                              The properties also comprise 2
                              buildings which are under
                              construction as at the date of
                              valuation (the "CIP Properties").
                              The estimated total construction
                              cost is approximately RMB
                              33,000,000, of which some RMB
                              22,520,000 has been incurred as at
                              the valuation date. The total gross
                              floor area of the buildings will be
                              11,830 sq.m. upon completion.
                              The CIP Properties are scheduled
                              to be completed in late 2003.

                              The properties are located on 99
                              parcels of land with a total site
                              area of approximately 126,722
                              sq.m. for commercial use.

Notes:

1. Land Use Rights


    i. For the 99 parcels of land with a total site area of approximately 126,722 sq.m of the properties, CLIC has obtained either Granted Land Use Rights Certificates, or Allocated Land Use Rights Certificates, or Land Title Proof in CLIC's name, and the Company and CLIC are in the process of applying for change of registration of land user under the name of the Company.



   ii. According to an opinion given by the Company's PRC legal adviser, the land use rights pertaining to the 99 parcels of the land are legally owned by the Company. There is no material legal impediment to change title registration from CLIC to the Company. The Company can then freely occupy, let, transfer or mortgage the land use rights upon obtaining Land Use Rights Certificates.



  iii. CLIC has undertaken to have Land Use Rights Certificates registered under the name of the Company within 12 months from the incorporation date of the Company, to be responsible for all costs, expenses and claims incurred, and to indemnify the Company against all losses, claims, charges or expenses arising from the formalizing/changing of land title registration.

2. Completed Properties and CIP Properties


    i. For 100 buildings of the Completed Properties with a total gross floor area of approximately 145,894 sq.m, CLIC has obtained either Building Ownership Certificates or Building Title Proof. The Company and CLIC are in the process of applying for change of registration of building ownership under the name of the Company.


   ii. For the 2 CIP Properties, CLIC has obtained various relevant approvals to undertake the construction.


  iii. For 1 building of the Completed Properties with a gross floor area of approximately 300 sq.m, we have not been provided with any Building Ownership Certificate or Building Title Proof. The Company and CLIC are in the process of formalizing/changing building title registration under the name of the Company. Thus, we have attributed no commercial value to such building.



   iv. According to an opinion given by the Company's PRC legal adviser, the building ownership rights of 100 buildings of the Completed Properties with a total gross floor area of approximately 145,894 sq.m and the 2 CIP Properties are legally owned by the Company. There is no material legal impediment for the 100 buildings to change title registration from CLIC to the Company. There is no material legal impediment for the Company to obtain Building Ownership Certificates for the 2 CIP Properties upon their completion. The Company can then freely occupy, let, transfer or mortgage the buildings (including CIP Properties after completion) upon obtaining Building Ownership Certificates.



    v. CLIC has undertaken to have Building Ownership Certificates registered under the name of the Company within 12 months (for those buildings with Building Title Proof should be within the valid period of the Building Title Proof and for the CIP Properties should be upon their completion) from the incorporation date of the Company, to be responsible for all costs, expenses and claims incurred, and to indemnify the Company against all losses, claims, charges or expenses arising from the formalizing/changing of building title registration.



3. For reference purpose, we are of the opinion that the values of Completed Properties to which we have attributed no commercial value, are in the amount of RMB 190,000 as at the valuation date providing that all Building Ownership Certificates have been obtained by the Company and the Company is entitled to freely occupy, let, transfer or mortgage such properties.

                            VALUATION  CERTIFICATE

                                                                                             Capital value
                                                                                              in existing
                                                                                                 state
                                                                                                 as at
                                                                       Particulars of        30 September
No. Property                        Description and tenure               occupancy               2003
--- --------                  ---------------------------------- --------------------------- -------------
                                                                                                  RMB
18. Land, various buildings   The properties comprise 60 office  The properties are           412,850,000
    and structures located at buildings and other ancillary      currently occupied by the
    Liaoning Province         buildings and structures with a    Company mainly for office
    (excluding Dalian City)   total gross floor area of          purposes, exempt for
    The PRC                   approximately 167,823 sq.m.,       those, which comprise 18
                              mainly completed in various        Completed Properties with
                              stages from 1985 to 2001 (the      a total gross floor area of
                              "Completed Properties"). The       approximately 3,908 sq.m.
                              main buildings include office      which are leased to
                              buildings, boiler rooms, carports, independent third parties.
                              hostel, etc.

                              The properties also comprise 2
                              buildings and structures which are
                              under construction as at the date
                              of valuation (the "CIP
                              Properties"). The estimated total
                              construction cost is approximately
                              RMB 45,000,000, of which some
                              RMB 29,500,000 has been
                              incurred as at the valuation date.
                              The total gross floor area of the
                              buildings will be 12,375 sq.m.
                              upon completion. The CIP
                              Properties are scheduled to be
                              completed in 2004.

                              The properties are located on 57
                              parcels of land with a total site
                              area of approximately 97,338
                              sq.m. for commercial use.

Notes:

1. Land Use Rights


    i. For the 57 parcels of land with a total site area of approximately 97,338 sq.m of the properties, CLIC has obtained either Granted Land Use Rights Certificates, or Allocated Land Use Rights Certificates, or Land Title Proof in CLIC's name, and the Company and CLIC are in the process of applying for change of registration of land user under the name of the Company.



   ii. According to an opinion given by the Company's PRC legal adviser, the land use rights pertaining to the 57 parcels of the land are legally owned by the Company. There is no material legal impediment to change title registration from CLIC to the Company. The Company can then freely occupy, let, transfer or mortgage the land use rights upon obtaining Land Use Rights Certificates.



  iii. CLIC has undertaken to have Land Use Rights Certificates registered under the name of the Company within 12 months from the incorporation date of the Company, to be responsible for all costs, expenses and claims incurred, and to indemnify the Company against all losses, claims, charges or expenses arising from the formalizing/changing of land title registration.

2. Completed Properties and CIP Properties


    i. For 58 buildings of the Completed Properties with a total gross floor area of approximately 145,361 sq.m, CLIC has obtained either Building Ownership Certificates or Building Title Proof. The Company and CLIC are in the process of applying for change of registration of building ownership under the name of the Company.


   ii. For the 2 CIP Properties, CLIC has obtained various relevant approvals to undertake the construction.


  iii. For the 2 buildings of the Completed Properties with a total gross floor area of approximately 22,462 sq.m, we have not been provided with any Building Ownership Certificates or Building Title Proof. The Company and CLIC are in the process of formalizing/changing building title registration under the name of the Company. Thus, we have attributed no commercial value to such buildings.



   iv. According to an opinion given by the Company's PRC legal adviser, the building ownership rights of 58 buildings of the Completed Properties with a total gross floor area of approximately 145,361 sq.m are legally owned by the Company. There is no material legal impediment for the 58 buildings to change title registration from CLIC to the Company. There is no material legal impediment for the Company to obtain Building Ownership Certificates for the 2 CIP Properties upon their completion. The Company can then freely sublet, transfer or mortgage the buildings (including CIP Properties after completion) upon obtaining Building Ownership Certificates.



    v. CLIC has undertaken to have Building Ownership Certificates registered under the name of the Company within 12 months (for those buildings with Building Title Proof should be within the valid period of the Building Title Proof and for the CIP Properties should be upon their completion) from the incorporation date of the Company, to be responsible for all costs, expenses and claims incurred, and to indemnify the Company against all losses, claims, charges or expenses arising from the formalizing/changing of building title registration.



3. For reference purpose, we are of the opinion that the values of the Completed Properties to which we have attributed no commercial value, are in the amount of RMB 74,050,000, as at the valuation date providing that all Building Ownership Certificates have been obtained by the Company and the Company is entitled to freely occupy, let, transfer or mortgage such properties.

                            VALUATION  CERTIFICATE

                                                                                              Capital value
                                                                                               in existing
                                                                                                  state
                                                                                                  as at
                                                                        Particulars of        30 September
No. Property                        Description and tenure                occupancy               2003
--- --------                  ----------------------------------- --------------------------- -------------
                                                                                                   RMB
19. Land, various buildings   The properties comprise 129         The properties are           264,540,000
    and structures located at office buildings and other          currently occupied by the
    Inner Mongolia            ancillary buildings and structures  Company mainly for office
    Autonomous Region         with a total gross floor area of    purposes, exempt for
    The PRC                   approximately 135,377 sq.m.,        those, which comprise 10
                              mainly completed in various         Completed Properties with
                              stages from 1989 to 2002 (the       a total gross floor area of
                              "Completed Properties"). The        approximately 251 sq.m.
                              main buildings include office       which are leased to
                              buildings, boiler rooms,            independent third parties.
                              guardrooms, carports, dining halls,
                              etc.

                              The properties also comprise 6
                              buildings and structures which are
                              under construction as at the date
                              of valuation (the "CIP
                              Properties"). The estimated total
                              construction cost is approximately
                              RMB 41,770,000, of which some
                              RMB 29,316,000 has been
                              incurred as at the valuation date.
                              The total gross floor area of the
                              buildings will be 11,618 sq.m.
                              upon completion. The CIP
                              Properties are scheduled to be
                              completed in 2004.

                              The properties are located on 89
                              parcels of land with a total site
                              area of approximately 147,875
                              sq.m. for commercial use.

Notes:

1. Land Use Rights


    i. For the 89 parcels of land with a total site area of approximately 147,875 sq.m of the properties, CLIC has obtained either Granted Land Use Rights Certificates, or Allocated Land Use Rights Certificates, or Land Title Proof in CLIC's name, and the Company and CLIC are in the process of applying for change of registration of land user under the name of the Company.



   ii. According to an opinion given by the Company's PRC legal adviser, the land use rights pertaining to the 89 parcels of the land are legally owned by the Company. There is no material legal impediment to change title registration from CLIC to the Company. The Company can then freely occupy, let, transfer or mortgage the land use rights upon obtaining Land Use Rights Certificates.



 iii. CLIC has undertaken to have Land Use Rights Certificates registered under the name of the Company within 12 months from the incorporation date of the Company, to be responsible for all costs, expenses and claims incurred, and to indemnify the Company against all losses, claims, charges or expenses arising from the formalizing/changing of land title registration.

2. Completed Properties and CIP Properties


    i. For 123 buildings of the Completed Properties with a total gross floor area of approximately 132,144 sq.m, CLIC has obtained either Building Ownership Certificates or Building Title Proof. The Company and CLIC are in the process of applying for change of registration of building ownership under the name of the Company.



   ii. For 5 CIP Properties, CLIC has obtained various relevant approvals to undertake the construction. For the remaining CIP property, the Company and CLIC are in the process of application of relevant approvals to undertake the construction.



  iii. For the 6 buildings of the Completed Properties with a total gross floor area of approximately 3,234 sq.m, we have not been provided with any Building Ownership Certificates or Building Title Proof. The Company and CLIC are in the process of formalizing/changing building title registration under the name of the Company. As such, we have attributed no commercial value to such buildings.



   iv. According to an opinion given by the Company's PRC legal adviser, the building ownership rights of 123 buildings of the Completed Properties with a total gross floor area of approximately 132,144 sq.m and the 5 CIP Properties are legally owned by the Company. There is no material legal impediment for the 123 buildings to change title registration from CLIC to the Company. There is no material legal impediment for the Company to obtain Building Ownership Certificates for the 5 CIP Properties upon their completion. The Company can then freely occupy, let, transfer or mortgage the buildings (including CIP Properties after completion) upon obtaining Building Ownership Certificates.



    v. CLIC has undertaken to have Building Ownership Certificates registered under the name of the Company within 12 months (for those buildings with Building Title Proof should be within the valid period of the Building Title Proof and for the CIP Properties should be upon their completion) from the incorporation date of the Company, to be responsible for all costs, expenses and claims incurred, and to indemnify the Company against all losses, claims, charges or expenses arising from the formalizing/changing of building title registration.



3. For reference purpose, we are of the opinion that the values of the Completed Properties and CIP Properties to which we have attributed no commercial value, are in the amount of RMB 7,170,000 as at the valuation date providing that all Building Ownership Certificates and Construction Permits have been obtained by the Company and the Company is entitled to freely occupy, let, transfer or mortgage such properties.

                            VALUATION  CERTIFICATE

                                                                                            Capital value
                                                                                             in existing
                                                                                             state as at
                                                                                            30 September
No. Property                       Description and tenure        Particulars of occupancy       2003
--- --------                  --------------------------------- --------------------------- -------------
20. Land, various buildings   The properties comprise 23 office The properties are           102,110,000
    and structures located at buildings and other ancillary     currently occupied by the
    Ningbo City               buildings and structures with a   Company mainly for office
    Zhejiang Province         total gross floor area of         purposes, exempt for
    The PRC                   approximately 24,737 sq.m.,       those, which comprise 5
                              mainly completed in various       Completed Properties with
                              stages from 1987 to 1999 (the     a total gross floor area of
                              "Completed Properties"). The      approximately 604 sq.m.
                              main buildings include office     which are leased to
                              buildings, carports, etc.         independent third parties.

                              The properties are located on 21
                              parcels of land with a total site
                              area of approximately 7,338 sq.m.
                              for commercial use.

Notes:

1. Land Use Rights


    i. For the 21 parcels of land with a total site area of approximately 7,338 sq.m of the properties, CLIC has obtained either Granted Land Use Rights Certificates, or Allocated Land Use Rights Certificates, or Land Title Proof in CLIC's name, and the Company and CLIC are in the process of applying for change of registration of land user under the name of the Company.



   ii. According to an opinion given by the Company's PRC legal adviser, the land use rights pertaining to the 21 parcels of the land are legally owned by the Company. There is no material legal impediment to change title registration from CLIC to the Company. The Company can then freely occupy, let, transfer or mortgage the land use rights upon obtaining Land Use Rights Certificates.



  iii. CLIC has undertaken to have Land Use Rights Certificates registered under the name of the Company within 12 months from the incorporation date of the Company, to be responsible for all costs, expenses and claims incurred, and to indemnify the Company against all losses, claims, charges or expenses arising from the formalizing/changing of land title registration.


2. Completed Properties


    i. For 23 buildings of the Completed Properties with a total gross floor area of approximately 24,737 sq.m, CLIC has obtained either Building Ownership Certificates or Building Title Proof. The Company and CLIC are in the process of applying for change of registration of building ownership under the name of the Company.



   ii. According to an opinion given by the Company's PRC legal adviser, the building ownership rights of 23 buildings of the Completed Properties with a total gross floor area of approximately 24,737 sq.m are legally owned by the Company. There is no material legal impediment for the 23 buildings to change title registration from CLIC to the Company. The Company can then freely occupy, let, transfer or mortgage the buildings upon obtaining Building Ownership Certificates.

  iii. CLIC has undertaken to have Building Ownership Certificates registered under the name of the Company within 12 months (for those buildings with Building Title Proof should be within the valid period of the Building Title Proof) from the incorporation date of the Company, to be responsible for all costs, expenses and claims incurred, and to indemnify the Company against all losses, claims, charges or expenses arising from the formalizing/changing of building title registration.

                            VALUATION  CERTIFICATE

                                                                                           Capital value
                                                                                            in existing
                                                                                               state
                                                                                               as at
                                                                      Particulars of       30 September
No. Property                        Description and tenure              occupancy              2003
--- --------                  ---------------------------------- ------------------------- -------------
                                                                                                RMB
21. Land, various buildings   The properties comprise 54 office  The properties are         47,120,000
    and structures located at buildings and other ancillary      currently occupied by the
    Ningxia Hui Autonomous    buildings and structures with a    Company mainly for office
    Region                    total gross floor area of          purposes.
    The PRC                   approximately 21,461 sq.m.,
                              mainly completed in various
                              stages from 1983 to 2002 (the
                              "Completed Properties"). The
                              main buildings include office
                              buildings, boiler rooms, carports,
                              etc.

                              The properties are located on 39
                              parcels of land with a total site
                              area of approximately 17,971
                              sq.m. for commercial use.

Notes:

1. Land Use Rights


    i. For the 39 parcels of land with a total site area of approximately 17,971 sq.m of the properties, CLIC has obtained either Granted Land Use Rights Certificates, or Allocated Land Use Rights Certificates, or Land Title Proof in CLIC's name, and the Company and CLIC are in the process of applying for change of registration of land user under the name of the Company.



   ii. According to an opinion given by the Company's PRC legal adviser, the land use rights pertaining to the 39 parcels of the land are legally owned by the Company. There is no material legal impediment to change title registration from CLIC to the Company. The Company can then freely occupy, let, transfer or mortgage the land use rights upon obtaining Land Use Rights Certificates.



  iii. CLIC has undertaken to have Land Use Rights Certificates registered under the name of the Company within 12 months from the incorporation date of the Company, to be responsible for all costs, expenses and claims incurred, and to indemnify the Company against all losses, claims, charges or expenses arising from the formalizing/changing of land title registration.


2. Completed Properties


    i. For 54 buildings of the Completed Properties with a total gross floor area of approximately 21,461 sq.m, CLIC has obtained either Building Ownership Certificates or Building Title Proof. The Company and CLIC are in the process of applying for change of registration of building ownership under the name of the Company.



   ii. According to an opinion given by the Company's PRC legal adviser, the building ownership rights of 54 buildings of the Completed Properties with a total gross floor area of approximately 21,461 sq.m are legally owned by the Company. There is no material legal impediment for the 54 buildings to change title registration from CLIC to the Company. The Company can then freely occupy, let, transfer or mortgage the buildings upon obtaining Building Ownership Certificates.

    iii. CLIC has undertaken to have Building Ownership Certificates registered under the name of the Company within 12 months (for those buildings with Building Title Proof should be within the valid period of the Building Title Proof) from the incorporation date of the Company, to be responsible for all costs, expenses and claims incurred, and to indemnify the Company against all losses, claims, charges or expenses arising from the formalizing/changing of building title registration.

                            VALUATION  CERTIFICATE

                                                                                              Capital value
                                                                                               in existing
                                                                                               state as at
                                                                                              30 September
No. Property                        Description and tenure         Particulars of occupancy       2003
--- --------                  ----------------------------------- --------------------------- -------------
                                                                                                   RMB
22. Land, various buildings   The properties comprise 17 office   The properties are           112,230,000
    and structures located at buildings and other ancillary       currently occupied by the
    Qingdao City              buildings and structures with a     Company mainly for office
    Shandong Province         total gross floor area of           purposes, exempt for
    The PRC                   approximately 23,449 sq.m.,         those, which comprise 2
                              mainly completed in various         Completed Properties with
                              stages from 1974 to 2001 (the       a total gross floor area of
                              "Completed Properties"). The        approximately 121 sq.m.
                              main buildings include office       which are leased to
                              buildings, carports, etc.           independent third parties.

                              The properties also comprise 1
                              building which is under
                              construction as at the date of
                              valuation (the "CIP Property").
                              The estimated total construction
                              cost is approximately RMB
                              8,000,000, of which RMB 10,000
                              has been incurred as at the date of
                              valuation. The gross floor area of
                              the building will be 4,000 sq.m.
                              upon completion. The CIP
                              Property is scheduled to be
                              completed in 2004.

                              The properties are located on 12
                              parcels of land with a total site
                              area of approximately 36,617
                              sq.m. for commercial use.

Notes:

1. Land Use Rights


    i. For the 12 parcels of land with a total site area of approximately 36,617 sq.m of the properties, CLIC has obtained either Granted Land Use Rights Certificates, or Allocated Land Use Rights Certificates, or Land Title Proof in CLIC's name, and the Company and CLIC are in the process of applying for change of registration of land user under the name of the Company.



   ii. According to an opinion given by the Company's PRC legal adviser, the land use rights pertaining to the 12 parcels of the land are legally owned by the Company. There is no material legal impediment to change title registration from CLIC to the Company. The Company can then freely occupy, let, transfer or mortgage the land use rights upon obtaining Land Use Rights Certificates.



  iii. CLIC has undertaken to have Land Use Rights Certificates registered under the name of the Company within 12 months from the incorporation date of the Company, to be responsible for all costs, expenses and claims incurred, and to indemnify the Company against all losses, claims, charges or expenses arising from the formalizing/changing of land title registration.

2. Completed Properties


    i. For 17 buildings of the Completed Properties with a total gross floor area of approximately 23,449 sq.m, CLIC has obtained either Building Ownership Certificates or Building Title Proof. The Company and CLIC are in the process of applying for change of registration of building ownership under the name of the Company.


   ii. For the CIP Property, CLIC has obtained various relevant approvals to undertake the construction.


  iii. According to an opinion given by the Company's PRC legal adviser, the building ownership rights of 17 buildings of the Completed Properties with a total gross floor area of approximately 23,449 sq.m and the CIP Property are legally owned by the Company. There is no material legal impediment for the 18 buildings to change title registration from CLIC to the Company. There is no material legal impediment for the Company to obtain Building Ownership Certificate for the CIP Property upon its completion. The Company can then freely occupy, let, transfer or mortgage the buildings (including CIP Property after Completion) upon obtaining Building Ownership Certificates.



   iv. CLIC has undertaken to have Building Ownership Certificates registered under the name of the Company within 12 months (for those buildings with Building Title Proof should be within the valid period of the Building Title Proof) from the incorporation date of the Company, to be responsible for all costs, expenses and claims incurred, and to indemnify the Company against all losses, claims, charges or expenses arising from the formalizing/changing of building title registration.

                            VALUATION  CERTIFICATE

                                                                                            Capital value
                                                                                             in existing
                                                                                             state as at
                                                                                            30 September
No. Property                       Description and tenure        Particulars of occupancy       2003
--- --------                  --------------------------------- --------------------------- -------------
                                                                                                 RMB
23. Land, various buildings   The properties comprise 54 office The properties are           81,650,000
    and structures located at buildings and other ancillary     currently occupied by the
    Qinghai Province          buildings and structures with a   Company mainly for office
    The PRC                   total gross floor area of         purposes, exempt for
                              approximately 31,222 sq.m.,       those, which comprise 10
                              mainly completed in various       Completed Properties with
                              stages from 1961 to 2003 (the     a total gross floor area of
                              "Completed Properties"). The      approximately 1,955 sq.m.
                              main buildings include office     which are leased to
                              buildings, boiler rooms,          independent third parties.
                              guardrooms, carports, etc.

                              The properties are located on 30
                              parcels of land with a total site
                              area of approximately 34,031
                              sq.m. for commercial use.

Notes:

1. Land Use Rights


    i. For the 30 parcels of land with a total site area of approximately 34,031 sq.m of the properties, CLIC has obtained either Granted Land Use Rights Certificates, or Allocated Land Use Rights Certificates, or Land Title Proof in CLIC's name, and the Company and CLIC are in the process of applying for change of registration of land user under the name of the Company.



   ii. According to an opinion given by the Company's PRC legal adviser, the land use rights pertaining to the 30 parcels of the land are legally owned by the Company. There is no material legal impediment to change title registration from CLIC to the Company. The Company can then freely occupy, let, transfer or mortgage the land use rights upon obtaining Land Use Rights Certificates.



  iii. CLIC has undertaken to have Land Use Rights Certificates registered under the name of the Company within 12 months from the incorporation date of the Company, to be responsible for all costs, expenses and claims incurred, and to indemnify the Company against all losses, claims, charges or expenses arising from the formalizing/changing of land title registration.


2. Completed Properties


    i. For 54 buildings of the Completed Properties with a total gross floor area of approximately 31,222 sq.m, CLIC has obtained either Building Ownership Certificates or Building Title Proof. The Company and CLIC are in the process of applying for change of registration of building ownership under the name of the Company.



   ii. According to an opinion given by the Company's PRC legal adviser, the building ownership rights of 54 buildings of the Completed Properties with a total gross floor area of approximately 31,222 sq.m. There is no material legal impediment for the 54 buildings to change title registration from CLIC to the Company. The Company can then freely occupy, let, transfer or mortgage the buildings upon obtaining Building Ownership Certificates.

  iii. CLIC has undertaken to have Building Ownership Certificates registered under the name of the Company within 12 months (for those buildings with Building Title Proof should be within the valid period of the Building Title Proof) from the incorporation date of the Company, to be responsible for all costs, expenses and claims incurred, and to indemnify the Company against all losses, claims, charges or expenses arising from the formalizing/changing of building title registration.

                            VALUATION  CERTIFICATE

                                                                                             Capital value
                                                                                              in existing
                                                                                              state as at
                                                                                             30 September
No. Property                        Description and tenure        Particulars of occupancy       2003
--- --------                  ---------------------------------- --------------------------- -------------
                                                                                                  RMB
24. Land, various buildings   The properties comprise 228        The properties are           546,710,000
    and structures located at office buildings and other         currently occupied by the
    Shandong Province         ancillary buildings and structures Company mainly for office
    (excluding Qingdao City)  with a total gross floor area of   purposes, exempt for
    The PRC                   approximately 247,680 sq.m.,       those, which comprise 2
                              mainly completed in various        Completed Properties with
                              stages from 1968 to 2002 (the      a total gross floor area of
                              "Completed Properties"). The       approximately 2,180 sq.m.
                              main buildings include office      which are leased to
                              buildings, boiler room,            independent third parties.
                              guardroom, carports, etc.

                              The properties are located on 127
                              parcels of land with a total site
                              area of approximately 264,903
                              sq.m. for commercial use.

Notes:

1. Land Use Rights


    i. For the 127 parcels of land with a total site area of approximately 264,903 sq.m of the properties, CLIC has obtained either Granted Land Use Rights Certificates, or Allocated Land Use Rights Certificates, or Land Title Proof in CLIC's name, and the Company and CLIC are in the process of applying for change of registration of land user under the name of the Company.



   ii. According to an opinion given by the Company's PRC legal adviser, the land use rights pertaining to the 127 parcels of the land are legally owned by the Company. There is no material legal impediment to change title registration from CLIC to the Company. The Company can then freely occupy, let, transfer or mortgage the land use rights upon obtaining Land Use Rights Certificates.



  iii. CLIC has undertaken to have Land Use Rights Certificates registered under the name of the Company within 12 months from the incorporation date of the Company, to be responsible for all costs, expenses and claims incurred, and to indemnify the Company against all losses, claims, charges or expenses arising from the formalizing/changing of land title registration.


2. Completed Properties


    i. For 223 buildings of the Completed Properties with a total gross floor area of approximately 244,912 sq.m, CLIC has obtained either Building Ownership Certificates or Building Title Proof. The Company and CLIC are in the process of applying for change of registration of building ownership under the name of the Company.



   ii. For the 5 buildings of the Completed Properties with a total gross floor area of approximately 2,768 sq.m, we have not been provided with any Building Ownership Certificates or Building Title Proof. The Company and CLIC are in the process of formalizing/changing building title registration under the name of the Company. As such, we have attributed no commercial value to such buildings.

  iii. According to an opinion given by the Company's PRC legal adviser, the building ownership rights of 223 buildings of the Completed Properties with a total gross floor area of approximately 244,912 sq.m are legally owned by the Company. There is no material legal impediment for the 223 buildings to change title registration from CLIC to the Company. The Company can then freely occupy, let, transfer or mortgage the buildings upon obtaining Building Ownership Certificates.



   iv. CLIC has undertaken to have Building Ownership Certificates registered under the name of the Company within 12 months (for those buildings with Building Title Proof should be within the valid period of the Building Title Proof) from the incorporation date of the Company, to be responsible for all costs, expenses and claims incurred, and to indemnify the Company against all losses, claims, charges or expenses arising from the formalizing/changing of building title registration.



3. For reference purpose, we are of the opinion that the values of the Completed Properties to which we have attributed no commercial value, are in the amount of RMB 2,240,000 as at the valuation date providing that all Building Ownership Certificates have been obtained by the Company and the Company is entitled to freely occupy, let, transfer or mortgage such properties.

                            VALUATION  CERTIFICATE

                                                                                              Capital value
                                                                                               in existing
                                                                                               state as at
                                                                                              30 September
No. Property                        Description and tenure         Particulars of occupancy       2003
--- --------                  ----------------------------------- --------------------------- -------------
                                                                                                   RMB
25. Land, various buildings   The properties comprise 63 office   The properties are           213,720,000
    and structures located at buildings and other ancillary       currently occupied by the
    Shanxi Province           buildings and structures with a     Company mainly for office
    The PRC                   total gross floor area of           purposes, exempt for
                              approximately 78,122 sq.m.,         those, which comprise 10
                              mainly completed in various         Completed Properties with
                              stages from 1985 to 2001 (the       a total gross floor area of
                              "Completed Properties"). The        approximately 998 sq.m.
                              main buildings include office       which are leased to
                              buildings, boiler rooms, carports,  independent third parties.
                              etc.

                              The properties also comprise 3
                              buildings which are under
                              construction as at the date of
                              valuation (the "CIP Properties").
                              The estimated total construction
                              cost is approximately RMB
                              230,500,000, of which some RMB
                              81,870,000 has been incurred as at
                              the valuation date. The total gross
                              floor area of the buildings will be
                              26,766 sq.m. upon completion.
                              The CIP Properties are scheduled
                              to be completed in 2004.

                              The properties are located on 58
                              parcels of land with a total site
                              area of approximately 77,375
                              sq.m. for commercial use.

Notes:

1. Land Use Rights


    i. For the 58 parcels of land with a total site area of approximately 77,375 sq.m of the properties, CLIC has obtained either Granted Land Use Rights Certificates, or Allocated Land Use Rights Certificates, or Land Title Proof in CLIC's name, and the Company and CLIC are in the process of applying for change of registration of land user under the name of the Company.



   ii. According to an opinion given by the Company's PRC legal adviser, the land use rights pertaining to the 58 parcels of the land are legally owned by the Company. There is no material legal impediment to change title registration from CLIC to the Company. The Company can then freely occupy, let, transfer or mortgage the land use rights upon obtaining Land Use Rights Certificates.



  iii. CLIC has undertaken to have Land Use Rights Certificates registered under the name of the Company within 12 months from the incorporation date of the Company, to be responsible for all costs, expenses and claims incurred, and to indemnify the Company against all losses, claims, charges or expenses arising from the formalizing/changing of land title registration.

2. Completed Properties and CIP Properties


    i. For 61 buildings of the Completed Properties with a total gross floor area of approximately 76,938 sq.m, CLIC has obtained either Building Ownership Certificates or Building Title Proof. The Company and CLIC are in the process of applying for change of registration of building ownership under the name of the Company.



   ii. For 2 CIP Properties, CLIC has obtained various relevant approvals to undertake the construction. For the remaining CIP Property, the Company and CLIC are in the process of application of relevant approvals to undertake the construction.



  iii. For the remaining 2 buildings of the Completed Properties with a total gross floor area of approximately 1,184 sq.m, we have not been provided with proper Building Ownership Certificates or Building Title Proof. The Company and CLIC are in the process of formalizing/changing building title registration under the name of the Company. As such, we have attributed no commercial value to such buildings.



   iv. According to an opinion given by the Company's PRC legal adviser, the building ownership rights of 61 buildings of the Completed Properties with a total gross floor area of approximately 76,938 sq.m and the 2 CIP Properties are legally owned by the Company. There is no material legal impediment for the 61 buildings to change title registration from CLIC to the Company. There is no material legal impediment for the Company to obtain Building Ownership Certificates for the 2 CIP Properties upon their completion. The Company can then freely occupy, let, transfer or mortgage the buildings (including CIP Properties after completion) upon obtaining Building Ownership Certificates.



    v. CLIC has undertaken to have Building Ownership Certificates registered under the name of the Company within 12 months (for those buildings with Building Title Proof should be within the valid period of the Building Title Proof and for the CIP Properties should be upon their completion) from the incorporation date of the Company, to be responsible for all costs, expenses and claims incurred, and to indemnify the Company against all losses, claims, charges or expenses arising from the formalizing/changing of building title registration.



3. For reference purpose, we are of the opinion that the value of the Completed Properties and the CIP Property to which we have attributed no commercial value, are in the amount of RMB 14,680,000 as at the valuation date, providing that all Building Ownership Certificates and Construction Permits have been obtained by the Company and the Company is entitled to freely occupy, let, transfer or mortgage such properties.

                            VALUATION  CERTIFICATE

                                                                                             Capital value
                                                                                              in existing
                                                                                                 state
                                                                                                 as at
                                                                                             30 September
No. Property                        Description and tenure        Particulars of occupancy       2003
--- --------                  ---------------------------------- --------------------------- -------------
                                                                                                  RMB
26. Land, various buildings   The properties comprise 118        The properties are           280,990,000
    and structures located at office buildings and other         currently occupied by the
    Shanxi Province           ancillary buildings and structures Company mainly for office
    The PRC                   with a total gross floor area of   purposes, exempt for
                              approximately 113,562 sq.m.,       those, which comprise 11
                              mainly completed in various        Completed Properties with
                              stages from 1965 to 2003 (the      a total gross floor area of
                              "Completed Properties"). The       approximately 7,379 sq.m.
                              main buildings include office      which are leased to
                              buildings, boiler rooms,           independent third parties.
                              guardrooms, carports, etc.

                              The properties also comprise 5
                              buildings and various structure
                              which are under construction as at
                              the date of valuation (the "CIP
                              Properties"). The estimated total
                              construction cost is approximately
                              RMB 57,700,000, of which some
                              RMB 43,310,000 has been
                              incurred as at the valuation date.
                              The total gross floor area of the
                              buildings will be 20,637 sq.m.
                              upon completion. The CIP
                              Properties are scheduled to be
                              completed in 2004.

                              The properties are located on 113
                              parcels of land with a total site
                              area of approximately 125,961
                              sq.m. for commercial use.

Notes:

1. Land Use Rights


    i. For the 113 parcels of land with a total site area of approximately 125,961 sq.m of the properties, CLIC has obtained either Granted Land Use Rights Certificates, or Allocated Land Use Rights Certificates, or Land Title Proof in CLIC's name, and the Company and CLIC are in the process of applying for change of registration of land user under the name of the Company.



   ii. According to an opinion given by the Company's PRC legal adviser, the land use rights pertaining to the 113 parcels of the land are legally owned by the Company. There is no material legal impediment to change title registration from CLIC to the Company. The Company can then freely occupy, let, transfer or mortgage the land use rights upon obtaining Land Use Rights Certificates.

  iii. CLIC has undertaken to have Land Use Rights Certificates registered under the name of the Company within 12 months from the incorporation date of the Company, to be responsible for all costs, expenses and claims incurred, and to indemnify the Company against all losses, claims, charges or expenses arising from the formalizing/changing of land title registration.


2. Completed Properties and CIP Properties


    i. For 117 buildings of the Completed Properties with a total gross floor area of approximately 112,830 sq.m, CLIC has obtained either Building Ownership Certificates or Building Title Proof. The Company and CLIC are in the process of applying for change of registration of building ownership under the name of the Company.


   ii. For the 5 CIP Properties, CLIC has obtained various relevant approvals to undertake the construction.


   iii For the remaining item of the Completed Properties with a gross floor area of approximately 732 sq.m, we have not been provided with any Building Ownership Certificate of Building Title Proof. The Company and CLIC are in the process of formalizing/changing building title registration under the name of the Company. Thus, we have attributed no commercial value to such building.



   iv. According to an opinion given by the Company's PRC legal adviser, the building ownership rights of 117 buildings of the Completed Properties with a total gross floor area of approximately 112,830 sq.m and the 5 CIP Properties are legally owned by the Company. There is no material legal impediment for the 117 buildings to change title registration from CLIC to the Company. There is no material legal impediment for the Company to obtain Building Ownership Certificates for the 5 CIP Properties upon their completion. The Company can then freely occupy, let, transfer or mortgage the buildings (including CIP Properties after completion) upon obtaining Building Ownership Certificates.



    v. CLIC has undertaken to have Building Ownership Certificates registered under the name of the Company within 12 months (for those buildings with Building Title Proof should be within the valid period of the Building Title Proof and for the CIP Properties should be upon their completion) from the incorporation date of the Company, to be responsible for all costs, expenses and claims incurred, and to indemnify the Company against all losses, claims, charges or expenses arising from the formalizing/changing of building title registration.



3. For reference purpose, we are of the opinion that the value of the Completed Property to which we have attributed no commercial value, is in the amount of RMB 580,000 as at the valuation date providing that all the Building Ownership Certificates have been obtained by the Company and the Company is entitled to freely occupy, let, transfer or mortgage the completed property.

                            VALUATION  CERTIFICATE

                                                                                            Capital value
                                                                                             in existing
                                                                                                state
                                                                                                as at
                                                                                            30 September
No. Property                       Description and tenure        Particulars of occupancy       2003
--- --------                  --------------------------------- --------------------------- -------------
                                                                                                 RMB
27. Land, various buildings   The properties comprise 58 office The properties are           513,470,000
    and structures located at buildings and other ancillary     currently occupied by the
    Shanghai                  buildings and structures with a   Company mainly for office
    The PRC                   total gross floor area of         purposes, exempt for
                              approximately 64,100 sq.m.,       those, which comprise 5
                              mainly completed in various       Completed Properties with
                              stages from 1986 to 1999 (the     a total gross floor area of
                              "Completed Properties"). The      approximately 1,003 sq.m.
                              main buildings include office     which are leased to
                              buildings, dining halls, etc.     independent third parties.

                              The properties are located on 33
                              parcels of land with a total site
                              area of approximately 20,781
                              sq.m. for commercial use.

Notes:

1. Land Use Rights


    i. For the 33 parcels of land with a total site area of approximately 20,781 sq.m of the properties, CLIC has obtained Realty Title Certificates in CLIC's name, and the Company and CLIC are in the process of applying for change of registration of land user under the name of the Company.



   ii. According to an opinion given by the Company's PRC legal adviser, the land use rights pertaining to the 33 parcels of the land are legally owned by the Company. There is no material legal impediment to change title registration from CLIC to the Company. The Company can then freely occupy, let, transfer or mortgage the land use rights upon obtaining Realty Title Certificates.



  iii. CLIC has undertaken to have Realty Title Certificates registered under the name of the Company within 12 months from the incorporation date of the Company, to be responsible for all costs, expenses and claims incurred, and to indemnify the Company against all losses, claims, charges or expenses arising from the formalizing/changing of land title registration.


2. Completed Properties


    i. For 58 buildings of the Completed Properties with a total gross floor area of approximately 64,100 sq.m, CLIC has obtained Realty Title Certificates. The Company and CLIC are in the process of applying for change of registration of building ownership under the name of the Company.



   ii. According to an opinion given by the Company's PRC legal adviser, the building ownership rights of 58 buildings of the Completed Properties with a total gross floor area of approximately 64,100 sq.m are legally owned by the Company. There is no material legal impediment for the 58 buildings to change title registration from CLIC to the Company. The Company can then freely occupy, let, transfer or mortgage the buildings upon obtaining Realty Title Certificates.

  iii. CLIC has undertaken to have Realty Title Certificates registered under the name of the Company within 12 months (for those buildings with Building Title Proof should be within the valid period of the Building Title Proof) from the incorporation date of the Company, to be responsible for all costs, expenses and claims incurred, and to indemnify the Company against all losses, claims, charges or expenses arising from the formalizing/changing of building title registration.

                            VALUATION  CERTIFICATE

                                                                                          Capital value
                                                                                           in existing
                                                                                           state as at
                                                                                          30 September
No. Property                       Description and tenure       Particulars of occupancy      2003
--- --------                  --------------------------------- ------------------------- -------------
                                                                                               RMB
28. Land, various buildings   The properties comprise 48 office The properties are         134,850,000
    and structures located at buildings and other ancillary     currently occupied by the
    Shenzhen City             buildings and structures with a   Company for office
    Guangdong Province        total gross floor area of         purposes.
    The PRC                   approximately 19,710 sq.m.,
                              mainly completed in various
                              stages from 1994 to 2000 (the
                              "Completed Properties").

                              The properties are located on 48
                              parcels of land with a total site
                              area of approximately 10,465
                              sq.m. for commercial use.

Notes:

1. Land Use Rights


    i. For the 48 parcels of land with a total site area of approximately 10,465 sq.m of the properties, CLIC has obtained Realty Title Certificates in CLIC's name, and the Company and CLIC are in the process of applying for change of registration of land user under the name of the Company.



   ii. According to an opinion given by the Company's PRC legal adviser, the land use rights pertaining to the 48 parcels of the land are legally owned by the Company. There is no material legal impediment to change title registration from CLIC to the Company. The Company can then freely occupy, let, transfer or mortgage the land use rights upon obtaining Realty Title Certificates.



  iii. CLIC has undertaken to have Realty Title Certificates registered under the name of the Company within 12 months from the incorporation date of the Company, to be responsible for all costs, expenses and claims incurred, and to indemnify the Company against all losses, claims, charges or expenses arising from the formalizing/changing of land title registration.


2. Completed Properties


    i. For 48 buildings of the Completed Properties with a total gross floor area of approximately 19,710 sq.m, CLIC has obtained Realty Title Certificates. The Company and CLIC are in the process of applying for change of registration of building ownership under the name of the Company.



   ii. According to an opinion given by the Company's PRC legal adviser, the building ownership rights of 48 buildings of the Completed Properties with a total gross floor area of approximately 19,710 sq.m are legally owned by the Company. There is no material legal impediment for the 48 buildings to change title registration from CLIC to the Company. The Company can then freely occupy, let, transfer or mortgage the buildings upon obtaining Realty Title Certificates.



  iii. CLIC has undertaken to have Realty Title Certificates registered under the name of the Company within 12 months (for those buildings with Building Title Proof should be within the valid period of the Building Title Proof) from the incorporation date of the Company, to be responsible for all costs, expenses and claims incurred, and to indemnify the Company against all losses, claims, charges or expenses arising from the formalizing/changing of building title registration.

                            VALUATION  CERTIFICATE

                                                                                             Capital value
                                                                                                   in
                                                                                             existing state
                                                                                                 as at
                                                                                              30 September
No. Property                        Description and tenure        Particulars of occupancy        2003
--- --------                  ---------------------------------- --------------------------- --------------
                                                                                                  RMB
29. Land, various buildings   The properties comprise 245        The properties are           557,250,000
    and structures located at office buildings and other         currently occupied by the
    Sichuan Province          ancillary buildings and structures Company mainly for office
    The PRC                   with a total gross floor area of   purposes, exempt for
                              approximately 287,849 sq.m.,       those, which comprise 98
                              mainly completed in various        Completed Properties with
                              stages from 1983 to 2002 (the      a total gross floor area of
                              "Completed Properties"). The       approximately 14,690
                              main buildings include office      sq.m. which are leased to
                              buildings, carports, etc.          independent third parties.

                              The properties also comprise 2
                              buildings which are under
                              construction as at the date of
                              valuation (the "CIP Properties").
                              The estimated total construction
                              cost is approximately
                              RMB 22,900,000, of which some
                              RMB 11,590,000 has been
                              incurred as at the valuation date.
                              The total gross floor area of the
                              buildings will be 7,356 sq.m. upon
                              completion. The CIP Properties
                              are scheduled to be completed in
                              2004.

                              The properties are located on 234
                              parcels of land with a total site
                              area of approximately 154,630
                              sq.m. for commercial use.

Notes:

1. Land Use Rights


    i. For the 229 parcels of land with a total site area of approximately 152,669 sq.m of the properties, CLIC has obtained either Granted Land Use Rights Certificates, or Allocated Land Use Rights Certificates, or Land Title Proof in CLIC's name, and the Company and CLIC are in the process of applying for change of registration of land user under the name of the Company.



   ii. For the 5 parcels of land with a total site area of approximately 1,961 sq.m of the properties, we have not been provided with any title documents. The Company and CLIC are in the process of formalizing title registration under the name of the Company. Thus, we have attributed no commercial value to such land.



  iii. According to an opinion given by the Company's PRC legal adviser, the land use rights pertaining to the 229 parcels of the land are legally owned by the Company. There is no material legal impediment to change title registration from CLIC to the Company. The Company can then freely occupy, let, transfer or mortgage the land use rights upon obtaining Land Use Rights Certificates.

   iv. CLIC has undertaken to have Land Use Rights Certificates registered under the name of the Company within 12 months from the incorporation date of the Company, to be responsible for all costs, expenses and claims incurred, and to indemnify the Company against all losses, claims, charges or expenses arising from the formalizing/changing of land title registration.


2. Completed Properties and CIP Properties


    i. For 239 buildings of the Completed Properties with a total gross floor area of approximately 272,027 sq.m, CLIC has obtained either Building Ownership Certificates or Building Title Proof. The Company and CLIC are in the process of applying for change of registration of building ownership under the name of the Company.


   ii. For the 2 CIP Properties, CLIC has obtained various relevant approvals to undertake the construction.


  iii. For the 6 buildings of the Completed Properties with a total gross floor area of approximately 15,822 sq.m, we have not been provided with any Building Ownership Certificates or Building Title Proof. The Company and CLIC are in the process of formalizing/changing building title registration under the name of the Company. As such, we have attributed no commercial value to such buildings.



   iv. According to an opinion given by the Company's PRC legal adviser, the building ownership rights of 239 buildings of the Completed Properties with a total gross floor area of approximately 272,027 sq.m and the 2 CIP Properties are legally owned by the Company. There is no material legal impediment for the 239 buildings to change title registration from CLIC to the Company. There is no material legal impediment for the Company to obtain Building Ownership Certificates for the 2 CIP Properties upon their completion. The Company can then freely occupy, let, transfer or mortgage the buildings (including CIP Properties after completion) upon obtaining Building Ownership Certificates.



    v. CLIC has undertaken to have Building Ownership Certificates registered under the name of the Company within 12 months (for those buildings with Building Title Proof should be within the valid period of the Building Title Proof and for the CIP Properties should be upon their completion) from the incorporation date of the Company, to be responsible for all costs, expenses and claims incurred, and to indemnify the Company against all losses, claims, charges or expenses arising from the formalizing/changing of building title registration.



3. For reference purpose, we are of the opinion that the values of the land, Completed Properties and CIP Properties to which we have attributed no commercial value, are in the amount of RMB 56,180,000, as at the valuation date providing that all granted Land Use Rights Certificates, Building Ownership Certificates and Construction Permits have been obtained by the Company and the Company is entitled to freely occupy, let, transfer or mortgage such properties.

                            VALUATION  CERTIFICATE

                                                                                            Capital value
                                                                                             in existing
                                                                                             state as at
                                                                       Particulars of       30 September
No. Property                        Description and tenure               occupancy              2003
--- --------                  ----------------------------------- ------------------------- -------------
                                                                                                 RMB
30. Land, various buildings   The properties comprise 17 office   The properties are         90,720,000
    and structures located at buildings and other ancillary       currently occupied by the
    Tianjin                   buildings and structures with a     Company mainly for office
    The PRC                   total gross floor area of           purposes.
                              approximately 26,779 sq.m.,
                              mainly completed in various
                              stages from 1984 to 2001 (the
                              "Completed Properties"). The
                              main buildings include office
                              buildings, storehouses, etc.

                              The properties also comprise 2
                              buildings which are under
                              construction as at the date of
                              valuation (the "CIP Properties").
                              The estimated total construction
                              cost is approximately RMB
                              21,000,000, of which no money
                              has been incurred as at the
                              valuation date. The total gross
                              floor area of the buildings will be
                              7,410 sq.m. upon completion. The
                              CIP Properties are scheduled to be
                              completed in 2004.

                              The properties are located on 13
                              parcels of land with a total site
                              area of approximately 29,323
                              sq.m. for commercial use.

Notes:

1. Land Use Rights


    i. For the 13 parcels of land with a total site area of approximately 29,323 sq.m of the properties, CLIC has obtained either Granted Land Use Rights Certificates, or Allocated Land Use Rights Certificates, or Land Title Proof in CLIC's name, and the Company and CLIC are in the process of applying for change of registration of land user under the name of the Company.



   ii. According to an opinion given by the Company's PRC legal adviser, the land use rights pertaining to the 13 parcels of the land are legally owned by the Company. There is no material legal impediment to change title registration from CLIC to the Company. The Company can then freely occupy, let, transfer or mortgage the land use rights upon obtaining Land Use Rights Certificates.



  iii. CLIC has undertaken to have Land Use Rights Certificates registered under the name of the Company within 12 months from the incorporation date of the Company, to be responsible for all costs, expenses and claims incurred, and to indemnify the Company against all losses, claims, charges or expenses arising from the formalizing/changing of land title registration.

2. Completed Properties and CIP Properties


       i. For 15 buildings of the Completed Properties with a total gross floor area of approximately 26,484 sq.m, CLIC has obtained either Building Ownership Certificates or Building Title Proof. The Company and CLIC are in the process of applying for change of registration of building ownership under the name of the Company.


      ii. For the 2 CIP Properties, CLIC has obtained various relevant approvals to undertake the construction.


     iii. For the 2 buildings of the Completed Properties with a total gross floor area of approximately 296 sq.m, we have not been provided with any Building Ownership Certificates or Building Title Proof. The Company and CLIC are in the process of formalizing/changing building title registration under the name of the Company. Thus, we have attributed no commercial value to such buildings.



      iv. According to an opinion given by the Company's PRC legal adviser, the building ownership rights of 15 buildings of the Completed Properties with a total gross floor area of approximately 26,484 sq.m and the 2 CIP Properties are legally owned by the Company. There is no material legal impediment for the 15 buildings to change title registration from CLIC to the Company. There is no material legal impediment for the Company to obtain Building Ownership Certificates for the 2 CIP Properties upon their completion. The Company can then freely occupy, let, transfer or mortgage the buildings (including CIP Properties after completion) upon obtaining Building Ownership Certificates.



       v. CLIC has undertaken to have Building Ownership Certificates registered under the name of the Company within 12 months (for those buildings with Building Title Proof should be within the valid period of the Building Title Proof and for the CIP Properties should be upon their completion) from the incorporation date of the Company, to be responsible for all costs, expenses and claims incurred, and to indemnify the Company against all losses, claims, charges or expenses arising from the formalizing/changing of building title registration.



3. For reference purpose, we are of the opinion that the values of the Completed Properties to which we have attributed no commercial value, are in the amount of RMB 350,000,000 as at the valuation date providing that all Building Ownership Certificates have been obtained by the Company and the Company is entitled to freely occupy, let, transfer or mortgage such properties.

                            VALUATION  CERTIFICATE

                                                                                            Capital value
                                                                                             in existing
                                                                                             state as at
                                                                                            30 September
No. Property                        Description and tenure        Particulars of occupancy      2003
--- --------                  ----------------------------------- ------------------------- -------------
                                                                                                 RMB
31. Land, various buildings   The properties comprise 39 office   The properties are         41,200,000
    and structures located at buildings and other ancillary       currently occupied by the
    Xiamen City               buildings and structures with a     Company mainly for office
    Fujian Province           total gross floor area of           purposes.
    The PRC                   approximately 9,031 sq.m., mainly
                              completed in various stages from
                              1992 to 1998 (the "Completed
                              Properties"). The main buildings
                              include office buildings, carports,
                              dining halls, etc.

                              The properties are located on 39
                              parcels of land with a total site
                              area of approximately 3,031 sq.m.
                              for commercial use.

Notes:

1. Land Use Rights


    i. For the 39 parcels of land with a total site area of approximately 3,031 sq.m of the properties, CLIC has obtained either Granted Land Use Rights Certificates, or Allocated Land Use Rights Certificates, or Land Title Proof in CLIC's name, and the Company and CLIC are in the process of applying for change of registration of land user under the name of the Company.



   ii. According to an opinion given by the Company's PRC legal adviser, the land use rights pertaining to the 39 parcels of the land are legally owned by the Company. There is no material legal impediment to change title registration from CLIC to the Company. The Company can then freely occupy, let, transfer or mortgage the land use rights upon obtaining Land Use Rights Certificates.



  iii. CLIC has undertaken to have Land Use Rights Certificates registered under the name of the Company within 12 months from the incorporation date of the Company, to be responsible for all costs, expenses and claims incurred, and to indemnify the Company against all losses, claims, charges or expenses arising from the formalizing/changing of land title registration.


2. Completed Properties


    i. For 39 buildings of the Completed Properties with a total gross floor area of approximately 9,031 sq.m, CLIC has obtained either Building Ownership Certificates or Building Title Proof. The Company and CLIC are in the process of applying for change of registration of building ownership under the name of the Company.



   ii. According to an opinion given by the Company's PRC legal adviser, the building ownership rights of 39 buildings of the Completed Properties with a total gross floor area of approximately 9,031 sq.m are legally owned by the Company. There is no material legal impediment for the 39 buildings to change title registration from CLIC to the Company. The Company can then freely occupy, let, transfer or mortgage the buildings upon obtaining Building Ownership Certificates.

  iii. CLIC has undertaken to have Building Ownership Certificates registered under the name of the Company within 12 months (for those buildings with Building Title Proof should be within the valid period of the Building Title Proof) from the incorporation date of the Company, to be responsible for all costs, expenses and claims incurred, and to indemnify the Company against all losses, claims charges or expenses arising from the formalizing/changing of building title registration.

                            VALUATION  CERTIFICATE

                                                                                             Capital value
                                                                                                   in
                                                                                             existing state
                                                                                                 as at
                                                                       Particulars of         30 September
No. Property                        Description and tenure               occupancy                2003
--- --------                  ---------------------------------- --------------------------- --------------
                                                                                                  RMB
32. Land, various buildings   The properties comprise 113        The properties are           196,440,000
    and structures located at office buildings and other         currently occupied by the
    Xinjiang Uygur            ancillary buildings and structures Company mainly for office
    Autonomous Region         with a total gross floor area of   purposes, exempt for
    The PRC                   approximately 88,035 sq.m.,        those, which comprise 11
                              mainly completed in various        Completed Properties with
                              stages from 1983 to 2002 (the      a total gross floor area of
                              "Completed Properties"). The       approximately 2,970 sq.m.
                              main buildings include office      which are leased to
                              buildings, boiler rooms,           independent third parties.
                              guardrooms, carports, etc.

                              The properties also comprise 1
                              building which is under
                              construction as at the date of
                              valuation (the "CIP Property").
                              The estimated total construction
                              cost is approximately
                              RMB 4,580,000, of which some
                              RMB 7,310,000 has been incurred
                              to the valuation date. The gross
                              floor area of the building will be
                              3,056 sq.m. upon completion. The
                              CIP Property is scheduled to be
                              completed in 2004.

                              The properties are located on 92
                              parcels of land with a total site
                              area of approximately 96,813
                              sq.m. for commercial use.

Notes:

1. Land Use Rights


    i. For the 92 parcels of land with a total site area of approximately 96,813 sq.m of the properties, CLIC has obtained either Granted Land Use Rights Certificates, or Allocated Land Use Rights Certificates, or Land Title Proof in CLIC's name, and the Company and CLIC are in the process of applying for change of registration of land user under the name of the Company.



   ii. According to an opinion given by the Company's PRC legal adviser, the land use rights pertaining to the 92 parcels of the land are legally owned by the Company. There is no material legal impediment to change title registration from CLIC to the Company. The Company can then freely occupy, let, transfer or mortgage the land use rights upon obtaining Land Use Rights Certificates.



  iii. CLIC has undertaken to have Land Use Rights Certificates registered under the name of the Company within 12 months from the incorporation date of the Company, to be responsible for all costs, expenses and claims incurred, and to indemnify the Company against all losses, claims, charges or expenses arising from the formalizing/changing of land title registration.

2. Completed Properties and CIP Property


    i. For 113 buildings of the Completed Properties with a total gross floor area of approximately 88,035 sq.m, CLIC has obtained either Building Ownership Certificates or Building Title Proof. The Company and CLIC are in the process of applying for change of registration of building ownership under the name of the Company.


   ii. For the 1 CIP Property, CLIC has obtained various relevant approvals to undertake the construction.


  iii. According to an opinion given by the Company's PRC legal adviser, the building ownership rights of 112 buildings of the Completed Properties with a total gross floor area of approximately 88,035 sq.m and the 1 CIP Property are legally owned by the Company. There is no material legal impediment for the 113 buildings to change title registration from CLIC to the Company. There is no material legal impediment for the Company to obtain Building Ownership Certificates for the 1 CIP Property upon their completion. The Company can then freely occupy, let, transfer or mortgage the buildings (including CIP Properties after completion) upon obtaining Building Ownership Certificates.



   iv. CLIC has undertaken to have Building Ownership Certificates registered under the name of the Company within 12 months (for those buildings with Building Title Proof should be within the valid period of the Building Title Proof and for the CIP Properties should be upon their completion) from the incorporation date of the Company, to be responsible for all costs, expenses and claims incurred, and to indemnify the Company against all losses, claims, charges or expenses arising from the formalizing/changing of building title registration.

                            VALUATION  CERTIFICATE

                                                                                              Capital value
                                                                                               in existing
                                                                                                  state
                                                                                                  as at
                                                                                              30 September
No. Property                        Description and tenure         Particulars of occupancy       2003
--- --------                  ----------------------------------- --------------------------- -------------
                                                                                                   RMB
33. Land, various buildings   The properties comprise 153         The properties are           180,170,000
    and structures located at office buildings and other          currently occupied by the
    Yunnan Province           ancillary buildings and structures  Company mainly for office
    The PRC                   with a total gross floor area of    purposes, exempt for
                              approximately 118,718 sq.m.,        those, which comprise 5
                              mainly completed in various         Completed Properties with
                              stages from 1980 to 2002 (the       a total gross floor area of
                              "Completed Properties"). The        approximately 283 sq.m.
                              main buildings include office       which are leased to
                              buildings, carports, dormitories,   independent third parties.
                              etc.

                              The properties also comprise 4
                              buildings and structures which are
                              under construction as at the date
                              of valuation (the "CIP
                              Properties"). The estimated total
                              construction cost is approximately
                              RMB 58,000,000, of which some
                              RMB 9,440,000 has been incurred
                              as at the valuation date. The total
                              gross floor area of the buildings
                              will be 9,205 sq.m. upon
                              completion. The CIP Properties
                              are scheduled to be completed in
                              2005.

                              The properties are located on 116
                              parcels of land with a total site
                              area of approximately 118,759
                              sq.m. for commercial use.

Notes:

1. Land Use Rights


    i. For the 113 parcels of land with a total site area of approximately 114,258 sq.m of the properties, CLIC has obtained either Granted Land Use Rights Certificates, or Allocated Land Use Rights Certificates, or Land Title Proof in CLIC's name, and the Company and CLIC are in the process of applying for change of registration of land user under the name of the Company.



   ii. For the 3 parcels of land with a total site area of approximately 4,501 sq.m of the properties, we have not been provided with any title documents. The Company and CLIC are in the process of formalizing title registration under the name of the Company. Thus, we have attributed no commercial value to such land.



  iii. According to an opinion given by the Company's PRC legal adviser, the land use rights pertaining to the 113 parcels of the land are legally owned by the Company. There is no material legal impediment to change title registration from CLIC to the Company. The Company can then freely occupy, let, transfer or mortgage the land use rights upon obtaining Land Use Rights Certificates.

   iv. CLIC has undertaken to have Land Use Rights Certificates registered under the name of the Company within 12 months from the incorporation date of the Company, to be responsible for all costs, expenses and claims incurred, and to indemnify the Company against all losses, claims, charges or expenses arising from the formalizing/changing of land title registration.


2. Completed Properties and CIP Properties

    i. For 142 buildings of the Completed Properties with a total gross floor area of approximately 95,685 sq.m, CLIC has obtained either Building Ownership Certificates or Building Title Proof. The Company is in the process of applying for change of registration of building ownership under the name of the Company.

   ii. For the 4 CIP Properties, CLIC has obtained various relevant approvals to undertake the construction.


  iii. For the 11 buildings of the Completed Properties with a total gross floor area of approximately 23,034 sq.m, we have not been provided with any Building Ownership Certificates or Building Title Proof. The Company and CLIC are in the process of formalizing/changing building title registration under the name of the Company. Thus, we have attributed no commercial value to such buildings.



   iv. According to an opinion given by the Company's PRC legal adviser, the building ownership rights of 142 buildings of the Completed Properties with a total gross floor area of approximately 95,685 sq.m and the 4 CIP Properties are legally owned by the Company. There is no material legal impediment for the 142 buildings to change title registration from CLIC to the Company. There is no material legal impediment for the Company to obtain Building Ownership Certificates for the 4 CIP Properties upon their completion. The Company can then freely occupy, let, transfer or mortgage the buildings (including CIP Properties after completion) upon obtaining Building Ownership Certificates.



    v. CLIC has undertaken to have Building Ownership Certificates registered under the name of the Company within 12 months (for those buildings with Building Title Proof should be within the valid period of the Building Title Proof and for the CIP Properties should be upon their completion) from the incorporation date of the Company, to be responsible for all costs, expenses and claims incurred, and to indemnify the Company against all losses, claims, charges or expenses arising from the formalizing/changing of building title registration.



3. For reference purpose, we are of the opinion that the values of the land, Completed Properties to which we have attributed no commercial value, are in the amount of RMB 23,320,000 as at the valuation date providing that all granted Land Use Rights Certificates and Building Ownership Certificates have been obtained by the Company and the Company is entitled to freely occupy, let, transfer or mortgage such properties.

                            VALUATION  CERTIFICATE

                                                                                                Capital value
                                                                                                 in existing
                                                                                                    state
                                                                                                    as at
                                                                                                30 September
No. Property                        Description and tenure          Particulars of occupancy        2003
--- --------                  ----------------------------------- ----------------------------- -------------
                                                                                                     RMB
34. Land, various buildings   The properties comprise 101         The properties are             742,170,000
    and structures located at office buildings and other          currently occupied by the
    Zhejiang Province         ancillary buildings and structures  Company mainly for office
    (excluding Ningbo City)   with a total gross floor area of    purposes, which comprise
    The PRC                   approximately 187,083 sq.m.,        13 Completed Properties
                              mainly completed in various         with a total gross floor area
                              stages from 1986 to 2002 (the       of approximately 6,548
                              "Completed Properties"). The        sq.m. which are leased to
                              main buildings include office       independent third parties.
                              buildings, dining halls, carports,
                              etc.

                              The properties also comprise 2
                              buildings which are under
                              construction as at the date of
                              valuation (the "CIP Properties").
                              The estimated total construction
                              cost is approximately RMB
                              58,000,000, of which some RMB
                              9,440,000 has been incurred as at
                              the valuation date. The total gross
                              floor area of the buildings will be
                              11,200 sq.m. upon completion.
                              The CIP Properties are scheduled
                              to be completed in 2005.

                              The properties are located on 83
                              parcels of land with a total site
                              area of approximately 65,395
                              sq.m. for commercial use.

Notes:

1. Land Use Rights


    i. For the 83 parcels of land with a total site area of approximately 65,395 sq.m. of the properties, CLIC has obtained either Granted Land Use Rights Certificates, or Allocated Land Use Rights Certificates, or Land Title Proof in CLIC's name, and the Company is in the process of applying for change of registration of land user under the name of the Company.



   ii. According to an opinion given by the Company's PRC legal adviser, the land use rights pertaining to the 83 parcels of the land are legally owned by the Company. There is no material legal impediment to change title registration from CLIC to the Company. The Company can then freely occupy, let, transfer or mortgage the land use rights upon obtaining Land Use Rights Certificates.



  iii. CLIC has undertaken to have Land Use Rights Certificates registered under the name of the Company within 12 months from the incorporation date of the Company, to be responsible for all costs, expenses and claims incurred, and to indemnify the Company against all losses, claims, charges or expenses arising from the formalizing/changing of land title registration.

2. Completed Properties and CIP Properties


    i. For 99 buildings of the Completed Properties with a total gross floor area of approximately 179,027 sq.m, CLIC has obtained either Building Ownership Certificates or Building Title Proof. The Company and CLIC are in the process of applying for change of registration of building ownership under the name of the Company.



   ii. For 1 CIP Property, CLIC has obtained various relevant approvals to undertake the construction For the remaining item of the CIP property, the Company and CLIC are in the process of application of relevant approvals to undertake the construction.



  iii. For the remaining 2 buildings of the Completed Properties with a total gross floor area of approximately 8,056 sq.m, we have not been provided with any Building Ownership Certificates or Building Title Proof. The Company and CLIC are in the process of formalizing/changing building title registration under the name of the Company. Thus, we have attributed no commercial value to such buildings.



   iv. According to an opinion given by the Company's PRC legal adviser, the building ownership rights of 99 buildings of the Completed Properties with a total gross floor area of approximately 179,027 sq.m and the 1 CIP Property are legally owned by the Company. There is no material legal impediment for the 99 buildings to change title registration from CLIC to the Company. There is no material legal impediment for the Company to obtain Building Ownership Certificates for the 1 CIP Property upon their completion. The Company can then freely occupy, let, transfer or mortgage the buildings (including CIP Properties after completion) upon obtaining Building Ownership Certificates.



   v. CLIC has undertaken to have Building Ownership Certificates registered under the name of the Company within 12 months (for those buildings with Building Title Proof should be within the valid period of the Building Title Proof and for the CIP Properties should be upon their completion) from the incorporation date of the Company, to be responsible for all costs, expenses and claims incurred, and to indemnify the Company against all losses, claims, charges or expenses arising from the formalizing/changing of building title registration.



3. For reference purpose, we are of the opinion that the values of the Completed Properties and CIP Properties to which we have attributed no commercial value, are in the amount of RMB 20,480,000 as at the valuation date providing that all Building Ownership Certificates and Construction Permits have been obtained by the Company and the Company is entitled to freely occupy, let, transfer or mortgage such properties.

                            VALUATION  CERTIFICATE


                                                                                                 Capital value
                                                                                                  in existing
                                                                                                     state
                                                                                                     as at
                                                                                Particulars of   30 September
No. Property                            Description and tenure                    occupancy          2003
--- --------              --------------------------------------------------- ------------------ -------------
                                                                                                      RMB
35. Land, various         The properties comprise 40 office buildings and     The properties are  101,130,000
    buildings and         other ancillary buildings and structures with a     currently occupied
    structures located at total gross floor area of approximately 35,391      by the Company
    Chongqing             sq.m., mainly completed in various stages from      mainly for office
    The PRC               1985 to 2002 (the "Completed Properties"). The      purposes, exempt
                          main buildings include office buildings, dining     for those, which
                          halls, carports, etc.                               comprise 5
                                                                              Completed
                          The properties also comprise 1 building which is    Properties with a
                          under construction as at the date of valuation (the total gross floor
                          "CIP Properties"). The estimated total              area of
                          construction cost is approximately                  approximately
                          RMB 17,800,000, of which some                       205 sq.m. which
                          RMB 6,900,000 has been incurred as at the           are leased to
                          valuation date. The total gross floor area of the   independent third
                          buildings will be 7,980 sq.m. upon completion.      parties.
                          The CIP Property is scheduled to be completed
                          in 2004.

                          The properties are located on 36 parcels of land with a total site area of approximately 18,525 sq.m. for commercial use.


Notes:

1. Land Use Rights


    i. For the 36 parcels of land with a total site area of approximately 18,525 sq.m of the properties, CLIC has obtained either Granted Land Use Rights Certificates, or Allocated Land Use Rights Certificates, or Land Title Proof in CLIC's name, and the Company and CLIC are in the process of applying for change of registration of land user under the name of the Company.



   ii. According to an opinion given by the Company's PRC legal adviser, the land use rights pertaining to the 36 parcels of the land are legally owned by the Company. There is no material legal impediment to change title registration from CLIC to the Company. The Company can then freely occupy, let, transfer or mortgage the land use rights upon obtaining Land Use Rights Certificates.



  iii. CLIC has undertaken to have Land Use Rights Certificates registered under the name of the Company within 12 months from the incorporation date of the Company, to be responsible for all costs, expenses and claims incurred, and to indemnify the Company against all losses, claims, charges or expenses arising from the formalizing/changing of land title registration.


2. Completed Properties CIP Properties



    i. For 40 buildings of the Completed Properties with a total gross floor area of approximately 35,391 sq.m, CLIC has obtained either Building Ownership Certificates or Building Title Proof. The Company and CLIC are in the process of applying for change of registration of building ownership under the name of the Company.


   ii. For the 1 CIP Property, CLIC has obtained various relevant approvals to undertake the construction.

  iii. According to an opinion given by the Company's PRC legal adviser, the building ownership rights of 40 buildings of the Completed Properties with a total gross floor area of approximately 35,391 sq.m and 1 CIP Property are legally owned by the Company. There is no material legal impediment for the 40 buildings to change title registration from CLIC to the Company. There is no material legal impediment for the Company to obtain Building Ownership Certificates for the 1 CIP Property upon their completion. The Company can then freely occupy, let, transfer or mortgage the buildings (including CIP Properties after completion) upon obtaining Building Ownership Certificates.



   iv. CLIC has undertaken to have Building Ownership Certificates registered under the name of the Company within 12 months (for those buildings with Building Title Proof should be within the valid period of the Building Title Proof and for the CIP Properties should be upon their completion) from the incorporation date of the Company, to be responsible for all costs, expenses and claims incurred, and to indemnify the Company against all losses, claims, charges or expenses arising from the formalizing/changing of building title registration.

                            VALUATION  CERTIFICATE


                                                                                        Capital value
                                                                                      in existing state
                                                                                            as at
                                                                                        30 September
No. Property                   Description and tenure       Particulars of occupancy        2003
--- --------              --------------------------------- ------------------------- -----------------
                                                                                             RMB
36. A portion of a        The properties comprise Levels 23 The property is currently   No commercial
    building Located at   to 32 of a 32-storey office       occupied by the Company             value
    Beijing (Head Office) building (China Life Tower)       for office purposes.
    The PRC               completed in about 2002.

                          The total gross floor area of the
                          property is approximately
                          15,356.76 sq.m.



Notes:

1. The land use rights to China Life Tower have been granted to Beijing Zhongbaoxin Real Estate Development Company Limited, a connected party of the Company, for a term of 50 years expiring on 20 March 2045 for composite use.


2. According to a Commercial Property Purchasing Contract dated 20 August 2002 entered into between Beijing Zhongbaoxin Real Estate Development Company Limited and CLIC, Levels 23 to 32 of China Life Tower with a total gross floor area of approximately 15,356.76 sq.m. was purchased by CLIC in a consideration of RMB 321,362,846 and all the consideration will be fully paid before 31 January 2005. The property was transferred to the Company as part of the restructuring.


   As confirmed by the Company and CLIC, RMB 209,017,484 has been paid to the date of 18 November 2003 and the outstanding amount of RMB 112,345,362 will be paid by the Company.


3. According to an opinion given by the Company's PRC legal adviser,



    i. There is no title document of the property under the name of the Company or CLIC.



   ii. The Company and CLIC are in the process of formalizing/changing land and building title registration under the name of the Company. The formalities to release the mortgage in relation to the property is currently ongoing.



  iii. CLIC has undertaken to be responsible for all costs, expenses and claims incurred and to indemnify the Company against any losses, claims, charges or expenses arising from the formalizing/changing of land and building title registration.


   iv. There is no material legal impediment for the Company to occupy the property before the registration formality is completed.

4. In our valuation, we have attributed no commercial value to the property without property title document under the name of the Company.

                    153,676,475 American Depositary Shares


                      Representing 6,147,059,000 H Shares


                     China Life Insurance Company Limited
                          [NAME IN CHINESE CHARACTERS]



                               US$       per ADS

                                     [LOGO]

                               -----------------

                                  Prospectus


                                        , 2003


                               -----------------

            Joint Global Coordinators and Joint Global Bookrunners
                            (in alphabetical order)

     China International Citigroup Credit Suisse First Boston Deutsche Bank
     Capital Corporation

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6.  Indemnification of Directors and Officers

   There is no statute, charter provision, by-law, contract or other arrangement under which any of our controlling persons, directors or officers is insured or indemnified in any manner against liability which he may incur in his capacity as such.

Item 7.  Recent Sales of Unregistered Securities

   Upon the establishment of China Life on June 30, 2003, an aggregate of 20,000,000,000 state-owned shares were issued to CLIC. No other securities of China Life have been issued or sold by China Life within the past three years.

   The offer and sale of shares of China Life to CLIC took place outside the United States and were exempt from registration under the Securities Act of 1933 as provided by Regulation S under the Securities Act of 1933.

Item 8.  Exhibits and Financial Statement Schedules

   (a) Exhibits.


Exhibit
  No.   Description of Exhibit
------- ----------------------

  1.1   Form of U.S. and International Underwriting Agreement*

  3.1   Articles of Association of the Registrant+

  4.1   Form of H share certificate

  4.2   Form of Deposit Agreement, including form of American Depositary Receipt+

  5.1   Opinion of King & Wood, PRC counsel to the Registrant, as to the validity of the H shares

  8.1   Opinion of King & Wood, PRC counsel to the Registrant, as to certain tax matters (included as part of
        Exhibit 5.1)

  8.2   Opinion of Allen & Overy, Hong Kong legal advisor to the Registrant, as to certain tax matters

  8.3   Opinion of Debevoise & Plimpton, U.S. counsel to the Registrant, as to certain tax matters

 10.1   Restructuring Agreement+

 10.2   Trademark License Agreement+

 10.3   Policy Management Agreement+

 10.4   Asset Management Agreement between China Life Insurance Company Limited and China Life Asset
        Management Company Limited

 10.5   Asset Management Agreement between China Life Insurance (Group) Company and China Life Asset
        Management Company Limited

 10.6   Property Leasing Agreement+

 10.7   Non-Competition Agreement+

   Exhibit
     No.   Description of Exhibit
   ------- ----------------------

    10.8   Form of Hong Kong Underwriting Agreement*

    21.1   List of subsidiaries of the Registrant

    23.1   Consent of PricewaterhouseCoopers

    23.2   Consent of King & Wood (included as part of Exhibit 5.1)

    23.3   Consent of Allen & Overy (included as part of Exhibit 8.2)

    23.4   Consent of Debevoise & Plimpton (included as part of Exhibit 8.3)

    23.5   Consent of Sallmanns (Far East) Limited

    23.6   Consent of Tillinghast-Towers Perrin+

    24.1   Power of Attorney (included in signature page)

--------
*  To be filed by amendment.

** Incorporated by reference to the Depositary's Registration Statement on Form
   F-6 (filed with respect to the American Depositary Receipts) (File No. 333-110622), filed with the Commission on November 20, 2003.


+  Previously filed.


   (b) Financial Statement Schedules

   All supplemental schedules are omitted because of the absence of conditions under which they are required or because the information is shown in the financial statements or notes thereto.

Item 9.  Undertakings

   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

   The undersigned Registrant hereby undertakes that:

    1. for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
       (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

    2. for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   The undersigned Registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

                                  SIGNATURES


   Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this Amendment No. 1 to the Registration Statement on Form F-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in Beijing, People's Republic of China, on December 1, 2003.



                                              CHINA LIFE INSURANCE COMPANY
                                              LIMITED

                                              By:   /s/ Miao Fuchun
                                                  ------------------------------
                                                  Name: Miao Fuchun
                                                  Title: Director and Vice
                                                    President





                               POWER OF ATTORNEY



   KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Wang Xianzhang and Miao Fuchun and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for him in his name, place and stead, in any and all capacity, in connection with this Registration Statement, including to sign and file in the name and on behalf of the undersigned as director or officer of the Registrant (i) any and all amendments or supplements (including any and all stickers and post-effective amendments) to this Registration Statement, with all exhibits thereto, and other documents in connection therewith, and (ii) any and all additional registration statements, and any and all amendments thereto, relating to the same offering of securities as those that are covered by this Registration Statement that are filed pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended with the Securities and Exchange Commission and any applicable securities exchange or securities self-regulatory body, granting unto said attorney-in-fact and agents, and each of them full power and authority to do and perform each and every act and things requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

   Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the date indicated.



          Signature                        Title                    Date
          ---------                        -----                    ----

              *                       Wang Xianzhang          December 1, 2003
-----------------------------    Chairman of the Board and
                                    President (principal
                                     executive officer)

              *                          Liu Jiade            December 1, 2003
-----------------------------         Vice President
                                 (principal financial and
                                     accounting officer)

              *                         Miao Fuchun           December 1, 2003
-----------------------------   Director and Vice President

              *                           Wu Yan              December 1, 2003
-----------------------------            Director

              *                         Long Yongtu           December 1, 2003
-----------------------------    Independent non-executive
                                          director

              *                        Chau Tak Hay           December 1, 2003
-----------------------------    Independent non-executive
                                          director




* By:   /s/ Miao Fuchun
      --------------------------
            Miao Fuchun,
          Attorney-in-fact

           SIGNATURE OF AUTHORIZED REPRESENTATIVE OF THE REGISTRANT


   Pursuant to the requirements of the Securities Act, the undersigned, the duly authorized representative in the United States of China Life Insurance Company Limited, has signed this Registration Statement or amendment thereto in Newark, Delaware on December 1, 2003.




                                              By:   /s/ Donald J. Puglisi
                                                  ------------------------------
                                                  Name: Donald J. Puglisi
                                                  Title: Managing Director

                                 EXHIBIT INDEX


Exhibit
  No.   Description of Exhibit
------- ----------------------

  1.1   Form of U.S. and International Underwriting Agreement*

  3.1   Articles of Association of the Registrant+

  4.1   Form of H share certificate

  4.2   Form of Deposit Agreement, including form of American Depositary Receipt+

  5.1   Opinion of King & Wood, PRC counsel to the Registrant, as to the validity of the H shares

  8.1   Opinion of King & Wood, PRC counsel to the Registrant, as to certain tax matters (included as part of
        Exhibit 5.1)

  8.2   Opinion of Allen & Overy, Hong Kong legal advisor to the Registrant, as to certain tax matters

  8.3   Opinion of Debevoise & Plimpton, U.S. counsel to the Registrant, as to certain tax matters

 10.1   Restructuring Agreement+

 10.2   Trademark License Agreement+

 10.3   Policy Management Agreement+

 10.4   Asset Management Agreement between China Life Insurance Company Limited and China Life Asset
        Management Company Limited

 10.5   Asset Management Agreement between China Life Insurance (Group) Company and China Life Asset
        Management Company Limited

 10.6   Property Leasing Agreement+

 10.7   Non-Competition Agreement+

 10.8   Form of Hong Kong Underwriting Agreement*

 21.1   List of subsidiaries of the Registrant

 23.1   Consent of PricewaterhouseCoopers

 23.2   Consent of King & Wood (included as part of Exhibit 5.1)

 23.3   Consent of Allen & Overy (included as part of Exhibit 8.2)

 23.4   Consent of Debevoise & Plimpton (included as part of Exhibit 8.3)

 23.5   Consent of Sallmanns (Far East) Limited

 23.6   Consent of Tillinghast-Towers Perrin+

 24.1   Power of Attorney (included in signature page)

--------
*  To be filed by amendment.

** Incorporated by reference to the Depositary's Registration Statement on Form
   F-6 (filed with respect to the American Depositary Receipts) (File No. 333-110622), filed with the Commission on November 20, 2003.


+  Previously filed.